Form 10-K, Exhibit 13
period 1994-10-31
EATON VANCE CORP
filed 1995-01-18
CIK 350797

- - -------------------------------------------------------------------------------

                                            EATON

                                            VANCE

                                            CORP.








                                         ANNUAL
                                         REPORT
                                         1994
                                         ---------

                        1924 - 94

EATON VANCE CORP. SUBSIDIARIES
- - --------------------------------------------------------------------------------

EATON VANCE MANAGEMENT and its subsidiary, BOSTON MANAGEMENT AND RESEARCH, act as investment advisers to the Company's 147 mutual funds, as well as to individual and institutional accounts.

EATON VANCE DISTRIBUTORS, INC. markets the Company's mutual funds.

INVESTORS BANK & TRUST COMPANY provides fiduciary and related banking services to institutions and individuals.

NORTHEAST PROPERTIES, INC. invests in income-producing real estate.

FULCRUM MANAGEMENT, INC., MINVEN, INC. and EV GOLD, INC. invest in and manage precious metal mining properties.

MARBLEHEAD ENERGY CORP. and ENERGEX CORPORATION invest in oil and gas properties.














Cover: Eaton Vance and its predecessor companies, Eaton & Howard and Vance, Sanders & Company, have served individual and institutional investors for 70 years. Eaton & Howard was founded by Charles F. Eaton, Jr., and John G. Howard in December 1924.

Financial Highlights
- - --------------------------------------------------------------------------------

                                                         1993             1994
- - --------------------------------------------------------------------------------
                                                        (in millions of dollars)
Assets Under Management..........................      $15,400          $15,000
Sales of Mutual Funds............................        4,300            3,400
Total Income.....................................          189              218
Net Income.......................................           27               30
Shareholders' Equity.............................          145              166

PER COMMON SHARE:                                              (in dollars)
Net Income.......................................        $3.09            $3.14
Net Income Excluding
  Gold Mining Investments........................         2.83             3.14
Shareholders' Equity.............................        15.87            18.18
Dividends........................................         0.49             0.60
- - --------------------------------------------------------------------------------

                           NET INCOME
                         EXCLUDING GOLD
       Fiscal Year     MINING INVESTMENTS  NET INCOME
           '85               $0.63           $0.64
           '86                0.80            0.81
           '87                1.25            1.35
           '88                1.36            1.37
           '89                1.15            0.99
           '90                1.42            1.03
           '91                1.58            1.75
           '92                2.48            2.49
           '93                2.83            3.09
           '94                3.14            3.14

         Fiscal year           DIVIDENDS PER SHARE
           '85                      $0.110
           '86                      $0.125
           '87                      $0.150
           '88                      $0.185
           '89                      $0.205
           '90                      $0.235
           '91                      $0.290
           '92                      $0.360
           '93                      $0.490
           '94                      $0.600

TO SHAREHOLDERS
- - --------------------------------------------------------------------------------

Eaton Vance Corp.'s net income in fiscal 1994 was a record $29.8 million, 9 percent above the $27.3 million reported in 1993. Earnings per share in 1994 of $3.14 were 2 percent higher than 1993's $3.09. Gold mining activities, which contributed $0.26 to 1993's results, made no contribution to 1994's. Mandatory adoption of Statement of Financial Accounting Standards No. 109, changing the method of accounting for deferred income taxes, increased 1994 earnings by $0.14 per share. Earnings per share excluding the effect of gold mining operations and the accounting change were $3.00 in 1994 and $2.83 in 1993.

Average shares outstanding rose from 8.8 million in 1993 to 9.5 million in 1994 primarily as a result of a public offering of 1.4 million shares in April 1993 at $33.75 per share. During fiscal year 1994, the Company repurchased 234,000 shares at an average price per share of $27.44.

Dividends per share increased 22 percent from $0.49 in fiscal year 1993 to $0.60 in fiscal year 1994. The Company's dividend has increased in each of the last 14 years and has grown at a compound annual rate of 19 percent since 1980.

Assets under management of $15.0 billion on October 31, 1994, were 3 percent lower than the $15.4 billion reported a year earlier. Sharply rising interest rates and the consequent fall in bond prices had a negative effect on sales of bond funds and reduced the market value of fixed-income assets under management. Nevertheless, fund sales for the year were $3.4 billion, the second highest in the Company's history, and net sales of mutual funds (sales and reinvested dividends, less redemptions) of $2.0 billion substantially offset the depreciation in the market value of managed assets and a net loss of Investment Counsel assignments.

Total income rose 15 percent in 1994 to $218.0 million in spite of a full year's reduction in income caused by a National Association of Securities Dealers
(NASD) rule effective July 7, 1993, limiting the amount of annual payments by spread commission funds to their sponsors. The increase was largely the result of higher average assets under management in 1994 than in 1993 and a 31 percent increase in fee income of Investors Bank & Trust (IB&T), 77 percent owned by Eaton Vance Corp.

Expenses grew 17 percent in 1994 to $165.8 million with a 29 percent increase in the amortization of deferred sales commissions following the strong growth in sales reported for 1992 and 1993. Higher marketing and administrative costs were incurred in 1994 to increase the distribution of the Company's funds.

- - --------------------------------------------------------------------------------

In March 1994, the Company issued $50.0 million of 6.22 percent 10-Year Senior Notes to three insurance companies. Proceeds were used to call the remaining $14.2 million of 10 percent subordinated debentures and to pay down variable rate bank debt. At year end the Company had cash and cash equivalents of $24.7 million and no borrowings under its $75.0 million bank credit facility. Shareholders' equity at fiscal year end was $165.6 million, or $18.18 per common share.

Investment management activities accounted for 76 percent of the Company's revenues and 93 percent of net income in 1994. IB&T contributed 22 percent of revenues and the balance of net income. IB&T increased custodied and administered assets by 18 percent and net profits by 47 percent in 1994. Its very successful year is reported on pages 11-12.

Growth of the mutual fund industry and of Eaton Vance Corp. decelerated in 1994. Considering difficult bond and stock market conditions and the allure of cash equivalent investments with competitive yields, this was to be expected. We are confident that the long-term growth prospects of the industry and of Eaton Vance Corp. remain outstanding. The industry offers an unmatched array of investment alternatives, conveniently packaged, efficiently priced, and widely available to meet investors' needs. Eaton Vance expects to participate fully in the industry's growth.

The Consolidated Statements of Cash Flows on page 24 illustrate the cash flow that accompanies a decline in Eaton Vance's mutual fund sales. Net cash generated in the Company's final quarter alone was $11.2 million. A strong financial condition and positive cash flow in a period of reduced sales gives Eaton Vance an opportunity to accelerate new product development, build through acquisition and repurchase common shares if market conditions depress the price of the Company's stock. All of these opportunities are either being pursued or are under careful consideration.

A section of this report, pages 14-15, presents some of the international dimensions of Eaton Vance's activities. The Company is giving increasing priority to the investment management and the marketing of assets globally.

At the close of the fiscal year, Curtis H. Jones retired as Vice President, Treasurer and Director of Eaton Vance Corp. Curt contributed significantly to the Company's growth from 1982 to 1994. We will miss him.


           /s/ Landon T. Clay                        /s/ M. Dozier Gardner

           LANDON T. CLAY                            M. DOZIER GARDNER
           Chairman                                  President

           January 12, 1995

EATON VANCE CORP.
- - --------------------------------------------------------------------------------

        QUARTERLY HIGH AND LOW STOCK PRICES

       Quarter ended       High        Low
           1/85          $5.7500     $4.2500
           4/85           6.8750      5.4375
           7/85           8.1250      6.2500
           10/85         10.2500      7.1250
           1/86          12.8750      9.6250
           4/86          15.0625     10.5000
           7/86          11.0000      8.0000
           10/86         10.8750      8.2500
           1/87          15.5000      9.3125
           4/87          16.3750     12.0000
           7/87          14.0000     10.0000
           10/87         13.8750      6.4375
           1/88           9.5000      6.5000
           4/88          11.7500      8.8750
           7/88          11.0000      9.6250
           10/88         10.3750      9.3750
           1/89          11.5000      9.8750
           4/89          13.8750     11.5000
           7/89          12.1250     11.0000
           10/89         14.0000     11.0000
           1/90          14.1250     13.2500
           4/90          14.0000     11.0000
           7/90          11.5000     10.6250
           10/90         11.0000      7.6250
           1/91           9.0000      7.8125
           4/91          11.8750      9.1250
           7/91          12.6250      9.7500
           10/91         14.5000     11.5000
           1/92          18.7500     13.7500
           4/92          19.1250     16.0000
           7/92          17.6250     15.6250
           10/92         23.7500     16.5000
           1/93          38.5000     20.5000
           4/93          37.5000     29.0000
           7/93          36.2500     30.7500
           10/93         41.2500     34.2500
           1/94          38.0000     30.5000
           4/94          37.5000     29.2500
           7/94          30.7500     26.5000
           10/94         34.2500     25.5000



PRICE AND DIVIDEND INFORMATION

The Company's non-voting common stock is traded on the over-the-counter market, where it is reported on the NASDAQ National Market system under the symbol EAVN. The stock is also traded on the Boston Stock Exchange. The range of price and the dividend declared on these shares during each quarter of the last two years are as follows:

                                     HIGH                    LOW                DIVIDEND
QUARTER ENDED                       PRICE                   PRICE               PER SHARE
- - -----------------------------------------------------------------------------------------
January 31, 1993                   $38 1\2                $20 1\2                 $0.11
April 30, 1993                      37 1\2                 29                      0.12
July 31, 1993                       36 1\4                 30 3\4                  0.12
October 31, 1993                    41 1\4                 34 1\4                  0.14

January 31, 1994                   $38                    $30 1\2                 $0.14
April 30, 1994                      37 1\2                 29 1\4                  0.15
July 31, 1994                       30 3\4                 26 1\2                  0.15
October 31, 1994                    34 1\4                 25 1\2                  0.16

EATON VANCE CORP.
- - --------------------------------------------------------------------------------

SOURCES OF REVENUES

[PIE CHART WITH THE FOLLOWING VALUES:]

           SOURCE
           INVESTMENT MANAGEMENT:

           MUTUAL FUNDS                              67%

           INVESTMENT COUNSEL                         9

           FIDUCIARY AND RELATED BANKING SERVICES    22

           REAL ESTATE                                1

           PRECIOUS METAL MINING                      1


Eaton Vance Corp. is a holding company deriving its revenues primarily from investment advisory fees and distribution fees received from the Eaton Vance Funds and separately managed accounts. Wholly owned subsidiaries Eaton Vance Management and Boston Management & Research act as adviser to 147 mutual funds, various institutions and individuals.

On October 31, 1994, the Company managed $15.0 billion in portfolios with objectives ranging from high current income to maximum capital gain.

Bank fee income, based on assets custodied and administered by Investors Bank & Trust, is also a significant contributor. Additional revenues are provided by the Company's real estate activities and precious metal mining partnerships.

A detailed discussion of these business sectors appears on pages 6-15.

INVESTMENT MANAGEMENT - MUTUAL FUNDS
- - --------------------------------------------------------------------------------

1994 HIGHLIGHTS
- - - Mutual fund sales were $3.4 billion, below 1993's but the second highest in the Company's history.

- - - Mutual fund assets increased by 2 percent from $13.1 billion to $13.3 billion.

- - - The Hub and Spoke Registration Mark structure was used to create a new 50-fund Classic family of level-load funds and to expand the existing Marathon and Traditional families.

- - - Third-party spokes investing in Eaton Vance hubs were established by G.R. Phelps & Co., Inc., a subsidiary of Connecticut Mutual Life Insurance Company.

- - - The EV Greater India Funds, the first continuously offered funds sold in the United States with an investment focus on India and surrounding countries, were introduced.

- - - A Medallion family of funds was offered to investors in Asia, Latin America and the Middle East.


         EATON VANCE MUTUAL FUND SALES
                 (in billions)

         Fiscal year       SALES
           '85            $0.413
           '86             1.204
           '87             1.062
           '88             0.280
           '89             2.170
           '90             0.941
           '91             1.805
           '92             2.900
           '93             4.300
           '94             3.400

RISING INTEREST RATES PROVIDE A CHALLENGING ENVIRONMENT
Sales of mutual funds, excluding money market funds and reinvested dividends, were $3.4 billion, below last year's record sales of $4.3 billion but, nonetheless, the second highest in the Company's history. With reinvested dividends of $0.4 billion and after redemptions of $1.8 billion, net sales for the year were $2.0 billion. Total mutual fund assets under management increased to $13.3 billion from $13.1 billion, as market depreciation of $1.8 billion was more than offset by net sales increases for the year.

- - --------------------------------------------------------------------------------

     INTEREST RATE:       OCTOBER 1992-OCTOBER 1994
                            (30-year Treasuries)

         Date                      Yield
       10/30/92                    7.63%
       11/6/92                     7.76
       11/13/92                    7.57
       11/20/92                    7.54
       11/27/92                    7.59
       12/4/92                     7.49
       12/11/92                    7.44
       12/18/92                    7.43
       12/25/92                    7.36
       1/1/93                      7.40
       1/8/93                      7.47
       1/15/93                     7.35
       1/22/93                     7.29
       1/29/93                     7.20
       2/5/93                      7.16
       2/12/93                     7.13
       2/19/93                     7.01
       2/26/93                     6.90
       3/5/93                      6.74
       3/12/93                     6.86
       3/19/93                     6.80
       3/26/93                     6.94
       4/2/93                      7.05
       4/9/93                      6.85
       4/16/93                     6.76
       4/23/93                     6.79
       4/30/93                     6.93
       5/7/93                      6.84
       5/14/93                     6.95
       5/21/93                     7.03
       5/28/93                     6.98
       6/4/93                      6.91
       6/11/93                     6.80
       6/18/93                     6.81
       6/25/93                     6.70
       7/2/93                      6.66
       7/9/93                      6.64
       7/16/93                     6.54
       7/23/93                     6.70
       7/30/93                     6.57
       8/6/93                      6.53
       8/13/93                     6.35
       8/20/93                     6.22
       8/27/93                     6.13
       9/3/93                      5.94
       9/10/93                     5.88
       9/17/93                     6.04
       9/24/93                     6.05
       10/1/93                     5.99
       10/8/93                     5.92
       10/15/93                    5.79
       10/22/93                    5.98
       10/29/93                    5.97
       11/5/93                     6.21
       11/12/93                    6.15
       11/19/93                    6.34
       11/26/93                    6.26
       12/3/93                     6.25
       12/10/93                    6.19
       12/17/93                    6.28
       12/24/93                    6.21
       12/31/93                    6.35
       1/7/94                      6.23
       1/14/94                     6.30
       1/21/94                     6.28
       1/28/94                     6.22
       2/4/94                      6.36
       2/11/94                     6.41
       2/18/94                     6.63
       2/25/94                     6.71
       3/4/94                      6.84
       3/11/94                     6.90
       3/18/94                     6.92
       3/25/94                     7.02
       4/1/94                      7.26
       4/8/94                      7.27
       4/15/94                     7.29
       4/22/94                     7.23
       4/29/94                     7.31
       5/6/94                      7.54
       5/13/94                     7.49
       5/20/94                     7.30
       5/27/94                     7.39
       6/3/94                      7.27
       6/10/94                     7.31
       6/17/94                     7.45
       6/24/94                     7.52
       7/1/94                      7.62
       7/8/94                      7.69
       7/15/94                     7.55
       7/22/94                     7.56
       7/29/94                     7.40
       8/5/94                      7.55
       8/12/94                     7.48
       8/19/94                     7.49
       8/26/94                     7.48
       9/2/94                      7.49
       9/9/94                      7.70
       9/16/94                     7.77
       9/23/94                     7.79
       9/30/94                     7.82
       10/7/94                     7.91
       10/14/94                    7.83
       10/21/94                    7.98
       10/28/94                    7.96
       10/31/94                    7.97

Source: Bloomberg, L.P.

Rising interest rates were a negative influence throughout the year on bond funds, which represent the largest portion of Eaton Vance's mutual fund assets. As the chart above shows, interest rates bottomed (and bond prices peaked) in mid-October of 1993, just prior to the beginning of the fiscal year, and moved steadily higher as the year progressed. As a result, bond prices (and bond fund net asset values) were in a declining trend throughout the year.

EV CLASSIC LEVEL-LOAD FUNDS CREATED
Early in the fiscal year a new 50-fund Classic family of level-load funds was created and offered. Level-load funds replace a commission to selling broker/dealers at time of sale with a stream of on-going fees. Investors purchase these funds without initial sales charges and with the acquisition cost expensed over a period of years. The Hub and Spoke structure allowed the rapid and effective introduction of the Classic family, which includes spokes of equity and both taxable and tax-exempt bond funds. Sales of Classic funds, the largest family of level-load funds offered by any sponsor in the mutual fund industry, were $519.0 million in fiscal 1994.

Additional funds were added to the Traditional family of front-end sales charge funds and to the Marathon family of spread-commission funds. The development of three separate families of funds with different sales charge structures allows Eaton Vance to meet the disparate needs of both investors and broker/dealers. For example, the Classic family is well-suited for the small-plan 401(k) market and helps the established broker "annuitize" his book of business. The Traditional family is compatible with the growing

- - --------------------------------------------------------------------------------

wrap-fee business; and the Marathon family offers the broker/dealer a full commission at time of sale without a sales charge being deducted from client assets at time of purchase. The availability of separate fund families allows the broker/dealer to select the particular distribution structure compatible with both the client's requirements and the broker/dealer's business plan.

              FUND ASSETS UNDER MANAGEMENT
                      (in billions)

       Fiscal year end               Assets
           '85                       $2.18
           '86                        3.33
           '87                        3.58
           '88                        3.58
           '89                        5.60
           '90                        5.92
           '91                        7.43
           '92                        9.20
           '93                        13.1
           '94                        13.3

FIRST PRIVATE-LABEL SPOKES ESTABLISHED
Eaton Vance also used the Hub and Spoke structure to create five private-label tax-free funds for G.R. Phelps & Co., Inc., a subsidiary of Connecticut Mutual Life Insurance Company. G.R. Phelps manages and distributes a growing family of funds through its own 2,000-member sales force as well as through other distribution channels. By offering spokes into mature Eaton Vance tax-free hubs, G.R. Phelps was able to broaden its product line to include one national and four state tax-free funds without the delays,business risks and level of expense typically associated with starting new mutual funds. Eaton Vance continues to pursue similar opportunities with other mutual fund sponsors.

NEW INDIA AND OFFSHORE FUNDS ARE OFFERED
In April, Traditional and Marathon versions of the EV Greater India Fund were introduced. The Greater India Funds were the first continuously offered United States funds with an investment focus on India and the surrounding countries of the Indian sub-continent. They complement the EV Greater China Funds, which were intro-

- - --------------------------------------------------------------------------------

          FUND ASSETS UNDER MANAGEMENT BY DISTRIBUTION METHOD

           October 31, 1994


           SPREAD COMMISSION FUNDS                      78%
           FRONT-END COMMISSION FUNDS                   14
           EXCHANGE FUNDS                                5
           LEVEL-LOAD FUNDS                              2
           MONEY MARKET & OTHER FUNDS                    1


           FUND ASSETS UNDER MANAGEMENT BY TYPE OF FUND


           October 31, 1994

           NON-TAXABLE FIXED INCOME                     61%
           EQUITIES                                     21
           TAXABLE FIXED-INCOME                         12
           BANK LOANS                                    4
           MONEY MARKET                                  2

duced in 1992. Like Greater China, the Greater India Funds combine the management expertise of Hong Kong and Bombay-based Lloyd George Management with the distribution and administrative capabilities of Eaton Vance. By fiscal year-end, the Greater India Funds had grown to $58.3 million.

Eaton Vance entered the offshore funds market with a new "EV Medallion" family of funds. Each fund is a spoke investing in an existing hub which also serves U.S. investors by way of domestic spokes. The Medallion family consists of a Greater China Growth Fund, a Greater India Fund, a new Emerging Markets Fund, a High Yield Fund, and a U.S. Government Income Fund. Additional spokes for the Medallion family are planned for 1995. The Medallion funds will be sold by U.S. broker/dealers to non-U.S. clients as well as by broker/dealers operating offshore. Target markets in 1995 include Asia, Latin America and the Middle East. Donald Webber, a marketing executive with broad experience in the mutual fund industry, joined Eaton Vance in mid-year to lead the offshore marketing effort.

OUTLOOK
The environment at the beginning of fiscal 1995 is much different from that at the beginning of last year. A flattening of the yield curve, as short-term rates have moved closer to long-term rates, will likely slow sales of long-term funds in 1995. Nevertheless, the Company is well-positioned for the changed environment. Eaton Vance's product line has been substantially expanded in recent years, both to broaden distribution options and to offer products with appeal in a rising interest rate environment. In particular, the introduction of a broad family of limited maturity state and national tax-free funds has strengthened Eaton Vance's municipal bond fund industry position. Furthermore, products which were introduced in earlier years, such as Prime Rate Reserves and Short-Term Strategic Income Fund, provide alternatives for investors who wish to minimize exposure to interest rate movements. Eaton Vance's goal in 1995 will be to continue to increase its mutual fund industry market share with effective sales and service, competitive investment performance and timely new product introductions.

INVESTMENT MANAGEMENT - INVESTMENT COUNSEL
- - --------------------------------------------------------------------------------


              COUNSEL ASSETS BY TYPE OF CLIENT


           October 31, 1994

           INDIVIDUALS & TRUSTS                 55%
           EMPLOYEE BENEFIT PLANS               23
           OTHER TAX-EXEMPT INSTUTIONS          20
           TAXABLE INSTUTIONS                    2

Through its offices in Boston and San Francisco, Eaton Vance acts as investment adviser to more than 1,000 individual and institutional clients, including public and corporate employee benefit plans, Taft-Hartley plans, endowments, foundations and trusts.

This past year was marked by the contributions of the professionals of the former Gardner & Preston Moss Division of INVESCO, and those of Winslow Management, who joined Eaton Vance in late 1993. Their investment experience and excellent relationships with clients, largely individuals, were important in the successful introduction of those clients to Eaton Vance's services.

For the Division's institutional clients, where investment returns are weighed against market benchmarks and often for short periods, results were mixed. Generally, fixed-income accounts did quite well, adding to a solid long-term record of above-average returns. Retention was high, and for the core bond discipline, accounts and assets under management grew. The Division's institutional equity account base decreased considerably with the loss of one large public retirement fund client. Additions to the investment research staff and organizational changes are expected to improve equity performance in 1995. Overall, the Division finished the year with $1.6 billion of assets under management, significantly lower than the prior year's total of $2.2 billion.

Marketing efforts are being concentrated on the fixed-income products where, as noted above, results have been above average. Also, the marketing to institutional investors of Lloyd George Management's capabilities in managing equity investments in the Pacific Basin is gaining momentum.

FIDUCIARY AND RELATED BANKING SERVICES
- - --------------------------------------------------------------------------------



1994 HIGHLIGHTS
- - - Custodied and administered assets increased 18 percent to $72.4 billion.

- - - Investors Bank & Trust Company (IB&T) was rated the number one Global Full Service Custodian and number one Domestic Full Service Custodian in the 1994 Dalbar Custody Ranking Survey.

- - - Revenues increased 27 percent to $47.8 million.

- - - Net income increased 47 percent to $3.5 million.

- - - Return on equity and return on assets achieved new highs.
  Assets custodied and administered by IB&T increased 18 percent to $72.4 billion at fiscal 1994 year end. The Bank now has significant relationships with five of the top 25 U.S. insurance companies and five of the nation's largest banks.

                  ASSETS UNDER CUSTODY
                      (in billions)

      Fiscal year end                Assets
           '85                       $ 3.6
           '86                         5.6
           '87                         6.3
           '88                         6.5
           '89                         8.8
           '90                        26.4
           '91                        37.3
           '92                        42.8
           '93                        61.0
           '94                        72.4

The success of IB&T's marketing to new clients was complemented by growth in business from existing clients. Many pooled products offered multiple classes of shares, each class with its own accounting and pricing requirements. In addition, the number of clients utilizing ancillary services such as securities lending increased by 85 percent over the year.

Total revenues reached a new high of $47.8 million in 1994. Fee income totaled $43.0 million, up from $33.0 million a year ago. Net interest income increased 6 percent to $4.8 million. Net income rose 47 percent to $3.5 million.

- - --------------------------------------------------------------------------------

Return on average equity improved to 29 percent from 26 percent a year ago, while return on average assets increased to 3 percent in 1994 from 2 percent in 1993.

DALBAR RANKING
In June 1994, IB&T was rated the number one Global Full Service Custodian and the number one Domestic Full Service Custodian in the Dalbar Custody Ranking Survey. This was the third year out of the last five in which IB&T received Dalbar's number one Domestic rating. Dalbar, a Boston-based mutual fund research company, derived its rankings from survey results covering 212 mutual fund company/custodian relationships, constituting 48 percent of all fund assets under custody in the $2 trillion industry.

                                REVENUES
                              (in millions)

        Fiscal year        FEE INCOME     NET INTEREST INCOME
           '85              $ 3.14              $1.41
           '86                4.03               1.43
           '87                5.37               1.65
           '88                6.37               2.00
           '89                6.94               2.08
           '90               15.75               2.74
           '91               25.55               3.73
           '92               29.66               3.66
           '93               33.02               4.49
           '94               43.05               4.78

OFFSHORE OPERATIONS
IB&T expanded its offshore operations during 1994. In July, the Bank received authorization from Irish regulatory authorities to open an office in Dublin. This office qualifies for a number of tax incentives as part of the International Financial Services Centre (IFSC). Like the Bank's offshore center in Toronto, Canada, the new Dublin office supports offshore fund accounting services with IB&T's proprietary Fund Accounting and Custody Tracking System. The distributed architecture of this system is a critical advantage in the offshore market, particularly for mutual funds using the Hub and Spoke structure.

OUTLOOK
The outlook for the coming year is positive. Termination of an important unit investment trust relationship after the close of the fiscal year will have a short-term negative influence on revenues. The action was unrelated to performance, and IB&T expects compensation for lost revenues. Sales consummated in 1994 will have a positive influence on 1995's revenues, and new business activity remains high.

REAL ESTATE INVESTMENT
- - --------------------------------------------------------------------------------

                       RENTAL PROPERTY BY PROPERTY TYPE

           October 31, 1994        Sq.ft.(000)

           RETAIL: 66% LEASED          262
           INDUSTRIAL: 100% LEASED     224
           OFFICE: 93% LEASED          184


Northeast Properties, Inc. owns and operates 670,000 square feet of income-producing real estate in Massachusetts, New Hampshire and New York State. Earnings were $29,000 in 1994, compared to a loss in 1993 of $293,000. Overall occupancy at 85 percent remained unchanged from the previous year .

There are currently no new real estate investments planned. In 1995, management will concentrate its efforts on increasing occupancy in properties presently owned.


PRECIOUS METAL MINING
- - --------------------------------------------------------------------------------

Eaton Vance participates in the development of gold mining properties as a general and as a limited partner in two gold mining partnerships, VenturesTrident, L.P. and VenturesTrident II, L.P. Eaton Vance has a 28 percent interest in VenturesTrident, L.P. and a 19 percent interest in VenturesTrident II, L.P. In addition, Eaton Vance owns 615,000 shares of Dakota Mining, an important holding of both partnerships.

VenturesTrident, L.P. completed the tenth year of its life in December 1994 and was extended for one year to allow for the orderly liquidation of its holdings.

VenturesTrident II, L.P. completed its seventh year in December 1994. In January 1994, the partnership distributed 1,750,000 shares of Pegasus Gold Corporation having a value of $42.0 million. Distributions to date have been $48.0 million, or 61 percent of contributed capital.

The earnings contribution of these gold mining partnerships to the Company was small in fiscal year 1994 and is not expected to be significant in 1995.

INTERNATIONAL FOCUS
- - --------------------------------------------------------------------------------

Because of significant worldwide political change and the reduction or elimination of barriers to trade and capital flows, more business than ever is being conducted internationally. During the past several years, Eaton Vance has expanded its international presence in several areas:


                                   INTERNATIONAL EQUITY FUNDS
[PHOTO] Eaton Vance has created a series of mutual funds managed by Lloyd George Management, an independent investment management company based in Hong Kong, to allow investors to participate in the expected above-average growth of emerging markets. These include the EVGreater China Growth Funds, EVGreater India Funds and EVEmerging Markets Funds.

Robert Lloyd George, Chairman,
Lloyd George Management.

                                   MEDALLION FUNDS
[PHOTO] Created in November 1994, Eaton Vance Medallion Funds are available to investors outside the United States. Under the Hub and Spoke structure employed by Eaton Vance, each Medallion fund is a spoke of an existing Eaton Vance hub portfolio, including Greater India, Greater China Growth, Emerging Markets, U.S. Government Income and High Yield funds. To meet additional investment needs of offshore investors, a Prime Rate Reserves spoke is planned for early 1995.


Whit Whitaker (left), President, and Don Webber,
Senior Vice President, Eaton Vance Distributors, Inc.


                                   INTERNATIONAL INCOME FUNDS
[PHOTO] First offered in November 1990, EVMarathon Short-Term Strategic Income Fund invests in a portfolio of short- and intermediate-term debt securities diversified among many countries. It offers investors the possibility of higher yields than those available from money market funds and certificates of deposit, but with less price volatility than long-term global bond funds.As of November 25, 1994, $223.1 million was invested in this Fund.



From left: Eaton Vance Management's Susan Schiff, Vice President; Mark Venezia, Vice President and Manager, International Fixed Income; Mary Jo English, Trading Associate; and Maria Capece, Fixed-Income Analyst.

- - --------------------------------------------------------------------------------
FIDUCIARY AND RELATED
BANKING SERVICES
More than $5.4 billion of Investors Bank                              [PHOTO]
& Trust Company's $72.4 billion in
custodied assets are in international
portfolios with investments in 58
countries around the world. During 1994,
IB&T was rated the number one Global
Full Service Custodian in the industry
by Dalbar, Inc., an independent research
and publishing firm serving the
financial industry. IB&T opened offices
in Toronto, Canada, in 1993, and Dublin,
Ireland, in 1994, allowing the Bank to
better serve the growing offshore mutual
fund market.


                                         From left: Herb Schofield, Supervisor;
                                         Neal Nenadovic, Account Manager; and
                                         Cathy Ferro, Custody Accountant, of
                                         IB&T's Toronto, Canada, office.


EQUITY INVESTMENTS
Eaton Vance's stock analysts are                                         [PHOTO]
encouraged to examine investment
possibilities around the globe.
Approximately 10 percent of all assets in Eaton Vance's equity funds and investment counsel accounts are in non-U.S. based companies. Another way in which Eaton
Vance's investors participate in the
growth of the world economy is through
the Company's investments in U.S. firms
with a significant overseas presence.
These practices expose funds and individual clients to growth opportunities in rapidly growing overseas markets.

                                         From left: Eaton Vance Management's
                                         Peter Kiely, Vice President and
                                         Director of Research; Duncan
                                         Richardson, Vice President; Cliff
                                         Krauss, Vice President; and Tom Faust,
                                         Vice President.


INVESTMENT COUNSEL DIVISION
Eaton Vance's Investment Counsel Division                                [PHOTO]
acts as investment manager to individuals and trusts, employee benefit plans, other tax-exempt institutions and taxable institutions. During 1994, the Division began marketing the investment management services of Lloyd George Management to institutional investors seeking to invest in emerging markets in Asia. The primary clients for these investment services are expected to be employee benefit plans.

                                         Eaton Vance Management's Craig Leman
                                         (left), Vice President, of the
                                         Company's San Francisco office, and
                                         Laurence Reineman, Vice President
                                         and Director, Investment Counsel
                                         Division.

SUMMARY FINANCIAL AND STATISTICAL DATA
- - --------------------------------------------------------------------------------

                                                                         1994          1993          1992         1991         1990
- - ------------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA                                                             (in thousands, except per share data)
INCOME:
Investment adviser and administration fees                           $ 85,769      $ 75,193      $ 68,493     $ 60,899     $ 54,654
Distribution income                                                    80,069        71,651        47,059       26,529       19,142
Bank fee income                                                        42,501        32,471        29,037       25,055       15,175
Bank net interest income                                                4,887         4,587         3,660        3,732        2,737
Income from real estate activities                                      3,626         3,569         3,801        3,731        3,840
Other income                                                            1,154         1,674         1,103        1,518        1,207
- - -----------------------------------------------------------------------------------------------------------------------------------
  TOTAL INCOME                                                        218,006       189,145       153,153      121,464       96,755
- - -----------------------------------------------------------------------------------------------------------------------------------
EXPENSES:
Compensation of officers and employees                                 66,564        61,810        55,312       47,264       32,939
Amortization of deferred sales commissions                             52,794        40,892        27,965       22,516       18,415
Other expenses                                                         46,442        39,003        32,317       27,119       19,756
- - -----------------------------------------------------------------------------------------------------------------------------------
  TOTAL EXPENSES                                                      165,800       141,705       115,594       96,899       71,110
- - -----------------------------------------------------------------------------------------------------------------------------------
  OPERATING INCOME                                                     52,206        47,440        37,559       24,565       25,645
- - -----------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSES):
Interest income                                                           757           602           697          808          698
Share of partnership income (losses)                                      115         3,883          (230)         454       (4,835)
Interest expense                                                       (5,337)       (4,914)       (4,893)      (4,748)      (5,128)
- - -----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                             47,741        47,011        33,133       21,079       16,380
INCOME TAXES                                                           19,255        19,670        13,826        8,361        8,706
- - -----------------------------------------------------------------------------------------------------------------------------------
NET INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING FOR INCOME TAXES                                       28,486        27,341        19,307       12,718        7,674
Cumulative effect of change in accounting for income taxes              1,300            --            --           --           --
- - -----------------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                          $29,786       $27,341       $19,307      $12,718       $7,674
- - -----------------------------------------------------------------------------------------------------------------------------------
Earnings per share before cumulative effect of change
  in accounting for income taxes                                        $3.00         $3.09         $2.49        $1.74        $1.02
Cumulative effect of change in accounting for
  income taxes per share                                                 0.14            --            --           --           --
- - -----------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE                                                      $3.14         $3.09         $2.49        $1.74        $1.02
- - -----------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE EXCLUDING GOLD MINING INVESTMENTS                    $3.14         $2.83         $2.48        $1.58        $1.41
- - -----------------------------------------------------------------------------------------------------------------------------------
DIVIDENDS DECLARED, PER SHARE                                           $0.60         $0.49         $0.36        $0.29        $0.24
- - -----------------------------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES OUTSTANDING                                       9,473         8,848         7,752        7,290        7,500
- - -----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Total assets                                                         $455,506      $425,547      $318,199     $271,990     $223,256
Total liabilities                                                    $289,898      $280,247      $242,398     $214,109     $175,324
Shareholders' equity                                                 $165,608      $145,300       $75,801      $57,881     $ 47,932
- - -----------------------------------------------------------------------------------------------------------------------------------
OTHER DATA
Operating margin                                                         23.9%         25.1%         24.5%        20.2%        26.5%
Revenue per employee                                                      214           217           190          167          136
Return on assets                                                          8.0%          8.7%          8.2%         7.1%         5.5%
Return on equity                                                         19.2%         24.7%         28.9%        24.0%        16.7%
Long-term debt to debt and equity                                        26.7%         33.5%         50.8%        52.5%        51.4%
Shareholders' equity per share                                         $18.18        $15.87        $10.09        $7.81        $6.56
Eaton Vance Corp. employees                                               385           356           329          271          255
Investors Bank & Trust employees                                          632           517           475          455          458
Total employees                                                         1,017           873           804          726          713
- - -----------------------------------------------------------------------------------------------------------------------------------

55



MANAGEMENT'S DISCUSSION AND ANALYSIS
- - --------------------------------------------------------------------------------

The Company's largest sources of revenues are investment adviser fees and distribution fees received from the Eaton Vance funds and separately managed accounts. Such fees are generally based on the net asset value of the investment portfolios managed by the Company and fluctuate with changes in the total value of the assets under management. Bank fee income, also a significant source of revenue, is dependent upon assets custodied and administered by IB&T. The Company's expenses other than the amortization of deferred sales commissions include primarily employee compensation, occupancy costs, service fees and other marketing costs.

RESULTS OF OPERATIONS
YEAR ENDED OCTOBER 31, 1994 TO YEAR ENDED OCTOBER 31, 1993

Total revenues rose $28.9 million to $218.0 million from $189.1 million in 1993. This increase can be attributed primarily to increases in investment adviser fees and distribution income which increased $10.6 million and $8.4 million, respectively, in 1994. Both investment adviser fees and distribution income are based on the average net asset values of portfolios managed by the Company, which increased significantly to $15.5 billion for the year ended
October 31, 1994, from $13.1 billion for the year ended October 31, 1993. Fund assets under management were increased by net sales of mutual funds of $2.0 billion in 1994 and reduced, primarily, by depreciation in the market value of managed assets of $1.8 billion. Separately managed accounts, in contrast, decreased to $1.6 billion in 1994 from $2.2 billion in 1993. This decrease was primarily due to the withdrawal of one large public retirement client.

Gross sales of mutual funds of $3.4 billion for 1994 were down 21 percent from 1993 when the Company achieved record sales of $4.3 billion. Consistent with the experience of other mutual fund sponsors, 1994 redemptions rose 38 percent to $1.8 billion from 1993's redemptions of $1.3 billion.

Bank fee income was also a significant contributor to overall revenue growth in 1994, increasing 31 percent to $42.5 million from $32.5 million a year earlier.
Like investment adviser and distribution fees, bank fee income is based on assets custodied and administered by IB&T. The Company experienced significant growth in these assets in 1994. The Company was advised in November, however, that a large client intended to terminate its custodial relationship with IB&T, for reasons not related to performance, and withdraw its unit investment trust accounts which accounted for 16.3 percent of IB&T's bank fee income in 1994.
Such termination is not anticipated to have a material adverse effect on IB&T's future revenues and income, as successful efforts are being made to replace the revenues attributable to this client.

The two major components of total expenses are compensation of officers and employees and amortization of deferred sales commissions. In 1994, total operating expenses increased $24.1 million to $165.8 million. The increase in compensation expense resulted from the hiring of additional personnel at IB&T to service the additional assets under custody. Larger average dollar value of assets in spread commission funds increased the amortization of deferred sales commissions by $11.9 million. Other expenses rose a total of $7.4 million to $46.4 million in 1994 from $39.0 million in 1993. This increase was due primarily to an increase in IB&T's equipment leasing costs of $1.2 million, $1.4 million in development costs associated with two fund products that were not launched in 1994, and higher marketing and administrative costs incurred to increase the distribution of the Company's funds.

56



- - --------------------------------------------------------------------------------

The Company sponsored and is a limited and a general partner in two gold mining partnerships which invest in the equity and debt securities of developers of gold mines in North America and Australia. Portfolio valuations of these gold mining investment partnerships contributed net partnership losses of $0.3 million in 1994, in comparison with net partnership gains of $3.9 million in 1993.

Net income of the Company amounted to $29.8 million in 1994 compared to $27.3 million in 1993. Earnings per share were $3.14 and $3.09, respectively.

During 1994 the Company's total assets increased significantly due to the increase in deferred sales commissions to $256.3 million from $240.0 million in 1993 resulting from substantial sales of shares in the Company's spread-commission funds. Payment of these commissions was funded primarily by cash flows from operating activities. The difference between the book and tax accounting treatment for these commissions caused deferred income taxes to increase by $13.7 million. The increase in deferred income taxes was partially offset by the cumulative effect of the change in accounting for income taxes of $1.3 million resulting from the Company's implementation of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," on
November 1, 1993.

YEAR ENDED OCTOBER 31, 1993 TO YEAR ENDED OCTOBER 31, 1992

Total revenues rose $36.0 million to $189.1 million from $153.1 million in 1992. This increase can be attributed primarily to increases in investment adviser fees and distribution income which increased $6.7 million and $24.6 million, respectively, in 1993. Investment adviser fees rose less than distribution income because fund sales were concentrated in spread commission municipal bond funds, which pay distribution plan fees, while redemptions were largely from the Eaton Vance Prime Rate Reserves Fund, which pays an adviser fee incorporating the equivalent of distribution payments. Both investment adviser fees and distribution income are based on the average net asset value of portfolios managed by the Company. Ending assets under management increased significantly in 1993 to $15.4 billion from $11.3 billion in 1992. Total assets under management were increased by net sales of mutual funds of $3.0 billion, market appreciation and growth of separately managed accounts.

Gross sales of mutual funds rose 48 percent to $4.3 billion from $2.9 billion a year earlier. Redemptions of the Company's fund shares fell 13 percent to $1.3 billion from $1.5 billion a year earlier.

The increase in distribution fee income in comparison with the prior year was restricted by the implementation on July 7, 1993 of an NASD rule limiting distribution plan payments to 75 basis points per year. At the time of the implementation, the rule affected approximately $6.8 billion in assets from which Eaton Vance was receiving distribution plan payments at an annual rate of 1 percent. Although the rule allows Eaton Vance to receive the same present value of distribution plan payments, it requires the payments to be spread over a longer time period.

Bank fee income was also a significant contributor to overall revenue growth in 1993, increasing 12 percent to $32.5 million from $29.0 million a year earlier.
Like investment adviser and distribution fees, bank fee income is based on assets custodied and administered by IB&T. The assets for which IB&T provides custody and related services increased 41 percent to $61.2 billion in 1993 from $43.3 billion in 1992.

57



- - --------------------------------------------------------------------------------

The two major components of total expenses are compensation of officers and employees and amortization of deferred sales commissions. In 1993, total operating expenses increased $26.1 million to $141.7 million. Higher salaries and benefits, marketing incentives and expenses associated with the higher level of fund sales caused compensation to increase. A larger average dollar value of assets in spread commission funds increased the amortization of deferred sales commissions by $12.9 million. Other expenses rose a total of $6.7 million to $39.0 million in 1993 from $32.3 million in 1992, due primarily to increases in marketing costs associated with the higher level of sales, expenses from the Bank's custody activities and expenses associated with the Company's gold mining activities.

Portfolio valuations of the gold mining investment partnerships contributed net partnership gains of $3.9 million in 1993 in comparison with net partnership losses of $0.2 million in 1992.

Net income of the Company amounted to $27.3 million in 1993 compared to $19.3 million in 1992. Earnings per share were $3.09 and $2.49, respectively.

During 1993, the Company's total assets increased significantly due to the increase in deferred sales commissions to $240.0 million from $159.8 million in 1992 resulting from substantial sales of shares in the Company's spread-commission funds. Payment of these commissions was funded by cash flows from operating activities and borrowings. The difference between the book and tax accounting treatment for these commissions caused deferred income taxes to increase by $17.1 million.

LIQUIDITY AND CAPITAL RESOURCES
In 1994, retained earnings of $24.3 million and net proceeds of $2.4 million from the issuance of new stock to employees under stock purchase and stock option plans, less $6.4 million used to repurchase outstanding shares of the Company's stock, increased the Company's consolidated shareholders' equity from $145.3 million at the end of 1993 to $165.6 million on October 31, 1994.
The Company's primary sources of cash flow from operating activities were net income of $29.8 million, amortization of deferred sales commissions of $52.8 million, capitalized sales charges received on early redemption of spread-commission funds of $24.8 million and deferred income taxes of $13.7 million. In 1994, the primary use of capital was for commission payments associated with sales of spread-commission mutual funds, which were financed primarily by cash flows from operating activities of $32.9 million. The
Company anticipates that the primary use of cash will continue to be the payment of sales commissions on sales of the Company's spread-commission funds. The Company anticipates funding the payment of these commissions through cash flows generated from operating activities and, if necessary, through borrowings.

On March 18, 1994, the Company privately placed, with three insurance companies, a $50.0 million 6.22 percent Senior Note due March, 2004. The proceeds were used to call the Company's outstanding $14.2 million of 10 percent Subordinated
Debentures and to reduce the borrowings under a $75.0 million revolving line of credit with two unaffiliated banks. At year end, the Company had no borrowings under its $75.0 million bank credit facility.

The Company expects a small continuing cash flow from its real estate activities. The Company has no present plans for significant investments in new real estate properties.

58



CONSOLIDATED BALANCE SHEETS
- - --------------------------------------------------------------------------------
October 31, 1994 and 1993


ASSETS                                                                  1994                    1993
- - -------------------------------------------------------------------------------------------------------
                                                                         (all figures in thousands)
CURRENT ASSETS:
Cash and equivalents                                                  $ 24,681                $ 12,414
Receivable for investment company shares sold                            1,073                   3,007
Investment adviser fees and other receivables                            2,632                   2,923
Other current assets                                                     1,233                   1,390
- - -------------------------------------------------------------------------------------------------------
  TOTAL CURRENT ASSETS                                                  29,619                  19,734
- - -------------------------------------------------------------------------------------------------------
INVESTORS BANK & TRUST COMPANY ASSETS:
Cash and equivalents                                                     9,344                  16,241
Investment securities (market value $86,172
  and $82,404, respectively)                                            88,278                  80,206
Loans, less allowance for loan losses                                   13,570                  10,221
Accrued interest and fees receivable                                     9,383                   5,668
Equipment and leasehold improvements, net                                3,251                   3,010
Other assets                                                             3,780                   4,838
- - -------------------------------------------------------------------------------------------------------
  TOTAL BANK ASSETS                                                    127,606                 120,184
- - -------------------------------------------------------------------------------------------------------
OTHER ASSETS:
Investments:
  Real estate                                                           22,173                  22,448
  Gold mining partnerships                                               3,072                   6,924
  Investment companies (market value $5,702
    and $5,025, respectively)                                            4,088                   3,377
  Other investments                                                      4,120                   4,154
Notes receivable and receivables from affiliates                         3,139                   3,381
Deferred sales commissions                                             256,326                 240,017
Equipment and leasehold improvements, net                                3,477                   3,329
Goodwill                                                                 1,999                   1,886
- - -------------------------------------------------------------------------------------------------------
  TOTAL OTHER ASSETS                                                   298,281                 285,629
- - -------------------------------------------------------------------------------------------------------
  TOTAL ASSETS                                                        $455,506                $425,547
- - -------------------------------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
October 31, 1994 and 1993

LIABILITIES & SHAREHOLDERS' EQUITY                                            1994                   1993
- - -------------------------------------------------------------------------------------------------------------
                                                                         (in thousands, except share figures)
CURRENT LIABILITIES:
Payable for investment company shares purchased                           $  1,096               $  3,073
Accrued compensation                                                         8,817                  8,626
Accounts payable and accrued expenses                                        4,539                  4,046
Accrued income taxes                                                         1,761                  1,443
Dividend payable                                                             1,461                  1,285
Current portion of mortgage notes payable                                    6,449                    324
Other current liabilities                                                      688                    279
- - -------------------------------------------------------------------------------------------------------------
  TOTAL CURRENT LIABILITIES                                                 24,811                 19,076
- - -------------------------------------------------------------------------------------------------------------
INVESTORS BANK & TRUST COMPANY LIABILITIES:
Demand and time deposits                                                   106,909                104,851
Other                                                                        5,214                  3,624
- - -------------------------------------------------------------------------------------------------------------
  TOTAL BANK LIABILITIES                                                   112,123                108,475
- - -------------------------------------------------------------------------------------------------------------
OTHER LIABILITIES:
6.22% Senior Note                                                           50,000                     --
Note payable to unaffiliated banks                                              --                 42,300
Mortgage notes payable                                                      10,311                 16,759
Subordinated debentures                                                         --                 14,169
Minority interest in consolidated subsidiaries                               3,113                  2,340
- - -------------------------------------------------------------------------------------------------------------
  TOTAL OTHER LIABILITIES                                                   63,424                 75,568
- - -------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES                                                       89,540                 77,128
- - -------------------------------------------------------------------------------------------------------------
Commitments                                                                     --                     --
- - -------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
Common stock, par value $.0625 per share:
  Authorized, 80,000
  Issued, 19,360 shares                                                          1                      1
Non-voting common stock, par value $.0625 per share:
  Authorized, 11,920,000
  Issued, 9,090,394 and 9,134,218 shares, respectively                         568                    571
Additional paid-in capital                                                  49,595                 52,845
Notes receivable from stock option exercises                                (2,511)                (1,804)
Retained earnings                                                          117,955                 93,687
- - -------------------------------------------------------------------------------------------------------------
  TOTAL SHAREHOLDERS' EQUITY                                               165,608                145,300
- - -------------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $455,506               $425,547
- - -------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME
- - --------------------------------------------------------------------------------
Years Ended October 31, 1994, 1993 and 1992

                                                                        1994             1993               1992
- - -------------------------------------------------------------------------------------------------------------------------
                                                                         (in thousands, except per share figures)
INCOME:
Investment adviser and administration fees                          $ 85,769         $ 75,193           $ 68,493
Distribution income                                                   80,069           71,651             47,059
Bank fee income                                                       42,501           32,471             29,037
Bank net interest income                                               4,887            4,587              3,660
Income from real estate activities                                     3,626            3,569              3,801
Other income                                                           1,154            1,674              1,103
- - -------------------------------------------------------------------------------------------------------------------------
  TOTAL INCOME                                                       218,006          189,145            153,153
- - -------------------------------------------------------------------------------------------------------------------------
EXPENSES:
Compensation of officers and employees                                66,564           61,810             55,312
Amortization of deferred sales commissions                            52,794           40,892             27,965
Other expenses                                                        46,442           39,003             32,317
- - -------------------------------------------------------------------------------------------------------------------------
  TOTAL EXPENSES                                                     165,800          141,705            115,594
- - -------------------------------------------------------------------------------------------------------------------------
  OPERATING INCOME                                                    52,206           47,440             37,559

OTHER INCOME (EXPENSE):
Interest income                                                          757              602                697
Share of partnership income (losses)                                     115            3,883               (230)
Interest expense                                                      (5,337)          (4,914)            (4,893)
- - -------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                            47,741           47,011             33,133
INCOME TAXES                                                          19,255           19,670             13,826
- - -------------------------------------------------------------------------------------------------------------------------
NET INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING FOR INCOME TAXES                                         28,486           27,341             19,307
Cumulative effect of change in accounting
  for income taxes                                                     1,300               --                 --
- - -------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                        $ 29,786         $ 27,341           $ 19,307
- - -------------------------------------------------------------------------------------------------------------------------
Earnings per share before cumulative effect of change in
  accounting for income taxes                                          $3.00            $3.09              $2.49
Cumulative effect of change in accounting
  for income taxes per share                                            0.14               --                 --
- - -------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE                                                     $3.14            $3.09              $2.49
- - -------------------------------------------------------------------------------------------------------------------------
DIVIDENDS DECLARED, PER SHARE                                          $0.60            $0.49              $0.36
- - -------------------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES OUTSTANDING                                      9,473            8,848              7,752
- - -------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
- - --------------------------------------------------------------------------------
Years Ended October 31, 1994, 1993 and 1992

                                                                     NON-                     NOTES
                                                                    VOTING   ADDITIONAL     RECEIVABLE                  TOTAL
                                                           COMMON   COMMON    PAID-IN       FROM STOCK     RETAINED  SHAREHOLDERS'
                                                 SHARES    STOCK    STOCK     CAPITAL    OPTION EXERCISES  EARNINGS    EQUITY
- - ----------------------------------------------------------------------------------------------------------------------------------
                                                                           (all figures in thousands)
BALANCE, OCTOBER 31, 1991                        7,410      $1      $463      $ 5,084         $(1,723)     $ 54,056    $ 57,881
ADD (DEDUCT):
  Net income                                        --      --        --           --              --        19,307      19,307
  Dividends declared ($0.36 per share)              --      --        --           --              --        (2,697)     (2,697)
  Issuance of non-voting
    common stock -
     On exercise of stock options                   39      --         1          420            (202)           --         219
     For employee stock purchase plan               48      --         3          527              --            --         530
     For purchase of minority interest
      of Serio Exploration                          19      --         1          334              --            --         335
  Repurchase of non-voting
    common stock                                    (2)     --        --          (21)             --            --         (21)
  Collection of notes receivable                    --      --        --           --             247            --         247
- - ----------------------------------------------------------------------------------------------------------------------------------
BALANCE, OCTOBER 31, 1992                        7,514      $1      $468      $ 6,344         $(1,678)     $ 70,666    $ 75,801
ADD (DEDUCT):
  Net income                                        --      --        --           --              --        27,341      27,341
  Dividends declared ($0.49 per share)              --      --        --           --              --        (4,320)     (4,320)
  Issuance of non-voting
    common stock -
     On public stock offering                    1,380      --        86       43,810              --            --      43,896
     On exercise of stock options                  216      --        14        2,183            (648)           --       1,549
     For employee stock purchase plan               40      --         3          666              --            --         669
     For employee incentive plan                    34      --         2          768              --            --         770
  Repurchase of non-voting
    common stock                                   (30)     --        (2)        (926)             --            --        (928)
  Collection of notes receivable                    --      --        --           --             522            --         522
- - ----------------------------------------------------------------------------------------------------------------------------------
BALANCE, OCTOBER 31, 1993                        9,154      $1      $571      $52,845         $(1,804)     $ 93,687    $145,300
ADD (DEDUCT):
  Net income                                        --      --        --           --              --        29,786      29,786
  Dividends declared ($0.60 per share)              --      --        --           --              --        (5,518)     (5,518)
  Issuance of non-voting
    common stock -
     On exercise of stock options                  141      --         9        1,742          (1,062)           --         689
     For employee stock purchase plan               25      --         2          731              --            --         733
     For employee incentive plan                    24      --         1          684              --            --         685
  Repurchase of non-voting
    common stock                                  (234)     --       (15)      (6,407)             --            --      (6,422)
  Collection of notes receivable                    --      --        --           --             355            --         355
- - ----------------------------------------------------------------------------------------------------------------------------------
BALANCE, OCTOBER 31, 1994                        9,110      $1      $568      $49,595         $(2,511)     $117,955    $165,608
- - ----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
- - --------------------------------------------------------------------------------
Years Ended October 31, 1994, 1993 and 1992

                                                                       1994                 1993                 1992
- - ---------------------------------------------------------------------------------------------------------------------------------
                                                                                 (all figures in thousands)
CASH AND EQUIVALENTS
(INCLUDING IB&T), BEGINNING OF YEAR                               $  28,655            $   9,535             $ 13,053
- - ---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                         29,786               27,341               19,307
  Adjustments to reconcile net income to net cash
    provided by (used for) operating activities:
     Share of net (income) losses of partnerships                      (115)              (3,883)                 230
     Deferred income taxes                                           13,712               17,105               15,633
     Cumulative effect of change in accounting
      for income taxes                                               (1,300)                  --                   --
     Amortization of deferred sales commissions                      52,794               40,892               27,965
     Amortization of premiums on investments and
      investment securities, net of accretion of discounts            1,300                1,469                  183
     Depreciation and other amortization                              3,712                3,561                3,804
     Payment of sales commissions                                   (93,663)            (139,339)             (99,043)
     Capitalized sales charges received                              24,838               17,681               23,650
     Change in refundable income taxes                                   --                4,030                 (605)
     Changes in other assets and liabilities                          1,881                 (843)               3,219
- - ------------------------------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES             32,945              (31,986)              (5,657)
- - ---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Distributions from (investment in) partnerships                      (252)                 856                  (97)
  Additions to real estate, equipment and
    leasehold improvements                                           (3,338)              (3,625)              (3,302)
  Net increase in notes and receivables from affiliates                (465)                (512)              (1,464)
  Net (increase) decrease in investment companies
    and other investments                                              (371)              (1,357)                 234
  Proceeds from sales and maturities of investment securities        19,165                8,081               25,024
  Purchases of investment securities                                (25,636)             (25,726)             (38,367)
  Decrease in federal funds sold                                         --               16,000               16,000
  Net increase in loans                                              (3,349)              (4,338)                (756)
- - ---------------------------------------------------------------------------------------------------------------------------------
    NET CASH USED FOR INVESTING ACTIVITIES                          (14,246)             (10,621)              (2,728)
- - ---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from 6.22% Senior Note                                    50,000                   --                   --
  Proceeds from note payable to unaffiliated banks                   70,950               73,800               60,600
  Payments on notes payable                                        (113,573)             (78,914)             (46,172)
  Redemption of subordinated debentures                             (14,169)                  --                   --
  Issuance of non-voting common stock                                 3,169               47,532                1,286
  Dividends paid                                                     (5,342)              (3,864)              (2,461)
  Repurchase of non-voting common stock                              (6,422)                (928)                 (21)
  Changes in demand and time deposits                                 2,058               24,101               (8,365)
- - ---------------------------------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES            (13,329)              61,727                4,867
- - ---------------------------------------------------------------------------------------------------------------------------------
     NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                  5,370               19,120               (3,518)
- - ---------------------------------------------------------------------------------------------------------------------------------
CASH AND EQUIVALENTS
(INCLUDING IB&T), END OF YEAR                                     $  34,025            $  28,655             $  9,535
- - ---------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - --------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   A. The consolidated financial statements include the accounts of Eaton Vance Corp. (the "Company") and all of its majority owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

   B. Cash equivalents consist principally of short-term, highly liquid investments and are recorded at cost, which is equivalent to market value. Cash equivalents of Investors Bank & Trust Company ("IB&T") consist of cash due from banks.

   C. Investments are accounted for as follows:

      Investment securities held by IB&T are carried at cost, adjusted for amortization of bond premium and accretion of bond discount, and consist principally of U.S. Government obligations maturing in five years or less and mortgage-backed securities. At October 31, 1994 and 1993, IB&T's investment securities had gross unrealized gains of $0 and $2,246,000, and gross unrealized losses of $2,106,000 and $48,000, respectively. The carrying value of investment securities pledged to secure public funds on deposit and for other required purposes amounted to $88,000,000 and $80,000,000 at October 31, 1994 and 1993, respectively.

      Real estate properties are carried at the lower of cost or net realizable value, with depreciation provided using the straight-line method over the estimated useful lives of the assets.

      Investments in unconsolidated partnership interests are accounted for by the equity method of accounting. This method requires the Company to record its share of the unrealized gains and losses in the underlying marketable securities of its two gold-mining limited partnerships' portfolios.

      Investments in investment companies are carried at the lower of cost or market. At October 31, 1994 and 1993, the Company had gross unrealized gains of $1,689,000 and $1,659,000, and gross unrealized losses of $75,000 and $11,000, respectively. The Company, as a non-managing general partner of certain investment company partnerships, is required to maintain a minimum investment in such partnerships. At October 31, 1994, a minimum investment of $2,837,000 was required under the terms of the partnership agreements. Investments held in connection with the Company's activities as principal underwriter are recorded at market value and consist of Eaton Vance mutual funds.

      Other investments are carried at the lower of cost or management's estimate of net realizable value.

      The Company will be required to adopt Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in fiscal 1995. SFAS No. 115 requires that investments in debt securities classified as "held to maturity securities" are recorded at amortized cost, and investments in debt and equity securities classified as either "available for sale" or "trading" are recorded at fair value. Management does not believe the adoption of SFAS No. 115 will have a material impact on the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - --------------------------------------------------------------------------------

  D. Bank loan losses are provided for under the allowance method. Increases in the loan loss allowance account are charged to operating expenses based on a reasonable estimate of foreseeable losses. There have been no loan charge-offs or recoveries during the periods presented.

  E. Property, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided principally by the straight-line method over the estimated useful lives of the related assets, or over the terms of the related leases, if shorter.

  F. Goodwill represents the excess of the cost of the Company's investment in the net assets or stock of acquired companies over the fair value of the underlying net assets at dates of acquisition and is being amortized on the straight-line method over 36 to 40 years.

  G. In connection with the Company's activities as principal underwriter, the sales of shares of investment companies are accounted for on a settlement date basis with the related commission income and expenses recorded on a trade date basis.

  H. Sales commissions paid to brokers and dealers in connection with sales of shares of certain investment companies are charged to deferred sales commissions and amortized over various periods, none of which exceeds six years. Distribution plan payments received by the Company from investment companies are recorded in income as earned. Early withdrawal charges received by the Company from redeeming shareholders reduce unamortized deferred sales commissions first, with any remaining amount recorded in income.

  I. The Company adopted Statement of Financial Accounting Standards (SFAS)
     No. 109, "Accounting for Income Taxes" effective November 1, 1993. The impact of the change is discussed in Note 11 to the consolidated financial statements. Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, measured by applying currently enacted tax rates. Such taxes relate principally to the recording of sales commissions paid to brokers and dealers, which are deducted currently for tax purposes.

  J. Earnings per share are based upon the weighted average number of common, non-voting common and non-voting common equivalent shares outstanding. Earnings per common and common equivalent share assuming full dilution have not been presented because the dilutive effect is immaterial.

  K. Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - --------------------------------------------------------------------------------

2. INVESTMENT IN GOLD MINING PARTNERSHIPS
   The Company has a 79% general partnership interest in Fulcrum Management Partners, L.P. (F.M.P.) and an 82% general partnership interest in Fulcrum Management Partners II, L.P. (F.M.P.II), both Delaware limited partnerships, of which a principal officer of the Company is the other general partner. F.M.P. and F.M.P.II are 20% general partners of VenturesTrident, L.P. (V.T.) and VenturesTrident II, L.P. (V.T.II), respectively, both Delaware limited partnerships formed to invest in equity securities of public and private gold-mining ventures. The Company also has a 12% limited partnership interest in V.T. and a 3% limited partnership interest in V.T.II. The balance sheets of V.T. and V.T.II at October 31, 1994 and 1993, follow:

                                                               1994                              1993
    ------------------------------------------------------------------------------------------------------------
                                                        V.T.          V.T.II            V.T.            V.T.II
    ------------------------------------------------------------------------------------------------------------
                                                                    (all figures in thousands)
    ASSETS:
    Cash and short-term investments                    $  144         $   471          $  280            $   818
    Investments, at fair value                          7,437          47,985           6,702             92,279
    Other Assets                                          110             118              80              1,189
    ------------------------------------------------------------------------------------------------------------
    TOTAL                                              $7,691         $48,574          $7,062            $94,286
    ------------------------------------------------------------------------------------------------------------
    LIABILITIES AND PARTNERS' CAPITAL:
    Liabilities                                        $1,891         $ 1,749          $1,909            $ 1,941
    Partners' capital                                   5,800          46,825           5,153             92,345
    ------------------------------------------------------------------------------------------------------------
    TOTAL                                              $7,691         $48,574          $7,062            $94,286
    ------------------------------------------------------------------------------------------------------------

    For the years ended October 31, 1994, 1993 and 1992, the operating results of V.T. reflect net income (losses) of $647,000, ($4,122,000) and ($1,482,000), respectively, including realized and unrealized gains (losses) on investments of $733,000, ($3,837,000) and ($1,173,000), respectively.

    For the years ended October 31, 1994, 1993 and 1992, the operating results of V.T.II reflect net income (losses) of ($2,004,000), $29,206,000 and $1,717,000, respectively, including realized and unrealized gains (losses) on investments of ($648,000), $29,391,000 and $7,687,000, respectively. In
    January 1994, V.T.II distributed 1,750,000 shares of Pegasus Gold Corporation, with a value of $42 million, to its partners. The Company's share of this distribution was 159,000 shares with a value of $3.8 million. The Company's Consolidated Statement of Cash Flows for 1994 excludes the effect of this non-cash investing activity. At October 31, 1994, all but 14,000 of these shares were sold. In July 1994, V.T.II made a net cash distribution of $1,516,000 to its limited partners for payment of taxes. The Company received $75,000 for its limited partnership interest.

    For the years ended October 31, 1994, 1993 and 1992, the Company's share of the net income (losses) of V.T. and V.T.II, as accounted for under the equity method and allocated pursuant to the terms of the partnerships' agreements, was ($289,000), $3,894,000 and ($160,000), respectively. At
    October 31, 1994 and 1993, the Company's investments in V.T. and V.T.II approximated its share of the partners' capital of each partnership.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - --------------------------------------------------------------------------------

3. CONSOLIDATING FINANCIAL STATEMENTS
   The components of the 1994 Eaton Vance Corp. consolidated balance sheet and statement of income by major business segment follow:

BALANCE SHEET                                                                      PRECIOUS METAL              OCT. 31, 1994,
                                            INVESTMENT                     REAL       MINING &       ELIMI-     CONSOLIDATED
ASSETS                                      MANAGEMENT     BANKING        ESTATE        OTHER       NATIONS        TOTAL
- - ------------------------------------------------------------------------------------------------------------------------------
                                                                             (all figures in thousands)
CURRENT ASSETS:
Cash and equivalents                         $ 25,685     $     --       $   372      $  394       $ (1,770)      $ 24,681
Receivable for investment
  company shares sold                           1,073           --            --          --             --          1,073
Investment adviser fees and
  other receivables                             2,244           --           295          93             --          2,632
Other current assets                              513           --           443         277             --          1,233
- - ------------------------------------------------------------------------------------------------------------------------------
  TOTAL CURRENT ASSETS                         29,515           --         1,110         764         (1,770)        29,619
- - ------------------------------------------------------------------------------------------------------------------------------
INVESTORS BANK & TRUST COMPANY ASSETS:
Cash and equivalents                               --        9,344            --          --             --          9,344
Investment securities                              --       88,278            --          --             --         88,278
Loans, less allowance for loan losses              --       13,570            --          --             --         13,570
Accrued interest and fees receivable               --        9,383            --          --             --          9,383
Equipment and leasehold
  improvements, net                                --        3,251            --          --             --          3,251
Other assets                                       --        3,780            --          --             --          3,780
- - ------------------------------------------------------------------------------------------------------------------------------
  TOTAL BANK ASSETS                                --      127,606            --          --             --        127,606
- - ------------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS:
Investments:
  Real estate                                      --           --        22,173          --             --         22,173
  Gold mining partnerships                         --           --            --       3,072             --          3,072
  Northeast Properties, Inc.                    8,487           --            --          --         (8,487)            --
  Investors Bank & Trust Co.                   10,600           --            --          --        (10,600)            --
  Marblehead Energy Corp.                         175           --            --          --           (175)            --
  Energex Corp.                                   270           --            --          --           (270)            --
  Mining related subsidiaries                   7,659           --            --          --         (7,659)            --
  Investment companies                          4,088           --            --          --             --          4,088
  Other investments                             1,800           --            --       2,320             --          4,120
Notes receivable and receivables
  from affiliates                                 100           --           318       2,821           (100)         3,139
Deferred sales commissions                    255,898           --           428          --             --        256,326
Equipment and leasehold
  improvements, net                             3,404           --             1          72             --          3,477
Goodwill                                        1,877           --             9          --             --          1,886
Intercompany receivables                       (2,645)          --         2,808        (163)            --             --
- - ------------------------------------------------------------------------------------------------------------------------------
  TOTAL OTHER ASSETS                          291,713           --        25,737       8,122        (27,291)       298,281
- - ------------------------------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                              $321,228     $127,606       $26,847      $8,886       $(29,061)      $455,506
- - ------------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - --------------------------------------------------------------------------------

3. CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

BALANCE SHEET (continued)                                                            PRECIOUS METAL               OCT. 31, 1994,
LIABILITIES AND                             INVESTMENT                     REAL         MINING &        ELIMI-      CONSOLIDATED
SHAREHOLDERS' EQUITY                        MANAGEMENT     BANKING        ESTATE          OTHER        NATIONS         TOTAL
- - --------------------------------------------------------------------------------------------------------------------------------
                                                                     (all figures in thousands)
CURRENT LIABILITIES:
Payable for investment
  company shares purchased                  $  1,096     $     --         $    --        $   --      $     --       $  1,096
Accrued compensation                           8,817           --              --            --            --          8,817
Accounts payable and
  accrued expenses                             4,212           --             276            51            --          4,539
Accrued income taxes                           1,805           --              (8)          (36)           --          1,761
Dividend payable                               1,461           --              --            --            --          1,461
Current portion of mortgage
  notes payable                                   --           --           6,449            --            --          6,449
Other current liabilities                        688           --              --            --            --            688
- - ------------------------------------------------------------------------------------------------------------------------------
  TOTAL CURRENT LIABILITIES                   18,079           --           6,717            15            --         24,811
- - ------------------------------------------------------------------------------------------------------------------------------
INVESTORS BANK & TRUST
  COMPANY LIABILITIES:
Demand and time deposits                          --      108,679              --            --        (1,770)       106,909

Other                                             --        5,214              --            --            --          5,214
- - ------------------------------------------------------------------------------------------------------------------------------
  TOTAL BANK LIABILITIES                          --      113,893              --            --        (1,770)       112,123
- - ------------------------------------------------------------------------------------------------------------------------------
OTHER LIABILITIES:
6.22% Senior Note                             50,000           --              --            --            --         50,000
Note payable to affiliate                         --           --              --           100          (100)            --
Mortgage notes payable                            --           --          10,311            --            --         10,311
Minority interest in
  consolidated subsidiaries                       --           --              --            --         3,113          3,113
- - ------------------------------------------------------------------------------------------------------------------------------
  TOTAL OTHER LIABILITIES                     50,000           --          10,311           100         3,013         63,424
- - ------------------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES                         87,368           --           1,332           840            --         89,540
- - ------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                         165,781       13,713           8,487         7,931       (30,304)       165,608
- - ------------------------------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                     $321,228     $127,606         $26,847        $8,886      $(29,061)      $455,506
- - ------------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - --------------------------------------------------------------------------------

3. CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

STATEMENT OF INCOME                                                                 PRECIOUS METAL              OCT. 31, 1994,
                                            INVESTMENT                     REAL        MINING &      ELIMI-      CONSOLIDATED
                                            MANAGEMENT     BANKING        ESTATE        OTHER       NATIONS          TOTAL
- - ------------------------------------------------------------------------------------------------------------------------------
                                                                     (all figures in thousands)

INCOME:
Investment adviser and
  administration fees                        $ 83,682    $    --         $    --          $2,087     $    --        $ 85,769
Distribution income                            80,069         --              --              --          --          80,069
Bank fee income                                    --     43,049              --              --        (548)         42,501
Bank net interest income                           --      4,778              --              --         109           4,887
Income from real estate activities                 --         --           5,154              --      (1,528)          3,626
Other income                                      948         --              --             206          --           1,154
- - ------------------------------------------------------------------------------------------------------------------------------
  TOTAL INCOME                                164,699     47,827           5,154           2,293      (1,967)        218,006
- - ------------------------------------------------------------------------------------------------------------------------------
EXPENSES:
Compensation of officers
  and employees                                38,486     27,299             586             193          --          66,564
Amortization of deferred
  sales commissions                            52,794         --              --              --          --          52,794
Other expenses                                 26,200     15,205           3,532           2,796      (1,291)         46,442
- - ------------------------------------------------------------------------------------------------------------------------------
  TOTAL EXPENSES                              117,480     42,504           4,118           2,989      (1,291)        165,800
- - ------------------------------------------------------------------------------------------------------------------------------
  OPERATING INCOME (LOSS)                      47,219      5,323           1,036            (696)       (676)         52,206
OTHER INCOME (EXPENSE):
Interest income                                   546         --              56             264        (109)            757
Share of partnership income (losses)               97         --             307            (289)         --             115
Interest expense                               (3,857)        --          (1,480)             --      (5,337)
- - ------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE
  INCOME TAXES                                 44,005      5,323             (81)           (721)       (785)         47,741
INCOME TAXES                                   17,821      1,862              19            (447)         --          19,255
- - ------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) BEFORE
  CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING FOR INCOME TAXES                  26,184      3,461            (100)           (274)       (785)         28,486
Cumulative effect of change in
  accounting for income taxes                   1,374         --             129            (203)         --           1,300
- - ------------------------------------------------------------------------------------------------------------------------------
  NET INCOME (LOSS)                          $ 27,558    $ 3,461         $    29          $ (477)    $  (785)       $ 29,786
- - ------------------------------------------------------------------------------------------------------------------------------


Additional segment information is presented in Note 12.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - --------------------------------------------------------------------------------

4. REAL ESTATE INVESTMENTS

   Real estate investments held at October 31, 1994 and 1993, follow:

                                                       1994             1993
    ----------------------------------------------------------------------------
                                                     (all figures in thousands)
    Buildings                                       $27,347          $26,999
    Land                                              2,465            2,478
    ----------------------------------------------------------------------------
    TOTAL                                            29,812           29,477
    Less accumulated depreciation                     7,510            6,594
    ----------------------------------------------------------------------------
    NET BOOK VALUE                                   22,302           22,883
     Share of accumulated losses in excess
      of partnership interest                          (129)            (435)
    ----------------------------------------------------------------------------
    TOTAL                                           $22,173          $22,448
    ----------------------------------------------------------------------------


5. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

   Equipment and leasehold improvements (including IB&T) at October 31, 1994 and 1993, follow:

                                                       1994             1993
    ----------------------------------------------------------------------------
                                                     (all figures in thousands)
    AT COST:
    Equipment                                       $13,036          $11,544
    Leasehold improvements                              815              530
    ----------------------------------------------------------------------------
    TOTAL                                            13,851           12,074
    Less accumulated depreciation                     7,123            5,735
    ----------------------------------------------------------------------------
    NET BOOK VALUE                                  $ 6,728          $ 6,339
    ----------------------------------------------------------------------------

6. OTHER LIABILITIES
   6.22% SENIOR NOTE
   In March 1994, the Company privately placed, with three insurance companies, a $50 million 6.22% Senior Note due March 2004. Principal payments on the note are due in equal annual installments of approximately $7.1 million, beginning March 1998. The note may be prepaid in part or in whole on or after March 1996. Certain covenants in the Senior Note Purchase Agreement require specific levels of cash flow and net income and others restrict additional investment and indebtedness.

   NOTE PAYABLE TO UNAFFILIATED BANKS

   The Company has an unsecured revolving credit and term loan agreement with two unaffiliated participating banks under which the Company may borrow up to $75,000,000. Borrowings under the credit agreement are due in March 1997, and bear interest at a combination of the following rates: the banks' current money market rate (5.9 percent at October 31, 1994), or 1 percent per annum above the banks' Eurodollar rate (6.1 percent at October 31, 1994). In addition, a commitment fee of 0.375 percent per annum is payable on unborrowed amounts. There were no borrowings under this agreement at October 31, 1994. The loan agreement contains various covenants with respect to, among other things, levels of operating cash flow and net income, and allowable additional indebtedness and investments.

Notes to Consolidated Financial Statements
- - --------------------------------------------------------------------------------

6. OTHER LIABILITIES (CONTINUED)
    MORTGAGE NOTES PAYABLE

    The balance of mortgage notes payable on October 31, 1994 and 1993, follow:

                                                                        MATURITY                1994                1993
    ----------------------------------------------------------------------------------------------------------------------
    INTEREST RATE                                                                   (all figures in thousands)
    10.18%                                                                 1995              $ 6,200             $ 6,281
    10.75%                                                                 1996                2,270               2,290
    9.00%                                                                  1997                4,008               4,051
    Prime +1% (8.75% at October 31, 1994)                                  1997                1,437               1,477
    60% of Prime (4.65% at October 31, 1994)                            2015-2016              2,845               2,984
    ----------------------------------------------------------------------------------------------------------------------
    TOTAL                                                                                    $16,760             $17,083
    ----------------------------------------------------------------------------------------------------------------------


    These mortgage notes are secured by real property and require monthly or quarterly payments of principal and interest with all unpaid principal due at maturity. Principal payments due on mortgage notes outstanding at October 31, 1994, for each of the next five years and in the aggregate thereafter follow:

    YEAR ENDING OCTOBER 31                       PAYMENTS DUE
    -----------------------------------------------------------
                                                (in thousands)
    1995                                           $ 6,449
    1996                                             2,485
    1997                                             5,402
    1998                                               141
    1999                                               141
    Thereafter                                       2,142
    -----------------------------------------------------------
    TOTAL                                          $16,760
    -----------------------------------------------------------

    SUBORDINATED DEBENTURES

    At October 31, 1993, the Company had outstanding $14,169,000 of 10 percent subordinated debentures. The debentures were subordinated to all senior debt of the Company and paid interest semi-annually. The Company redeemed the debentures on April 1, 1994.


    INTEREST PAID

    Interest paid by the Company for the years ended October 31, 1994, 1993 and 1992 by business segment follows:

                                                1994                 1993                 1992
    ------------------------------------------------------------------------------------------
                                                         (all figures in thousands)
    Banking                                   $  807               $  669               $1,075
    Real Estate                                1,493                1,458                1,567
    Other                                      4,158                3,558                3,691
    ------------------------------------------------------------------------------------------
    TOTAL                                     $6,458               $5,685               $6,333
    ------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - --------------------------------------------------------------------------------

7. LEASE COMMITMENTS

   The Company leases certain equipment and facilities under noncancellable operating leases. Future minimum lease commitments are as follows:


   Year ending October 31                   Amount
   ------------------------------------------------------
                                         (in thousands)
   1995                                     $ 4,500
   199                                       64,036
   1997                                       3,363
   1998                                         759
   1999                                         715
   Thereafter                                 1,422
   ------------------------------------------------------
   TOTAL                                    $14,795
   ------------------------------------------------------

   Rent expense under these leases in 1994, 1993 and 1992 amounted to $4,116,000, $3,219,000 and $2,660,000, respectively.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. The methodologies require management to develop assumptions on such items as discount rates and future cash flows. Accordingly, such fair value estimates are not necessarily indicative of the amounts the Company would realize upon a current market exchange. The carrying amounts and estimated fair value at October 31, 1994 and 1993, follow:

                                                           1994                         1993
- - ---------------------------------------------------------------------------------------------------------
                                                   CARRYING    ESTIMATED       CARRYING         ESTIMATED
                                                    AMOUNT     FAIR VALUE       AMOUNT         FAIR VALUE
- - ---------------------------------------------------------------------------------------------------------
    ASSETS:                                                        (all figures in thousands)
    Cash and equivalents                           $ 34,025     $ 34,025      $ 28,655          $ 28,655
    Investments -
     Investment securities                           88,278       86,172        80,206            82,404
     Investment companies                             4,088        5,702         3,377             5,025
     Other investments                                1,607        1,607         1,618             1,618
    Loans                                            13,570       13,570        10,221            10,221
    Notes receivable and
      receivables from affiliates                     5,650        5,650         5,185             5,282

    LIABILITIES:
    Demand and time deposits                       $106,909     $106,909      $104,851          $104,851
    Senior note                                      50,000       44,529            --                --
    Note payable to unaffiliated banks                   --           --        42,300            42,300
    Mortgage notes payable                           16,760       16,548        17,083            16,993
    Subordinated debentures                              --           --        14,169            14,299


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   CASH AND EQUIVALENTS - The carrying amounts of cash and equivalents approximate their fair value.

   INVESTMENTS - The estimated fair value of investment securities, investment companies and common stock is based on quoted market prices. Management believes it is impracticable to disclose fair values of certain other investments (carrying amounts of $2,513,000 and $2,536,000 at October 31, 1994 and 1993, respectively) due to the difficulty of predicting future returns and the period in which those amounts will be received.

   LOANS - Variable interest rate loans are subject to periodic repricing and the carrying amount is a reasonable estimate of fair value.

   NOTES RECEIVABLE AND RECEIVABLES FROM AFFILIATES - The estimated fair value of notes receivable and receivables from affiliates has been calculated by discounting expected future cash flows using management's estimate of current market interest rates for such notes and receivables. Included in this category are "Notes receivable from stock option exercises" which are a component of shareholders' equity on the consolidated balance sheet.

   DEMAND AND TIME DEPOSITS - The carrying value of deposit accounts which are subject to periodic repricing is a reasonable estimate of fair value.

   6.22% SENIOR NOTE - The estimated fair value of the Senior Note has been determined by discounting future cash flows using a market interest rate calculated in the same manner as the fixed rate of interest applicable to the note.

   NOTE PAYABLE TO UNAFFILIATED BANKS - The note payable to unaffiliated banks is subject to periodic repricing and the carrying amount approximates its market value.

   MORTGAGE NOTES PAYABLE - The estimated fair value for mortgage notes payable is based on discounted cash flow analyses using current market interest rates applicable to mortgaged properties.

   SUBORDINATED DEBENTURES - The estimated fair value of the subordinated debentures is based on the fair value of the debentures as calculated by an independent valuation source.

9. NON-VOTING COMMON STOCK OPTIONS

   Outstanding options to subscribe to shares of non-voting common stock are summarized as follows:

                                                   SHARES                     OPTION
                                                UNDER OPTION                PRICE RANGE
   -------------------------------------------------------------------------------------
   Balance, October 31, 1992                       740,400               $ 3.95  - 17.00
   Exercised                                      (216,200)                3.95  - 15.75
   Granted                                         202,084                27.25  - 33.50
   Cancelled/Expired                               (7,600)                 8.75  - 15.75
   -------------------------------------------------------------------------------------
   Balance, October 31, 1993                       718,684                 8.75  - 33.50
   Exercised                                      (141,181)                8.75  - 27.25
   Granted                                         159,970                27.375 - 34.00
   Cancelled/Expired                               (4,725)                27.25  - 34.00
   -------------------------------------------------------------------------------------
   BALANCE, OCTOBER 31, 1994                       732,748               $ 8.75  - 34.00
   -------------------------------------------------------------------------------------

   At October 31, 1994, options for 414,605 shares were exercisable. Options for 318,143 additional shares will become exercisable over the next two years. In December 1994, the Company granted options for an additional 132,300 shares at a price of $27.75. These options will become exercisable over the next four years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - --------------------------------------------------------------------------------

10. EMPLOYEE BENEFIT PLANS
    EXECUTIVE LOAN PROGRAM
    The Company has established an Executive Loan Program under which a maximum of $6,100,000 is available for loans to certain key employees for purposes of financing or refinancing the exercise of stock options for shares of the Company's non-voting common stock, other purchases of the Company's non-voting stock, and any tax obligations arising from such transactions. Such loans are written for a seven-year period, at varying fixed interest rates (currently ranging from 5.3 percent to 9.5 percent), and are payable in annual installments commencing with the third year in which the loan is outstanding. Loans outstanding under this program at October 31, 1994 and 1993, amounted to $2,511,000 and $1,804,000, respectively.

    PROFIT-SHARING RETIREMENT PLAN
    The Company has a discretionary profit-sharing retirement plan for the benefit of substantially all employees of its wholly owned subsidiaries whereby up to 15 percent of eligible compensation of participants may be contributed. The Company has contributed $2,709,000, $2,419,000 and $2,228,000, the maximum amounts permitted under the plan, for the years ended October 31, 1994, 1993 and 1992, respectively.

    STOCK PURCHASE PLAN
    A total of 312,000 shares of the Company's non-voting common stock was reserved for issuance under an Employee Stock Purchase Plan. The plan permits all eligible full-time employees to direct up to 15 percent of their salaries toward the purchase of Eaton Vance Corp. non-voting common stock at the lower of 90 percent of the fair market value of the non-voting common stock at the beginning or at the end of each six-month offering period. Through October 31, 1994, 285,076 shares have been issued pursuant to this plan.

    INCENTIVE PLAN - STOCK ALTERNATIVE
    A total of 300,000 shares of the Company's non-voting common stock is reserved for issuance under the Incentive Plan - Stock Alternative. The plan permits employees and officers to direct up to half of their monthly and annual incentive bonuses toward the purchase of non-voting common stock at 90 percent of the fair market price of the stock. Through October 31, 1994, 57,022 shares have been issued pursuant to this plan.

    BANK PENSION PLAN
    IB&T has a trusteed, noncontributory defined benefit pension plan covering substantially all its employees. The benefits are based on years of service and the employee's compensation during employment. IB&T's funding policy is to contribute annually the maximum amount which can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for benefits expected to be earned in the future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - --------------------------------------------------------------------------------

10. EMPLOYEE BENEFIT PLANS (CONTINUED)


    The following table sets forth the plan's funded status and amounts recognized in IB&T's balance sheet at October 31, 1994 and 1993:

                                                                                   1994                 1993
    --------------------------------------------------------------------------------------------------------
                                                                                  (all figures in thousands)
    ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS:
    Accumulated benefit obligation, including vested benefits
    of $3,440,000 for 1994 and $2,896,000 for 1993                              $ 3,689              $ 3,153
    --------------------------------------------------------------------------------------------------------
    Projected benefit obligations for services rendered to date                   5,717                5,352
    Plan assets at fair value, primarily listed stocks
    and U.S. Government obligations                                               4,754                4,390
    --------------------------------------------------------------------------------------------------------
    Funded status                                                                  (963)                (962)
    Unrecognized net gain from past experience different
    from that assumed and effects of changes in assumptions                        (397)                (120)
    Prior service cost not yet recognized in periodic pension cost                  301                  400
    Unrecognized net asset                                                         (270)                (501)
    --------------------------------------------------------------------------------------------------------
    Accrued pension cost                                                        $(1,329)             $(1,183)
    --------------------------------------------------------------------------------------------------------

    Net pension costs for 1994, 1993 and 1992 include the following components:

                                                                    1994           1993           1992
    --------------------------------------------------------------------------------------------------------
                                                                          (all figures in thousands)
    Service cost-benefits earned during the period                  $618           $497           $461
    Interest cost on projected benefit obligations                   425            388            349
    Actual return on plan assets                                    (420)          (373)          (300)
    Net amortization and deferral                                     (5)             1            (32)
    --------------------------------------------------------------------------------------------------------
    NET PERIODIC PENSION COST                                       $618           $513           $478
    --------------------------------------------------------------------------------------------------------

   The actuarial assumptions used in the above calculations are a weighted average discount rate of 7.5 percent, a compensation rate of 5.0 percent, and an expected long-term rate of return on assets of 8.5 percent.

Notes to Consolidated Financial Statements
- - --------------------------------------------------------------------------------
11. INCOME TAXES
    Effective November 1, 1993, the Company adopted Statement of Financial
    Accounting Standards No. 109, "Accounting for Income Taxes," (SFAS)No.
    109. This statement requires an asset and liability approach for financial accounting and reporting for deferred income taxes. The cumulative effect of the accounting change resulted in a $1.3 million gain or $0.14 per share. Prior year financial statements have not been restated to apply the provisions of SFAS No. 109.

    Income taxes, as stated as a percentage of income before income taxes, are composed of the following:

                                                              1994             1993                 1992
    --------------------------------------------------------------------------------------------------------
    Federal statutory tax rate                                35.0%            34.8%                34.0%
    Increases (decreases) in taxes from:
      State income tax (net of effect of Federal tax)          4.9              6.6                  6.3
      Unrealized (gains) losses on mining investments         (0.5)             0.4                  1.0
      Other                                                    0.9               --                  0.4
    --------------------------------------------------------------------------------------------------------
    EFFECTIVE TAX RATE                                        40.3%            41.8%                41.7%
    --------------------------------------------------------------------------------------------------------
    TAXES ON INCOME CONSISTED OF:
    Current:                                                        (all figures in thousands)
      Federal                                              $ 2,429          $ 1,163              $(2,199)
      State                                                  3,114            1,402                  392
    Deferred:
      Federal                                               13,121           13,783               12,860
      State                                                    591            3,322                2,773
    --------------------------------------------------------------------------------------------------------
    INCOME TAXES                                           $19,255          $19,670              $13,826
    --------------------------------------------------------------------------------------------------------

    Income taxes paid (refunded) for the years ended October 31, 1994, 1993 and 1992 were $6,116,000, ($3,895,000) and ($1,085,000), respectively.

    In 1994, the Company utilized a net operating loss carryforward of approximately $29 million to offset current taxable income. The Company has a remaining net operating loss of approximately $25 million that can be carried forward to offset future taxable income through 2008. For financial statement purposes, deferred income tax credits have been reduced by the effect of the tax loss carryforward because such losses are expected to offset the reversal of timing differences during the permitted carryforward period.

    In years prior to and in 1994, the Company incurred alternative minimum tax of approximately $2.3 million. Such taxes incurred may be used as a credit carryover to offset future regular tax liabilities. Accordingly, at October 31, 1994, the deferred income tax liability account has been reduced by the cumulative alternative minimum taxes incurred of $2.3 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - --------------------------------------------------------------------------------

11. INCOME TAXES (CONTINUED)

    Under SFAS No. 109 deferred income taxes reflect the net tax effects of
    (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax liability as of October 31, 1994, are as follows:

                                                 (in thousands)
    DEFERRED TAX LIABILITIES:
    Deferred sales commissions                    $ 99,393
    Differences between book and
    tax basis of property                            1,645
    Other                                              199
    ------------------------------------------------------
    Total                                          101,237
    ------------------------------------------------------
    DEFERRED TAX ASSETS:
    Operating loss carryforwards                     8,932
    Tax credit carryforwards                         2,259
    Other                                              506
    ------------------------------------------------------
    Total                                           11,697
    ------------------------------------------------------
    Valuation allowance                                 --
    ------------------------------------------------------
    NET DEFERRED TAX LIABILITY                    $ 89,540
    ------------------------------------------------------

12. SEGMENT INFORMATION

    A. The Company and its subsidiaries are engaged in the following business segments:

        1. Investment management operations, including portfolio management of regulated investment companies and investment counseling clients through Eaton Vance Management and Boston Management and Research, and the sale of shares of investment companies through Eaton Vance Distributors, Inc.

        2. Banking, through ownership of 77.3% of the capital stock of Investors Bank & Trust Company (IB&T). IB&T, a state-chartered bank, provides custodial, accounting, and pricing services for mutual funds, unit investment trusts and other pooled investment vehicles, including the Eaton Vance mutual funds. IB&T also provides custodial, trust, and banking services to individuals, investment advisers, private trustees, lawyers and accountants, financial planners, other banks and fiduciaries, and other institutions.

        3. Real estate investment through wholly owned Northeast
           Properties, Inc.

        4. Precious Metal Mining and Other includes precious metal mining venture investment and management through wholly owned Minven, Inc., EV Gold Inc., and Fulcrum Management, Inc., and oil and gas exploration and development through wholly owned Energex Corporation and Marblehead Energy Corporation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - --------------------------------------------------------------------------------
12. SEGMENT INFORMATION (CONTINUED)
    B. Financial data applicable to each business segment follow:

                                                                                        PRECIOUS METAL
                                                     INVESTMENT                  REAL      MINING &     ELIMI-     CONSOLIDATED
                                                     MANAGEMENT     BANKING     ESTATE      OTHER       NATIONS        TOTAL
- - -------------------------------------------------------------------------------------------------------------------------------
                                                                             (all figures in thousands)
    YEAR ENDED 10/31/94
    Identifiable assets                               $321,228     $127,606     $26,847     $8,886     $(29,061)     $455,506
    Liabilities                                        155,447      113,893      18,360        955        1,243       289,898
    Total income                                       164,699       47,827       5,154      2,293       (1,967)      218,006
    Operating income (loss)                             47,219        5,323       1,036       (696)        (676)       52,206
    Net income (loss) before
    cumulative effect of change in
    accounting for income taxes                         26,184        3,461        (100)      (274)        (785)       28,486
    Cumulative effect of change in
    accounting for income taxes                          1,374           --         129       (203)          --         1,300
    Net income (loss)                                   27,558        3,461          29       (477)        (785)       29,786
    Capital expenditures                                 1,394        1,616         325          3           --         3,338
    Depreciation and amortization                       54,046        2,676       1,068         16           --        57,806

    YEAR ENDED 10/31/93
    Identifiable assets                               $294,750     $120,184     $26,892    $12,852     $(29,131)     $425,547
    Liabilities                                        149,452      109,872      18,435      1,545          943       280,247
    Total income                                       145,564       37,509       5,080      2,954       (1,962)      189,145
    Operating income (loss)                             43,829        3,570       1,102       (619)        (442)       47,440
    Net income (loss)                                   23,546        2,359        (293)     2,264         (535)       27,341
    Capital expenditure                                  1,221        1,877         524          3           --         3,625
    Depreciation and amortization                       42,173        2,696       1,037         16           --        45,922

    YEAR ENDED 10/31/92
    Identifiable assets                               $214,078     $103,184     $27,362    $10,605     $(37,030)     $318,199
    Liabilities                                        136,613       95,171      18,612        599       (8,597)      242,398
    Total income                                       113,003       33,323       5,337      3,652       (2,162)      153,153
    Operating income (loss)                             33,238        2,734       1,403        535         (351)       37,559
    Net income (loss)                                   18,263        1,571        (178)         2         (351)       19,307
    Capital expenditures                                 1,439        1,188         804         51           --         3,482
    Depreciation and amortization                       29,144        1,309       1,403         96           --        31,952

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - --------------------------------------------------------------------------------
12. SEGMENT INFORMATION (CONTINUED)
    C. Major customers that provided over 10% of the total income of the
    Company are as follows:

                                                                            1994             1993             1992
- - ---------------------------------------------------------------------------------------------------------------------
    EATON VANCE NATIONAL MUNICIPALS FUND                                       (all dollar figures in thousands)
    Investment adviser fees, distribution plan payments,
    early withdrawal charges and custody fees                              $26,230          $24,726          $20,050
    Percent of total income                                                   12.0%            13.1%            13.1%

    EATON VANCE PRIME RATE RESERVES
    Investment adviser fees, administration fees,
    early withdrawal charges and custody fees                               $8,244          $11,942          $18,393
    Percent of total income                                                    3.8%             6.3%            12.0%

13. RELATED PARTY TRANSACTIONS
    Investment advisory and distribution income earned from investment companies sponsored by the Company were $163.8 million, $144.5 million and $112.6 million in 1994, 1993 and 1992, respectively.

    The Company provides management and administration services to VenturesTrident and VenturesTrident II for which it earned fees of $2.1 million, $2.4 million and $3.0 million, in 1994, 1993 and 1992, respectively. Amounts outstanding for these services were $2.8 million and $3.0 million at October 31, 1994 and 1993, respectively, and are included in "Notes receivable and receivables from affiliates."

    IB&T earned fees from investment companies sponsored by the Company for custodial, bookkeeping and pricing services of $3.6 million, $3.0 million and $2.8 million in 1994, 1993 and 1992, respectively.

    Investment companies sponsored by the Company had approximately $2.0 million and $0.3 million of cash on deposit at IB&T on October 31, 1994 and 1993, respectively.

    IB&T has made loans to certain shareholders, officers and employees of the Company totaling $1.6 million and $1.3 million, at October 31, 1994 and 1993, respectively.

14. SHAREHOLDERS' EQUITY
    On April 15, 1994, the Company's Board of Directors authorized the purchase by the Company of up to 500,000 shares of the Company's non-voting common stock at a cost to be determined at the time of purchase. Through October 31, 1994, 234,000 shares had been acquired under this plan.

15. REGULATORY REQUIREMENTS
    The broker/dealer subsidiary of the Company, Eaton Vance Distributors, Inc., is subject to the Securities and Exchange Commission uniform net capital rule (Rule 15c3 - 1) which requires the subsidiary to maintain a certain minimum level of net capital (as defined). For purposes of this rule the subsidiary had net capital of $16.5 million, which exceeded the net capital requirement of $0.1 million at October 31, 1994.

    The banking subsidiary, IB&T, is required to maintain certain average cash reserve balances with the Federal Reserve Bank. The average reserve balance requirement at October 31, 1994, was $3.3 million. IB&T is also required to maintain certain minimum capital ratios. Management believes that IB&T was in compliance with all such capital requirements at October 31, 1994.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - --------------------------------------------------------------------------------
16. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
    At October 31, 1994, IB&T had off-balance sheet financial instruments consisting of secured open lines of credit and interest-rate floor contracts. The open lines of credit totaled $7.5 million, against which
    $3.1 million in loans were drawn. IB&T uses interest rate floor contracts as part of its overall interest rate risk management. The notional amount of the interest-rate floor contracts was $80.0 million. Management of
    IB&T does not anticipate significant credit loss from these instruments.

17. QUARTERLY RESULTS (UNAUDITED)

                                                                           TOTAL              NET          EARNINGS
                                                                           INCOME            INCOME        PER SHARE
- - --------------------------------------------------------------------------------------------------------------------------
                                                                                         (in thousands)
    QUARTER ENDED:
    January 31, 1993                                                      $ 42,121          $ 4,924          $0.62
    April 30, 1993                                                          45,470            7,184           0.86
    July 31, 1993                                                           48,544           11,282           1.19
    October 31, 1993                                                        53,010            3,951           0.41
    -------------------------------------------------------------------------------------------------
    Year ended October 31, 1993                                           $189,145          $27,341          $3.09
    -------------------------------------------------------------------------------------------------

    QUARTER ENDED:
    January 31, 1994                                                      $ 53,107          $ 7,706*         $0.81*
    April 30, 1994                                                          54,254            7,638           0.80
    July 31, 1994                                                           54,814            6,157           0.65
    October 31, 1994                                                        55,831            8,285           0.89
    -------------------------------------------------------------------------------------------------
    Year ended October 31, 1994                                           $218,006          $29,786          $3.14
    -------------------------------------------------------------------------------------------------


    *The quarter ended January 31, 1994, reflects the cumulative effect of the change in accounting for income taxes of $1.3 million, or $0.14 per share. Net income before the cumulative effect of the change in accounting for income taxes was $6,406,000 for the quarter ended January 31, 1994.

    Total income for the four quarters ended October 31, 1993, and for the two quarters ended April 30, 1994, have been reclassified to reflect the current financial statement presentation of recording trail commission payments to brokers net of the related fees received from the Eaton Vance mutual funds.

    The per share earnings for each quarter of 1993 and 1994 include credits (charges) of ($0.14), $0.16, $0.44, ($0.21) and ($0.04), $0.08, ($0.13),
    $0.09, respectively, representing the earnings per share effect from the Company's management of, and investment in, gold mining interests.

INDEPENDENT AUDITORS' REPORT
- - --------------------------------------------------------------------------------
TO THE BOARD OF DIRECTORS AND
SHAREHOLDERS OF EATON VANCE CORP.

We have audited the accompanying consolidated balance sheets of Eaton Vance Corp. and its subsidiaries as of October 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended October 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Eaton Vance Corp. and its subsidiaries as of October 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 11 to the consolidated financial statements, effective November 1, 1993, the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 13, 1994

                   EATON VANCE CORP. DIRECTORS AND OFFICERS
- - --------------------------------------------------------------------------------


                                   [PHOTO]


Eaton Vance Corp. Directors: seated - M. Dozier Gardner (left) and Landon T. Clay; standing (from left) - Benjamin A. Rowland, Jr., Ralph Z. Sorenson, James B. Hawkes, John G. L. Cabot and H. Day Brigham, Jr.


Landon T. Clay                       Chairman of the Board of Directors

M. Dozier Gardner                    President and Director

James B. Hawkes                      Executive Vice President and Director

H. Day Brigham, Jr.                  Vice President, Director and Chairman
                                     of the Management Committee

John G. L. Cabot                     Director

Benjamin A. Rowland, Jr.             Vice President and Director

Ralph Z. Sorenson                    Director

Thomas Otis                          Vice President and Secretary

Laurie G. Russell                    Vice President and Internal Auditor

John P. Rynne                        Vice President and Corporate Controller

William M. Steul                     Vice President and Chief Financial Officer

INVESTOR INFORMATION
- - --------------------------------------------------------------------------------

EATON VANCE CORP. AND FORM 10-K
Eaton Vance Corp. has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the 1994 fiscal year. For a copy of that Report, which is available free of charge to shareholders of Eaton Vance Corp. upon request, or other information regarding the Company, please contact:

    WILLIAM M. STEUL, CHIEF FINANCIAL OFFICER
    EATON VANCE CORP.
    24 FEDERAL STREET
    BOSTON, MA 02110
    (617) 482-8260

TRANSFER AGENT AND REGISTRAR
The First National Bank of Boston is the Transfer Agent and Registrar for the Company's common stock and maintains shareholder accounting records. The Transfer Agent should be contacted on questions of changes in address, name or ownership, lost certificates and consolidation of accounts. When corresponding with the Transfer Agent, shareholders should state the exact name(s) in which the stock is registered and the certificate number, as well as pertinent account information. Contact:

    THE FIRST NATIONAL BANK OF BOSTON
    SHAREHOLDER CORRESPONDENCE, MAIL STOP 45-02-09
    POST OFFICE BOX 644
    BOSTON, MA 02102-0644
    (617) 575-3400

AUDITORS
    DELOITTE & TOUCHE LLP
    125 SUMMER STREET
    BOSTON, MA 02110
    (617) 261-8000

- - --------------------------------------------------------------------------------

















                                 EATON VANCE CORP.
                                 24 FEDERAL STREET
                                 BOSTON, MA 02110
84