Form 10-K, Exhibit 13
period 1995-10-31
EATON VANCE CORP
filed 1996-01-24
CIK 350797

EXHIBIT 13.1


                                                              1995 Annual Report





Eaton Vance Corp.

--------------------------------------------------------------------------------





                                                                       [PICTURE]

--------------------------------------------------------------------------------
     EATON VANCE CORP. SUBSIDIARIES
--------------------------------------------------------------------------------

                    Eaton Vance Management and its subsidiary, Boston Management and Research, act as investment advisers to the Company's mutual funds as well as to individual and institutional accounts.

                    Eaton Vance Distributors, Inc. markets the Company's mutual funds.

                    Investors Bank & Trust Company provides fiduciary and related banking services to institutions and individuals.

                    Northeast Properties, Inc. invests in income-producing real estate.





Cover: Eaton Vance Corp's. headquarters
in Boston, Massachusetts.

--------------------------------------------------------------------------------
     FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                        1994           1995
================================================================================
                                                      (in billions of dollars)

Assets Under Management...........................     $ 15.0         $ 16.0
Sales of Mutual Funds.............................        3.4            1.6

                                                      (in millions of dollars)

Revenue...........................................     $171.2         $167.9
Net Income........................................       29.8           30.4
Shareholders' Equity..............................      165.6          194.5

Per Common Share                                            (in dollars)

Net Income........................................     $ 3.14          $ 3.27
Shareholders' Equity..............................      18.18           20.84
Dividends.........................................       0.60            0.65
================================================================================


                               Earnings Per Share

      (The following table was represented by a graph in the printed book)

              Fiscal                                   Earnings
               Year                                   Per Share
               ----                                   ---------
               1986 ................................  $ 0.81
               1987 ................................    1.35
               1988 ................................    1.37
               1989 ................................    0.99
               1990 ................................    1.03
               1991 ................................    1.74
               1992 ................................    2.49
               1993 ................................    3.09
               1994 ................................    3.14
               1995 ................................    3.27


                               Dividends Per Share

      (The following table was represented by a graph in the printed book)

              Fiscal                                  Dividends
               Year                                   Per Share
               ----                                   ---------
               1986 ................................    0.125
               1987 ................................    0.15
               1988 ................................    0.185
               1989 ................................    0.205
               1990 ................................    0.24
               1991 ................................    0.29
               1992 ................................    0.36
               1993 ................................    0.49
               1994 ................................    0.60
               1995 ................................    0.65

--------------------------------------------------------------------------------
     TO SHAREHOLDERS
--------------------------------------------------------------------------------

Eaton Vance Corp.'s fiscal year 1995 net income was a record $30.4 million. Earnings per share of $3.27 were four percent greater than 1994's $3.14 and nine percent greater than 1994's earnings of $3.00 excluding the effect of a change in accounting for income taxes.

Dividends per share increased eight percent from $0.60 in fiscal year 1994 to $0.65 in fiscal year 1995. The Company's dividend has increased in each of the last fifteen years and has grown at a compound annual rate of 19 percent since 1980. Average shares outstanding in fiscal 1995 were 9.3 million, two percent lower than the 9.5 million outstanding in fiscal 1994.

Assets under management of $16.0 billion on October 31, 1995 were seven percent greater than the $15.0 billion reported at the close of last year. Market appreciation and reinvested dividends more than offset net redemptions of mutual fund shares of $0.5 billion. Although fund sales of $1.6 billion were significantly lower than 1994 sales of $3.4 billion, they improved as the year progressed, with fourth quarter sales more than double those of the first quarter.

Because of lower average assets under management in 1995, revenue declined two percent to $167.9 million from $171.2 million in 1994. Operating expenses declined two percent to $120.7 million, and operating income decreased by one percent to $47.2 million. Lower net interest expense and a lower effective tax rate combined to increase income from continuing operations by five percent to $27.0 million.

The distribution to Eaton Vance shareholders of Investors Financial Services Corp., the new parent company of Investors Bank & Trust Company, took place on November 10, 1995 after the close of the fiscal year. Net income from discontinued bank operations was $3.4 million in fiscal year 1995, an increase of 26 percent from the $2.7 million in 1994. The distribution will have the effect of concentrating Eaton Vance's activities in the investment management business. Eaton Vance's shareholders will hold a marketable investment in a rapidly growing service organization which, as an independent company, will be released from regulations that burdened it as a subsidiary of a mutual fund management company.

Reduced sales of spread commission mutual fund shares in fiscal year 1995 resulted in a strong positive cash flow. Year-end cash and short-term investments equaled $79.1 million versus $24.7 million at the end of fiscal year 1994. A strong balance sheet and positive cash flow will allow Eaton Vance to finance new product development and, depending on market conditions, to grow by acquisition and to repurchase common shares.



/s/ Landon T. Clay                      /s/ M. Dozier Gardner

Landon T. Clay,                         M. Dozier Gardner,
Chairman                                President


January 16, 1996

--------------------------------------------------------------------------------
     EATON VANCE CORP.
--------------------------------------------------------------------------------

                      Quarterly High and Low Stock Prices

      (The following table was represented by a graph in the printed book)

          Fiscal Year                    High            Low
          -----------                    ----            ---
          1986
             1/31/86 ...............    12.875          9.625
             4/30/86 ...............    15.063         10.500
             7/31/86 ...............    11.000          8.000
            10/31/86 ...............    10.875          8.250

          1987
             1/30/87 ...............    15.250          9.313
             4/30/87 ...............    16.250         12.000
             7/31/87 ...............    13.875         10.625
            10/30/87 ...............    13.500          6.500

          1988
             1/29/88 ...............     9.500          6.500
             4/29/88 ...............    11.750          8.875
             7/29/88 ...............    11.000          9.625
            10/31/88 ...............    10.375          9.375

          1989
             1/31/89 ...............    11.500          9.875
             4/28/89 ...............    13.875         11.500
             7/31/89 ...............    12.130         11.000
            10/31/89 ...............    14.000         11.000

          1990
             1/31/90 ...............    14.125         13.250
             4/30/90 ...............    14.000         11.000
             7/31/90 ...............    11.500         10.625
            10/31/90 ...............    11.000          7.625

          1991
             1/31/91 ...............     9.000          7.875
             4/30/91 ...............    12.250         10.750
             7/31/91 ...............    12.625         10.500
            10/31/91 ...............    14.500         12.250

          1992
             1/31/92 ...............    18.750         13.750
             4/30/92 ...............    19.125         16.000
             7/31/92 ...............    17.625         15.625
            10/30/92 ...............    23.750         16.500

          1993
             1/29/93 ...............    38.500         20.500
             4/30/93 ...............    37.500         29.000
             7/30/93 ...............    36.250         30.750
            10/29/93 ...............    41.250         34.250

          1994
             1/31/94 ...............    38.000         30.500
             4/29/94 ...............    37.500         29.250
             7/29/94 ...............    30.750         26.500
            10/31/94 ...............    34.250         25.500

          1995
             1/31/95 ...............    32.250         24.500
             4/28/95 ...............    32.750         28.250
             7/31/95 ...............    34.125         30.000
            10/31/95 ...............    39.250         31.750


Price and Dividend Information

The Company's non-voting common stock is traded on the over-the-counter market, where it is reported on the NASDAQ National Market System under the symbol EAVN. The stock is also traded on the Boston Stock Exchange. The range of price and the dividend declared on these shares during each quarter of the last two years were as follows:

                               High                  Low            Dividend
Quarter Ended                  Price                Price           Per Share
================================================================================
January 31, 1994              $38                 $30 1/2             $0.14
April 30, 1994                 37 1/2              29 1/4              0.15
July 31, 1994                  30 3/4              26 1/2              0.15
October 31, 1994               34 1/4              25 1/2              0.16

January 31, 1995              $32 1/4             $24 1/2             $0.16
April 30, 1995                 32 3/4              28 1/4              0.16
July 31, 1995                  34 1/8              30                  0.16
October 31, 1995               39 1/4              31 3/4              0.17

--------------------------------------------------------------------------------
     INVESTMENT MANAGEMENT
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 1995 HIGHLIGHTS
--------------------------------------------------------------------------------

o Assets under management rose by 7% to $16.0 billion, primarily due to rising bond and stock markets.

o    Mutual fund assets increased 7% to $14.2 billion.

o Mutual fund sales of $1.6 billion were significantly lower than 1994 sales of $3.4 billion but improved as the year progressed.

o Eaton Vance Prime Rate Reserves, a continuously offered closed-end bank loan fund, was converted to Hub and Spoke(R) structure, and several new spokes were offered: a level-load version for U.S. investors and both spread and level-load versions for offshore investors.

o New funds, Eaton Vance High Yield Municipals and Eaton Vance Information Age, were offered in the fourth quarter.

o    Ownership in Lloyd George Management was increased to 24%.

o    Investment counsel assets increased 12% to $1.8 billion.


                             Assets Under Management
                                 (in billions)

      (The following table was represented by a graph in the printed book)

              Fiscal                                   Assets
             Year End                               (in billions)
             --------                               -------------
               1986 ................................   $ 5.4
               1987 ................................     5.4
               1988 ................................     4.9
               1989 ................................     7.1
               1990 ................................     7.3
               1991 ................................     9.4
               1992 ................................    11.3
               1993 ................................    15.4
               1994 ................................    15.0
               1995 ................................    16.0

--------------------------------------------------------------------------------
     INVESTMENT MANAGEMENT
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                    FUND ASSETS INCREASED 7% TO $14.2 BILLION
--------------------------------------------------------------------------------

Sales of Eaton Vance funds, excluding money market funds and reinvested dividends, were $1.6 billion, significantly lower than last year's $3.4 billion. The decline in sales was the result of a reduction in investor enthusiasm for tax-free bonds which occurred because of uncertainties regarding various flat tax proposals under discussion in Washington and because of the unsettling effect of a declining bond market throughout most of the prior year. Also, a strong equity market during 1995 captured investor attention and diminished interest in fixed-income funds. Aided by improving market conditions and the benefit of new fund introductions, fund sales rose steadily throughout the year, and sales in the fourth quarter were more than double those of the first quarter. Breadth of distribution favorably affected last year's sales. The Independent Financial Institutions sales force, which was created in 1989 to supplement distribution through national broker/dealers, produced more than 50% of the Company's fund sales last fiscal year. Stock and bond market appreciation and reinvested dividends of $0.3 billion more than offset $0.5 billion of net redemptions and caused fund assets under management to increase by 7% to $14.2 billion from $13.3 billion in 1994.


--------------------------------------------------------------------------------
                      PRIME RATE RESERVES SALES ACCELERATED
--------------------------------------------------------------------------------

Prime Rate Reserves regained its sales momentum in 1995 and helped offset the slowdown in sales of tax-free bond funds. Prime Rate Reserves, created in 1989 with an innovative structure as a continuously offered closed-end fund investing in bank loans, was converted to Hub and Spoke format. In addition to the original spread-commission version, a domestic level-load spoke was offered, and both level-load and spread-load spokes were added to Eaton Vance's Medallion family of offshore funds. All four spokes invest in a common hub, which grew in size to $1.4 billion by fiscal year end.


--------------------------------------------------------------------------------
                          TWO NEW FUNDS WERE INTRODUCED
--------------------------------------------------------------------------------

Eaton Vance High Yield Municipals Fund, introduced in the fourth quarter, invests primarily in below investment grade municipal obligations and thereby achieves a significant yield advantage. The fund builds on the research and management capabilities that Eaton Vance has developed as a manager of $9 billion in municipal bond funds nationwide. The fund complements Eaton Vance's largest fund, Eaton Vance National Municipals.

The Eaton Vance Information Age Fund, also offered in the fourth quarter, provides investors a way to participate in the global information revolution. The Information Age Fund, which is sold both in the United States and offshore through various distribution channels under the Hub and Spoke structure, is advised jointly by Eaton Vance and Lloyd George Management. The fund invests in companies which are participants in the creation, processing and distribution of information worldwide and which are expected to grow at above average rates.


                 Assets Under Management by Distribution Method

      (The following table was represented by a pie chart in the printed book)

               Spread Commission ...................   67%
               No Commission .......................    2%
               Investment Counsel ..................   11%
               Exchange ............................    4%
               Front End ...........................   12%
               Level Load ..........................    4%

October 31, 1995

--------------------------------------------------------------------------------
     INVESTMENT MANAGEMENT
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
               OWNERSHIP IN LLOYD GEORGE MANAGEMENT WAS INCREASED
--------------------------------------------------------------------------------

During the year Eaton Vance increased its ownership interest in Lloyd George Management from 6% to 24%. The two firms became affiliated in 1992 with the introduction of the Greater China Growth Fund, which is advised by Lloyd George Management from its headquarters in Hong Kong. Lloyd George Management's expertise in global markets facilitated the subsequent introduction of the Greater India and Emerging Market Funds. The investment management capabilities of Lloyd George Management, with offices in Hong Kong, London, and Bombay, coupled with the introduction of the Eaton Vance Medallion family of offshore funds, allows Eaton Vance both to manage and to distribute mutual funds globally.


--------------------------------------------------------------------------------
                         INVESTMENT COUNSEL ASSETS GREW
--------------------------------------------------------------------------------

At year end, investment counsel assets under management were $1.8 billion compared with $1.6 billion at the end of the prior period. Most of the gain in assets occurred in the equity holdings of accounts of individuals. The unfavorable trend of institutional account losses continued in fiscal 1995 but moderated substantially from recent years.

In general, equity returns were satisfactory, with results close to those of the broad market averages. Particularly gratifying gains were achieved in taxable fixed-income accounts using a distinctive approach utilizing corporate bonds with put options. Here, investment results exceeded clients' return and risk benchmarks for the seventh consecutive year. The focus of the Division's marketing efforts remained on this core bond discipline, where assets and accounts grew.

In a promising new area, accounts were opened in a fund for domestic institutions investing in Pacific Basin markets. The fund, marketed and administered by Eaton Vance and managed by Lloyd George Management, enjoyed excellent results in its first year.

--------------------------------------------------------------------------------
     INVESTMENT MANAGEMENT
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                     OUTLOOK
--------------------------------------------------------------------------------

As 1996 unfolds, it seems unlikely that the outstanding investment returns from both the U.S. stock and bond markets in 1995 will be repeated. However, the U.S. economy continues to perform exceptionally well in comparison with other developed economies, so mutual fund investors can have reasonable expectations of positive returns in 1996. Foreign markets, particularly emerging markets, have achieved valuation levels which make it likely that their relative performance will improve. If so, equity funds introduced by Eaton Vance in recent years--Greater China, Greater India, Emerging Markets and Information Age--should show accelerating growth. Eaton Vance completed the offering of its eighth exchange fund, the Broadmoor Exchange Fund, shortly after the close of fiscal 1995. The fund provides investors a means to diversify large holdings of low-tax-cost stock. Also, an offering of a new U.S. equity growth fund designed to maximize after-tax returns is planned for 1996. These two new funds will increase Eaton Vance's United States equity offerings. Having tax-free funds in more states than any other mutual fund sponsor, and national municipal funds with excellent records, Eaton Vance's position in the tax-exempt market is very strong.


                     Assets Under Management by Asset Class

      (The following table was represented by a pie chart in the printed book)

               Non-Taxable Fixed ...................   56%
               Money Market ........................    1%
               Bank Loans ..........................    9%
               Taxable Fixed .......................    8%
               Equities ............................   15%
               Counsel Assets ......................   11%

October 31, 1995

--------------------------------------------------------------------------------
     FIDUCIARY AND RELATED BANKING SERVICES
--------------------------------------------------------------------------------

The distribution to Eaton Vance shareholders of Investors Financial Services Corp. (IFSC), the new parent company of Investors Bank and Trust Company (IB&T), took place on November 10, 1995 after the close of the fiscal year. Eaton Vance shareholders received approximately one share of IFSC for every three shares of Eaton Vance owned on October 30, 1995. The distribution of Eaton Vance's ownership in IB&T provided shareholders publicly traded bank shares and removed from the bank Federal banking law restrictions which imposed constraints on its growth.

Net income from discontinued bank operations was $3.4 million in fiscal year 1995, an increase of 26 percent from the $2.7 million reported in 1994. In 1996, Eaton Vance's earnings will not include a significant contribution from the bank. Eaton Vance's earnings over the last five years, excluding bank operations, grew at an annual rate of 24%.

The distribution of IFSC was accompanied by an initial public offering of 2,300,000 shares of IFSC Common Stock at $16.50 per share. On November 30, 1995 IFSC closed on the Nasdaq National Market at $19.50. Using the approximate distribution ratio of one bank share for every three Eaton Vance shares, this represented $6.50 per share of Eaton Vance Common Stock.

--------------------------------------------------------------------------------
     REAL ESTATE INVESTMENT
--------------------------------------------------------------------------------

Northeast Properties, Inc., owns 670,000 square feet of income producing real estate in Massachusetts, New Hampshire and New York. Revenue from real estate accounted for two percent of total Company revenue in fiscal 1995. Currently there are no new real estate investments planned. In 1996 management will concentrate on increasing occupancy, now at 77 percent, net income and cash flow from owned properties.


                        Rental Property by Property Type

      (The following table was represented by a pie chart in the printed book)

          Retail ...................................  262,000 Sq. Ft.
          Industrial................................  224,000 Sq. Ft.
          Office ...................................  184,000 Sq. Ft.

October 31, 1995

--------------------------------------------------------------------------------
     PRECIOUS METAL MINING
--------------------------------------------------------------------------------

Eaton Vance participates in the development of gold mining properties as a general and as a limited partner in two gold mining partnerships, VenturesTrident, L.P. and VenturesTrident II, L.P. Eaton Vance has a 28 percent interest in VenturesTrident, L.P. and a 19 percent interest in VenturesTrident II, L.P.

VenturesTrident, L.P. completed the tenth year of its life in December 1994 and was extended for one year to allow for the orderly liquidation of its holdings. By the end of calendar year 1995 substantially all of the partnership's investments had been distributed to its partners.

VenturesTrident,   II,  L.P.   completed  its  eighth  year  in  December  1995.
Distributions to date have been $48.0 million, or 61 percent of contributed capital.

The revenue and earnings contributions of these gold mining partnerships to the Company were not significant in fiscal year 1995 and are not expected to be significant in 1996.

--------------------------------------------------------------------------------
     EATON VANCE: AN INFORMATION PROCESSOR
--------------------------------------------------------------------------------

Late in fiscal 1995, Eaton Vance introduced the Information Age Fund to invest in companies creating, processing and disseminating information in a worldwide marketplace. Presented below are several examples of how central and pervasive the management and distribution of information is to the creation, marketing and investment management of Eaton Vance's funds.


(PICTURE)

In the day-to-day management of Eaton Vance's mutual funds, the Company's analysts and portfolio managers screen more than 50,000 worldwide investment alternatives. The process involves analyzing electronically transmitted data, on-site visits to companies and sifting through a vast array of both externally generated and internal proprietary research information.


(PICTURE)

Broker/dealer and shareholder support groups respond to over 1,000 telephone inquiries per day. Callers are connected to an Eaton Vance Service Representative within 20 seconds or less. In addition, the 24-hour Eaton Vance Automated Voice Response Unit provides both brokers and shareholders access to account balances, transaction history, prices and yields 365 days each year.


(PICTURE)

The Fund Treasury Department monitors daily price changes for over 5,500 different securities held by Eaton Vance funds.

(PICTURE)

In 1995 Corporate Communications helped design, produce and distribute copies of several hundred separate pieces of sales information. More than 300 different shareholder reports were prepared for over 650,000 shareholders. Every piece is written and designed on the group's desk-top publishing system.


(PICTURE)

Compliance with Federal and state securities laws requires the annual preparation and dissemination of registration statement amendments on behalf of over 200 funds. Starting in 1996, the editing of all documents will be done by accessing proofs from computer storage and changes will be electronically transmitted to the printer.


(PICTURE)

The Eaton Vance HYPO System, run by the Company's Statistical Department, provides brokers and financial planners with the total return performance of the Company's funds. The System uses historical dividends, capital gains and net asset values in computing total return. In addition, the Statistical Department monitors the relative investment performance of over 5,000 other mutual funds.

--------------------------------------------------------------------------------
     SUMMARY FINANCIAL AND STATISTICAL DATA
--------------------------------------------------------------------------------

                                                                1995            1994            1993            1992           1991
------------------------------------------------------------------------------------------------------------------------------------
                                                                              (in thousands, except per share data)
INCOME STATEMENT DATA
Revenue:
Investment adviser and administration fees                 $  85,393       $  85,769       $  75,193       $  68,493      $  60,899
Distribution income                                           77,978          80,069          71,651          47,059         26,529
Income from real estate activities                             3,357           4,224           3,758           4,056          4,050
Other income                                                   1,194           1,154           1,674           1,103          1,084
------------------------------------------------------------------------------------------------------------------------------------
  Total revenue                                              167,922         171,216         152,276         120,711         92,562
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
Compensation of officers and employees                        38,947          39,265          39,668          35,053         28,550
Amortization of deferred sales commissions                    50,186          52,794          40,892          27,965         22,516
Other expenses                                                31,605          31,291          27,576          22,690         18,335
------------------------------------------------------------------------------------------------------------------------------------
  Total expenses                                             120,738         123,350         108,136          85,708         69,401
------------------------------------------------------------------------------------------------------------------------------------
   Operating income                                           47,184          47,866          44,140          35,003         23,161
------------------------------------------------------------------------------------------------------------------------------------
Other Income (Expense):
Interest income                                                2,641             963             856             800            877
Equity in net income (loss) of affiliates                     (1,382)           (289)          3,894            (160)           600
Interest expense                                              (4,702)         (5,337)         (4,914)         (4,893)        (4,748)
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
  income taxes and cumulative effect of change
  in accounting for income taxes                              43,741          43,203          43,976          30,750         19,890
Income taxes                                                  16,773          17,393          18,459          12,663          7,782
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
  cumulative effect of change in accounting for
  income taxes                                                26,968          25,810          25,517          18,087         12,108
Income from discontinued operations, net of
  income taxes                                                 3,408           2,676           1,824           1,220            610
------------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change
  in accounting for income taxes                              30,376          28,486          27,341          19,307         12,718
Cumulative effect of change in accounting for
  income taxes                                                    --           1,300              --              --             --
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                $ 30,376        $ 29,786        $ 27,341        $ 19,307       $ 12,718
====================================================================================================================================
Earnings per share from continuing operations
  before cumulative effect of change in accounting
  for income taxes                                             $2.90           $2.72           $2.88           $2.33          $1.66
Earnings per share from discontinued operations,
  net of income taxes                                           0.37            0.28            0.21            0.16           0.08
Cumulative effect of change in accounting for
  income taxes per share                                          --            0.14              --              --             --
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share                                             $3.27           $3.14           $3.09           $2.49          $1.74
====================================================================================================================================
Dividends declared, per share                                  $0.65           $0.60           $0.49           $0.36          $0.29
====================================================================================================================================
Average common shares outstanding                              9,289           9,473           8,848           7,752          7,290
====================================================================================================================================
BALANCE SHEET DATA
Total assets                                                $357,586        $455,506        $425,547        $318,199       $271,990
Long-term debt                                              $ 56,102        $ 60,311        $ 73,228        $ 78,358       $ 63,961
Shareholders' equity                                        $194,520        $165,608        $145,300        $ 75,801       $ 57,881
Shareholders' equity per share                              $  20.84        $  18.18        $  15.87        $  10.09       $   7.81

--------------------------------------------------------------------------------
     MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

The Company's primary sources of revenue are investment adviser fees and distribution fees received from the Eaton Vance funds and separately managed accounts. Such fees are generally based on the net asset value of the investment portfolios managed by the Company and fluctuate with changes in the total value of the assets under management. The Company's major expenses, other than the amortization of deferred sales commissions, include employee compensation, occupancy costs, service fees and other marketing costs.


Results of Operations

Year Ended October 31, 1995 to Year Ended October 31, 1994

Assets under management of $16.0 billion on October 31, 1995 were 7 percent higher than the $15.0 billion reported a year earlier. Market appreciation and reinvested dividends contributed to the increase in the Company's assets under management. Mutual fund sales for the year ended October 31, 1995 of $1.6 billion were 53 percent below the $3.4 billion reported in fiscal 1994. Redemptions of $2.1 billion in 1995 were 17 percent above the $1.8 billion in 1994. Net sales (gross sales minus redemptions), however, improved in every quarter in 1995.

On November 10, 1995 the Company completed the spin-off of Investors Financial Services Corp. (IFSC), the new parent company of Investors Bank & Trust Company (IB&T), in a tax-free distribution to Eaton Vance Corp. shareholders. Under the plan of distribution, the Company transferred net banking assets totaling approximately $14.0 million, including $10.1 million in cash and cash equivalents, to the newly formed bank holding company. The banking business has been treated as a discontinued operation in the accompanying consolidated statements of income and cash flows, and fiscal years 1994 and 1993 have been restated to reflect this accounting treatment.

Total  revenue  from  continuing  operations  decreased  $3.3  million to $167.9 million in 1995. Investment adviser and distribution fees decreased by $2.4 million in 1995 to $163.4 million from $165.8 million a year earlier. The decrease in investment adviser and distribution fees can be attributed primarily to lower average assets under management in comparison with the same period a year ago and to redemptions in excess of new mutual fund sales early in the year. The impact of the decrease in mutual fund sales on distribution fees was partially offset by an increase in contingent deferred sales charges received on early redemptions.

Total operating expenses decreased $2.6 million to $120.7 million in fiscal 1995. Compensation expense of $38.9 million was little changed from the prior year's expense of $39.3 million. Other expenses for fiscal 1995 include a one-time charge of $2.2 million relating to the accrual of a National Association of Securities Dealers (NASD) arbitration panel award in the first quarter of 1995. The Company is vigorously pursuing all legal steps to overturn the arbitration panel's decision. Other expenses for the comparable period a year ago included $1.4 million in development costs associated with two fund products that were not launched in 1994. A decrease in the average dollar value of assets in spread commission funds due to redemptions in excess of mutual fund sales in fiscal 1995 resulted in a decrease in the amortization of deferred sales commissions of $2.6 million.

The Company's two gold mining partnerships contributed losses of $1.4 million and $0.3 million during 1995 and 1994, respectively. These losses resulted primarily from fluctuations in the portfolio valuations of the two partnerships. After accounting for management fees, operating expenses and income taxes, the Company's gold mining and energy operations had no impact on total fiscal year 1995 or 1994 earnings. The realization for tax purposes of gold mining losses in fiscal 1995 resulted in a decrease in the Company's effective tax rate on income from continuing operations from 40 percent in 1994 to 38 percent in 1995.

--------------------------------------------------------------------------------
     MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Income from discontinued banking operations, net of taxes, increased by 26 percent from $2.7 million, or $0.28 per share, for the year ended October 31, 1994, to $3.4 million, or $0.37 per share, for the year ended October 31, 1995. Assets custodied and administered by IB&T totaled $91.1 billion at October 31, 1995, an increase of $18.7 billion over October 31, 1994.

Net income from continuing operations of the Company amounted to $27.0 million for the year ended October 31, 1995, compared to $27.1 million for the year ended October 31, 1994. Earnings per share from continuing operations were $2.90 and $2.86 for 1995 and 1994, respectively. Net income and earnings per share from continuing operations for 1994 included a gain of $1.3 million, or $0.14 per share, resulting from the implementation of Statement of Financial Accounting Standards (SFAS) No. 109.

Total assets, excluding discontinued banking operations, increased 5 percent to $343.6 million at October 31, 1995 from $327.9 million at October 31, 1994. Cash and cash equivalents and short-term investments increased by $54.4 million to $79.1 million at October 31, 1995. Investments in affiliates increased by $6.1 million, primarily due to an increase in the Company's investment in Lloyd George Management (BVI) Limited, an independent investment management company based in Hong Kong. Deferred sales commissions decreased $46.8 million to $209.5 million at October 31, 1995 primarily due to amortization and redemptions in excess of new sales in spread commission funds in fiscal 1995.


Year Ended October 31, 1994 to Year Ended October 31, 1993

Total revenue from continuing operations rose $18.9 million to $171.2 million from $152.3 million in 1993. This gain was due primarily to increases in investment adviser fees and distribution income which increased $10.6 million and $8.4 million, respectively, in 1994. Both investment adviser fees and distribution income are based on the average net asset values of portfolios managed by the Company, which rose to $15.5 billion for the year ended October 31, 1994, from $13.1 billion for the year ended October 31, 1993. Fund assets under management were increased by net sales of mutual funds of $2.0 billion in 1994 and reduced, primarily, by depreciation in the market value of managed assets of $1.8 billion. Separately managed accounts, in contrast, decreased to $1.6 billion in 1994 from $2.2 billion in 1993. Most of the decrease was the result of the withdrawal of one large public retirement fund client.

Gross sales of mutual funds of $3.4 billion for 1994 were down 21 percent from 1993 when the Company achieved record sales of $4.3 billion. Redemptions in 1994 rose 38 percent to $1.8 billion from 1993's redemptions of $1.3 billion.

The two major components of total expenses are compensation of officers and employees and amortization of deferred sales commissions. In 1994, total expenses increased $15.2 million to $123.4 million. Compensation expense was little changed from 1993. Larger average dollar value of assets in spread commission funds increased the amortization of deferred sales commissions by $11.9 million. Other expenses rose a total of $3.7 million to $31.3 million in 1994 from $27.6 million in 1993. This increase included $1.4 million in development costs associated with two fund products that were not launched in 1994. Additionally, higher marketing and administrative costs were incurred to increase the distribution of the Company's funds.

Portfolio valuations of gold mining investment partnerships contributed net partnership losses of $0.3 million in 1994 in comparison with net partnership gains of $3.9 million in 1993.

--------------------------------------------------------------------------------
     MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Income from discontinued banking operations, net of taxes, increased by 47 percent from $1.8 million, or $0.21 per share, for the year ended October 31, 1993, to $2.7 million, or $0.28 per share, for the year ended October 31, 1994.

Net income from continuing operations of the Company amounted to $27.1 million for the year ended October 31, 1994 compared to $25.5 million for the year ended October 31, 1993. Earnings per share from continuing operations were $2.86 and $2.88 for the fiscal years ended October 31, 1994 and 1993, respectively. Net income and earnings per share from continuing operations for 1994 included a gain of $1.3 million, or $0.14 per share, associated with the implementation of Statement of Financial Accounting Standards (SFAS) No. 109.

During 1994 the Company's total assets increased significantly. Deferred sales commissions increased to $256.3 million from $240.0 million in 1993 as a result of sales of shares of the Company's spread commission funds. Payment of sales commissions was funded primarily by cash flows from operating activities. The difference between the book and tax accounting treatment for these commissions caused deferred income taxes to increase by $13.7 million. The increase in deferred income taxes was partially offset by the cumulative effect of the change in accounting for income taxes of $1.3 million resulting from the Company's implementation of SFAS No. 109.


Liquidity and Capital Resources

Cash and cash equivalents, excluding discontinued banking operations, increased by $43.0 million to $67.7 million at October 31, 1995. In addition, the Company had short-term investments of $11.5 million at October 31, 1995.

Cash provided by continuing operating activities in 1995 was $72.2 million, compared to $28.7 million in the previous year. The Company's primary sources of cash flows from continuing operating activities were net income from continuing operations of $27.0 million and capitalized sales charges received on early redemptions of spread commission funds of $36.2 million. The primary use of cash was for the payment of $39.8 million of sales commissions associated with the sale of spread commission mutual funds.

Cash used for investing in continuing operations was $19.1 million in fiscal 1995. Major uses were the purchase of $11.0 million in short-term investments and an increase in the Company's investment in Lloyd George Management (BVI) Limited, an independent investment management company based in Hong Kong. The Company paid $4.8 million in cash and issued non-voting common stock valued at $2.7 million for the additional interest in Lloyd George Management in fiscal 1995.

Significant financing activities during the fiscal year were the repayment of a maturing mortgage note of $6.2 million and the payment of dividends to the Company's shareholders of $5.9 million. On November 17, 1995 a subsidiary of the Company entered into an agreement to retire an existing mortgage with a remaining unpaid balance of $4.0 million at October 31, 1995. Based on the terms of the agreement, the Company expects to realize an extraordinary gain of $1.6 million (net of income taxes of $1.1 million) in fiscal 1996.

On November 10, 1995 the Company completed the spin-off of its interest in IFSC in a tax-free distribution to the Company's shareholders. The spin-off resulted in a reduction in shareholders' equity of $14.0 million, which approximated the carrying value of IFSC at the time of the spin-off.

At October 31, 1995 the Company had no borrowings under its $75.0 million bank credit facility.

--------------------------------------------------------------------------------
     CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

October 31, 1995 and 1994

Assets                                                                                        1995                  1994
====================================================================================================================================
                                                                                           (all figures in thousands)
Current Assets:
Cash and equivalents                                                                     $  67,650             $  24,681
Short-term investments                                                                      11,471                    --
Receivable for investment company shares sold                                                1,156                 1,073
Investment adviser fees and other receivables                                                3,342                 2,632
Refundable income taxes                                                                        658                    --
Net assets of discontinued operations                                                       13,961                    --
Other current assets                                                                           364                 1,233
------------------------------------------------------------------------------------------------------------------------------------
  Total current assets                                                                      98,602                29,619
------------------------------------------------------------------------------------------------------------------------------------
Investors Bank & Trust Company Assets:
Cash and equivalents                                                                            --                 9,344
Investment securities (market value $86,172)                                                    --                88,278
Loans, less allowance for loan losses                                                           --                13,570
Accrued interest and fees receivable                                                            --                 9,383
Equipment and leasehold improvements, net                                                       --                 3,251
Other assets                                                                                    --                 3,780
------------------------------------------------------------------------------------------------------------------------------------
  Total bank assets                                                                             --               127,606
------------------------------------------------------------------------------------------------------------------------------------
Other Assets:
Investments:
  Real estate                                                                               21,606                22,173
  Investment in affiliates                                                                  10,113                 3,984
  Investment companies (market value at October 31, 1994, $5,702)                            7,542                 4,088
  Other investments                                                                          2,338                 3,208
Notes receivable and receivables from affiliates                                             3,458                 3,139
Deferred sales commissions                                                                 209,542               256,326
Equipment and leasehold improvements, net                                                    2,855                 3,477
Goodwill (accumulated amortization $2,422 and $2,859, respectively)                          1,530                 1,886
------------------------------------------------------------------------------------------------------------------------------------
  Total other assets                                                                       258,984               298,281
------------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                           $357,586              $455,506
====================================================================================================================================

                 See notes to consolidated financial statements

--------------------------------------------------------------------------------
     CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

October 31, 1995 and 1994

Liabilities & Shareholders' Equity                                                            1995                  1994
====================================================================================================================================
                                                                                       (in thousands, except share figures)
Current Liabilities:
Payable for investment company shares purchased                                           $  1,179              $  1,096
Accrued compensation                                                                         9,341                 8,817
Accounts payable and accrued expenses                                                        7,482                 4,539
Accrued income taxes                                                                           184                 1,761
Dividend payable                                                                             1,590                 1,461
Current portion of mortgage notes payable                                                    4,189                 6,449
Other current liabilities                                                                      762                   688
------------------------------------------------------------------------------------------------------------------------------------
  Total current liabilities                                                                 24,727                24,811
------------------------------------------------------------------------------------------------------------------------------------
Investors Bank & Trust Company Liabilities:
Demand and time deposits                                                                        --               106,909
Other                                                                                           --                 5,214
------------------------------------------------------------------------------------------------------------------------------------
  Total bank liabilities                                                                        --               112,123
------------------------------------------------------------------------------------------------------------------------------------
Other Liabilities:
6.22% Senior Note                                                                           50,000                50,000
Mortgage notes payable                                                                       6,102                10,311
Minority interest in consolidated subsidiary                                                    --                 3,113
------------------------------------------------------------------------------------------------------------------------------------
  Total other liabilities                                                                   56,102                63,424
------------------------------------------------------------------------------------------------------------------------------------
Deferred income taxes                                                                       82,237                89,540
------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                                   --                    --
------------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity:
Common stock, par value $.0625 per share:
  Authorized, 80,000
  Issued, 19,360 shares                                                                          1                     1
Non-voting common stock, par value $.0625 per share:
  Authorized, 11,920,000
  Issued, 9,315,712 and 9,090,394 shares, respectively                                         582                   568
Additional paid-in capital                                                                  53,753                49,595
Unrealized gain on investments                                                               1,186                    --
Notes receivable from stock option exercises                                                (3,313)               (2,511)
Retained earnings                                                                          142,311               117,955
------------------------------------------------------------------------------------------------------------------------------------
  Total shareholders' equity                                                               194,520               165,608
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                                             $357,586              $455,506
====================================================================================================================================

                 See notes to consolidated financial statements

--------------------------------------------------------------------------------
     CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------


Years Ended October 31, 1995, 1994 and 1993
                                                                                      1995                1994                 1993
====================================================================================================================================
Revenue:                                                                               (in thousands, except per share figures)
Investment adviser and administration fees                                       $  85,393           $  85,769            $  75,193
Distribution income                                                                 77,978              80,069               71,651
Income from real estate activities                                                   3,357               4,224                3,758
Other income                                                                         1,194               1,154                1,674
------------------------------------------------------------------------------------------------------------------------------------
  Total revenue                                                                    167,922             171,216              152,276
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
Compensation of officers and employees                                              38,947              39,265               39,668
Amortization of deferred sales commissions                                          50,186              52,794               40,892
Other expenses                                                                      31,605              31,291               27,576
------------------------------------------------------------------------------------------------------------------------------------
  Total expenses                                                                   120,738             123,350              108,136
------------------------------------------------------------------------------------------------------------------------------------
     Operating income                                                               47,184              47,866               44,140

Other Income (Expense):
Interest income                                                                      2,641                 963                  856
Equity in net income (loss) of affiliates                                           (1,382)               (289)               3,894
Interest expense                                                                    (4,702)             (5,337)              (4,914)
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income
  taxes and cumulative effect of change in accounting
  for income taxes                                                                  43,741              43,203               43,976
Income taxes                                                                        16,773              17,393               18,459
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before cumulative
  effect of change in accounting for income taxes                                   26,968              25,810               25,517
Income from discontinued operations, net of income taxes                             3,408               2,676                1,824
------------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change in accounting
  for income taxes                                                                  30,376              28,486               27,341
Cumulative effect of change in accounting
  for income taxes                                                                      --               1,300                   --
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                                      $ 30,376            $ 29,786             $ 27,341
====================================================================================================================================
Earnings per share from continuing operations before
  cumulative effect of change in accounting for income taxes                         $2.90               $2.72                $2.88
Earnings per share from discontinued operations,
  net of income taxes                                                                 0.37                0.28                 0.21
Cumulative effect of change in accounting
  for income taxes per share                                                            --                0.14                   --
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share                                                                   $3.27               $3.14                $3.09
====================================================================================================================================
Dividends declared, per share                                                        $0.65               $0.60                $0.49
====================================================================================================================================
Average common shares outstanding                                                    9,289               9,473                8,848
====================================================================================================================================

                 See notes to consolidated financial statements

--------------------------------------------------------------------------------
     CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

Years Ended October 31, 1995, 1994 and 1993

                                                                                      1995                1994                 1993
====================================================================================================================================
                                                                                             (all figures in thousands
Cash and Equivalents
(including IB&T), beginning of year                                               $ 34,025            $ 28,655             $  9,535
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net income from continuing operations                                             26,968              27,110               25,517
  Adjustments to reconcile net income to net cash
   provided by (used for) operating activities:
     Equity in net (income) loss of affiliates                                       1,382                 289               (3,894)
     Deferred income taxes                                                          (8,440)             13,712               17,105
     Cumulative effect of change in accounting
      for income taxes                                                                  --              (1,300)                  --
     Amortization of deferred sales commissions                                     50,186              52,794               40,892
     Depreciation and other amortization                                             2,377               2,336                2,334
     Payment of sales commissions                                                  (39,843)            (93,663)            (139,339)
     Capitalized sales charges received                                             36,218              24,838               17,681
     Change in refundable income taxes                                                (658)                 --                4,030
     Changes in other assets and liabilities                                         4,033               2,544                2,907
     Cash provided by (used for) discontinued operations                            (8,574)             (7,994)              17,022
------------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used for) operating activities                             63,649              20,666              (15,745)
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
  Distributions from (investment in) partnerships                                      (88)               (252)                 856
  Additions to real estate, equipment and
   leasehold improvements                                                           (1,172)             (1,722)              (1,748)
  Net increase in notes and receivables from affiliates                             (1,121)               (465)                (512)
  Net increase in investment companies
   and other investments                                                              (945)               (371)              (1,357)
  Investment in affiliate                                                           (4,812)                 --                   --
  Proceeds from sale of investment securities                                           --               2,901                   --
  Purchase of short-term investment                                                (11,000)                 --                   --
------------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used for) investing activities                            (19,138)                 91               (2,761)
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
  Proceeds from 6.22% Senior Note                                                       --              50,000                   --
  Proceeds from note payable to unaffiliated banks                                      --              70,950               73,800
  Payments on notes payable                                                         (6,469)           (113,573)             (78,914)
  Redemption of subordinated debentures                                                 --             (14,169)                  --
  Proceeds from issuance of non-voting common stock                                  3,351               3,169               47,532
  Dividends paid                                                                    (5,891)             (5,342)              (3,864)
  Repurchase of non-voting common stock                                             (1,877)             (6,422)                (928)
------------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used for) financing activities                            (10,886)            (15,387)              37,626
------------------------------------------------------------------------------------------------------------------------------------
     Net increase in cash and equivalents                                           33,625               5,370               19,120
------------------------------------------------------------------------------------------------------------------------------------
Cash and Equivalents (including IB&T
  at October 31, 1994 and 1993), end of year                                      $ 67,650            $ 34,025             $ 28,655
====================================================================================================================================


                 See notes to consolidated financial statements

--------------------------------------------------------------------------------
     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

Years Ended October 31, 1995, 1994 and 1993

                                                        Non-                                  Notes
                                                       Voting  Additional  Unrealized      Receivable                      Total
                                             Common    Common    Paid-in     Gain on       from Stock      Retained    Shareholders'
                                   Shares     Stock     Stock    Capital   Investments  Option Exercises   Earnings       Equity
====================================================================================================================================
                                                                       (all figures in thousands)
Balance,
  October 31, 1992                    7,514     $1        $468      $6,344        $ --        $(1,678)        $70,666       $75,801
Add (Deduct):
  Net income                             --     --          --          --          --             --          27,341        27,341
  Dividends declared
   ($0.49 per share)                     --     --          --          --          --             --          (4,320)       (4,320)
  Issuance of non-voting
   common stock -
     On public stock
      offering                        1,380     --          86      43,810          --             --              --        43,896
     On exercise of
      stock options                     216     --          14       2,183          --           (648)             --         1,549
     For employee stock
      purchase plan                      40     --           3         666          --             --              --           669
     For employee
      incentive plan                     34     --           2         768          --             --              --           770
  Repurchase of non-
   voting common stock                  (30)    --          (2)       (926)         --             --              --          (928)
  Collection of notes
   receivable                            --     --          --          --          --            522              --           522
------------------------------------------------------------------------------------------------------------------------------------
Balance,
  October 31, 1993                    9,154     $1        $571     $52,845        $ --        $(1,804)        $93,687      $145,300
Add (Deduct):
  Net income                             --     --          --          --          --             --          29,786        29,786
  Dividends declared
   ($0.60 per share)                     --     --          --          --          --             --          (5,518)       (5,518)
  Issuance of non-voting
   common stock -
     On exercise of
      stock options                     141     --           9       1,742          --         (1,062)             --           689
     For employee stock
      purchase plan                      25     --           2         731          --             --              --           733
     For employee
      incentive plan                     24     --           1         684          --             --              --           685
  Repurchase of non-
   voting common stock                 (234)    --         (15)     (6,407)         --             --              --        (6,422)
  Collection of notes
   receivable                            --     --          --          --          --            355              --           355
------------------------------------------------------------------------------------------------------------------------------------
Balance,
  October 31, 1994                    9,110     $1        $568     $49,595        $ --        $(2,511)       $117,955      $165,608
====================================================================================================================================

                 See notes to consolidated financial statements

--------------------------------------------------------------------------------
     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

Years Ended October 31, 1995, 1994 and 1993


                                                          Non-                               Notes
                                                        Voting  Additional  Unrealized     Receivable                     Total
                                              Common    Common     Paid-in     Gain on     from Stock       Retained   Shareholders'
                                     Shares    Stock     Stock     Capital Investments   Option Exercises    Earnings     Equity
====================================================================================================================================
                                                                       (all figures in thousands)
Balance,
  October 31, 1994                    9,110     $1        $568     $49,595        $ --        $(2,511)       $117,955      $165,608
Add (Deduct):
  Net income                             --     --          --          --          --             --          30,376        30,376
  Dividends declared
   ($0.65 per share)                     --     --          --          --          --             --          (6,020)       (6,020)
  Issuance of non-voting
   common stock -
     On exercise of
      stock options                     174     --          11       2,371          --         (1,258)             --         1,124
     For employee stock
      purchase plan                      25     --           1         674          --             --              --           675
     For employee
      incentive plan                     11     --           1         293          --             --              --           294
     For investment in affiliate         83     --           5       2,693          --             --              --         2,698
  Repurchase of non-
   voting common stock                  (68)    --          (4)     (1,873)         --             --              --        (1,877)
  Unrealized gain
   on investments                        --     --          --          --       1,186             --              --         1,186
  Collection of notes
   receivable                            --     --          --          --          --            456              --           456
------------------------------------------------------------------------------------------------------------------------------------
Balance,
  October 31, 1995                    9,335     $1        $582     $53,753      $1,186        $(3,313)       $142,311      $194,520
====================================================================================================================================



                 See notes to consolidated financial statements

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. Summary of Significant Accounting Policies

A. The Company and its subsidiaries operate predominantly in one industry, that being the business of investment management, including portfolio management of regulated investment companies and investment counseling clients. The Company is also engaged in real estate investment, precious metal mining and oil and gas exploration. The consolidated financial statements include the accounts of Eaton Vance Corp. (the "Company") and all of its majority owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

B. Cash equivalents consist principally of short-term, highly liquid investments and are recorded at cost, which is equivalent to market value. Cash equivalents of Investors Bank & Trust Company ("IB&T") consist of cash due from banks.

C.   Investments are accounted for as follows:

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective November 1, 1994. Accordingly, as discussed in Note 4 to the consolidated financial statements, investments in short-term investments, investment companies and certain other investments are classified as available-for-sale and are carried at their estimated fair value with unrealized gains and losses included as a separate component of shareholders' equity. The Company, as a non-managing general partner of certain investment company partnerships, is required to maintain a minimum investment in such partnerships. At October 31, 1995 a minimum investment of $3,227,000 was required under the terms of the partnership agreements. Investments in investment companies held in connection with the Company's activities as principal underwriter are recorded at market value.

     Investments in affiliates are accounted for by the equity method of accounting. This method requires the Company to record its share of the unrealized gains and losses in the underlying marketable securities of its two gold-mining limited partnerships' portfolios.

     Effective November 1, 1994 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Therefore, real estate properties are carried at the lower of cost or fair value less cost to sell, with depreciation provided using the straight-line method over the estimated useful lives of the assets. There was no material effect on the consolidated financial statements as a result of this change in accounting principle.

     Other investments are carried at the lower of cost or management's estimate of net realizable value.

     IB&T investment securities, which consisted solely of debt securities, are stated at cost, adjusted for amortization of premiums and accretion of discounts. Maturities and sales of investment securities are accounted for on a specific identification basis.

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. Summary of Significant Accounting Policies (continued)

D. Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided principally by the straight-line method over the estimated useful lives of the related assets, or over the terms of the related leases, if shorter.

E. Goodwill represents the excess of the cost of the Company's investment in the net assets or stock of acquired companies over the fair value of the underlying net assets at dates of acquisition. Amortization is provided on a straight-line basis over the estimated useful lives of these assets, not exceeding forty years.

F. In connection with the Company's activities as principal underwriter, the sales of shares of investment companies are accounted for on a settlement date basis with the related commission income and expenses recorded on a trade date basis.

G. Sales commissions paid to brokers and dealers in connection with sales of shares of certain investment companies are charged to deferred sales commissions and amortized over various periods, none of which exceeds six years. Distribution plan payments received by the Company from investment companies are recorded in income as earned. Early withdrawal charges received by the Company from redeeming shareholders reduce unamortized deferred sales commissions first, with any remaining amount recorded in income.

H. Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, measured by applying currently enacted tax rates. Such taxes relate principally to the recording of sales commissions paid to brokers and dealers, which are deducted currently for tax purposes.

I. Earnings per share are based upon the weighted average number of common, non-voting common and non-voting common equivalent shares outstanding. Earnings per common and common equivalent share assuming full dilution have not been presented because the dilutive effect is immaterial.

J. Certain prior year amounts have been reclassified to conform to the current year presentation and to reflect the spinoff of IB&T.

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

2.   Investment in Affiliates

     In 1995, the Company  increased its  investment in Lloyd George  Management
     (BVI) Limited (LGM), an independent investment management company based in Hong Kong, to 24 percent for a combination of cash and 83,381 shares of the Company's non-voting common stock. The value of the stock issued was approximately $2.7 million. In addition, the Company exchanged its 500,000 preferred shares of LGM for 20,250 common shares. The Company's Consolidated Statement of Cash Flows for 1995 excludes the effect of the stock issued and the exchange of preferred for common shares, as these are non-cash investing activities. LGMcurrently manages a series of emerging market mutual funds sponsored by the Company. The Company has an agreement with LGM which governs the manner in which the stock can be disposed. At October 31, 1995 the excess of the Company's investment over its equity in the underlying net assets of LGM was approximately $7.4 million, which is being amortized over a twenty-year period.

     The Company's investment in affiliates also includes a 79 percent general partnership interest in Fulcrum Management Partners, L.P. (F.M.P.) and an 82 percent general partnership interest in Fulcrum Management Partners II, L.P. (F.M.P.II), both Delaware limited partnerships, of which a principal officer of the Company is the other general partner. F.M.P. and F.M.P.II are 20 percent general partners of VenturesTrident, L.P. (V.T.) and VenturesTrident II, L.P. (V.T.II), respectively, both Delaware limited partnerships formed to invest in equity securities of public and private gold mining ventures. The Company also has a 12 percent limited partnership interest in V.T. and a 3 percent limited partnership interest in V.T.II.

     In January 1994, V.T.II distributed 1,750,000 shares of Pegasus Gold Corporation, with a value of $42 million, to its partners. The Company's share of this distribution was 159,000 shares with a value of $3.8 million. The Company's Consolidated Statement of Cash Flows for 1994 excludes the effect of this non-cash investing activity.

     Investment in affiliates includes an $8.5 million and $1.0 million investment in LGM at October 31, 1995 and 1994, respectively, and a $1.6 million and $3.1 million investment in the gold mining partnerships at October 31, 1995 and 1994, respectively.

3.   Discontinued Operations

     On November 10, 1995 the Company completed the spinoff of its banking operations in a tax-free distribution to its shareholders of shares of a newly created holding company for IB&T named Investors Financial Services Corp. (IFSC). Under the plan of distribution, the Company transferred to IFSC approximately $14.0 million of net banking assets, including $10.1 million in cash. Each shareholder of the Company received 2.799 shares of Common Stock of IFSC and .538 shares of Class A Stock of IFSC for each ten shares of Eaton Vance Corp. stock held at the close of business on

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

3.   Discontinued Operations (continued)

     October 30, 1995, which was the record date of the distribution. The consolidated statements of operations and cash flows have been restated to reflect the banking business as a discontinued operation. Revenue applicable to discontinued operations was $57.4 million in 1995, $47.8 million in 1994 and $37.5 million in 1993. Income taxes applicable to discontinued operations were $2.8 million in 1995, $1.9 million in 1994 and $1.2 million in 1993.

4.   Investment Securities

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective November 1, 1994. SFAS No. 115 requires that certain investments in debt and equity securities be classified as trading, available-for-sale or held-to-maturity. Securities classified as trading are to be reported at fair value with the corresponding unrealized gain or loss included in income. Securities classified as available-for-sale are to be reported at fair value with the corresponding unrealized gain or loss included as a separate component of shareholders' equity. Securities classified as held-to-maturity are to be recorded at amortized cost.

     Securities classified as available-for-sale are included in the following balance sheet categories at October 31, 1995 (in thousands):

                                                                          Gross                      Gross
                                                  Estimated             unrealized                 unrealized
                                                 fair value                gains                     losses              Cost
====================================================================================================================================
    Current Assets
      Short-term investments                       $ 11,471                 $ 471                       $ -             $ 11,000
    Investments
      Investment companies                            7,542                 2,597                       155                5,100
      Other investments                               1,018                    13                       604                1,609
------------------------------------------------------------------------------------------------------------------------------------
    Total                                           $20,031                $3,081                      $759              $17,709
====================================================================================================================================


     The adoption of SFAS No. 115 resulted in an increase in shareholders' equity, net of applicable taxes, of $1,186,000 through October 31, 1995. Prior year's financial statements have not been restated to reflect the change in accounting principle.

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.   Real Estate Investments

     Real estate investments held at October 31, 1995 and 1994 follow:

                                                         1995             1994
--------------------------------------------------------------------------------
                                                    (all figures in thousands)

Buildings                                            $ 27,831         $ 27,347
Land                                                    2,457            2,465
--------------------------------------------------------------------------------
Total                                                  30,288           29,812
Less accumulated depreciation                           8,424            7,510
--------------------------------------------------------------------------------
Net book value                                         21,864           22,302
Share of accumulated losses in excess
  of partnership interest                                (258)            (129)
--------------------------------------------------------------------------------
Total                                                 $21,606          $22,173
================================================================================


6.   Equipment and Leasehold Improvements

     Equipment and leasehold improvements at October 31, 1995 (excluding IB&T) and at October 31, 1994 (including IB&T) follow:

                                                         1995             1994
================================================================================
                                                    (all figures in thousands)
At cost:
Equipment                                             $ 6,723         $ 13,036
Leasehold improvements                                    323              815
--------------------------------------------------------------------------------
Total7,046                                             13,851
Less accumulated depreciation                           4,191            7,123
--------------------------------------------------------------------------------
Net book value                                         $2,855          $ 6,728
================================================================================

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

7.  Other Liabilities

    6.22% Senior Note

    The Company has a $50 million 6.22% Senior Note due March 2004. Principal payments on the note are due in equal annual installments of approximately $7.1 million, beginning March 1998. The note may be prepaid in part or in whole on or after March 1996. Certain covenants in the Senior Note Purchase Agreement require specific levels of cash flow and net income and others restrict additional investment and indebtedness.

    Note Payable to Unaffiliated Banks

    The Company has an unsecured revolving credit and term loan agreement with two unaffiliated participating banks under which the Company may borrow up to $75,000,000. Borrowings under the credit agreement are due in March 1997 and bear interest at a combination of the following rates: the banks' current money market rate (5.9 percent at October 31, 1995), or 1 percent per annum above the banks' Eurodollar rate (6.1 percent at October 31, 1995). In addition, a commitment fee of 0.25 percent per annum is payable on unborrowed amounts. There were no borrowings under this agreement at October 31, 1995. The loan agreement contains various covenants with respect to, among other things, levels of operating cash flow and net income, and allowable additional indebtedness and investments.

    Mortgage Notes Payable

    The balance of mortgage notes payable on October 31, 1995 and 1994 follow:

                                                               Maturity               1995                 1994
================================================================================================================
                                                                                    (all figures in thousands)
Interest Rate
10.18%                                                           1995              $    --              $ 6,200
9.00%                                                            1997                3,961                4,008
Prime +1% (9.75% at October 31, 1995)                            1997                1,395                1,437
8.19%                                                            2002                2,230                2,270
60% of Prime (5.25% at October 31, 1995)                       2015-2016             2,705                2,845
----------------------------------------------------------------------------------------------------------------
Total                                                                              $10,291              $16,760
================================================================================================================

    These mortgage notes are secured by real property and require monthly or quarterly payments of principal and interest with all unpaid principal due at maturity. At October 31, 1995 non-recourse mortgages totaled approximately $8.9 million.

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

7.   Other Liabilities (continued)

     Principal payments due on mortgage notes outstanding at October 31, 1995 for each of the next five years and in the aggregate thereafter follow:

    Year ending October 31                                       Payments Due
================================================================================
                                                                (in thousands)
    1996                                                            $ 4,189
    1997                                                              1,539
    1998                                                                195
    1999                                                                201
    2000                                                                207
    Thereafter                                                        3,960
--------------------------------------------------------------------------------
    Total                                                           $10,291
================================================================================

     Interest Paid

     Interest paid by the Company for the years ended October 31, 1995, 1994 and 1993 follows:
                                             1995          1994         1993
================================================================================
                                                (all figures in thousands)

    Discontinued banking operations         $  898        $  807       $  669
    Other                                    4,708         5,651        5,016
--------------------------------------------------------------------------------
    Total                                   $5,606        $6,458       $5,685
================================================================================

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.  Lease Commitments

    The Company leases certain equipment and facilities under noncancelable operating leases. Future minimum lease commitments are as follows:

    Year ending October 31                                          Amount
================================================================================
                                                                (in thousands)
    1996                                                         $   750
    1997                                                             771
    1998                                                             771
    1999                                                             747
    2000                                                             701
    Thereafter                                                     1,273
--------------------------------------------------------------------------------
    Total                                                         $5,013
================================================================================

    Rent expense under these leases in 1995, 1994 and 1993 amounted to $597,000, $599,000 and $585,000, respectively.

9.  Fair Value of Financial Instruments

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

    The carrying amounts and estimated fair values at October 31, 1995 (excluding IB&T) and at October 31, 1994 (including IB&T) follow:

                                                                   1995                                   1994
===========================================================================================================================
                                                        Carrying          Estimated             Carrying         Estimated
                                                         Amount          Fair Value              Amount         Fair Value
===========================================================================================================================
                                                                            (all figures in thousands)
    Assets:
    Cash and equivalents                                $  67,650         $ 67,650            $   34,025        $   34,025
    Investments --
     Short-term investments                                11,471           11,471                    --                --
     Investment companies                                   7,542            7,542                 4,088             5,702
     Investment securities                                     --               --                88,278            86,172
     Other investments                                      1,018            1,018                 1,607             1,607
    Loans                                                      --               --                13,570            13,570
    Notes receivable and
      receivables from affiliates                           6,771            6,771                 5,650             5,650

    Liabilities:
    6.22% Senior Note                                     $50,000          $48,724            $   50,000        $   44,529
    Demand and time deposits                                   --               --               106,909           106,909
    Mortgage notes payable                                 10,291            7,436                16,760            16,548
===========================================================================================================================


    Cash and equivalents -- The carrying amounts of cash and equivalents approximate their fair value.

    Investments -- The estimated fair values of short-term investments, investment companies, investment securities and certain other investments are based on quoted market prices. Management believes it is impracticable to disclose fair values of certain other investments (carrying amounts of $1,320,000 and $1,601,000 at October 31, 1995 and 1994, respectively) due to the difficulty of predicting future returns and the period in which those amounts will be received.

    Loans -- Variable interest rate loans are subject to periodic repricing and the carrying amount is a reasonable estimate of fair value.

    Notes receivable and receivables from affiliates -- The estimated fair value of notes receivable and receivables from affiliates has been calculated by discounting expected future cash flows using management's estimate of current market interest rates for such notes and receivables. Included in this category are "Notes receivable from stock option exercises" which are a component of shareholders' equity on the consolidated balance sheet.

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

9.  Fair Value of Financial Instruments (continued)

    6.22% Senior Note - The estimated fair value of the Senior Note has been determined by discounting future cash flows using a market interest rate calculated in the same manner as the fixed rate of interest applicable to the note.

    Demand and time deposits - The carrying value of deposit accounts which are subject to periodic repricing is a reasonable estimate of fair value.

    Mortgage notes payable - The estimated fair value for mortgage notes payable is based on discounted cash flow analysis using current market interest rates applicable to mortgaged properties.

10. Non-voting Common Stock Options

    Outstanding options to subscribe to shares of non-voting common stock are summarized as follows:

                                                                        Shares                          Option
                                                                     Under Option                     Price Range
====================================================================================================================
    Balance, October 31, 1993                                           718,684                    $  8.75 - 33.50
    Exercised                                                          (141,181)                      8.75 - 27.25
    Granted                                                             159,970                     27.375 - 34.00
    Cancelled/Expired                                                    (4,725)                     27.25 - 34.00
--------------------------------------------------------------------------------------------------------------------
    Balance, October 31, 1994                                           732,748                       8.75 - 34.00
    Exercised                                                          (174,327)                      8.75 - 34.00
    Granted                                                             133,300                      27.75 - 32.25
    Cancelled/Expired                                                   (22,000)                      8.75 - 34.00
--------------------------------------------------------------------------------------------------------------------
    Balance, October 31, 1995                                           669,721                     $ 8.75 - 34.00
====================================================================================================================

    At October 31, 1995 options for 398,529 shares were exercisable. Options for 271,192 additional shares will become exercisable over the next four years. As a result of the spinoff of IB&T (Note 3), all outstanding options to subscribe to shares of the Company's non-voting common stock at November 10, 1995 were adjusted to reflect the decreased value of the stock. Had the adjustment taken place at October 31, 1995 options for 809,129 shares would have been outstanding at prices ranging from $7.24 to $28.14. In December 1995 the Company granted options for an additional 143,770 shares at prices ranging from $28.25 to $31.075. These options will become exercisable over the next three years.

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

11. Employee Benefit Plans

    Executive Loan Program

    The Company has established an Executive Loan Program under which a maximum of $10,000,000 is available for loans to certain key employees for purposes of financing the exercise of stock options for shares of the Company's non-voting common stock. Such loans are written for a seven-year period, at varying fixed interest rates (currently ranging from 5.3 percent to 9.5 percent), and are payable in annual installments commencing with the third year in which the loan is outstanding. Loans outstanding under this program at October 31, 1995 and 1994 amounted to $3,313,000 and $2,511,000, respectively.

    Profit-Sharing Retirement Plan

    The Company has a discretionary profit-sharing retirement plan for the benefit of substantially all employees of its wholly owned subsidiaries whereby up to 15 percent of eligible compensation of participants may be contributed. The Company has contributed $2,829,000, $2,709,000 and $2,419,000, the maximum amounts permitted under the plan, for the years ended October 31, 1995, 1994 and 1993, respectively.

    Stock Purchase Plan

    A total of 412,000 shares of the Company's non-voting common stock was reserved for issuance under an Employee Stock Purchase Plan. The plan permits all eligible full-time employees to direct up to 15 percent of their salaries toward the purchase of Eaton Vance Corp. non-voting common stock at the lower of 90 percent of the fair market value of the non-voting common stock at the beginning or at the end of each six-month offering period. Through October 31, 1995, 309,499 shares have been issued pursuant to this plan.

    Incentive Plan -- Stock Alternative

    A total of 300,000 shares of the Company's non-voting common stock is reserved for issuance under the Incentive Plan -Stock Alternative. The plan permits employees and officers to direct up to half of their monthly and annual incentive bonuses toward the purchase of non-voting common stock at 90 percent of the fair market price of the stock. Through October 31, 1995, 68,079 shares have been issued pursuant to this plan.

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

12. Income Taxes

    Effective November 1, 1993 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach for financial accounting and reporting for deferred income taxes. The cumulative effect of the accounting change resulted in a $1.3 million gain or $0.14 per share for the year ended October 31, 1994. Prior year financial statements have not been restated to apply the provisions of SFAS No. 109.

    Income taxes, as stated as a percentage of income before income taxes, are composed of the following:

                                                                    1995                 1994                1993
===========================================================================================================================
    Federal statutory tax rate                                      35.0%                35.0%               34.8%
    Increases (decreases) in taxes from:
     State income tax (net of effect of Federal tax)                 3.9                  4.9                 6.6
     (Gains) losses on mining investments                           (5.4)                (0.5)                0.6
     Other                                                           4.8                  0.9                --
---------------------------------------------------------------------------------------------------------------------------
    Effective tax rate                                              38.3%                40.3%               42.0%
===========================================================================================================================
    Taxes on income consisted of:
    Current:                                                                  (all figures in thousands)
     Federal                                                   $  19,505            $     600           $      --
     State                                                         5,708                3,081               1,354
    Deferred:
     Federal                                                      (5,459)              13,121              13,783
     State                                                        (2,981)                 591               3,322
---------------------------------------------------------------------------------------------------------------------------
    Income taxes                                               $  16,773            $  17,393           $  18,459
===========================================================================================================================


     Income taxes paid (refunded), excluding IB&T, for the years ended October 31, 1995, 1994 and 1993 were $27,662,000, $3,980,000 and ($5,315,000), respectively.

     In 1995, the Company utilized a net operating loss carryforward of approximately $25 million to offset current taxable income. In addition, the Company utilized an alternative minimum tax credit carryover of $2.3 million in the current year.

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

12. Income Taxes (continued)

    Under SFAS No. 109 deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax liability as of October 31, 1995 and 1994 are as follows:

                                                       1995               1994
================================================================================
                                                          (in thousands)
    Deferred tax liabilities:
    Deferred sales commissions                      $ 81,238            $ 99,393
    Differences between book and
     tax basis of property                             1,594               1,645
    Differences between book and
     tax basis of investments                          1,138                  --
    Other                                                294                 199
--------------------------------------------------------------------------------
    Total                                            l84,264             101,237
--------------------------------------------------------------------------------
    Deferred tax assets:
    Operating loss carryforwards                          --                8,93
    Tax credit carryforwards                              --                2,25
    Capital loss carryback                             1,547                  --
    Unrealized losses on
     gold mining partnerships                          2,231               3,521
    Other                                                480                 506
--------------------------------------------------------------------------------
    Total                                              4,258              15,218
--------------------------------------------------------------------------------
    Valuation allowance                                2,231               3,521
--------------------------------------------------------------------------------
    Net deferred tax liability                       $82,237             $89,540
================================================================================


     The net change in the valuation allowance for the year ended October 31, 1995 was $1,290,000. The valuation allowance relates to the unrealized losses on gold mining partnerships.

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

13. Major Customers

    The major customer that provided over 10% of the total revenue of the Company is as follows:

                                                                    1995                 1994                1993
===========================================================================================================================
                                                                        (all dollar figures in thousands)
    Eaton Vance National Municipals Fund
    Investment adviser fees, distribution plan
     payments and early withdrawal charges                       $26,176              $26,086             $24,532
    Percent of total revenue                                         15.6%                15.2%               16.1%

14.  Related Party Transactions

     Investment   advisory  and  distribution   income  earned  from  investment
     companies sponsored by the Company were $161.6 million, $163.8 million and $144.5 million in 1995, 1994 and 1993, respectively.

     The Company provides management and administration services to VenturesTrident and VenturesTrident II for which it earned fees of $1.7 million, $2.1 million and $2.4 million, in 1995, 1994 and 1993, respectively. Amounts outstanding for these services were $3.2 million and $2.8 million at October 31, 1995 and 1994, respectively, and are included in "Notes receivable and receivables from affiliates."

     IB&T earned fees from investment companies sponsored by the Company for custodial, bookkeeping and pricing services of $3.1 million, $3.6 million and $3.0 million in 1995, 1994 and 1993, respectively.

     Investment companies sponsored by the Company had approximately $103.0 million and $2.0 million of cash on deposit at IB&T on October 31, 1995 and 1994, respectively.

     IB&T has made loans to certain shareholders, officers and employees of the Company totaling $1.6 million, at October 31, 1995 and 1994.

15.  Shareholders' Equity

     On January 6, 1995 the Company's Board of Directors authorized the purchase by the Company of up to 500,000 shares of the Company's non-voting common stock at a cost to be determined at the time of purchase. Through October 31, 1995, 18,000 shares have been acquired under this authorization.

16.  Regulatory Requirements

     Two subsidiaries of the Company are subject to the Securities and Exchange Commission uniform net capital rule (Rule 15c3-1) which requires such subsidiaries to maintain a certain minimum level of net capital (as defined). For purposes of this rule, the subsidiaries had net capital of $53,245,000 and $185,000, respectively, which exceeds their respective net capital requirements of $245,000 and $5,000 at October 31, 1995.

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

17. Comparative Quarterly Financial Information (Unaudited)

    The 1995 and 1994 comparative quarterly financial information has been restated to reflect the spinoff of IB&T as discontinued operations.

                                                                                          1995
====================================================================================================================================
                                                         First           Second           Third            Fourth            Full
                                                        Quarter          Quarter         Quarter           Quarter           Year
====================================================================================================================================
                                                                                 (in thousands)
====================================================================================================================================
Total revenue                                           $41,538          $40,733          $42,690          $42,961          $167,922
====================================================================================================================================
Income from:
Continuing operations                                   $ 5,604          $ 5,918          $ 8,522          $ 6,924          $ 26,968
Discontinued operations                                     799            1,468              512              629             3,408
====================================================================================================================================
Net income                                              $ 6,403          $ 7,386          $ 9,034          $ 7,553          $ 30,376
====================================================================================================================================
Earnings per share from:
Continuing operations                                   $  0.61          $  0.65          $  0.92          $  0.72          $   2.90
Discontinued operations                                    0.09             0.16             0.06             0.07              0.37
====================================================================================================================================
Earnings per share                                      $  0.70          $  0.81          $  0.98          $  0.79          $   3.27
====================================================================================================================================

                                                                                          1994
====================================================================================================================================
                                                         First           Second           Third            Fourth            Full
                                                        Quarter          Quarter         Quarter           Quarter           Year
====================================================================================================================================
                                                                                 (in thousands)
====================================================================================================================================
Total revenue                                          $42,874           $42,432          $42,495          $43,415          $171,216
====================================================================================================================================
Income from:
Continuing operations                                  $ 7,299*          $ 6,941          $ 5,390          $ 7,480          $ 27,110
Discontinued operations                                    407               695              767              807             2,676
====================================================================================================================================
Net income                                             $ 7,706           $ 7,636          $ 6,157          $ 8,287          $ 29,786
====================================================================================================================================
Earnings per share from:
Continuing operations                                  $  0.77*          $  0.73          $  0.57          $  0.80          $   2.86
Discontinued operations                                   0.04              0.07             0.08             0.09              0.28
====================================================================================================================================
Earnings per share                                     $  0.81           $  0.80          $  0.65          $  0.89          $   3.14
====================================================================================================================================

* The first quarter of 1994 reflects the cumulative effect of the change in accounting for income taxes of $1.3 million, or $0.14 per share. Income from continuing operations before the cumulative effect of the change in accounting for income taxes was $5,999,000 for the quarter ended January 31, 1994.

--------------------------------------------------------------------------------
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

18. Subsequent Event

    On November 17, 1995 a subsidiary of the Company entered into an agreement with a mortgage lender to retire a mortgage, with an outstanding balance of $3,961,000, for $1,250,000. The Company will report an extraordinary gain of $1,595,000, net of taxes, in fiscal 1996 as a result of the early extinguishment of debt.

19. Litigation

    The Company was informed on January 13, 1995 that a National Association of Securities Dealers (NASD) arbitration panel had awarded a former wholesaler for the firm $0.6 million in damages and an additional $1.2 million in punitive damages in response to his claim for wrongful termination of employment. Through October 31, 1995 the Company has accrued $2.2 million, including interest, for these damages. The Company has appealed the decision to the courts and intends to pursue all legal steps to overturn the decision.

    From time to time, the Company is a party to various employment-related claims, including claims of discrimination, before federal, state and local administrative agencies and courts. The Company vigorously defends itself against these claims. In the opinion of management, after consultation with counsel, it is unlikely that any adverse determination in one or more of such claims would have a material adverse effect on the Company's financial position or results of operations.

--------------------------------------------------------------------------------
     INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

To the Board of Directors and
Shareholders of Eaton Vance Corp.

We have audited the accompanying consolidated balance sheets of Eaton Vance Corp. and its subsidiaries as of October 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Eaton Vance Corp. and its subsidiaries as of October 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 12 to the consolidated financial statements, effective November 1, 1993, the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109. As discussed in Notes 1 and 4 to the consolidated financial statements, effective November 1, 1994, the Company adopted Statements of Financial Accounting Standards No. 115 and No. 121.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 21, 1995

--------------------------------------------------------------------------------
     EATON VANCE CORP. DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------

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

Thomas Otis                           Vice President and Secretary

Laurie G. Russell                     Vice President and Internal Auditor

John P. Rynne                         Vice President and Corporate Controller

William M. Steul                      Vice President and Chief Financial Officer

--------------------------------------------------------------------------------
     INVESTOR INFORMATION
--------------------------------------------------------------------------------

Eaton Vance Corp. and Form 10-K

Eaton Vance Corp. has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the 1995 fiscal year. For a copy of that Report, which is available free of charge to shareholders of Eaton Vance Corp. upon request, or other information regarding the Company, please contact:

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

      The First National Bank of Boston
      Shareholder Correspondence, Mail Stop 45-02-09
      Post Office Box 644
      Boston, MA 02102-0644
      (617) 575-3400

   Auditors
      Deloitte & Touche LLP
      125 Summer Street
      Boston, MA 02110
      (617) 261-8000

                                Eaton Vance Corp.
                                24 Federal Street
                                Boston, MA 02110