Form 10-K, Exhibit 13
period 1996-10-31
EATON VANCE CORP
filed 1997-01-14
CIK 350797

Eaton Vance Corp.
                               1996 Annual Report

                                EATON VANCE CORP.



Eaton Vance Corp. is the investment adviser and distributor of over 160 mutual funds. The Company also manages investments for approximately 800 individual and institutional clients.


Eaton Vance Corp. was formed by the 1979 merger of two Boston-based investment firms: Eaton & Howard, founded in 1924, and Vance, Sanders & Company, founded in 1934.


                    EATON VANCE CORP. DIRECTORS AND OFFICERS

Landon T. Clay              Chairman of the Board of Directors
M. Dozier Gardner           Vice Chairman and Director
James B. Hawkes             President, Chief Executive Officer and Director
Benjamin A. Rowland, Jr.    Vice President and Director
John G. L. Cabot            Director
Ralph Z. Sorenson           Director
Alan R. Dynner              Vice President and Chief Legal Officer
Thomas Otis                 Vice President and Secretary
Laurie G. Russell           Vice President and Internal Auditor
John P. Rynne               Vice President and Corporate Controller
William M. Steul            Vice President and Chief Financial Officer

Cover: Eaton Vance Corp.'s headquarters in Boston, Massachusetts.

Designed by Curran & Connors,Inc. / Photography by Stu Rosner / Additional image enhancement by Marco Garsed Sanchez


                              INVESTOR INFORMATION

Eaton Vance Corp. and Form 10-K

Eaton Vance Corp. has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the 1996 fiscal year. For a copy of that Report, which is available free of charge to shareholders of Eaton Vance Corp. upon request, or other information regarding the Company, please contact:

     William M. Steul, Chief Financial Officer
     Eaton Vance Corp.
     24 Federal Street
     Boston, MA 02110
     (617) 482-8260

Transfer Agent and Registrar

BostonEquiserve is the Transfer Agent and Registrar for the Company's common stock and maintains shareholder accounting records. The Transfer Agent should be contacted on questions of change in address, name or ownership, lost certificates and consolidation of accounts. When corresponding with the Transfer Agent, shareholders should state the exact name(s) in which the stock is registered and the certificate number, as well as pertinent account information.
Contact:

     BostonEquiserve
     Shareholder Correspondence, Mail Stop 45-02-09
     Post Office Box 64
     Boston, MA 02102-0644
     (617) 575-3400

Auditors
     Deloitte & Touche LLP
     125 Summer Street
     Boston, MA 02110
     (617) 261-8000

                              FINANCIAL HIGHLIGHTS

                                         1996                    1995
-------------------------------------------------------------------------
                                          (in billions of dollars)
Assets Under Management..............  $ 17.3                   $ 16.0
Sales of Mutual Funds................     2.6                      1.6

                                          (in millions of dollars)
Revenue..............................  $181.4                   $167.9
Net Income...........................    37.4                     30.4
Shareholders' Equity.................   210.8                    194.5

Per Common Share                                (in dollars)
Net Income...........................  $ 3.91                   $ 3.27
Shareholders' Equity.................   22.46                    20.84
Dividends............................    0.71                     0.65
-------------------------------------------------------------------------

[The following table was represented as a bar graph in the printed material]

                               EARNINGS PER SHARE

Fiscal Year                EPS
-----------              ------
1987                     $ 1.35
1988                       1.37
1989                       0.99
1990                       1.03
1991                       1.74
1992                       2.49
1993                       3.09
1994                       3.14
1995                       3.27
1996                       3.91

[The following table was represented as a bar graph in the printed material]

                               DIVIDENDS PER SHARE

Fiscal Year              DIVIDEND
-----------              --------

1987                     $ 0.15
1988                       0.19
1989                       0.21
1990                       0.24
1991                       0.29
1992                       0.36
1993                       0.49
1994                       0.60
1995                       0.65
1996                       0.71

                                 TO SHAREHOLDERS

Eaton Vance Corp. earned a record $37.4 million in fiscal 1996. Earnings per share of $3.91 were 20 percent greater than 1995's $3.27. Last year's earnings per share included $0.37 from Investors Bank & Trust Company. Because of the distribution of Eaton Vance's ownership of the Bank to Eaton Vance's shareholders on November 10, 1995, the Bank's contribution to fiscal 1996 earnings was insignificant. Shareholders' equity per share increased to $22.46 on October 31, 1996, from $20.84 at the prior year's end, notwithstanding the distribution early in the fiscal year of $1.51 per share equity in Investors Bank & Trust Company. The Company's earnings and shareholders' equity per share have grown at 17 percent and 20 percent annual rates, respectively, over the last ten years. On October 9, the Company's dividend was increased 18 percent to an effective annual rate of $0.80 per share. The Company's dividend has increased in each of the last sixteen years and has grown at an annual rate of 18 percent since 1986.

Gross and net mutual fund sales increased significantly in 1996. Gross sales were $2.6 billion, 63 percent higher than a year ago. Redemptions were $2.1 billion in both fiscal year 1996 and 1995. Net sales in 1996 were a positive $0.5 billion compared to a negative $0.5 billion in 1995. New sales of mutual fund shares and the influence of favorable securities markets on asset values raised Eaton Vance Corp.'s assets under management to $17.3 billion at year end from $16.0 billion a year ago.

An important objective for the year was the extension of the Company's equity mutual fund product line. Progress was made with the marketing of the Eaton Vance Information Age Fund, introduced in late 1995, and with the initial offering in September, 1996, of Eaton Vance Worldwide Health Sciences Fund, sponsored by Eaton Vance and managed by New York-based Mehta and Isaly Asset Management, Inc. Eaton Vance Tax-Managed Growth Fund, which builds on Eaton Vance's long experience managing equities for superior after-tax returns, was introduced in May, 1996.

Replace with new photo A

M. Dozier Gardner,
Vice Chairman

Efforts continue to acquire investment managers with investment skills and mutual funds that will complement the Company's present offerings. With strong financial capacity and effective distribution through investment professionals in this country and abroad, Eaton Vance has much to offer to candidate companies.

On November 1, 1996, James B. Hawkes succeeded M. Dozier Gardner as President and Chief Executive Officer of Eaton Vance. Jim Hawkes, an officer of Eaton Vance for over twenty years and an important contributor to its growth, is well qualified to lead the Company. Dozier Gardner, President for the last seventeen years, will become the Company's Vice Chairman. Another planned management change was the retirement of H. Day Brigham, Jr., as Chief Legal Officer at the end of the fiscal year after thirty highly productive years with Eaton Vance and one of its predecessors, Eaton & Howard. He was succeeded by Alan R. Dynner, who has had extensive mutual fund experience with the law firm of Kirkpatrick & Lockhart.

The mutual fund industry has enjoyed a period of high growth for more than a decade. As savings and investment grow globally, the need for capable investment managers can only increase--a favorable background for the mutual fund industry. In recent years both large and small mutual fund sponsors have succeeded when they have developed products with investment merit, marketed them vigorously and managed them competently. These continue to be Eaton Vance's objectives.


January 10, 1997

[photo]
James B. Hawkes,
President & Chief Executive Officer

[photo]
Landon T. Clay,
Chairman

                                EATON VANCE CORP.

[The following table was represented as a bar graph in the printed material]

Quarterly High and Low Stock Prices

Fiscal Year               high      low
---------------         ------     ------
1987    Quarter
         1              $15.25     $ 9.31
         2               16.25      12.00
         3               13.88      10.63
         4               13.50       6.50

1988
         1                9.50       6.50
         2               11.75       8.88
         3               11.00       9.63
         4               10.38       9.38

1989
         1               11.50       9.88
         2               13.88      11.50
         3               12.13      11.00
         4               14.00      11.00

1990
         1               14.13      13.25
         2               14.00      11.00
         3               11.50      10.63
         4               11.00       7.63

1991
         1                9.00       7.88
         2               12.25      10.75
         3               12.63      10.50
         4               14.50      12.25

1992
         1               18.75      13.75
         2               19.13      16.00
         3               17.63      15.63
         4               23.75      16.50

1993
         1               38.50      20.50
         2               37.50      29.00
         3               36.25      30.75
         4               41.25      34.25

1994
         1               38.00      30.50
         2               37.50      29.25
         3               30.75      26.50
         4               34.25      25.50

1995
         1               32.25      24.50
         2               32.75      28.25
         3               34.13      30.00
         4               39.25      31.25

1996
         1               38.50      26.00
         2               34.75      30.50
         3               40.25      30.00
         4               44.65      36.50

Price and Dividend Information

The Company's non-voting common stock was listed on the New York Stock Exchange on August 15, 1996, and trades under the symbol EV. Prior to that date the stock was traded on the Nasdaq National Market System. The range of price and the dividend declared on these shares during each quarter of the last two years were as follows:

                          High       Low       Dividend
Quarter Ended             Price      Price     Per Share
--------------------------------------------------------
January 31, 1996         $38 1/2     $26        $0.17
April 30, 1996            34 3/4      30 1/2     0.17
July 31, 1996             40 1/4      30         0.17
October 31, 1996          44 5/8      36 1/2     0.20

January 31, 1995         $32 1/4     $24 1/2    $0.16
April 30, 1995            32 3/4      28 1/4     0.16
July 31, 1995             34 1/8      30         0.16
October 31, 1995          39 1/4      31 3/4     0.17

[The following table was represented as a bar graph in the printed material]

Shareholders' Equity per Share
Fiscal Year End


                         87             $ 4.84
                         88             $ 4.95
                         89             $ 5.71
                         90             $ 6.43
                         91             $ 7.81
                         92             $10.09
                         93             $15.87
                         94             $18.18
                         95             $20.84
                         96             $22.46

                              INVESTMENT MANAGEMENT

Fiscal Year 1996 Highlights

o Assets under management increased 8 percent in fiscal 1996 to $17.3 billion due to positive net mutual fund sales and a rising stock market.

o    Managed assets in mutual funds increased 10 percent to $15.6 billion.

o Gross mutual fund sales of $2.6 billion exceeded 1995 sales of $1.6 billion by 63 percent because of strong investor demand for Eaton Vance's floating-rate bank loan funds, the successful introduction of three new equity funds and rising offshore fund sales.

o Eaton Vance Tax-Managed Growth Fund, a new equity fund designed to maximize after-tax returns, was launched in April and added over $100 million in new mutual fund assets.

o Eaton Vance Worldwide Health Sciences Fund, advised by medical sciences investment specialist Mehta and Isaly Asset Management, Inc. was introduced in the fourth quarter, broadening the Company's offerings of global funds focused on the leading growth sectors of the world economy.


[The following table was represented as a bar graph in the printed material]

Assets Under Management
(in billions)

Fiscal Year End               Total Assets
---------------               ------------
1987                               5.4
1988                               4.9
1989                               7.1
1990                               7.3
1991                               9.4
1992                              11.3
1993                              15.4
1994                              15.0
1995                              16.0
1996                              17.3

                              INVESTMENT MANAGEMENT

        FUND ASSETS INCREASED 10 PERCENT IN FISCAL 1996 TO $15.6 BILLION

Gross sales of Eaton Vance funds, excluding money market funds and reinvested dividends, were $2.6 billion, significantly higher than last year's $1.6 billion. The $1.0 billion increase in gross sales was the result of the introduction of several new products that were of value to the investing public, higher sales of the Company's floating-rate bank loan funds, and continued penetration of the offshore market by the Company's Medallion family of funds. Fund redemptions were the same as last year at $2.1 billion. New fund sales and market returns also improved the diversification of the Company's managed assets, as equity and bank loan assets grew relative to municipal bond fund assets.

Net fund sales of $0.5 billion helped fund assets under management increase 10 percent to $15.6 billion from $14.2 billion at October 31, 1995. Sales benefited from the Company's distribution relationships with a wide variety of national, regional, independent and bank broker/dealers. Eaton Vance operates two separate mutual fund sales teams, the first focused on large national and regional broker/dealers and the second servicing independent broker/dealers and banks. Targeted marketing, which responds to the different service and support needs of these organizations, contributed significantly to the growth of sales in 1996. In addition, Eaton Vance has recently begun the marketing of its mutual funds through independent fee-based advisers.

A meaningful increment to sales was provided by the Eaton Vance Medallion family of offshore funds in fiscal year 1996. Continuing development of dealer relationships overseas and strong sales of income funds in Latin America were indications of success.

Eaton Vance offers two domestic funds and two offshore funds investing through the Hub and Spoke format in a single portfolio of senior, secured, floating-rate bank loans. This common portfolio, or hub, doubled in size from $1.4 billion at the end of fiscal year 1995 to $2.8 billion by the end of fiscal year 1996. These funds have maintained stable net asset values while providing yields in excess of money market funds since the portfolio's inception in 1989.

                              INVESTMENT MANAGEMENT

   STRONG INVESTMENT PERFORMANCE IN FISCAL 1996 BUOYED ASSETS UNDER MANAGEMENT

The goal of Eaton Vance is to provide superior investment performance in each asset class. In 1996, investment results generally achieved that goal. Particularly noteworthy were EV Traditional National Municipals Fund and EV Traditional High Yield Municipals Fund, each ranked in the top 5 percent of its investment category for the twelve months ending October 31, 1996, by Lipper
Analytical Services. Other Eaton Vance mutual funds were recognized by Morningstar, Inc. with four- and five-star ratings during the past year, including EV Marathon High Income Fund and Eaton Vance Income Fund of Boston, which invest in high yield bonds; EV Traditional Government Obligations Fund and Eaton Vance Short Term Treasury Fund, which invest in U.S. Government securities; and EV Traditional Worldwide Health Sciences Fund, a global equity fund.

[The Following table was originally represented as a pie chart in the printed material]

Assets Under Management
by Distribution Method
October 31, 1996

Level Load            8%
Front End            12%
Exchange              6%
Investment Counsel   10%
No Commission         1%
Spread Commission    63%

                              INVESTMENT MANAGEMENT

              NEW AND RECENTLY INTRODUCED FUNDS WERE WELL RECEIVED


Eaton Vance Tax-Managed Growth Fund, introduced in April, builds on thirty-five years of Eaton Vance's experience managing equity funds for tax-conscious investors. The fund invests in high-quality growth stocks and seeks to maximize after-tax returns by careful initial selection, and by minimizing current dividend income and net realized capital gains. Eaton Vance has followed this strategy successfully since its first exchange fund was offered to high net worth individuals in 1961. Now Eaton Vance is able to offer the same management expertise to a broader group of investors.

Eaton Vance Worldwide Health Sciences Fund, first offered in September, provides investors a way to participate in new developments taking place around the world in biotechnology and other medical sciences. The fund is advised by Mehta and Isaly Asset Management, Inc., recognized investment specialists in medical sciences companies. Mehta and Isaly advised the predecessor to the Eaton Vance Worldwide Health Sciences Fund since 1989, compiling an enviable record of investment performance. Worldwide Health Sciences Fund will be offered to offshore investors in 1997.

Two funds introduced late in fiscal year 1995 caught the attention of investors this year. Eaton Vance Information Age Fund, sold both in the United States and offshore, demonstrated the soundness of its strategy of investing worldwide in growth companies that participate in the creation, processing and distribution of information of all kinds. Eaton Vance High Yield Municipals Fund was also successful in attracting investors interested in returns available from low-rated and non-rated municipal bonds. The fund benefits from Eaton Vance's capabilities as investment manager of $8.2 billion in municipal bond assets.

The Broadmoor I Exchange Fund was launched in December, 1995 and completed its offering period in May, 1996. The fund allows investors to diversify large holdings of low-tax-cost common stock. Performance of the fund in its first year was particularly strong.

                              INVESTMENT MANAGEMENT

                               INVESTMENT COUNSEL

Investment counsel assets remained level in fiscal 1996 at $1.8 billion. The rise in domestic equity market values along with new emerging-market equity and taxable bond assignments offset losses in domestic equity accounts. The encouraging trend in the marketing of new fixed-income accounts continued through the fiscal year end. Several new and substantial counseling relationships will close in the early months of fiscal 1997.

                                     OUTLOOK

The market for asset management services, and particularly for mutual funds invested in long-term assets, continues to be attractive. Leading industry analysts forecast rapid growth over the next several years. Eaton Vance is well positioned to offer its services to the large market of investors, both in the United States and offshore, who seek the assistance of financial professionals when making their investment decisions.

Eaton Vance's experience managing tax-efficient equity portfolios and municipal bond portfolios that produce tax-free income matches the needs of many investors who recognize the importance of maximizing after-tax returns.

[The Following table was originally represented as a pie chart in the printed material]

Assets Under Management
by Asset Class
October 31, 1996

Equities        20%
Taxable Fixed    8%
Non-Taxable
Fixed           53%
Bank Loans      18%
Money Market     1%

                                   REAL ESTATE

[The Following table was originally represented as a pie chart in the printed material]

Rental Property
by Property Type
October 31, 1996

Industrial   224,000 Sq. Ft.
Retail       262,000 Sq. Ft.
Office       184,000 Sq. Ft.


Northeast Properties, Inc., a wholly owned subsidiary of Eaton Vance Corp., invests in income- producing real estate. The markets in which Northeast Properties operates generally strengthened in 1996, and rental income and cash flow improved versus the prior year. In fiscal 1996 management was able to retire, at a discount, a mortgage on one property with a remaining unpaid balance of $4.0 million. The extraordinary gain realized as a result of the retirement was $1.6 million, net of income taxes. Management committed to a plan to sell this property in the fourth quarter of 1996 and recognized a pre-tax impairment loss of $1.3 million based on the estimated net realizable value of the property.

At year end, Northeast Properties owned 670,000 square feet of income producing real estate in Massachusetts, New Hampshire and New York.

In fiscal 1997, the focus of Northeast Properties will remain on improving the occupancy rate of existing properties, currently at 89 percent. No net increase in owned real estate is planned.

                              PRECIOUS METAL MINING

The Company's gold mining partnerships contributed income of $1.2 million in 1996 compared to a loss of $1.4 million a year earlier. The income in fiscal 1996 resulted primarily from increases in the portfolio valuations of the partnerships.

VenturesTrident, L.P., the first of two gold mining partnerships sponsored by the Company, was terminated effective December 31, 1995. By the end of calendar 1996, substantially all of the partnership's investments had been distributed to its partners. VenturesTrident II, L.P., is scheduled for termination at the end of calendar 1997.

                           FIVE-YEAR FINANCIAL SUMMARY

                                                        1996         1995         1994         1993         1992
---------------------------------------------------------------------------------------------------------------------------
Income Statement Data                                              (in thousands, except per share figures)
Revenue:
Investment adviser and administration fees          $ 100,450    $  85,393    $  85,769    $  75,193    $  68,493
Distribution income                                    75,554       77,978       80,069       71,651       47,059
Income from real estate activities                      3,597        3,347        4,224        3,758        4,056
Other income                                            1,760        1,199        1,154        1,674        1,103
---------------------------------------------------------------------------------------------------------------------------
  Total revenue                                       181,361      167,917      171,216      152,276      120,711
---------------------------------------------------------------------------------------------------------------------------
Expenses:
Compensation of officers and employees                 41,420       38,947       39,265       39,668       35,053
Amortization of deferred sales commissions             52,585       50,186       52,794       40,892       27,965
Other expenses                                         28,335       31,350       31,291       27,576       22,690
---------------------------------------------------------------------------------------------------------------------------
  Total expenses                                      122,340      120,483      123,350      108,136       85,708
---------------------------------------------------------------------------------------------------------------------------
Operating income                                       59,021       47,434       47,866       44,140       35,003
---------------------------------------------------------------------------------------------------------------------------
Other Income (Expense):
Interest income                                         3,735        2,641          963          856          800
Interest expense                                       (3,742)      (4,702)      (5,337)      (4,914)      (4,893)
Gain (loss) on sale of investments                        546         (250)          --           --           --
Equity in net income (loss) of affiliates               1,639       (1,382)        (289)       3,894         (160)
Impairment loss on real estate                         (1,277)          --           --           --           --
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
  income taxes, extraordinary item and
  cumulative effect of change in accounting
  for income taxes                                     59,922       43,741       43,203       43,976       30,750
Income taxes                                           24,088       16,773       17,393       18,459       12,663
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
  extraordinary item and cumulative effect
  of change in accounting for income taxes             35,834       26,968       25,810       25,517       18,087
Income from discontinued operations,
  net of income taxes                                      --        3,408        2,676        1,824        1,220
Extraordinary gain on early retirement of debt,
  net of income taxes                                   1,590           --           --           --           --
Cumulative effect of change in accounting for
  income taxes                                             --           --        1,300           --           --
---------------------------------------------------------------------------------------------------------------------------
  Net income                                        $  37,424    $  30,376    $  29,786    $  27,341    $  19,307
===========================================================================================================================
Earnings per share from continuing operations
  before extraordinary item and cumulative effect
  of change in accounting for income taxes          $    3.74    $    2.90    $    2.72    $    2.88    $    2.33
Earnings per share from discontinued operations,
  net of income taxes                                      --         0.37         0.28         0.21         0.16
Extraordinary gain on early retirement of debt,
  net of income taxes, per share                         0.17           --           --           --           --
Cumulative effect of change in accounting for
  income taxes, per share                                  --           --         0.14           --           --
---------------------------------------------------------------------------------------------------------------------------
Earnings per share                                  $    3.91    $    3.27    $    3.14    $    3.09    $    2.49
===========================================================================================================================
Dividends declared, per share                       $    0.71    $    0.65    $    0.60    $    0.49    $    0.36
===========================================================================================================================
Average common shares outstanding                       9,577        9,289        9,473        8,848        7,752
===========================================================================================================================
Balance Sheet Data
Total assets                                        $ 360,262    $ 357,586    $ 455,506    $ 425,547    $ 318,199
Long-term debt                                      $  54,549    $  56,102    $  60,311    $  73,228    $  78,358
Shareholders' equity                                $ 210,780    $ 194,520    $ 165,608    $ 145,300    $  75,801
Shareholders' equity per share                      $   22.46    $   20.84    $   18.18    $   15.87    $   10.09

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


The Company's primary sources of revenue are investment adviser fees and distribution fees received from the Eaton Vance funds and adviser fees received from separately managed accounts. These fees are generally based on the net asset value of the investment portfolios managed by the Company and fluctuate with changes in the total value of the assets under management. The Company's major expenses, other than the amortization of deferred sales commissions, are employee compensation, occupancy costs, service fees and other marketing costs.

Results of Operations  Fiscal Year 1996 Compared to
Fiscal Year 1995

Eaton Vance Corp. reported record earnings of $37.4 million or $3.91 per share in 1996, significantly higher than the $30.4 million or $3.27 per share reported a year ago. Net income for the year ended October 31, 1996 included an extraordinary gain of $1.6 million, or $0.17 per share, related to the early retirement at a discount of mortgage debt on an office building owned by the Company. In the fourth quarter of 1996, management committed to a plan to sell this property and recognized a pre-tax impairment loss of $1.3 million based on the estimated net realizable value of the property. Net income for the year ended October 31, 1995 included income from discontinued banking operations of $3.4 million or $0.37 per share.

Assets under management of $17.3 billion on October 31, 1996 were 8 percent higher than the $16.0 billion reported a year earlier. Mutual fund sales for the year ended October 31, 1996 of $2.6 billion were 63 percent higher than the $1.6 billion reported in fiscal 1995. Mutual fund redemptions were $2.1 billion in both fiscal 1996 and 1995.

Investment adviser and administration fees increased by 18 percent to $100.4 million in fiscal 1996 from $85.4 million in fiscal 1995. The increase can be attributed to the increase in total assets under management as well as to the current year growth in the Company's Senior Debt Portfolio and equity portfolios which have higher management and administration fee rates than the Company's other portfolios. Assets under management in the Senior Debt Portfolio increased to $2.8 billion on October 31, 1996 from $1.4 billion on October 31,1995.

Distribution fees decreased by $2.5 million or 3 percent to $75.5 million from $78.0 million in fiscal 1995. The decrease in distribution fees can be attributed to a decrease in average assets under management in the Company's spread-commission funds.

Total operating expenses of $122.3 million were 1 percent greater than the $120.5 million recorded a year earlier. Compensation expense increased by $2.5 million to $41.4 million in fiscal 1996, primarily as a result of an increase in sales incentives associated with the increase in mutual fund sales. Amortization expense increased by $2.4 million, or 5 percent, to $52.6 million primarily as a result of the increase in gross sales of Eaton Vance Prime Rate Reserves, a spread-commission fund which invests in the Company's Senior Debt Portfolio. The increases noted in compensation and amortization expense were offset by a decrease in other expenses compared to 1995. Last year's other expenses included a one-time charge of $2.2 million resulting from a National Association of Securities Dealers (NASD) arbitration panel award. The Company has appealed the decision to the courts and continues to pursue all legal steps to overturn the decision.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The Company's gold mining partnerships contributed income of $1.2 million in the year ended October 31, 1996 compared to a loss of $1.4 million a year earlier. The losses in 1995 resulted primarily from reductions in the portfolio valuations of the partnerships.

The general partner of VenturesTrident, L.P., the first of the Company's two gold mining partnerships, terminated the partnership effective December 31, 1995. VenturesTrident II, L.P., the second of the two partnerships, is scheduled for termination effective December 31, 1997.

Interest income increased 42 percent to $3.7 million in fiscal 1996 from $2.6 million in fiscal 1995, largely as a result of a 47 percent increase in cash, cash equivalents and short-term investments. Interest expense decreased $1.0 million to $3.7 million in fiscal 1996 as a result of the retirement of mortgage debt in both the second quarter of 1996 and the fourth quarter of 1995.

Due to the absence of gold mining losses which reduced taxes in fiscal 1995, the Company's effective tax rate rose to 40 percent in fiscal 1996 from 38 percent in fiscal 1995.

In fiscal 1997, the Company will be required to adopt Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation." SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans and requires certain disclosures about employee stock options based on their fair value at the date of grant. The adoption of this Statement will not have an impact on the Company's financial position or results of operations.

Results of Operations Fiscal Year 1995 Compared to Fiscal Year 1994

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

On November 10, 1995, the Company completed the spin-off of Investors Financial Services Corp. (IFSC), the new parent company of Investors Bank & Trust Company (IB&T), in a tax-free distribution to Eaton Vance Corp. shareholders. Under the plan of distribution, the Company transferred net banking assets totaling approximately $14.1 million, including $10.1 million in cash and cash equivalents, to the newly formed bank holding company. The banking business has been treated as a discontinued operation in the accompanying consolidated statements of income and cash flows, and fiscal year 1994 has been restated to reflect this accounting treatment.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

year. The impact of the decrease in mutual fund sales on distribution fees was partially offset by an increase in contingent deferred sales charges received on early redemptions.

Total operating expenses decreased $2.9 million to $120.5 million in fiscal 1995. Compensation expense of $38.9 million was little changed from the prior year's expense of $39.3 million. Other expenses for fiscal 1995 include a one-time charge of $2.2 million relating to the accrual of a National Association of Securities Dealers (NASD) arbitration panel award in the first quarter of 1995. Other expenses for the comparable period a year ago included $1.4 million in development costs associated with two fund products that were not launched in 1994. A decrease in the average dollar value of assets in spread-commission funds due to redemptions in excess of mutual fund sales in fiscal 1995 resulted in a decrease in the amortization of deferred sales commissions of $2.6 million.

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

Net income from continuing operations of the Company amounted to $27.0 million for the year ended October 31, 1995, compared to $27.1 million for the year ended October 31, 1994. Earnings per share from continuing operations were $2.90 and $2.86 for 1995 and 1994, respectively. Net income and earnings per share from continuing operations for 1994 included a gain of $1.3 million, or $0.14 per share, resulting from the implementation of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

Total assets, excluding discontinued banking operations, increased 5 percent to $343.6 million at October 31, 1995 from $327.9 million at October 31, 1994. Cash and cash equivalents and short-term investments increased by $54.4 million to $79.1 million at October 31, 1995. Investments in affiliates increased by $6.1 million, primarily due to an increase in the Company's investment in Lloyd George Management (BVI) Limited, an independent investment management company based in Hong Kong. Deferred sales commissions decreased $46.8 million to $209.5 million at October 31, 1995 primarily due to amortization and redemptions in excess of new sales in spread-commission funds in fiscal 1995.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Liquidity and Capital Resources

Cash, cash equivalents and short-term investments aggregated $116.4 million at October 31, 1996, an increase of $37.3 million from October 31, 1995.

Operating activities generated cash of $49.4 million in 1996 compared to $63.6 million in 1995. The decrease can primarily be attributed to an increase in commissions paid to brokers in connection with the sale of the Company's spread-commission funds and a decrease in the collection of capitalized sales charges received on early redemptions. In fiscal 1996, the Company paid $55.8 million in sales commissions associated with the sale of spread-commission mutual funds, compared to $39.8 million in the previous year. Capitalized sales charges collected decreased to $32.6 million in fiscal 1996 from $36.2 million in fiscal 1995.

The Company's investing cash flows, consisting primarily of purchases and sales of short-term investments, totaled $50.7 million and $19.1 million in fiscal 1996 and 1995, respectively.

Financing activities for the Company reduced cash and cash equivalents by $10.8 million in fiscal 1996 and $10.9 million in fiscal 1995. Significant financing activities during fiscal 1996 included the repurchase of 154,000 shares of the Company's non-voting common stock and the retirement, at a discount, of an existing mortgage with a remaining unpaid balance of $4.0 million. The Company's dividend was increased in the fourth quarter of 1996 to an effective annual rate of $0.80 per share.

On October 15, 1996, the Company entered into a $50 million five-year, senior unsecured revolving credit agreement with six unaffiliated banks. This facility replaced the Company's existing $75 million unsecured revolving credit and term loan agreement. The terms of the facility provide for various borrowing rate options and allow the Company to increase the facility amount to a maximum of $75 million at any time during the five-year period. At October 31, 1996, the Company had no borrowings under this facility.

The Company anticipates that cash flows from operations and available debt will be sufficient to meet the Company's foreseeable cash requirements and provide the Company with the financial resources to take advantage of strategic growth opportunities.

Certain Factors That May Affect Future Results

From time to time, information provided by the Company or information included in its filings with the Securities and Exchange Commission (including this Annual Report) may contain statements which are not historical facts, for this purpose referred to as "forward-looking statements." The Company's actual future results may differ significantly from those stated in any forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the factors discussed below.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The  Company  is  subject  to  substantial  competition  in all  aspects  of its business. The Company's ability to market investment products is highly dependent on access to the retail distribution systems of national and regional securities dealer firms, which generally offer competing internally and externally managed investment products. Although the Company has historically been successful in gaining access to these channels, there can be no assurance that it will continue to do so. The inability to have such access could have a material adverse effect on the Company's business.

There are few barriers to entry by new investment management firms. The Company's funds compete against an ever increasing number of investment products sold to the public by investment dealers, banks, insurance companies and others that sell tax-free investments, taxable income funds, equity funds and other investment products. Many institutions competing with the Company have greater resources than the Company. The Company competes with other providers of investment products on the basis of the range of products offered, the investment performance of such products, quality of service, fees charged, the level and type of sales representative compensation, the manner in which such products are marketed and distributed and the services provided to investors.

The Company derives almost all of its revenues from investment adviser and administration fees and distribution income received from the Eaton Vance funds and separately managed accounts. As a result, the Company is dependent upon the contractual relationships it maintains with these funds and separately managed accounts. In the event that any of the management contracts, administration contracts, underwriting contracts or service agreements are not renewed pursuant to the terms of these contracts or agreements, the Company's financial results may be adversely affected.

The major sources of revenue for the Company-- i.e., investment adviser fees, administration fees and distribution fees--are calculated as percentages of assets under management. A decline in securities prices in general would reduce fee income. If, as a result of inflation, expenses rise and assets under management decline, lower fee income and higher expenses will reduce or eliminate profits. If expenses rise and assets rise, bringing increased fees to offset the increased expenses, profits may not be affected by inflation. There is no predictable relationship between changes in financial assets under management and the rate of inflation. If inflation leads to increases in the price of gold or in the price of real estate, the value of the Company's investments in gold mining securities or real estate may be increased.

                                Eaton Vance Corp.
                                24 Federal Street
                                Boston, MA 02110

                        CONSOLIDATED STATEMENTS OF INCOME


Years Ended October 31, 1996, 1995 and 1994

                                                                               1996          1995           1994
=====================================================================================================================
                                                                             (in thousands, except per share figures)
Revenue:
Investment adviser and administration fees                                   $ 100,450    $  85,393      $  85,769
Distribution income                                                             75,554       77,978         80,069
Income from real estate activities                                               3,597        3,347          4,224
Other income                                                                     1,760        1,199          1,154
---------------------------------------------------------------------------------------------------------------------
  Total revenue                                                                181,361      167,917        171,216
---------------------------------------------------------------------------------------------------------------------
Expenses:
Compensation of officers and employees                                          41,420       38,947         39,265
Amortization of deferred sales commissions                                      52,585       50,186         52,794
Other expenses                                                                  28,335       31,350         31,291
---------------------------------------------------------------------------------------------------------------------
  Total expenses                                                               122,340      120,483        123,350
---------------------------------------------------------------------------------------------------------------------
    Operating income                                                            59,021       47,434         47,866

Other Income (Expense):
Interest income                                                                  3,735        2,641            963
Interest expense                                                                (3,742)      (4,702)        (5,337)
Gain (loss) on sale of investments                                                 546         (250)            --
Equity in net income (loss) of affiliates                                        1,639       (1,382)          (289)
Impairment loss on real estate                                                  (1,277)          --             --
---------------------------------------------------------------------------------------------------------------------
Income from continuing  operations before income taxes,
  extraordinary  item and cumulative effect of change in
  accounting for income taxes                                                   59,922       43,741         43,203
Income taxes                                                                    24,088       16,773         17,393
---------------------------------------------------------------------------------------------------------------------
Income from continuing operations before extraordinary item
  and cumulative effect of change in accounting for income taxes                35,834       26,968         25,810
Income from discontinued operations, net of income taxes                            --        3,408          2,676
Extraordinary gain on early retirement of debt, net of income taxes              1,590           --             --
Cumulative effect of change in accounting for income taxes                          --           --          1,300
---------------------------------------------------------------------------------------------------------------------
  Net income                                                                 $  37,424    $  30,376      $  29,786
=====================================================================================================================
Earnings per share from continuing operations before
  extraordinary item and cumulative effect of change in
  accounting for income taxes                                                $    3.74    $    2.90      $    2.72
Earnings per share from discontinued operations, net of income taxes                --         0.37           0.28
Extraordinary gain on early retirement of debt, net of income taxes,
  per share                                                                       0.17           --             --
Cumulative effect of change in accounting for income taxes,
  per share                                                                         --           --           0.14
---------------------------------------------------------------------------------------------------------------------
Earnings per share                                                           $    3.91    $    3.27      $    3.14
=====================================================================================================================
Dividends declared, per share                                                $    0.71    $    0.65      $    0.60
=====================================================================================================================
Average common shares outstanding                                                9,577        9,289          9,473
=====================================================================================================================

See notes to consolidated financial statements.

                           CONSOLIDATED BALANCE SHEETS

October 31, 1996 and 1995

Assets                                                                           1996       1995
=========================================================================================================
                                                                             (all figures in thousands)
Current Assets:
Cash and equivalents                                                           $ 55,583   $ 67,650
Short-term investments                                                           60,792     11,471
Investment adviser fees and other receivables                                     7,650      3,342
Asset held for sale                                                               2,500         --
Net assets of discontinued operations                                                --     13,961
Other current assets                                                              3,547      2,178
---------------------------------------------------------------------------------------------------------
  Total current assets                                                          130,072     98,602
---------------------------------------------------------------------------------------------------------
Other Assets:

Investments:
  Real estate                                                                    18,541     21,606
  Investment in affiliates                                                        9,565     10,113
  Investment companies                                                            8,965      7,542
  Other investments                                                               5,763      2,338
Notes receivable and receivables from affiliates                                  1,241      3,458
Deferred sales commissions                                                      180,283    209,542
Equipment and leasehold improvements, net of accumulated depreciation
  and amortization of $4,713 and $4,191, respectively                             2,828      2,855
Goodwill, net of accumulated amortization of $2,924 and $2,422, respectively      3,004      1,530
---------------------------------------------------------------------------------------------------------
  Total other assets                                                            230,190    258,984
---------------------------------------------------------------------------------------------------------
    Total assets                                                               $360,262   $357,586
=========================================================================================================

See notes to consolidated financial statements.

                           CONSOLIDATED BALANCE SHEETS

October 31, 1996 and 1995

Liabilities & Shareholders' Equity                           1996          1995
================================================================================
                                            (in thousands, except share figures)
Current Liabilities:

Accrued compensation                                     $  10,981    $   9,341
Accounts payable and accrued expenses                        7,839        7,482
Dividend payable                                             1,881        1,590
Current portion of mortgage notes payable                    1,545        4,189
Other current liabilities                                    1,835        2,125
--------------------------------------------------------------------------------
  Total current liabilities                                 24,081       24,727
--------------------------------------------------------------------------------
Other Liabilities:

6.22% Senior Note                                           50,000       50,000
Mortgage notes payable                                       4,549        6,102
--------------------------------------------------------------------------------
  Total other liabilities                                   54,549       56,102
--------------------------------------------------------------------------------
Deferred income taxes                                       70,852       82,237
--------------------------------------------------------------------------------
Commitments and contingencies                                   --           --
--------------------------------------------------------------------------------
Shareholders' Equity:

Common stock, par value $.0625 per share:
  Authorized, 80,000 shares
  Issued, 19,360 shares                                          1            1
Non-voting common stock, par value $.0625 per share:
  Authorized, 11,920,000 shares
  Issued, 9,364,788 and 9,315,712 shares, respectively         585          582
Additional paid-in capital                                  36,788       53,753
Unrealized gain on investments                               3,598        1,186
Notes receivable from stock option exercises                (3,221)      (3,313)
Retained earnings                                          173,029      142,311
--------------------------------------------------------------------------------
  Total shareholders' equity                               210,780      194,520
--------------------------------------------------------------------------------
    Total liabilities and shareholders' equity           $ 360,262    $ 357,586
================================================================================

See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended October 31, 1996, 1995 and 1994

                                                                              1996         1995         1994
==================================================================================================================
                                                                                (all figures in thousands)
Cash and equivalents (including IB&T for 1995 and 1994),
  beginning of year                                                       $  67,650    $  34,025    $  28,655
------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:

  Net income, excluding discontinued operations                              37,424       26,968       27,110
  Adjustments to reconcile net income to net cash provided by
  (used for) operating activities:
      Extraordinary gain on early retirement of debt                         (1,590)          --           --
      Equity in net (income) loss of affiliates                              (1,639)       1,382          289
      Impairment loss on real estate                                          1,277           --           --
      Deferred income taxes                                                 (12,239)      (8,440)      13,712
      Cumulative effect of change in accounting for income taxes                 --           --       (1,300)
      Amortization of deferred sales commissions                             52,585       50,186       52,794
      Depreciation and other amortization                                     2,420        2,377        2,336
      Payment of sales commissions                                          (55,784)     (39,843)     (93,663)
      Capitalized sales charges received                                     32,580       36,218       24,838
      (Gain) loss on sale of investments                                       (546)         250           --
      Changes in other assets and liabilities                                (5,073)       3,061        2,544
      Cash used for discontinued operations                                      --       (8,574)      (7,994)
------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                  49,415       63,585       20,666
------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:

  Additions to real estate, equipment and leasehold improvements             (2,680)      (1,172)      (1,722)
  Investment in partnership                                                      --          (88)        (252)
  Net increase (decrease) in notes and receivables from affiliates              563       (1,121)        (465)
  Investment in affiliate                                                        --       (4,812)          --
  Net increase in investment companies and other investments                 (2,762)        (945)        (371)
  Acquisition of management and distribution contracts                       (2,000)          --           --
  Proceeds from sale of investments                                          16,125           64        2,901
  Purchase of short-term investments                                        (59,939)     (11,000)          --
------------------------------------------------------------------------------------------------------------------
  Net cash provided by (used for) investing activities                      (50,693)     (19,074)          91
------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:

  Proceeds from 6.22% Senior Note                                                --           --       50,000
  Proceeds from note payable to unaffiliated banks                               --           --       70,950
  Payments on notes payable                                                  (1,486)      (6,469)    (113,573)
  Redemption of subordinated debentures                                          --           --      (14,169)
  Proceeds from the issuance of non-voting common stock                       2,602        3,351        3,169
  Dividends paid                                                             (6,415)      (5,891)      (5,342)
  Repurchase of non-voting common stock                                      (5,490)      (1,877)      (6,422)
------------------------------------------------------------------------------------------------------------------
  Net cash used for financing activities                                    (10,789)     (10,886)     (15,387)
------------------------------------------------------------------------------------------------------------------
    Net increase (decrease) in cash and equivalents                         (12,067)      33,625        5,370
------------------------------------------------------------------------------------------------------------------
Cash and equivalents (including IB&T at October 31, 1994),
  end of year                                                             $  55,583    $  67,650    $  34,025
==================================================================================================================
Supplemental Information:
  Interest paid                                                           $   3,748    $   4,708    $   5,651
==================================================================================================================
  Income taxes paid                                                       $  38,723    $  27,662    $   3,980
==================================================================================================================

See notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Years Ended October 31, 1996, 1995 and 1994

                                                                                                      Notes
                                                                  Non-                                Receivable            Total
                                                                  Voting     Additional  Unrealized   from Stock            Share-
                                                        Common    Common     Paid-in     Gain on      Option    Retained    holders'
                                           Shares       Stock     Stock      Capital     Investments  Exercises Earnings    Equity
====================================================================================================================================
Balance,                                                                         (all figures in thousands)
  October 31, 1993                          9,154   $       1  $     571   $  52,845   $      --  $  (1,804)  $  93,687   $ 145,300
Add (Deduct):
  Net income                                   --          --         --          --          --         --      29,786      29,786
  Dividends declared
   ($0.60 per share)                           --          --         --          --          --         --      (5,518)     (5,518)
  Issuance of non-voting
   common stock--
      On exercise of stock options            141          --          9       1,742          --     (1,062)         --         689
      For employee stock
        purchase plan                          25          --          2         731          --         --          --         733
      For employee incentive plan              24          --          1         684          --         --          --         685
  Repurchase of non-voting
   common stock                              (234)         --        (15)     (6,407)         --         --          --      (6,422)
  Collection of notes receivable               --          --         --          --          --        355          --         355
-----------------------------------------------------------------------------------------------------------------------------------
Balance,
  October 31, 1994                          9,110   $       1  $     568   $  49,595   $      --  $  (2,511)  $ 117,955   $ 165,608
Add (Deduct):
  Net income                                   --          --         --          --          --         --      30,376      30,376
  Dividends declared
  ($0.65 per share)                            --          --         --          --          --         --      (6,020)     (6,020)
  Issuance of non-voting
  common stock--
      On exercise of stock options            174          --         11       2,371          --     (1,258)         --       1,124
      For employee stock
         purchase plan                         25          --          1         674          --         --          --         675
      For employee incentive plan              11          --          1         293          --         --          --         294
      For investment in affiliate              83          --          5       2,693          --         --          --       2,698
  Repurchase of non-voting
    common stock                              (68)         --         (4)     (1,873)         --         --          --      (1,877)
  Unrealized gain on investments               --          --         --          --       1,186         --          --       1,186
  Collection of notes receivable               --          --         --          --          --        456          --         456
-----------------------------------------------------------------------------------------------------------------------------------
Balance,
  October 31, 1995                          9,335   $       1  $     582   $  53,753   $   1,186  $  (3,313)  $ 142,311   $ 194,520
====================================================================================================================================

See notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                      Notes
                                                                  Non-                                Receivable            Total
                                                                  Voting     Additional  Unrealized   from Stock            Share-
                                                        Common    Common     Paid-in     Gain on      Option    Retained    holders'
                                           Shares       Stock     Stock      Capital     Investments  Exercises Earnings    Equity
====================================================================================================================================
Balance,                                                                         (all figures in thousands)
  October 31, 1995                          9,335   $       1  $     582   $  53,753   $   1,186  $  (3,313)  $ 142,311   $ 194,520
Add (Deduct):
  Net income                                   --          --         --          --          --         --      37,424      37,424
  Dividends declared
  ($0.71 per share)                            --          --         --          --          --         --      (6,706)     (6,706)
  Issuance of non-voting
    common stock--
      On exercise of stock options            166          --         10       1,623          --       (747)         --         886
      For employee stock
        purchase plan                          26          --          2         646          --         --          --         648
      For employee incentive plan              11          --          1         320          --         --          --         321
  Repurchase of non-voting
    common stock                             (154)         --        (10)     (5,480)         --         --          --      (5,490)
  Unrealized gain on investments               --          --         --          --       2,412         --          --       2,412
  Distribution of Investors
    Financial Services Corp.                   --          --         --     (14,074)         --         --          --     (14,074)
  Collection of notes receivable               --          --         --          --          --        839          --         839
-----------------------------------------------------------------------------------------------------------------------------------
Balance,
  October 31, 1996                          9,384   $       1  $     585   $  36,788   $   3,598  $  (3,221)  $ 173,029   $ 210,780
====================================================================================================================================

See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Summary of Significant Accounting Policies


Business and Organization

Eaton Vance Corp. and subsidiaries (the "Company") provide investment advisory and distribution services to mutual funds and investment management services to private counsel clients. The Company's business and results of operations are, to some extent, dependent on investment trends of the financial markets.

Principles of Consolidation

The consolidated financial statements include the accounts of Eaton Vance Corp. and all of its majority owned subsidiaries. The equity method of accounting is used for investments in affiliates in which the Company's ownership ranges from 20 to 50 percent. All material intercompany accounts and transactions have been eliminated.

Cash and Equivalents

Cash equivalents consist principally of short-term, highly liquid investments and are recorded at cost, which is equivalent to market value.

Investments

Investments in short-term investments, investment companies and certain other investments are classified as available-for-sale and are carried at their estimated fair value with unrealized gains and losses included as a separate component of shareholders' equity. The Company, as a non-managing general partner of an investment company partnership, is required to maintain a minimum investment in such partnership. At October 31, 1996, the Company's investment exceeded the minimum $0.9 million required under the terms of the partnership agreement. Investments in investment companies held in connection with the Company's activities as principal underwriter are recorded at market value.

Other investments are carried at the lower of cost or management's estimate of net realizable value.

Real Estate

Effective November 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets, including goodwill, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Therefore, real estate properties are carried at the lower of cost or fair value less cost to sell, with depreciation provided using the straight-line method over the estimated useful lives of the assets.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided principally by the straight-line method over the estimated useful lives of the related assets, or over the terms of the related leases, if shorter.

Deferred Sales Commissions

Sales commissions paid to brokers and dealers in connection with sales of shares of certain investment companies are capitalized and amortized over various periods, none of which exceeds six years. Distribution plan payments received by the Company from investment companies are recorded in income as earned. Early withdrawal charges received by the Company from redeeming shareholders reduce unamortized deferred sales commissions first, with any remaining amount recorded in income.

Goodwill

Goodwill represents the excess of the cost of the Company's investment in the net assets or stock of acquired companies over the fair value of the underlying net assets at dates of acquisition. Goodwill also includes the cost of management contracts acquired. Amortization is provided on a straight-line basis over the estimated useful lives of these assets, not exceeding fifteen years.

Mutual Fund Underwriting Activities

In connection with the Company's activities as principal underwriter, the sales of shares of investment companies are accounted for on a settlement date basis with the related commission income and expenses recorded on a trade date basis.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, measured by applying currently enacted tax rates. Such taxes relate principally to the recording of sales commissions paid to brokers and dealers, which are deducted currently for tax purposes.

Earnings Per Share

Earnings per share are based upon the weighted average number of common, non-voting common and non-voting common equivalent shares outstanding. Earnings per common and common equivalent share assuming full dilution have not been presented because the dilutive effect is immaterial.

Accounting Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation and to reflect the spin-off of IB&T.

2.   Investment in Affiliates

The Company has a 23 percent equity interest in Lloyd George Management (BVI) Limited (LGM), an independent investment management company based in Hong Kong that manages a series of emerging market mutual funds sponsored by the Company. The Company's investment in LGM was $8.4 million and $8.5 million at October 31, 1996 and 1995, respectively. At October 31, 1996, the Company's investment exceeded its share of the underlying net assets of LGM by $6.6 million. This excess is being amortized over a twenty-year period.

The Company also maintains an 82 percent general partnership interest in Fulcrum Management Partners II, L.P. (FMPII), a Delaware limited partnership of which a principal officer of the Company is the other general partner. FMPII is a 20 percent general partner of VenturesTrident II, L.P. (VTII), a Delaware limited partnership formed to invest in equity securities of public and private gold mining ventures. In addition to its general partnership interest in FMPII, the Company maintains a direct 3 percent limited partnership interest in VTII. In May of 1996, the Company received gold mining securities with a value of $1.4 million in a distribution from VTII resulting from its general and limited partnership interests. The partnership will complete its tenth and final year in 1997 and is scheduled for termination effective December 31, 1997.

In fiscal 1996, the Company received gold mining securities with a value of approximately $0.3 million resulting from the termination of a second gold mining partnership (VenturesTrident, L.P.) and the subsequent distribution of that partnership's assets. The Company also received gold mining securities with a value of $1.8 million in settlement of notes receivable for management services provided to the partnership.

The Company's investment in these gold mining partnerships was $1.2 million and $1.6 million at October 31, 1996 and 1995, respectively.

3.   Discontinued Operations

On November 10, 1995, the Company completed the spinoff of its banking operations in a tax-free distribution to its shareholders of shares of Investors Financial Services Corp. (IFSC), a newly created holding company for IB&T. Under the plan of distribution, the Company transferred to IFSC approximately $14.1 million of net banking assets,

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS including $10.1 million in cash. Each shareholder of the Company received 2.799 shares of Common Stock of IFSC and .538 shares of Class A Stock of IFSC for each ten shares of Eaton Vance Corp. stock held at the close of business on October 30, 1995, which was the record date of the distribution. The consolidated statements of income and cash flows have been restated to reflect the banking business as a discontinued operation. Revenue applicable to discontinued operations was $57.4 million in 1995 and $47.8 million in 1994. Income taxes applicable to discontinued operations were $2.8 million in 1995 and $1.9 million in 1994. The contribution to fiscal year 1996 net income from IFSC was not material to the consolidated financial statements.

4. Real Estate Investments

Real estate investments held at October 31, 1996 and 1995 follow:

                                       1996         1995
=================================================================
                                        (in thousands)
Buildings                           $ 24,632     $ 27,831
Land                                   1,721        2,457
-----------------------------------------------------------------
Total                                 26,353       30,288
Less accumulated depreciation          7,534        8,424
-----------------------------------------------------------------
Net book value                        18,819       21,864
Share of accumulated losses in
  excess of partnership interest        (278)        (258)
-----------------------------------------------------------------
Total                               $ 18,541     $ 21,606
=================================================================

In the second quarter of 1996, the Company's real estate subsidiary retired at a discount an existing mortgage with a remaining unpaid balance of $4.0 million. The Company realized an extraordinary gain on the retirement of $1.6 million, net of income taxes of $1.1 million. At the time of the retirement, the future cash inflows expected to be generated by the property (undiscounted and without interest charges) exceeded the carrying value of the property and as a result no impairment loss was recognized.

In the fourth quarter of 1996, the Company committed to a plan to sell the property and recognized a pre-tax impairment loss of $1.3 million based on the estimated net realizable value of the property (estimated fair value less estimated selling costs). Estimated fair value of the property was calculated using market appraisals and other available valuation techniques. The Company expects the sale of the property to be completed in fiscal 1997. At October 31, 1996, the carrying value of the property was $2.5 million.


5. Long-term Debt

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

Revolving Credit Facility

On October 15, 1996, the Company entered into a $50 million five-year, senior unsecured revolving credit agreement with six unaffiliated banks. This facility replaced the Company's existing $75 million unsecured revolving credit and term loan agreement. The terms of the facility provide for various borrowing rate options and allow the Company to increase the facility amount to a maximum of $75 million at any time during the five-year period. The agreement contains financial covenants with respect to borrowings, tangible net worth leverage and interest coverage and requires the Company to pay an annual facility fee on the total commitment. The facility fee is calculated on a pricing grid based on the Company's total debt to earnings ratio. At October 31, 1996, the Company had no borrowings under this facility.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Mortgage Notes Payable

The balance of mortgage notes payable on October 31, 1996 and 1995 follow:

Maturity              Interest Rate                 1996      1995
======================================================================
                                                   (in thousands)
      --             9.00%                        $   --     $3,961
    1997             Prime +1% (9.25% at
                       October 31, 1996)           1,349      1,395
    2002             8.22%                         2,180      2,230
  2015-2016          60% of Prime (4.95% at
                        October 31, 1996)          2,565      2,705
----------------------------------------------------------------------
Total                                        $6,094    $10,291
======================================================================

These mortgage notes are secured by real property and require monthly or quarterly payments of principal and interest with all unpaid principal due at maturity. At October 31, 1996 non-recourse mortgages totaled approximately $4.8 million.

Principal payments due on mortgage notes outstanding at October 31, 1996 for each of the next five years and in the aggregate thereafter follow:

Year Ending October 31                           Payments Due
===============================================================

                                                (in thousands)
1997                                                $1,545
1998                                                   203
1999                                                   209
2000                                                   214
2001                                                   222
Thereafter                                           3,701
---------------------------------------------------------------
Total                                               $6,094
===============================================================


6. Lease Commitments

The Company leases certain real estate and equipment under noncancelable operating leases. Rent expense under these leases in 1996, 1995 and 1994 amounted to

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


$0.7 million, $0.7 million and $0.6 million, respectively.
Future minimum lease commitments are as follows:

Year Ending October 31                               Amount
=================================================================
                                                 (in thousands)
1997                                                 $  817
1998                                                    847
1999                                                    824
2000                                                    777
2001                                                    766
Thereafter                                              738
-----------------------------------------------------------------
Total                                                $4,769
=================================================================


7. Stock Plans

Stock Option Plan

The Company has a Stock Option Plan administered by the Option Committee of the Board of Directors under which stock options may be granted to key employees of the Company. No stock options may be granted under the plan with an exercise price of less than the fair market value of the stock at the time the stock option is granted.

Outstanding options to subscribe to shares of non-voting common stock issued under the current plan and predecessor plans are summarized as follows:

                                    Shares          Option
                                 Under Option     Price Range
================================================================

Balance, October 31, 1994           732,748       $ 8.75-34.00
Exercised                          (174,327)        8.75-34.00
Granted                             133,300        27.75-32.25
Cancelled/Expired                   (22,000)        8.75-34.00
----------------------------------------------------------------
Balance, October 31, 1995           669,721         8.75-34.00
Adjustment for distribution
  of IB&T                           139,408
----------------------------------------------------------------
Adjusted balance                    809,129         7.24-28.14
Exercised                          (166,360)        7.24-28.14
Granted                             141,270        28.25-31.08
Cancelled/Expired                   (67,392)       22.55-28.25
----------------------------------------------------------------
Balance, October 31, 1996           716,647       $13.04-31.08
================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At October 31, 1996 options for 469,066 shares were exercisable. Options for 247,581 additional shares will become exercisable over the next four years. As a result of the spinoff of IB&T (Note 3), all outstanding options to subscribe to shares of the Company's non-voting common stock at November 10, 1995 were adjusted to reflect the decreased value of the stock. In November and December 1996, the Company granted options for an additional 243,192 shares at prices ranging from $41.75 to $45.93. These options will become exercisable over the next four years.

Employee Stock Purchase Plan

A total of 412,000 shares of the Company's non-voting common stock has been reserved for issuance under an Employee Stock Purchase Plan. The plan permits eligible full-time employees to direct up to 15 percent of their salaries toward the purchase of Eaton Vance Corp. non-voting common stock at the lower of 90 percent of the fair value of the non-voting common stock at the beginning or at the end of each six-month offering period. Through October 31, 1996, 335,258 shares have been issued pursuant to this plan.

Incentive Plan--Stock Alternative

A total of 300,000 shares of the Company's non-voting common stock has been reserved for issuance under the Incentive Plan--Stock Alternative. The plan permits employees and officers to direct up to half of their monthly and annual incentive bonuses toward the purchase of non-voting common stock at 90 percent of the fair market price of the stock. Through October 31, 1996, 79,337 shares have been issued pursuant to this plan.

Executive Loan Program

The Company has established an Executive Loan Program under which a maximum of $10 million is available for loans to certain key employees for purposes of financing the exercise of stock options for shares of the Company's non-voting common stock. Such loans are written for a seven year period, at varying fixed interest rates (currently ranging from 5.3 percent to 8.6 percent), and are payable in annual installments commencing with the third year in which the loan is outstanding. Loans outstanding under this program at October 31, 1996 and 1995 amounted to $3.2 million and $3.3 million, respectively.

Stock-Based Compensation

In fiscal 1997, the Company will be required to adopt Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, the recognition of compensation expense for the fair value of stock options and other equity instruments issued to employees. If the fair value provisions of SFAS No. 123 are not adopted, the Company will be required to disclose certain pro forma amounts of net income and earnings per share that would have been reported had these provisions been adopted. The Company does not intend to adopt the fair-value provisions of SFAS No. 123. The Company will continue to account for its stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and will include the pro forma disclosures required by SFAS No. 123, if material.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.   Employee Benefit Plans

Profit Sharing Retirement Plan

The Company has a discretionary profit sharing retirement plan for the benefit of substantially all employees of it and its wholly owned subsidiaries whereby up to 15 percent of eligible compensation of participants may be contributed. The Company has contributed $2.7 million, $2.8 million and $2.7 million, the maximum amounts permitted under the plan, for the years ended October 31, 1996, 1995 and 1994, respectively.

Savings Plan and Trust

The Company has a Savings Plan and Trust which is qualified under Section 401 of the Internal Revenue Code. All full-time employees who have met certain age and length of service requirements are eligible to participate in the plan. This savings plan allows participating employees to contribute up to eight percent of their gross salary on a pretax basis to the plan. The Company then matches each participant's contribution on a dollar-for-dollar basis up to a maximum of $1,040. The Company's expenses under the plan were $0.3 million, $0.3 million and $0.2 million for the years ended October 31, 1996, 1995 and 1994, respectively.

Supplemental Profit Sharing Plan

Effective November 1, 1995, the Company has an unfunded, non-qualified Supplemental Profit Sharing Plan whereby certain key employees of the Company may receive profit sharing contributions in excess of the amounts allowed under the Profit Sharing Retirement Plan. No employee may receive combined contributions in excess of $30,000 to the Profit Sharing Retirement Plan and the Supplemental Profit Sharing Plan. The Company's expense under the plan for the year ended October 31, 1996 was $0.1 million.


9. Common Stock Repurchases

On January 6, 1995, the Company's Board of Directors authorized the purchase by the Company of up to 500,000 shares of the Company's non-voting common stock in open market transactions. Through October 31, 1996, 172,000 shares have been acquired under this authorization.


10. Income Taxes

Effective   November  1,  1993,  the  Company  adopted  Statement  of  Financial
Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach for financial accounting and reporting for deferred income taxes. The cumulative effect of the accounting change resulted in a $1.3 million gain, or $0.14 per share, for the year ended October 31, 1994.

Income taxes, stated as a percentage of income before income taxes, are comprised of the following:

                                      1996           1995          1994
================================================================================
Federal statutory tax rate            35.0%          35.0%          35.0%
Increases (decreases)
  in taxes from:
    State income tax
  (net of effect of
Federal tax)                           4.2            3.9            4.9
    Tax deductible losses on
      mining investments              (1.7)          (5.4)          (0.5)
  Other                                2.7            4.8            0.9
--------------------------------------------------------------------------------
Effective tax rate                    40.2%          38.3%          40.3%
================================================================================
Taxes on income consisted of:

Current:                                                       (in thousands)

  Federal                        $  30,450      $  19,505      $     600
  State                              5,877          5,708          3,081

Deferred:

  Federal                          (10,261)        (5,459)        13,121
  State                             (1,978)        (2,981)           591
--------------------------------------------------------------------------------
Income taxes                     $  24,088      $  16,773      $  17,393
================================================================================

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10. Income Taxes

loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax liability as of October 31, 1996 and 1995 are as follows:

                                         1996       1995
==============================================================
                                         (in thousands)
Deferred tax liabilities:

Deferred sales commissions             $69,809    $81,238
Differences between book and
  tax basis of property                  1,648      1,594
Unrealized net holding gains
  on investments                         1,992      1,138
Other                                    1,300        294
---------------------------------------------------------------
Total                                   74,749     84,264
---------------------------------------------------------------
Deferred tax assets:

Capital loss carryback                   1,931      1,547
Unrealized losses on gold
  mining partnerships                      466      2,231
Impairment loss on real estate             522         --
Other                                    1,444        480
---------------------------------------------------------------
Total                                    4,363      4,258
---------------------------------------------------------------
Valuation allowance                        466      2,231
---------------------------------------------------------------
Net deferred tax liability             $70,852    $82,237
==============================================================

The net decrease in the valuation allowance for the year ended October 31, 1996 was $1.8 million. The valuation allowance relates to unrealized losses on gold mining partnerships.

11.  Financial Instruments

The estimated fair value of the Company's financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. The fair value amounts shown below are not necessarily indicative of either the amounts the Company would realize upon disposition of these instruments or the Company's intent or ability to dispose of these assets.

Cash and  Equivalents,  Short-term  Investments  and
Investment  in  Investment Companies

The estimated fair value of cash and equivalents, short-term investments and investment in investment companies approximates their carrying value.

Other Investments

Included in other investments are certain investments carried at cost, amounting to $1.1 million and $1.3 million at October 31, 1996 and 1995, respectively. Management believes it is impracticable to calculate the fair values of these investments due to the difficulty of predicting future returns and the period in which these amounts will be received. Accordingly, the Company values these investments at cost with adjustments for impairment, if needed.

The estimated fair value of the remaining financial instruments in other investments, amounting to $4.7 million and $1.0 million at October 31, 1996 and 1995, respectively, approximates their carrying value.

Notes Receivable and Receivables from Affiliates

The estimated fair value of notes receivable and receivables from affiliates has been calculated by discounting expected future cash flows using management's estimate of current market interest rates for such notes and receivables. The estimated fair value of these notes and receivables approximates their carrying value. Included in this category are "Notes receivable from stock option exercises" which are a component of shareholders' equity on the consolidated balance sheet.

6.22% Senior Note

The estimated fair value of the Company's $50 million Senior Note at October 31, 1996 and 1995 is $49.6 million and $48.7 million, respectively, based on discounted future cash flows using a market interest rate calculated in the same manner as the fixed rate of interest applicable to the note.

Mortgage Notes Payable

The estimated fair value of the Company's mortgage notes payable at October 31, 1996 and 1995 is $5.9 million and $7.4 million, respectively, based on discounted cash flow analyses using current market interest rates applicable to mortgaged properties.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11. Financial Instruments (contininued)


Unrealized Securities Holding Gains

Effective November 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

The Company has classified as available for sale securities having an aggregate fair value of $74.4 million and $20.0 million at October 31, 1996 and 1995, respectively. These securities are classified as "Short-term investments," "Investments in investment companies," and "Other investments" on the Company's balance sheet. Gross unrealized gains of $5.6 million and $3.1 million and gross unrealized losses of $44,000 and $759,000 at October 31, 1996 and 1995, respectively, have been excluded from earnings and reported as a separate component of shareholders' equity, net of deferred taxes.


12. Related Party Transactions

Investment advisory and distribution income earned from investment companies sponsored by the Company were $174.9 million, $161.6 million and $163.8 million in 1996, 1995 and 1994, respectively.

The portfolios and related funds that provided over 10 percent of the total revenue of the Company are as follows:

                                   1996           1995           1994
================================================================================
                                       (in thousands)
National Municipals
  Portfolio and
  related funds
    Investment adviser fees,
     distribution plan
     payments and early
     withdrawal charges         $  26,547     $  26,892     $  26,474
    Percent of total revenue         14.6%         16.0%         15.5%
Senior Debt Portfolio
 and related funds
 Investment adviser fees,
  distribution plan
  payments and early
  withdrawal charges            $  26,526     $  10,327     $   7,964
 Percent of total revenue            14.6%          6.2%          4.7%


Investments in sponsored mutual funds, which are classified as "Cash and equivalents," "Short-term investments" and "Investment in investment companies" in the accompanying consolidated financial statements, aggregate approximately $104.2 million and $70.7 million at October 31, 1996 and 1995, respectively. Dividend and interest income earned on these investments aggregated approximately $3.0 million in 1996, $1.7 million in 1995 and $0.1 million in 1994. The Company recognized net gains of approximately $0.6 million in 1996 resulting from the disposition of sponsored fund investments.

The Company earned fees of $1.1 million, $1.7 million and $2.1 million in 1996, 1995 and 1994, respectively, for providing management and administration services to VenturesTrident, L.P., and VenturesTrident II, L.P. Amounts outstanding for these services were $1.2 million and $3.2 million at October 31, 1996 and 1995, respectively, and are included in "Notes receivable and receivables from affiliates."


13. Regulatory Requirements

Two subsidiaries of the Company are subject to the Securities and Exchange Commission uniform net capital rule (Rule 15c3-1) which requires the maintenance of minimum net capital. For purposes of this rule, the subsidiaries had net capital of $33.8 million and $0.4 million, respectively, which exceeds their respective minimum net capital requirements of $298,000 and $10,000 at October 31, 1996. The ratio of aggregate indebtedness to net capital at October 31, 1996 for the two subsidiaries was 0.13 to 1 and 0.39 to 1, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.  Subsequent Event

Effective November 1, 1996, all of the business operations, employees, registered representative licenses, distribution agreements, and other assets and liabilities of Eaton Vance Distributors, Inc., a wholly owned subsidiary and principal underwriter of the Eaton Vance Funds, were transferred to EV Distributors, Inc., also a wholly owned subsidiary. The transfer had no impact on the consolidated financial statements as of October 31, 1996. EV Distributors, Inc. changed its name to Eaton Vance Distributors, Inc., effective November 1, 1996.

15.  Comparative Quarterly Financial Information (Unaudited)

The 1995 comparative quarterly financial information has been restated to reflect the spin-off of IB&T as discontinued operations.

                                                                                                  1996
====================================================================================================================================

                                                      First             Second            Third            Fourth             Full
                                                     Quarter            Quarter           Quarter          Quarter            Year
------------------------------------------------------------------------------------------------------------------------------------
                                                                           (in thousands, except per share figures)
------------------------------------------------------------------------------------------------------------------------------------
Total revenue                                       $ 44,498          $ 45,461          $ 45,062          $ 46,340          $181,361
------------------------------------------------------------------------------------------------------------------------------------
Income from:
Continuing operations                               $  9,798          $  8,811          $  9,495          $  7,730          $ 35,834
Extraordinary item                                        --             1,590                --                --             1,590
------------------------------------------------------------------------------------------------------------------------------------
Net income                                          $  9,798          $ 10,401          $  9,495          $  7,730          $ 37,424
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share from:
Continuing operations                               $   1.04          $   0.93          $   0.98          $   0.79          $   3.74
Extraordinary item                                        --              0.17                --                --              0.17
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share                                  $   1.04          $   1.10          $   0.98          $   0.79          $   3.91
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  1995
====================================================================================================================================

                                                      First             Second            Third            Fourth             Full
                                                     Quarter            Quarter           Quarter          Quarter            Year
------------------------------------------------------------------------------------------------------------------------------------
                                                                           (in thousands, except per share figures)
------------------------------------------------------------------------------------------------------------------------------------
Total revenue                                       $ 41,538          $ 40,733          $ 42,690          $ 42,961          $167,922
------------------------------------------------------------------------------------------------------------------------------------
Income from:
Continuing operations                               $  5,604          $  5,918          $  8,522          $  6,924          $ 26,968
Discontinued operations                                  799             1,468               512               629             3,408
------------------------------------------------------------------------------------------------------------------------------------
Net income                                          $  6,403          $  7,386          $  9,034          $  7,553          $ 30,376
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share from:
Continuing operations                               $   0.61          $   0.65          $   0.92          $   0.72          $   2.90
Discontinued operations                                 0.09              0.16              0.06              0.07              0.37
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share                                  $   0.70          $   0.81          $   0.98          $   0.79          $   3.27
------------------------------------------------------------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Shareholders of Eaton Vance Corp.

We have audited the accompanying consolidated balance sheets of Eaton Vance Corp. and its subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Eaton Vance Corp. and its subsidiaries as of October 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 10 to the consolidated financial statements, the Company changed its method of accounting for income taxes effective November 1, 1993, to conform with Statement of Accounting Standards No. 109. As discussed in Notes 1 and 11 to the consolidated financial statements, effective November 1, 1994, the Company adopted Statements of Financial Accounting Standards Nos. 115 and 121.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 26, 1996