Form 10-K, Exhibit 13
period 1997-10-31
EATON VANCE CORP
filed 1998-01-28
CIK 350797

                                                                   EXHIBIT 13.1

                            ------------------------

                                EATON VANCE CORP.



                               [Graphic Omitted]



                               1997 Annual Report

                            ------------------------

                    Eaton Vance Corp.
-------------------------------------------------

                    Eaton Vance Corp. is the investment adviser and distributor of over 70 mutual funds. The Company also manages investments for approximately 800 individual and institutional clients.

                    Eaton Vance Corp. was formed by the 1979 merger of two Boston-based investment firms: Eaton & Howard, founded in 1924, and Vance, Sanders & Company, founded in 1934.

Financial Highlights

(in billions of dollars)            1997         1996
--------------------------------------------------------------------------------
Assets Under Management           $ 21.3      $  17.3
Sales of Mutual Funds                4.2          2.6

(in millions of dollars)
--------------------------------------------------------------------------------
Revenue                           $200.9      $ 182.0
Net Income                          40.2         37.4
Shareholders' Equity               226.3        210.8

(in dollars)
--------------------------------------------------------------------------------
Per Common Share
Net Income                        $ 2.08      $  1.95
Shareholders' Equity               12.23        11.23
Dividends                           0.42         0.35


          EARNINGS PER SHARE
       10-Year Growth Rate: 12%

  FISCAL YEAR      EARNINGS PER SHARE
----------------------------------------
      1988               $0.68
      1989               $0.50
      1990               $0.51
      1991               $0.87
      1992               $1.25
      1993               $1.55
      1994               $1.57
      1995               $1.63
      1996               $1.95
      1997               $2.08

       Dividends Per Share
     10-Year Growth Rate: 19%

 FISCAL YEAR  DIVIDENDS PER SHARE
-----------------------------------
    1988             $0.10
    1989             $0.11
    1990             $0.12
    1991             $0.15
    1992             $0.20
    1993             $0.25
    1994             $0.30
    1995             $0.32
    1996             $0.35
    1997             $0.42

                                 To Shareholders
------------------------------------------------

[Photo of James B. Hawkes]
     James B. Hawkes

Excluding an extraordinary item and gold operations, earnings per share grew 15 percent in 1997.

Eaton Vance Corp. has increased its dividend in each of the past 17 years at an annual growth rate of 18 percent.

Growth of Assets
Under Management

    FISCAL YEAR     PERCENT OF ASSET GROWTH
--------------------------------------------
       1995                   6.7
       1996                   8.1
       1997                  23.0

Eaton Vance Corp. earned a record $40.2 million in fiscal 1997, with earnings per share increasing to $2.08 from $1.95 last year. Excluding an extraordinary item last year and the impact of gold operations, earnings per share were 15 percent greater than in 1996. Assets under management grew 23 percent to $21.3 billion at year end. On October 9, the Company raised its dividend 20 percent to an effective annual rate of $0.48 per share. Eaton Vance Corp. has increased its dividend in each of the past 17 years at an annual growth rate of 18 percent.

Gross sales of mutual funds rose 62 percent during fiscal 1997 to $4.2 billion, while net sales advanced 180 percent to $1.4 billion. Equity fund assets increased by 73 percent in fiscal 1997 to $5.2 billion and now represent 24 percent of total assets under management. This growth was led by strong sales of Eaton Vance Tax-Managed Growth Fund, Eaton Vance Worldwide Health Sciences Fund and Belvedere Equity Fund LLC private placement. Income fund assets grew also, with the Company's floating-rate bank loan funds increasing 37 percent to $3.9 billion, and its other taxable fixed-income funds growing 50 percent to $2.1 billion. While municipal bond fund assets declined for Eaton Vance and the industry, the Company's High Yield Municipals Fund rose 69 percent to $261 million. Significant new account development, strong fixed-income performance and the rising financial markets resulted in a 33 percent increase in investment counsel assets under management to $2.4 billion at year end.

Eaton Vance achieved two important goals in 1997. Assets under management grew at a substantially faster rate than in recent years, and equity fund sales contributed a significantly higher proportion of total fund sales. Progress in both areas is displayed in the accompanying charts. Double-digit growth in managed assets provides a foundation for achieving management's long-term goals for growth in earnings and dividends, while increased participation in the market for equity funds demonstrates Eaton Vance's intention and capacity to grow in all segments of the fund industry.

During the summer, Eaton Vance introduced "Mutual Funds for People Who Pay Taxes," a marketing/positioning strategy which conceptually bundles the Company's tax-managed equity funds with its family of national and state-specific municipal bond funds, the most extensive in the industry. In September, the Company's tax-efficient equity product line was broadened with the introduction of the Eaton Vance Tax-Managed Emerging Growth Fund. Response to "Mutual Funds for People Who Pay Taxes" has been encouraging, with increasing sales of tax-managed equity funds and clear signs of growing interest by broker/dealers, brokers and financial planners in investing to maximize after-tax return. A tax-managed international fund is planned for 1998.

Gross sales of mutual funds rose 62 percent during fiscal 1997 to $4.2 billion, while net sales advanced 180 percent to $1.4 billion.

Belvedere Equity Fund LLC, a private fund, raised $1.1 billion in two closings in May and June.

Equity Fund Sales
As a Percent of Total Sales

     FISCAL YEAR       PERCENT OF TOTAL SALES*
----------------------------------------------
         1995                  6%
         1996                 12%
  1997 - 1st Quarter          22%
  1997 - 2nd Quarter          25%
  1997 - 3rd Quarter          34%
  1997 - 4th Quarter          38%

* Excludes Broadmoor and Belvedere Private Placements

Belvedere Equity Fund LLC, a private fund for investors seeking to diversify concentrated positions in common stocks with substantial market appreciation, raised $1.1 billion in two closings in May and June. New equity-based private funds are expected to be offered in 1998.

Eaton Vance continues to withdraw from businesses unrelated to the management of assets for mutual funds, institutions and individuals.
The holdings of VenturesTrident II, L.P., the second of two gold partnerships offered by the Company in the 1980s, have been distributed to the limited partners and the partnership was terminated December 31, 1997, on schedule. The Company's future earnings will not be subject to the price volatility inherent in commodity investing. Also, it is anticipated that most real estate holdings of Northeast Properties, Inc. will be sold in 1998.

After completing a review of Eaton Vance's corporate governance policies during 1997, the Board of Directors voted to implement new guidelines. These include a retirement policy for senior executives and Directors, a requirement of significant stock ownership on the part of senior executives and Board members, and a reconstitution of the Board so that a majority will be independent or "outside" Directors.

In October, 1997, I replaced Landon T. Clay as Chairman of the Board. Landon, who joined Eaton Vance in 1968, had served as its Chairman since 1971. Many of the Company's accomplishments over more than 25 years were the result of investment principles and management policies he established.

Eaton Vance is a financially strong growth company in an exciting growth industry. The Company has significant competitive strengths in its people, products and productive relationships with broker/dealers, brokers and financial planners globally. Substantial momentum in the growth of assets under management and equity funds was achieved in 1997. Assuming favorable market trends, Eaton Vance is well positioned for continued growth in shareholder value.

/s/ James B. Hawkes
    James B. Hawkes
    Chairman of the Board
    President and Chief Executive Officer

Fiscal Year 1997 Highlights
--------------------------------------------------------------------------------

o Eaton Vance's stock appreciated 65 percent in fiscal 1997, from $21 7/8 at October 31, 1996 to $36 1/8 at October 31, 1997.

o On April 9, 1997, Eaton Vance declared a two-for-one stock split for shareholders of record on May 15, 1997.

o Assets under management increased 23 percent to $21.3 billion.

o Gross sales of mutual funds were $4.2 billion, exceeding 1996 sales of $2.6 billion by 62 percent.

o Including private placements, equity funds represented 45 percent of total fund sales in fiscal 1997 compared to 17 percent in 1996.

o Investors and investment advisers responded enthusiastically to the Company's "Mutual Funds for People Who Pay Taxes" program.

o Assets under management in tax-managed equity portfolios grew by $1.9 billion, from $0.9 billion at fiscal year-end 1996 to $2.8 billion at October 31, 1997, an increase of over 200 percent.

o Belvedere Equity Fund LLC, a private fund for investors seeking to diversify concentrated positions of highly appreciated common stocks, attracted more than $1 billion in assets.

o New institutional investment counsel clients contributed to a 33 percent increase in managed assets to $2.4 billion.

Shareholders' Equity Per Share
10-Year Growth Rate: 18%

   FISCAL YEAR       SHAREHOLDERS' EQUITY PER SHARE
------------------------------------------------------
       1988                      $2.46
       1989                      $2.84
       1990                      $3.22
       1991                      $3.91
       1992                      $5.04
       1993                      $7.94
       1994                      $9.09
       1995                      $10.42
       1996                      $11.23
       1997                      $12.23

Assets Under Management
(in billions)
10 - year growth rate: 16%

Fiscal Year End         Assets Under Management
-----------------------------------------------
       1988                      $ 4.9
       1989                      $ 7.1
       1990                      $ 7.3
       1991                      $ 9.6
       1992                      $11.3
       1993                      $15
       1994                      $15
       1995                      $16
       1996                      $17.3
       1997                      $21.3

Eaton Vance Corp. trades on the New York Stock Exchange under the symbol "EV."

Price and Dividend Information

                                    Low        High       Dividend
                                    Price      Price      Per Share
--------------------------------------------------------------------------------
Quarter Ended January 31, 1996      $13       $16 1/8     $0.09
              April 30, 1996         15 1/4    17 3/8      0.09
              July 31, 1996          15        20 1/8      0.09
              October 31, 1996       18 1/4    22 5/16     0.10

Quarter Ended January 31, 1997      $20 7/8   $24 7/8     $0.10
              April 30, 1997         20 7/8    24 3/8      0.10
              July 31, 1997          22        31 1/8      0.10
              October 31, 1997       26 7/16   37 13/16    0.12


Quarterly High and Low Stock Prices

Adjusted for two-for-one stock splits
November 11, 1992 and May 15, 1997

Fiscal Year and Quarter    High         Low
-------------------------------------------------
1988 - 1st Quarter         $3.47       $2.688
1988 - 2nd Quarter         $4.88       $3.938
1988 - 3rd Quarter         $4.56       $3.984
1988 - 4th Quarter        $4.297       $3.891
-------------------------------------------------

1989 - 1st Quarter        $4.766       $4.094
1989 - 2nd Quarter         $5.75       $4.766
1989 - 3rd Quarter        $5.078       $4.563
1989 - 4th Quarter        $5.797       $4.563
-------------------------------------------------

1990 - 1st Quarter        $5.859       $5.484
1990 - 2nd Quarter        $5.797       $4.563
1990 - 3rd Quarter        $4.766       $4.406
1990 - 4th Quarter        $4.563       $3.156
-------------------------------------------------

1991 - 1st Quarter        $3.047       $3.031
1991 - 2nd Quarter        $5.593       $3.781
1991 - 3rd Quarter        $5.234       $3.938
1991 - 4th Quarter        $6.016       $4.766
-------------------------------------------------

1992 - 1st Quarter        $7.766       $5.703
1992 - 2nd Quarter        $7.922       $6.625
1992 - 3rd Quarter        $7.313       $6.422
1992 - 4th Quarter        $9.844       $6.844
-------------------------------------------------

1993 - 1st Quarter        $15.953      $8.50
1993 - 2nd Quarter        $15.547     $12.016
1993 - 3rd Quarter        $15.031      $12.75
1993 - 4th Quarter        $17.094     $14.203
-------------------------------------------------

1994 - 1st Quarter        $15.547     $12.641
1994 - 2nd Quarter        $15.547     $12.125
1994 - 3rd Quarter        $12.75      $10.984
1994 - 4th Quarter        $14.203     $10.563
-------------------------------------------------

1995 - 1st Quarter        $13.359     $10.984
1995 - 2nd Quarter        $13.578     $11.703
1995 - 3rd Quarter        $14.141     $13.359
1995 - 4th Quarter        $16.266     $12.953
-------------------------------------------------

1996 - 1st Quarter        $16.125      $13.00
1996 - 2nd Quarter        $17.375      $15.25
1996 - 3rd Quarter        $20.125      $15.00
1996 - 4th Quarter        $22.313      $18.25
-------------------------------------------------

1997 - 1st Quarter        $24.875     $20.875
1997 - 2nd Quarter        $24.375     $20.875
1997 - 3rd Quarter        $31.125      $22.00
1997 - 4th Quarter        $37.813     $26.438
-------------------------------------------------

Investment Management
--------------------------------------------------------------------------------

Equity fund sales represented 45 percent of total fund sales for the year. Equity fund assets now represent 24 percent of total assets under management.

EQUITY FUND SALES
AS A PERCENT OF TOTAL SALES**

                          EQUITY FUND SALES
    FISCAL YEAR      AS A PERCENT OF TOTAL SALES
--------------------------------------------------
       1995                      6%
       1996                      17%
       1997                      45%

** INCLUDES BROADMOOR (1996) AND BELVEDERE (1997)

Mutual Fund Assets Increased 22 Percent in Fiscal 1997 to $18.9 Billion.

Gross sales of Eaton Vance mutual funds, excluding money market funds and reinvested dividends, were $4.2 billion in fiscal 1997, an increase of 62 percent from last year's $2.6 billion. Equity fund sales, especially of the Firm's tax-managed growth funds and Belvedere Equity Fund private placement, were a major factor in the increase and represented 45 percent of total fund sales for the year. Equity fund assets grew by 73 percent in fiscal 1997 to $5.2 billion and now represent 24 percent of total assets under management compared to 18 percent in 1996. Among fixed-income funds, the Company's floating-rate bank debt funds and its corporate and municipal high-yield bond funds were significant contributors to sales.

Net of redemptions, fund sales were $1.4 billion for fiscal 1997. This, coupled with market appreciation, helped lift mutual fund assets to $18.9 billion, 22 percent higher than a year ago.

Tax-Efficient Equity Funds Find Growing Demand

Recognizing that most investors must achieve investment goals with after-tax dollars, Eaton Vance has focused on developing products that are managed to deliver attractive after-tax returns. In March of 1996, the Company introduced Eaton Vance Tax-Managed Growth Fund, which seeks to maximize after-tax returns by carefully selecting a portfolio of high-quality growth stocks with the intention of holding those stocks for several years. This low-turnover strategy helps the fund keep realized capital gains to a minimum. And, because growth stocks typically have low dividends, the fund produces little, if any, current taxable income.

During fiscal 1997, Eaton Vance Tax-Managed Growth Fund achieved a total return of 31.9 percent, while producing no taxable capital gain distributions. Sales of the fund through investment professionals gained momentum throughout the year.

Media attention has heightened awareness nationwide of the impact of taxes on mutual fund returns and contributed to the strong sales of Eaton Vance Tax-Managed Growth Fund.

[Photos of Client Brochures]

The fund's outstanding investment performance contributed to sales, as did an effective marketing effort by Eaton Vance Distributors, Inc. External events also played a role. During the summer of 1997, the nation's attention was focused on Washington and the much-debated capital gains tax cut then under consideration. With the U.S. stock market experiencing yet another year of strong returns, financial publications discussed the sizable capital gain distributions that many mutual funds would be paying in the fourth quarter of the year and the damaging effect of related taxes on investment returns. Many prominent financial journalists highlighted the fact that most mutual funds are managed without regard to the tax obligations they produce for their shareholders, noting that mutual funds' published returns are often significantly different from the returns investors ultimately realize after all taxes are paid. This media attention has heightened awareness nationwide of the impact of taxes on mutual fund returns and contributed to the strong sales of Eaton Vance Tax-Managed Growth Fund.

[Graphic of Billboard]
--------------------------------------------------------------------------------
During the last week of September, Eaton Vance sponsored this 18 by 60 foot billboard in Orlando, Florida. Strategically placed along the highway between the airport and the Orange County Convention Center, the advertisement was highly successful in capturing the attention of hundreds of financial planners attending the IAFP's (International Association For Financial Planning) Annual Meeting, the organization's most important event. Mutual Funds for People Who Pay Taxes is an important strategy in Eaton Vance's marketing of mutual funds in the U.S.

Building on this healthy response, the Company launched a companion product in September, 1997: Eaton Vance Tax-Managed Emerging Growth Fund. This fund also seeks to maximize after-tax returns but invests in smaller companies. The fund's goal is to identify and invest in smaller companies while they are in their fastest growth phase, known as the emerging-growth phase, and potentially on their way to becoming the blue-chip companies of tomorrow. To further broaden the tax-managed product line, introduction of a tax-managed international equity fund is planned for 1998.

Assets Under Management by Type
(in billions)
At Fiscal Year End
Fiscal Year End      Non-Taxable Fixed Income     Taxable Fixed Income   Bank Loans     Money Market    Counsel Assets   Equities
-----------------------------------------------------------------------------------------------------------------------------------
        1990                     $1.5                      $0.6               $1.9           $0.7             $1.3           $1.3
        1991                     $2.6                      $1.3               $1.7           $0.4              $2            $1.6
        1992                     $4.6                      $1.6               $1.1           $0.4             $2.1           $1.6
        1993                     $8.9                      $1.1               $0.8           $0.2             $2.2           $2.2
        1994                     $9.0                      $1.3               $0.6           $0.2             $1.6           $2.3
        1995                     $8.9                      $1.3               $1.4           $0.2             $1.8           $2.4
        1996                     $8.2                      $1.3               $2.8           $0.2             $1.7           $3.1
        1997                     $7.5                      $2.1               $3.9           $0.2             $2.4           $5.2

Total assets under management in Eaton Vance tax-managed equity portfolios grew by $1.9 billion, nearly tripling from $935 million at October 31, 1996 to $2.8 billion at October 31, 1997.

With two tax-managed equity funds and the broadest offering of national and state-specific municipal bond funds in the industry, Eaton Vance launched a new marketing initiative in September called "Mutual Funds for People Who Pay Taxes." Eaton Vance believes that the public's awareness of mutual fund taxation will continue to grow and that the Company is an early participant in what will become a major sector in the mutual fund industry. Eaton Vance's "Mutual Funds for People Who Pay Taxes" program and the marketing effort planned for the coming year are designed to ensure that Eaton Vance captures a significant share of the assets that will flow into tax-efficient mutual funds.

As an indication of success so far, total assets under management in Eaton Vance tax-managed equity portfolios grew by $1.9 billion in 1997, nearly tripling from $935 million at the beginning of the year to $2.8 billion at year end. The Belvedere Equity Fund LLC, a private fund for tax-conscious, high net-worth investors, contributed to this success. The fund completed its offering period in June of 1997. This was the second consecutive year that Eaton Vance successfully offered a private fund that allows qualifying investors to contribute large holdings of highly appreciated common stock and gain professional management and portfolio diversification. Both funds have participated in the stock market's strong performance. Additional private funds are planned for 1998.

Assets under Management by Distribution Method
(October 31, 1997)

Level Load               11%
Spread Commission        53%
No Commission             3%
Investment Counsel       11%
Exchange                 11%
Front End                11%

Assets in the Company's floating-rate secured bank loan funds grew by 37 percent in fiscal 1997 to $3.9 billion.

Balanced Asset Base and Diversified Investment Capabilities Provide Strength

Equity fund assets now represent 24 percent of total assets under management. This asset growth is in part a response to innovative product development and marketing. It is also acknowledgment by investment professionals of Eaton Vance's capabilities as a manager of equity assets. Equities are but one of several asset pools that have proven to be a strength for the Company in attracting investors to Eaton Vance funds and investment counsel services. Eaton Vance, for example, is a leading participant in the senior secured bank loan market and in the municipal bond market. Assets in the Company's floating-rate secured bank loan funds grew by 37 percent in fiscal 1997 to $3.9 billion. Furthermore, Eaton Vance has the resources required in other bond markets and in the global equity market to operate efficiently and to provide superior returns to its mutual fund investors.

Investment Counsel

The Firm's investment counsel division provides custom investment services to more than 800 institutional and individual clients. Investment counsel assets grew 33 percent during fiscal 1997 to $2.4 billion. The strong investment performance of Eaton Vance's fixed-income asset management was a major contributor to this growth, leading to the addition of several large new clients.

Assets Under Management by Asset Class
(October 31, 1997)

Money Market                   1%
Non-Taxable Fixed Income      36%
Equities                      24%
Floating Rate Bank Loans      18%
Counsel                       11%
Taxable Fixed Income          10%

In fiscal 1997, Northeast Properties, Inc. sold a 43,000 square foot office building in Boston at a pre-tax gain of $1.0 million.

Real Estate

At fiscal year end, Northeast Properties, Inc. owned 662,000 square feet of income-producing real estate in Massachusetts, New Hampshire and New York. The markets in which Northeast Properties operates generally strengthened in 1997, and rental income and cash flow improved versus the prior year. Capitalizing on this stronger market, Northeast Properties sold a 43,000 square foot office building in Boston at a pre-tax gain of $1.0 million. During 1997, Northeast Properties increased its ownership from 50 to 100 percent of a 55,000 square foot office building adjacent to Eaton Vance's home office and partially occupied by Eaton Vance personnel. This investment will enhance the value of the Company's headquarters facilities and provide for future expansion.

Rental Property by Property Type
(October 31, 1997)

Industrial          224,000 Sq. Ft.
Retail              191,600 Sq. Ft.
Office              246,400 Sq. Ft.

Consistent with a plan to withdraw from activities not related to the management of financial assets, Eaton Vance expects in fiscal 1998 to sell most of Northeast Properties' holdings which are not occupied by Eaton Vance.

Precious Metal Mining

Gold operations contributed gains of $0.03 per share in 1997 and $0.08 per share in 1996 to Eaton Vance Corp.'s earnings per share. Consistent with the plan to withdraw from businesses unrelated to the management of financial assets, VenturesTrident II, L.P., was terminated as scheduled at the end of calendar 1997, and substantially all of the partnership's investments were distributed to its partners. In the future, Eaton Vance's earnings will not be subject to the price volatility inherent in commodity investing.

New Initiatives

As the only floating-rate senior bank loan funds to feature mandatory offers to repurchase shares, the Eaton Vance bank loan funds have a meaningful competitive advantage in the marketplace.

Eaton Vance is well positioned to expand its services in both domestic and foreign markets. The Company's sales and marketing efforts address the large population of investors who seek investment advice from financial professionals. Analysts of the mutual fund industry indicate that approximately 70 percent of mutual fund purchases are made through professional intermediaries. New avenues of distribution to reach this market are an important corporate focus.

In 1997, for example, Eaton Vance began offering its mutual funds to investors, without sales commissions or other transaction fees, through fee-based Registered Investment Advisors (RIAs) via various institutional programs as Charles Schwab & Co., Jack White & Co., Trust Company of America, Fidelity Investment Advisor Group, DATAlynx and Waterhouse Securities. During 1998, the Company will actively develop this promising distribution channel in the U.S. as well as abroad through Charles Schwab International.

Eaton Vance monitors the industry to ensure that the professionals who distribute its products are fairly compensated for their services. To that end, Eaton Vance adjusted the commission structure of its funds during 1997, putting commissions on par with the Company's significant competitors.

During fiscal 1997, Eaton Vance received clearance from the Securities and Exchange Commission to make certain improvements in the structure of its floating-rate bank loan funds. These funds enjoyed continued popularity with investors who want relative stability of principal and yields substantially higher than money market interest rates. Because these funds invest in bank loans instead of fixed-income securities, they are offered to the public as closed-end funds, with quarterly liquidity provided by the funds' offer to repurchase at net asset value shares tendered by fund shareholders. During every quarter since their inception, these funds have accepted shares tendered by those shareholders seeking liquidity. However, the process involved in doing so was costly and was subject to the discretion of the funds' trustees. In order to provide shareholders with an even greater assurance of quarterly liquidity and, at the same time, to reduce fund expenses, Eaton Vance has simplified this process and now provides mandatory offers to repurchase shares. As the only floating-rate bank loan funds offering this feature, the Eaton Vance funds further enhanced their record for reliability and customer service and have a meaningful competitive advantage in the marketplace.

Outlook

The outlook for providing investment management services and distributing investment products continues to be favorable, both in the United States and abroad. The demographics of the baby boom generation in the U.S. and similar populations in Europe and Asia suggest that more and more people will be focusing on accumulating assets for important long-term financial goals, such as a secure retirement or funding their children's education. Mutual funds have proved to be the investment of choice to meet these objectives.

At the same time, the emergence of market-oriented economies in Latin America, Eastern Europe and Asia suggests growing opportunities for investment and for expanding the asset management industry worldwide.

Eaton Vance has the investment expertise, products and distribution strengths to capitalize on these expanding asset management opportunities.

[Photo of Client Brochures]

Five-Year Financial Summary
-------------------------------------------------------------------------------------------------------------------
                                                                              Years Ended October 31,
(in thousands, except per share figures)                     1997           1996           1995          1994          1993
---------------------------------------------------------------------------------------------------------------------------
Income Statement Data
Revenue:
 Investment adviser and administration fees              $118,434       $100,450       $ 85,393      $ 85,769      $ 75,193
 Distribution income                                       76,382         76,182         77,978        80,069        71,651
 Income from real estate activities                         4,155          3,597          3,347         4,224         3,758
 Other income                                               1,939          1,760          1,199         1,154         1,674
---------------------------------------------------------------------------------------------------------------------------
  Total revenue                                           200,910        181,989        167,917       171,216       152,276
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Compensation of officers and employees                    48,155         41,420         38,947        39,265        39,668
 Amortization of deferred sales commissions                54,464         52,585         50,186        52,794        40,892
 Other expenses                                            34,386         28,963         31,350        31,291        27,576
---------------------------------------------------------------------------------------------------------------------------
  Total expenses                                          137,005        122,968        120,483       123,350       108,136
---------------------------------------------------------------------------------------------------------------------------
 Operating income                                          63,905         59,021         47,434        47,866        44,140
---------------------------------------------------------------------------------------------------------------------------
Other Income (Expense):
 Interest income                                            3,571          3,735          2,641           963           856
 Interest expense                                          (3,951)        (3,742)        (4,702)       (5,337)       (4,914)
 Gain (loss) on sale of investments                         3,561            546           (250)         --            --
 Equity in net income (loss) of affiliates                    384          1,639         (1,382)         (289)        3,894
 Impairment loss on real estate                                --         (1,277)            --            --            --
---------------------------------------------------------------------------------------------------------------------------

Income from continuing operations before
 income taxes, extraordinary item and cumulative
 effect of change in accounting for income taxes           67,470         59,922         43,741        43,203        43,976
 Income taxes                                              27,236         24,088         16,773        17,393        18,459
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
 extraordinary item and cumulative effect of
 change in accounting for income taxes                     40,234         35,834         26,968        25,810        25,517
Income from discontinued operations,
  net of income taxes                                          --             --          3,408         2,676         1,824
Extraordinary gain on early retirement
  of debt, net of income taxes                                 --          1,590             --            --            --
Cumulative effect of change in accounting
  for income taxes                                             --             --             --         1,300            --
---------------------------------------------------------------------------------------------------------------------------
Net income                                               $ 40,234       $ 37,424       $ 30,376      $ 29,786      $ 27,341
===========================================================================================================================
Earnings per share from continuing operations
 before extraordinary item and cumulative
 effect of change in accounting for income taxes         $   2.08       $   1.87       $   1.45      $   1.36      $   1.44
Earnings per share from discontinued
 operations, net of income taxes                               --             --           0.18          0.14          0.11
Extraordinary gain on early retirement
 of debt, net of income taxes, per share                       --           0.08             --            --            --
Cumulative effect of change in accounting for
 income taxes, per share                                       --             --             --          0.07            --
---------------------------------------------------------------------------------------------------------------------------
Earnings per share                                       $   2.08       $   1.95       $   1.63      $   1.57      $   1.55
===========================================================================================================================
Dividends declared, per share                            $   0.42       $   0.35       $   0.32      $   0.30      $   0.25
===========================================================================================================================
Average common and common equivalent shares outstanding    19,349         19,153         18,577        18,946        17,696
===========================================================================================================================
Balance Sheet Data:
Total assets                                             $387,375       $360,552       $357,586      $455,506      $425,547
Long-term debt                                           $ 50,964       $ 54,549       $ 56,102      $ 60,311      $ 73,228
Shareholders' equity                                     $226,280       $210,780       $194,520      $165,608      $145,300
Shareholders' equity per share                           $  12.23       $  11.23       $  10.42      $   9.09      $   7.94

Management's Discussion and Analysis
--------------------------------------------------------------------------------

The Company's primary sources of revenue are investment adviser and administration fees and distribution fees received from Eaton Vance funds and adviser fees received from separately managed accounts. Generally, these fees are based on the net asset value of the investment portfolios managed by the Company and fluctuate with changes in the total value of the assets under management. The Company's major expenses are the amortization of deferred sales commissions and other marketing costs, employee compensation, occupancy costs, and service fees.

Results of Operations Fiscal Year 1997
Compared to Fiscal Year 1996

Eaton Vance Corp. reported record earnings of $40.2 million or $2.08 per share in 1997 compared to $37.4 million or $1.95 per share reported in 1996. Net income for the year ended October 31, 1996 included an extraordinary gain of $1.6 million, or $0.08 per share, related to the early retirement at a discount of mortgage debt on an office building owned by the Company. The per share data for all periods presented reflect the two-for-one stock split declared on April 9, 1997 for shareholders of record on May 15, 1997.

Assets under management of $21.3 billion on October 31, 1997 were 23 percent higher than the $17.3 billion reported a year earlier as a result of net sales of new fund shares and appreciation of the market value of managed assets. Mutual fund sales for the year ended October 31, 1997 of $4.2 billion were 62 percent higher than the $2.6 billion reported in fiscal 1996. This growth can be primarily attributed to strong sales of the Eaton Vance Tax-Managed Growth Fund, the Eaton Vance Worldwide Health Sciences Fund and a $1.1 billion private placement of the Belvedere Equity Fund LLC. As a result of continued sales growth, equity fund assets increased to 24 percent of total assets under management on October 31, 1997 from 18 percent on October 31, 1996, while taxable and non-taxable fixed-income funds decreased to 46 percent of total mutual fund assets under management on October 31, 1997 from 55 percent a year ago. Floating-rate bank loan funds increased to 18 percent of total assets under management on October 31, 1997 from 17 percent on October 31, 1996.

Revenue increased $18.9 million to $200.9 million in 1997 from $182.0 million in 1996. Investment adviser and administration fees increased by 18 percent to $118.4 million in 1997 from $100.5 million in 1996, primarily as a result of the growth in total assets under management and the change in the Company's product mix. Distribution fees of $76.4 million in 1997 were comparable to the $76.2 million reported in 1996.

Operating expenses of $137.0 million were 11 percent greater than the $123.0 million recorded for 1996. The increases noted in both compensation and other expenses were primarily the result of an increase in marketing expenses and sales incentives associated with higher mutual fund sales and the Belvedere Equity Fund LLC private placement. Amortization expense increased by $1.9 million or 4 percent to $54.5 million in 1997 primarily due to the increase in gross sales of the Company's spread-commission funds.

The Company's gold mining partnership, VenturesTrident II, L.P., contributed income of $0.1 million in the year ended October 31, 1997 compared to income of $1.2 million a year earlier. The decrease in partnership income in 1997 resulted primarily from reductions in the portfolio valuation of the partnership. VenturesTrident II, L.P. was terminated effective December 31, 1997.

Interest income decreased 3 percent to $3.6 million in 1997 from $3.7 million in fiscal 1996, largely as a result of a decrease in average cash and cash equivalent balances maintained throughout the year. Interest expense increased $0.3 million to $4.0 million in 1997 as a result of the acquisition of an office building in Boston, Massachusetts and the assumption of the related mortgage. Realized gains on investments in 1997 can be attributed to the sale of short-term investments and the sale of an office building in Boston, Massachusetts.

The Company's 1997 effective tax rate of 40.4 percent was substantially the same as the 1996 effective tax rate of 40.2 percent.

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which was effective for fiscal years beginning after December 15, 1995. In accordance with SFAS No. 123, the Company has provided disclosures in Note 7 to the consolidated financial statements presenting pro forma net income and earnings per share amounts as if employee stock options had been expensed over the appropriate vesting periods based on their fair value on the grant date, determined using the Black-Scholes option pricing model.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share and will require the Company to change its presentation of earnings per share from primary earnings per share to basic and diluted earnings per share for its fiscal year ending October 31, 1998. In the first quarter of 1998, all prior period earnings per share data will be restated. Neither basic nor diluted earnings per share as calculated in accordance with SFAS No. 128 would be materially different from earnings per share as presented in these financial statements.

Results of Operations Fiscal Year 1996
Compared to Fiscal Year 1995

Eaton Vance Corp. reported earnings of $37.4 million or $1.95 per share in 1996, significantly higher than the $30.4 million or $1.63 per share reported in 1995. Net income for the year ended October 31, 1996 included an extraordinary gain of $1.6 million, or $0.08 per share, related to the early retirement at a discount of mortgage debt on an office building owned by the Company. In the fourth quarter of 1996, management committed to a plan to sell this property and recognized a pre-tax impairment loss of $1.3 million based on the estimated net realizable value of the property. Net income for the year ended October 31, 1995 included income from discontinued operations of $3.4 million or $0.18 per share.

Assets under management of $17.3 billion on October 31, 1996 were 8 percent higher than the $16.0 billion reported a year earlier. Mutual fund sales for the year ended October 31, 1996 of $2.6 billion were 63 percent higher than the $1.6 billion reported for 1995. Mutual fund redemptions were $2.1 billion in both 1996 and 1995.

Investment adviser and administration fees increased by 18 percent to $100.5 million in 1996 from $85.4 million in 1995. The increase can be attributed to the increase in total assets under management as well as to the growth in 1996 in the Company's Senior Debt Portfolio and equity portfolios which have higher management and administration fee rates than the Company's other portfolios. Assets under management in the Senior Debt Portfolio increased to $2.8 billion on October 31, 1996 from $1.4 billion on October 31, 1995.

Distribution fees decreased by $1.8 million or 2 percent to $76.2 million for 1996 from $78.0 million in 1995. The decrease in distribution fees can be attributed to a decrease in average assets under management in the Company's spread-commission funds.

Operating expenses of $123.0 million were 2 percent greater than the $120.5 million recorded a year earlier. Compensation expense increased by $2.5 million to $41.4 million in 1996, primarily as a result of an increase in sales incentives associated with the increase in mutual fund sales. Amortization expense increased by $2.4 million in 1996 or 5 percent to $52.6 million primarily as a result of the increase in gross sales of Eaton Vance Prime Rate Reserves, a spread-commission fund which invests in the Company's Senior Debt Portfolio. The increases noted in compensation and amortization expense were offset by a decrease in other expenses compared to 1995. Other expenses in 1995 included a one-time charge of $2.2 million resulting from a National Association of Securities Dealers (NASD) arbitration panel award.

The Company's gold mining partnerships contributed income of $1.2 million in the year ended October 31, 1996 compared to a loss of $1.4 million a year earlier. The loss in 1995 resulted primarily from reductions in the portfolio valuations of the partnerships.

Interest income increased 42 percent to $3.7 million in 1996 from $2.6 million in 1995, largely as a result of a 47 percent increase in cash, cash equivalents and short-term investments. Interest expense decreased $1.0 million to $3.7 million in 1996 as a result of the retirement of mortgage debt in both the second quarter of 1996 and the fourth quarter of 1995.

Due to the absence of gold mining losses which reduced taxes in 1995, the Company's effective tax rate rose to 40.2 percent in 1996 from 38.4 percent in 1995.

Liquidity and Capital Resources

Cash, cash equivalents and short-term investments aggregated $140.5 million at October 31, 1997, an increase of $24.1 million from October 31, 1996.

Operating activities generated cash of $44.7 million in fiscal 1997 compared to $49.4 million in fiscal 1996. The decrease can be attributed primarily to an increase in commissions paid to brokers in connection with the sale of the Company's spread-commission funds and the payment of $5.8 million associated with an assessment made by the Massachusetts Department of Revenue ("MDOR"). The assessment was made in conjunction with the MDOR's examination of the Company's state tax returns for fiscal years 1993 through 1995. The Company, on the basis of the opinion of legal counsel, has filed for an abatement and intends to vigorously contest the assessment. Massachusetts General Laws, however, require payment of the amount assessed prior to the resolution of the issues and the Company has made such payment as required. The payment of additional taxes and interest has therefore been recorded in "Other receivables" on the Company's consolidated balance sheet.

Investing activities, consisting primarily of the purchase and sale of short-term investments, reduced cash and cash equivalents by $12.8 million and $50.7 million, respectively, in fiscal 1997 and 1996. In fiscal 1997, additions to real estate, equipment and leasehold improvements included the purchase of the remaining 50 percent interest in an office building in Boston, Massachusetts adjacent to the Company's home office.

Financing activities for the Company reduced cash and cash equivalents by $25.6 million in fiscal 1997 and $10.8 million in fiscal 1996. Significant financing activities during fiscal 1997 included the repurchase of 803,000 shares of the Company's non-voting common stock. The Company's dividend was increased in the fourth quarter of 1997 to an effective annual rate of $0.48 per share.

At October 31, 1997, the Company had no borrowings under its $50.0 million senior unsecured revolving credit facility.

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

The Company is subject to substantial competition in all aspects of its business. The Company's ability to market investment products is highly dependent on access to the retail distribution systems of national and regional securities dealers firms, which generally offer competing internally and externally managed investment products. Although the Company has historically been successful in gaining access to these channels, there can be no assurance that it will continue to do so. The inability to have such access could have a material adverse effect on the Company's business.

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

The Company derives almost all of its revenues from investment adviser and administration fees and distribution income received from the Eaton Vance funds and separately managed accounts. As a result, the Company is dependent upon the contractual relationships it maintains with these funds and separately managed accounts. In the event that any of the management contracts, administration contracts, underwriting contracts or service agreements is not renewed pursuant to the terms of these contracts or agreements, the Company's financial results may be adversely affected.

The major sources of revenue for the Company - i.e., investment adviser fees - are calculated as a percentage of assets under management. A decline in securities prices in general would reduce fee income. If, as a result of inflation, expenses rise and assets under management decline, lower fee income and higher expenses will reduce or eliminate profits. If expenses rise and assets rise, bringing increased fees to offset the increased expenses, profits may not be affected by inflation. There is no predictable relationship between changes in financial assets under management and the rate of inflation.

Consolidated Statements of Income
--------------------------------------------------------------------------------

                                                            Years Ended
                                                            October 31,
(in thousands, except per share figures)             1997      1996       1995
--------------------------------------------------------------------------------
REVENUE:

 Investment adviser and administration fees      $118,434  $100,450   $ 85,393
 Distribution income                               76,382    76,182     77,978
 Income from real estate activities                 4,155     3,597      3,347
 Other income                                       1,939     1,760      1,199
--------------------------------------------------------------------------------
   Total revenue                                  200,910   181,989    167,917
--------------------------------------------------------------------------------
EXPENSES:

 Compensation of officers and employees            48,155    41,420     38,947
 Amortization of deferred sales commissions        54,464    52,585     50,186
 Other expenses                                    34,386    28,963     31,350
--------------------------------------------------------------------------------
  Total expenses                                  137,005   122,968    120,483
--------------------------------------------------------------------------------
Operating income                                   63,905    59,021     47,434

OTHER INCOME (EXPENSE):

 Interest income                                    3,571     3,735      2,641
 Interest expense                                  (3,951)   (3,742)    (4,702)
 Gain (loss) on sale of investments                 3,561       546       (250)
 Equity in net income (loss) of affiliates            384     1,639     (1,382)
 Impairment loss on real estate                      --      (1,277)     --
--------------------------------------------------------------------------------
Income from continuing operations before
  income taxes and extraordinary item              67,470    59,922     43,741
Income taxes                                       27,236    24,088     16,773
--------------------------------------------------------------------------------
Income from continuing operations before
  extraordinary item                               40,234    35,834     26,968
Income from discontinued operations, net of
  income taxes                                       --        --        3,408
Extraordinary gain on early retirement
  of debt, net of income taxes                       --       1,590       --
--------------------------------------------------------------------------------
Net income                                       $ 40,234  $ 37,424   $ 30,376
================================================================================
Earnings per share from continuing
  operations before extraordinary item           $   2.08  $   1.87   $   1.45
Earnings per share from discontinued
  operations, net of income taxes                    --        --         0.18
Extraordinary gain on early retirement
  of debt, net of income taxes, per share            --        0.08      --
--------------------------------------------------------------------------------
Earnings per share                               $   2.08  $   1.95   $   1.63
================================================================================
Dividends declared, per share                    $   0.42  $   0.35   $   0.32
================================================================================
Average common and common equivalent shares
  outstanding                                      19,349    19,153     18,577
================================================================================

See notes to consolidated financial statements.

              Consolidated Balance Sheets
-----------------------------------------

                                                                Years Ended
                                                                October 31,
(in thousands)                                               1997         1996
--------------------------------------------------------------------------------
Assets

CURRENT ASSETS:

 Cash and equivalents                                    $ 61,928     $ 55,583
 Short-term investments                                    78,592       60,792
 Investment adviser fees and other receivables              7,204        7,650
 Assets held for sale                                       8,539        2,500
 Other current assets                                       7,905        3,837
--------------------------------------------------------------------------------
   Total current assets                                   164,168      130,362
--------------------------------------------------------------------------------

OTHER ASSETS:

 Investments:
  Real estate                                              16,038       18,541
  Investment in affiliates                                  7,918        9,565
  Investment companies                                     10,763        8,965
  Other investments                                         5,160        5,763
 Other receivables                                          5,850        1,241
 Deferred sales commissions                               172,485      180,283
 Equipment and leasehold improvements,
   net of accumulated depreciation
   and amortization of $5,075 and
   $4,543, respectively                                     2,537        2,828

 Goodwill and other intangibles,
   net of accumulated amortization
   of $3,559 and $2,924, respectively                       2,456        3,004
--------------------------------------------------------------------------------
   Total other assets                                     223,207      230,190
--------------------------------------------------------------------------------
Total assets                                             $387,375     $360,552
================================================================================
See notes to consolidated financial statements.

                                                                Years Ended
                                                                October 31,
(in thousands, except share figures)                         1997         1996
--------------------------------------------------------------------------------
Liabilities and Shareholders' Equity

CURRENT LIABILITIES:

 Accrued compensation                                    $ 12,252     $ 10,981
 Accounts payable and accrued expenses                      9,515        8,129
 Dividend payable                                           2,226        1,881
 Current portion of long-term debt                          9,458        1,545
 Other current liabilities                                  6,517        1,835
--------------------------------------------------------------------------------
  Total current liabilities                                39,968       24,371
--------------------------------------------------------------------------------
OTHER LIABILITIES:

 6.22% Senior Note                                         42,857       50,000
 Mortgage notes payable                                     8,107        4,549
--------------------------------------------------------------------------------
  Total other liabilities                                  50,964       54,549
--------------------------------------------------------------------------------
Deferred income taxes                                      70,163       70,852
--------------------------------------------------------------------------------
Commitments and contingencies                                --           --

SHAREHOLDERS' EQUITY:

 Common stock, par value $.03125 per share:
   Authorized, 160,000 shares
   Issued, 38,720 shares                                        1            1
 Non-voting common stock, par value $.03125 per share:
   Authorized, 23,840,000 shares
   Issued, 18,468,834 and 18,729,576 shares, respectively     577          585
 Additional paid-in capital                                21,001       36,788
 Unrealized gain on investments                             2,445        3,598
 Notes receivable from stock option exercises              (3,168)      (3,221)
 Retained earnings                                        205,424      173,029
--------------------------------------------------------------------------------
   Total shareholders' equity                             226,280      210,780
--------------------------------------------------------------------------------
Total shareholders' equity                               $387,375     $360,552
================================================================================
See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

                                                           Years Ended
                                                           October 31,
(in thousands)                                       1997      1996       1995
--------------------------------------------------------------------------------
Cash and equivalents (including IB&T for 1995),
 beginning of year                                $55,583   $67,650    $34,025

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income, excluding discontinued operations     40,234    37,424     26,968
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Extraordinary gain on early retirement of
     debt                                              --    (1,590)        --
   Equity in net (income) loss of affiliates         (384)   (1,639)     1,382
   Dividends received from affiliate                  928        --         --
   Impairment loss on real estate                      --     1,277         --
   Deferred income taxes                           (2,802)  (12,239)    (8,440)
   Amortization of deferred sales commissions      54,464    52,585     50,186
   Depreciation and other amortization              2,600     2,420      2,377
   Payment of sales commissions                   (76,333)  (55,784)   (39,843)
   Capitalized sales charges received              29,658    32,580     36,218
   Gain on sale of investments                     (3,561)     (546)       250
   Changes in other assets and liabilities            (91)   (5,073)     3,061
   Cash used for discontinued operations               --        --     (8,574)
--------------------------------------------------------------------------------
    Net cash provided by operating activities      44,713    49,415     63,585
--------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to real estate, equipment and
   leasehold improvements                          (2,201)   (2,680)    (1,172)
 Investment in partnership                             --        --        (88)
 Net (increase) decrease in notes and
   receivables from affiliates                        694       563     (1,121)
 Investment in affiliate                               --        --     (4,812)
 Net increase in investment companies and
   other investments                                 (205)   (2,762)      (945)
 Acquisition of management and distribution
   contracts                                           --    (2,000)        --
 Proceeds from sale of real estate                  3,534        --         --
 Proceeds from sale of investments                 64,294    16,125         64
 Purchase of short-term investments               (78,879)  (59,939)   (11,000)
--------------------------------------------------------------------------------
  Net cash used for investing activities          (12,763)  (50,693)   (19,074)
--------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on notes payable                         (1,573)   (1,486)    (6,469)
 Proceeds from the issuance of non-voting
   common stock                                     5,627     2,602      3,351
 Dividends paid                                    (7,839)   (6,415)    (5,891)
 Repurchase of non-voting common stock            (21,820)  (5,490)     (1,877)
--------------------------------------------------------------------------------
  Net cash used for financing activities          (25,605)  (10,789)   (10,886)
--------------------------------------------------------------------------------
Net increase (decrease) in cash and equivalents     6,345   (12,067)    33,625
--------------------------------------------------------------------------------
Cash and equivalents, end of year                 $61,928   $55,583    $67,650
================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION:
 Interest paid                                    $ 3,887   $ 3,748    $ 4,708
================================================================================
 Income taxes paid                                $36,737   $38,723    $27,662
================================================================================

See notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                Notes
                                                                                           Receivable
                                               Non-Voting   Additional       Unrealized    from Stock                         Total
                                        Common     Common      Paid-in   Gain (Loss) on        Option     Retained    Shareholders'
(in thousands)                 Shares    Stock      Stock      Capital      Investments     Exercises     Earnings           Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 1994      18,220       $1       $568     $ 49,595          $    --       $(2,511)    $117,955         $165,608
Add (Deduct):
 Net income                        --       --         --           --               --            --       30,376           30,376
 Dividends declared ($0.32
   per share)                      --       --         --           --               --            --       (6,020)          (6,020)
 Issuance of non-voting
   common stock:
  On exercise of stock options    348       --         11        2,371               --        (1,258)          --            1,124
  Under employee stock
    purchase plan                  50       --          1          674               --            --           --              675
  Under employee incentive
    plan                           22       --          1          293               --            --           --              294
  For investment in affiliate     166       --          5        2,693               --            --           --            2,698
 Repurchase of non-voting
   common stock                  (136)      --         (4)      (1,873)              --            --           --           (1,877)
 Unrealized gain on
   investments                     --       --         --           --            1,186            --           --            1,186
 Collection of notes
   receivable                      --       --         --           --               --           456           --              456
------------------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 1995      18,670       $1       $582     $ 53,753          $ 1,186       $(3,313)    $142,311         $194,520
Add (Deduct):
 Net income                        --       --         --           --               --            --       37,424           37,424
 Dividends declared ($0.35
   per share)                      --       --         --           --               --            --       (6,706)          (6,706)
 Issuance of non-voting
   common stock:
  On exercise of stock options    332       --         10        1,623               --          (747)          --              886
  Under employee stock
    purchase plan                  52       --          2          646               --            --           --              648
  Under employee incentive
    plan                           22       --          1          320               --            --           --              321
 Repurchase of non-voting
   common stock                  (308)      --        (10)      (5,480)              --            --           --           (5,490)
 Unrealized gain on
   investments                     --       --         --           --            2,412            --           --            2,412
 Distribution of Investors
   Financial Services Corp.        --       --         --      (14,074)              --            --           --          (14,074)
 Collection of notes receivable    --       --         --           --               --           839           --              839
------------------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 1996      18,768       $1       $585     $ 36,788          $ 3,598       $(3,221)    $173,029         $210,780
Add (Deduct):
 Net income                        --       --         --           --               --            --       40,234           40,234
 Dividends declared ($0.42
   per share)                      --       --         --           --               --            --       (7,839)          (7,839)
 Issuance of non-voting
   common stock:
  On exercise of stock options    489       --         15        4,702               --          (718)          --            3,999
  Under employee stock
    purchase plan                  36       --          1          592               --            --           --              593
  Under employee incentive plan    17       --          1          316               --            --           --              317
 Tax benefit of exercise
   of stock options                --       --         --          398               --            --           --              398
 Repurchase of non-voting
   common stock                  (803)      --        (25)     (21,795)              --            --           --          (21,820)
 Unrealized loss on investments    --       --         --           --           (1,153)           --           --           (1,153)
 Collection of notes receivable    --       --         --           --               --           771           --              771
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, OCTOBER 31, 1997      18,507       $1      $ 577     $ 21,001          $ 2,445       $(3,168)    $205,424         $226,280
====================================================================================================================================
See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies

BUSINESS AND ORGANIZATION

Eaton Vance Corp. and subsidiaries (the "Company") provide investment advisory and distribution services to mutual funds and investment management services to private counsel clients. Company revenue is largely dependent on the total value and composition of assets under management, which include domestic equity, international equity, domestic and international debt, and bank loan portfolios. Accordingly, fluctuations in financial markets and in the composition of assets under management impact revenue and the results of operations.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Eaton Vance Corp. and all of its wholly owned subsidiaries. The equity method of accounting is used for investments in affiliates in which the Company's ownership ranges from 20 to 50 percent. All material intercompany accounts and transactions have been eliminated.

CASH AND EQUIVALENTS

Cash equivalents consist principally of short-term, highly liquid investments and are recorded at cost, which is equivalent to market value.

INVESTMENTS

Investments in short-term investments, investment companies and certain other investments are classified as available-for-sale and are carried at their estimated fair value. Net unrealized holding gains on securities are reported net of income taxes as a separate component of shareholders' equity.

The Company, as a non-managing general partner of an investment company partnership, is required to maintain a minimum investment in such partnership. At October 31, 1997, the Company's investment exceeded the minimum $0.9 million required under the terms of the partnership agreement.

Investments in investment companies held in connection with the Company's activities as principal underwriter are recorded at market value. Other investments are carried at the lower of cost or management's estimate of net realizable value.

REAL ESTATE

Real estate properties are carried at the lower of cost or fair value, with depreciation provided using the straight-line method over the estimated useful lives of the assets. Assets held for sale are carried at the lower of cost or fair market value less cost to sell.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided principally by the straight-line method over the estimated useful lives of the related assets, or over the terms of the related leases, if shorter.

DEFERRED SALES COMMISSIONS

Sales commissions paid to brokers and dealers in connection with sales of shares of certain investment companies are capitalized and amortized over various periods, none of which exceeds six years. Distribution plan payments received by the Company from investment companies are recorded in income as earned. Contingent deferred sales charges received by the Company from redeeming shareholders reduce unamortized deferred sales commissions first, with any remaining amount recorded in income.

GOODWILL AND OTHER INTANGIBLES

Goodwill represents the excess of the cost of the Company's investment in the net assets or stock of acquired companies over the fair value of the underlying net assets at dates of acquisition. Other intangibles represent the cost of management contracts acquired. Amortization is provided on a straight-line basis over the estimated useful lives of these assets, not exceeding 20 years.

REVENUE RECOGNITION

Investment advisory, administration and distribution fees are accrued as earned. Sales of shares of investment companies in connection with the Company's activities as principal underwriter are accounted for on a settlement date basis, with the related commission income and expenses recorded on a trade date basis.

INCOME TAXES

Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities. Such taxes relate principally to sales commissions paid to brokers and dealers, which are deducted currently for tax purposes.

EARNINGS PER SHARE

Earnings per share are based upon the weighted average number of common, non-voting common and non-voting common equivalent shares outstanding. Earnings per common and common equivalent share assuming full dilution have not been presented because the dilutive effect is immaterial.

The number of shares used for purposes of calculating earnings per share and all other per share data has been adjusted for all periods presented to reflect a two-for-one stock split effective May 15, 1997.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share and will require a dual presentation of basic and diluted earnings per share on the face of the consolidated statement of income for all periods presented beginning with the Company's fiscal quarter ending January 31, 1998. Neither basic nor diluted earnings per share as calculated in accordance with SFAS No. 128 would be materially different from earnings per share as presented in these consolidated financial statements.

STOCK-BASED COMPENSATION

Effective November 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, pro forma net income and earnings per share information has been presented in Note 7 as required under SFAS No. 123.

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

2.    Investment in Affiliates

The Company maintained a 21 percent and 23 percent equity interest in Lloyd George Management (BVI) Limited (LGM) at October 31, 1997 and 1996, respectively. LGM is an independent investment management company based in Hong Kong that manages a series of emerging market mutual funds sponsored by the Company. The Company's investment in LGM was $7.8 million and $8.4 million at October 31, 1997 and 1996, respectively. At October 31, 1997, the Company's investment exceeded its share of the underlying net assets of LGM by $6.0 million. This excess is being amortized over a 20-year period.

The Company also maintains an 82 percent general partnership interest in Fulcrum Management Partners II, L.P. (FMPII), a Delaware limited partnership. FMPII is a 20 percent general partner of VenturesTrident II, L.P. (VTII), a Delaware limited partnership formed to invest in equity securities of public and private gold mining ventures. In addition to its general partnership interest in FMPII, the Company maintains a direct 3 percent limited partnership interest in VTII. VTII has completed its tenth and final year and was terminated effective December 31, 1997. In fiscal 1997, the Company received gold mining securities with a value of $1.0 million in a distribution of VTII's assets and additional gold mining securities with a value of $2.1 million in settlement of notes receivable for management services provided to the partnership. The Company received gold mining securities with a value of $1.4 million in a distribution from VTII in fiscal 1996.

In fiscal 1996, the Company received gold mining securities with a value of approximately $0.3 million resulting from the termination of another gold mining partnership (VenturesTrident, L.P.) (VT) and the subsequent distribution of the partnership's assets. The Company received additional gold mining securities with a value of $1.8 million in settlement of notes receivable for management services provided to VT.

The Company's investment in these gold mining partnerships was $137,000 and $1.2 million at October 31, 1997 and 1996, respectively.

3.    Discontinued Operations

On November 10, 1995, the Company completed the spin-off of its banking operations in a tax-free distribution to its shareholders of shares of Investors Financial Services Corp. (IFSC), a newly created holding company for Investors Bank & Trust Company. Under the plan of distribution, the Company transferred to IFSC approximately $14.1 million of net banking assets, including $10.1 million of cash. Each shareholder of the Company received 2.799 shares of Common Stock of IFSC and .538 shares of Class A Stock of IFSC for each 10 shares of Eaton Vance Corp. stock held at the close of business on October 30, 1995, which was the record date of the distribution. The accompanying consolidated statements of income and cash flows for fiscal 1995 reflect the banking business as a discontinued operation. Revenue and income taxes applicable to discontinued operations were $57.4 million and $2.8 million, respectively, in 1995. The contribution to fiscal 1996 net income from IFSC was not material to the consolidated financial statements.

4.    Real Estate Investments

Real estate investments held at October 31, 1997 and 1996 follow:

(in thousands)                                       1997         1996
----------------------------------------------------------------------

Buildings                                         $18,254      $24,632
Land                                                2,279        1,721
----------------------------------------------------------------------

Total                                              20,533       26,353
Less accumulated
  depreciation                                      4,495        7,534
----------------------------------------------------------------------

Net book value                                     16,038       18,819
Share of accumulated
  losses in excess of
  partnership interest                                 --         (278)
----------------------------------------------------------------------
Total                                             $16,038      $18,541
======================================================================

In 1996, the Company's real estate subsidiary retired at a discount a mortgage with a remaining unpaid balance of $4.0 million and realized an extraordinary gain on the retirement of $1.6 million, net of income taxes of $1.1 million. Subsequent to the retirement, the Company committed to a plan to sell the property previously under mortgage and recognized a pre-tax impairment loss of $1.3 million based on its estimated net realizable value. In 1997, the Company sold the property and recognized a pre-tax gain of $1.0 million based on a carrying value of $2.5 million at the time of sale.

In 1997, the Company's real estate subsidiary acquired the remaining 50 percent interest in a partnership which owns an office building in Boston, Massachusetts for $0.6 million in cash. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their estimated fair values on the date of acquisition. The cost in excess of net assets acquired of $88,000 is being amortized on a straight-line basis over a 20-year period. The operating results of the acquired partnership interest have been included in the consolidated financial statements since the date of acquisition. The acquisition did not have a material pro forma impact on operations.

In 1997, the Company committed to a plan to sell two industrial warehouse buildings located in Springfield, Massachusetts and Colonie, New York and a shopping center in Goffstown, New Hampshire. The estimated net realizable values of the buildings exceeded their respective carrying values of $1.4 million, $1.6 million and $5.5 million at October 31, 1997. The Company expects sales of the properties to be completed in fiscal 1998.

5.    Long-Term Debt

6.22% SENIOR NOTE

The Company has a $50 million 6.22% Senior Note due March 2004. Principal payments on the note are due in equal annual installments of approximately $7.1 million, beginning March 1998. The note may be prepaid in part or in full at any time. Certain covenants in the Senior Note Purchase Agreement require specific levels of cash flow and net income and others restrict additional investment and indebtedness.

REVOLVING CREDIT FACILITY

The Company has a five-year, senior unsecured revolving credit agreement with six unaffiliated banks under which it may borrow up to $50 million. The terms of the facility provide for various borrowing rate options and allow the Company to increase the facility amount to a maximum of $75 million at any time during the five-year period. The agreement contains financial covenants with respect to borrowings, tangible net worth leverage and interest coverage and requires the Company to pay an annual facility fee on the total commitment. The facility fee is calculated on a pricing grid based on the Company's total debt to earnings ratio. At October 31, 1997, the Company had no borrowings under this facility.

MORTGAGE NOTES PAYABLE

The balance of mortgage notes payable on October 31, 1997 and 1996 follow:

                                   Interest
Maturity                               Rate          1997         1996
----------------------------------------------------------------------
(in thousands)
2002                                   7.97%      $ 2,126       $2,180
1999                                   9.75%        5,872           --
--                                 Floating            --        1,349
2015-2016                           Various         2,424        2,565
----------------------------------------------------------------------
Total                                             $10,422        6,094
======================================================================

These mortgage notes are secured by real property and require monthly or quarterly payments of principal and interest with all unpaid principal due at maturity. At October 31, 1997, non-recourse mortgages totaled approximately $9.2 million.

Principal payments due on mortgage notes outstanding at October 31, 1997 for each of the next five years and in the aggregate thereafter follow:

Year Ending
October 31                                                      Amount
----------------------------------------------------------------------
(in thousands)
1998                                                           $ 2,315
1999                                                             5,965
2000                                                               142
2001                                                               143
2002                                                               143
Thereafter                                                       1,714
----------------------------------------------------------------------
Total                                                          $10,422
======================================================================

6.    Lease Commitments

The Company leases certain real estate and equipment under noncancelable operating leases. Rent expense under these leases in 1997, 1996 and 1995 amounted to $0.6 million, $0.7 million and $0.7 million, respectively. Future minimum lease commitments are as follows:

Year Ending
October 31                                                      Amount
----------------------------------------------------------------------
(in thousands)
1998                                                            $  544
1999                                                               574
2000                                                               574
2001                                                               562
2002                                                               314
Thereafter                                                          --
----------------------------------------------------------------------
Total                                                           $2,568
======================================================================

7.    Stock Plans

Effective November 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." As a result, the Company has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and has provided below the additional pro forma disclosures required by SFAS No. 123. The adoption of this standard has not had an impact on the Company's financial position or results of operations.

In accordance with APB No. 25, no compensation cost has been recognized in the consolidated financial statements for the Company's stock option, stock purchase and stock alternative plans. Had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value method as described in SFAS No. 123, the Company's net income and earnings per share for the years ended October 31, 1997 and 1996 would have been reduced to the following pro forma amounts:

(net income figures in thousands)                    1997         1996
----------------------------------------------------------------------
Net income:
 As reported                                      $40,234      $37,424
 Pro forma                                        $39,044      $37,007
Earnings per share:
 As reported                                      $  2.08      $  1.95
 Pro forma                                        $  2.02      $  1.93

The fair value of each option grant included in the pro forma net income shown above is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in fiscal 1997 and 1996: dividend yield of 1.8 percent; expected volatility of 30 percent; risk-free interest rate of 6.2 percent and 5.6 percent, respectively; and expected option lives of five years. For purposes of pro forma disclosure, the estimated fair value of each option grant is amortized to expense over the option vesting period. These pro forma amounts may not be indicative of the future benefit, if any, to be received by the option holder.

The pro forma information reflected above may not be representative of the amounts to be expected in future years as the fair value method of accounting described in SFAS No. 123 is not applicable to options granted in fiscal years prior to 1996.

STOCK OPTION PLAN

The Company has a Stock Option Plan administered by the Option Committee of the Board of Directors under which stock options may be granted to key employees of the Company. No stock options may be granted under the plan with an exercise price of less than the fair market value of the stock at the time the stock option is granted. The options expire five years from the date of grant and vest over a two-, three- or four-year period as stipulated in each grant.

Stock option transactions under the current plan and predecessor plans are summarized as follows:

                               1997             1996             1995
--------------------------------------------------------------------------------
                                Weighted            Weighted           Weighted
                                 Average             Average            Average
                                Exercise            Exercise           Exercise
                         Shares    Price    Shares     Price    Shares    Price
--------------------------------------------------------------------------------
Balance, beginning
  of period           1,433,294   $11.73 1,339,442    $10.90 1,465,496    $10.02
Granted                 496,396    21.02   282,540     14.22   266,600     12.67
Exercised              (489,619)    9.63  (332,720)     4.92  (348,654)     6.62
Forfeited/Expired      (118,826)   13.29  (134,784)    12.39   (44,000)    12.47
Adjustment for spin-off      --       --   278,816     12.04        --        --
--------------------------------------------------------------------------------

Balance, end of
  period              1,321,245   $12.60 1,433,294    $11.73 1,339,442    $10.90
================================================================================
Outstanding options to subscribe to shares of non-voting common stock issued under the current plan and predecessor plans are summarized as follows:

                     Options Outstanding                     Options Exercisable
--------------------------------------------------------------------------------
                                   Weighted
                                    Average    Weighted                 Weighted
                   Outstanding    Remaining     Average   Exercisable    Average
Range of                 as of  Contractual    Exercise         as of   Exercise
Exercise Prices       10/31/97         Life       Price      10/31/97      Price
--------------------------------------------------------------------------------

$11.28-$11.48          347,283          1.3      $11.40       336,291     $11.39
$12.41-$15.54          481,066          2.3       13.91       331,190      13.83
$20.87-$22.96          492,896          4.1       21.02            --         --
--------------------------------------------------------------------------------
                     1,321,245          2.7      $15.90       667,481     $12.60
================================================================================

In November 1997, the Company granted options for an additional 315,000 shares at prices ranging from $35.69 to $39.26.

EMPLOYEE STOCK PURCHASE PLAN

A total of 824,000 shares of the Company's non-voting common stock has been reserved for issuance under an Employee Stock Purchase Plan. The plan permits eligible full-time employees to direct up to 15 percent of their salaries to a maximum of $12,500 toward the purchase of Eaton Vance Corp. non-voting common stock at the lower of 90 percent of the market price of the non-voting common stock at the beginning or at the end of each six-month offering period. Through October 31, 1997, 707,000 shares have been issued pursuant to this plan.

INCENTIVE PLAN--STOCK ALTERNATIVE

A total of 600,000 shares of the Company's non-voting common stock has been reserved for issuance under the Incentive Plan--Stock Alternative. The plan permits employees and officers to direct up to half of their monthly and annual incentive bonuses toward the purchase of non-voting common stock at 90 percent of the average market price of the stock for the five days subsequent to the end of the six-month offering period. Through October 31, 1997, 174,000 shares have been issued pursuant to this plan.

EXECUTIVE LOAN PROGRAM

The Company has established an Executive Loan Program under which a maximum of $10.0 million is available for loans to certain key employees for purposes of financing the exercise of stock options for shares of the Company's non-voting common stock. Such loans are written for a seven-year period, at varying fixed interest rates (currently ranging from 5.3 percent to 8.3 percent), are payable in annual installments commencing with the third year in which the loan is outstanding, and are collateralized by the stock issued upon exercise of the option. Loans outstanding under this program amounted to $3.2 million at both October 31, 1997 and 1996.

8.    Employee Benefit Plans

PROFIT SHARING RETIREMENT PLAN

The Company has a discretionary profit sharing retirement plan for the benefit of substantially all employees whereby up to 15 percent of eligible compensation of participants may be contributed. The Company has contributed $2.9 million, $2.7 million and $2.8 million, the maximum amounts permitted under the plan, for the years ended October 31, 1997, 1996 and 1995, respectively.

SAVINGS PLAN AND TRUST

The Company has a Savings Plan and Trust which is qualified under Section 401 of the Internal Revenue Code. All full-time employees who have met certain age and length of service requirements are eligible to participate in the plan. This savings plan allows participating employees to contribute up to eight percent of their gross salary on a pretax basis to the plan. The Company then matches each participant's contribution on a dollar-for-dollar basis up to a maximum of $1,040. The Company's expenses under the plan were $0.3 million for each of the years ended October 31, 1997, 1996 and 1995.

SUPPLEMENTAL PROFIT SHARING PLAN

The Company has an unfunded, non-qualified Supplemental Profit Sharing Plan whereby certain key employees of the Company may receive profit sharing contributions in excess of the amounts allowed under the Profit Sharing Retirement Plan. No employee may receive combined contributions in excess of $30,000 to the Profit Sharing Retirement Plan and the Supplemental Profit Sharing Plan. The Company's expense under the plan for each of the years ended October 31, 1997 and 1996 was $0.1 million.

9.    Common Stock Repurchases

On April 9, 1997, the Company's Board of Directors authorized the purchase by the Company of up to 1,000,000 shares of the Company's non-voting common stock. Through October 31, 1997, 368,000 shares have been acquired under this authorization. An additional 435,000 shares were acquired in fiscal 1997 under a previous repurchase authorization.

10.   Income Taxes

The provision for income taxes for the years ended October 31, 1997, 1996 and 1995 consists of the following:

(in thousands)                         1997          1996         1995
----------------------------------------------------------------------
Current:
 Federal                            $25,162       $30,450      $19,505
 State                                4,876         5,877        5,708
Deferred:
 Federal                             (2,405)      (10,261)      (5,459)
 State                                 (397)       (1,978)      (2,981)
----------------------------------------------------------------------
Income taxes                        $27,236       $24,088      $16,773
======================================================================

Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities. The significant components of deferred income taxes are as follows:

(in thousands)                                     1997         1996
----------------------------------------------------------------------
DEFERRED TAX ASSETS:

 Capital loss carryback                          $  1,317     $  1,317
 Reserve for arbitration
   award                                            1,255        1,077
 Impairment loss on
   real estate                                         --          522
 Investments in affiliate
   and limited partnership                            528          414
 Other                                                188          538
----------------------------------------------------------------------
Total                                            $  3,288     $  3,868
======================================================================
DEFERRED TAX LIABILITIES:
 Deferred sales
   commissions                                   $(66,779)    $(69,809)
 Differences between
   book and tax bases
   of property                                     (1,353)      (1,744)
 Unrealized net
   holding gains
   on investments                                  (1,492)      (1,951)
 Other                                             (1,255)      (1,216)
----------------------------------------------------------------------
Total                                            $(70,879)    $(74,720)
======================================================================
NET DEFERRED TAX LIABILITY                       $(67,591)    $(70,852)
======================================================================

Deferred tax assets and liabilities are reflected on the Company's consolidated balance sheets at October 31, 1997 and 1996 as follows:

(in thousands)                                       1997    1996
----------------------------------------------------------------------

Current deferred tax assets                      $  2,572     $   --
Non-current deferred tax liabilities              (70,163)     (70,852)
----------------------------------------------------------------------
Net deferred tax liability                       $(67,591)    $(70,852)
======================================================================

The following table reconciles the statutory federal income tax rate to the Company's effective income tax rate:

                                       1997          1996         1995
----------------------------------------------------------------------
Federal statutory tax rate             35.0%         35.0%        35.0%
Increases (decreases) in taxes from:
 State income tax (net of effect of
   federal tax)                         4.3           4.2          3.9
 Tax deductible losses on mining
   investments                           --          (1.7)        (5.4)
 Other                                  1.1           2.7          4.8
----------------------------------------------------------------------
Effective tax rate                     40.4%         40.2%        38.3%
======================================================================

The Massachusetts Department of Revenue (MDOR) has examined the tax returns for the Company and its subsidiaries for the fiscal years 1993 through 1995. In connection with this examination, the MDOR has assessed additional taxes and interest of $5.8 million. In the opinion of management, after consultation with outside tax and legal counsel, there is significant merit to the positions claimed on the tax returns as filed and the Company intends to contest vigorously the assessment. However, Massachusetts General Laws require the Company to pay the assessment in advance. At October 31, 1997, the payment has been recorded in "Other receivables" on the Company's consolidated balance sheet.

11.   Financial Instruments

The estimated fair value of the Company's financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. The fair value amounts discussed below are not necessarily indicative of either the amounts the Company would realize upon disposition of these instruments or the Company's intent or ability to dispose of these assets.

CASH AND EQUIVALENTS, SHORT-TERM INVESTMENTS AND INVESTMENT IN INVESTMENT COMPANIES

The estimated fair value of cash and equivalents, short-term investments and investment in investment companies approximates their carrying value.

OTHER INVESTMENTS

Included in other investments are certain investments carried at cost, amounting to $0.9 million and $1.1 million at October 31, 1997 and 1996, respectively. Management believes it is impracticable to calculate the fair values of these investments due to the difficulty of predicting future returns and the period in which these amounts will be received. Accordingly, the Company values these investments at cost with adjustments for impairment, if needed.

The estimated fair value of the remaining financial instruments in other investments, amounting to $4.3 million and $4.7 million at October 31, 1997 and 1996, respectively, approximates their carrying value.

NOTES RECEIVABLE AND RECEIVABLES FROM AFFILIATES

The estimated fair value of notes receivable and receivables from affiliates included in "Other receivables" on the Company's consolidated balance sheet has been calculated by discounting expected future cash flows using management's estimates of current market interest rates for such notes and receivables. The estimated fair value of these notes and receivables approximates their carrying value. Included in this category are "Notes receivable from stock option exercises" which are a component of shareholder's equity on the consolidated balance sheet.

6.22% SENIOR NOTE

The estimated fair value of the Company's $50 million Senior Note at October 31, 1997 and 1996 is $49.4 million and $48.4 million, respectively, based on discounted future cash flows using a market interest rate available for debt with similar terms and remaining maturity.

MORTGAGE NOTES PAYABLE

The estimated fair value of the Company's mortgage notes payable at October 31, 1997 and 1996 is $10.5 million and $5.9 million, respectively, based on discounted future cash flows using current market interest rates available for mortgages with similar terms and remaining maturities.

UNREALIZED SECURITIES HOLDING GAINS

The Company has classified as available-for-sale securities having an aggregate fair value of $93.6 million and $74.4 million at October 31, 1997 and 1996, respectively. These securities are classified as "Short-term investments," "Investments in investment companies," and "Other investments" on the Company's consolidated balance sheet. Gross unrealized gains of $6.7 million and $5.6 million and gross unrealized losses of $2.8 million and $44,000 at October 31, 1997 and 1996, respectively, have been excluded from earnings and reported as a separate component of shareholders' equity, net of deferred taxes.

12.   Related Party Transactions

Investment advisory and distribution income earned from investment companies sponsored by the Company were $183.7 million, $164.8 million and $151.7 million in 1997, 1996 and 1995, respectively.

The portfolios and related funds that provided over 10 percent of the total revenue of the Company are as follows:

(dollar figures in thousands)                 1997           1996           1995
--------------------------------------------------------------------------------

SENIOR DEBT PORTFOLIO AND RELATED FUNDS:

 Investment adviser and administration
   fees and early withdrawal charges       $40,637        $26,526       $10,327
 Percent of revenue                           20.2%          14.6%          6.2%

NATIONAL MUNICIPALS PORTFOLIO AND RELATED FUNDS:

 Investment adviser fees, distribution
    plan payments and contingent
    deferred sales charges                 $25,117        $26,547       $26,892
 Percent of revenue                           12.5%          14.6%         16.0%

Investments in sponsored mutual funds which are classified as "Cash and equivalents," "Short-term investments" and "Investment in investment companies" in the accompanying consolidated financial statements, aggregate approximately $128.6 million and $104.2 million at October 31, 1997 and 1996, respectively. Dividend and interest income earned on these investments aggregated approximately $3.2 million in 1997, $3.0 million in 1996 and $1.7 million in 1995. The Company recognized net gains of approximately $2.7 million and $0.6 million in 1997 and 1996, respectively, resulting from the disposition of sponsored mutual fund investments.

The Company earned fees of $0.4 million, $1.1 million and $1.7 million in 1997, 1996 and 1995, respectively, for providing management and administration services to VT and VTII. At October 31, 1996, the Company had a note receivable due from VTII in the amount of $1.2 million which is included in "Other receivables" on the Company's consolidated balance sheet.

At October 31, 1997, the Company had an outstanding payable to officers of the Company in the amount of $4.5 million arising from the repurchase of non-voting common stock which is included in "Other current liabilities" on the Company's consolidated balance sheet.

13.   Regulatory Requirements

Eaton Vance Distributors, Inc., a wholly owned subsidiary of the Company and principal underwriter of the Eaton Vance Funds, is subject to the Securities and Exchange Commission uniform net capital rule (Rule 15c3-1) which requires the maintenance of minimum net capital. For purposes of this rule, the subsidiary had net capital of $28.0 million which exceeds its respective minimum net capital requirement of $373,000 at October 31, 1997. The ratio of aggregate indebtedness to net capital at October 31, 1997 was 0.20-to-1.

14.   Comparative Quarterly Financial Information (Unaudited)

                                                                   1997
----------------------------------------------------------------------------------------------
                                            First     Second      Third     Fourth       Full
(in thousands, except per share figures)  Quarter    Quarter    Quarter    Quarter       Year
----------------------------------------------------------------------------------------------
Total revenue                             $47,812    $47,737    $51,497    $53,864   $200,910
Net income                                $10,027    $ 9,463    $10,521    $10,223   $ 40,234
Earnings per share                        $  0.51    $  0.49    $  0.55    $  0.53   $   2.08

                                                                   1996
----------------------------------------------------------------------------------------------
                                            First     Second      Third     Fourth       Full
(in thousands, except per share figures)  Quarter    Quarter    Quarter    Quarter       Year
----------------------------------------------------------------------------------------------
Total revenue                             $44,633    $45,665    $45,368    $46,323   $181,989
Income from:
 Continuing operations                    $ 9,798    $ 8,811    $ 9,495    $ 7,730   $ 35,834
 Extraordinary item                            --      1,590         --         --      1,590
----------------------------------------------------------------------------------------------
Net Income                                $ 9,798    $10,401    $ 9,495    $ 7,730   $ 37,424
==============================================================================================
Earnings per share from:
 Continuing operations                    $  0.52    $  0.47    $  0.49    $  0.39   $   1.87
 Extraordinary item                            --       0.08         --         --       0.08
----------------------------------------------------------------------------------------------
Earnings per share                        $  0.52    $  0.55    $  0.49    $  0.39   $   1.95
==============================================================================================

Independent Auditors' Report
--------------------------------------------------------------------------------

To the Board of Directors and Shareholders of Eaton Vance Corp.:

We have audited the accompanying consolidated balance sheets of Eaton Vance Corp. and its subsidiaries as of October 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Eaton Vance Corp. and its subsidiaries as of October 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 25, 1997

               Eaton Vance Corp. Directors and Officers
--------------------------------------------------------------------------------

               JAMES B. HAWKES                   BENJAMIN A. ROWLAND, JR.
               Chairman, President,              Vice President and Director
               Chief Executive Officer
               and Director                      LAURIE G. RUSSELL
                                                 Vice President
               JOHN G.L. CABOT                   and Chief Accounting Officer
               Director
                                                 RALPH Z. SORENSON
               ALAN R. DYNNER                    Director
               Vice President
               and Chief Legal Officer           WILLIAM M. STEUL
                                                 Vice President
               M. DOZIER GARDNER                 and Chief Financial Officer
               Vice Chairman and Director
                                                 PETER D. STOKINGER
               THOMAS OTIS                       Vice President
               Vice President and Secretary      and Internal Auditor


               Investor Information
--------------------------------------------------------------------------------

Eaton Vance Corp. and Form 10--K

Eaton Vance Corp. has filed an Annual Report on Form 10--K with the Securities and Exchange Commission for the 1997 fiscal year. For a copy of that Report, which is available free of charge to shareholders of Eaton Vance Corp. upon request, or other information regarding the Company, please contact:

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

BankBoston, N.A.
c/o Boston EquiServe, L.P.
Investor Relations Department
Post Office Box 8040
Mail Stop 45-02-64
Boston, MA 02266-8040
(781) 575-3400
(800) 733-5001

Auditors

Deloitte & Touche LLP
125 Summer Street
Boston, MA 02110
(617) 261-8000

Design: Robert Farrell Associates, Inc.

                                EATON VANCE CORP.

                                24 Federal Street
                                Boston, MA 02110