Form 10-K, Exhibit 13
period 1998-10-31
EATON VANCE CORP
filed 1999-01-28
CIK 350797

                                                                    EXHIBIT 13.1

                                -----------------
                                EATON VANCE CORP.

                               [graphic omitted]

                               1998 Annual Report
                                -----------------

               Eaton Vance Corp.
--------------------------------------------

               Eaton Vance Corp. is the investment adviser and distributor of over 70 mutual funds. The Company also manages investments for approximately 800 individual and institutional clients.


               Eaton Vance Corp. was formed by the 1979 merger of two Boston-based investment firms: Eaton & Howard, founded in 1924, and Vance, Sanders & Company, founded in 1934.

               [graphic omitted] About the Cover

                                 Pictured is the Goddess of Finance, one of two raised figures that adorns the brass doors of Eaton Vance's headquarters building in Boston.

Financial Highlights

(in billions of dollars)                1998              1997
-------------------------------------------------------------------------------
Assets Under Management             $   28.4         $    21.3
Sales of Mutual Funds                    8.4               4.2

(in millions of dollars)
-------------------------------------------------------------------------------
Revenue                             $  250.0         $   200.9
Net Income                              30.5              40.2
Shareholders' Equity                   211.8             226.3

(in dollars)
-------------------------------------------------------------------------------
PER COMMON SHARE
Net Income
  Basic                             $   0.84         $    1.08
  Diluted                               0.81              1.04
Shareholders' Equity                    5.94              6.12
Dividends                               0.26              0.21

ASSETS UNDER MANAGEMENT
(in billions)
10-Year CAGR: 19%

                FISCAL YEAR          TOTAL
------------------------------------------
                   1998              28.4
                   1997              21.3
                   1996              17.3
                   1995              16.0
                   1994              15.0
                   1993              15.4
                   1992              11.3
                   1991               9.4
                   1990               7.3
                   1989               7.1

DIVIDENDS PER SHARE
10-year CAGR: 18%

                FISCAL YEAR           DIVIDENDS PER SHARE
---------------------------------------------------------
                     89                    0.05
                     90                    0.06
                     91                    0.07
                     92                    0.10
                     93                    0.12
                     94                    0.15
                     95                    0.16
                     96                    0.18
                     97                    0.21
                     98                    0.26

                                To Shareholders
-----------------------------------------------

[Photo of James B. Hawkes]
   James B. Hawkes

In February, Eaton Vance was recognized in Barron's Annual Mutual Fund Survey as the best performing fund family of 1997.

I am pleased to report that 1998 was a year of significant accomplishment and progress. Asset growth was strong, with assets under management increasing by 33 percent to $28.4 billion. Eaton Vance gained significant market share. Based on September 30, 1998 data from Strategic Insight, which ranks sponsors of mutual funds by long-term assets under management, Eaton Vance rose in ranking among over 600 domestic sponsors of mutual funds to number 28 at year-end from number 37 at the beginning of the year. Investment performance was outstanding. Our portfolio managers and analysts are continuing to build a noteworthy record of superior investment results for our equity and income investors. For example, Eaton Vance was recognized in Barron's Annual Mutual Fund Survey as the best performing fund family of 1997. Equity assets grew sharply. Aided by strong sales of equity mutual funds and private placements, we dramatically increased the proportion of equity assets under management. Eaton Vance ended the year with strong momentum in sales of both equity and income funds and is well-positioned for continued growth, whether retail demand for mutual funds focuses on stocks, bonds, or floating-rate instruments.

[Photo of Barron's magazine]
EATON VANCE TAKES TOP HONORS IN OUR RANKING OF MUTUAL-FUND FAMILIES

Reprinted with permission: Barron's.
(c) Dow Jones and Company, Inc.
All rights reserved.

Growth in assets under management, superior investment results, and a greater emphasis on equity assets directly contributed to the Company's growth in earning power and dividends. On October 15, the Company raised its dividend 25 percent to an effective annual rate of $0.30 per share. Eaton Vance has increased its dividend in each of the past 18 years, achieving an annual growth rate of 22 percent. Eaton Vance's stock price increased by 24 percent in fiscal 1998. A two-for-one stock split was declared in July, the second two-for-one split in two years.

In fiscal 1998, Eaton Vance's stock price increased by 24 percent, and assets under management grew 33 percent to $28.4 billion.


Growth Rate of Assets
Under Management

   FISCAL YEAR    ASSETS UNDER MANAGEMENT       % GROWTH
-----------------------------------------------------------
     1995                16.0                      7%
     1996                17.4                      8%
     1997                21.3                     23%
     1998                28.4                     33%

In September, the Financial Accounting Standards Board instituted a change in generally accepted accounting principles for certain sales commissions paid by fund sponsors. Before adjustment for this change, Eaton Vance earned a record $48.3 million in fiscal 1998, with earnings per share increasing by 23 percent to $1.28 on a basis equivalent to last year's $1.04. Paradoxically, the new FASB accounting rule, which requires expensing sales commissions paid for the Company's closed-end and privately placed funds as "start-up" costs, causes reported earnings to be lower when sales of these profitable products are stronger. However, the fundamental economics of our business are not changed by the new accounting requirement; indeed, cash flow is unchanged. Because of this accounting change, operating expenses for fiscal year 1998 include $30 million of sales commissions paid since July 24, 1998 (when the change became effective) that would have been capitalized and amortized over future periods under the old accounting method. These sales commissions represent long-lived fund assets that are expected to generate revenue and income for Eaton Vance for many years. Because sales commissions have been expensed immediately, future earnings will not be burdened by amortization charges.

The Company raised its dividend 25 percent to an effective annual rate of $0.30 per share on October 15. Eaton Vance has increased its dividend in each of the past 18 years at an annual growth rate of 22 percent.

We believe the new accounting rule presents a confusing and distorted picture of Eaton Vance's progress because sales commissions paid for closed-end funds, including continuously offered closed-end funds with contingent deferred sales charges, must now be expensed immediately as "start-up" costs, whereas sales commissions paid for open-end funds with similar structure and overall fees are capitalized. Yet, these two types of funds can have equivalent economic outcomes (identical cash flows) for Eaton Vance. As a result, the lack of a consistent accounting treatment for sales commissions paid for open-end and for closed-end funds creates anomalies in reported results. During 1999, Eaton Vance will attempt to restructure its continuously offered closed-end fund offerings so that sales commissions are once again capitalized and the distortions in reported results are avoided.

Gross sales of mutual funds doubled in fiscal 1998 to $8.4 billion, while net sales at $5.6 billion were four times greater than last year's.

Domestic Equity Fund Assets
(in billions)

   FISCAL YEAR                     TOTAL
-------------------------------------------
     1995                          $1.6
     1996                          $3.0
     1997                          $5.2
     1998                          $9.7

Equity fund assets increased by 86 percent to $9.7 billion.

Mutual fund sales set records in 1998. Gross sales of mutual funds doubled in fiscal 1998 to $8.4 billion-- an all-time high. Net sales of $5.6 billion were four times greater than last year's. Equity fund assets increased by 86 percent to $9.7 billion, and bank loan fund assets grew 58 percent to $6.2 billion. Equity asset growth was led by strong sales of Eaton Vance Tax-Managed Growth Fund and Belair Capital Fund LLC, a private fund for high net worth investors. Belair raised $2.4 billion in assets in three closings during fiscal 1998. Bank loan fund growth was fueled by strong sales of the Eaton Vance Prime Rate Reserves and Classic Senior Floating-Rate Funds, and by the successful offering of Eaton Vance Senior Income Trust, a New York Stock Exchange-listed, closed-end fund, which raised $310 million during its initial public offering completed on October 30.

Belair Capital Fund LLC, a private fund, raised $2.4 billion in three closings during the year.

At the end of October 1998, M. Dozier Gardner retired as Vice Chairman after 30 years with Eaton Vance. Dozier served as president from 1979 to 1996 and as chief executive officer from 1990 to November 1996. He made many contributions to the growth and success of the Company during his 30 years of distinguished service.

Two new directors joined the Board in fiscal 1998. The Board is now composed of a majority of unaffiliated, "independent" directors.

Two new directors joined the Board of Eaton Vance in fiscal 1998: John M. Nelson and Vincent M. O'Reilly. Both bring a wealth of business experience to the Board. With Dozier's retirement, the Board is now composed of four unaffiliated "independent" directors and two inside employee directors.


Eaton Vance completed fiscal 1998 with substantial momentum in an industry where prospects for continued growth remain bright.

Eaton Vance completed fiscal 1998 with substantial momentum in an industry where prospects for continued growth remain bright. Our sales and mix of investment assets are balanced between floating-rate, fixed-income and equity products. The Company's ability to deliver competitive, innovative products offering superior investment performance, and to expand its channels for distribution of those products, remains strong and suggests continued growth in shareholder value.


Thanks to the Eaton Vance team for an extraordinarily successful 1998. We look forward to new challenges and achievements in 1999.

/s/ James B. Hawkes

    James B. Hawkes
    Chairman of the Board
    President and Chief Executive Officer

                    Fiscal Year 1998 Highlights
-----------------------------------------------

Gross Mutual Fund Sales
(in billions)

 FISCAL YEAR            SALES
------------------------------------
     1995                1.6
     1996                2.6
     1997                4.2
     1998                8.4


Equity Fund Sales
as Percent of Total Sales

                        EQUITY     TOTAL
 FISCAL YEAR            SALES      SALES     %
-------------------------------------------------
     1995                0.1        1.6       6%
     1996                0.5        2.6      17%
     1997                1.9        4.2      45%
     1998                4.2        8.4      50%

o Eaton Vance's stock appreciated 24 percent in fiscal 1998, from $18 1/16 at October 31, 1997 to $22 3/8 at October 31, 1998.

o In February 1998, Barron's recognized the Eaton Vance fund family as the number one performing fund family of 1997, based on an asset-weighted ranking that included five major equity and fixed-income fund categories.

o On July 7, 1998, Eaton Vance declared a two-for-one stock split for shareholders of record on July 31, 1998.

o Assets under management increased 33 percent to $28.4 billion.

o Gross sales of mutual funds were a record high $8.4 billion, exceeding 1997 sales of $4.2 billion by 100 percent. Net sales were $5.6 billion, a four-fold increase.

o Including private placements, equity funds represented 50 percent of total fund sales in fiscal 1998, compared to 45 percent in 1997, and 17 percent in 1996.

o Equity fund assets under management grew to $9.7 billion at October 31, 1998, an increase of 86 percent.

o Tax-Managed International Growth Fund was launched in April, joining Tax-Managed Growth Fund and Tax-Managed Emerging Growth Fund in our tax-efficient equity fund family.

o Belair Capital Fund LLC, a private fund for high net worth investors, attracted $2.4 billion in assets.

o Eaton Vance Senior Income Trust, an exchange-listed, closed-end fund that invests in floating-rate bank loans, commenced operations on October 31. When fully invested, assets under management will exceed $500 million.

Eaton Vance Corp. trades on the New York Stock Exchange under the symbol "EV."

Price and Dividend Information
                                              High         Low     Dividend
                                             Price       Price    Per Share
----------------------------------------------------------------------------
 Quarter Ended     January 31, 1997       $  12.44     $ 10.44      $ 0.050
                   April 30, 1997            12.19       10.44        0.050
                   July 31, 1997             15.56       11.00        0.050
                   October 31, 1997          18.91       13.22        0.060

 Quarter Ended     January 31, 1998       $  24.28     $ 17.44      $ 0.060
                   April 30, 1998            25.09       18.03        0.060
                   July 31, 1998             24.81       21.75        0.060
                   October 31, 1998          23.38       17.63        0.075

Quarterly High and Low Stock Prices

Adjusted for two-for-one stock splits
November 11, 1992, May 15, 1997 and August 14, 1998

           YEAR    QUARTER         HIGH PRICE     LOW PRICE
-----------------------------------------------------------
           1988       1                1.74          1.34
           1988       2                2.44          1.97
           1988       3                2.28          2.00
           1988       4                2.15          1.94
           1989       1                2.38          2.05
           1989       2                2.88          2.38
           1989       3                2.54          2.28
           1989       4                2.90          2.28
           1990       1                2.93          2.74
           1990       2                2.90          2.28
           1990       3                2.38          2.20
           1990       4                2.28          1.58
           1991       1                1.52          1.52
           1991       2                2.80          1.89
           1991       3                2.62          1.97
           1991       4                3.01          2.38
           1992       1                3.88          2.85
           1992       2                3.96          3.31
           1992       3                3.66          3.21
           1992       4                4.92          3.42
           1993       1                7.98          4.25
           1993       2                7.77          6.01
           1993       3                7.51          6.37
           1993       4                8.55          7.10
           1994       1                7.77          6.32
           1994       2                7.77          6.06
           1994       3                6.37          5.49
           1994       4                7.10          5.28
           1995       1                6.68          5.49
           1995       2                6.79          5.85
           1995       3                7.07          6.68
           1995       4                8.13          6.48
           1996       1                8.06          6.50
           1996       2                8.69          7.63
           1996       3               10.06          7.50
           1996       4               11.16          9.13
           1997       1               12.44         10.44
           1997       2               12.19         10.44
           1997       3               15.56         11.00
           1997       4               18.91         13.22
           1998       1               24.28         17.44
           1998       2               25.09         18.03
           1998       3               24.81         21.75
           1998       4               23.38         17.63

Equity fund sales represented 50 percent of total fund sales for the year. Equity assets now represent 39 percent of total assets under management, compared to 30 percent in 1997 and 24 percent in 1996.

Assets Under Management Increased 33 Percent in Fiscal 1998 to $28.4 Billion Fiscal 1998 was a year of substantial growth in assets under management. Importantly, the continued success of innovative equity investment products, such as the Company's family of tax-managed growth funds, contributed to an improved balance in assets under management, with equity assets representing 39 percent of assets, compared to 30 percent in 1997 and 24 percent in 1996.

1998 Asset Mix
$28.4 Billion

                       Oct-98
BANK LOANS                22%
EQUITY                    39%
FIXED INCOME              39%
                       $28.4B

1996 Asset Mix
$17.3 Billion
                       Oct-96
BANK LOANS                16%
EQUITY                    24%
FIXED INCOME              60%
                       $17.3B

A product line balanced between equity, fixed-income, and floating-rate funds represents a particular Eaton Vance strength because a balanced product mix positions the Company for continued progress in changing financial markets. For example, in 1998 equity funds for both the industry and Eaton Vance experienced strong sales until mid-July, when a market decline created uncertainty and slowed equity fund sales. While sales of Eaton Vance's equity funds slowed along with the industry's, there was a significant shift in our sales to floating-rate bank-loan funds. Eaton Vance was therefore able to maintain its sales momentum in very different market conditions.

Sales of Eaton Vance mutual funds, excluding money market funds and reinvested dividends, were $8.4 billion, an increase of 100 percent from last year's $4.2 billion. Once again, equity fund sales were a major factor in the increase and represented 50 percent of total fund sales for the year, in spite of the weakness in the world's equity markets during our fourth quarter.

Belair Capital Fund LLC, a private fund for high net worth investors, contributed to this success. The fund completed its offering period in June 1998, raising $2.4 billion in one of the most successful offerings of its kind ever. Floating-rate bank loan funds were major contributors to income fund sales.

Assets Under Management by Type
At Fiscal Year End (in billions)

                                                                                                                Assets Under
              Non-Taxable                                                                                        Management
                 Fixed         Taxable Fixed      Equities       Bank Loans     Money Market   Counsel             Total
Fiscal Year       26%               6%               34%            22%             3%            9%               100%
-----------------------------------------------------------------------------------------------------------------------------
   1998           7.5              2.2               9.7            6.2             0.2          2.5               28.4
   1997           7.5              2.1               5.2            3.9             0.2          2.4               21.3
   1996           8.2              1.3               3.1            2.8             0.2          1.7               17.3
   1995           8.9              1.3               2.4            1.4             0.2          1.8               16.0
   1994           9.0              1.3               2.3            0.6             0.2          1.6               15.0
   1993           8.9              1.1               2.2            0.8             0.2          2.2               15.4
   1992           4.6              1.5               1.6            1.1             0.4          2.1               11.3
   1991           2.4              1.3               1.6            1.7             0.4          2.0                9.4

Net of redemptions, fund sales were $5.6 billion for fiscal 1998, four times greater than in 1997. This record level of net sales, together with market appreciation, resulted in year-end mutual fund assets of $25.9 billion, 37 percent higher than the year before.


Eaton Vance Leads in Tax-Managed Equity Funds

Eaton Vance has taken a commanding lead in the market for tax-managed equity funds. Building on the Company's more than 35 years of experience as a manager of tax-managed exchange funds, Eaton Vance has established a family of equity mutual funds designed and managed to provide taxable investors with superior after-tax returns.

Because a significant portion of new mutual fund sales originates from "qualified" retirement plans, such as IRAs and 401(k)s, which are not subject to taxes until assets are withdrawn, the typical mutual fund has in its shareholder base two categories of investors with conflicting goals. The qualified plan investor, who is not subject to taxes on income or capital gains, cares only about the fund's pre-tax return. The investor who is not investing through a tax-qualified plan is very much concerned with taxes and cares about after-tax return. Maximizing pre-tax and after-tax returns are conflicting objectives that are difficult to reconcile within one fund. Eaton Vance has therefore created a family of equity funds that are tax-managed specifically for those investors who pay taxes. These tax-managed equity funds are marketed in conjunction with our tax-free municipal bond funds as a family of "Mutual Funds for People Who Pay Taxes."

Eaton Vance has taken a commanding lead in the market for tax-managed equity funds and has established a family of funds designed and managed to provide superior returns after income taxes.

[graphic of advertisement]
--------------------------------------------------------------------------
The Company's tax-managed equity funds are marketed in conjunction with its family of tax-free municipal bonds funds under the theme, "Mutual Funds for People Who Pay Taxes." Pictured above is an advertisement currently appearing in various trade publications.

Eaton Vance manages more than $7 billion in three tax-efficient equity portfolios that invest in large U.S. growth companies, small U.S. growth companies, and international growth companies, respectively. For these funds, Eaton Vance carefully selects and purchases stocks of superior growth companies with the intention of holding these investments for long periods. This investment approach has resulted in attractive returns before taxes, as well as lower taxes and outstanding after-tax returns. Although some other equity mutual funds prove to be tax efficient from time to time because of their rapid growth or the style of a particular manager, there are few funds sponsored by other firms that explicitly seek to maximize after-tax returns for tax-paying investors.

Municipal Bond Fund Assets Provide Balance for Taxable Investors

Eaton Vance offers the industry's broadest selection of municipal bond funds, with four national funds and 40 single-state funds investing in 30 individual states. Currently managing $7.5 billion in municipal bond assets, Eaton Vance is one of the leading participants in the municipals marketplace. Tax-free income from municipal bond funds can provide taxable investors with a balanced, lower-risk portfolio when used in conjunction with tax-managed equity funds. Likewise, the Company's strength in municipal bond investing provides a broad-based product line and bolsters mutual fund sales in periods when sales of equity funds are less strong.


Floating-Rate Bank Loan Funds Prove to be Products for All Seasons

Eaton Vance has managed bank loan funds since 1989, providing investors with superior yields, stable asset values, and regularly scheduled liquidity through quarterly repurchase offers. Bank loan funds have become increasingly popular among income investors seeking superior returns with minimal interest rate risk. In fiscal 1998, these funds sold well while the equity market was rising strongly, and sold even better between July and October, when investors held back on new investments in the equity markets.

In October, Eaton Vance successfully launched Eaton Vance Senior Income Trust, a closed-end bank loan fund listed on the New York Stock Exchange. This fund provides investors daily liquidity through exchange-listed trading and superior yields through prudent use of leverage. The positive response of the lead underwriter and syndicate of selling broker-dealers was particularly gratifying at a time of high uncertainty in the stock and bond markets. Sales of continuously offered and exchange-listed bank loan funds in fiscal 1998 totaled $2.9 billion.

In October, Eaton Vance successfully launched Eaton Vance Senior Income Trust, a closed-end bank loan fund listed on the New York Stock Exchange. Sales of continuously offered and exchange-listed bank loan funds totaled $2.9 billion in fiscal 1998.

Diversified Mutual Fund Distribution Contributes to Asset Growth

Eaton Vance's success is based on its combined strengths as an asset manager and fund distributor. Eaton Vance Distributors, Inc., the Company's mutual fund sales arm, maintains active business relationships with more than one thousand financial services firms that work directly with the investing public. Specialized Eaton Vance sales teams call on national and regional broker-dealers, banks and independent broker-dealers, and independent registered investment advisors. Outside the United States, Eaton Vance Distributors has achieved substantial marketing success, with salespeople now located in Europe, Asia and Latin America.

Mutual Fund Sales by Distribution Channel
(Fiscal Year 1998)

Regional Broker Dealers                              13%
National Broker Dealers                              34%
Independent Financial Institutions and Banks         50%
International and Other                               3%

Eaton Vance's success is based on its combined strengths as an asset manager and fund distributor. Eaton Vance Distributors maintains active business relationships with more than 1,000 financial services firms that work directly with the investing public. The Company's strategy is to work cooperatively with third-party investment professionals to more fully satisfy the needs of the Company's mutual fund shareholders.

The Company's diverse product line includes funds structured to meet the needs and preferences of a broad variety of investors and their financial advisors. These advisors add value for their clients by offering professional services such as assessment of investment objectives and risk tolerance, allocation of assets, and continual monitoring. Eaton Vance's strategy is to work cooperatively with these third-party investment professionals to more fully satisfy the needs of the Company's fund shareholders. The credibility of the Company's investment managers and salespeople with the individual brokers, investment advisors and bankers recommending mutual fund investments is a key factor in the Company's continuing success.


Real Estate

Northeast Properties, LLC, the Company's real estate subsidiary, continues to wind down its direct ownership of real estate as Eaton Vance focuses its business on the management of investment securities. In 1998, Eaton Vance sold a shopping plaza in Goffstown, New Hampshire, realizing a pre-tax gain of $1.8 million. Five remaining properties are offered for sale, including the Company's corporate headquarters building at 24 Federal Street in Boston, which will be vacated next spring when the Company moves to a newly renovated, and substantially more efficient, leased facility at 255 State Street. The move to 255 State, which will be known as "The Eaton Vance Building," will consolidate the Company's employees and operations from three separate buildings to one. In addition to providing for future growth, the new corporate home will facilitate close cooperation and interaction among our investment, operations and service personnel.

Rental Property by Property Type
(October 31, 1998)

OFFICE                              246,400 Sq. Ft.
RETAIL                               34,566 Sq. Ft.
INDUSTRIAL                          224,000 Sq. Ft.

[Picture of building]
-------------------------------------------------------------------------------
In the spring, the Company will move to a newly renovated and substantially more efficient leased facility at 255 State Street, which will be identified as "The Eaton Vance Building." The move will consolidate Eaton Vance employees and operations from three separate buildings to one.


New Initiatives

Eaton Vance created and successfully offered an exchange-listed, closed-end bank loan fund in October, ultimately creating a $500 million fund. Although this decision hurt reported earnings in 1998 because of a new ruling by the Financial Accounting Standards Board that requires immediately expensing commissions associated with the offering of closed-end funds, the economic benefits to Eaton Vance from managing these long-lived assets is significant. The Company plans to continue offering closed-end funds when there are sound economic and business reasons to do so. Shortly after the close of the fiscal year, registration statements for nine new closed-end municipal bond funds were filed with the SEC, with a target offering date of January 1999. Although the FASB has ruled that sales commissions paid by Eaton Vance to attract closed-end fund assets must be immediately expensed, Eaton Vance views these sales commissions as a high-return capital investment which will generate revenue and income for years into the future. While Management is exploring steps to reduce or eliminate the volatility of reported earnings that may be caused by the new accounting treatment, the Company will continue to conduct its business based on Management's appraisal of the long-term economic benefits to shareholders from adding assets under management.

With a solid foundation based on a diversified product line and strong distribution relationships, Eaton Vance is well positioned to participate in the expected favorable, long-term growth of the asset management industry.

Outlook

Global stock and fixed-income markets experienced significant volatility in the summer and fall of 1998. In spite of this volatility, the outlook for a well balanced investment management business remains bright. Fund assets distributed through third-party investment professionals historically have not experienced excessive redemptions during periods of market volatility or economic uncertainty. Furthermore, Eaton Vance manages a variety of investment portfolios, providing investors with attractive long-term options in the equity, fixed-income and floating-rate bank loan markets. Experience indicates that demand for each of these product lines is likely to be highest at different points in the economic cycle. With a solid foundation based on a diversified product line and strong distribution relationships, Eaton Vance is well positioned to participate in the expected favorable, long-term growth of the asset management industry.

Five Year Financial Summary
-----------------------------------------------------------------------------------------------------------------
                                                                      Years Ended October 31,
(in thousands, except per share figures)                 1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------
Income Statement Data
Revenue:
  Investment adviser and administration fees        $ 152,481    $ 117,540    $ 100,450    $  85,393    $  85,769
  Distribution income                                  91,347       77,276       76,182       77,978       80,069
  Income from real estate activities                    4,405        4,155        3,597        3,347        4,224
  Other income                                          1,754        1,939        1,760        1,199        1,154
-----------------------------------------------------------------------------------------------------------------
  Total revenue                                       249,987      200,910      181,989      167,917      171,216
-----------------------------------------------------------------------------------------------------------------
Expenses:
  Compensation of officers and employees               58,343       48,155       41,420       38,947       39,265
  Amortization of deferred sales commissions           64,570       54,464       52,585       50,186       52,794
  Sales commission expense                             29,965         --           --           --           --
  Other expenses                                       48,457       34,386       28,963       31,350       31,291
-----------------------------------------------------------------------------------------------------------------
  Total expenses                                      201,335      137,005      122,968      120,483      123,350
-----------------------------------------------------------------------------------------------------------------
Operating income                                       48,652       63,905       59,021       47,434       47,866
Other Income (Expense):
  Interest income                                       5,609        3,571        3,735        2,641          963
  Interest expense                                     (3,818)      (3,951)      (3,742)      (4,702)      (5,337)
  Gain (loss) on investments                            2,126        3,561          546         (250)        --
  Equity in net income (loss) of affiliates               105          384        1,639       (1,382)        (289)
  Impairment loss on real estate                       (2,636)        --         (1,277)        --           --
-----------------------------------------------------------------------------------------------------------------
Income from continuing operations before
  income taxes, extraordinary item and cumulative
  effect of change in accounting for income taxes      50,038       67,470       59,922       43,741       43,203
Income taxes                                           19,515       27,236       24,088       16,773       17,393
-----------------------------------------------------------------------------------------------------------------
Income from continuing operations before
  extraordinary item and cumulative effect of
  change in accounting for income taxes                30,523       40,234       35,834       26,968       25,810
Income from discontinued operations,
  net of income taxes                                    --           --           --          3,408        2,676
Extraordinary gain on early retirement
  of debt, net of income taxes                           --           --          1,590         --           --
Cumulative effect of change in accounting
  for income taxes                                       --           --           --           --          1,300
-----------------------------------------------------------------------------------------------------------------
Net income                                          $  30,523    $  40,234    $  37,424    $  30,376    $  29,786
=================================================================================================================
Earnings per share:
   Basic                                            $    0.84    $    1.08    $    0.99    $    0.82    $    0.81
=================================================================================================================
   Diluted                                          $    0.81    $    1.04    $    0.98    $    0.82    $    0.79
=================================================================================================================
Dividends declared, per share                       $    0.26    $    0.21    $    0.17    $    0.16    $    0.15
=================================================================================================================
Weighted average shares outstanding                 $  36,290    $  37,318    $  37,726    $  36,846    $  36,787
=================================================================================================================
Weighted average shares outstanding
  assumig dilution                                     37,757       38,698       38,306       37,154       37,892
=================================================================================================================
Balance Sheet Data
Total assets                                        $ 380,260    $ 387,375    $ 360,552    $ 357,586    $ 455,506
Long-term debt                                      $  35,714    $  50,964    $  54,549    $  56,102    $  60,311
Shareholders' equity                                $ 211,809    $ 226,280    $ 210,780    $ 194,520    $ 165,608
Shareholders' equity per share                      $    5.94    $    6.12    $    5.62    $    5.21    $    4.54

                     Management's Discussion and Analysis
-------------------------------------------------------------------------------

The Company's revenue is derived primarily from investment adviser, administration and distribution fees received from Eaton Vance funds and adviser fees received from separately managed accounts. Generally, these fees are based on the net asset value of the investment portfolios managed by the Company and fluctuate with changes in the total value of the assets under management. The Company's major expenses are sales commissions related to the offering of new closed-end funds, the amortization of deferred sales commissions and other marketing costs, employee compensation, occupancy costs, and service fees.


Results of Operations Fiscal Year 1998
Compared to Fiscal Year 1997

Eaton Vance Corp. reported earnings of $30.5 million or $0.81 per diluted share in 1998 compared to $40.2 million or $1.04 per diluted share in 1997. Fiscal 1998 earnings reflect a change in the accounting treatment of sales commissions paid in connection with the distribution of the Company's closed-end funds. This change in accounting treatment reduced net income by $17.8 million or $0.47 per diluted share for both the fourth quarter and year ended October 31, 1998.

In September of 1998, the Financial Accounting Standards Board staff addressed the accounting for offering costs incurred in connection with the distribution of closed-end funds and concluded that these offering costs, including sales commissions paid, should be expensed as incurred. For the period July 24, 1998 through October 31, 1998, (the period following the effective date of the FASB staff announcement) these commissions totaled $30.0 million and have been recorded in "Sales commission expense" in the Company's consolidated statement of income for the fiscal year ended October 31, 1998. Closed-end fund sales commissions paid and capitalized prior to and including the July 23, 1998 effective date of the FASB staff announcement will be recorded as a cumulative effect of a change in accounting principle in the first quarter of fiscal year 1999. The Company estimates that the cumulative effect of adoption, net of tax, will be $36.6 million. The change in accounting treatment has not had, nor will have, any effect on the Company's cash flow or cash position.

The per share data for all periods presented reflect the two-for-one stock split effective August 14, 1998.

Assets under management of $28.4 billion on October 31, 1998 were 33 percent higher than the $21.3 billion reported a year earlier as a result of net sales of new fund shares and appreciation of the market value of managed assets. Mutual fund sales for the year ended October 31, 1998 of $8.4 billion were 100 percent higher than the $4.2 billion reported in fiscal 1997. This growth can be primarily attributed to strong sales of the Eaton Vance Tax-Managed Growth Fund, the Company's continuously-offered bank loan funds and a $1.8 billion private placement of the Belair Capital Fund LLC. As a result of continued sales growth and private placements, equity fund assets increased to 34 percent of total assets under management on October 31, 1998 from 24 percent on October 31, 1997, and bank loan fund assets increased to 22 percent of total assets under management on October 31, 1998 from 18 percent on October 31, 1997. As a result of the growth in equity and bank loan funds, taxable and non-taxable fixed-income fund assets decreased to 34 percent of total assets under management on October 31, 1998 from 46 percent a year ago.

The Company reported record revenue of $250.0 million in fiscal 1998 compared to $200.9 million in 1997, an increase of 24 percent year over year. Investment adviser and administration fees increased by 30 percent to $152.5 million in 1998 from $117.5 million in 1997 as a result of the growth in total assets under management. Distribution fees increased by 18 percent to $91.3 million in 1998 from $77.3 million in 1997 primarily as a result of the increase in sales and overall asset growth of the Company's domestic equity funds sold with a contingent deferred sales charge in lieu of a front-end load ("spread-commission" funds).

Total operating expenses increased by $64.3 million to $201.3 million in fiscal 1998 from $137.0 million in fiscal 1997. The change in the accounting treatment of closed-end fund offering costs resulted in $30.0 million in sales commission expense in fiscal 1998, which represents 47 percent of the net increase in operating expenses year over year. The increases in both compensation and other expenses reflect the increase in marketing expenses and sales incentives associated with higher mutual fund sales, the Belair Capital Fund LLC private placement and the offering of Eaton Vance Senior Income Trust in October of 1998. Amortization expense increased by $10.1 million or 19 percent to $64.6 million in 1998 primarily due to the increase in gross sales of the Company's spread-commission funds.

Interest income increased 56 percent to $5.6 million in 1998 from $3.6 million in 1997, despite a decrease in cash, cash equivalents and short-term investments year over year. The increase in interest income reflects a change in the Company's short-term investment strategy and a shift from investments generating capital gains to investments generating dividend and interest income. The pre-tax impairment loss of $2.6 million in fiscal 1998 resulted from a decision to sell an office building and shopping center located in Troy, New York that had a carrying value in excess of its net realizable value. Net realized gains include the sale of a shopping center in Goffstown, New Hampshire in 1998.

The decrease in the Company's effective tax rate to 39.0 percent in fiscal 1998 from 40.4 percent in fiscal 1997 reflects favorable state and local tax developments.


Results of Operations Fiscal Year 1997
Compared to Fiscal Year 1996

Eaton Vance Corp. reported earnings of $40.2 million or $1.04 per diluted share in 1997 compared to $37.4 million or $0.98 per diluted share reported in 1996. Net income for the year ended October 31, 1996 included an extraordinary gain of $1.6 million, or $0.04 per diluted share, related to the early retirement at a discount of mortgage debt on an office building owned by the Company. The per share data for all periods presented reflect the two-for-one stock splits effective May 15, 1997 and August 14, 1998.

Assets under management of $21.3 billion on October 31, 1997 were 23 percent higher than the $17.3 billion reported a year earlier as a result of net sales of new fund shares and appreciation of the market value of managed assets. Mutual fund sales for the year ended October 31, 1997 of $4.2 billion were 62 percent higher than the $2.6 billion reported in fiscal 1996. This growth can be primarily attributed to strong sales of the Eaton Vance Tax-Managed Growth Fund, the Eaton Vance Worldwide Health Sciences Fund and a $1.1 billion private placement of the Belvedere Equity Fund LLC. As a result of continued sales growth, equity fund assets increased to 24 percent of total assets under management on October 31, 1997 from 18 percent on October 31, 1996, while taxable and non-taxable fixed-income funds decreased to 46 percent of total assets under management on October 31, 1997 from 55 percent a year earlier. Bank loan funds increased to 18 percent of total assets under management on October 31, 1997 from 17 percent on October 31, 1996.

Revenue increased $18.9 million to $200.9 million in 1997 from $182.0 million in 1996. Investment adviser and administration fees increased by 18 percent to $118.4 million in 1997 from $100.5 million in 1996, primarily as a result of the growth in total assets under management and the change in the Company's product mix. Distribution fees of $77.3 million in 1997 were comparable to the $76.2 million reported in 1996.

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

The Company's gold mining partnership contributed income of $0.1 million in the year ended October 31, 1997 compared to income of $1.2 million a year earlier. The decrease in partnership income in 1997 resulted primarily from reductions in the portfolio valuation of the partnership. The partnership was terminated effective December 31, 1997.

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


Liquidity and Capital Resources

Cash, cash equivalents and short-term investments aggregated $96.4 million at October 31, 1998, a decrease of $44.1 million from October 31, 1997.

Operating activities generated cash of $9.9 million in fiscal 1998 compared to $44.7 million in fiscal 1997. The decrease in cash flows from operating activities can be attributed primarily to an increase in sales commissions paid to brokers due to increased fund sales. Sales commissions paid to brokers of $158.7 million in 1998 reflect the increase in spread-commission and bank loan fund sales, the $1.8 billion private placement of the Belair Capital Fund LLC, and the offering of Eaton Vance Senior Income Trust, a closed-end fund that raised $310 million, in October of 1998.

Investing activities, consisting primarily of the purchase and sale of short-term investments, increased cash and cash equivalents by $36.2 million in fiscal 1998. In connection with its plan to withdraw from activities not related to the management of financial assets, the Company sold a shopping center located in Goffstown, New Hampshire in fiscal 1998. The Company anticipates that the sales of all remaining real estate properties, including the Company's principal offices in Boston, will be completed in fiscal 1999.

Financing activities for the Company reduced cash and cash equivalents by $53.6 million in fiscal 1998 and $25.6 million in fiscal 1997. Significant financing activities during fiscal 1998 included the repurchase of 2.1 million shares of the Company's non-voting common stock under its authorized repurchase program and the repayment of $7.1 million on the Company's 6.22 percent senior note. The Company's dividend was increased in the fourth quarter of 1998 to an effective annual rate of $0.30 per share.

At October 31, 1998, the Company had no borrowings under its $50.0 million senior unsecured revolving credit facility.

The Company anticipates that the payment of commissions to brokers in connection with the sales of new and existing products will continue to be the Company's primary use of cash. The Company further anticipates that cash flows from operations and bank borrowings will be sufficient to meet the Company's foreseeable cash requirements and provide the Company with the financial resources to take advantage of strategic growth opportunities.


Market Risk

In the normal course of business, the financial position of the Company is routinely subjected to a variety of risks, including market risk associated with interest rate movements. The Company is exposed to changes in interest rates primarily in its cash, investment and debt transactions. The Company does not believe that the effect of reasonably possible near-term changes in interest rates on the Company's financial position, results of operations or cash flow would be material.

Year 2000

Introduction

Many computer technologies in use worldwide today were designed and developed using two digits, rather than four, to identify the year. As a result, such systems may recognize the year 2000 as the year 1900, which could result in processing inaccuracies and inoperability in the Year 2000.

The Company utilizes computer technologies throughout its business to effectively carry out its day-to-day operations. Computer technologies utilized by the Company include both information systems in the form of hardware and software, as well as embedded technology in the Company's facilities and equipment. Given its reliance on computer technologies, the Company has established a firm-wide initiative managed by a Year 2000 steering committee to ensure that these systems are capable of recognizing and processing date-sensitive information properly after 1999. The steering committee reports regularly to both senior management and the Audit Committee of the Board of Directors on the status of the Company's Year 2000 initiative.

Year 2000 Initiative

The Company's Year 2000 initiative is pro-ceeding on schedule. As of October 31, 1998, the Company has completed an inventory of all information systems and embedded technologies and assessed their significance in terms of the Company's day-to-day operations. The Company outsources to key service providers most of the mission-critical administrative functions relating to its funds, including but not limited to its transfer agency and custodial functions. As a result, the Company's preparations for Year 2000 are focused on the examination and testing of the critical systems of these key service providers. The Company has initiated formal communications with these key service providers to determine the extent of the Company's vulnerability if these parties fail to properly remediate their own Year 2000 issues. These parties have provided detailed information to the Company regarding their Year 2000 plans and initiatives and the Company anticipates that both client and industry testing of these critical systems will be completed in the second quarter of fiscal 1999. The Company is in the process of obtaining Year 2000 compliance status reports from all other third-party software and hardware providers and anticipates that it will be able to modify, replace or mitigate any non-mission critical systems by April 30, 1999. The evaluation and testing of the Company's technical infrastructure and corporate facilities will continue into the third quarter of 1999 in conjunction with the Company's move into its new principal offices in the spring of 1999.

The Company will also be participating in the Securities Industry Association's industry-wide testing throughout 1999.

Costs

The Company currently anticipates that the costs associated with its Year 2000 initiative will consist largely of software upgrades and traveling expenses to coordinate with key service partners and providers. The anticipated impact and costs of the Company's Year 2000 initiative, as well as the date on which the Company expects to complete the project, are based on management's best estimates using information currently available and numerous assumptions about future events. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Based on its current estimates and information currently available, the Company does not anticipate that the costs associated with this project will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows in future periods.

Risks

There are many risks associated with Year 2000 issues, including the risk that the Company's computer systems and applications will not operate as intended and that the systems and applications of key service providers and other third parties will not be Year 2000 compliant. Likewise, there can be no assurance that costs incurred will not exceed the Company's current cost estimate. Should the Company's significant computer systems and applications or the systems of its key service providers be unable to process date-sensitive information accurately after 1999, the Company may be unable to conduct its normal business operations. In addition, the Company may incur unanticipated expenses, regulatory actions, and legal liabilities. The Company cannot determine which risks, if any, are most reasonably likely to occur nor the effects of any particular failure to be Year 2000 compliant.



Contingency Plans

The Company is in the process of developing formal Year 2000 contingency plans, including the identification of alternative vendors intended to ensure that third-party noncompliance will not materially affect the Company's operations.

Readers are cautioned that forward-looking statements contained above regarding the Year 2000 issue should be read in conjunction with the Company's disclosures under the heading "Certain Factors That May Affect Future Results" below.


Certain Factors That May Affect Future Results

From time to time, information provided by the Company or information included in its filings with the Securities and Exchange Commission (including this Annual Report) may contain statements that are not historical facts, for this purpose referred to as "forward-looking statements." The Company's actual future results may differ significantly from those stated in any forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the factors discussed below.

The Company is subject to substantial competition in all aspects of its business. The Company's ability to market investment products is highly dependent on access to the retail distribution systems of national and regional securities dealers firms, which generally offer competing internally and externally managed investment products. Although the Company historically has been successful in gaining access to these channels, there can be no assurance that it will continue to do so. The inability to have such access could have a material adverse effect on the Company's business.

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

The Company derives almost all of its revenues from investment adviser and administration and distribution income received from the Eaton Vance funds and separately managed accounts. As a result, the Company is dependent upon the contractual relationships it maintains with these funds and separately managed accounts. In the event that any of the management contracts, administration contracts, underwriting contracts or service agreements is not renewed pursuant to the terms of these contracts or agreements, the Company's financial results may be adversely affected.

The major sources of revenue for the Company (i.e., investment adviser fees) are calculated as a percentage of assets under management. A decline in securities prices in general would reduce fee income. If, as a result of inflation, expenses rise and assets under management decline, lower fee income and higher expenses will reduce or eliminate profits. If expenses rise and assets rise, bringing increased fees to offset the increased expenses, profits may not be affected by inflation. There is no predictable relationship between changes in financial assets under management and the rate of inflation.

Consolidated Statements of Income
-----------------------------------------------------------------------------------------------------------

                                                                                      Years Ended
                                                                                      October 31,
(in thousands, except per share figures)                                     1998         1997         1996
-----------------------------------------------------------------------------------------------------------
REVENUE:
  Investment adviser and administration fees                            $ 152,481    $ 117,540    $ 100,450
  Distribution income                                                      91,347       77,276       76,182
  Income from real estate activities                                        4,405        4,155        3,597
  Other income                                                              1,754        1,939        1,760
-----------------------------------------------------------------------------------------------------------
   Total revenue                                                          249,987      200,910      181,989
-----------------------------------------------------------------------------------------------------------
EXPENSES:
  Compensation of officers and employees                                   58,343       48,155       41,420
  Amortization of deferred sales commissions                               64,570       54,464       52,585
  Sales commission expense (Note 2)                                        29,965         --           --
  Other expenses                                                           48,457       34,386       28,963
-----------------------------------------------------------------------------------------------------------
   Total expenses                                                         201,335      137,005      122,968
-----------------------------------------------------------------------------------------------------------
Operating income                                                           48,652       63,905       59,021
OTHER INCOME (EXPENSE):
  Interest income                                                           5,609        3,571        3,735
  Interest expense                                                         (3,818)      (3,951)      (3,742)
  Gain on investments                                                       2,126        3,561          546
  Equity in net income of affiliates                                          105          384        1,639
  Impairment loss on real estate                                           (2,636)        --         (1,277)
-----------------------------------------------------------------------------------------------------------
Income before income taxes and extraordinary item                          50,038       67,470       59,922
Income taxes                                                               19,515       27,236       24,088
-----------------------------------------------------------------------------------------------------------
Income before extraordinary item                                           30,523       40,234       35,834
Extraordinary gain on early retirement of debt,
  net of income taxes                                                        --           --          1,590
-----------------------------------------------------------------------------------------------------------
Net Income                                                              $  30,523    $  40,234    $  37,424
===========================================================================================================
Earnings per share:
  Basic, which was increased by $0.04 per share
   in 1996 because of the extraordinary gain                            $    0.84    $    1.08    $    0.99
===========================================================================================================
  Diluted, which was increased by $0.04 per share
   in 1996 because of the extraordinary gain                            $    0.81    $    1.04    $    0.98
===========================================================================================================

See notes to consolidated financial statements.

    Consolidated Balance Sheets
-------------------------------

                                                                         October 31,
(in thousands)                                                         1998       1997
--------------------------------------------------------------------------------------
Assets

CURRENT ASSETS:
  Cash and equivalents                                             $ 54,386   $ 61,928
  Short-term investments                                             42,049     78,592
  Investment adviser fees and other receivables                       5,331      7,204
  Real estate assets held for sale                                   16,551      8,539
  Other current assets                                               12,116      7,905
--------------------------------------------------------------------------------------
   Total current assets                                             130,433    164,168
--------------------------------------------------------------------------------------
OTHER ASSETS:
  Investments:
   Real estate                                                         --       16,038
   Investment in affiliates                                           7,593      7,918
   Investment companies                                              15,815     10,763
   Other investments                                                  2,242      5,160
  Other receivables                                                   5,844      5,850
  Deferred sales commissions                                        213,819    172,485
  Equipment and leasehold improvements,
     net of accumulated depreciation and
     amortization of $5,793 and $5,075, respectively                  2,696      2,537
  Goodwill and other intangibles, net of
     accumulated amortization of $4,197 and $3,559, respectively      1,818      2,456
--------------------------------------------------------------------------------------
   Total other assets                                               249,827    223,207
--------------------------------------------------------------------------------------
Total assets                                                       $380,260   $387,375
======================================================================================

See notes to consolidated financial statements.

                                                                         October 31,
(in thousands)                                                         1998       1997
--------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity

Current Liabilities:
  Accrued compensation                                             $ 17,013   $ 12,252
  Accounts payable and accrued expenses                               9,882      9,182
  Dividend payable                                                    2,681      2,226
  Current portion of long-term debt                                  17,314      9,458
  Other current liabilities                                           2,067      6,850
--------------------------------------------------------------------------------------
   Total current liabilities                                         48,957     39,968
--------------------------------------------------------------------------------------
Other Liabilities:
  6.22% Senior Note                                                  35,714     42,857
  Mortgage notes payable                                               --        8,107
--------------------------------------------------------------------------------------
   Total other liabilities                                           35,714     50,964
--------------------------------------------------------------------------------------
Deferred income taxes                                                83,780     70,163
--------------------------------------------------------------------------------------
Commitments and contingencies                                          --         --
Shareholders' Equity:
  Common stock, par value $.015625 per share:
   Authorized, 320,000 shares
   Issued, 77,440 shares                                                  1          1
  Non-voting common stock, par value $.015625 per share:
   Authorized, 47,680,000 shares
   Issued, 35,588,373 and 36,937,668 shares, respectively               556        577
  Additional paid-in capital                                           --       21,001
  Unrealized gain on investments                                      1,120      2,445
  Notes receivable from stock option exercises                       (2,957)    (3,168)
  Retained earnings                                                 213,089    205,424
--------------------------------------------------------------------------------------
   Total shareholders' equity                                       211,809    226,280
--------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                         $380,260   $387,375
======================================================================================

See notes to consolidated financial statements.

          Consolidated Statements of Cash Flows
-----------------------------------------------

                                                                                          Years Ended
                                                                                           October 31,
(in thousands)                                                                    1998         1997         1996
----------------------------------------------------------------------------------------------------------------
Cash and equivalents, beginning of year                                      $  61,928    $  55,583    $  67,650
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                    30,523       40,234       37,424
  Adjustments to reconcile net income to net cash provided by operating activities:
     Extraordinary gain on early retirement of debt                               --           --         (1,590)
     Equity in net income of affiliates                                           (105)        (384)      (1,639)
     Dividends received from affiliate                                             430          928         --
     Impairment loss on real estate                                              2,636         --          1,277
     Deferred income taxes                                                      14,972       (2,802)     (12,239)
     Amortization of deferred sales commissions                                 64,570       54,464       52,585
     Depreciation and other amortization                                         2,174        2,600        2,420
     Payment of sales commissions                                             (128,707)     (76,333)     (55,784)
     Capitalized sales charges received                                         22,583       29,658       32,580
     Gain on investments                                                        (2,126)      (3,561)        (546)
     Changes in other assets and liabilities                                     2,947          (91)      (5,073)
----------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                  9,897       44,713       49,415
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate, equipment
   and leasehold improvements                                                   (1,849)      (2,201)      (2,680)
  Net decrease in notes and receivables from affiliates                            892          694          563
  Acquisition of management and distribution contracts                            --           --         (2,000)
  Proceeds from sale of real estate                                              7,518        3,534         --
  Proceeds from sale of investments                                            162,841       64,294       16,125
  Purchase of investments                                                     (133,195)     (79,084)     (62,701)
----------------------------------------------------------------------------------------------------------------
      Net cash provided by (used for) investing activities                      36,207      (12,763)     (50,693)
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable                                                     7,000         --           --
  Payments on notes payable                                                    (14,394)      (1,573)      (1,486)
  Proceeds from issuance of non-voting common stock                              5,615        5,627        2,602
  Dividends paid                                                                (8,760)      (7,839)      (6,415)
  Repurchase of non-voting common stock                                        (43,107)     (21,820)      (5,490)
----------------------------------------------------------------------------------------------------------------
      Net cash used for financing activities                                   (53,646)     (25,605)     (10,789)
----------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and equivalents                                 (7,542)       6,345      (12,067)
----------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW INFORMATION:
         Interest paid                                                       $   3,871    $   3,887    $   3,748
================================================================================================================
         Income taxes paid                                                   $   7,521    $  36,737    $  38,723
================================================================================================================

See notes to consolidated financial statements.

          Consolidated Statements of Shareholders' Equity
---------------------------------------------------------

                                                                                                Notes
                                                                                              Receivable
                                                      Non-voting  Additional    Unrealized    from Stock                      Total
                                                Common  Common      Paid-In    Gain (Loss)    on Option     Retained  Shareholders'
(in thousands)                        Shares     Stock   Stock      Capital    Investments    Exercises     Earnings       Equity
----------------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 1995             37,340        $ 1   $ 582     $ 53,753       $ 1,186       $(3,313)    $142,311     $194,520
Add (Deduct):
  Net income                            --           --    --           --            --            --         37,424       37,424
  Dividends declared ($0.17
    per share)                          --           --    --           --            --            --         (6,706)      (6,706)
  Issuance of non-voting common stock:
   On exercise of stock options          665         --      10        1,623          --            (747)        --            886
   Under employee stock
     purchase plan                       103         --       2          646          --            --           --            648
   Under employee incentive plan          44         --       1          320          --            --           --            321
  Repurchase of non-voting
   common stock                         (616)        --     (10)      (5,480)         --            --           --         (5,490)
  Unrealized gain on investments        --           --    --           --           2,412          --           --          2,412
  Distribution of
   Investors Financial Services
     Corp.                              --           --    --        (14,074)         --            --           --        (14,074)
  Collection of notes receivable        --           --    --           --            --             839         --            839
------------------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 1996             37,536        $ 1   $ 585     $ 36,788       $ 3,598       $(3,221)    $173,029     $210,780
Add(Deduct):
  Net income                            --           --    --           --            --            --         40,234       40,234
  Dividends declared ($0.21
    per share)--                        --           --    --           --            --            --         (7,839)      (7,839)
  Issuance of non-voting common stock:
   On exercise of stock options          979         --      15        4,702          --            (718)        --          3,999
   Under employee stock purchase plan     72         --       1          592          --            --           --            593
   Under employee incentive plan          34         --       1          316          --            --           --            317
  Tax benefit of
   stock option exercises               --           --    --            398          --            --           --            398
  Repurchase of non-voting
   common stock                       (1,606)        --     (25)     (21,795)         --            --           --        (21,820)
  Unrealized loss on investments        --           --    --           --          (1,153)         --           --         (1,153)
  Collection of notes receivable        --           --    --           --            --             771         --            771
------------------------------------------------------------------------------------------------------------------------------------

Balance, October 31, 1997             37,015        $ 1   $ 577     $ 21,001       $ 2,445       $(3,168)    $205,424     $226,280
Add(Deduct):
  Net income                            --           --    --           --            --            --         30,523       30,523
  Dividends declared ($0.26
    per share)                          --           --    --           --            --            --         (9,215)      (9,215)
  Issuance of non-voting common stock:
   On exercise of stock options          641         --      10        2,838          --            (674)       1,204        3,378
   Under employee stock purchase plan     62         --       1          370          --            --            393          764
   Under employee incentive plan          47         --       1          467          --            --            331          799
  Tax benefit of
   stock option exercises               --           --    --          2,827          --            --           --          2,827
  Repurchase of non-voting
   common stock                       (2,099)        --     (33)     (27,503)         --            --        (15,571)     (43,107)
  Unrealized loss on investments        --           --    --           --          (1,325)         --           --         (1,325)
  Collection of notes receivable        --           --    --           --            --             885         --            885
-----------------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 1998             35,666        $ 1   $ 556     $   --         $ 1,120       $(2,957)    $213,089     $211,809
===================================================================================================================================

See notes to consolidated financial statements.

Notes to consolidated financial statements

1.    Summary of Significant Accounting Policies

BUSINESS AND ORGANIZATION

Eaton Vance Corp. and subsidiaries (the "Company") provide investment advisory and distribution services to mutual funds and investment management services to private counsel clients. Company revenue is largely dependent on the total value and composition of assets under management, which include domestic and international equity, domestic and international debt, and bank loan portfolios. Accordingly, fluctuations in financial markets and in the composition of assets under management impact revenue and the results of operations.

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

INVESTMENTS

Investments in short-term investments, investment companies and certain other investments are classified as available-for-sale and are carried at their estimated fair value. Net unrealized holding gains or losses on securities are reported net of income taxes as a separate component of shareholders' equity.

Investments in investment companies held in connection with the Company's activities as principal underwriter are recorded at market value. Other investments are carried at the lower of cost or management's estimate of net realizable value.

REAL ESTATE ASSETS HELD FOR SALE

Real estate assets held for sale are carried at the lower of cost or fair market value, less cost to sell, and are not depreciated while they are held for sale.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided principally by the straight-line method over the estimated useful lives of the related assets, or over the terms of the related leases, if shorter.

DEFERRED SALES COMMISSIONS

Sales commissions paid to brokers and dealers in connection with the sale of shares of open-end investment companies are capitalized and amortized over various periods, none of which exceeds six years. Distribution plan payments received from investment companies are recorded in income as earned. Contingent deferred sales charges received by the Company from redeeming shareholders of open-end investment companies reduce unamortized deferred sales commissions first, with any remaining amount recorded in income.

Sales commissions paid to brokers and dealers in connection with the sale of shares of closed-end funds are expensed as incurred. Early withdrawal charges received by the Company from redeeming shareholders of the Company's continuously offered closed-end funds are recorded in income (see Note 2).

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

REVENUE RECOGNITION

Investment advisory, administration and distribution fees are accrued as earned. Sales of shares of investment companies in connection with the Company's activities as principal underwriter are accounted for on a settlement date basis, with the related commission income and expense recorded on a trade date basis.

INCOME TAXES

Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities. Such taxes relate principally to sales commissions paid to brokers and dealers, which are deducted currently for tax purposes.

EARNINGS PER SHARE

On November 1, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," and restated all prior-period earnings per share data. Basic earnings per share excludes the dilutive effect of outstanding stock options and is computed by dividing net income by the weighted average common shares outstanding of 36.3 million, 37.3 million, and
37.7 million in 1998, 1997 and 1996, respectively. Diluted earnings per share reflects the potential dilution that could occur if all outstanding stock options were exercised. It is computed by increasing the denominator of the basic calculation by potentially dilutive common shares of 1.5 million, 1.4 million, and 0.6 million in 1998, 1997 and 1996, respectively.

The number of shares used for purposes of calculating earnings per share and all other per share data has been adjusted for all periods presented to reflect a two-for-one stock split effective August 14, 1998.

STOCK-BASED COMPENSATION

Effective November 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, pro forma net income and earnings per share information has been presented in Note 7 as required under SFAS No. 123.

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

2.    Significant Accounting Changes

In September 1998, the Financial Accounting Standards Board (FASB) staff addressed the accounting for offering costs incurred in connection with the distribution of closed-end funds. The FASB staff concluded that such offering costs, including sales commissions paid, are to be considered start-up costs in accordance with American Institute of Certified Public Accountants Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." Accordingly, sales commissions paid in connection with the distribution of shares of the Company's closed-end funds subsequent to the effective date of the FASB staff announcement (July 23, 1998) have been expensed as incurred. For the period July 24, 1998 through October 31, 1998, these commissions totaled $30.0 million and have been recorded in "Sales commission expense" in the Company's consolidated statement of income for the fiscal year ended October 31, 1998.

Closed-end fund sales commissions paid and capitalized prior to and including the July 23, 1998 effective date of the FASB staff announcement will be expensed as a cumulative effect of a change in accounting principle, as described in APB Opinion No. 20, "Accounting Changes," upon adoption of SOP 98-5. The Company will adopt the provisions of SOP 98-5 effective November 1, 1998 and estimates that the cumulative effect of adoption in the first quarter of fiscal 1999, net of tax, will be $36.6 million.

3.    Investment in Affiliates

The Company has a 21 percent equity interest in Lloyd George Management (BVI) Limited (LGM), an independent investment management company based in Hong Kong that manages a series of emerging market mutual funds sponsored by the Company. The Company's investment in LGM was $7.6 million and $7.8 million at October 31, 1998 and 1997, respectively. At October 31, 1998, the Company's investment exceeded its share of the underlying net assets of LGM by $5.6 million. This excess is being amortized over a 20-year period.

The Company received gold mining securities with a value of $1.0 million and $1.7 million in 1997 and 1996, respectively, resulting from the distribution of assets upon termination of two gold mining partnerships in which the Company had general and limited partnership interests. The Company also received gold mining securities with a value of $2.1 million and $1.8 million in 1997 and 1996, respectively, in settlement of notes receivable for management services provided to these partnerships.

4.   Real Estate Assets

The carrying value of real estate assets at October 31, 1998 and 1997 follow:

(in thousands)                                                 1998       1997
-------------------------------------------------------------------------------
Shopping centers:
  Troy, NY                                                   $ 2,179    $ 3,615
  Goffstown, NH                                                  -        5,508
Warehouses:
  Springfield, MA                                              1,451      1,451
  Colonie, NY                                                  1,579      1,579
Office buildings:
  Boston, MA                                                   6,151      5,926
  Boston, MA                                                   3,775      3,675
  Troy, NY                                                     1,416      2,823
-------------------------------------------------------------------------------
Total                                                        $16,551    $24,577
===============================================================================

In 1998, the Company committed to a plan to sell a shopping center and an office building located in Troy, New York and two office buildings located in Boston, Massachusetts. The Company had committed to a plan to sell the two warehouses located in Springfield, Massachusetts and Colonie, New York and a shopping center in Goffstown, New Hampshire in 1997.

SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that the carrying value of assets held for sale be reported at the lower of carrying value or fair value less cost to sell. In accordance with the provisions of SFAS No. 121, the Company recognized a pre-tax impairment loss of $2.6 million in 1998 based on the estimated fair values, less cost to sell, of the shopping center and office building located in Troy, New York.

In 1998, the Company sold the shopping center located in Goffstown, New Hampshire and recognized a pre-tax gain of $1.8 million based on a carrying value of $5.5 million at the time of sale. The Company expects sales of all remaining properties to be completed in fiscal 1999. The estimated fair values less cost to sell of the remaining properties equaled or exceeded their respective carrying values at October 31, 1998.

In 1996, the Company's real estate subsidiary retired at a discount a mortgage with a remaining unpaid balance of $4.0 million and realized an extraordinary gain on the retirement of $1.6 million, net of income taxes of $1.1 million. Subsequent to the retirement, the Company committed to a plan to sell the property and recognize a pretax impairment loss of $1.3 million based on its estimated net realizable value. In 1997, the Company sold the property and recognized a pretax gain of $1.0 million based on a carrying value of $2.5 million at the time of sale.

5.   Long-term Debt

6.22% SENIOR NOTE

The Company has a 6.22% Senior Note due March 2004 with a remaining balance of $42.9 million at October 31, 1998. Principal pay-ments on the note are due in equal annual installments of approximately $7.1 million. The note may be prepaid in part or in full at any time. Certain covenants in the Senior Note Purchase Agreement require specific levels of cash flow and net income and others restrict additional investment and indebtedness.

REVOLVING CREDIT FACILITY

The Company has a five-year senior unsecured revolving credit agreement with six unaffiliated banks under which it may borrow up to $50 million. The terms of the facility provide for various borrowing rate options and allow the Company to increase the facility amount to a maximum of $75 million at any time during the five-year period. The agreement contains financial covenants with respect to borrowings, tangible net worth leverage and interest coverage and requires the Company to pay an annual facility fee on the total commitment. The facility fee is calculated on a pricing grid based on the Company's total debt to earnings ratio. At October 31, 1998, the Company had no borrowings under this facility.

MORTGAGE NOTES PAYABLE

The balance of mortgage notes payable on October 31, 1998 and 1997 follow:

                                Interest
Maturity                            Rate                1998              1997
-------------------------------------------------------------------------------
(in thousands)
1999                                9.75%            $ 5,824            $ 5,872
2002                                7.11%              2,064              2,126
2015-2016                           Various            2,283             2,424
--------------------------------------------------------------------------------
Total                                                $10,171            $10,422
================================================================================

These mortgage notes are secured by real property and require monthly or quarterly payments of principal and interest with all unpaid principal due at maturity. At October 31, 1998, non-recourse mortgages totaled approximately $9.0 million.

Principal payments due on mortgage notes outstanding at October 31, 1998 for each of the next five years and in the aggregate thereafter follow:

Year Ending
October 31                                                               Amount
-------------------------------------------------------------------------------
(in thousands)
1999                                                                    $ 6,039
2000                                                                        221
2001                                                                        227
2002                                                                        233
2003                                                                      1,881
Thereafter                                                                1,570
-------------------------------------------------------------------------------
Total                                                                   $10,171
===============================================================================

6.   Lease Commitments

The Company leases certain real estate and equipment under noncancelable operating leases. Rent expense under these leases in 1998, 1997 and 1996 amounted to $0.6 million, $0.6 million and $0.7 million, respectively. Future minimum lease commitments are as follows:

Year Ending
October 31                                                              Amount
--------------------------------------------------------------------------------
(in thousands)
1999                                                                    $ 1,998
2000                                                                      3,547
2001                                                                      3,785
2002                                                                      4,012
2003                                                                      4,261
Thereafter                                                               26,039
--------------------------------------------------------------------------------
Total                                                                   $43,642
================================================================================

As noted in Note 4, "Real Estate Assets Held for Sale," the Company has committed to a plan to sell two office buildings located in Boston, Massachusetts that house the Company's principal offices. In anticipation of this sale, the Company has entered into an operating lease agreement for new principal office space in Boston. Lease commitments for the second half of 1999 and thereafter reflect the Company's future commitments under this lease.

7.   Stock Plans

The Company has elected to continue to account for stock-based compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and has provided below the additional pro forma disclosures required by SFAS No. 123.

In accordance with APB Opinion No. 25, no compensation cost has been recognized in the consolidated financial statements for the Company's stock option, stock purchase and stock alternative plans. Had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value method as described in SFAS No. 123, the Company's net income and earnings per share for the years ended October 31, 1998, 1997 and 1996 would have been reduced to the following pro forma amounts:

                                     1998               1997               1996
--------------------------------------------------------------------------------
(net income figures in thousands)
Net income:
  As reported                     $30,523            $40,234            $37,424
  Pro forma                       $28,861            $39,044            $37,007
Earnings per share:
  As reported:
   Basic                          $  0.84            $  1.08            $  0.99
   Diluted                        $  0.81            $  1.04            $  0.98

  Pro forma:
   Basic                          $  0.80            $  1.05            $  0.98
   Diluted                        $  0.76            $  1.01            $  0.97

The fair value of each option grant included in the pro forma net income shown above is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in fiscal 1998, 1997 and 1996:

                                    1998                1997               1996
-------------------------------------------------------------------------------
Dividend yield                      1.3%                1.8%               1.8%
Volatility                           29%                 30%                30%
Risk-free interest rate             4.2%                6.2%               5.6%
Expected life of options         5 years             5 years            5 years

For purposes of pro forma disclosure, the estimated fair value of each option grant is amortized to expense over the option-vesting period. These pro forma amounts may not be indicative of the future benefit, if any, to be received by the option holder.

The pro forma information reflected above may not be representative of the amounts to be expected in future years as the fair value method of accounting described in SFAS No. 123 is not applicable to options granted in fiscal years prior to 1996.

STOCK OPTION PLAN

The Company has a Stock Option Plan (the "1995 Plan") administered by the Option Committee of the Board of Directors under which stock options may be granted to key employees of the Company. No stock options may be granted under the plan with an exercise price of less than the fair market value of the stock at the time the stock option is granted. The options expire five years from the date of grant and vest over a two-, three- or four-year period as stipulated in each grant.

Stock option transactions under the 1995 Plan and predecessor plans are summarized as follows:

                                                     1998                          1997                           1996
----------------------------------------------------------------------------------------------------------------------------
                                                       Weighted                       Weighted                      Weighted
                                                        Average                        Average                       Average
                                                       Exercise                       Exercise                      Exercise
                                             Shares       Price             Shares       Price             Shares      Price
----------------------------------------------------------------------------------------------------------------------------
(share figures in thousands)
Balance, beginning of period                  2,642        $ 7.95            2,866      $ 5.86             2,679      $ 5.45
Granted                                         654         18.08              993       10.51               565        7.11
Exercised                                      (641)         6.32             (979)       4.81              (665)       2.46
Forfeited/Expired                              (49)         14.12             (238)       6.64              (270)       6.19
Adjustment for spin-off                        -             -                  -            -               557        6.02
----------------------------------------------------------------------------------------------------------------------------
Balance, end of period                        2,606       $10.78             2,642      $7.95              2,866      $ 5.86
============================================================================================================================

Outstanding options to subscribe to shares of non-voting common stock issued under the 1995 Plan and predecessor plans are summarized as follows:

                                              Options Outstanding                               Options Exercisable
---------------------------------------------------------------------------------------------------------------------------
                                                                 Weighted
                                                                  Average         Weighted                         Weighted
                                                                Remaining          Average       Exercisable        Average
                                            Outstanding       Contractual        Exercise             as of        Exercise
                                          as of 10/31/98             Life            Price          10/31/98          Price
---------------------------------------------------------------------------------------------------------------------------
(share figures in thousands)
$5.74 - $7.06                                        987              1.3         $   6.53               960       $   6.52
$7.77                                                 40              2.1             7.77                26           7.77
$10.44 - $11.48                                      954              3.1            10.51               331          10.47
$17.84 - $19.63                                      608              3.9            17.95                 -              -
$23.12                                                17              4.4            23.12                 -              -
---------------------------------------------------------------------------------------------------------------------------
                                                   2,606              2.6          $ 10.78             1,317        $  7.54
===========================================================================================================================

In July 1998, the Company introduced the 1998 Stock Option Plan (the "1998 Plan"). Options granted under the 1998 Plan expire five to eight years from date of grant and vest over a four-year period. In November 1998, the Company granted options for an additional 674,000 shares under the 1998 Plan at prices ranging from $22.94 to $25.23.

EMPLOYEE STOCK PURCHASE PLAN

A total of 2.2 million shares of the Company's non-voting common stock has been reserved for issuance under an Employee Stock Purchase Plan. The plan permits eligible full-time employees to direct up to 15 percent of their salaries to a maximum of $12,500 toward the purchase of Eaton Vance Corp. non-voting common stock at the lower of 90 percent of the market price of the non-voting common stock at the beginning or at the end of each six-month offering period. Through October 31, 1998, 1.5 million shares have been issued pursuant to this plan.

INCENTIVE PLAN-STOCK ALTERNATIVE

A total of 1.2 million shares of the Company's non-voting common stock has been reserved for issuance under the Incentive Plan-Stock Alternative. The plan permits employees and officers to direct up to half of their monthly and annual incentive bonuses toward the purchase of non-voting common stock at 90 percent of the average market price of the stock for the five days subsequent to the end of the six-month offering period. Through October 31, 1998, 396,000 shares have been issued pursuant to this plan.

EXECUTIVE LOAN PROGRAM

The Company has established an Executive Loan Program under which a maximum of $10.0 million is available for loans to certain key employees for purposes of financing the exercise of stock options for shares of the Company's non-voting common stock. Such loans are written for a seven-year period, at varying fixed interest rates (currently ranging from 5.3 percent to 8.1 percent), are payable in annual installments commencing with the third year in which the loan is outstanding, and are collateralized by the stock issued upon exercise of the option. Loans outstanding under this program amounted to $3.0 million and $3.2 million at October 31, 1998 and 1997, respectively.


8.   Employee Benefit Plans

PROFIT SHARING RETIREMENT PLAN

The Company has a discretionary profit sharing retirement plan for the benefit of substantially all employees whereby up to 15 percent of eligible compensation of participants may be contributed. The Company has contributed $2.9 million, $2.9 million and $2.7 million, the maximum amounts permitted under the plan, for the years ended October 31, 1998, 1997 and 1996, respectively.

SAVINGS PLAN AND TRUST

The Company has a Savings Plan and Trust that is qualified under Section 401 of the Internal Revenue Code. All full-time employees who have met certain age and length of service requirements are eligible to participate in the plan. This savings plan allows participating employees to contribute up to eight percent of their gross salary on a pretax basis to the plan. The Company then matches each participant's contribution on a dollar-for-dollar basis up to a maximum of $1,040. The Company's expense under the plan was $0.2 million, $0.3 million and $0.3 million for the years ended October 31, 1998, 1997 and 1996, respectively.

SUPPLEMENTAL PROFIT SHARING PLAN

The Company has an unfunded, non-qualified Supplemental Profit Sharing Plan whereby certain key employees of the Company may receive profit sharing contributions in excess of the amounts allowed under the Profit Sharing Retirement Plan. No employee may receive combined contributions in excess of $30,000 to the Profit Sharing Plan and the Supplemental Profit Sharing Plan. The Company's expense under the plan for each of the years ended October 31, 1998, 1997 and 1996 was $0.1 million.


9.   Common Stock Repurchases

On April 9, 1998, the Company's Board of Directors authorized the purchase by the Company of up to 2.0 million shares of the Company's non-voting common stock. Through October 31, 1998, 0.9 million shares have been acquired under this authorization. An additional 1.2 million shares were purchased in fiscal 1998 under a previous authorization.


10.  Income Taxes

The provision for income taxes for the years ended October 31, 1998, 1997 and 1996 consists of the following:

(in thousands)                               1998          1997          1996
-----------------------------------------------------------------------------
Current:
  Federal                                 $ 4,097       $25,162       $30,450
  State                                       446         4,876         5,877
Deferred:
  Federal                                  12,910        (2,405)      (10,261)
  State                                     2,062          (397)       (1,978)
-----------------------------------------------------------------------------
Total                                     $19,515       $27,236       $24,088
=============================================================================

Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities. The significant components of deferred income taxes are as follows:

(in thousands)                                             1998       1997
-----------------------------------------------------------------------------
DEFERRED TAX ASSETS:

  Unrealized capital losses                              $ 1,059      $ 1,317
  Reserve for
   arbitration award                                        -           1,255
  Impairment loss on
   real estate                                             1,005         -
  Investments in affiliate
   and limited partnership                                   513          528
  Other                                                    1,002          188
-----------------------------------------------------------------------------
Total                                                    $ 3,579      $ 3,288
=============================================================================

DEFERRED TAX LIABILITIES:

  Deferred sales
   commissions                                           $82,618      $66,779
  Differences between
   book and tax bases
   of property                                               784        1,353
  Unrealized net
   holding gains
   on investments                                            680        1,492
  Other                                                    1,188        1,255
-----------------------------------------------------------------------------
Total                                                    $85,270      $70,789
=============================================================================
Net deferred tax liability                               $81,691      $67,591
=============================================================================

Deferred tax assets and liabilities are reflected on the Company's consolidated balance sheets at October 31, 1998 and 1997 as follows:

(in thousands)                                             1998       1997
-----------------------------------------------------------------------------
Net current
  deferred tax asset                                     $(2,089)     $(2,572)
Net non-current
  deferred tax liability                                  83,780       70,163
-----------------------------------------------------------------------------
Net deferred tax liability                               $81,691      $67,591
=============================================================================


The following table reconciles the statutory federal income tax rate to the Company's effective income tax rate:

                                        1998             1997             1996
--------------------------------------------------------------------------------
Federal statutory
  tax rate                              35.0%           35.0%             35.0%
Increases (decreases)
 in taxes from:
   State income tax
     (net of effect of
     federal tax)                        3.2             4.3               4.2
   Tax deductible
     losses on mining
     investments                          -               -               (1.7)
Other                                    0.8             1.1               2.7
--------------------------------------------------------------------------------
Effective tax rate                      39.0%           40.4%             40.2%
================================================================================

The Massachusetts Department of Revenue (MDOR) has examined the tax returns for the Company and its subsidiaries for the fiscal years 1993 through 1995. In connection with this examination, the MDOR has assessed additional taxes and interest of $5.8 million. In the opinion of management, after consultation with outside tax and legal counsel, there is significant merit to the positions claimed on the tax returns as filed and the Company intends to contest vigorously the assessment. However, Massachusetts General Laws require the Company to pay the assessment in advance. At October 31, 1998 and 1997, the payment has been recorded in "Other receivables" on the Company's consolidated balance sheets.


11.  FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. The fair value amounts discussed below are not necessarily indicative of either the amounts the Company would realize upon disposition of these instruments or the Company's intent or ability to dispose of these assets.

CASH AND EQUIVALENTS, SHORT-TERM INVESTMENTS AND INVESTMENT IN INVESTMENT COMPANIES

The estimated fair value of cash and equivalents, short-term investments and investment in investment companies approximates their carrying value.

OTHER INVESTMENTS

Included in other investments are certain investments carried at cost, amounting to $0.9 million at both October 31, 1998 and 1997. Management believes it is impracticable to calculate the fair values of these investments due to the difficulty of predicting future returns and the period in which these amounts will be received. Accordingly, the Company values these investments at cost with adjustments for impairment, if needed.

The estimated fair value of the remaining financial instruments in other investments, amounting to $1.3 million and $4.3 million at October 31, 1998 and 1997, respectively, approximates their carrying value.

NOTES RECEIVABLE AND RECEIVABLES FROM AFFILIATES

The estimated fair value of notes receivable and receivables from affiliates included in "Other receivables" on the Company's consolidated balance sheets have been calculated by discounting expected future cash flows using management's estimates of current market interest rates for such notes and receivables. The estimated fair value of these notes and receivables approximates their carrying value. Included in this category are "Notes receivable from stock option exercises" which are a component of shareholders' equity on the Company's consolidated balance sheets.

6.22% SENIOR NOTE

The estimated fair value of the Company's Senior Note at October 31, 1998 and 1997 is $43.4 million and $49.4 million, respectively, based on discounted future cash flows using a market interest rate available for debt with similar terms and remaining maturity.

MORTGAGE NOTES PAYABLE

The estimated fair value of the Company's mortgage notes payable at October 31, 1998 and 1997 is $10.2 million and $10.5 million, respectively, based on discounted future cash flows using current market interest rates available for mortgages with similar terms and remaining maturities.

UNREALIZED SECURITIES HOLDING GAINS

The Company has classified as available-for-sale securities having an aggregate fair value of $59.2 million and $93.6 million at October 31, 1998 and 1997, respectively. These securities are classified as "Short-term investments," "Investments in investment companies," and "Other investments" on the Company's consolidated balance sheets. Gross unrealized gains of $4.7 million and $6.7 million and gross unrealized losses of $2.9 million and $2.8 million at October 31, 1998 and 1997, respectively, have been excluded from earnings and reported as a separate component of shareholders' equity, net of deferred taxes.

12.  Regulatory Requirements

Eaton Vance Distributors, Inc., a wholly owned subsidiary of the Company and principal underwriter of the Eaton Vance Funds, is subject to the Securities and Exchange Commission uniform net capital rule (Rule 15c3-1) which requires the maintenance of minimum net capital. For purposes of this rule, the subsidiary had net capital of $6.1 million, which exceeds its respective minimum net capital requirement of $556,000 at October 31, 1998. The ratio of aggregate indebtedness to net capital at October 31, 1998 was 1.37-to-1.


13.  Accounting Developments

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes the requirements for the reporting and presentation of comprehensive income in an entity's annual and interim financial statements. Comprehensive income includes such items as unrealized gains on securities currently reported as a component of shareholders' equity. The Company intends to adopt the provisions of SFAS No. 130 in fiscal 1999.

In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes disclosure requirements relating to operating segments in annual and interim financial statements. The Company has not yet determined the effect, if any, of this announcement on the consolidated financial statements.

14.  Related Party Transactions

Investment advisory and distribution income earned from investment companies sponsored by the Company were $231.2 million, $183.7 million and $164.8 million in 1998, 1997 and 1996, respectively.

The portfolios and related funds that provided over 10 percent of the total revenue of the Company are as follows:

(dollar figures in thousands)                                                 1998           1997          1996
---------------------------------------------------------------------------------------------------------------
SENIOR DEBT PORTFOLIO AND RELATED FUNDS:
  Investment adviser and administration fees,
   early withdrawal charges and service fees                               $57,410        $41,385       $26,901
  Percent of revenue                                                          23.0%          20.7%         14.8%

TAX MANAGED GROWTH PORTFOLIO AND RELATED FUNDS:
  Investment adviser and administration fees, underwriting commissions, distribution plan payments, contingent deferred sales
   charges and service fees                                                $46,462        $13,956       $ 5,794
  Percent of revenue                                                          18.6%          7.0%           3.2%

NATIONAL MUNICIPALS PORTFOLIO AND RELATED FUNDS:
  Investment adviser and administration fees, underwriting commissions, distribution plan payments, contingent deferred sales
   charges and service fees                                                $25,552        $25,121       $26,547
  Percent of revenue                                                          10.2%          12.5%         14.6%

Investments in sponsored mutual funds which are classified as "Cash and equivalents," "Short-term investments" and "Investment in investment companies" in the accompanying consolidated financial statements, aggregate approximately $82.0 million and $128.6 million at October 31, 1998 and 1997, respectively. Dividend and interest income earned on these investments aggregated approximately $5.6 million in 1998, $3.2 million in 1997 and $3.0 million in 1996. The Company recognized net gains of approximately $3.0 million, $2.7 million and $0.6 million in 1998, 1997 and 1996, respectively, resulting from the disposition of sponsored mutual fund investments.

The Company earned fees of $0.4 million, $1.1 million in 1997 and 1996, respectively, for providing management and administration services to affiliated joint ventures.

At October 31, 1997, the Company had an outstanding payable to officers of the Company in the amount of $4.5 million arising from the repurchase of non-voting common stock which is included in "Other current liabilities" on the Company's consolidated balance sheet.

15.  Comparative Quarterly Financial Information (Unaudited)

                                                                         1998
-------------------------------------------------------------------------------------------------------------------
                                             First         Second          Third        Fourth           Full
(in thousands, except per share figures)   Quarter        Quarter        Quarter       Quarter           Year
-------------------------------------------------------------------------------------------------------------------
Total revenue                              $ 55,273         $59,993        $66,998       $67,723        $249,987
Net income (loss)                          $ 10,953         $11,386        $13,646       $(5,462)       $ 30,523
Earnings (loss) per share:
  Basic                                    $   0.29         $  0.31        $  0.38       $ (0.15)       $   0.84
  Diluted                                  $   0.28         $  0.30        $  0.36       $ (0.15)       $   0.81

                                                                         1997
-------------------------------------------------------------------------------------------------------------------
                                            First          Second         Third         Fourth       Full
(in thousands, except per share figures)    Quarter        Quarter        Quarter       Quarter      Year
-------------------------------------------------------------------------------------------------------------------
Total revenue                              $ 47,812         $47,737        $51,497       $53,864        $200,910
Net income                                 $ 10,027         $ 9,463        $10,521       $10,223        $ 40,234
Earnings per share:
  Basic                                    $   0.26         $  0.25        $  0.28       $  0.28        $   1.08
  Diluted                                  $   0.25         $  0.24        $  0.27       $  0.26        $   1.04

To the Board of Directors and Shareholders of Eaton Vance Corp.:
We have audited the accompanying consolidated balance sheets of Eaton Vance Corp. and its subsidiaries as of October 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended October 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Eaton Vance Corp. and its subsidiaries as of October 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1998 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the Financial Statements, in 1998 the Company changed its method of accounting for offering costs incurred in connection with the distribution of closed-end funds.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 24, 1998

          Eaton Vance Corp. Directors and Officers
----------------------------------------------------------------------
          Directors                        Officers

          JOHN G.L. CABOT                  JAMES B. HAWKES
                                           Chairman, President,
          JAMES B. HAWKES                  and Chief Executive Officer

          JOHN M. NELSON                   ALAN R. DYNNER
                                           Vice President
          VINCENT M. O'REILLY              and Chief Legal Officer

          BENJAMIN A. ROWLAND, JR.         THOMAS OTIS
                                           Vice President and Secretary
          RALPH Z. SORENSON
                                           BENJAMIN A. ROWLAND, JR.
                                           Vice President
                                           and Chief Administrative Officer

                                           LAURIE G. RUSSELL
                                           Vice President
                                           and Chief Accounting Officer

                                           WILLIAM M. STEUL
                                           Vice President
                                           and Chief Financial Officer

                                           PETER D. STOKINGER
                                           Vice President
                                           and Internal Auditor

                    Eaton Vance Corp. and Form 10-K
                    ------------------------------------------------------------

                    Eaton Vance Corp. has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the 1998 fiscal year. For a copy of that Report, which is available free of charge to shareholders of Eaton Vance Corp. upon request, or other information regarding the Company, please contact:

                    William M. Steul,
                    Chief Financial Officer
                    Eaton Vance Corp.
                    24 Federal Street
                    Boston, MA 02110
                    (617) 482-8260

                    Transfer Agent and Registrar

                    Equiserve, L.P. is the Transfer Agent and Registrar for the Company's common stock and maintains shareholder accounting records. The Transfer Agent should be contacted on questions of change in address, name or ownership, lost certificates and consolidation of accounts. When corresponding with the Transfer Agent, shareholders should state the exact name(s) in which the stock is registered and the certificate number, as well as pertinent account information. Please contact:

                    Equiserve, L.P.
                    Shareholder Correspondence, Post Office Box 8040 Boston, MA 02266-8040
                    (781) 575-3400
                    (800) 733-5001

                    Auditors

                    Deloitte & Touche LLP
                    125 Summer Street
                    Boston, MA 02110
                    (617) 261-8000

                    Design:  Robert Farrell Associates, Inc.