Form 10-K, Exhibit 13
period 1999-10-31
EATON VANCE CORP
filed 2000-01-26
CIK 350797

43
                      E A T O N   V A N C E   C O R P .

                               1999 Annual Report


                               [Graphic Omitted]

Eaton Vance Corp.
-----------------

Eaton Vance Corp. is the investment advisor and distributor of over 65 mutual funds. The Company also manages investments for approvimately 800 individual and institutional clients.

Eaton Vance Corp. was formed by the 1979 merger of two Boston-based investment firms: Eaton & Howard, founded in 1924 and Vance, Sanders & Company, founded in 1934.


About the Cover
---------------

Pictured is Boston's historic waterfront, the location of Eaton Vance's new headquarters. The Eaton Vance Building is directly in front of the renowned Custom Hours Tower, the obelisk-shaped building right of center.




Financial Highlights
--------------------

(in billions of dollars)                                 1999          1998
----------------------------------------------------------------------------
Assets Under Management                                $ 40.9         $ 28.4
Fund Sales                                               12.8            8.4

(in millions of dollars)
----------------------------------------------------------------------------
Revenue                                                $349.0         $250.0
Net Income                                               15.8           30.5
Shareholders' Equity                                    194.3          211.8

(in dollars)
----------------------------------------------------------------------------
Per Common Share
Net Income
  Basic                                                $  1.46*       $  0.84
  Diluted                                                 1.41*          0.81
Shareholders' Equity                                      5.51           5.94
Dividends                                                 0.32           0.26

* Before cumulative effect of change in accounting principle.


Total Assets Under Management
10 - year CAGR:19%
(in billions)


1990           7.3
1991           9.4
1992          11.3
1993          15.4
1994          15.0
1995          16.0
1996          17.3
1997          21.3
1998          28.4
1999          40.9

Dividends Per Share
10 - year CAGR: 20%

1990        $0.06
1991         0.07
1992         0.1
1993         0.12
1994         0.15
1995         0.16
1996         0.18
1997         0.21
1998         0.26
1999         0.32

To Shareholders
---------------

[Photo of James B. Hawkes]
     James B. Hawkes

I am pleased to report that 1999 was a year of outstanding achievement for Eaton Vance, with numerous records set. Assets under management increased 44 percent to $40.9 billion, from $28.4 billion in fiscal 1998. Gross fund sales grew by 52 percent to $12.8 billion, and net sales increased by 61 percent to $9.0 billion. Revenues increased by 40 percent to $349.0 million, and earnings per share, before a cumulative effect of a change in accounting principle, grew 74 percent, from $0.81 per diluted share in fiscal 1998 to $1.41 per diluted share in fiscal 1999.

[Callout]
According to Strategic
Insight, Eaton Vance rose to
the 25th largest Fund Manager
among approximately 600 asset
management firms.

Equity Fund Assets
(in billions)
1995          1.6
1996          3.0
1997          5.2
1998          9.7
1999         18.0

Among non-proprietary fund sponsors, Eaton Vance was one of a small number of firms to experience strong net inflows. For example, data compiled by Goldman Sachs ranked the Company fourth highest in the mutual fund industry in net fund cash flows for the 12 months ended July 1999. As a result of strong fund cash flows, the Company continued to gain market share. According to Strategic Insight, in June 1999, Eaton Vance was the 25th largest fund manager out of approximately 600 asset management firms, moving up from the 37th largest in September 1997.

Eaton Vance's equity assets have grown dramatically, rising six-fold over the past three years, from $3.0 billion to $18.0 billion, constituting 44 percent of total assets under management at year end. As a result, the Company has achieved a balanced mix between equity, fixed-income, and floating-rate income funds and is well positioned for continued growth in all major asset sectors of the fund industry.

In addition to strong equity asset growth, assets of floating-rate and fixed-rate income funds increased significantly. In the floating-rate category, Eaton Vance has been a market leader in bank loan funds since 1989, when we introduced Eaton Vance Prime Rate Reserves as one of the pioneer funds in a new asset class. The Company now offers nine different bank loan investment alternatives, sold both onshore and offshore. A broad product family and 10-year record of outstanding investment performance supported bank loan fund asset growth in fiscal 1999 to $10.0 billion, an increase of 62 percent from the prior year. We also made great progress in taxable fixed-income assets, where outstanding investment performance and focused marketing facilitated a 33 percent increase in assets to $2.2 billion.

[Callout]
Eaton Vance's equity assets
have grown dramatically,
rising six-fold over the past
three years, from $3.0 billion
to $18.0 billion, constituting
44 percent of total assets
under management.

2

1999 Assets Under Management
$40.9 Billion

Equity                44%
Fixed Income          31
Floating-Rate Income  25

1996 Assets Under Management
$17.3 Billion

Fixed Income          60%
Equity                24
Floating-Rate Income  16

Earnings per share comparisons for 1999 and 1998 are distorted by the inconsistent accounting treatment of deferred commission assets in those two years. A 1998 Financial Accounting Standards Board (FASB) staff announcement, effective July 23, 1998, required expensing sales commissions for the distribution of shares of certain types of funds that had previously been capitalized and amortized over future years. This accounting change had the effect of reducing fourth quarter 1998 and first half 1999 net income by $0.47 per diluted share and $0.83 per diluted share, respectively. The Company was also required to take a one-time $36.6 million charge for the cumulative effect of a change in accounting principle in the first quarter of 1999, to write off deferred commission assets on the Company's balance sheet as of November 1, 1998 related to amounts deferred prior to July 23, 1998, for the affected funds. In May 1999, the Company was able to resume capitalizing sales commissions for the Eaton Vance's bank loan interval funds because they were restructured to include 12b-1 equivalent distribution plans. The Company's cash flow was unaffected by the accounting changes. We are pleased to have most of the confusion over reported earnings behind us.

[Callout]
In fiscal 1999, Eaton Vance's
stock price increased by 53
percent, and assets under
management grew 44 percent to
$40.9 billion.

3

On October 13, 1999, the Company raised its dividend 27 percent to an effective annual rate of $0.38 per share. Eaton Vance has increased its dividend in each of the past 19 years, achieving an average annual growth rate of 20 percent. Eaton Vance's stock price rose 53 percent in fiscal 1999, a rate of growth far outstripping the S&P 500 and other publicly traded asset management company stocks. A recent Putnam, Lovell, deGuardiola & Thornton Equity Research report noted, "Eaton Vance is by far and away the best performing asset management stock of the year... as its consistent performance in well-defined niches (bank loan funds and tax-efficient investments) has worked in its favor."

[Callout]
On October 13, 1999, the
Company raised its dividend 27
percent to an effective annual
rate of $0.38 per share. Eaton
Vance has increased its
dividend in each of the past
19 years, at an annual growth
rate of 20 percent.

On May 3, 1999, the Company moved into The Eaton Vance Building, our new Boston headquarters at 255 State Street. The move allowed Eaton Vance to consolidate operations from three buildings into one newly renovated, modern and efficient leased facility. With the sale of the buildings at 24 Federal Street and 79 Milk Street that housed our former offices, and the sale of a shopping mall and office property in Troy, New York, we have nearly completed our objective of exiting the real estate business. We expect to sell our one remaining property, a 103,000 square foot warehouse located in Springfield, Massachusetts, in fiscal 2000. When coupled with the Company's exit from gold operations in fiscal 1998, Eaton Vance is very close to achieving its goal of concentrating its efforts exclusively on asset management.

[Callout]
On May 3, the Company
consolidated operations from
three buildings into one at
its new headquarters at 255
State Street.

Gross Fund Sales
(in billions)

1996            2.6
1997            4.2
1998            8.4
1999           12.8

Net Fund Sales
(in billions)

1996            0.5
1997            0.5
1998            5.6
1999            9.0

4

------------------------------
Stock Price Performance
5-Year Average Return

Eaton Vance Corp.       41.53%
S&P 500 Stock Index     26.02%
S&P 400 Midcap Index    19.51%

Source: Bloomberg
The above returns are calculated
on an October-to-October basis.
------------------------------

Eaton Vance ended fiscal 1999 with $77.4 million of cash and equivalents and short-term investments, compared to $96.4 million at the beginning of the year. During the year Eaton Vance paid $218.6 million in sales commissions associated with the strong sales of our equity, bank loan and high-yield bond funds and used $34.6 million to repurchase 1,254,000 shares of the Company's common stock. We used $11.8 million of cash for leasehold improvements and equipment purchases for the new headquarters building. Real estate sales provided $25.2 million of cash. Because of the Company's strong operating and investing cash flow, we were able to finance all of the sales commissions, stock repurchases, and capital expenditures from internal resources.

[Callout]
In a year when overall mutual
fund industry cash flows were
down, Eaton Vance continued to
grow sales, assets under
management, and market share.

In a year when overall mutual fund industry cash flows were down, Eaton Vance distinguished itself by continuing to grow sales, assets under management, and market share. These accomplishments are the result of a capable, motivated and energetic team working to achieve well-defined business goals. Eaton Vance's employees are by far our most valuable asset, and, unlike many of our competitors, we had no significant turnover of key employees.

On December 1, 1999, Eaton Vance celebrated the 75th anniversary of the founding of Eaton & Howard, one of the predecessor firms that became Eaton Vance. One of the nation's oldest investment management firms, Eaton Vance has a distinguished history as an innovator and leader in the investment management industry. As we celebrate Eaton Vance's 75th anniversary year in fiscal 2000, we see many opportunities for continued innovation, industry leadership and corporate growth.

/s/ James B. Hawkes
    James B. Hawkes
    Chairman of the Board
    President and Chief Executive Officer

Fiscal 1999 Highlights
----------------------

Private Placement Assets Raised
(in billions)

1996                0.17
1997                1.12
1998                2.40
1999                5.02

Exchange Listed
Closed -end Fund Assets Raised
(in billions)

1998                0.31
1999                1.23

o Eaton Vance's stock appreciated 53 percent in fiscal 1999, from $22 3/8 at October 31, 1998 to $34 3/16 at October 31, 1999.

o Assets under management increased 44 percent to $40.9 billion from $28.4 billion.

o Equity fund assets grew by 86 percent to $18.0 billion and now represent 44 percent of total assets under management.

o Gross fund sales reached a record high $12.8 billion, exceeding 1998 sales of $8.4 billion by 52 percent. Net sales were $9.0 billion compared to $5.6 billion in 1998, an increase of 61 percent.

o Eaton Vance's dividend was increased by 27 percent to an effective annual rate of $0.38 per share. The Company has increased its dividend in each of the past 19 years.

o In a year when overall mutual fund industry cash flows were down, Eaton Vance continued to grow sales, assets under management, and market share.

o Taxable fixed-income assets grew 33 percent to $2.2 billion.

o Assets in the Company's bank loan funds grew to $10.0 billion in fiscal 1999, an increase of 62 percent.

o Among non-proprietary fund sponsors, Eaton Vance ranked fourth highest in net fund cash flows for the 12 months ended July 1999.

o According to Strategic Insight, in June 1999 Eaton Vance was the 25th largest fund manager out of approximately 600 asset management firms, rising from 37th largest in 1997.

o The Company raised $4.7 billion in equity private placements and $1.1 billion from nine municipal closed-end funds.

o In May, the Company was able to resume capitalizing sales commissions for its bank loan interval funds.

o The Company was consolidated into one leased facility, The Eaton Vance Building, at 255 State Street, Boston.

o The Company sold four properties, nearly completing its exit from the real estate business.

48
Eaton Vance Corp. trades on the New York Stock
Exchange under the symbol "EV."

Price and Dividend Information
                                      High         Low         Dividend
                                      Price       Price        Per Share
------------------------------------------------------------------------
Quarter Ended January 31, 1998       $19.19      $15.75         $0.060
              April 30, 1998          25.09       18.03          0.060
              July 31, 1998           24.81       21.75          0.060
              October 31, 1998        23.38       17.63          0.075

Quarter Ended January 31, 1999       $24.94      $19.25         $0.075
              April 30, 1999          24.00       18.69          0.075
              July 31, 1999           40.00       22.88          0.075
              October 31, 1999        35.63       27.38          0.095

Quarterly High and Low Stock Prices
Adjusted for two-for-one stock splits November 11, 1992, May 15, 1997, August 14, 1998, and November 10, 1995 spin-off of Investors Financial Services Corp.

Year   Q        High           Low
1989   1        2.38           2.05
       2        2.88           2.38
       3        2.54           2.28
       4        2.9            2.28
1990   1        2.93           2.74
       2        2.90           2.28
       3        2.38           2.2
       4        2.28           1.58
1991   1        1.52           1.52
       2        2.80           1.89
       3        2.62           1.97
       4        3.01           2.38
1992   1        3.88           2.85
       2        3.96           3.31
       3        3.66           3.21
       4        4.92           3.42
1993   1        7.98           4.25
       2        7.77           6.01
       3        7.51           6.37
       4        8.55           7.1
1994   1        7.77           6.32
       2        7.77           6.06
       3        6.37           5.49
       4        7.10           5.28
1995   1        6.68           5.49
       2        6.79           5.85
       3        7.07           6.68
       4        8.13           6.48
1996   1        8.06           6.5
       2        8.69           7.63
       3       10.06           7.5
       4       11.16           9.13
1997   1       12.44          10.44
       2       12.19          10.44
       3       15.56          11.00
       4       18.91          13.22
1998   1       19.19          15.75
       2       25.09          18.03
       3       24.81          21.75
       4       23.38          17.63
1999   1       24.94          19.25
       2       24.00          18.69
       3       40.00          22.88
       4       35.63          27.38
7

Investment Management
---------------------

[Callout]
Equity fund assets grew 86
percent to $18.0 billion, led
by seven closings of a private
equity fund and strong retail
sales of the Company's three
tax-managed growth funds.

Assets Under
Management        Non-Taxable        Taxable
by Type          Fixed Income     Fixed Income        Bank Loans       Money Market         Counsel            Equities

At Fiscal
Year End (in
billions)

1992                 4.6               1.5                1.1               0.4               2.1                1.6
1993                 8.4               1.6                0.8               0.2               2.2                2.2
1994                 9.0               1.3                0.6               0.2               1.6                2.3
1995                 8.9               1.3                1.4               0.2               1.8                2.4
1996                 8.2               1.3                2.8               0.2               1.7                3.1
1997                 7.5               2.1                3.9               0.2               2.4                5.2
1998                 7.6               2.2                6.2               0.2               2.5                9.7
1999                 7.4               2.5               10.0               0.2               2.8               18.0


Assets Under Management Increased 44 Percent in Fiscal 1999 to $40.9 Billion

Eaton Vance increased assets under management at a record pace during fiscal 1999. Assets under management grew to $40.9 billion from $28.4 billion, a 44 percent increase. Equity fund assets grew 86 percent to $18.0 billion, led by seven successful closings of a private equity fund and strong retail sales of the Company's popular family of tax-managed growth funds. Equity assets represented 44 percent of total assets under management in 1999, compared to 39 percent in 1998 and 30 percent in 1997. Bank loan fund assets increased 62 percent to $10 billion, propelling Eaton Vance to the rank of second largest manager of these funds. Taxable fixed-income fund assets grew 33 percent to $2.2 billion, and municipal bond fund assets, which have been in net redemptions industry-wide, ended the fiscal year at $7.4 billion, down only 2 percent from the beginning of the year. Eaton Vance ranked 25th out of approximately 600 firms in long-term mutual fund assets under management, according to data compiled by fund industry consultant Strategic Insight. The Company's share of market has increased substantially from the 37th ranking in 1997.

Eaton Vance is recognized as having a well-diversified family of mutual funds. The Company's expertise and large asset base in tax-efficient equity funds, in municipal bond funds, and in floating-rate bank loan funds allow it to provide investment opportunities to taxable investors with varied investment objectives and in any market environment. In 1999, a year characterized by the volatility of the equity markets and the uncertainties caused by the apparent high valuations of a limited number of technology and Internet company stocks, Eaton Vance's long-term, tax-efficient approach to investing was well received. Flows into the Company's family of tax-managed growth funds were not significantly affected by the slower industry-wide flows into equity funds. At the same time, conservative investors responded well to the attractive yields and relatively low volatility of the Company's floating-rate bank loan funds.

8

[Callout]
Gross fund sales, excluding
money market funds and
reinvested dividends, grew 52
percent during fiscal 1999 to
$12.8 billion. Net sales, at
$9.0 billion, were 61 percent
greater than in fiscal 1998.

Sales of Eaton Vance funds in fiscal 1999, excluding money market funds and reinvested dividends, grew 52 percent to $12.8 billion. Net of redemptions, fund sales of $9.0 billion were 61 percent greater than in fiscal 1998. Equity and bank loan funds led the increase. Goldman Sachs and Strategic Insight both ranked Eaton Vance in the top five fund sponsors in terms of net sales in 1999.

During the year we completed a private placement of a fund for high net worth investors. This fund, the largest of its type ever offered by Eaton Vance, added $4.7 billion to our assets under management.

[Callout]
Eaton Vance is the undisputed
leader in tax-efficient
investing, with $5.6 billion
in tax-managed equity assets
at fiscal year end and $7.4
billion in municipal bond fund
assets.

Eaton Vance Is the Undisputed Leader in Tax-Managed Funds

Eaton Vance ended fiscal 1999 with $5.6 billion of tax-managed equity assets under management in open-end mutual funds. The Wall Street Journal reported in June 1999 that the entire fund industry had $17.4 billion in tax-managed equity assets. The Company's commanding position in tax-efficient equity funds plus its $7.4 billion under management in 55 municipal bond funds make Eaton Vance the undisputed leader in tax-efficient investing. Tax-efficient investing addresses roughly 60 percent of mutual fund assets, the balance of which is invested through tax-qualified retirements plans, such as IRAs and 401(k)s. The investor who is not investing through a tax-qualified plan is concerned with taxes and cares about after-tax returns, the focus of our tax-managed funds. Eaton Vance has created a comprehensive family of equity and municipal bond funds that are managed and marketed as "Mutual Funds for People Who Pay Taxes." As the U.S. population ages and investors' wealth grows, more and more people will seek tax-efficient investment returns. Early in 2000, Eaton Vance plans to introduce a tax-managed value fund to complement its large-cap growth, international growth and emerging growth (small/medium cap) tax-managed funds. Eaton Vance will continue to expand its product line to address this rapidly growing market.

9

[Callout]
In January, the Company
successfully completed initial
public offerings of nine
exchange-listed, closed-end
municipal bond funds and
raised $1.1 billion in assets.

Municipal Bond Funds Weather Difficult Market Conditions

Eaton Vance raised $1.1 billion in nine exchange-listed, closed-end municipal bond fund public offerings in fiscal 1999. The national municipal income trust and eight single-state municipal income trusts invest primarily in investment-grade municipal bonds. The new funds complement the Company's 46 national and single-state open-end funds. In a period of rising interest rates and lower bond prices, the Company's open-end municipal bond funds experienced net redemptions during 1999, a trend that was experienced by the mutual fund industry overall. The addition of assets from our new closed-end municipal bond funds largely offset these redemptions. Total municipal bond fund assets under management were $7.4 billion at the end of fiscal 1999.

[Callout]
Assets under management in
bank loan funds grew 62
percent to $10.0 billion in
fiscal 1999, making Eaton
Vance the second largest
provider of funds in this
growing asset class.

Floating-Rate Bank Loan Funds Offer High Returns in Volatile Markets

Eaton Vance significantly strengthened its leadership position in bank loan funds in fiscal 1999. Assets under management grew 62 percent to $10.0 billion, making Eaton Vance the second largest provider of funds in this growing asset class. Having only minimal interest rate risk, these funds have been particularly popular during volatile equity and bond markets. Eaton Vance began offering bank loan funds in 1989, and these funds have consistently provided superior yields, stable asset values and liquidity through quarterly repurchase programs. During fiscal 1999 we launched two institutional senior loan funds to make bank loan funds available through a broader group of financial intermediaries. Sales of continuously-offered and exchange-listed bank loan funds totaled $4.7 billion in fiscal 1999. Eaton Vance Prime Rate Reserves and Classic Senior Floating-Rate Funds received 5-star ratings by Morningstar in fiscal 1999.

10

[Callout]
The Company had its best fund
sales year ever, with strong
growth in traditional broker/
dealer and bank channels and
significant expansion in the
registered investment adviser
and fund supermarket channels.

Expanding Distribution Channels Add to Asset Growth

Eaton Vance continued to strengthen its fund distribution channels during the year. In addition to strong growth in the traditional broker/dealer and bank channels, business expanded significantly in the registered investment adviser and fund supermarket channels. The Company had its best fund sales year ever, with total fund sales reaching $12.8 billion. Eaton Vance also began to expand its overseas fund business. The Company recently organized four new funds in Dublin, Ireland, for distribution in Europe. These funds are currently being registered for sale in Germany, Italy and Switzerland. The new funds complement the Medallion Funds that are sold to non-US investors in private transactions outside of the United States. The Company's international equity funds and high-yield bond funds are particularly well suited for distribution in Europe. The Company has also registered several of its funds in Hong Kong for sale in Southeast Asia.

Fund Sales by Distribution Channel
(Fiscal Year 1999)

National Broker/Dealers                   26%
Other                                     13
Banks                                     23
Independent Broker/Dealers                27
Regional Broker/Dealers                   11

11

Eaton Vance expanded its Internet web page, "www.eatonvance.com," to provide more mutual fund information to financial advisers and investors. With proper authorization and security, fund shareholders and their advisers are now able to review account balances, make additional investments, and execute exchanges over the Internet.

[Callout]
Fund shareholders and their
advisers are now able to
review account balances, make
additional investments, and
execute exchanges on the
Company's website,
"www.eatonvance.com. "

Eaton Vance has Almost Exited the Real Estate Business

In May 1999, the Company moved into its new Boston headquarters, The Eaton Vance Building, at 255 State Street. By this move, Eaton Vance consolidated its operations from three buildings into one newly renovated, modern and efficient leased facility. The Company sold its two buildings at 24 Federal Street and 79 Milk Street in June 1999 and in April 1999 terminated its lease in a third building. With the sale of a shopping mall and office property in Troy, New York in July 1999, the Company nearly completed its objective of exiting the real estate business. We expect to sell one remaining property, a 103,000 square foot warehouse in Springfield, Massachusetts, in fiscal 2000.

[Callout]
Eaton Vance expects the
investment management business
to grow faster than the
economy as a whole, and the
Company enters the year 2000
well positioned to help
investors diversify their
holdings as they pursue
long-term investment returns.

Eaton Vance is Positioned for More Growth in 2000 and Beyond

Eaton Vance is entering the year 2000 in a growth industry with a capable and motivated staff, a balanced product line, excellent investment performance and financial strength. The broad product mix of equity, fixed income and bank loan funds is especially important, since business cycles often determine which investment products will be in demand. The Company is planning to expand its product line by introducing more investment products and services in fiscal 2000. Eaton Vance is well positioned to offer financial advisers and investors a variety of investment vehicles that will help them diversify their holdings and maximize long-term investment returns.

Five Year Financial Summary
------------------------------

                                                                          Years Ended October 31,
(in thousands, except per share figures)                 1999          1998          1997         1996           1995
---------------------------------------------------------------------------------------------------------------------
Income Statement Data
REVENUE:
 Investment adviser and administration fees          $198,644      $152,481      $117,540      $100,450      $ 85,393
 Distribution income                                  146,436        91,347        77,276        76,182        77,978
 Income from real estate activities                     1,931         4,405         4,155         3,597         3,347
 Other income                                           1,939         1,754         1,939         1,760         1,199
---------------------------------------------------------------------------------------------------------------------
 Total revenue                                        348,950       249,987       200,910       181,989       167,917
---------------------------------------------------------------------------------------------------------------------
EXPENSES:
 Compensation of officers and employees                68,535        58,343        48,155        41,420        38,947
 Amortization of deferred sales commissions            63,991        64,570        54,464        52,585        50,186
 Sales commission expense                              71,282        29,965          --            --            --
 Other expenses                                        67,238        48,457        34,386        28,963        31,350
---------------------------------------------------------------------------------------------------------------------
 Total expenses                                       271,046       201,335       137,005       122,968       120,483
---------------------------------------------------------------------------------------------------------------------
Operating income                                       77,904        48,652        63,905        59,021        47,434
OTHER INCOME (EXPENSE):
 Interest income                                        3,631         5,609         3,571         3,735         2,641
 Interest expense                                      (2,960)       (3,818)       (3,951)       (3,742)       (4,702)
 Gain (loss) on sale of investments                     7,325         2,126         3,561           546          (250)
 Equity in net income (loss) of affiliates                 10           105           384         1,639        (1,382)
 Impairment loss on real estate                          --          (2,636)         --          (1,277)         --
---------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
  income taxes, extraordinary item and cumulative
  effect of change in accounting principle             85,910        50,038        67,470        59,922        43,741
Income taxes                                           33,505        19,515        27,236        24,088        16,773
---------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
  extraordinary item and cumulative effect of
  change in accounting principle                       52,405        30,523        40,234        35,834        26,968
Income from discontinued operations,
  net of income taxes                                    --            --            --            --           3,408
Extraordinary gain on early retirement of
  debt, net of income taxes                              --            --            --           1,590          --
Cumulative effect of change in accounting principle,
  net of income taxes                                 (36,607)         --            --            --            --
---------------------------------------------------------------------------------------------------------------------
Net income                                           $ 15,798      $ 30,523      $ 40,234      $ 37,424      $ 30,376
---------------------------------------------------------------------------------------------------------------------
Earnings per share from continuing operations before
  extraordinary item and cumulative effect of
  change in accounting principle:
  Basic                                              $   1.46      $   0.84      $   1.08      $   0.95      $   0.73
---------------------------------------------------------------------------------------------------------------------
  Diluted                                            $   1.41      $   0.81      $   1.04      $   0.94      $   0.73
---------------------------------------------------------------------------------------------------------------------
Earnings per share:
  Basic                                              $   0.44      $   0.84      $   1.08      $   0.99      $   0.82
---------------------------------------------------------------------------------------------------------------------
  Diluted                                            $   0.43      $   0.81      $   1.04      $   0.98      $   0.82
---------------------------------------------------------------------------------------------------------------------
Dividends declared, per share                        $   0.32      $   0.26      $   0.21      $   0.17      $   0.16
---------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding                    35,799        36,290        37,318        37,726        36,846
---------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding assuming dilution  37,247        37,757        38,698        38,306        37,154
---------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Total assets                                         $358,299      $380,260      $387,375      $360,552      $357,586
Long-term debt                                       $ 28,571      $ 35,714      $ 50,964      $ 54,549      $ 56,102
Shareholders' equity                                 $194,268      $211,809      $226,280      $210,780      $194,520
Shareholders' equity per share                       $   5.51      $   5.94      $   6.12      $   5.62      $   5.21

Management's Discussion and Analysis
------------------------------------
General

The Company's principal business is creating, marketing and managing mutual funds and providing investment management and counseling services to institutions and individuals. The Company distributes its funds through third-party broker-dealers, independent financial institutions and investment advisers.

The Company's revenue is primarily derived from investment adviser, administration and distribution fees received from the Eaton Vance funds and adviser fees received from separately managed accounts. Generally, these fees are based on the net asset value of the investment portfolios managed by the Company and fluctuate with changes in the total value of the assets under management. The Company's major expenses are the amortization of deferred sales commissions and other marketing costs, sales commissions associated with the offering of closed-end funds, employee compensation, occupancy costs and service fees.

Results of Operations Fiscal Year 1999
Compared to Fiscal Year 1998

Eaton Vance Corp. reported earnings before the cumulative effect of a change in accounting principle of $52.4 million or $1.41 per diluted share in 1999 compared to $30.5 million or $0.81 per diluted share in 1998.

In September 1998, the Financial Accounting Standards Board (FASB) staff addressed the accounting for offering costs incurred in connection with the distribution of funds when the adviser does not receive both 12b-1 distribution fees and contingent deferred sales charges and concluded that such offering costs should be expensed as incurred. Prior to the FASB staff announcement, it had been the Company's policy to capitalize and amortize these costs, notably sales commissions paid to brokers, over a period not to exceed five years. Closed-end fund, bank loan interval fund and private placement sales commissions paid and capitalized prior to and including the July 23, 1998 effective date of the FASB staff announcement were written off as a cumulative effect of a change in accounting principle on November 1, 1998. The cumulative effect of adoption, net of tax, was $36.6 million or $0.98 per diluted share.

In April of 1999, the bank loan interval funds received shareholder approval and a Securities and Exchange Commission (SEC) exemptive order permitting them to implement Rule 12b-1 equivalent distribution plans. With the implementation of these distribution plans, the SEC permitted the Company to resume the capitalization and amortization of sales commissions associated with the distribution of these funds effective May 1, 1999, the beginning of the Company's third fiscal quarter. For the period November 1, 1999 through April 30, 1999, these commissions totaled $71.3 million and have been recorded in "Sales commission expense" in the Company's consolidated statement of income for the fiscal year ended October 31, 1999.

Assets under management of $40.9 billion on October 31, 1999 were 44 percent higher than the $28.4 billion reported a year earlier as a result of net sales of new fund shares and appreciation of the market value of managed assets. Fund sales for the year ended October 31, 1999 of $12.8 billion were 52 percent higher than the $8.4 billion reported a year earlier. This growth can be primarily attributed to strong sales of the Eaton Vance Tax-Managed Growth Fund, the Company's bank loan interval funds, a $4.7 billion private placement of a private equity fund (leverage included), and the offering of nine new closed-end municipal funds in fiscal 1999. As a result of equity market appreciation, continued sales growth and private placements, equity fund assets increased to 44 percent of total assets under management on October 31, 1999 from 34 percent on October 31, 1998, and bank loan interval fund assets increased to 25 percent of total assets under management on October 31, 1999 from 22 percent on October 31, 1998. Taxable and non-taxable fixed income funds decreased to 24 percent of total assets under management on October 31, 1999 from 34 percent on October 31, 1998.

The Company reported record revenue of $349.0 million in fiscal 1999 compared to $250.0 million in fiscal 1998, an increase of 40 percent. Investment adviser and administration fees increased by 30 percent to $198.6 million in fiscal 1999 from $152.5 million in fiscal 1998 as a result of the 44 percent growth in total assets under management. The increase was negatively impacted by a reduction in the investment adviser and administration fees earned on the Company's bank loan interval funds as a result of the change in fee structure associated with the implementation of the 12b-1 equivalent distribution plans. Distribution fees increased by 60 percent to $146.4 million in fiscal 1999 from $91.3 million a year earlier, primarily as a result of the implementation of the distribution plans on the bank loan interval funds and overall growth in total spread-commission assets under management.

Total operating expenses increased 35 percent to $271.0 million in fiscal 1999 from $201.3 million in fiscal 1998. The change in the accounting treatment of closed-end and bank loan interval fund sales commissions resulted in $71.3 million in sales commission expense in 1999 compared to $30.0 million in fiscal 1998. This increase in sales commission expense represents 59 percent of the net increase in operating expenses year over year. In the third quarter of fiscal 1999, the Company adjusted the amortization period of certain deferred sales commission assets in order to better match amortization expense with projected distribution fee income. This adjustment resulted in an increase in amortization expense of $10.0 million in fiscal 1999. This increase was offset by a decrease in amortization resulting from the change in the accounting treatment of closed-end and bank loan interval fund sales commissions beginning in the third fiscal quarter.

The increases in both compensation and other expenses reflect the increase in marketing costs and sales incentives associated with strong mutual fund sales, an equity fund private placement, and the offering of nine new closed-end municipal bond funds in fiscal 1999.

Interest income decreased 36 percent to $3.6 million in fiscal 1999 from $5.6 million in fiscal 1998. This decrease in interest income corresponds to the decrease in cash and equivalents and short-term investments year over year. Net realized gains include the sale of a shopping center and office building located in Troy, New York, a warehouse located in Colonie, New York, and two office buildings located in Boston, Massachusetts.

The Company's effective tax rate was 39.0 percent in both fiscal 1999 and 1998.

Results of Operations Fiscal Year 1998
Compared to Fiscal Year 1997

Eaton Vance Corp. reported earnings of $30.5 million or $0.81 per diluted share in fiscal 1998 compared to $40.2 million or $1.04 per diluted share in fiscal 1997. Fiscal 1998 earnings reflect a change in the accounting treatment of sales commissions paid in connection with the distribution of the Company's closed-end and bank loan interval funds. The change in accounting treatment reduced net income by $17.8 million or $0.47 per diluted share for both the fourth quarter and year ended October 31, 1998.

In 1998, the Financial Accounting Standards Board staff addressed the accounting for offering costs incurred in connection with the distribution of funds when the adviser does not receive both 12b-1 distribution fees and contingent deferred sales charges and concluded that these offering costs should be expensed as incurred. For the period July 24, 1998 through October 31, 1998 (the period following the effective date of the FASB staff announcement), these offering costs totaled $30.0 million and have been recorded in "Sales commission expense" in the Company's consolidated statement of income for the fiscal year ended October 31, 1998.

Assets under management of $28.4 billion on October 31, 1998 were 33 percent higher than the $21.3 billion reported a year earlier as a result of net sales of new fund shares and appreciation of the market value of managed assets. Fund sales for the year ended October 31, 1998 of $8.4 billion were 100 percent higher than the $4.2 billion reported in fiscal 1997. This growth can be primarily attributed to strong sales of the Eaton Vance Tax-Managed Growth Fund, the Company's bank loan interval funds and a $1.8 billion private placement of a private equity fund. As a result of strong equity markets, continued sales growth and private placements, equity fund assets increased to 34 percent of total assets under management on October 31, 1998 from 24 percent on October 31, 1997, and bank loan interval fund assets increased to 22 percent of total assets under management on October 31, 1998 from 18 percent on October 31, 1997. As a result of the growth in equity and bank loan interval funds, taxable and non-taxable fixed income fund assets decreased to 34 percent of total assets under management on October 31, 1998 from 46 percent a year earlier.

The Company reported revenue of $250.0 million in fiscal 1998 compared to $200.9 million in 1997, an increase of 24 percent year over year. Investment adviser and administration fees increased by 30 percent to $152.5 million in 1998 from $117.5 million in 1997 as a result of the growth in total assets under management. Distribution fees increased by 18 percent to $91.3 million in 1998 from $77.3 million in 1997 primarily as a result of the increase in sales and overall asset growth of the Company's spread-commission domestic equity funds.

Total operating expenses increased by $64.3 million to $201.3 million in fiscal 1998 from $137.0 million in fiscal 1997. The change in the accounting treatment of closed-end fund offering costs resulted in $30.0 million in sales commission expense in fiscal 1998, which represents 47 percent of the net increase in operating expenses year over year. The increases in both compensation and other expenses reflect the increase in marketing expenses and sales incentives associated with higher mutual fund sales, an equity fund private placement and the offering of Eaton Vance Senior Income Trust in October of 1998. Amortization expense increased by $10.1 million or 19 percent to $64.6 million in 1998 primarily due to the increase in gross sales of the Company's spread-commission funds.

Interest income increased 56 percent to $5.6 million in 1998 from $3.6 million in 1997, despite a decrease in cash, cash equivalents and short-term investments year over year. The increase in interest income reflects a change in the Company's short-term investment strategy and a shift from investments generating capital gains to investments generating dividend and interest income. The pre-tax impairment loss of $2.6 million in fiscal 1998 resulted from a decision to sell an office building and shopping center in Troy, New York that had a carrying value in excess of its net realizable value. Net realized gains include the sale of a shopping center in Goffstown, New Hampshire in 1998.

The decrease in the Company's effective tax rate to 39.0 percent in fiscal 1998 from 40.4 percent in fiscal 1997 reflects favorable state tax developments.

Liquidity and Capital Resources

Cash, cash equivalents and short-term investments aggregated $77.4 million at October 31, 1999, a decrease of $19.0 million from October 31, 1998.

Operating activities generated cash of $22.1 million in fiscal 1999 compared to $9.9 million in fiscal 1998. The increase in cash provided by operating activities in fiscal 1999 can be primarily attributed to the increase in net income earned by the Company and the deferral of income taxes associated with the payment of capitalized sales commissions. The payment of sales commissions associated with the distribution of the Company's spread-commission, interval and closed-end funds continues to be the primary use of cash and totaled $218.6 million in fiscal 1999. These payments were comprised of $71.3 million of sales commissions related to sales of the Company's closed-end and bank loan interval funds from November 1, 1998 to April 30, 1999, $114.7 million of capitalized sales commissions related to fiscal 1999 sales of the Company's open-end funds, and $32.6 million of capitalized sales commissions related to sales of the Company's bank loan interval funds from May 1, 1999 to October 31, 1999. Closed-end and bank loan interval fund sales commissions of $71.3 million paid prior to April 30, 1999 were expensed as paid and therefore included as a component of net income in the Company's consolidated statements of income and cash flows.

Investing activities, consisting primarily of the purchase and sale of investments, leasehold improvements and real estate, increased cash and cash equivalents by $53.4 million in fiscal 1999. In connection with its plan to withdraw from activities not related to the management of financial assets, the Company sold a shopping center and office building located in Troy, New York, a warehouse located in Colonie, New York, and two office buildings located in Boston, Massachusetts, in 1999. The Company anticipates that the sale of the one remaining real estate property will be completed in fiscal 2000. Other significant investing activities in fiscal 1999 included the sale of short-term investments with a fair market value of $50.0 million.

Financing activities for the Company reduced cash and cash equivalents by $52.5 million and $53.6 million in fiscal 1999 and fiscal 1998, respectively. Financing activities during fiscal 1999 included the repayment of $7.1 million on the Company's 6.22 percent Senior Note, the repayment of mortgage notes payable associated with the sale of certain real estate properties, and the repayment of $12.0 million borrowed under the Company's $50 million senior unsecured revolving credit facility. In addition, the Company repurchased 1.3 million shares of its non-voting common stock under its authorized repurchase program for a total of $34.6 million. The Company increased its dividend in the fourth quarter of 1999 to an effective annual rate of $0.38.

At October 31, 1999, the Company had no borrowings outstanding under its $50 million senior unsecured revolving credit facility.

The Company anticipates that cash flows from operations and available debt will be sufficient to meet the Company's foreseeable cash requirements and provide the Company with the financial resources to take advantage of strategic growth opportunities.

Accounting Changes

In June of 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or a liability measured at its fair value. The Company has not yet determined the effect, if any, of this announcement on the consolidated financial statements. The Company intends to adopt the provisions of SFAS No. 133 as amended by SFAS No. 137 in fiscal 2001.

Year 2000

The Company utilizes computer technologies throughout its business to effectively carry out its day-to-day operations. Computer technologies utilized by the Company include both information systems in the form of hardware and software (IT items), as well as embedded technology in the Company's facilities and equipment (non-IT items). Given its reliance on computer technologies, the Company has established a firm-wide initiative managed by a Year 2000 Steering Committee to ensure that these systems and those of the Company's outside service providers are capable of properly recognizing and processing date-sensitive information on or after January 1, 2000. The Steering Committee reports regularly to senior management, the Audit Committee of the Board of Directors and the Independent Fund Trustees on the status of the Company's Year 2000 initiative.

Year 2000 Initiative

The Company has divided the initiative into five phases: Inventory and Analysis, Risk Assessment, Remediation, Testing and Contingency Planning.

During the Inventory and Analysis phase of the initiative, the Company identified all of the computer technologies that could be affected by the Year 2000 Problem. This inventory included items provided by third-party service providers. Also during this phase the Company organized its Year 2000 Steering Committee and related sub-committees and initiated an awareness campaign for all employees. The Inventory and Analysis phase is complete.

The Risk Assessment phase has been ongoing since the initiative began and will continue throughout 1999. The purpose of the Risk Assessment phase was to rate the criticality of the inventoried IT and non-IT items based on comprehensive guidelines set forth by the Year 2000 Steering Committee. These ratings (mission-critical, critical and non-critical) take into account the impact that a particular failure would have on the Company's ability to conduct day-to-day operations. The Company outsources to key service providers most of its mission-critical administrative functions relating to its funds, including but not limited to its transfer agency and custodial functions. As a result, the Risk Assessment and Remediation phases of the Company's initiative have focused on the mission-critical systems of these key service providers. These key providers, as well as all other third-party software and hardware vendors, have certified to the Company that they are Year 2000 compliant.

The Testing phase includes internal testing of all mission-critical and other critical systems, point-to-point testing with mission-critical service providers and industry-wide testing sponsored by the Securities Industry Association. The Company has completed internal testing of mission-critical systems. Point-to-point testing with mission-critical service providers is one hundred percent complete and there are no outstanding issues. The Company participated in the Securities Industry Association's industry-wide testing during the first and second quarters of fiscal 1999. One hundred percent of the required transaction types were processed successfully in the simulation conducted by the Company, its testing partner, its transfer agent and the settlement clearinghouses used by industry participants.

In earlier filings, the Company reported that the testing of certain critical systems would be completed by the end of the second quarter of fiscal 1999. However, all testing was not completed until three months later, on July 31, 1999. This delay can be attributed to the fact that one vendor required more time than expected to remediate the custom code of a critical system. This code has since been modified and testing has been completed.

The Company has developed contingency plans that address procedures to be followed to minimize the impact of a particular Year 2000 failure on the material day-to-day operations of the Company. These plans were fully tested and in place by September 30, 1999 for all systems. A particular Year 2000 failure may include, but not be limited to, infrastructure failures that limit access to the Company's facilities, network system failures or communication failures. The Company's contingency plans address these potential failures by providing for redundant off-site network systems, alternative communication capabilities and a back-up power supply. A Year 2000 failure may also occur with a software application supporting a core business process. Each department has developed contingency plans to address such a failure. The plan includes detailed steps to be followed to prepare for, implement and transition out of the contingency plan and may involve alternate systematic or manual procedures to perform the core business process. Finally, the Company relies on major third-party service providers to provide contingency plans for systems and services they provide to the Company.

Costs

The Company currently anticipates that the costs associated with its Year 2000 initiative will consist largely of software upgrades and consulting expenses to coordinate testing with key third-party service providers. Based on its current estimates and information currently available, the Company does not anticipate that the costs associated with this initiative will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows in future periods.

The total budgeted cost of the Company's Year 2000 Project in fiscal 1999 was $728,000. The total amount expended on the project through October 31, 1999 was approximately $748,000 of which $191,000 was expensed in the fourth quarter of 1999. Costs to date have primarily consisted of the oversight of testing remediated software, project management, non-critical business software application upgrades and participation in industry-wide testing and conferences. The significant costs of remediation and testing have been borne by the Company's vendors or third-party service providers. These organizations have invested significant resources to become Year 2000 compliant and the costs associated with testing and planning, on behalf of the Company and the other clients of these firms, have been borne by these organizations.

The anticipated impact and costs of the Company's Year 2000 initiative, as well as the anticipated completion dates for each phase, are based on management's best estimates using information currently available and numerous assumptions about future events. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans.

There are many risks associated with Year 2000 issues, including the risk that the Company's computer systems and applications will not operate as intended and that the systems and applications of key service providers and other third parties as described above will not be Year 2000 compliant. Likewise, there can be no assurance that costs incurred will not exceed the Company's current cost estimate. Should the Company's significant computer systems and applications or systems of its key service providers be unable to process date-sensitive information accurately after 1999, the Company may be unable to conduct its normal business operations. In addition, the Company may incur unanticipated expenses, regulatory actions, and legal liabilities. Ultimately, no assurance can be given that factors outside the Company's control will not disrupt day-to-day operations or reduce revenue.

Readers are cautioned that forward-looking statements contained above regarding the Year 2000 issue should be read in conjunction with the Company's disclosures under the heading "Certain Factors That May Affect Future Results" below.

To the fullest extent permitted by law, the foregoing Year 2000 discussion is a "Year 2000 Readiness Disclosure" within the meaning of The Year 2000 Information and Readiness Disclosure Act, 15 U.S.C.Sec. 1 (1998).

Certain Factors That May Affect Future Results

From time to time, information provided by the Company or information included in its filings with the Securities and Exchange Commission (including this Annual Report) may contain statements that are not historical facts, for this purpose referred to as looking statements." The Company's actual future results may differ significantly from those stated in any forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the factors discussed below.

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

There are few barriers to entry by new investment management firms. The Company's funds compete against an ever-increasing number of investment products sold to the public by investment dealers, banks, insurance companies and others that sell tax-free investments, taxable income funds, equity funds and other investment products. Many institutions competing with the Company have greater resources than the Company. The Company competes with other providers of investment products offered, the investment performance of such products, quality of service, fees charged, the level and type of sales representative compensation, the manner in which such products are marketed and distributed and the services provided to investors.

The Company derives almost all of its revenue from investment adviser and administration fees and distribution income received from the Eaton Vance funds and separately managed accounts. As a result, the Company is dependent upon the contractual relationships it maintains with these funds and separately managed accounts. In the event that any of the management contracts, administration contracts, underwriting contracts or service agreements are not renewed pursuant to the terms of these contracts or agreements, the Company's financial results may be adversely affected.

The major sources of revenue for the Company (i.e., investment adviser fees and distribution income) are calculated as percentages of assets under management. A decline in securities prices in general would reduce fee income. Also, financial market declines or adverse changes in interest rates will negatively impact the Company's assets under management and consequently, its revenue and net income. If, as a result of inflation, expenses rise and assets under management decline, lower fee income and higher expenses will reduce or eliminate profits. If expenses rise and assets rise, bringing increased fees to offset the increased expenses, profits may not be affected by inflation. There is no predictable relationship between changes in financial assets under management and the rate of inflation.

Market Risk

In the normal course of business, the financial position of the Company is routinely subjected to a variety of risks, including market risks associated with interest rate movements. The Company is exposed to changes in the interest rates primarily in its cash, investment and debt transactions. The Company does not believe that the effect of reasonably possible near-term changes in interest rates on the Company's financial position would be material.

Consolidated Statements of Income
-------------------------------------------------------------------------------------
                                                             Years Ended
                                                             October 31,
(in thousands, except per share figures)          1999           1998        1997
-------------------------------------------------------------------------------------
REVENUE:
Investment adviser and administration fees       $198,644      $152,481      $117,540
Distribution income                               146,436        91,347        77,276
Income from real estate activities                  1,931         4,405         4,155
 Other income                                       1,939         1,754         1,939
-------------------------------------------------------------------------------------
  Total revenue                                   348,950       249,987       200,910
-------------------------------------------------------------------------------------

EXPENSES:
 Compensation of officers and employees            68,535        58,343        48,155
 Amortization of deferred sales commissions        63,991        64,570        54,464
 Sales commission expense (Note 2)                 71,282        29,965          --
 Other expenses                                    67,238        48,457        34,386
-------------------------------------------------------------------------------------
  Total expenses                                  271,046       201,335       137,005
-------------------------------------------------------------------------------------
Operating income                                   77,904        48,652        63,905

OTHER INCOME (EXPENSE):
 Interest income                                    3,631         5,609         3,571
 Interest expense                                  (2,960)       (3,818)       (3,951)
 Gain on sale of investments                        7,325         2,126         3,561
 Equity in net income of affiliates                    10           105           384
 Impairment loss on real estate                      --          (2,636)         --
-------------------------------------------------------------------------------------
Income before income taxes and cumulative effect
  of change in accounting principle                85,910        50,038        67,470
Income taxes                                       33,505        19,515        27,236
-------------------------------------------------------------------------------------
Income before cumulative effect of change
  in accounting principle                          52,405        30,523        40,234
Cumulative effect of change
  in accounting principle, net of income taxes    (36,607)         --            --
-------------------------------------------------------------------------------------
Net income                                       $ 15,798      $ 30,523      $ 40,234
-------------------------------------------------------------------------------------
Earnings per share before cumulative effect
  of change in accounting principle:
  Basic                                          $   1.46      $   0.84      $   1.08
-------------------------------------------------------------------------------------
  Diluted                                        $   1.41      $   0.81      $   1.04
-------------------------------------------------------------------------------------
Cumulative effect of change in
  accounting principle, per share:
  Basic                                          $  (1.02)     $   --        $   --
-------------------------------------------------------------------------------------
  Diluted                                        $  (0.98)     $   --        $   --
-------------------------------------------------------------------------------------
Earnings per share:
  Basic                                          $   0.44      $   0.84      $   1.08
-------------------------------------------------------------------------------------
  Diluted                                        $   0.43      $   0.81      $   1.04
-------------------------------------------------------------------------------------
See notes to consolidated financial statements.

23

Consolidated Balance Sheets
---------------------------

                                                                            October 31,
(in thousands)                                                          1999            1998
--------------------------------------------------------------------------------------------
Assets

CURRENT ASSETS:
 Cash and equivalents                                               $ 77,395        $ 54,386
 Short-term investments                                                 --            42,049
 Investment adviser fees and other receivables                         9,101           5,331
 Real estate assets held for sale                                      1,451          16,551
 Other current assets                                                  2,541          12,116
--------------------------------------------------------------------------------------------
  Total current assets                                                90,488         130,433
--------------------------------------------------------------------------------------------

OTHER ASSETS:
 Investments:
  Investment in affiliates                                             7,235           7,593
  Investment companies                                                15,106          15,815
  Other investments                                                    6,326           2,242
 Other receivables                                                     5,836           5,844
 Deferred sales commissions                                          219,201         213,819
 Equipment and leasehold improvements,
   net of accumulated depreciation and
   amortization of $3,425 and $5,793, respectively                    12,459           2,696
 Goodwill and other intangibles, net of
   accumulated amortization of $422 and $4,197, respectively           1,578           1,818
--------------------------------------------------------------------------------------------
  Total other assets                                                 267,741         249,827
--------------------------------------------------------------------------------------------
Total assets                                                        $358,229        $380,260
--------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                                                        October 31,
(in thousands, except share figures)                                1999              1998
--------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity

CURRENT LIABILITIES:
 Accrued compensation                                           $ 20,947          $ 17,013
 Accounts payable and accrued expenses                            14,938             9,882
 Dividend payable                                                  3,357             2,681
 Current portion of long-term debt                                 7,143            17,314
 Other current liabilities                                         2,505             2,067
------------------------------------------------------------------------------------------
  Total current liabilities                                       48,890            48,957
------------------------------------------------------------------------------------------
6.22% Senior Note                                                 28,571            35,714
------------------------------------------------------------------------------------------
Deferred income taxes                                             86,500            83,780
------------------------------------------------------------------------------------------
Commitments and contingencies                                       --                --

SHAREHOLDERS' EQUITY:
 Common stock, par value $0.015625 per share:
  Authorized, 320,000 shares
  Issued, 77,440 shares                                                1                 1
 Non-voting common stock, par value $0.015625 per share:
  Authorized, 47,680,000 shares
  Issued, 35,182,355 and 35,588,373 shares, respectively             550               556
 Additional paid-in capital                                         --                --
 Accumulated other comprehensive income                            4,040             1,120
 Notes receivable from stock option exercises                     (2,231)           (2,957)
 Retained earnings                                               191,908           213,089
------------------------------------------------------------------------------------------
  Total shareholders' equity                                     194,268           211,809
------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                      $358,229          $380,260
--------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
-------------------------------------
                                                                                           Years Ended
                                                                                           October 31,
(in thousands)                                                                 1999            1998           1997
---------------------------------------------------------------------------------------------------------------------
Cash and equivalents, beginning of year                                     $  54,386       $  61,928       $  55,583
---------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                                    15,798          30,523          40,234
 Adjustments to reconcile net income to net cash provided by operating activities:
   Cumulative effect of change in accounting principle,
     net of tax                                                                36,607            --              --
   Equity in net income of affiliates                                             (10)           (105)           (384)
   Dividend received from affiliate                                               368             430             928
   Impairment loss on real estate                                                --             2,636            --
   Deferred income taxes                                                       26,580          14,972          (2,802)
   Amortization of deferred sales commissions                                  63,991          64,570          54,464
   Depreciation and other amortization                                          1,675           2,174           2,600
   Payment of capitalized sales commissions                                  (147,291)       (128,707)        (76,333)
   Capitalized sales charges received                                          17,488          22,583          29,658
   Gain on sale of investments                                                 (7,325)         (2,126)         (3,561)
   Changes in other assets and liabilities                                     14,185           2,947             (91)
---------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                 22,066           9,897          44,713
---------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to real estate, equipment
   and leasehold improvements                                                 (11,823)         (1,849)         (2,201)
 Net decrease in notes and receivables from affiliates                            735             892             694
 Proceeds from sale of real estate                                             25,170           7,518           3,534
 Proceeds from sale of investments                                             49,991         162,841          64,294
 Purchase of investments                                                      (10,673)       (133,195)        (79,084)
---------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used for) investing activities                       53,400          36,207         (12,763)
---------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Revolving credit facility borrowings                                          12,000           7,000            --
 Payments on notes payable                                                    (27,138)        (14,394)         (1,573)
 Proceeds from issuance of non-voting common stock                              8,025           5,615           5,627
 Dividends paid                                                               (10,780)         (8,760)         (7,839)
 Repurchase of non-voting common stock                                        (34,564)        (43,107)        (21,820)
---------------------------------------------------------------------------------------------------------------------
    Net cash used for financing activities                                    (52,457)        (53,646)        (25,605)
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and equivalents                                23,009          (7,542)          6,345
---------------------------------------------------------------------------------------------------------------------
Cash and equivalents, end of year                                           $  77,395       $  54,386       $  61,928
---------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL CASH FLOW INFORMATION:
 Interest paid                                                              $   3,014       $   3,871       $   3,887
---------------------------------------------------------------------------------------------------------------------
 Income taxes paid                                                          $   5,477       $   7,521       $  36,737
---------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.
26

Consolidated Statements of Shareholders' Equity and Comprehensive Income
------------------------------------------------------------------------

                                                                                 Years Ended
                                                                                 October 31,
(in thousands)                                                      1999             1998            1997
---------------------------------------------------------------------------------------------------------

COMMON STOCK AT PAR VALUE:
 Balance, end of year                                            $     1         $      1        $      1
---------------------------------------------------------------------------------------------------------
NON-VOTING COMMON STOCK AT PAR VALUE:
 Balance, beginning of year                                      $    556        $    577        $    585
 Issuance on exercise of stock options                                 11              10              15
 Issuance under employee stock purchase plan                            1               1               1
 Issuance under employee incentive plan                                 1               1               1
 Repurchase                                                           (19)            (33)            (25)
---------------------------------------------------------------------------------------------------------
 Balance, end of year                                            $    550        $    556        $    577
---------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL:
 Balance, beginning of year                                      $   --          $ 21,001        $ 36,788
 Issuance on exercise of stock options                              5,249           4,042           4,702
 Issuance under employee stock purchase plan                        1,036             763             592
 Issuance under employee incentive plan                             1,728             798             316
 Tax benefit of stock option exercises                              1,009           2,827             398
 Repurchase                                                        (9,022)        (29,431)        (21,795)
---------------------------------------------------------------------------------------------------------
 Balance, end of year                                            $   --          $   --          $ 21,001
---------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME:
 Balance, beginning of year                                      $  1,120        $  2,445        $  3,598
 Unrealized gain (loss) on marketable securties, net of tax         2,920          (1,325)         (1,153)
---------------------------------------------------------------------------------------------------------
 Balance, end of year                                            $  4,040        $  1,120        $  2,445
---------------------------------------------------------------------------------------------------------
NOTES RECEIVABLE FROM STOCK OPTION EXERCISES:
 Balance, beginning of year                                      $ (2,957)       $ (3,168)       $ (3,221)
 Issuance on exercise of stock options                             (1,534)           (674)           (718)
 Collections on notes receivable                                    2,260             885             771
---------------------------------------------------------------------------------------------------------
 Balance, end of year                                            $ (2,231)       $ (2,957)       $ (3,168)
---------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
 Balance, beginning of year                                      $213,089        $205,424        $173,029
 Net income                                                        15,798          30,523          40,234
 Dividends declared ($0.32, $0.26, $0.21 per share)               (11,456)         (9,215)         (7,839)
 Repurchase                                                       (25,523)        (13,643)           --
---------------------------------------------------------------------------------------------------------
 Balance, end of year                                            $191,908        $213,089        $205,424
---------------------------------------------------------------------------------------------------------
 TOTAL SHAREHOLDERS' EQUITY                                      $194,268        $211,809        $226,280
---------------------------------------------------------------------------------------------------------
SHARES OUTSTANDING:
 Shares outstanding, beginning of year                             35,666          37,015          37,536
 Issuance on exercise of stock options                                718             641             979
 Issuance under employee stock purchase plan                           51              62              72
 Issuance under employee incentive plan                                79              47              34
 Repurchase                                                        (1,254)         (2,099)         (1,606)
---------------------------------------------------------------------------------------------------------
 Shares outstanding, end of year                                   35,260          35,666          37,015
---------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME:
 Net income                                                      $ 15,798        $ 30,523        $ 40,234
 Other comprehensive income (loss)                                  2,920          (1,325)         (1,153)
---------------------------------------------------------------------------------------------------------
 Comprehensive income                                            $ 18,718        $ 29,198        $ 39,081
---------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
------------------------------------------

1. Summary of Significant Accounting Policies

BUSINESS AND ORGANIZATION

Eaton Vance Corp. and subsidiaries (the Company) provide investment advisory and distribution services to mutual funds and investment management services to private counsel clients. Revenue is largely dependent on the total value and composition of assets under management, which include domestic and international equity, domestic and international debt, and bank loan portfolios. Accordingly, fluctuations in financial markets and in the composition of assets under management impact revenue and the results of operations.

SEGMENT INFORMATION

Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes disclosure requirements relating to operating segments in annual and interim financial statements. Management has assessed the requirements of SFAS No. 131 and determined that the Company operates in one business segment, namely as an investment advisor managing both domestic and international portfolios.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Eaton Vance Corp. and all of its wholly owned subsidiaries. The equity method of accounting is used for investments in affiliates in which the Company's ownership ranges from 20 to 50 percent. All material intercompany accounts and transactions have been eliminated.

CASH AND EQUIVALENTS

Cash and equivalents consist principally of short-term, highly liquid investments and are recorded at cost, which is equivalent to market value.

INVESTMENTS

Management determines the appropriate classification of its investments at the time of purchase. Investments are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity investments are stated at cost and adjusted for amortization of premiums and discounts to maturity. Marketable investments not classified as held-to-maturity are classified as available-for-sale. Available-for-sale investments are carried at their estimated fair value. Net unrealized holding gains or losses on these investments are reported net of income taxes as a separate component of accumulated other comprehensive income in shareholders' equity. The cost of investments sold is based on the average cost method.

Investments in investment companies held in connection with the Company's activities as principal underwriter are recorded at market value. Realized and unrealized gains and losses are reflected in income.

Certain other investments are carried at the lower of cost or management's estimate of net realizable value.

REAL ESTATE ASSETS HELD FOR SALE

Real estate assets held for sale are carried at the lower of cost or fair market value less cost to sell and are not depreciated while they are held for sale.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided principally by the straight-line method over the estimated useful lives of the related assets, or over the terms of the related leases, if shorter.

DEFERRED SALES COMMISSIONS

Sales commissions paid to brokers and dealers in connection with the sale of shares of open-end and bank loan interval funds are capitalized and amortized over various periods, none of which exceeds six years. Distribution plan payments received from these funds are recorded in income as earned. Contingent deferred sales charges and early withdrawal charges received by the Company from redeeming shareholders of open-end and bank loan interval funds, respectively, reduce unamortized deferred sales commissions first, with any remaining amount recorded in income.

From July 23, 1998 to April 30, 1999, sales commissions paid to brokers and dealers in connection with the sale of bank loan interval funds were expensed as incurred. Prior to July 23, 1998, these payments were capitalized and amortized over one to five years. (See Note 2).

Sales commissions paid to brokers and dealers in connection with the sale of shares of traditional closed-end funds are expensed as incurred.

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

INCOME TAXES

Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities. Such taxes relate principally to capitalized sales commissions paid to brokers and dealers, which are deducted currently for tax purposes.

EARNINGS PER SHARE

On November 1, 1997, the Company adopted SFAS No. 128, "Earnings per Share," and restated all prior-period earnings per share data. Basic earnings per share excludes the dilutive effect of outstanding stock options and is computed by dividing net income by the weighted average common shares outstanding of 35.8 million, 36.3 million, and 37.3 million in 1999, 1998 and 1997, respectively. Diluted earnings per share reflects the potential dilution that could occur if all outstanding stock options were exercised. It is computed by increasing the denominator of the basic calculation by potentially dilutive common shares of
1.4 million, 1.5 million, and 1.4 million in 1999, 1998 and 1997, respectively.

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

COMPREHENSIVE INCOME

Effective November 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes the disclosure requirements for reporting comprehensive income in an entity's financial statements. Total comprehensive income is reported in the Consolidated Statements of Shareholders' Equity and Comprehensive Income and includes net income and net unrealized gains and losses on investments classified as available-for-sale, net of income taxes.

ACCOUNTING ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Changes in such estimates may affect amounts reported in future periods.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

2.    Significant Accounting Change

In September 1998, the Financial Accounting Standards Board (FASB) staff addressed the accounting for offering costs incurred in connection with the distribution of funds when the adviser does not receive both 12b-1 fees and contingent deferred sales charges. In its announcement, the FASB staff concluded that such offering costs, including sales commissions paid, were to be considered start-up costs in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." Accordingly, the FASB staff concluded that subsequent to July 23, 1998, the effective date of the announcement, these offering costs should be expensed as incurred. Prior to the FASB staff announcement, it had been the Company's policy to capitalize and amortize these costs over a period not to exceed five years.

In order to comply with the requirements of both the FASB staff announcement and SOP 98-5, the Company expensed all offering costs incurred subsequent to July 23, 1998 in connection with the distribution of its closed-end funds and bank loan interval funds which did not have both 12b-1 fees and contingent deferred sales charges. Closed-end, interval and private fund sales commissions paid and capitalized prior to and including the July 23, 1998 effective date of the FASB staff announcement were expensed as a cumulative effect of change in accounting principle, as described in APB Opinion No. 20, "Accounting Changes," upon adoption of SOP 98-5 by the Company effective November 1, 1998. The cumulative effect of the adoption on November 1, 1998 was $36.6 million, net of income taxes of $23.4 million.

In April of 1999, the bank loan interval funds received shareholder approval and a Securities and Exchange Commission (SEC) exemptive order permitting them, beginning May 1, 1999, to implement Rule 12b-1 equivalent distribution plans. With the implementation of these distribution plans, the Company resumed capitalizing and amortizing sales commissions paid to broker-dealers for sales of its bank loan interval funds effective May 1, 1999, the beginning of the third fiscal quarter. Closed-end and bank loan interval fund sales commissions expensed from November 1, 1998 to April 30, 1999 totaled $71.3 million.

The change in accounting treatment has not had, nor will have, any effect on the Company's cash flow or cash position.

3.    Investment in Affiliates

The Company has a 21 percent equity interest in Lloyd George Management (BVI) Limited (LGM), an independent investment management company based in Hong Kong that manages a series of emerging market mutual funds sponsored by the Company. The Company's investment in LGM was $7.2 million and $7.6 million at October 31, 1999 and 1998, respectively. At October 31, 1999, the Company's investment exceeded its share of the underlying net assets of LGM by $5.2 million. This excess is being amortized over a 20-year period.

The Company received gold mining securities with a value of $1.0 million in 1997, resulting from the distribution of assets upon termination of two gold mining partnerships in which the Company had general and limited partnership interests. The Company also received gold mining securities with a value of $2.1 million in 1997, in settlement of notes receivable for management services provided to these partnerships.

4.    Real Estate Investments

The carrying value of real estate assets held for sale at October 31, 1999 and 1998 follow:

                                     1999                1998
-------------------------------------------------------------
(in thousands)
Shopping center:
 Troy, NY                          $ --                $2,179

Warehouses:
 Springfield, MA                    1,451               1,451
 Colonie, NY                         --                 1,579

Office buildings:
 Boston, MA                          --                 6,151
 Boston, MA                          --                 3,775
 Troy, NY                            --                 1,416
  -----------------------------------------------------------
Total                              $1,451             $16,551
-------------------------------------------------------------

SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that the carrying value of assets held for sale be reported at the lower of carrying value or fair value less cost to sell. In accordance with the provisions of SFAS No. 121, the Company recognized a pre-tax impairment loss of $2.6 million in the first quarter of 1998 based on the estimated fair values, less cost to sell, of the shopping center and office building located in Troy, New York. In fiscal 1999, the Company, through a wholly owned subsidiary, sold the shopping center and office building in Troy, New York. The purchaser agreed to acquire the property for fifty thousand dollars and the related indebtedness. A wholly owned subsidiary of the Company will remain as a guarantor on the related indebtedness until such time as certain net operating income and debt service requirements on the property are met.

Also in fiscal 1999, the Company, through a wholly owned subsidiary, sold the warehouse in Colonie, New York and two office buildings in Boston, Massachusetts. The Company recognized pretax gains of $1.3 million and $12.4 million, respectively, based on aggregate carrying values of $1.6 million and $9.9 million, respectively.

In fiscal 1998, the Company sold a shopping center located in Goffstown, New Hampshire and recognized a pre-tax gain of $1.8 million based on a carrying value of $5.5 million at the time of sale.

The Company expects the sale of the Springfield, Massachusetts property to be completed in fiscal 2000. The estimated fair value less cost to sell of the Springfield property exceeded its carrying value at October 31, 1999.

5.    Long-Term Debt

6.22% SENIOR NOTE
The Company has a 6.22% Senior Note due March 2004 with a remaining balance of $35.7 million at October 31, 1999. Principal payments on the note are due in equal annual installments of approximately $7.1 million. The note may be prepaid in part or in full at any time. Certain covenants in the Senior Note Purchase Agreement require specific levels of cash flow and net income and others restrict additional investment and indebtedness.

REVOLVING CREDIT FACILITY

The Company has a five-year, senior unsecured revolving credit agreement with six unaffiliated banks under which it may borrow up to $50 million. The terms of the facility provide for various borrowing rate options and allow the Company to increase the facility amount to a maximum of $75 million at any time during the five-year period. The agreement contains financial covenants with respect to borrowings, tangible net worth, leverage and interest coverage and requires the Company to pay an annual facility fee on the total commitment. The facility fee is calculated on a pricing grid based on the Company's total debt to earnings ratio. At October 31, 1999, the Company had no borrowings under this facility.

6.    Lease Commitments

The Company leases certain real estate under noncancelable operating leases. Rent expense under these leases in 1999, 1998 and 1997 amounted to $2.4 million, $0.6 million and $0.6 million, respectively. Future minimum lease commitments are as follows:

Year Ending
October 31                    Amount
------------------------------------
(in thousands)
2000                         $ 3,578
2001                           3,815
2002                           4,042
2003                           4,291
2004                           4,599
2005 - 2009                   21,609
------------------------------------
Total                        $41,934
------------------------------------

7.    Stock Plans

The Company has elected to continue to account for stock-based compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and has provided below the additional pro forma disclosures required by SFAS No. 123.

In accordance with APB Opinion No. 25, no compensation cost has been recognized in the consolidated financial statements for the Company's stock option, stock purchase and stock alternative plans. Had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value method as described in SFAS No. 123, the Company's net income and earnings per share for the years ended October 31, 1999, 1998 and 1997 would have been reduced to the following pro forma amounts:

                          1999             1998            1997
---------------------------------------------------------------

(net income figures in thousands)
Net income:
 As reported             $15,798          $30,523        $40,234
 Pro forma               $13,627          $28,861        $39,044

Earnings per share:
 As reported:
  Basic                  $  0.44          $  0.84        $  1.08
  Diluted                $  0.43          $  0.81        $  1.04
 Pro forma:
  Basic                  $  0.38          $  0.80        $  1.05
  Diluted                $  0.37          $  0.76        $  1.01

The fair value of each option grant included in the pro forma net income shown above is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1999, 1998 and 1997:


                        1999       1998        1997
---------------------------------------------------
Dividend yield          1.1%       1.3%       1.8%
Volatility               31%        29%        30%
Risk-free
  interest rate         6.4%       4.2%       6.2%
Expected life of
  options            8 years    5 years    5 years

For purposes of pro forma disclosure, the estimated fair value of each option grant is amortized to expense ratably over the option vesting period. These pro forma amounts may not be indicative of the future benefit, if any, to be received by the option holder.

The pro forma information reflected above may not be representative of the amounts to be expected in future years, as the fair value method of accounting described in SFAS No. 123 is not applicable to options granted in fiscal years prior to 1996.

STOCK OPTION PLAN

The Company has a Stock Option Plan (the 1998 Plan) administered by the Option Committee of the Board of Directors under which stock options may be granted to key employees of the Company. No stock options may be granted under the plan with an exercise price of less than the fair market value of the stock at the time the stock option is granted. The options expire five to ten years from the date of grant and vest over a four to five year period as stipulated in each grant. The 1998 Plan contains provisions which, in the event of a change in control of the Company, may accelerate the vesting of awards. A total of 3.6 million shares have been reserved for issuance under the 1998 Plan. Through October 31, 1999, 1.3 million shares have been issued pursuant to this plan.

Stock option transactions under the 1998 Plan and predecessor plans are summarized as follows:

                                          1999                   1998                    1997
-------------------------------------------------------------------------------------------------------
                                            WEIGHTED-                 Weighted-               Weighted-
                                              AVERAGE                  Average                 Average
                                             EXERCISE                 Exercise                Exercise
                                  SHARES        PRICE     Shares       Price      Shares        Price
-------------------------------------------------------------------------------------------------------
(share figures in thousands)
Balance, beginning of period       2,606       $10.78       2,642       $ 7.95       2,866       $ 5.86
Granted                              706        23.01         654        18.08         993        10.51
Exercised                           (718)        7.33        (641)        6.32        (979)        4.81
Forfeited/Expired                    (29)       17.03         (49)       14.12        (238)        6.64
-------------------------------------------------------------------------------------------------------
Balance, end of period             2,565       $15.04       2,606       $10.78       2,642       $ 7.95
-------------------------------------------------------------------------------------------------------

The weighted average fair value of options granted during the years October 31, 1999, 1998 and 1997 were $10.17, $5.29 and $3.30 per share, respectively.

Outstanding options to subscribe to shares of non-voting common stock issued under the 1998 Plan and predecessor plans are summarized as follows:

                                             Options Outstanding                     Options Exercisable
-------------------------------------------------------------------------------------------------------------
                                                 Weighted-
                                                   Average         Weighted-                        Weighted-
                                                 Remaining           Average   Exercisable            Average
                                Outstanding    Contractual         Exercise          as of           Exercise
Range of Exercise Prices     as of 10/31/99           Life            Price       10/31/99              Price
-------------------------------------------------------------------------------------------------------------
(share figures in thousands)
$5.74 - $7.06                           365            0.9           $ 6.72            363            $  6.72
$7.77 - $10.72                          900            2.1            10.43            647              10.41
$11.22 - $11.48                          27            2.2            11.42              1              11.48
$17.84 - $18.03                         540            3.0            17.85            210              17.85
$19.63 - $20.81                          42            4.0            19.88              6              19.63
$22.63 - $23.13                         687            6.8            23.00             12              23.03
$36.50                                    4            7.7            36.50             --                 --
-------------------------------------------------------------------------------------------------------------
                                      2,565            3.4           $15.04          1,239             $10.75
-------------------------------------------------------------------------------------------------------------

In November 1999, the Company granted options for an additional 588,000 shares under the 1998 Plan at prices ranging from $34.38 to $37.82.

EMPLOYEE STOCK PURCHASE PLAN

A total of 2.2 million shares of the Company's non-voting common stock have been reserved for issuance under the Employee Stock Purchase Plan. The plan permits eligible full-time employees to direct up to 15 percent of their salaries to a maximum of $12,500 toward the purchase of Eaton Vance Corp. non-voting common stock at the lower of 90 percent of the market price of the non-voting common stock at the beginning or at the end of each six-month offering period. Through October 31, 1999, 1.5 million shares have been issued pursuant to this plan.

INCENTIVE PLAN-STOCK ALTERNATIVE

A total of 1.2 million shares of the Company's non-voting common stock have been reserved for issuance under the Incentive Plan-Stock Alternative. The plan permits employees and officers to direct up to half of their monthly and annual incentive bonuses toward the purchase of non-voting common stock at 90 percent of the average market price of the stock for the five days subsequent to the end of the six-month offering period. Through October 31, 1999, 475,000 shares have been issued pursuant to this plan.

EXECUTIVE LOAN PROGRAM

The Company has established an Executive Loan Program under which a maximum of $10.0 million is available for loans to certain key employees for purposes of financing the exercise of stock options for shares of the Company's non-voting common stock. Such loans are written for a seven-year period, at varying fixed interest rates (currently ranging from 4.8 percent to 8.1 percent), are payable in annual installments commencing with the third year in which the loan is outstanding, and are collateralized by the stock issued upon exercise of the option. Loans outstanding under this program amounted to $2.2 million and $3.0 million at October 31, 1999 and 1998, respectively.

8.    Employee Benefit Plans

PROFIT SHARING RETIREMENT PLANS

The Company has two discretionary profit sharing retirement plans for the benefit of substantially all employees whereby up to 15 percent of eligible compensation of participants may be contributed. The Company has contributed $3.7 million, $2.9 million and $2.9 million, the maximum amounts permitted under the plans, for the years ended October 31, 1999, 1998 and 1997, respectively.

SAVINGS PLAN AND TRUST

The Company has a Savings Plan and Trust that is qualified under Section 401 of the Internal Revenue Code. All full-time employees who have met certain age and length of service requirements are eligible to participate in the plan. This plan allows participating employees to contribute up to eight percent of their gross salary on a pretax basis to the plan. The Company then matches each participant's contribution on a dollar-for-dollar basis up to a maximum of $1,040. The Company's expense under the plan was $0.3 million, $0.2 million and $0.3 million for the years ended October 31, 1999, 1998 and 1997, respectively.

SUPPLEMENTAL PROFIT SHARING PLAN

The Company has an unfunded, non-qualified Supplemental Profit Sharing Plan whereby certain key employees of the Company may receive profit sharing contributions in excess of the amounts allowed under the Profit Sharing Retirement Plan. No employee may receive combined contributions in excess of $30,000 to the Profit Sharing Retirement Plan and the Supplemental Profit Sharing Plan. The Company's expense under the plan for each of the years ended October 31, 1999, 1998 and 1997 was $0.1 million.

9.    Common Stock Repurchases

On October 13, 1999, the Company's Board of Directors authorized the purchase by the Company of up to 2.0 million shares of the Company's non-voting common stock. Through October 31, 1999, 51,000 shares have been acquired under this authorization. An additional 1.2 million shares were purchased in fiscal 1999 under a previous authorization.

10.   Income Taxes

The provision for income taxes for the years ended October 31, 1999, 1998 and 1997 consists of the following:

------------------------------------------------------------
                      1999             1998             1997
------------------------------------------------------------
(in thousands)
Current:
 Federal           $ 6,321          $ 4,097          $25,162
 State                 604              446            4,876
Deferred:
 Federal            23,209           12,910           (2,405)
 State               3,371            2,062             (397)
------------------------------------------------------------
Total              $33,505          $19,515          $27,236
------------------------------------------------------------
Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities. The significant components of deferred income taxes are as follows:

                                       1999             1998
------------------------------------------------------------
(in thousands)
Deferred tax assets:
 Unrealized capital
   losses                           $  --            $ 1,059
 Tax benefit of stock
   option awards                        904               59
 Impairment loss on
   real estate                         --              1,005
 Investments in affiliate
   and limited partnership              400              513
 Other                                1,253              943
------------------------------------------------------------
Total                               $ 2,557          $ 3,579
------------------------------------------------------------

Deferred tax liabilities:
 Deferred sales
   commissions                      $84,344          $82,618
 Differences between
   book and tax bases
   of property                          458              784
 Unrealized net
   holding gains
   on investments                     2,484              680
 Other                                1,097            1,188
------------------------------------------------------------
Total                               $88,383          $85,270
------------------------------------------------------------
Net deferred tax liability          $85,826          $81,691
------------------------------------------------------------

Deferred tax assets and liabilities are reflected on the Company's consolidated balance sheets at October 31, 1999 and 1998 as follows:

                                       1999             1998
------------------------------------------------------------
(in thousands)
Net current
  deferred tax asset                $  (674)         $(2,089)
Net non-current
  deferred tax liability             86,500           83,780
------------------------------------------------------------
Net deferred tax liability          $85,826          $81,691
------------------------------------------------------------

The following table reconciles the statutory federal income tax rate to the Company's effective income tax rate:

                                1999           1998           1997
------------------------------------------------------------------
Federal statutory
  tax rate                     35.0%          35.0%          35.0%
Increases
  (decreases) in
  taxes from:
  State income tax
     (net of effect
    of federal tax)             3.0            3.2            4.3
  Other                         1.0            0.8            1.1
------------------------------------------------------------------
Effective tax rate             39.0%          39.0%          40.4%
------------------------------------------------------------------

The Massachusetts Department of Revenue (MDOR) has examined the tax returns for the Company and its subsidiaries for the fiscal years 1993 through 1995. In connection with this examination, the MDOR has assessed additional taxes and interest of $5.8 million. In the opinion of management, after consultation with outside tax and legal counsel, there is significant merit to the positions claimed on the tax returns as filed and the Company intends to vigorously contest the assessment. However, Massachusetts General Laws require the Company to pay the assessment in advance. At October 31, 1999 and 1998, the payment has been recorded in "Other receivables" on the Company's consolidated balance sheets.

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

CASH AND EQUIVALENTS

The estimated fair value of cash and equivalents approximates their carrying value.

SHORT-TERM INVESTMENTS AND INVESTMENT IN INVESTMENT COMPANIES

Short-term investments and investments in investment companies primarily consist of available-for-sale securities recorded at current market prices. The estimated fair value of these securities approximates their carrying value.

OTHER INVESTMENTS

Included in other investments at October 31, 1999 is a held-to-maturity debt security with a contractual maturity in excess of ten years. The estimated fair value of this security approximates its amortized cost of $5.1 million.

Also included in other investments are certain investments carried at cost, amounting to $0.9 million at both October 31, 1999 and 1998. Management believes that the fair value of these investments approximates their carrying value.

The remaining securities in other investments primarily consist of available-for-sale securities recorded at current market prices. The estimated fair value of these securities amounting to $0.3 million and $1.3 million at October 31, 1999 and 1998, respectively, approximates their carrying value.

NOTES RECEIVABLE AND RECEIVABLES FROM AFFILIATES

The estimated fair value of notes receivable included in "Other receivables" and "Notes receivable from stock option exercises" on the Company's consolidated balance sheet has been calculated by discounting expected future cash flows using management's estimates of current market interest rates for such notes and receivables. The estimated fair value of these notes and receivables approximates their carrying value.

6.22% SENIOR NOTE

The estimated fair value of the Company's 6.22% Senior Note at October 31, 1999 and 1998 is $34.8 million and $43.4 million, respectively, based on discounted future cash flows using a market interest rate available for debt with similar terms and remaining maturity.

UNREALIZED SECURITIES HOLDING GAINS

The Company has classified as available-for-sale securities having an aggregate fair value of $15.5 million and $59.2 million at October 31, 1999 and 1998, respectively. These securities are classified as "Short-term investments," "Investments in investment companies," and "Other investments" on the Company's consolidated balance sheet. Gross unrealized gains of $6.8 million and $4.7 million and gross unrealized losses of $0.2 million and $2.9 million at October 31, 1999 and 1998, respectively, have been excluded from earnings and reported in accumulated other comprehensive income as a separate component of shareholders' equity, net of deferred taxes.

12.   Regulatory Requirements

Eaton Vance Distributors, Inc., a wholly-owned subsidiary of the Company and principal underwriter of the Eaton Vance Funds, is subject to the SEC uniform net capital rule (Rule 15c3-1) which requires the maintenance of minimum net capital. For purposes of this rule, the subsidiary had net capital of $24.8 million, which exceeds its minimum net capital requirement of $0.7 at October 31, 1999. The ratio of aggregate indebtedness to net capital at October 31, 1999 was 0.42-to-1.

13.   Accounting Developments

In June of 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or a liability measured at its fair value. The Company has not yet determined the effect, if any, of this announcement on the consolidated financial statements. The Company intends to adopt the provisions of SFAS No. 133 as amended by SFAS No. 137 in fiscal 2001.

14.   Related-Party Transactions

Investment advisory and distribution income earned from investment companies sponsored by the Company were $332.6 million, $231.2 million and $183.7 million in 1999, 1998 and 1997, respectively.

The portfolios and related funds that provided over 10 percent of the total revenue of the Company are as follows:

                                                             1999                1998                1997
---------------------------------------------------------------------------------------------------------
(dollar figures in thousands)
Senior Debt Portfolio and related funds:
 Investment adviser and administration fees,
   distribution fees, early withdrawal charges
   and service fees                                       $99,544             $57,410             $41,385
 Percent of revenue                                          28.5%               23.0%               20.7%

Tax-Managed Growth Portfolio and related funds:
Investment adviser and administration fees,
   underwriting commissions, distribution
   plan payments, contingent deferred sales
   charges and service fees                               $96,625             $46,462             $13,956
 Percent of revenue                                          27.7%               18.6%                7.0%

National Municipals Portfolio and related funds:
Investment adviser and administration fees,
   underwriting commissions, distribution
   plan payments, contingent deferred sales
   charges and service fees                               $25,098             $25,552             $25,121
 Percent of revenue                                           7.2%               10.2%               12.5%

Investments in sponsored mutual funds that are classified as "Cash and equivalents," "Short-term investments" and "Investment in investment companies" in the accompanying consolidated financial statements aggregate approximately $37.5 million and $82.0 million at October 31, 1999 and 1998, respectively. Dividend and interest income earned on these investments aggregated approximately $3.1 million, $5.6 million and $3.2 million in 1999, 1998 and 1997, respectively. The Company recognized net (losses) gains of approximately ($1.0) million, $3.0 million and $2.7 million in 1999, 1998 and 1997, respectively, resulting from the disposition of sponsored mutual fund investments.

The Company earned fees of $0.4 million in 1997 for providing management and administration services to affiliated joint ventures.

15.   Comparative Quarterly Financial Information (Unaudited)

                                                                          1999
----------------------------------------------------------------------------------------------------------------------
                                        FIRST             SECOND             THIRD            FOURTH              FULL
                                      QUARTER            QUARTER           QUARTER           QUARTER              YEAR
----------------------------------------------------------------------------------------------------------------------
(in thousands, except per share figures)
Total revenue                        $ 75,477           $ 84,316          $ 91,049          $ 98,108          $348,950
Operating income (loss)              $(16,203)          $ 15,453          $ 36,228          $ 42,426          $ 77,904
Income (loss) before cumulative
  effect of accounting principle     $ (9,755)          $  9,847          $ 26,404          $ 25,909          $ 52,405
Net income (loss)                    $(46,362)          $  9,847          $ 26,404          $ 25,909          $ 15,798
Earnings (loss) per share before
  cumulative effect of change in
  accounting principle:
  Basic                              $  (0.27)          $   0.27          $   0.74          $   0.73          $   1.46
  Diluted                            $  (0.27)          $   0.27          $   0.70          $   0.70          $   1.41
Earnings (loss) per share:
  Basic                              $  (1.29)          $   0.27          $   0.74          $   0.73          $   0.44
  Diluted                            $  (1.29)          $   0.27          $   0.70          $   0.70          $   0.43

                                                                             1998
----------------------------------------------------------------------------------------------------------------------
                                        FIRST             SECOND             THIRD            FOURTH              FULL
                                      QUARTER            QUARTER           QUARTER           QUARTER              YEAR
----------------------------------------------------------------------------------------------------------------------
(in thousands, except per share figures)
Total revenue                        $ 55,273           $ 59,993          $ 66,998          $ 67,723          $249,987
Operating income (loss)              $ 17,812           $ 18,044          $ 21,496          $ (8,700)         $ 48,652
Net income (loss)                    $ 10,953           $ 11,386          $ 13,646          $ (5,462)         $ 30,523
Earnings (loss) per share:
 Basic                               $   0.29           $   0.31          $   0.38          $  (0.15)         $   0.84
 Diluted                             $   0.28           $   0.30          $   0.36          $  (0.15)         $   0.81

58

Independent Auditors' Report
----------------------------

To the Board of Directors and Shareholders of Eaton Vance Corp.:

We have audited the accompanying consolidated balance sheets of Eaton Vance Corp. and its subsidiaries as of October 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended October 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Eaton Vance Corp. and its subsidiaries as of October 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1999 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the Financial Statements, the Financial Accounting Standards Board staff addressed the accounting for offering costs incurred in connection with the distribution of closed-end funds in 1998. As a result, in 1999 and 1998 the Company changed its method of accounting for such costs.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 30, 1999

59

Eaton Vance Corp.
-----------------

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

                                             LAURIE G. RUSSELL
                                             Vice President
                                             and Chief Accounting Officer

                                             WILLIAM M. STEUL
                                             Vice President
                                             and Chief Financial Officer

                                             PETER D. STOKINGER
                                             Vice President
                                             and Internal Auditor

60

Investor Information
--------------------

Eaton Vance Corp. has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the 1999 fiscal year. For a copy of that Report, which is available free of charge to shareholders of Eaton Vance Corp. upon request, or other information regarding the Company, please contact:

William M. Steul,
Chief Financial Officer
Eaton Vance Corp.
The Eaton Vance Building
255 State Street
Boston, MA 02109
(617) 482-8260

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

EquiServe, L.P.
Shareholder Correspondence,
Post Office Box 8040
Boston, MA 02266-8040
(781) 575-3400
(800) 733-5001
www.equiserve.com

Auditors

Deloitte & Touche LLP
200 Berkeley Street
Boston, MA 02116
(617) 437-2000

Design: Robert Farrell Associates, Inc. Design: Robert Farrell Associates, Inc.

61

                               EATON VANCE CORP.

                            The Eaton Vance Building
                                255 State Street
                                Boston, MA 02109
                               www.eatonvance.com                     0441-AR-00