Form 10-K, Exhibit 13
period 2000-10-31
EATON VANCE CORP
filed 2001-01-26
CIK 350797

63
                        E A T O N   V A N C E   C O R P .
                               Annual Report 2000


                               [Graphic Omitted]

64

Eaton Vance Corp.
-----------------

Eaton Vance Corp. is the investment adviser and distributor of over 70 mutual funds. The Company also manages investments for approximately 800 individual and institutional clients.

Eaton Vance Corp. was formed by the 1979 merger of two Boston-based investment firms: Eaton & Howard, founded in 1924, and Vance, Sanders & Company, founded in 1934.

About the Cover
---------------

On December 1, 2000, Eaton Vance celebrated its 75th anniversary. Surrounding our anniversary logo is just a sampling of the growing, favorable media coverage that the Company has enjoyed over the past few years. Pictured from the bottom: the February 9, 1998, issue of Barron's, which ranked Eaton Vance as the number 1 mutual fund family in the U.S.; Eaton Vance Information Age Fund portfolio manager Duncan Richardson, Barron's, September 17, 1999; the May 16, 2000, issue of The Boston Globe, which ranked Eaton Vance as the best Massachusetts-based publicly held company; Eaton Vance Worldwide Health Sciences portfolio manager Sam Isaly, Barron's, June 2, 2000; bank loan fund portfolio managers Payson Swaffield and Scott Page, Dow Jones Investment Advisor, September, 1999. Listed on the cover are the names of all Eaton Vance employees at October 31, 2000. Each has contributed to the Company's success.

All covers reprinted with permission.

65

Financial Highlights
------------------------------------------------------------------------------

(in billions of dollars)             2000      1999
------------------------------------------------------------------------------
Assets Under Management             $ 49.2    $ 40.9
Fund Sales                             9.6      12.8

(in millions of dollars)
------------------------------------------------------------------------------
Revenue                             $429.6    $349.0
Net Income                           116.1      15.8*
Shareholders' Equity                 255.0     194.3

(in dollars)
------------------------------------------------------------------------------
PER COMMON SHARE
Net Income
 Basic                              $ 1.65    $ 0.73*
 Diluted                              1.58      0.70*
Shareholders' Equity                  3.67      2.76
Dividends                             0.20      0.16

* Before cumulative effect of change in accounting principle.

TOTAL Assets Under Management
(IN BILLIONS)

10 -YEAR CAGR: 21%

     1990    7.25
     1991     9.4
     1992   11.28
     1993   15.36
     1994   15.02
     1995   15.97
     1996   17.39
     1997   21.28
     1998    28.4
     1999    40.9
     2000    49.2


Dividends per share
10 YEAR CAGR: 21%
     1990     0.03
     1991     0.04
     1992     0.05
     1993     0.06
     1994     0.08
     1995     0.08
     1996     0.09
     1997     0.11
     1998     0.13
     1999     0.16
     2000     0.20

66

To Shareholders
---------------

[Photo of James B. Hawkes]

The Eaton Vance Board of Directors voted a 26 percent dividend increase and a 2-for-1 stock split, the third 2-for-1 split in four years.

I am pleased to report that Eaton Vance Corp. had another outstanding year. Assets under management grew 20 percent from $40.9 billion to $49.2 billion, while revenue increased 23 percent to $429.6 million. Earnings per share, before the cumulative effect of a change in accounting principle in fiscal 1999, increased from $0.70 per diluted share to $1.58 per diluted share in fiscal 2000. Comparing earnings per share between fiscal 2000 and 1999 is complicated because of differing accounting treatments of sales commissions as described fully in the Management's Discussion and Analysis section of this annual report.

In October the Board of Directors approved a 26 percent dividend increase to a $0.24 per share annual rate and a 2-for-1 stock split, the third 2-for-1 split in four years. Eaton Vance has increased its dividend in each of the last 20 years, achieving an average annual growth rate of 19 percent. Reflecting the Company's success, Eaton Vance's stock price rose 46 percent in fiscal 2000, one of the best performances among public asset managers.

As shown below, the Company's returns to stockholders have historically far outpaced the S&P 500 Index and the Keefe Bruyette & Woods Index of public asset management stocks.

                                               Relative Prices
                                         ----------------------------
          EV        S&P 500   KBWAM      EV        S&P 500   KBWAM
 10/28/94       4    473.77    11.797        100         100       100
  11/4/94   3.984    462.28    11.486       99.6   97.574773   97.363737
 11/11/94   3.688    462.35      11.5       92.2   97.589548   97.482411
 11/18/94   3.625    461.47    11.289     90.625   97.403804   95.69382
 11/25/94   3.297    452.29     10.71     82.425   95.466154   90.785793
  12/2/94   3.344     453.3    11.013       83.6   95.679338   93.354243
  12/9/94   3.141    446.96    10.598     78.525   94.341136   89.836399
 12/16/94   3.469     458.8    11.003     86.725   96.840239   93.269475
 12/23/94   3.532    459.83     11.18       88.3   97.057644   94.769857
 12/30/94     3.5    459.27    11.438       87.5   96.939443   96.956853
   1/6/95   3.532    460.68    11.607       88.3   97.237056   98.389421
  1/13/95   3.594    465.97    11.469      89.85   98.353632   97.219632
  1/20/95   3.469    464.78    11.467     86.725   98.102455   97.202679
  1/27/95   3.469    470.39    11.274     86.725   99.286574   95.566669
   2/3/95   3.657    478.64    11.649     91.425   101.02792   98.745444
  2/10/95   3.625    481.46    12.005     90.625   101.62315   101.76316
  2/17/95   3.688    481.97    11.875       92.2   101.7308    100.66119
  2/24/95    3.75    488.11    12.078      93.75   103.02679   102.38196
   3/3/95   3.907    485.42    11.847     97.675   102.459     100.42384
  3/10/95   4.031    489.57    12.138    100.775   103.33495   102.89057
  3/17/95   3.859    495.52    11.991     96.475   104.59084   101.64449
  3/24/95   3.844    500.97    12.162       96.1   105.74118   103.09401
  3/31/95   3.969    500.71    12.443     99.225   105.6863    105.47597
   4/7/95   3.938    506.44    12.511      98.45   106.89575   106.05239
  4/14/95       4    509.23    12.583        100   107.48464   106.66271
  4/21/95   3.907    508.49    12.224     97.675   107.32845   103.61956
  4/28/95   3.954    514.71    12.234      98.85   108.64132   103.70433
   5/5/95   3.938    520.12    12.042      98.45   109.78323   102.0768
  5/12/95   4.125    525.55    12.154    103.125   110.92935   103.02619
  5/19/95   4.094    519.19    12.227     102.35   109.58693   103.64499
  5/26/95   4.094    523.65    12.589     102.35   110.52832   106.71357
   6/2/95   4.063    532.51    12.901    101.575   112.39842   109.35831
   6/9/95   4.063    527.94    12.823    101.575   111.43382   108.69713
  6/16/95   4.188    539.83    13.023      104.7   113.94347   110.39247
  6/23/95   4.094    549.71    13.373     102.35   116.02887   113.35933
  6/30/95   4.031    544.75    13.122    100.775   114.98195   111.23167
   7/7/95   4.063    556.37    13.229    101.575   117.43462   112.13868
  7/14/95   4.047    559.89    12.799    101.175   118.1776    108.49368
  7/21/95   3.907    553.62     12.42     97.675   116.85417   105.281
  7/28/95   3.875    562.93    13.385     96.875   118.81926   113.46105
   8/4/95   3.969    558.94    13.555     99.225   117.97708   114.90209
  8/11/95       4    555.11     13.49        100   117.16867   114.35111
  8/18/95   4.219    559.21    13.789    105.475   118.03407   116.88565
  8/25/95   4.313     560.1    13.823    107.825   118.22192   117.17386
   9/1/95   4.813    563.84    14.839    120.325   119.01133   125.78622
   9/8/95   4.844    572.68     14.92      121.1   120.87722   126.47283
  9/15/95   4.813    583.35    14.974    120.325   123.12937   126.93058
  9/22/95   4.813    581.73    14.813    120.325   122.78743   125.56582
  9/29/95   4.813    584.41    15.396    120.325   123.3531    130.50776
  10/6/95   4.266    582.49    14.608     106.65   122.94784   123.82809
 10/13/95   4.375     584.5    14.899    109.375   123.3721    126.29482
 10/20/95   4.344    587.46    14.677      108.6   123.99688   124.41299
 10/27/95   4.531     579.7    14.497    113.275   122.35895   122.88717
  11/3/95     4.5    590.57    14.813      112.5   124.65331   125.56582
 11/10/95    4.75    592.72    15.453     118.75   125.10712   130.99093
 11/17/95   3.907    600.07    15.055     97.675   126.65851   127.61719
 11/24/95   3.625    599.97    15.016     90.625   126.6374    127.2866
  12/1/95   3.688    606.98    15.307       92.2   128.11702   129.75333
  12/8/95   3.688    617.48    15.432       92.2   130.33328   130.81292
 12/15/95   3.532    616.34     15.05       88.3   130.09266   127.57481
 12/22/95   3.563    611.96    14.354     89.075   129.16816   121.675
 12/29/95   3.532    615.93    14.347       88.3   130.00612   121.61566
   1/5/96   3.438    616.71    14.177      85.95   130.17076   120.17462
  1/12/96   3.313    601.81    13.612     82.825   127.02577   115.38527
  1/19/96   3.313    611.83    13.771     82.825   129.14072   116.73307
  1/26/96   3.954    621.62    14.424      98.85   131.20713   122.26837
   2/2/96   4.016    635.84    15.046      100.4   134.20858   127.5409
   2/9/96       4    656.37    15.383        100   138.54191   130.39756
  2/16/96   4.094    647.98    15.242     102.35   136.77101   129.20234
  2/23/96   4.219    659.08    15.498    105.475   139.11392   131.37238
   3/1/96   4.188    644.37    15.349      104.7   136.00903   130.10935
   3/8/96   4.063     633.5    15.334    101.575   133.71467   129.9822
  3/15/96   4.094    641.43    15.295     102.35   135.38848   129.65161
  3/22/96   4.188    650.62    15.474      104.7   137.32824   131.16894
  3/29/96   4.063     645.5    15.172    101.575   136.24755   128.60897
   4/5/96   4.031    655.86    15.622    100.775   138.43426   132.4235
  4/12/96   4.031    636.71    15.383    100.775   134.39222   130.39756
  4/19/96   4.031    645.07    15.388    100.775   136.15678   130.43994
  4/26/96   3.813    653.46    15.511     95.325   137.92769   131.48258
   5/3/96   3.891    641.63    15.181     97.275   135.43069   128.68526
  5/10/96   3.907    652.09    15.102     97.675   137.63852   128.0156
  5/17/96       4    668.91    15.792        100   141.18876   133.86454
  5/24/96   4.063    678.51    15.698    101.575   143.21506   133.06773
  5/31/96   4.094    669.12    15.555     102.35   141.23309   131.85556
   6/7/96   4.688    673.31    15.359      117.2   142.11748   130.19412
  6/14/96   4.438    665.85    15.459     110.95   140.54288   131.04179
  6/21/96   4.406    666.84    15.185     110.15   140.75184   128.71917
  6/28/96   4.531    670.63    16.279    113.275   141.55181   137.99271
   7/5/96   4.813    657.44    15.703    120.325   138.76776   133.11011
  7/12/96   4.688    646.19    15.323      117.2   136.39319   129.88895
  7/19/96   4.813    638.73    15.589    120.325   134.81858   132.14377
  7/26/96   4.625     635.9    15.448    115.625   134.22125   130.94855
   8/2/96    4.75    662.49    16.396     118.75   139.83367   138.98449
   8/9/96   4.844     662.1    16.295      121.1   139.75136   138.12834
  8/16/96    4.75    665.21    16.188     118.75   140.40779   137.22133
  8/23/96   4.719    667.03    16.388    117.975   140.79195   138.91667
  8/30/96   4.797    651.99    16.158    119.925   137.61741   136.96703
   9/6/96       5    655.68    16.378        125   138.39627   138.83191
  9/13/96       5    680.54    16.969        125   143.64354   143.84165
  9/20/96   4.828    687.02    17.009      120.7   145.01129   144.18072
  9/27/96   4.938    686.19    17.672     123.45   144.8361    149.8008
  10/4/96   4.969    701.46     18.19    124.225   148.05918   154.19174
 10/11/96       5    700.66     18.62        125   147.89033   157.83674
 10/18/96   5.203    710.82    18.738    130.075   150.03483   158.83699
 10/25/96   5.531    700.92    18.456    138.275   147.94521   156.44655
  11/1/96     5.5    703.77    18.443      137.5   148.54676   156.33636
  11/8/96   5.453    730.82    18.931    136.325   154.25628   160.473
 11/15/96   5.438    737.62    18.834     135.95   155.69158   159.65076
 11/22/96   5.313    748.73     18.62    132.825   158.0366    157.83674
 11/29/96   5.375    757.02    18.599    134.375   159.78639   157.65873
  12/6/96   6.063     739.6    18.594    151.575   156.1095    157.61634
 12/13/96   5.516    728.64    18.306      137.9   153.79615   155.17504
 12/20/96   5.219    748.87    19.034    130.475   158.06615   161.3461
 12/27/96   5.828    756.79    19.291      145.7   159.73785   163.52462
   1/3/97   5.688    748.03    19.209      142.2   157.88885   162.82953
  1/10/97   5.547     759.5    19.353    138.675   160.30985   164.05018
  1/17/97   5.688    776.17    19.735      142.2   163.82844   167.28829
  1/24/97   5.594    770.52    20.164     139.85   162.63588   170.92481
  1/31/97   5.625    786.16        20    140.625   165.93706   169.53463
   2/7/97     5.5    789.56    20.969      137.5   166.65471   177.74858
  2/14/97    5.75    808.48    23.438     143.75   170.6482    198.67763
  2/21/97   5.688    801.77    22.985      142.2   169.23191   194.83767
  2/28/97   5.531    790.82    21.805    138.275   166.92066   184.83513
   3/7/97   5.563    804.97    23.125    139.075   169.90734   196.02441
  3/14/97   5.625    793.17     21.86    140.625   167.41668   185.30135
  3/21/97   5.391     784.1    21.613    134.775   165.50225   183.2076
  3/28/97   5.359    773.88    20.465    133.975   163.34508   173.47631
   4/4/97   5.484     757.9     20.34      137.1   159.97214   172.41672
  4/11/97   5.578    737.65    20.207     139.45   155.69791   171.28931
  4/18/97   5.609    766.34    20.293    140.225   161.75359   172.01831
  4/25/97   5.563    765.37    20.453    139.075   161.54885   173.37459
   5/2/97   5.625    812.97    22.453    140.625   171.59592   190.32805
   5/9/97   5.734    824.78    22.519     143.35   174.08869   190.88751
  5/16/97   5.891    829.75    22.613    147.275   175.13773   191.68433
  5/23/97   6.078    847.03    23.191     151.95   178.78506   196.58388
  5/30/97   6.156    848.28    23.164      153.9   179.04891   196.35501
   6/6/97   6.688    858.01    23.813      167.2   181.10264   201.8564
  6/13/97   6.813    893.27    24.281    170.325   188.54507   205.82351
  6/20/97   7.188     898.7    25.078      179.7   189.6912    212.57947
  6/27/97   7.125     887.3    25.258    178.125   187.28497   214.10528
   7/4/97   7.094    916.92    25.727     177.35   193.53695   218.08087
  7/11/97   7.172    916.68    26.403      179.3   193.48629   223.81114
  7/18/97   7.078     915.3    26.379     176.95   193.19501   223.6077
  7/25/97   7.344    938.79    27.391      183.6   198.15311   232.18615
   8/1/97   7.875    947.14    27.485    196.875   199.91557   232.98296
   8/8/97   7.719    933.54    26.454    192.975   197.04498   224.24345
  8/15/97   7.281    900.81    26.094    182.025   190.13656   221.19183
  8/22/97   6.828    923.55     26.23      170.7   194.93636   222.34466
  8/29/97   7.156    899.47    25.945      178.9   189.85373   219.9288
   9/5/97   7.328    929.05    26.699      183.2   196.09726   226.32025
  9/12/97   7.875    923.91    27.875    196.875   195.01235   236.28889
  9/19/97   8.531    950.51    29.797    213.275   200.62689   252.58116
  9/26/97   8.938    945.22    30.547     223.45   199.51031   258.93871
  10/3/97   8.609    965.03    31.871    215.225   203.69166   270.16191
 10/10/97       9    966.98    31.563        225   204.10326   267.55107
 10/17/97   9.016    944.16    31.543      225.4   199.28657   267.38154
 10/24/97   9.188    941.64    33.094      229.7   198.75467   280.52895
 10/31/97   9.031    914.62    30.649    225.775   193.05148   259.80334
  11/7/97   8.609    927.51    30.832    215.225   195.77221   261.35458
 11/14/97   8.094    928.35    29.609     202.35   195.94951   250.98754
 11/21/97   8.625    963.09    30.938    215.625   203.28218   262.25312
 11/28/97   8.734     955.4     30.48     218.35   201.65903   258.37077
  12/5/97   9.203    983.79    31.895    230.075   207.65139   270.36535
 12/12/97    8.75    953.39    30.781     218.75   201.23478   260.92227
 12/19/97   8.984    946.78    29.629      224.6   199.83958   251.15707
 12/26/97   9.047    936.46    28.918    226.175   197.66131   245.13012
   1/2/98     9.5    975.04    29.922      237.5   205.8045    253.64076
   1/9/98   9.344    927.69    27.868      233.6   195.8102    236.22955
  1/16/98   9.125    961.51      28.5    228.125   202.94869   241.58684
  1/23/98   9.094    957.59    27.149     227.35   202.12128   230.13478
  1/30/98   9.188    980.28    29.813      229.7   206.91053   252.71679
   2/6/98   9.063   1012.46    30.547    226.575   213.70285   258.93871
  2/13/98  10.141   1020.09    30.988    253.525   215.31334   262.67695
  2/20/98  10.594   1034.21    32.618     264.85   218.29369   276.49402
  2/27/98  10.391   1049.34    32.473    259.775   221.48722   275.2649
   3/6/98  10.453   1055.69    29.945    261.325   222.82753   253.83572
  3/13/98    10.5   1068.61    30.192      262.5   225.55459   255.92947
  3/20/98  10.531   1099.16     30.89    263.275   232.00287   261.84623
  3/27/98   11.25   1095.44    30.742     281.25   231.21768   260.59168
   4/3/98  11.922    1122.7    31.403     298.05   236.97153   266.1948
  4/10/98  11.563   1110.67    31.486    289.075   234.43232   266.89836
  4/17/98  11.563   1122.72    32.034    289.075   236.97575   271.54361
  4/24/98  12.375    1107.9      30.7    309.375   233.84765   260.23565
   5/1/98  12.125      1121    31.346    303.125   236.6127    265.71162
   5/8/98  11.578   1108.14    30.941     289.45   233.89831   262.27855
  5/15/98  11.391   1108.73    26.978    284.775   234.02284   228.68526
  5/22/98  11.547   1110.47    26.928    288.675   234.3901    228.26142
  5/29/98  11.234   1090.82    26.737     280.85   230.24252   226.64237
   6/5/98    11.5   1113.86    26.993      287.5   235.10564   228.81241
  6/12/98  11.125   1098.84    26.469    278.125   231.93533   224.3706
  6/19/98  11.078   1100.65    26.987     276.95   232.31737   228.76155
  6/26/98  11.703    1133.2    27.704    292.575   239.18779   234.83937
   7/3/98  11.625   1146.42    28.281    290.625   241.97818   239.73044
  7/10/98      12   1164.33    28.667        300   245.75849   243.00246
  7/17/98  12.078   1186.75    28.982     301.95   250.49074   245.67263
  7/24/98    11.5    1140.8    26.444      287.5   240.79195   224.15868
  7/31/98  11.063   1120.67    25.663    276.575   236.54305   217.53836
   8/7/98  11.297   1089.45    25.324    282.425   229.95335   214.66475
  8/14/98  10.438   1062.75    24.795     260.95   224.31771   210.18055
  8/21/98  10.359   1081.24    24.931    258.975   228.22044   211.33339
  8/28/98  10.031   1027.14    22.245    250.775   216.8014    188.56489
   9/4/98  10.469    973.89    19.981    261.725   205.56177   169.37357
  9/11/98  11.031   1009.06    20.662    275.775   212.9852    175.14622
  9/18/98  11.219   1020.09    21.177    280.475   215.31334   179.51174
  9/25/98  11.313   1044.75    21.851    282.825   220.5184    185.22506
  10/2/98  11.219    1002.6    20.818    280.475   211.62167   176.46859
  10/9/98  10.219    984.39    19.224    255.475   207.77804   162.95668
 10/16/98  11.313   1056.42    22.694    282.825   222.98162   192.37094
 10/23/98  10.219   1070.67     21.96    255.475   225.9894    186.14902
 10/30/98  11.188   1098.67    24.226      279.7   231.89944   205.35729
  11/6/98  11.813   1141.01    24.851    295.325   240.83627   210.65525
 11/13/98  10.875   1125.72     23.24    271.875   237.60897   196.99924
 11/20/98  11.688   1163.55    24.976      292.2   245.59385   211.71484
 11/27/98  12.188   1192.33    26.174      304.7   251.66853   221.86997
  12/4/98      12   1176.74    25.995        300   248.3779    220.35263
 12/11/98  11.219   1166.46    24.835    280.475   246.20808   210.51962
 12/18/98  10.063   1188.03    24.559    251.575   250.76092   208.18005
 12/25/98  10.125   1226.27     24.59    253.125   258.83234   208.44282
   1/1/99  10.438   1229.23    23.615     260.95   259.45712   200.17801
   1/8/99  10.906   1275.09    24.766     272.65   269.13692   209.93473
  1/15/99  10.563   1243.26    23.601    264.075   262.41847   200.05934
  1/22/99   10.25   1225.19    22.288     256.25   258.60439   188.92939
  1/29/99  10.313   1279.64    24.135    257.825   270.0973    204.58591
   2/5/99   9.563    1239.4    23.875    239.075   261.60373   202.38196
  2/12/99     9.5   1230.13    23.118      237.5   259.64709   195.96508
  2/19/99   9.875   1239.22    22.882    246.875   261.56574   193.96457
  2/26/99   9.844   1238.33     22.89      246.1   261.37788   194.03238
   3/5/99   9.938   1275.47    23.903     248.45   269.21713   202.61931
  3/12/99  10.469   1294.59    23.585    261.725   273.25284   199.92371
  3/19/99   9.531   1299.29    23.488    238.275   274.24489   199.10147
  3/26/99  10.125    1282.8     22.84    253.125   270.76429   193.60854
   4/2/99   10.25   1293.72    22.832     256.25   273.06921   193.54073
   4/9/99  10.625   1348.35    22.785    265.625   284.60012   193.14232
  4/16/99  11.156      1319    24.196      278.9   278.40513   205.10299
  4/23/99  11.156   1356.85    24.766      278.9   286.39424   209.93473
  4/30/99  11.406   1335.18    25.772     285.15   281.82029   218.46232
   5/7/99  13.094      1345    26.762     327.35   283.89303   226.85428
  5/14/99  14.375    1337.8    27.807    359.375   282.3733    235.71247
  5/21/99      15   1330.29    28.038        375   280.78815   237.67059
  5/28/99  15.313   1301.84    27.913    382.825   274.78312   236.611
   6/4/99  14.875   1327.75    26.898    371.875   280.25202   228.00712
  6/11/99    14.5   1293.64     26.17      362.5   273.05232   221.83606
  6/18/99  15.125   1342.84    26.663    378.125   283.43711   226.01509
  6/25/99  15.375   1315.31    26.503    384.375   277.62627   224.65881
   7/2/99  18.813   1391.22    28.656    470.325   293.64882   242.90921
   7/9/99  18.063   1403.28    27.417    451.575   296.19436   232.40654
  7/16/99  18.844   1418.78    27.564      471.1   299.46599   233.65262
  7/23/99  17.844   1356.94    27.155      446.1   286.41324   230.18564
  7/30/99  17.406   1328.72    26.859     435.15   280.45676   227.67653
   8/6/99  17.344   1300.29    26.154      433.6   274.45596   221.70043
  8/13/99  17.469   1327.68    26.557    436.725   280.23725   225.11656
  8/20/99  16.688   1336.61    26.392      417.2   282.12213   223.71789
  8/27/99  15.281   1348.27    25.512    382.025   284.58324   216.25837
   9/3/99  15.188   1357.24    24.625      379.7   286.47656   208.73951
  9/10/99  15.125   1351.66    23.865    378.125   285.29877   202.29719
  9/17/99  14.281   1335.42    23.339    357.025   281.87095   197.83843
  9/24/99  14.125   1277.36     22.92    353.125   269.61606   194.28668
  10/1/99  15.656   1282.81     21.21      391.4   270.76641   179.79147
  10/8/99  16.125   1336.02    22.829    403.125   281.99759   193.5153
 10/15/99  15.438   1247.41    21.784     385.95   263.29443   184.65712
 10/22/99  15.719   1301.65    22.632    392.975   274.74302   191.84538
 10/29/99  17.094   1362.93    24.387     427.35   287.67757   206.72205
  11/5/99      17   1370.23    24.586        425   289.2184    208.40892
 11/12/99  17.156   1396.06    24.673      428.9   294.67041   209.14639
 11/19/99   18.25      1422     25.57     456.25   300.14564   216.75002
 11/26/99  17.938   1416.62    25.016     448.45   299.01007   212.05391
  12/3/99  18.219    1433.3    24.895    455.475   302.53076   211.02823
 12/10/99  17.375   1417.04    24.336    434.375   299.09872   206.28973
 12/17/99  17.781   1421.03     23.98    444.525   299.9409    203.27202
 12/24/99  17.844   1458.34    24.105      446.1   307.81603   204.33161
 12/31/99      19   1469.25    24.698        475   310.11883   209.35831
   1/7/00  18.563   1441.47    24.255    464.075   304.25523   205.60312
  1/14/00  20.469   1465.15    25.902    511.725   309.25344   219.5643
  1/21/00  21.031   1441.36    26.074    525.775   304.23201   221.02229
  1/28/00   20.75   1360.16    25.461     518.75   287.09289   215.82606
   2/4/00  21.906   1424.37    26.228     547.65   300.64588   222.32771
  2/11/00  19.938   1387.12      25.1     498.45   292.78342   212.76596
  2/18/00  19.188   1346.09    24.576      479.7   284.1231    208.32415
  2/25/00  20.125   1333.36    24.511    503.125   281.43614   207.77316
   3/3/00  21.188   1409.17    25.471      529.7   297.43758   215.91082
  3/10/00  20.688   1395.07    25.018      517.2   294.46145   212.07087
  3/17/00  20.719   1464.47      27.1    517.975   309.10991   229.71942
  3/24/00  20.469   1527.46    27.876    511.725   322.40539   236.29736
  3/31/00  21.469   1498.58    28.439    536.725   316.3096    241.06976
   4/7/00  20.656   1516.35    29.561      516.4   320.06037   250.58066
  4/14/00  19.656   1356.56    27.999      491.4   286.33303    237.34
  4/21/00  20.313   1434.54    28.575    507.825   302.79249   242.2226
  4/28/00  21.156   1452.43    29.467      528.9   306.56859   249.78384
   5/5/00  20.406   1432.63    28.215     510.15   302.38935   239.17098
  5/12/00  20.438   1420.96    28.812     510.95   299.92612   244.23158
  5/19/00  21.719   1406.95    29.423    542.975   296.96899   249.41087
  5/26/00  20.781   1378.02    28.501    519.525   290.86265   241.59532
   6/2/00  22.625   1477.26    31.774    565.625   311.80953   269.33966
   6/9/00  23.406   1456.95    32.191     585.15   307.52264   272.87446
  6/16/00  23.531   1464.46    32.608    588.275   309.10779   276.40926
  6/23/00  22.938   1441.48    32.294     573.45   304.25734   273.74756
  6/30/00  23.125    1454.6    33.703    578.125   307.02662   285.69128
   7/7/00  23.594    1478.9    33.767     589.85   312.15569   286.23379
  7/14/00  24.281   1509.98    36.025    607.025   318.71583   305.37425
  7/21/00  24.969   1480.19    35.988    624.225   312.42797   305.06061
  7/28/00  24.563   1419.89    35.813    614.075   299.70028   303.57718
   8/4/00  27.375   1462.93    36.781    684.375   308.78485   311.78266
  8/11/00  25.688   1471.84    36.727      642.2   310.66551   311.32491
  8/18/00  24.563   1491.72    36.547    614.075   314.86164   309.7991
  8/25/00  24.688   1506.45    37.289      617.2   317.97075   316.08884
   9/1/00  24.625   1520.77    39.758    615.625   320.99331   337.01789
   9/8/00  25.031    1494.5     39.66    625.775   315.44842   336.18717
  9/15/00  24.781   1465.81    40.871    619.525   309.39274   346.45249
  9/22/00  24.688   1448.72    40.024      617.2   305.78551   339.2727
  9/29/00    25.5   1436.51    39.312      637.5   303.20831   333.23726
  10/6/00    23.5   1408.99     40.26      587.5   297.39958   341.27321
 10/13/00  22.688   1374.17     38.34      567.2   290.05002   324.99788
 10/20/00  23.875   1396.93    39.602    596.875   294.85404   335.69552
 10/27/00  23.906   1379.58    39.674     597.65   291.19193   336.30584
  11/3/00  26.469   1426.69    41.896    661.725   301.13557   355.14114
 11/10/00  23.156   1365.98    40.169      578.9   288.32134   340.50182
 11/17/00    24.5   1367.72     40.57      612.5   288.6886    343.90099
 11/24/00  23.938   1341.77    39.682     598.45   283.21126   336.37365
  12/1/00  24.188   1315.23    40.243      604.7   277.60939   341.1291
  12/8/00   26.25   1369.89    43.984     656.25   289.14663   372.84055
 12/15/00  27.125   1312.15    42.117    678.125   276.95928   357.0145
 12/22/00  29.062   1305.97    42.781     726.55   275.65485   362.64304
 12/29/00   32.25   1320.28    44.991     806.25   278.67531   381.37662

[callout]
The Company continued to gain market share and grow assets under management at a faster pace than the U.S. mutual fund industry as a whole.


Eaton Vance is now the 25th largest manager of long-term mutual fund assets in a universe of approximately 430 fund sponsors, growing from number 37 three years ago. In fiscal 2000, the Company continued to gain market share and grow assets under management at a faster pace than the U.S. mutual fund industry as a whole. The principal elements of Eaton Vance's success are superior investment performance, a well-balanced product line, leadership in major market segments and strong distribution capabilities. These strengths should support future growth and further gains in market share.

Strong investment performance is a key to the Company's progress. Eaton Vance mutual funds are regularly recognized for superior risk-adjusted investment returns. A number of Eaton Vance equity funds, high-yield bond funds, floating-rate bank loan funds and municipal bond funds have been rated four and five stars by mutual fund reviewer Morningstar, reflecting the depth and breadth of the Company's investment expertise and the balance of its product mix.

[callout]
Eaton Vance is unusual among mid-sized
competitors in the mutual fund industry
because it enjoys leadership positions in several important segments of the investment marketplace.

Eaton Vance is unusual among mid-sized competitors in the mutual fund industry because it enjoys leadership positions in several important segments of the investment marketplace. The Company is a leader in tax-managed investing for investors who pay taxes on their investment returns, bank loan investing for investors seeking floating-rate interest income and relatively stable principal value, high-yield bond investing for sophisticated income-oriented investors, and municipal bond investing for investors who want tax-exempt income.

Eaton Vance has long combined its investment expertise with superior sales and marketing skills. This integrated approach has contributed to the Company's success in identifying investors' needs, creating innovative investment products and making them widely available to the public. As shown below, the Company's strategy is to distribute its funds through the widest possible universe of professional financial advisers. Most investors continue to seek sophisticated advice when planning their financial future.

Eaton Vance has served higher-net-worth investors since its inception as an investment counsel firm in 1924. We believe that a growing number of higher-net-worth investors want and need "Comprehensive Wealth Management," which addresses on a multigenerational level a family's investment, tax and estate planning needs. Eaton Vance is well positioned to serve these investors with tax-efficient

Fund Sales by Distribution Channel

Independent Broker/Dealers          27%
Regional Broker/Dealers             11%
National Broker/Dealers             31%
Banks                               13%
Alternative Distribution            10%
Insurance                            8%

[callout]
In fiscal 2000, Eaton Vance introduced The
U.S. Charitable Gift Trust, one of the first charities touse professional investment advisers to seek tax-deductible contributions for philanthropic activities.

solutions for creating and growing wealth and for preserving and protecting wealth. The Company's tax-sensitive equity products and its broad array of municipal bond funds are particularly appropriate for both growing and preserving wealth. In fiscal 2000, Eaton Vance introduced The U.S. Charitable Gift Trust(TM) and Pooled Income Funds to serve the needs of higher-net-worth investors in distributing their wealth. The Trust is a donor-advised, I.R.S. qualified charity structured to encourage life-long and, indeed, multigenerational philanthropy. The Pooled Income Funds, sponsored by the Trust, provide donors with income during their lifetimes and leave the principal to designated charities after their deaths. The Gift Trust is one of the first charities to use professional investment advisers to seek tax-deductible contributions for philanthropic activities, a cost-effective method of fund-raising. Eaton Vance manages the assets in the Gift Trust and Pooled Income Funds.

[callout]
Eaton Vance was able to finance all fiscal
2000 fund sales commissions, stock
repurchases and capital expenditures with internally generated cash.

Eaton Vance remains financially strong. The Company had $102.5 million in cash, cash equivalents and short-term investments at the end of fiscal 2000, up 32 percent from $77.4 million at the beginning of the year. During the year, Eaton Vance paid $131.2 million in sales commissions associated with the strong sales of its funds and used $51.4 million to repurchase 2,363,000 shares of its non-voting common stock. Because of the Company's strong operating and investing cash flow, it was able to finance all of these sales commissions, stock repurchases and its capital expenditures with internally generated cash.

[callout]
Each of our 438 employees played an important role in our accomplishment during 2000.


I am very proud of the employees of Eaton Vance and the teamwork that went into achieving fiscal 2000's excellent results. We strengthened our investment management, marketing, distribution, operations and finance teams during the year and, unlike many of our competitors, we had no turnover of key employees during 2000. Each of our 438 employees played an important role in our accomplishments during 2000. Their importance to Eaton Vance is emphasized by including the name of every employee on the cover of this year's annual report. As further recognition of their contribution and importance to the Company's future, we expanded the employee stock option plan to grant options to every employee with tenure of at least one year. All of our employees and many friends and former colleagues celebrated Eaton Vance's 75th anniversary at a gala dinner on August 10, 2000. We are proud of our accomplishments and excited about the future of the Company and the many opportunities we see to apply our strengths in the years ahead.

/s/ James B. Hawkes

James B. Hawkes
Chairman of the Board
President and Chief Executive Officer

Fiscal 2000 Highlights
--------------------------------------------------------------------------------

o Eaton Vance's stock price appreciated 46 percent per share in fiscal 2000, from $17.09 at October 31, 1999 to $24.91 at October 31, 2000.

o Assets under management increased 20 percent to $49.2 billion from $40.9 billion.

o Equity assets grew by 39 percent to $27.0 billion and, at year end, represented 55 percent of total assets under management.

o Gross fund sales were $9.6 billion, compared to $12.8 billion in 1999. Net sales were $3.2 billion, compared to $9.0 billion in 1999.

o Eaton Vance's dividend was increased by 26 percent to an effective annual rate of $0.24 per share. The Company has increased its dividend in each of the past 20 years.

o In a year when overall mutual fund industry net sales were down, Eaton Vance continued to grow assets under management and market share.

o    Taxable fixed-income assets assets grew 28 percent to $4.1 billion.

o According to Strategic Insight, in September Eaton Vance was the 25th largest fund manager out of approximately 430 asset management firms, rising from 37th largest in 1997.

o The Company's privately offered equity funds attracted $2.0 billion in new investments.

o Two privately placed combination high-yield bond and bank loan CDOs attracted $800 million in assets.

[callout]
Eaton Vance Corp. stock trdes on the New York
Stock Exchange under the symbol "EV."

Price and Dividend Information

                                         High             Low         Dividend
                                        Price           Price        Per Share
-------------------------------------------------------------------------------
Quarter Ended January 31, 1999         $12.47           $ 9.63        $0.0375
              April 30, 1999            12.00             9.34         0.0375
              July 31, 1999             20.00            11.44         0.0375
              October 31, 1999          17.81            13.69         0.0475

Quarter Ended January 31, 2000         $22.50           $16.81        $0.0475
              April 30, 2000            22.22            18.56         0.0475
              July 31, 2000             25.91            19.97         0.0475
              October 31, 2000          27.44            21.44         0.0600

Quarterly High, Low  and Closing Prices

             High       Low
   Jan-89   1.1913     1.0230
   Apr-89   1.4374     1.1913
   Jul-89   1.2561     1.1395
   Oct-89   1.4503     1.1395
   Jan-90   1.4633     1.3726
   Apr-90   1.4503     1.1395
   Jul-90   1.1913     1.1007
   Oct-90   1.1395     0.7899
   Jan-91   0.9324     0.7575
   Apr-91   1.3985     0.9453
   Jul-91   1.3079     1.0100
   Oct-91   1.5021     1.1913
   Jan-92   1.9424     1.4244
   Apr-92   1.9812     1.6575
   Jul-92   1.8259     1.6187
   Oct-92   2.4604     1.7093
   Jan-93   3.9884     2.1237
   Apr-93   3.8848     3.0042
   Jul-93   3.7553     3.1855
   Oct-93   4.2733     3.5481
   Jan-94   3.9366     3.1596
   Apr-94   3.8848     3.0301
   Jul-94   3.1855     2.7453
   Oct-94   3.5481     2.6417
   Jan-95   3.3409     2.5381
   Apr-95   3.3927     2.9265
   Jul-95   3.5352     3.1078
   Oct-95   4.0661     3.2373
   Jan-96   4.0313     2.9783
   Apr-96   4.3438     3.8125
   Jul-96   5.0313     3.7500
   Oct-96   5.5781     4.5625
   Jan-97   6.2188     5.2188
   Apr-97   6.0938     5.2188
   Jul-97   7.7813     5.5000
   Oct-97   9.4531     6.6250
   Jan-98   9.5938     7.8750
   Apr-98  12.5469     9.0156
   Jul-98  12.4063    10.8750
   Oct-98  11.6875     8.8125
   Jan-99  12.4688     9.6250
   Apr-99  12.0000     9.3438
   Jul-99  20.0000    11.4375
   Oct-99  17.8125    13.6875
   Jan-00  22.5000    16.8125
   Apr-00  22.2188    18.5625
   Jul-00  25.9063    19.9688
   Oct-00  27.4375    21.4375

Investment Management
--------------------------------------------------------------------------------

Recent Successes - Future Opportunities

[callout]
Eaton Vance increased assets under management faster than the industry in fiscal 2000 for the third year in a row.


Assets Under Management Increased 20 Percent in Fiscal 2000 to $49.2 Billion

1999 Assets Under Management $40.9 Billion
Equity                  47%
Floating-Rate Income    25%
Fixed Income            28%



2000 Assets Under Management $49.2 Billion
Equity                  55%
Floating-Rate Income    21%
Fixed Income            24%



1996 Assets Under Management $17.3 Billion
Equity                  24%
Floating-Rate Income    16%
Fixed Income            60%


2000 Assets Under Management $49.2 Billion
Equity                  55%
Floating-Rate Income    21%
Fixed Income            24%

Eaton Vance increased assets under management faster than the industry in fiscal 2000 for the third year in a row. Assets under management grew to $49.2 billion from $40.9 billion, a 20 percent increase, as a result of strong investment performance in several asset classes and broad-based distribution. Equity assets grew 39 percent, from $19.5 billion to $27.0 billion. Equity assets represented 55 percent of total assets under management at the end of 2000 compared to 47 percent at the end of 1999 and only 24 percent at the end of 1996. Floating-rate bank loan assets were stable at $10.2 billion despite weakening credit market conditions and modestly greater loan pricing volatility. Eaton Vance is a leading sponsor of closed-end bank loan funds, both continuously offered

[callout]
None of our mid-sized competitors holds
leadership positions in such a variety of investment products and services as Eaton
Vance.


and exchange listed, and in fiscal 2000 offered one of the first open-end mutual funds to invest primarily in bank loans. Taxable fixed-income assets grew $0.9 billion, or 28 percent, to $4.1 billion because of strong sales of the Company's high-yield bond mutual funds and the successful offering of two privately placed Collateralized Debt Obligations (CDOs). Municipal bond assets, which continue to be in net redemption industry-wide, ended the fiscal year at $6.8 billion, down 10 percent from the beginning of the year. Under less favorable market conditions in fiscal 2000, sales of Eaton Vance mutual funds, excluding money market funds and reinvested dividends, were $9.6 billion compared to $12.8 billion in fiscal 1999. Net fund sales were $3.2 billion in fiscal 2000 compared to $9.0 billion in fiscal 1999, reflecting lower gross sales and higher redemptions.

Keys to Eaton Vance's Success
Eaton Vance is a well integrated and well diversified investment management and distribution organization. The Company focuses on delivering superior investment performance across a broad product line and distributing its mutual funds and separately managed portfolios through all channels that provide investment advice to investors. While seeking to satisfy a full spectrum of investment needs, Eaton Vance is a market-leading manager of tax-managed equity funds, floating-rate bank loan funds, donor-advised funds for charitable giving, high-yield income funds, and municipal bond funds. None of our mid-sized competitors holds leadership positions in such a variety of investment products and services. The Company's strategy of specializing in asset classes that particularly appeal to sophisticated investors and delivering its products and services through professional financial advisers has served the Company well. When ranked by long-term mutual fund assets under management, Eaton Vance is the 25th largest firm in the industry, according to industry consultant Strategic Insight. In the non-proprietary or third-party distribution channel, where the Company competes, Eaton Vance ranks 13th largest. Eaton Vance has the scale and scope to remain a successful competitor and is fully capable of continuing to increase its share of the asset management market.

[callout]
Eaton Vance is the undisputed leader in
tax-efficient investing, with $22.5 billion of tax-managed equity fund assets and $6.6 billion of municipal bond fund assets.


Eaton Vance Strengthened Its Lead in the Tax-Managed Funds Market

Tax-managed investing can improve long-term returns by minimizing the impact of taxes. Eaton Vance tax-managed equity funds have become increasingly popular with taxable investors because of their record of superior long-term, after-tax returns. Tax-managed equity fund assets grew to $22.5 billion at the end of fiscal 2000 from $15.9 billion at the end of fiscal 1999, an increase of 42 percent. As of September 2000, the Company's flagship Eaton Vance Tax-Managed Growth Fund had delivered returns that exceeded the performance of the S&P 500 for each of the trailing one-, three-, five- and 10-year periods, as measured both before and after taxes. The Company's leading position in tax-managed equity funds, coupled with its $6.6 billion of municipal bond fund assets in 55 portfolios, makes Eaton Vance the undisputed leader in tax-efficient investing.

Tax-efficient investing addresses the roughly 50 percent of investors who invest in funds outside of qualified retirements plans, such as IRAs and 401(k)s. Investors who are not investing through tax-qualified plans increasingly recognize the importance of after-tax returns. The Eaton Vance family of tax-managed equity funds has been structured and managed to meet the needs of these sophisticated investors.

[callout]
This year, Eaton Vance introduced three new tax-managed equity funds: Tax-Managed Value
Fund, Tax-Managed Capital Appreciation Fund, and Tax-Managed Young Shareholder Fund.


In fiscal 2000 Eaton Vance broadened its unique family of "Mutual Funds for People Who Pay Taxes" and substantially expanded its staff of senior equity management professionals to support these new tax-managed initiatives. In December, the Company introduced Eaton Vance Tax-Managed Value Fund to complement its large-cap growth, international growth and emerging growth (small/medium-cap) tax-managed funds. Tax-Managed Value Fund got off to a good start in 2000, returning 16.9 percent through November and ranking in the top decile of Multi-Cap Value funds for year-to-date performance, according to fund tracking firm Lipper Inc. In the summer, Eaton Vance Tax-Managed Young Shareholder Fund and Eaton Vance Tax-Managed Capital Appreciation Fund were introduced as additions to the Eaton Vance tax-managed family.

We positioned these two funds to appeal to somewhat more aggressive investors who may have a longer time frame for capital appreciation. Tax-Managed Young Shareholder Fund is particularly attractive to parents and grandparents who want to introduce younger family members to the benefits of long-term investing. A private fund offering tax-efficient equity management to qualified high-net-worth investors attracted $2.0 billion of shareholder investments in fiscal 2000.

[callout]
Eaton Vance Floating-Rate High Income Fund, one of only two bank loan funds in the industry that offers daily liquidity, was introduced in September.


Floating-Rate Bank Loan Funds Now Available with Daily Liquidity

Eaton Vance remains a market leader in floating-rate bank loan funds. Assets under management in these funds totaled $10.1 billion at the end of fiscal 2000, making Eaton Vance one of the largest sponsors of funds in this asset class. Having only minimal interest rate risk, these funds are often most popular during weak equity and bond markets. The difficult credit conditions encountered during fiscal 2000, as short-term interest rates rose and economic growth slowed, resulted in more volatility than many investors expected, and fund redemptions approximately equaled new sales. Eaton Vance first offered bank loan funds in 1989. They have consistently provided superior yields, relatively stable asset values and liquidity through quarterly repurchase offers. Eaton Vance Prime Rate Reserves and EV Classic Senior Floating-Rate Fund were again given five-star ratings by Morningstar in fiscal 2000. In September 2000, the Company launched Floating-Rate High Income Fund, one of two bank loan funds in the industry that offers investors daily liquidity in an open-end mutual fund format. Investors seeking superior income returns with minimal risk from rising interest rates can now invest in a bank loan portfolio with the same liquidity features as the typical bond or money market mutual fund.

[callout]
In February, "Barron's" ranked Eaton Vance second out of 92 fund families in taxable bond fund performance.

High-Yield Management Leads Growth of Taxable Fixed-Income Assets

Taxable fixed-income fund assets under management grew $0.7 billion, or 32 percent, in fiscal 2000 to $2.9 billion. The Company continued its outstanding performance record as a manager of high-yield bonds. In February 2000, Barron's annual survey ranked Eaton Vance second, out of the top 92 U.S. fund families, in 1999 taxable bond fund performance. Two privately placed, combination high-yield bond and bank loan CDOs attracted $800 million in assets under management.

[callout]
Eaton Vance offers the broadest array of municipal bond funds in the industry.

Municipal Bond Funds Remain Important to Taxable Investors

Eaton Vance offers the broadest array of municipal bond funds in the industry. These funds earn income that is exempt from federal income taxes and from state income taxes on earnings derived from bonds issued in the investor's state of residence. The Company had $6.6 billion of assets under management in its 55 national and single state municipal bond funds at the end of fiscal 2000, down 10 percent from the beginning of the fiscal year. The rate of redemptions declined toward the end of the fiscal year as the equity and taxable fixed-income markets became more volatile. Investors and their advisers recognize that municipal bond portfolios can be an excellent long-term source of after-tax income. Municipal bond funds continue to be an important part of the Eaton Vance tax-efficient product offering. The growth of separately managed municipal bond portfolios for high-net-worth investors has partly offset the decline in the Company's municipal bond mutual fund assets.

Separately Managed Accounts Are a Growth Business for Eaton Vance

Eaton Vance provides professional investment management to over 800 individuals, trusts, charitable organizations and other institutions. Separately managed account assets grew $0.4 billion or 14 percent to $3.2 billion in fiscal 2000. In addition to traditional direct marketing of these services to institutions and high-net-worth families, the Company offers these services through broker/dealer
13

[callout]
Separately managed account services offered through broker/dealer "wrap" programs are an increasing focus for Eaton Vance.

distribution programs known in the industry as "wrap" programs. This is an area of increasing focus for Eaton Vance, as the growing market of higher-net-worth investors requires individually tailored investment solutions. In fiscal 2000, the Company's investment management and distribution teams took important steps to expand this business, including hiring an experienced executive to direct this effort. Our goal is to become a leading manager of tax-sensitive separate accounts for clients of the broker/dealer channel.


Distribution Remains Strong in a Difficult Environment

Eaton Vance strengthened its distribution presence in fiscal 2000. While gross and net sales were lower than in fiscal 1999, when market conditions were more favorable, the Company had a good sales year, generating $9.6 billion in gross fund sales and $3.2 billion in net sales. Fund sales remain strong in traditional broker/dealer and bank channels and are expanding in the registered investment adviser and fund supermarket channels. The Company added seven new regional wholesaling representatives and a like number of internal telemarketing representatives to provide better service to its growing number of important marketing relationships.

Eaton Vance has five new funds domiciled in Dublin, Ireland, for retail distribution in Europe. These funds will replicate the performance of certain attractive equity and income funds offered domestically by the Company. They have been registered for retail sale in Germany and are also being registered in Switzerland. The Company has also registered several of its offshore funds in Hong Kong for sale in Southeast Asia. In December 2000, the Company hired an experienced European mutual fund sales and marketing executive to expand the distribution of Eaton Vance funds in Europe and the Middle East.

[callout]
Through www.eatonvance.com, mutual fund
shareholders and their advisers can access account balances, make additional investments and execute exchanges.

Eaton Vance continues to develop its Internet web site, "www.eatonvance.com" to provide more information to financial advisers and investors. With proper authorization and security, fund shareholders and their advisers are able to look up account balances, make additional investments, and execute exchanges over the Internet.

The Company's initiatives in Comprehensive
Wealth Management address the three major stages of a person's life-long investment requirements: creating and growing wealth, protecting and preserving wealth, and, finally, distributing wealth in a tax-efficient manner.

Eaton Vance Offers New Comprehensive Wealth Management Products

Comprehensive Wealth Management is the management on a multigeneration basis of a family's investment, tax, and estate planning needs. Comprehensive Wealth Management addresses the three major stages of an individual's life-long investment requirements: creating and growing wealth, protecting and preserving wealth, and distributing wealth. The Company's tax-efficient equity funds, bank loan funds and municipal bond funds address the first two stages. In April 2000, the Company introduced The U. S. Charitable Gift Trust and Pooled Income Funds. These new products address the third stage of Comprehensive Wealth Management: distributing wealth in a tax-efficient manner. The U.S. Charitable Gift Trust and Pooled Income Funds are designed to assist the philanthropic desires and meet the estate and tax-planning needs of high-net-worth families. They are among the first of their kind to use broker/dealers and independent financial advisers to attract contributions while helping their clients fulfill their philanthropic wishes. The Gift Trust is a donor-advised, I.R.S. qualified charity that allows an investor to receive a charitable deduction in the year a contribution is made and to establish an account from which future distributions may be made to other charities. The Pooled Income Funds are similar to charitable remainder trusts, providing donors with income during their lifetime and leaving the principal to charities they specify upon their death. These vehicles encourage long-term philanthropy while allowing investors to avoid the high costs associated with setting up their own charitable foundations and charitable remainder trusts. Eaton Vance is particularly pleased to offer these vehicles for charitable giving and estate planning through its third-party distribution partners. The Gift Trust and Pooled Income Funds provide investment professionals the opportunity to broaden their client relationships through Comprehensive Wealth Management. Eaton Vance benefits by providing investment management of assets that are contributed to the Gift Trust and the Pooled Income Funds.

Eaton Vance is Positioned for Continued Growth

Eaton Vance begins fiscal 2001 with strong investment performance, leadership positions in several major markets, highly motivated employees and significant financial strength. The Company has broad access to professional third party distribution channels for its funds and other investment services. We intend to capitalize on our investment market leadership positions, to broaden our role in Comprehensive Wealth Management for higher-net-worth clients and their advisers, and to become a major participant in separately managed account "wrap" programs. Comprehensive Wealth Management is a natural extension of the Company's "Mutual Funds for People Who Pay Taxes" product offerings. Expansion into charitable giving is especially important as the U.S. population ages and intergenerational wealth transfer and estate planning issues become more important to investors. The Company's balanced mix of equity, fixed-income and floating-rate bank loan assets provides stability and enhances distribution relationships because business cycles often determine which investment products are in demand. Eaton Vance has a proud record of developing innovative investment products and expects to introduce several new products and services in fiscal 2001.

The asset management business is a vital and dynamic industry serving important life-long needs of an increasingly large portion of people in the U.S. and abroad. Opportunities to grow faster than the overall economy are abundant for those firms that focus on delivering unique, high-quality products and services to their distribution partners and investing clients. Eaton Vance is strategically positioned to offer financial advisers and investors a variety of sophisticated investment products that are designed and managed to achieve important financial goals.

Five-Year Financial Summary
------------------------------------------------------------------------------------------------------------------------

                                                                            Years Ended October 31,
(in thousands except per share figures)                 2000           1999           1998           1997           1996
------------------------------------------------------------------------------------------------------------------------
Income Statement Data
REVENUE:
  Investment adviser and administration fees        $226,344       $198,644       $152,481       $117,540       $100,450
  Distribution income                                199,833        146,436         91,347         77,276         76,182
  Income from real estate activities                      54          1,931          4,405          4,155          3,597
  Other income                                         3,335          1,939          1,754          1,939          1,760
------------------------------------------------------------------------------------------------------------------------
  Total revenue                                      429,566        348,950        249,987        200,910        181,989
------------------------------------------------------------------------------------------------------------------------
EXPENSES:
  Compensation of officers and employees              77,178         68,535         58,343         48,155         41,420
  Amortization of deferred sales commissions          82,809         63,991         64,570         54,464         52,585
  Other expenses                                      86,915         67,238         48,457         34,386         28,963
  Sales commission expense                              --           71,282         29,965           --             --
------------------------------------------------------------------------------------------------------------------------
  Total expenses                                     246,902        271,046        201,335        137,005        122,968
------------------------------------------------------------------------------------------------------------------------
Operating income                                     182,664         77,904         48,652         63,905         59,021
OTHER INCOME (EXPENSE):
  Interest income                                      5,668          3,631          5,609          3,571          3,735
  Interest expense                                    (2,016)        (2,960)        (3,818)        (3,951)        (3,742)
  Gain on investments                                    226          7,325          2,126          3,561            546
  Equity in net income of affiliates                     637             10            105            384          1,639
  Impairment loss on real estate                        --             --           (2,636)          --           (1,277)
------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
  income taxes, extraordinary item and cumulative
  effect of change in accounting principle           187,179         85,910         50,038         67,470         59,922
Income taxes                                          71,128         33,505         19,515         27,236         24,088
------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
  extraordinary item and cumulative effect of
  change in accounting principle                     116,051         52,405         30,523         40,234         35,834
Extraordinary gain on early retirement of
  debt, net of income taxes                             --             --             --             --            1,590
Cumulative effect of change in accounting principle,
  net of income taxes                                   --          (36,607)          --             --             --
------------------------------------------------------------------------------------------------------------------------
Net income                                          $116,051       $ 15,798       $ 30,523       $ 40,234       $ 37,424
------------------------------------------------------------------------------------------------------------------------
Earnings per share from continuing operations before
 extraordinary item and cumulative effect of
 change in accounting principle:
   Basic                                            $   1.65       $   0.73       $   0.42       $   0.54       $   0.48
------------------------------------------------------------------------------------------------------------------------
   Diluted                                          $   1.58       $   0.70       $   0.40       $   0.52       $   0.47
------------------------------------------------------------------------------------------------------------------------
Earnings per share:
   Basic                                            $   1.65       $   0.22       $   0.42       $   0.54       $   0.50
------------------------------------------------------------------------------------------------------------------------
   Diluted                                          $   1.58       $   0.21       $   0.40       $   0.52       $   0.49
------------------------------------------------------------------------------------------------------------------------
Dividends declared, per share                       $   0.20       $   0.16       $   0.13       $   0.10       $   0.09
------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding                   70,390         71,598         72,580         74,636         75,452
------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding assuming
  dilution                                            73,222         74,494         75,514         77,396         76,612
------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
Total assets                                        $432,989       $358,229       $380,260       $387,375       $360,552
Long-term debt                                      $ 21,429       $ 28,571       $ 35,714       $ 50,964       $ 54,549
Shareholders' equity                                $254,950       $194,268       $211,809       $226,280       $210,780
Shareholders' equity per share                      $   3.67       $   2.76       $   2.97       $   3.06       $   2.81

Management's discussion and Analysis
-------------------------------------------------------------------------------

General

The Company's principal business is creating, marketing and managing investment funds and providing investment management and counseling services to institutions and individuals. The Company distributes its funds through third-party broker/dealers, independent financial institutions and investment advisers.

The Company's revenue is primarily derived from investment adviser, administration and distribution fees received from the Eaton Vance funds and adviser fees received from separately managed accounts. Generally, these fees are based on the net asset value of the investment portfolios managed by the Company and fluctuate with changes in the total value of the assets under management. The Company's major expenses are the amortization of deferred sales commissions and other marketing costs, employee compensation, occupancy costs and service fees.

All share and per share data included herein have been adjusted for all periods presented to reflect a two-for-one stock split that occurred on November 13, 2000.


Results of Operations Fiscal Year 2000
Compared to Fiscal Year 1999

Eaton Vance Corp. reported record earnings of $116.1 million or $1.58 per diluted share in fiscal 2000 compared to $52.4 million or $0.70 per diluted share in 1999. Fiscal 1999 results reflect earnings before the cumulative effect of change in accounting principle recorded in the first quarter of fiscal 1999.

Assets under management of $49.2 billion on October 31, 2000 were 20 percent higher than the $40.9 billion reported a year earlier as a result of positive net fund sales and market appreciation. Net fund sales were $3.2 billion in fiscal 2000 compared to $9.0 billion in fiscal 1999. As a result of equity market appreciation, four successful closings of a privately offered equity fund, and strong retail sales of the Company's tax-managed funds, equity fund assets increased to 52 percent of total assets under management on October 31, 2000 from 44 percent on October 31, 1999. Taxable and non-taxable fixed income funds decreased to 21 percent of total assets under management on October 31, 2000 from 24 percent on October 31, 1999, and bank loan and other floating-rate fund assets decreased to 20 percent of total assets under management from 25 percent a year earlier. Separately managed accounts represented seven percent of total assets under management at both October 31, 2000 and 1999.

The Company reported record revenue of $429.6 million in fiscal 2000 compared to $349.0 million in fiscal 1999, an increase of 23 percent. Investment adviser and administration fees increased by 14 percent to $226.3 million in fiscal 2000 from $198.6 million in fiscal 1999, and distribution fees increased by 36 percent to $199.8 million in fiscal 2000 from $146.4 million in fiscal 1999. The increases noted in both investment adviser and administration fees and distribution fees can be primarily attributed to the 20 percent growth in assets under management.

Investment adviser and administration fees grew at a slower rate than assets under management due to a change in the fee structure of the Company's bank loan interval funds in 1999. Effective May 1, 1999, the Company's bank loan interval funds received shareholder approval and a Securities and Exchange Commission
(SEC) exemptive order permitting them to implement Rule 12b-1 equivalent distribution plans. At the time these plans were adopted and implemented, the investment adviser fee rates on these funds were reduced. Distribution income grew at a faster rate than assets under management, reflecting the implementation of the 12b-1 equivalent plans on the Company's bank loan interval funds.

The fiscal 1999 implementation of the Rule 12b-1 equivalent plans for the Company's bank loan interval funds also had an impact on operating expenses. Prior to the implementation of these plans, sales commissions paid to brokers for the distribution of bank loan interval funds were expensed as incurred. For the first six months of fiscal 1999, these commissions totaled $71.3 million. With the implementation of the Rule 12b-1 equivalent plans, the Company began to capitalize and amortize these sales commissions effective May 1, 1999 in accordance with its stated accounting policy. The nine percent decrease in total operating expenses year over year reflects the decrease in sales commission expense, partially offset by increases in compensation, amortization of deferred sales commissions and other expenses in fiscal 2000.

Compensation expense increased 13 percent in fiscal 2000, primarily due to increases in the number of employees, base salaries and incentive costs. Amortization of deferred sales commissions increased 29 percent to $82.8 million in fiscal 2000 from $64.0 million in fiscal 1999, primarily due to adjustments of amortization periods of certain deferred sales commission assets in order to better match amortization expense with projected distribution fee income. These adjustments resulted in an increase in amortization expense of $20.0 million in fiscal 2000. Other expenses increased 29 percent in fiscal 2000, reflecting increases in promotion and other marketing expenses, occupancy costs and technology-related expenses.

Interest income increased 58 percent to $5.7 million in fiscal 2000 from $3.6 million in fiscal 1999. The increase in interest income primarily reflects interest earned on the favorable settlement of a state income tax claim relating to tax years 1990, 1991 and 1992. The decrease in net realized gains relates to the sale of several real estate properties in fiscal 1999.
No real estate sales took place in fiscal 2000.

The Company lowered its effective tax rate to 38 percent for fiscal 2000 from 39 percent for the previous year as a result of the phasing in of favorable state tax incentives.

Results of Operations Fiscal Year 1999
Compared to Fiscal Year 1998

Eaton Vance Corp. reported earnings before the cumulative effect of a change in accounting principle of $52.4 million or $0.70 per diluted share in 1999 compared to $30.5 million or $0.40 per diluted share in 1998.

In October 1998, the Financial Accounting Standards Board (FASB) staff addressed the accounting for offering costs incurred in connection with the distribution of funds when the adviser does not receive both Rule 12b-1 distribution fees and contingent deferred sales charges and concluded that such offering costs should be expensed as incurred. Prior to the FASB staff announcement, the Company's policy was to capitalize and amortize these costs, notably sales commissions paid to brokers, over a period not to exceed five years. Closed-end, bank loan interval and private fund sales commissions paid and capitalized prior to and including the July 23, 1998 effective date of the FASB staff announcement were written off as a cumulative effect of a change in accounting principle in the first quarter of fiscal 1999. The cumulative effect of adoption, net of tax, was $36.6 million or $0.49 per diluted share.

Effective May 1, 1999, the bank loan interval funds received shareholder approval and a Securities and Exchange Commission (SEC) exemptive order permitting them to implement Rule 12b-1 equivalent distribution plans. With the implementation of these distribution plans, the Company resumed the capitalization and amortization of sales commissions associated with the distribution of these funds effective May 1, 1999, the beginning of the Company's third fiscal quarter. For the period November 1, 1999 through April 30, 1999, these commissions totaled $71.3 million and have been recorded in "Sales commission expense" in the Company's consolidated statement of income for the fiscal year ended October 31, 1999.

Assets under management of $40.9 billion on October 31, 1999 were 44 percent higher than the $28.4 billion reported a year earlier as a result of net sales of new fund shares and appreciation of the market value of managed assets. Net fund sales for the year ended October 31, 1999 of $9.0 billion were 61 percent higher than the $5.6 billion reported a year earlier. This growth can be attributed primarily to strong sales of the Eaton Vance Tax-Managed Growth Fund, the Company's bank loan interval funds, a $4.7 billion private placement of an equity fund (leverage included) and the offering of nine new closed-end municipal bond funds in fiscal 1999. As a result of strong equity fund sales and equity market appreciation, equity fund assets increased to 44 percent of total assets under management on

October 31, 1999 from 34 percent on October 31, 1998. Bank loan interval fund assets increased to 25 percent of total assets under management on October 31, 1999 from 22 percent on October 31, 1998. Taxable and non-taxable fixed-income funds decreased to 24 percent of total assets under management on October 31, 1999 from 34 percent on October 31, 1998.

The Company reported revenue of $349.0 million in fiscal 1999 compared to $250.0 million in fiscal 1998, an increase of 40 percent. Investment adviser and administration fees increased by 30 percent to $198.6 million in fiscal 1999 from $152.5 million in fiscal 1998 as a result of the 44 percent growth in total assets under management. The increase was negatively impacted by a reduction in the investment adviser and administration fees earned on the Company's bank loan interval funds as a result of the change in the fee structure associated with the implementation of the Rule 12b-1 equivalent distribution plans. Distribution fees increased by 60 percent to $146.4 million in fiscal 1999 from $91.3 million a year earlier, primarily as a result of the implementation of the distribution plans on the bank loan interval funds and the overall growth in total spread-commission assets under management.

Total operating expenses increased 35 percent to $271.0 million in fiscal 1999 from $201.3 million in fiscal 1998. The change in the accounting treatment of closed-end and bank loan interval fund sales commissions resulted in $71.3 million in sales commission expense in 1999 compared to $30.0 million in fiscal 1998. This increase in sales commission expense represents 59 percent of the net increase in operating expenses year over year. In the third quarter of fiscal 1999, the Company adjusted the amortization period of certain deferred sales commission assets in order to better match amortization expense with projected distribution fee income. This adjustment resulted in an increase in amortization expense of $10.0 million in fiscal 1999. This increase was offset by a decrease in amortization resulting from the change in the accounting treatment of closed-end and bank loan interval fund sales commissions.

The increases in both compensation and other expenses reflect the increase in marketing costs and sales incentives associated with strong sales of mutual funds, the privately offered equity fund, and the offering of nine new closed-end municipal bond funds in fiscal 1999.

Interest income decreased 36 percent to $3.6 million in fiscal 1999 from $5.6 million in fiscal 1998. This decrease in interest income corresponds to the decrease in cash and equivalents and short-term investments year over year. Net realized gains include the sale of a shopping center and office building located in Troy, New York, a warehouse located in Colonie, New York and two office buildings located in Boston, Massachusetts.

The Company's effective tax rate was 39.0 percent in both fiscal 1999 and 1998.

Liquidity and Capital Resources

Cash, cash equivalents and short-term investments aggregated $102.5 million at October 31, 2000, an increase of $25.1 million from October 31, 1999.

Operating activities generated cash of $73.9 million in fiscal 2000 compared to $22.1 million in fiscal 1999. The increase in cash provided by operating activities in fiscal 2000 can be attributed primarily to the increase in net income earned by the Company and a decrease in sales commissions paid to brokers. Despite the year over year decrease in payments, the payment of sales commissions associated with the distribution of the Company's spread-commission and interval funds continues to be the primary use of cash and totaled $129.5 million in fiscal 2000. Beginning January 1, 2001, these commissions will be deductible for income tax purposes over their estimated useful life rather than at the time of payment. This change will have the effect of increasing current income tax payments and reducing deferred income taxes in the future.

Investing activities, consisting primarily of the purchase and sale of investments and leasehold improvements, reduced cash and cash equivalents by $26.6 million in fiscal 2000. In fiscal 1999, investing activities provided cash of $53.4 million, relating primarily to the sale of several real estate properties. Consistent with its plan to withdraw from activities not related to the management of financial assets, the Company sold its last remaining real estate property in November 2000.

Financing activities reduced cash and cash equivalents by $64.2 million and $52.5 million in fiscal 2000 and fiscal 1999, respectively. Significant financing activities in fiscal 2000 included the repurchase of 2.4 million shares of the Company's non-voting common stock under its authorized repurchase program at a cost of $51.4 million and the repayment of $7.1 million on the Company's 6.22 percent Senior Note. Significant financing activities in fiscal 1999 included the repayment of mortgage notes payable associated with the sale of certain real estate properties, the repayment of $12.0 million borrowed under the Company's $50.0 million senior unsecured revolving credit facility and the repurchase of 2.6 million shares of its non-voting stock at a cost of $34.6 million. The Company increased its dividend in the fourth quarter of 2000 to an effective annual rate of $0.24 per share.

At October 31, 2000, the Company had no borrowings outstanding under its $50 million senior unsecured revolving credit facility.

The Company anticipates that cash flows from operations and available financing sources will be sufficient to meet the Company's foreseeable cash requirements and provide the Company with the financial resources to take advantage of strategic growth opportunities.

Accounting Changes

In June of 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement, effective for the Company's fiscal year beginning November 1, 2000, establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or a liability measured at its fair value. The adoption of this standard will not have a material impact on the Company's results of operations or consolidated financial position.


Certain Factors That May Affect Future Results

From time to time, information provided by the Company or information included in its filings with the Securities and Exchange Commission (including this Annual Report) may contain statements that are not historical facts, but for this purpose are referred to as "forward-looking statements." The Company's actual future results may differ significantly from those stated in any forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the factors discussed below.

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

The Company derives almost all of its revenue from investment adviser and administration fees and distribution income received from the Eaton Vance funds, other pooled investment vehicles and separately managed accounts. As a result, the Company is dependent upon the contractual relationships it maintains with these funds, other pooled investment vehicles and separately managed accounts. In the event that any of the management contracts, administration contracts, underwriting contracts or service agreements are not renewed pursuant to the terms of these contracts or agreements, the Company's financial results may be adversely affected.

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

Market Risk

The Company is routinely subjected to different types of risk, including market risk. Market risk is the risk that the Company will incur losses due to adverse changes in equity prices, interest rates, or currency exchange rates. The Company's primary market risk exposures are to changes in equity prices and interest rates, although the Company also has some exposure to changes in foreign currency exchange rates.

A significant portion of the Company's revenue is based upon the market value of assets under management. Accordingly, a decline in the prices of securities, adverse changes in interest rates, or client withdrawals of assets under management, may cause the Company's revenue to decline.

Equity price risk generally means the risk of economic loss that may result from adverse changes in the price of an equity security, a basket of equity securities or an equity market index. The Company's primary exposure to equity price risk stems from the fees it derives from equity fund assets under management and its investments in equity funds.

Interest rate risk is the possibility of an economic loss due to adverse changes in interest rates. The Company's primary exposure to interest rate risk arises from its fixed-rate and floating-rate borrowings, investments in sponsored investment companies and collateralized debt obligations, and its fixed-income, bank loan and other floating-rate fund assets under management.

Foreign currency risk is the risk that the Company will incur economic losses due to adverse changes in foreign currency exchange rates. This risk arises from an investment denominated in European Currency Units (Euros). The Company utilizes a foreign currency exchange contract to hedge the foreign currency risk of this investment. At October 31, 2000, the Company had an open forward currency exchange contract to sell Euros for $4.0 million U.S. dollars. The Company does not enter into foreign currency transactions for trading or speculative purposes.

Consolidated Statements of Income
-------------------------------------------------------------------------------
                                                       Years Ended
                                                        October 31,
(in thousands, except per share figures)          2000      1999      1998
-------------------------------------------------------------------------------
REVENUE:
  Investment adviser and administration fees   $226,344  $198,644  $152,481
  Distribution income                           199,833   146,436    91,347
  Income from real estate activities                 54     1,931     4,405
  Other income                                    3,335     1,939     1,754
-------------------------------------------------------------------------------
    Total revenue                               429,566   348,950   249,987
-------------------------------------------------------------------------------
EXPENSES:
  Compensation of officers and employees         77,178    68,535    58,343
  Amortization of deferred sales commissions     82,809    63,991    64,570
  Other expenses                                 86,915    67,238    48,457
  Sales commission expense (Note 2)                  --    71,282    29,965
-------------------------------------------------------------------------------
    Total expenses                              246,902   271,046   201,335
-------------------------------------------------------------------------------
Operating income                                182,664    77,904    48,652

OTHER INCOME (EXPENSE):
  Interest income                                 5,668     3,631     5,609
  Interest expense                               (2,016)   (2,960)   (3,818)
  Gain on sale of investments                       226     7,325     2,126
  Equity in net income of affiliates                637        10       105
  Impairment loss on real estate                     --        --    (2,636)
-------------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of change in accounting principle      187,179    85,910    50,038
Income taxes                                     71,128    33,505    19,515
-------------------------------------------------------------------------------
Income before cumulative effect of change
  in accounting principle                       116,051    52,405    30,523
Cumulative effect of change in accounting
  principle, net of income taxes                     --   (36,607)       --
-------------------------------------------------------------------------------
Net income                                     $116,051  $ 15,798  $ 30,523
-------------------------------------------------------------------------------
Earnings per share before cumulative effect
  of change in accounting principle:
    Basic                                      $   1.65  $   0.73  $   0.42
-------------------------------------------------------------------------------
    Diluted                                    $   1.58  $   0.70  $   0.40
-------------------------------------------------------------------------------
Cumulative effect of change in accounting
  principle, per share:
    Basic                                      $    --   $  (0.51) $    --
-------------------------------------------------------------------------------
    Diluted                                    $    --   $  (0.49) $    --
-------------------------------------------------------------------------------
Earnings per share:
    Basic                                      $   1.65  $   0.22  $   0.42
-------------------------------------------------------------------------------
    Diluted                                    $   1.58  $   0.21  $   0.40
-------------------------------------------------------------------------------

See notes to consolidated financial statements.

Consolidated Balance Sheets
---------------------------

                                                              October 31,
(in thousands)                                               2000        1999
-------------------------------------------------------------------------------

Assets

CURRENT ASSETS:
  Cash and equivalents                                   $ 60,479    $ 77,395
  Short-term investments                                   42,000          --
  Investment adviser fees and other receivables             9,576       9,101
  Real estate asset held for sale                           1,451       1,451
  Other current assets                                      6,736       2,541
-------------------------------------------------------------------------------
    Total current assets                                  120,242      90,488
-------------------------------------------------------------------------------
OTHER ASSETS:
  Investments:
    Investment in affiliates                                7,492       7,235
    Investment companies                                   22,568      15,106
    Other investments                                      23,119       6,326
  Other receivables                                         5,832       5,836
  Deferred sales commissions                              239,131     219,201
  Equipment and leasehold improvements,
   net of accumulated depreciation and
   amortization of $5,060 and $3,425, respectively         13,161      12,459
  Goodwill and other intangibles, net of
   accumulated amortization of $556 and $422, respectively  1,444       1,578
-------------------------------------------------------------------------------
   Total other assets                                     312,747     267,741
-------------------------------------------------------------------------------
Total assets                                             $432,989    $358,229
-------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                                              October 31,
(in thousands, except share figures)                        2000        1999
-------------------------------------------------------------------------------

Liabilities and Shareholders' Equity

CURRENT LIABILITIES:
  Accrued compensation                                   $ 29,050    $ 20,947
  Accounts payable and accrued expenses                    14,621      14,938
  Dividend payable                                          4,164       3,357
  Current portion of long-term debt                         7,143       7,143
  Other current liabilities                                 6,815       2,505
-------------------------------------------------------------------------------
    Total current liabilities                              61,793      48,890
-------------------------------------------------------------------------------
6.22% Senior Note                                          21,429      28,571
-------------------------------------------------------------------------------
Deferred income taxes                                      94,817      86,500
-------------------------------------------------------------------------------
Commitments and contingencies                                  --          --

SHAREHOLDERS' EQUITY:
  Common stock, par value $0.0078125 per share:
    Authorized, 640,000 shares
    Issued, 154,880 shares                                      1           1
  Non-voting common stock, par value $0.0078125 per share:
    Authorized, 95,360,000 shares
    Issued, 69,388,814 and 70,364,710 shares, respectively    542         550
  Additional paid-in capital                                   --          --
  Accumulated other comprehensive income                    5,193       4,040
  Notes receivable from stock option exercises             (2,485)     (2,231)
  Retained earnings                                       251,699     191,908
-------------------------------------------------------------------------------
    Total shareholders' equity                            254,950     194,268
-------------------------------------------------------------------------------
Total liabilities and shareholders' equity               $432,989    $358,229
-------------------------------------------------------------------------------

See notes to consolidated financial statements.

92
Consolidated Statements of Cash Flows
-------------------------------------------------------------------------------
                                                        Years Ended
                                                         October 31,
(in thousands)                                    2000       1999        1998
-------------------------------------------------------------------------------
Cash and equivalents, beginning of year      $  77,395  $  54,386   $  61,928

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                   116,051     15,798      30,523
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Cumulative effect of change in
      accounting principle, net of tax            --       36,607        --
    Equity in net income of affiliates            (637)       (10)       (105)
    Dividend received from affiliate               552        368         430
    Impairment loss on real estate                --         --         2,636
    Deferred income taxes                        7,482     26,580      14,972
    Amortization of deferred sales commission   82,809     63,991      64,570
    Depreciation and other amortization          2,134      1,675       2,174
    Payment of capitalized sales commissions  (129,458)  (147,291)   (128,707)
    Capitalized sales charges received          26,719     17,488      22,583
    Gain on sale of investments                 (1,839)    (7,325)     (2,126)
    Proceeds from sale of trading investments   45,613       --          --
    Purchase of trading investments            (84,903)      --          --
    Changes in other assets and liabilities      9,354     14,185       2,947
-------------------------------------------------------------------------------
      Net cash provided by operating
        activities                              73,877     22,066       9,897
-------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate, equipment
    and leasehold improvements                  (2,670)   (11,823)     (1,849)
  Net (increase) decrease in notes and
    receivables from affiliates                   (250)       735         892
  Proceeds from sale of real estate               --       25,170       7,518
  Investment in affiliate                         (172)      --          --
  Proceeds from sale of available-for-sale
    investments                                 22,013     49,991     162,841
  Purchase of available-for-sale investments   (45,549)   (10,673)   (133,195)
-------------------------------------------------------------------------------
    Net cash provided by (used for) investing
      activities                               (26,628)    53,400      36,207
-------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Revolving credit facility borrowings            --       12,000       7,000
  Payments on notes payable                     (7,142)   (27,138)    (14,394)
  Proceeds from issuance of non-voting
    common stock                                 7,771      8,025       5,615
  Dividends paid                               (13,419)   (10,780)     (8,760)
  Repurchase of non-voting common stock        (51,375)   (34,564)    (43,107)
-------------------------------------------------------------------------------
    Net cash used for financing activities     (64,165)   (52,457)    (53,646)
-------------------------------------------------------------------------------
Net increase (decrease) in cash and
  equivalents                                  (16,916)    23,009      (7,542)
-------------------------------------------------------------------------------
Cash and equivalents, end of year            $  60,479  $  77,395   $  54,386
-------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid                              $   2,068  $   3,014   $   3,871
-------------------------------------------------------------------------------
  Income taxes paid                          $  65,245  $   5,477   $   7,521
-------------------------------------------------------------------------------
See notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity and Comprehensive Income
----------------------------------------------------------------------------------------------
                                                                       Years Ended
                                                                        October 31,
(in thousands)                                                2000          1999          1998
----------------------------------------------------------------------------------------------
COMMON STOCK AT PAR VALUE
  Balance, end of year                                    $      1      $      1      $      1
----------------------------------------------------------------------------------------------
NON-VOTING COMMON STOCK AT PAR VALUE
  Balance, beginning of year                              $    550      $    556      $    577
  Issuance on exercise of stock options                          7            11            10
  Issuance under employee stock purchase plan                    1             1             1
  Issuance under employee incentive plan                         1             1             1
  Issuance under restricted stock plan                           2          --            --
  Repurchase                                                   (19)          (19)          (33)
----------------------------------------------------------------------------------------------
  Balance, end of year                                    $    542      $    550      $    556
----------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
  Balance, beginning of year                              $   --        $   --        $ 21,001
  Issuance on exercise of stock options                      4,899         5,249         4,042
  Issuance under employee stock purchase plan                1,077         1,036           763
  Issuance under employee incentive plan                     1,784         1,728           798
  Issuance under restricted stock plan                       1,000          --            --
  Tax benefit of stock option exercises                        562         1,009         2,827
  Repurchase                                                (9,322)       (9,022)      (29,431)
----------------------------------------------------------------------------------------------
  Balance, end of year                                    $   --        $   --        $   --
----------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance, beginning of year                              $  4,040      $  1,120      $  2,445
  Unrealized gain (loss) on marketable securities,
    net of tax                                               1,153         2,920        (1,325)
----------------------------------------------------------------------------------------------
  Balance, end of year                                    $  5,193      $  4,040      $  1,120
----------------------------------------------------------------------------------------------
NOTES RECEIVABLE FROM STOCK OPTION EXERCISES
  Balance, beginning of year                              $ (2,231)     $ (2,957)     $ (3,168)
  Issuance on exercise of stock options                       (677)       (1,534)         (674)
  Principal repayments                                         423         2,260           885
----------------------------------------------------------------------------------------------
  Balance, end of year                                    $ (2,485)     $ (2,231)     $ (2,957)
----------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance, beginning of year                              $191,908      $213,089      $205,424
  Net income                                               116,051        15,798        30,523
  Dividends declared ($0.20, $0.16, $0.13 per share)       (14,226)      (11,456)       (9,215)
  Repurchase                                               (42,034)      (25,523)      (13,643)
----------------------------------------------------------------------------------------------
  Balance, end of year                                    $251,699      $191,908      $213,089
----------------------------------------------------------------------------------------------
  TOTAL SHAREHOLDERS' EQUITY                              $254,950      $194,268      $211,089
----------------------------------------------------------------------------------------------
SHARES OUTSTANDING
  Shares outstanding, beginning of year                     70,520        71,332        74,030
  Issuance on exercise of stock options                        898         1,436         1,282
  Issuance under employee stock purchase plan                   87           102           124
  Issuance under employee incentive plan                       111           158            94
  Issuance under restricted stock plan                         291          --            --
  Repurchase                                                (2,363)       (2,508)       (4,198)
----------------------------------------------------------------------------------------------
  Shares outstanding, end of year                           69,544        70,520        71,332
----------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME
  Net income                                              $116,051      $ 15,798      $ 30,523
  Other comprehensive income (loss)                          1,153         2,920        (1,325)
----------------------------------------------------------------------------------------------
  Comprehensive income                                    $117,204      $ 18,718      $ 29,198
----------------------------------------------------------------------------------------------
See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
------------------------------------------

1. Summary of Significant Accounting Policies

BUSINESS AND ORGANIZATION
Eaton Vance Corp. and subsidiaries (the Company) provide investment advisory and distribution services to mutual funds and investment management services to private counsel clients, private funds and separately managed accounts. Revenue is largely dependent on the total value and composition of assets under management, which include domestic and international equity, domestic and international debt, real estate and bank loan portfolios. Accordingly, fluctuations in financial markets and in the composition of assets under management impact revenue and the results of operations.

SEGMENT INFORMATION

Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes disclosure requirements relating to operating segments in annual and interim financial statements. Management has assessed the requirements of SFAS No. 131 and determined that the Company operates in one business segment, namely as an investment adviser managing both domestic and international portfolios.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Eaton Vance Corp. and all of its wholly owned subsidiaries. The equity method of accounting is used for investments in affiliates in which the Company's ownership ranges from 20 to 50 percent. All material intercompany accounts and transactions have been eliminated.

STOCK SPLIT

The number of shares used for purposes of calculating earnings per share and all other share and per share data has been adjusted for all periods presented to reflect a two-for-one stock split on November 13, 2000.

CASH AND EQUIVALENTS

Cash and equivalents consist principally of short-term, highly liquid investments with maturities of three months or less and are recorded at cost, which is equivalent to market value.

INVESTMENTS

Management determines the appropriate classification of its investments at the time of purchase. Investments classified as available-for-sale are carried at their estimated fair value. Net unrealized holding gains or losses on these investments are reported net of income taxes as a separate component of accumulated other comprehensive income in shareholders' equity. The cost of investments sold is based on the average cost method.

Investments classified as trading securities are carried at their estimated fair value. Net unrealized holding gains or losses on these investments are reflected as a component of other income. Such gains and losses are computed using the average cost assumption.

Investments in investment companies held in connection with the Company's activities as principal underwriter are recorded at market value. Realized and unrealized gains and losses are reflected in other income.

Investments in collateralized debt obligations are classified as available-for-sale and recorded in other investments. The excess of future cash flows over the initial investment at the date of purchase is recognized as interest income over the life of the investment using the effective yield method.

The Company reviews cash flow estimates throughout the life of each investment to determine if an impairment charge is required to be taken through current earnings. If the updated estimate of future cash flows (taking into account both timing and amounts) is less than the last revised estimate, an impairment loss is recognized based on the excess of the carrying amount of the investment over its fair value.

Certain other investments are carried at the lower of cost or management's estimate of net realizable value owing primarily to restrictions on resale of the investments.

REAL ESTATE ASSETS HELD FOR SALE

Real estate assets held for sale are carried at the lower of cost or fair market value, less cost to sell, and are not depreciated while they are held for sale.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided principally by the straight-line method over the estimated useful lives of the related assets, which range from 3 to 20 years, or over the terms of the related leases, if shorter.

DEFERRED SALES COMMISSIONS

Sales commissions paid to brokers/dealers in connection with the sale of shares of open-end and bank loan interval funds are capitalized and amortized over various periods, none of which exceeds six years. Distribution plan payments received from these funds are recorded in income as earned. Contingent deferred sales charges and early withdrawal charges received by the Company from redeeming shareholders of open-end and bank loan interval funds, respectively, reduce unamortized deferred sales commissions first, with any remaining amount recorded in income.

From July 23, 1998 to April 30, 1999, sales commissions paid to broker/dealers in connection with the sale of bank loan interval funds were expensed as incurred. Prior to July 23, 1998 and after April 30, 1999, these payments were capitalized and amortized over one to five years (see Note 2).

In fiscal 2000, the Company adjusted the amortization period of certain deferred sales commission assets in order to better match amortization expense with projected distribution fee income. This adjustment resulted in an increase in amortization expense of $20.0 million in fiscal 2000.

Sales commissions paid to broker/dealers in connection with the sale of shares of traditional closed-end funds are expensed as incurred.

GOODWILL AND OTHER INTANGIBLES

Goodwill represents the excess of the cost of the Company's investment in the net assets or stock of acquired companies over the fair value of the underlying identifiable net assets at the dates of acquisition. Other intangibles represent the cost of management contracts acquired. Amortization is provided on a straight-line basis over the estimated useful lives of these assets, not exceeding 20 years.

The Company periodically reviews identifiable intangibles for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. As a result of these periodic reviews, there have been no adjustments to the carrying value of identifiable intangibles in fiscal 2000, 1999 or 1998.

REVENUE RECOGNITION

Investment advisory, administration and distribution fees are accrued as earned. Sales of shares of investment companies in connection with the Company's activities as principal underwriter are accounted for on a settlement date basis, which approximates trade date basis, with the related commission income and expense recorded on a trade date basis.

INCOME TAXES

Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities. Such deferred taxes relate principally to capitalized sales commissions paid to brokers and dealers, which are currently deducted for tax purposes.

EARNINGS PER SHARE

On November 1, 1997, the Company adopted SFAS No. 128, "Earnings per Share," and restated all prior-period earnings per share data. Basic earnings per share excludes the dilutive effect of outstanding stock options and is computed by dividing net income by the weighted average common shares outstanding of 70.4 million, 71.6 million, and 72.6 million in 2000, 1999, and 1998, respectively. Diluted earnings per share reflects the potential dilution that could occur if all outstanding in-the-money stock options were exercised. It is computed by increasing the denominator of the basic earnings per share calculation by potentially dilutive common shares of 2.8 million, 2.9 million, and 2.9 million in 2000, 1999, and 1998, respectively.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Pro forma net income and earnings per share information has been presented in Note 7 as required under SFAS No. 123, "Accounting for Stock-Based Compensation," as if the SFAS No. 123, methodology had been applied.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into foreign currency exchange contracts for the sole purpose of hedging certain investments denominated in foreign currencies. As a matter of policy, the Company does not engage in currency speculation.

COMPREHENSIVE INCOME

Total comprehensive income is reported in the Consolidated Statements of Shareholders' Equity and Comprehensive Income and includes net income and net unrealized gains and losses on investments classified as available-for-sale, net of income taxes.

ACCOUNTING ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Changes in such estimates may affect amounts reported in future periods.


2. Significant Accounting Changes

In October 1998, the Financial Accounting Standards Board (FASB) staff addressed the accounting for offering costs incurred in connection with the distribution of funds when the adviser does not receive both Rule 12b-1 fees and contingent deferred sales charges. In its announcement, the FASB staff concluded that such offering costs, including sales commissions paid, were to be considered start-up costs in accordance with American Institute of Certified Public Accountants Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." Accordingly, the FASB staff concluded that subsequent to July 23, 1998, the effective date of the announcement, these offering costs should be expensed as incurred. Prior to the FASB staff announcement, the Company's policy was to capitalize and amortize these costs over a period not to exceed five years.

To comply with the requirements of both the FASB staff announcement and SOP 98-5, the Company expensed all offering costs incurred subsequent to July 23, 1998 in connection with the distribution of its closed-end funds and bank loan interval funds that did not have both Rule 12b-1 fees and contingent deferred sales charges. Closed-end, interval and private fund sales commissions paid and capitalized prior to and including the July 23, 1998 effective date of the FASB staff announcement were expensed as a cumulative effect of change in accounting principle, as described in APB Opinion No. 20, "Accounting Changes," upon adoption of SOP 98-5 by the Company effective November 1, 1998. The cumulative effect of the adoption on November 1, 1998 was a charge to the Consolidated Statements of Income of $36.6 million, net of income taxes of $23.4 million.

In April of 1999, the bank loan interval funds received shareholder approval and a Securities and Exchange Commission (SEC) exemptive order permitting them, beginning May 1, 1999, to implement Rule 12b-1 equivalent distribution plans. With the implementation of these distribution plans, the Company resumed capitalizing and amortizing sales commissions paid to broker/ dealers for sales of its bank loan interval funds effective May 1, 1999, the beginning of the third fiscal quarter of 1999. Closed-end and bank loan interval fund sales commissions expensed from November 1, 1998 to April 30, 1999 totaled $71.3 million.

The change in accounting treatment has not had, nor will have, any effect on the Company's cash flow or cash position.


3. Investment in Affiliates

The Company has a 21 percent equity interest in Lloyd George Management (BVI) Limited (LGM), an independent investment management company based in Hong Kong that manages or co-manages several emerging market mutual funds sponsored by the Company. The Company's investment in LGM was $7.5 million and $7.2 million at October 31, 2000 and 1999, respectively. At October 31, 2000, the Company's investment exceeded its share of the underlying net assets of LGM by $5.3 million. This excess is being amortized over a 20-year period.

4. Real Estate Investments

The real estate asset held for sale consists of a warehouse in Springfield, Massachusetts at both October 31, 2000 and 1999.

The sale of the Springfield property was completed in November 2000. The net proceeds from the sale of the Springfield property exceeded its carrying value at October 31, 2000.

In accordance with the provisions of SFAS No. 121, the Company recognized a pre-tax impairment loss of $2.6 million in the first quarter of 1998 based on the estimated fair values, less cost to sell, of a shopping center and office building located in Troy, New York. In fiscal 1999, the Company, through a wholly owned subsidiary, sold the shopping center and office building in Troy, New York. The purchaser agreed to acquire the property for fifty thousand dollars and the related indebtedness. A wholly owned subsidiary of the Company will remain as a guarantor on the related indebtedness until such time as certain net operating income and debt service requirements on the property are met.

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


5. Long-term Debt

6.22% SENIOR NOTE

The Company has an unsecured 6.22% Senior Note due March 2004 with a remaining balance of $28.6 million at October 31, 2000. Principal payments on the note are due in equal annual installments of approximately $7.1 million. The note may be prepaid in part or in full at any time. Certain covenants in the Senior Note Purchase Agreement require specific levels of cash flow and net income and others restrict additional investment and indebtedness.

REVOLVING CREDIT FACILITY

The Company has a senior unsecured revolving credit agreement with six unaffiliated banks, under which it may borrow up to $50 million. The terms of the facility provide for various borrowing rate options and allow the Company to increase the facility amount to a maximum of $75 million at any time through its expiration on October 15, 2001. The agreement contains financial covenants with respect to borrowings, tangible net worth, leverage and interest coverage and requires the Company to pay an annual facility fee on the total commitment. The facility fee is calculated on a pricing grid based on the Company's total debt to earnings ratio. At October 31, 2000, the Company had no outstanding borrowings under this facility.

6. Lease Commitments

The Company leases certain real estate and equipment under noncancelable operating leases. Rent expense under these leases in 2000, 1999 and 1998 amounted to $4.5 million, $2.4 million, and $0.6 million, respectively. Future minimum lease commitments are as follows:

Year Ending
October 31                           Amount
-------------------------------------------
(in thousands)
2001                                $ 3,936
2002                                  4,165
2003                                  4,417
2004                                  4,727
2005                                  4,917
2006 - 2009                          17,300
-------------------------------------------
Total                               $39,462
-------------------------------------------

7. Stock Plans

In accordance with APB Opinion No. 25, no compensation cost has been recognized in the consolidated financial statements for the Company's stock option, stock purchase and stock alternative plans. Had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value method as described in SFAS No. 123, the Company's net income and earnings per share for the years ended October 31, 2000, 1999, and 1998 would have been reduced to the following pro forma amounts:

                            2000            1999         1998
-------------------------------------------------------------
(net income figures in thousands)
Net income:
  As reported            $116,051       $ 15,798     $ 30,523
  Pro forma              $113,202       $ 13,627     $ 28,861
Earnings per share:
  As reported:
    Basic                $   1.65       $   0.22     $   0.42
    Diluted              $   1.58       $   0.21     $   0.40
  Pro forma:
    Basic                $   1.61       $   0.19     $   0.40
    Diluted              $   1.55       $   0.18     $   0.38

The fair value of each option grant included in the pro forma net income shown above is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in fiscal 2000, 1999, and 1998:

                        2000        1999        1998
----------------------------------------------------
Dividend yield         0.96%       1.11%       1.28%
Volatility               29%         31%         29%
Risk-free
  Interest rate         5.9%        6.4%        4.2%
Expected life of
  Options            10 years     8 years     5 years

For purposes of pro forma disclosure, the estimated fair value of each option grant is amortized to expense ratably over the option-vesting period. These pro forma amounts may not be indicative of the future benefit, if any, to be received by the option holder.

The pro forma information reflected on the previous page may not be representative of the amounts to be expected in future years because the fair-value method of accounting described in SFAS No. 123 is not applicable to options granted in fiscal years prior to 1996.

STOCK OPTION PLAN

The Company has a Stock Option Plan (the 1998 Plan) administered by the Option Committee of the Board of Directors under which stock options may be granted to key employees of the Company. No stock options may be granted under the plan with an exercise price of less than the fair market value of the stock at the time the stock option is granted. The options expire five to 10 years from the date of grant and vest over a five-year period as stipulated in each grant. The 1998 Plan contains provisions, which, in the event of a change in control of the Company, may accelerate the vesting of awards. A total of 7.2 million shares has been reserved for issuance under the 1998 Plan. Through October 31, 2000, 2.6 million shares have been issued pursuant to this plan.

Stock option transactions under the 1998 Plan and predecessor plans are summarized as follows:

                                          2000             1999            1998
-------------------------------------------------------------------------------
                                      WEIGHTED         Weighted        Weighted
                                       AVERAGE          Average         Average
                                      EXERCISE         Exercise        Exercise
                               SHARES    PRICE  Shares    Price  Shares   Price
-------------------------------------------------------------------------------
(share figures in thousands)
Balance, beginning of period    5,130   $ 7.52   5,212   $ 5.39   5,284   $3.97
Granted                         1,239    17.40   1,412    11.50   1,308    9.04
Exercised                        (898)    5.46  (1,436)    3.66  (1,282)   3.16
Forfeited/Expired                 (76)   13.60     (58)    8.51     (98)   7.06
-------------------------------------------------------------------------------
Balance, end of period          5,395   $10.04   5,130   $ 7.52   5,212   $5.39
-------------------------------------------------------------------------------

The weighted average grant date fair value of options granted during the years ending October 31, 2000, 1999, and 1998 were $17.40, $11.50, and $9.04 per share, respectively.

Outstanding options to purchase shares of non-voting common stock issued under the 1998 Plan and predecessor plans are summarized as follows:

                                              Options Outstanding                  Options Exercisable
--------------------------------------------------------------------------------------------------------
                                                      Weighted
                                                       Average      Weighted         Shares     Weighted
                                        Shares       Remaining       Average    Exercisable      Average
                                   Outstanding     Contractual      Exercise          as of     Exercise
Range of Exercise Prices        as of 10/31/00            Life         Price       10/31/00        Price
--------------------------------------------------------------------------------------------------------
(share figures in thousands)
$3.53 - $5.36                            1,902             1.0        $ 5.00          1,670       $ 4.97
$5.74                                       41             1.1          5.74             21         5.74
$8.92 - $10.41                             963             2.1          8.98            754         8.93
$11.31 - $12.62                          1,274             5.9         11.48            261        11.47
$17.19 - $18.25                          1,153             9.0         17.20              2        18.25
$18.91 - $21.53                             58             8.2         20.99             --           --
$24.03                                       4             9.7         24.03             --           --
--------------------------------------------------------------------------------------------------------
                                         5,395             4.1        $10.04          2,708       $ 6.72
--------------------------------------------------------------------------------------------------------

In November 2000, the Company granted options for the purchase of an additional 1.7 million shares under the 1998 Plan at prices ranging from $24.53 to $26.98.

RESTRICTED STOCK PLAN

The Company has a Restricted Stock Plan administered by the Compensation Committee of the Board of Directors under which restricted stock may be granted to key employees. Restricted shares granted under the plan are subject to restrictions on transferability and carry the risk of forfeiture, based in each case on such considerations as the Compensation Committee shall determine. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions shall be forfeited upon termination of employment.

In 2000, 290,910 shares were issued pursuant to the plan at a weighted average grant date fair value of $17.19 per share. A total of 1,000,000 shares has been reserved under the plan. The Company recorded compensation expense of $1.0 million for the year ended October 31, 2000 relating to those shares. Restrictions on shares granted in 2000 lapse five to seven years from date of grant.

EMPLOYEE STOCK PURCHASE PLAN

A total of 4.5 million shares of the Company's non-voting common stock has been reserved for issuance under the Employee Stock Purchase Plan. The plan qualifies under Section 423 of the United States Internal Revenue Code and permits eligible full-time employees to direct up to 15 percent of their salaries to a maximum of $12,500 toward the purchase of Eaton Vance Corp. non-voting common stock at the lower of 90 percent of the market price of the non-voting common stock at the beginning or at the end of each six-month offering period. Through October 31, 2000, 3.1 million shares have been issued pursuant to this plan.

INCENTIVE PLAN-STOCK ALTERNATIVE

A total of 2.4 million shares of the Company's non-voting common stock has been reserved for issuance under the Incentive Plan-Stock Alternative, a plan that qualifies under Section 423 of the United States Internal Revenue Code. The plan permits employees and officers to direct up to half of their monthly and annual incentive bonuses toward the purchase of non-voting common stock at 90 percent of the average market price of the stock for five days subsequent to the end of the six-month offering period. Through October 31, 2000, 1.3 million shares have been issued pursuant to this plan.

EXECUTIVE LOAN PROGRAM

The Company has established an Executive Loan Program under which a maximum of $10.0 million is available for loans to certain key employees for purposes of financing the exercise of stock options for shares of the Company's non-voting common stock. Such loans are written for a seven-year period, at varying fixed interest rates (currently ranging from 4.8 percent to 8.0 percent), are payable in annual installments commencing with the third year in which the loan is outstanding, and are collateralized by the stock issued upon exercise of the option. Loans outstanding under this program amounted to $2.5 million and $2.2 million at October 31, 2000 and 1999, respectively.


8. Employee Benefit Plans

PROFIT SHARING RETIREMENT PLANS

The Company has two profit sharing retirement plans for the benefit of substantially all employees whereby up to 15 percent of eligible compensation of participants may be contributed. The Company has contributed $4.3 million, $3.7 million, and $2.9 million, the maximum amounts permitted under the plans, for the years ended October 31, 2000, 1999 and 1998, respectively.

SAVINGS PLAN AND TRUST

The Company has a Savings Plan and Trust that is qualified under Section 401 of the Internal Revenue Code. All full-time employees who have met certain age and length of service requirements are eligible to participate in the plan. This plan allows participating employees to contribute up to eight percent of their gross salary on a pretax basis to the plan. The Company then matches each participant's contribution on a dollar-for-dollar basis up to a maximum of $1,040. The Company's expense under the plan was $0.3 million, $0.3 million and $0.2 million for the years ended October 31, 2000, 1999 and 1998, respectively.

SUPPLEMENTAL PROFIT SHARING PLAN

The Company has an unfunded, non-qualified Supplemental Profit Sharing Plan whereby certain key employees of the Company may receive profit sharing contributions in excess of the amounts allowed under the profit sharing retirement plans. No employee may receive combined contributions in excess of $30,000 to the Profit Sharing Retirement Plan and the Supplemental Profit Sharing Plan. The Company's expense under the plan for each of the years ended October 31, 2000, 1999 and 1998 was $0.2 million, $0.1 million and $0.1 million, respectively.


9. Common Stock Repurchases

On October 11, 2000, the Company's Board of Directors authorized the purchase by the Company of up to 4.0 million shares of the Company's non- voting common stock. Through October 31, 2000, 529,000 shares have been acquired under this authorization. An additional 1,834,000 shares were purchased in fiscal 2000 under a previous authorization. Such shares are immediately retired upon repurchase.


10.   Income Taxes

The provision for income taxes (before the cumulative effect of a change in accounting principle) for the years ended October 31, 2000, 1999 and 1998 consists of the following:

                       2000       1999        1998
--------------------------------------------------
(in thousands)
Current:
  Federal           $55,954    $ 6,321     $ 4,097
  State               7,692        604         446
Deferred:
  Federal             6,546     23,209      12,910
  State                 936      3,371       2,062
--------------------------------------------------
Total               $71,128    $33,505     $19,515
--------------------------------------------------

Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities.

The significant components of deferred income taxes are as follows:

                                              2000            1999
------------------------------------------------------------------
(in thousands)
Deferred tax assets:
  Tax benefit of stock option awards       $   269         $   904
  Deferred rent                                490              --
  Differences between book and tax bases
    of investments                             683             400
  Other                                      1,077           1,253
------------------------------------------------------------------
Total                                      $ 2,519         $ 2,557
------------------------------------------------------------------
Deferred tax liabilities:
  Deferred sales commissions               $91,943         $84,344
  Differences between book and tax bases
    of property                                939             458
  Unrealized net holding gains on
    investments                              3,044           2,484
  Other                                      1,096           1,097
------------------------------------------------------------------
Total                                      $97,022         $88,383
------------------------------------------------------------------
Net deferred tax liability                 $94,503         $85,826
------------------------------------------------------------------

Deferred tax assets and liabilities are reflected on the Company's consolidated balance sheets at October 31, 2000 and 1999 as follows:

                                              2000            1999
------------------------------------------------------------------
(in thousands)
Net current deferred tax asset             $  (314)        $  (674)
Net non-current deferred tax liability      94,817          86,500
------------------------------------------------------------------
Net deferred tax liability                 $94,503         $85,826
------------------------------------------------------------------

The following table reconciles the statutory federal income tax rate to the Company's effective income tax rate:

                                                    2000     1999     1998
------------------------------------------------------------------------------
Federal statutory tax rate                          35.0%    35.0%    35.0%
Increases (decreases) in taxes from:
  State income tax (net of effect of federal tax)    3.0      3.0      3.2
  Other                                               --      1.0      0.8
------------------------------------------------------------------------------
Effective tax rate                                  38.0%    39.0%    39.0%
------------------------------------------------------------------------------

The Massachusetts Department of Revenue (MDOR) has examined the tax returns for the Company and its subsidiaries for the fiscal years 1993 through 1995. In connection with this examination, the MDOR has assessed additional taxes and interest of $5.8 million. In the opinion of management, after consultation with outside tax and legal counsel, there is significant merit to the positions claimed on the tax returns as filed and the Company intends to vigorously contest the assessment. However, Massachusetts General Laws had required the Company to pay the assessment in advance. At October 31, 2000 and 1999, the payment has been recorded in "Other receivables" on the Company's consolidated balance sheets.

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

CASH AND EQUIVALENTS

The estimated fair value of cash and equivalents approximates their carrying value due to their short-term maturities.

SHORT-TERM INVESTMENTS AND INVESTMENT IN INVESTMENT COMPANIES

"Short-term investments" and "Investment in investment companies" primarily consist of available-for-sale and trading securities recorded at current market prices. The estimated fair value of these securities approximates their carrying value.

OTHER INVESTMENTS

Included in "Other investments" at October 31, 2000 are available-for-sale debt securities with contractual maturities in excess of 10 years. The carrying value of $21.8 million and $5.1 million at October 31, 2000 and 1999, respectively, for these securities is their estimated fair value.

Also included in "Other investments" are certain investments carried at cost, amounting to $0.9 million at both October 31, 2000 and 1999. Management believes that the fair value of these investments approximates their carrying value.

The remaining securities in "Other investments" primarily consist of available-for-sale securities. The carrying value of $0.4 million and $0.3 million at October 31, 2000 and 1999, respectively, for these securities is their estimated fair value.

FOREIGN CURRENCY CONTRACT

At October 31, 2000, the Company had an open forward exchange contract to sell European Currency Units (Euros) for $4.0 million U.S. dollars. This contract was entered into to hedge a Euro-denominated investment. The gain or loss associated with this contract, net of tax, is recorded as a component of accumulated other comprehensive income in the accompanying Consolidated Statements of Shareholders' Equity and Comprehensive Income.

NOTES RECEIVABLE AND OTHER RECEIVABLES

The estimated fair value of receivables included in "Other receivables" and "Notes receivable from stock option exercises" on the Company's consolidated balance sheet has been calculated by discounting expected future cash flows using management's estimates of current market interest rates for such notes and receivables. The estimated fair value of these notes and receivables approximates their carrying value.

6.22% SENIOR NOTE

The estimated fair value of the Company's 6.22% Senior Note at October 31, 2000 and 1999 is $27.7 million and $34.8 million, respectively, based on discounted future cash flows using a market interest rate available for debt with similar terms and remaining maturity.

UNREALIZED SECURITIES HOLDING GAINS AND LOSSES

The Company has classified as available-for-sale investments in sponsored mutual funds and private offerings having an aggregate fair value of $46.0 million and $15.5 million at October 31, 2000 and 1999, respectively. These securities are classified as "Short-term investments," "Investments in investment companies," and "Other investments" on the Company's consolidated balance sheet. Gross unrealized gains of $9.3 million and $6.8 million and gross unrealized losses of $1.9 million and $0.2 million at October 31, 2000 and 1999, respectively, have been excluded from earnings and reported in accumulated other comprehensive income as a separate component of shareholders' equity, net of deferred taxes.

The Company has classified as trading investments in sponsored mutual funds having an aggregate fair value of $40.8 million at October 31, 2000. Gross unrealized losses related to securities classified as trading of approximately $0.1 million have been included in earnings for the year-ended October 31, 2000.

12.   Regulatory Requirements

Eaton Vance Distributors, Inc., a wholly owned subsidiary of the Company and principal underwriter of the Eaton Vance Funds, is subject to the Securities and Exchange Commission uniform net capital rule (Rule 15c3-1) which requires the maintenance of minimum net capital. For purposes of this rule, the subsidiary had net capital of $49.5 million, which exceeds its minimum net capital requirement of $1.6 million at October 31, 2000. The ratio of aggregate indebtedness to net capital at October 31, 2000 was .48-to-1.

13.   Accounting Developments

In June of 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement, effective for the Company's fiscal year beginning November 1, 2000, establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or a liability measured at its fair value. The adoption of this standard will not have a material impact on the results of operations or consolidated financial position.


14.   Related Party Transactions

Investment advisory and distribution income earned from investment companies sponsored by the Company were $412.8 million, $332.6 million and $231.2 million in 2000, 1999 and 1998, respectively.

The portfolios and related funds that provided over 10 percent of the total revenue of the Company are as follows:

                                                       2000      1999      1998
-------------------------------------------------------------------------------
(dollar figures in thousands)
Tax-Managed Growth Portfolio and related funds:
  Investment adviser and administration fees,
    underwriting commissions, distribution plan
    payments, contingent deferred sales charges
    and service fees                               $149,545   $96,625   $46,462
 Percent of revenue                                    34.8%     27.7%     18.6%

Senior Debt Portfolio and related funds:
  Investment adviser and administration fees,
    distribution fees, early withdrawal charges
    and service fees                               $118,929   $99,544   $57,410
  Percent of revenue                                   27.7%     28.5%     23.0%

National Municipals Portfolio and related funds:
  Investment adviser and administration fees,
    underwriting commissions, distribution plan
    payments, contingent deferred sales charges
    and service fees                               $ 16,564   $25,098   $25,552
  Percent of revenue                                    3.9%      7.2%     10.2%

Investments in sponsored mutual funds and private offerings that are classified as "Cash and equivalents," "Short-term investments," "Investment in investment companies" and "Other investments" in the accompanying consolidated financial statements aggregate approximately $83.3 million and $37.5 million at October 31, 2000 and 1999, respectively. Dividend and interest income earned on these investments aggregated approximately $3.4 million, $3.1 million and $5.6 million in 2000, 1999 and 1998, respectively. The Company recognized net gains (losses) of approximately $1.8 million, ($1.0) million and $3.0 million in 2000, 1999 and 1998, respectively, resulting from the disposition of sponsored mutual fund investments.

15.   Comparative Quarterly Financial Information (Unaudited)

                                                 2000
------------------------------------------------------------------------------
                             FIRST     SECOND      THIRD     FOURTH       FULL
                           QUARTER    QUARTER    QUARTER    QUARTER       YEAR
------------------------------------------------------------------------------
(in thousands, except per share figures)
Total revenue             $102,248   $104,831   $107,983   $114,504   $429,566
Operating income          $ 45,244   $ 45,071   $ 44,025   $ 48,324   $182,664
Net income                $ 28,339   $ 29,447   $ 27,728   $ 30,537   $116,051
Earnings per share:
  Basic                   $   0.40   $   0.41   $   0.39   $   0.44   $   1.65
  Diluted                 $   0.38   $   0.39   $   0.37   $   0.42   $   1.58

                                                 1999
------------------------------------------------------------------------------
                             First     Second      Third     Fourth       Full
                           Quarter    Quarter    Quarter    Quarter       Year
------------------------------------------------------------------------------
(in thousands, except per share figures)
Total revenue             $ 75,477    $84,316   $91,049     $98,108   $348,950
Operating income (loss)   $(16,203)   $15,453   $36,228     $42,426   $ 77,904
Income (loss) before
  cumulative effect of
  accounting principle    $ (9,755)   $ 9,847   $26,404     $25,909   $ 52,405
Net income (loss)         $(46,362)   $ 9,847   $26,404     $25,909   $ 15,798
Earnings (loss) per
  share before cumulative
  effect of change in
  accounting principle:
    Basic                 $  (0.13)   $  0.13   $  0.37     $  0.36   $   0.73
    Diluted               $  (0.13)   $  0.13   $  0.35     $  0.35   $   0.70
Earnings (loss) per share:
  Basic                   $  (0.64)   $  0.13   $  0.37     $  0.36   $   0.22
  Diluted                 $  (0.64)   $  0.13   $  0.35     $  0.35   $   0.21

Independent Auditors' Report
----------------------------


To the Board of Directors and Shareholders of Eaton Vance Corp.:

We have audited the accompanying consolidated balance sheets of Eaton Vance Corp. and its subsidiaries (the "Company") as of October 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended October 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Eaton Vance Corp. and its subsidiaries as of October 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Financial Accounting Standards Board staff addressed the accounting for offering costs incurred in connection with the distribution of closed-end funds in 1998. As a result, in 1999 and 1998 the Company changed its method of accounting for such costs.



DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 21, 2000

Eaton Vance Corp.
-------------------------------------------------------------------------------

Directors                         Officers

JOHN G.L. CABOT                   JAMES B. HAWKES
                                  Chairman, President,
JAMES B. HAWKES                   and Chief Executive Officer

LEO I. HIGDON, JR.                THOMAS E. FAUST, JR.
                                  Executive Vice President
JOHN M. NELSON                    and Chief Equity Investment Officer

VINCENT M. O'REILLY               JEFFREY P. BEALE
                                  Vice President
RALPH Z. SORENSON                 and Chief Administrative Officer

                                  ALAN R. DYNNER
                                  Vice President, Secretary
                                  and Chief Legal Officer

                                  LAURIE G. HYLTON
                                  Vice President
                                  and Chief Accounting Officer

                                  WILLIAM M. STEUL
                                  Vice President, Treasurer,
                                  and Chief Financial Officer

                                  PETER D. STOKINGER
                                  Vice President
                                  and Internal Auditor

Investor Information
-------------------------------------------------------------------------------

Eaton Vance Corp. and Form 10-K

Eaton Vance Corp. has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the 2000 fiscal year. For a copy of that Report, which is available free of charge to shareholders of Eaton Vance Corp. upon request, or other information regarding the Company, please contact:

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

EquiServe, L.P.
Shareholder Correspondence,
Post Office Box 43010
Providence, RI 02940
(781) 575-3400
(800) 733-5001
www.equiserve.com


Auditors

Deloitte & Touche LLP
200 Berkeley Street
Boston, MA 02116
(617) 437-2000



Eaton Vance Corp.

The Eaton Vance Building
255 State Street
Boston, MA 02109
www.eatonvance.com

Design: Robert Farrell Associates, Inc.

                                                                     0441-AR-01