Form 10-K, Exhibit 13
period 2001-10-31
EATON VANCE CORP
filed 2002-01-29
CIK 350797

102

                               EATON VANCE CORP.

                               2001 ANNUAL REPORT

                               [Graphic Omitted]

        Eaton Vance Corp.

        Eaton Vance Corp., with a long history as a respected adviser of mutual funds, has today assumed a leading role in the investment industry as a Comprehensive Wealth Manager, offering a complete line of products for creating and growing wealth, protecting and preserving wealth and, ultimately, for distributing wealth, all with an emphasis on tax efficiency. The Company was formed by the 1979 merger of two Boston-based investment firms: Eaton & Howard, founded in 1924, and Vance, Sanders & Company, founded in 1934.

        About the Cover

        In the center of the mosaic floor is Eaton Vance's corporate logo, which serves as a dramatic focal point, both of the floor and of the photograph. Just as creating any work of art requires vision, so too does creating and operating a highly successful company. In this year's special section, Crafting the Mosaic, read about Eaton Vance's strategic initiatives, past and present, as the Company positions itself for success in the 21st century.

        [Graphic Omitted]

                               [Graphic Omitted]

                     To the families, friends and colleagues
                      of those who died on September 11th,
                         we extend our deepest sympathy.

                           To the courageous rescuers
                     who sacrificed or risked their lives,
                     we offer our gratitude and admiration.

                   To the women and men of our armed services,
                              we offer our prayers
                    for a speedy conclusion to their mission
                        and a safe return to our shores.

FINANCIAL HIGHLIGHTS

(in billions of dollars)                               2001               2000
-------------------------------------------------------------------------------
Assets Under Management                               $56.6              $49.2
Long-Term Fund Net Inflows                              6.1                5.3

(in millions of dollars)
-------------------------------------------------------------------------------

Revenue                                              $486.4             $429.6
Net Income                                            116.0              116.1
Shareholders' Equity                                  301.1              255.0

(in dollars)
-------------------------------------------------------------------------------

Per Common Share
Net Income
  Basic                                              $ 1.69             $ 1.65
  Diluted                                              1.60               1.58
Shareholders' Equity                                   4.39               3.67
Dividends                                              0.25               0.20


Assets Under Management
(in billions)

1995 - 2001 CAGR: 23%

        1995        16.0
        1996        17.3
        1997        21.3
        1998        28.4
        1999        40.9
        2000        49.2
        2001        56.6


Dividends per share
10 YEAR CAGR: 21%

        1992        0.0500
        1993        0.0600
        1994        0.0800
        1995        0.0800
        1996        0.0900
        1997        0.1100
        1998        0.1300
        1999        0.1600
        2000        0.2000
        2001        0.2500

TO SHAREHOLDERS

[Photo of James B. Hawkes]

          James B. Hawkes


[callout]
In fiscal 2001, Eaton Vance outperformed most of the mutual fund industry in terms of asset growth, market share gains, earnings progress and stock price performance.

I am pleased to report that fiscal 2001 was highly successful for Eaton Vance Corp. While the environment for financial services companies was particularly challenging during the year, Eaton Vance continued to outperform most of the mutual fund industry in terms of asset growth, market share gains, earnings progress and stock price performance. Additionally, Eaton Vance accomplished an important strategic goal on September 30 by acquiring Atlanta Capital Management Company, LLC, and Fox Asset Management, LLC, which together added $7.9 billion to assets under management. These acquisitions strengthen the Company in important ways and create new opportunities for growth, as described more fully in Crafting the Mosaic later in this report. In August, to provide funding for the pending acquisitions and for future strategic initiatives, Eaton Vance raised approximately $200 million on very favorable terms by issuing 30-year zero-coupon exchangeable notes with a yield to maturity of 1.5 percent. It was a busy year, with a great deal accomplished.

[callout]
On September 30, Eaton Vance accomplished an important strategic goal by acquiring Atlanta
Capital and Fox Asset Management, two leading institutional investment managers.

EATON VANCE PERFORMS WELL IN A DIFFICULT ENVIRONMENT

After almost 10 years of generally favorable economic conditions and rising equity markets, stock prices reversed course in March of 2000. The downward trend in equity markets continued throughout Eaton Vance's current fiscal year ended October 31, with the S&P 500 declining 25 percent and the NASDAQ Composite Index down 50 percent. As a result, the mutual fund industry experienced reduced demand overall, particularly for equity funds, and many industry participants experienced markedly lower sales and net redemptions. Eaton Vance performed very well in this difficult environment. Excluding the assets under management of Atlanta Capital and Fox Asset Management, Eaton Vance's overall assets declined only 2 percent, and equity assets declined only 3 percent. Counter to industry trends, long-term fund net inflows increased by 15 percent to $6.1 billion in fiscal 2001 from $5.3 billion the previous year. Strong fiscal 2001 equity net inflows of $5.1 billion offset most of the $5.9 billion in equity asset

[callout]
Counter to industry trends, Eaton Vance's long-term fund net inflows increased by 15 percent in fiscal 2001, to $6.1 billion from $5.3 billion the prior year.

depreciation caused by market declines. Fixed-income funds and bank-loan funds experienced positive net inflows as well. Including the assets acquired on September 30, assets under management increased by 15 percent to $56.6 billion.

Sales of Eaton Vance mutual funds were aided during the year by outstanding relative investment performance, a well-balanced product line and a leadership position in a number of key asset classes. Our strategic decisions of recent years established Eaton Vance as a leader in sophisticated wealth-management products for higher-net-worth investors and contributed to the Company's strong performance this fiscal year. Our family of products for Comprehensive Wealth Management is one of the broadest in the investment management industry and provides financial advisers, including independents and those with the major broker/dealers, attractive investment opportunities for their clients under all market conditions.

[callout]
Including the assets of Atlanta Capital and Fox
Asset Management, acquired on September 30, assets under management increased by 15 percent to $56.6 billion in fiscal 2001.


Relative Prices
                                               14 Publicly
                                               Traded Asset
                        EV          S&P 500      Managers
      11/1/1994             0             0             0
      12/1/1994        5.6604        1.2299        2.8542
       1/1/1995        7.5472        3.6875       -0.7619
       2/1/1995       14.1512         7.428        7.4016
       3/1/1995       19.8115       10.3639       11.1514
       4/1/1995       19.3395       13.4497       12.2791
       5/1/1995       24.5283       17.5693       17.1559
       6/1/1995       21.6983        20.071       18.0559
       7/1/1995       16.9811       23.8864       22.4675
       8/1/1995       44.3398       23.8467        28.245
       9/1/1995        45.283       28.8126       33.5581
      10/1/1995       37.7359       28.1712       31.1148
      11/1/1995       27.1871       33.4325       36.3543
      12/1/1995       24.9751       35.7601       31.1907
       1/1/1996       41.5647       40.1882       37.7497
       2/1/1996       49.3066       41.1603       43.4559
       3/1/1996       43.7767       42.2778       40.9644
       4/1/1996       34.9289       44.1888       39.5952
       5/1/1996       44.8827        47.484       42.4677
       6/1/1996       60.3663       47.8168       47.7444
       7/1/1996       59.2603       41.0545       43.7336
       8/1/1996       69.7671       43.7083       49.2082
       9/1/1996        71.979       51.5021       58.5533
      10/1/1996       93.5455        55.452       68.2793
      11/1/1996       90.2276       66.8584       73.8079
      12/1/1996      110.6881       63.2701       82.2309
       1/1/1997       99.0754       73.2813       86.8944
       2/1/1997       95.7575       74.3084       99.8938
       3/1/1997       95.7575       66.8805       81.7482
       4/1/1997       95.7575       76.6272      100.0421
       5/1/1997       117.877       86.9735      109.4975
       6/1/1997      146.0837        95.098      128.4286
       7/1/1997      175.3876      110.3397       152.602
       8/1/1997      153.2682       98.2565      140.9939
       9/1/1997      216.3087      108.7946       186.139
      10/1/1997      219.6266      101.5958      180.4942
      11/1/1997      209.1199      110.5843      154.8062
      12/1/1997      234.0043      113.8972      166.5327
       1/1/1998      225.1565      116.0682      171.2895
       2/1/1998      267.7365      131.2901      200.1777
       3/1/1998      326.3532       142.842       193.294
       4/1/1998       333.542      145.0462      202.1843
       5/1/1998      297.5978      140.4329        163.73
       6/1/1998      309.7636      149.9151      172.5255
       7/1/1998       291.515      147.0123      159.5929
       8/1/1998      251.6999      110.9987      104.9466
       9/1/1998      308.1046      124.1641      107.3273
      10/1/1998      295.9389      142.1632      133.9842
      11/1/1998      330.2241      156.4813      151.0022
      12/1/1998      269.3955      170.9405      132.2117
       1/1/1999      264.9716      182.0516      140.7789
       2/1/1999       248.382      172.9463      115.5612
       3/1/1999      256.1238       183.535      122.0833
       4/1/1999      303.6807      194.2935      144.8375
       5/1/1999      441.9275      186.9448      164.8183
       6/1/1999      509.3919      202.5656      172.2402
       7/1/1999      516.0278      192.8696      163.7164
       8/1/1999      439.7155      191.0379      137.6182
       9/1/1999       466.259      182.7283      130.0312
      10/1/1999       504.968        200.41      125.0876
      11/1/1999      535.9353      206.1363      135.9055
      12/1/1999      572.4325      223.8445      146.0385
       1/1/2000      624.4133      207.3596      158.7617
       2/1/2000      633.2611      201.1792      154.1741
       3/1/2000      659.8045      230.3092      189.1926
       4/1/2000      648.7447      220.1371      192.9812
       5/1/2000      669.7582      213.1213      189.8497
       6/1/2000      718.4211      220.6154      208.3019
       7/1/2000      816.8529      215.3761      227.2727
       8/1/2000      757.1302      234.5192      253.9537
       9/1/2000      802.4752      216.6281      259.3349
      10/1/2000      781.4617      215.0609      269.8354
      11/1/2000      709.5733      189.8345       220.664
      12/1/2000      1041.366      191.0093      267.5676
       1/1/2001       975.892      201.0889      274.3876
       2/1/2001      982.6163      173.3011      240.1054
       3/1/2001      998.8962      155.7539      213.4196
       4/1/2001      1043.135      175.3995      243.5316
       5/1/2001      1169.128      176.8013      265.3269
       6/1/2001      1131.613      169.8803       262.641
       7/1/2001      1108.255       166.973      261.2507
       8/1/2001      1071.448      149.8578      253.7125
       9/1/2001      1009.514      129.4386      213.2239
      10/1/2001      894.4922      133.5912      206.8969
      11/1/2001      1042.427      151.1517      239.6359
      12/1/2001      1065.786      152.3309      240.3137

STRATEGIC ACQUISITIONS PROVIDE ENHANCED GROWTH OPPORTUNITIES

Eaton Vance's strategic focus in recent years has been its mutual funds - strengthening and broadening our product line, improving investment performance, and developing a leadership position as an asset manager in a number of key asset classes, both income and equity. In particular, our family of Mutual Funds for People Who Pay Taxes has established Eaton Vance as the leader in tax-managed funds. While we seek to continue to grow our mutual fund assets at a rate faster than the fund industry overall, using our strengths to gain market share, we now aim to develop new growth opportunities by extending Eaton Vance's asset management franchise into new segments of the industry. We intend to leverage our relationships with financial advisers and broker/dealers (developed over many years in our role as a mutual fund sponsor) into new markets where there are complementary distribution opportunities.

[callout]
Our goals:

To continue to grow our mutual funds assets at a rate faster than the mutual fund industry;

To develop new growth opportunities by extending our franchise into new segments of the asset management industry.

In pursuit of this goal, we plan to expand our operations in two major markets: the management of assets of large institutions (such as college endowments and employee retirement funds) and the management of individual portfolios for higher-net-worth individuals who desire a more customized form of asset management than is available through mutual funds. The acquisitions of Atlanta Capital and Fox Asset Management provide a solid foundation for success in both areas. Each company manages assets both for institutions and individuals in a separate account format. Both have strong investment management teams that have achieved outstanding performance in their respective disciplines of growth and value investing. We welcome our new colleagues to the Eaton Vance family and are pleased to list each of them, with all of our other employees, on the back of this report.
4

EATON VANCE IS WELL-POSITIONED FOR FUTURE LEADERSHIP

In spite of the current weak economic environment and the challenges faced by our country in its War against Terrorism, I have great confidence that Eaton Vance will continue to distinguish itself as a leader in the asset management industry. The success we have developed in recent years in mutual funds, enhanced by the new opportunities opened to us by our strategic acquisitions, provides a strong foundation for future growth. Unquestionably, the real power of Eaton Vance comes from our dedicated and capable employees whose initiative and energy are the sources of our success.

[callout]
Unquestionably, the real power of Eaton Vance comes from our dedicated and capable employees.

Two years ago Eaton Vance expanded its stock option program to include all employees with a minimum tenure of one year. This year we are pleased that the employees who have joined us from Atlanta Capital and Fox Asset Management will participate in this important incentive program. The entire Eaton Vance team will now benefit from the future growth of the Company and shares a common goal of increasing value for all shareholders.

I have no doubt that we shall succeed handsomely.

Sincerely,

/s/ James B. Hawkes

James B. Hawkes
                                                                              5

CRAFTING THE MOSAIC

Eaton Vance has transformed its business dramatically in recent years. Not only has it introduced a host of innovative mutual funds and expanded its team of portfolio managers and research analysts, it has developed several creative private equity funds, diversified its investment management services beyond mutual funds, and delivered improved investment performance to its clients. The result has been a significant increase in market share and outstanding returns for Eaton Vance shareholders. The Company's success is the fruit of a long-term strategy to position Eaton Vance for continued growth in several investment management markets, with a balanced, diversified line of investment products. Crafting this strategy has been somewhat like crafting a mosaic in that it takes skill, experience and vision to assemble the many diverse pieces into a coherent pattern for the future.

IDENTIFYING AND EXPANDING THE CORE MARKET

Eaton Vance has never tried to provide investment products for every kind of investor. Instead, its strategy has been to select target markets carefully and to pursue those markets with creativity and efficiency.

Just over five years ago, in the midst of one of the great equity bull markets of the last century, only 24 percent of the Company's assets under management were equities. Over the previous eight years, Eaton Vance had developed into a significant manager of municipal bond funds, but with rising interest rates in 1994 and a robust domestic economy, investors had shifted their interest to stock funds. The Company had grown its assets under management at a respectable 14 percent annual rate, but had lost market share as the domestic mutual fund industry grew at 25 percent.

Although Eaton Vance was still a meaningful participant in the mutual fund industry, it was time for a change. To increase its market share in the rapidly growing mutual fund industry, the Company had to create stock funds that would attract the attention of investors in an already over-crowded marketplace. With its municipal bond funds and floating-rate bank loan funds, Eaton Vance already had a product base that was appealing to higher-net-worth investors -- investors sought by most fund companies because they invest larger amounts for longer time periods than the average mutual fund investor.

While about half of the industry's equity fund assets are invested through tax-deferred retirement vehicles, such as IRAs and 401(k) plans, the other half represents assets of investors who are significantly impacted by taxes. Mutual funds must make annual distributions to their shareholders of net investment income and net gains from the sale of portfolio securities during the year, and these distributions are subject to ordinary income taxes or capital gain taxes. Eaton Vance saw an opportunity to develop a family of equity funds actively managed to minimize the impact of taxes on fund investment returns. Higher-net-worth investors have the resources to invest in mutual funds beyond their retirement plans, and thus care very much about this tax effect. These investors became the core target market for the Company.

TAX-MANAGED EQUITY FUNDS SPUR GROWTH

In March of 1996, Eaton Vance introduced Eaton Vance Tax-Managed Growth Fund, one of the first equity mutual funds managed specifically for superior after-tax returns. Beginning in 1997, the Company expanded its family of tax-managed funds -- sold under the banner Mutual Funds for People Who Pay Taxes -- to include a broad range of investment strategies, including emerging growth, value, and international investing. The Company also created a related series of innovative privately placed equity funds for qualified affluent investors, and it hired the portfolio managers, research analysts and sales staff to capture its share of the fund market that invests outside of tax-deferred retirement plans. These efforts paid off.

Today, Eaton Vance has the largest family of mutual funds actively managed for superior after-tax returns. At the end of fiscal 2001, assets under management in the Company's tax-managed equity funds totaled $21.5 billion, and total managed equity assets had grown to 57 percent of total assets under management, rising from 24 percent at the end of fiscal 1996. Unlike investors in most equity funds, shareholders of the Eaton Vance tax-managed funds have earned essentially all of their investment returns free of the burden of annual tax payments; they will pay taxes only when they sell their fund shares. The Company has become the acknowledged innovator and leader in tax-managed investing, with the broadest family of tax-managed equity funds and tax-free municipal bond funds, all aimed at higher-net-worth investors who care about the impact of taxes on their investment returns. Assets in these funds currently exceed $28 billion giving Eaton Vance the top ranking in actively managed tax-efficient funds.

PROVIDING COMPREHENSIVE WEALTH MANAGEMENT

From its beginning in 1924, Eaton Vance has provided tax-sensitive, professional investment management to wealthy individuals, families and trusts. The Company realized that the enormous wealth created by the bull market of the 1990s substantially increased the number of affluent families in need of investment products suitable for managing their wealth in a comprehensive manner. The Eaton Vance tax-managed equity funds and municipal bond funds provided much, but not all, of the solution.

Eaton Vance's concept of Comprehensive Wealth Management addresses the three major stages of a family's investment requirements: creating and growing wealth, protecting and preserving wealth and, ultimately, distributing that wealth. Eaton Vance's tax-managed equity funds, municipal bond funds and its many other investment products target the first two stages. To assist investors and their advisers in the tax-efficient distribution of accumulated wealth, in the spring of 2000 Eaton Vance introduced The U.S. Charitable Gift Trust(TM), a tax-exempt public charity approved under the Internal Revenue Code.

The Trust provides a way to serve the burgeoning breadth, wealth and generosity of private philanthropy in the United States. As a donor-advised fund, the Trust accepts charitable gifts of cash or appreciated securities from donors, providing them an immediate income tax deduction, reducing the size of their taxable estate and creating both a family tradition of giving and a legacy that lives long after them. Donors may periodically -- perhaps over the course of years -- request that the Trust contribute to other charities of their choice. Using the Trust, donors thus have many of the advantages of a private foundation for charitable giving, while avoiding the expensive legal, accounting and administrative costs of a foundation. The U.S. Charitable Gift Trust also offers pooled income funds, which provide donors monthly income for life and the satisfaction of leaving a continuing charitable legacy. Because the Trust can sell appreciated securities and diversify its investments without incurring capital gains tax, a gift of appreciated securities to a pooled income fund can provide more current income to the donor than other approaches to reinvesting assets for income. The assets in the donor advised and pooled income funds, until distributed, are professionally managed by Eaton Vance.

Eaton Vance today offers the industry's most complete line of products for creating, growing, protecting, preserving and distributing wealth in a tax-efficient manner. The Company's tax-exempt municipal bond funds, its tax-managed equity mutual funds, the funds it manages for The U.S. Charitable Gift Trust and the separate accounts it manages for taxable clients are all pieces of the mosaic of high-quality investment services offered to affluent investors.

BEYOND MUTUAL FUNDS

In fiscal 2001, Eaton Vance had largely achieved its goal of transforming its mutual fund product line to appeal to the needs of tax-sensitive, higher-net-worth investors. The Company gained market share, rising to 22nd in long-term fund assets under management from 37th in 1997. Eaton Vance is recognized as a leader in municipal bond funds, tax-managed equity mutual funds, privately offered equity funds for affluent investors, floating-rate income funds, high-yield bond funds, and donor-advised and pooled income funds for charitable giving. The breadth and diversification of these products enable the Company to offer investment opportunities to investors regardless of what is happening in the financial markets. It was time for new challenges in different markets.

Accordingly, Eaton Vance turned its attention beyond mutual funds to developing new growth opportunities in other segments of the asset management business. The Company targeted two major potential growth areas: managing assets for institutions, including pension plans and endowments; and managing individual portfolios for higher-net-worth clients who want a more customized form of asset management than provided by mutual funds. Eaton Vance studied these markets during the last two years and became convinced that the special requirements needed to penetrate these markets effectively could best be met by strategic acquisitions of companies already successful in these areas.

STRATEGIC ACQUISITIONS ADD TO THE MOSAIC

On September 30, 2001, after an exhaustive search, Eaton Vance acquired 70 percent of Atlanta Capital Management Company, LLC, based in Atlanta, Georgia, and 80 percent of Fox Asset Management, LLC, based in Little Silver, New Jersey. These acquisitions added $6.1 billion and $1.8 billion, respectively, to Eaton Vance's assets under management. Atlanta Capital and Fox Asset Management have become subsidiaries of Eaton Vance, functioning as distinct business units in their present locations under their own names and their current managements.

Atlanta Capital and Fox Asset Management are leading investment management firms focusing, respectively, on growth and value investing. They complement the strengths of Eaton Vance and provide new opportunities to broaden the Company's mix of asset management disciplines, clients and distribution channels. Both firms are established institutional investment managers and managers of investor portfolios through broker/dealer separately managed account programs -- the two markets that Eaton Vance has targeted. Both firms have excellent investment performance records and growing market share. Eaton Vance intends to accelerate this growth by devoting substantially greater marketing resources to these businesses than Atlanta Capital and Fox Asset Management could provide on their own.

COMPLETING THE MOSAIC

A company's strategy, unlike a mosaic, is never completely finished. Successful companies grow, adapt and transform themselves to meet the opportunities and needs of changing markets. Nevertheless, the strategic mosaic, at some point, is complete enough to provide a meaningful focus and direction for the company's business. In that sense, Eaton Vance's mosaic is, for today, largely complete. The Company is a leading provider of Comprehensive Wealth Management for higher-net-worth investors and their professional investment advisers. Its leadership positions in the mutual fund marketplace are a foundation for continued growth, and the strengths of its newly acquired investment management subsidiaries enhance opportunities to build future leadership positions as managers of separate accounts for institutions and higher-net-worth individuals. Eaton Vance's management will continue to craft its strategic mosaic to strengthen the Company and create long-term value for its shareholders.

STOCK PRICE HISTORY

Eaton Vance Corp. stock trades on the New York Stock
Exchange under the symbol "EV."

                                               High         Low        Dividend
                                              Price        Price      Per Share
-------------------------------------------------------------------------------
Quarter Ended     January 31, 2000          $ 22.50      $ 16.81       $ 0.0475
                  April 30, 2000              22.22        18.56         0.0475
                  July 31, 2000               25.91        19.97         0.0475
                  October 31, 2000            27.44        21.44         0.0600

Quarter Ended     January 31, 2001          $ 32.94      $ 22.00       $ 0.0600
                  April 30, 2001              33.99        26.50         0.0600
                  July 31, 2001               39.22        31.00         0.0600
                  October 31, 2001            34.90        27.67         0.0725

Quarterly High And Low Stock Prices

Adjusted for two-for-one stock splits
November 11, 1992, May 15, 1997, August 14, 1998,
November 13, 2000 and November 10, 1995 spin-off of Investors Financial Services Corp.

                       HIGH            LOW
      Jan-89         1.191337        1.022996
      Apr-89         1.437374        1.191337
      Jul-89         1.256083         1.13954
      Oct-89         1.450323         1.13954
      Jan-90         1.463272        1.372627
      Apr-90         1.450323         1.13954
      Jul-90         1.191337        1.100692
      Oct-90          1.13954        0.789908
      Jan-91         0.932351        0.757535
      Apr-91         1.398526          0.9453
      Jul-91         1.307881        1.010046
      Oct-91          1.50212        1.191337
      Jan-92         1.942397        1.424424
      Apr-92         1.981245        1.657512
      Jul-92         1.825853        1.618664
      Oct-92         2.460369        1.709309
      Jan-93         3.988388        2.123687
      Apr-93         3.884794        3.004241
      Jul-93         3.755301        3.185531
      Oct-93         4.273273        3.548112
      Jan-94         3.936591        3.159632
      Apr-94         3.884794        3.030139
      Jul-94         3.185531        2.745254
      Oct-94         3.548112         2.64166
      Jan-95         3.340923        2.538065
      Apr-95          3.39272        2.926545
      Jul-95         3.535162        3.107835
      Oct-95         4.066084        3.237328
      Jan-96          4.03125        2.978342
      Apr-96          4.34375          3.8125
      Jul-96          5.03125            3.75
      Oct-96         5.578125          4.5625
      Jan-97          6.21875         5.21875
      Apr-97          6.09375         5.21875
      Jul-97          7.78125             5.5
      Oct-97         9.453125           6.625
      Jan-98          9.59375           7.875
      Apr-98         12.54688        9.015625
      Jul-98         12.40625          10.875
      Oct-98          11.6875          8.8125
      Jan-99         12.46875           9.625
      Apr-99               12         9.34375
      Jul-99               20         11.4375
      Oct-99          17.8125         13.6875
      Jan-00             22.5         16.8125
      Apr-00         22.21875         18.5625
      Jul-00         25.90625        19.96875
      Oct-00          27.4375         21.4375
      Jan-01          32.9375              22
      Apr-01            33.99            26.5
      Jul-01            39.22              31
      Oct-01             34.9           27.67

FISCAL 2001 HIGHLIGHTS

o Eaton Vance's stock price per share appreciated 13 percent in fiscal 2001, from $24.91 at October 31, 2000 to $28.10 at October 31, 2001. During the period, the S&P 500 Index declined 25 percent and the NASDAQ Composite Index declined 50 percent.

o Assets under management increased 15 percent to $56.6 billion from $49.2 billion.

o Effective September 30, 2001, Eaton Vance acquired Atlanta Capital Management Company, LLC, and Fox Asset Management, LLC, adding $7.9 billion in assets under management.

o Eaton Vance increased its dividend by 21 percent to an effective annual rate of $0.29 per share. The Company has increased its dividend in each of the past 21 years.

o Counter to the industry's trend, sales and other flows into long-term funds increased to $12.0 billion compared to $11.6 billion in fiscal 2000. Net flows into long-term funds increased by 15 percent, to $6.1 billion from $5.3 billion. Because of this strong performance, total assets under management, excluding assets acquired, declined only 2 percent, and equity assets declined only 3 percent.

o The Company's newly offered open-end floating-rate bank loan funds attracted $1.1 billion in new investments.

o At the end of the fiscal year, equity assets under management represented 57 percent of total assets under management; fixed-income assets were 26 percent and floating-rate assets 17 percent.

o Over $30 billion of the Company's assets under management, 54 percent of the total, is contained in tax-managed equity funds, municipal bond funds and taxable separate accounts, all managed for superior after-tax returns.

o According to Strategic Insight, in September Eaton Vance ranked 22nd by long-term mutual fund assets under management out of approximately 600 asset management firms in the fund industry. The Company has gained market share steadily over the last four years, rising from 37th in 1997.

o New flows into the Company's privately offered equity funds totaled $3.4 billion.

o As of December 31, 2001, the performance of the Company's flagship Tax-Managed Growth Fund beat that of the S&P 500, both before and after taxes, ranking it in the top 20 percent of comparable funds for the trailing one-, three-, five- and 10-year periods.

REVIEW OF FISCAL 2001

ASSETS UNDER MANAGEMENT INCREASED 15 PERCENT TO $56.6 BILLION; NEW SUBSIDIARIES ACQUIRED

Eaton Vance significantly broadened and strengthened its position in the asset management industry in fiscal 2001 with the acquisition of two outstanding investment management firms, Atlanta Capital Management Company, LLC, and Fox Asset Management, LLC. Including the acquisitions, assets under management increased 15 percent, to $56.6 billion from $49.2 billion. Asset growth resulted from net inflows of $5.9 billion and assets acquired of $7.9 billion, offset by market depreciation of $6.4 billion. Excluding assets acquired, the Company's assets under management declined two percent from the end of fiscal 2000 to $48.3 billion, primarily due to equity market price declines. In spite of equity market declines of 25 percent, as measured by the S&P 500 Index, and 50 percent, as measured by the NASDAQ Composite Index, fund sales and other inflows net of redemptions largely offset lower equity prices.

Equity Assets
(in billions)
                   Amount
           1996           4.2
           1997           6.4
           1998          11.0
           1999          19.5
           2000          27.0
           2001          32.0

THE COMPANY'S MIX OF ASSETS UNDER MANAGEMENT IS BROADLY DIVERSIFIED

Eaton Vance's business is broadly diversified. Of total assets under management at fiscal year end, 57 percent ($32.2 billion) were equities, 26 percent ($14.7 billion) were fixed-income assets and 17 percent ($9.7 billion) were floating-rate income assets. In terms of the Company's asset management products and services, mutual fund and other commingled assets totaled $46.1 billion, separately managed institutional client assets totaled $8.5 billion and separate accounts of higher-net-worth individual clients totaled $2.0 billion. The Company's mutual funds and funds for charitable giving are distributed through third-party sales channels, while the bulk of the institutional and higher-net-worth client services are marketed directly, often on the basis of independent referrals.

ASSETS UNDER MANAGEMENT
                 1996
$17.3 Billion
Equity                          24%
Floating-Rate Income            16%
Fixed Income                    60%


                 2001
$56.6 Billion
Equity                          57%
Floating-Rate Income            17%
Fixed Income                    26%

EATON VANCE EQUITY STRATEGIES ARE POPULAR WITH INVESTORS

Tax-managed equity investing proved attractive to investors, even in the face of the continuing weakness of the equity market. Tax-managed investing can improve long-term, after-tax returns by minimizing the impact of taxes on the long-term accumulation of wealth. For example, none of Eaton Vance's retail tax-managed equity funds made capital gains distributions in either 2000 or 2001. This performance stands in contrast to many competitor equity funds that paid out sizeable taxable distributions to their shareholders, even as shareholders experienced negative returns. Tax-managed equity fund assets totaled $21.5 billion at the end of fiscal 2001, down 4 percent from $22.5 billion at the end of fiscal 2000, as positive net asset flows largely offset lower equity prices. The Company's flagship Tax-Managed Growth Fund, which invests primarily in large-capitalization companies and has the objective of investing for long-term, after-tax returns, continued to deliver superior performance. As of December 2001, the Fund had delivered returns, both before and after taxes, that exceeded the performance of the S&P 500 and ranked in the top 20 percent of comparable funds for each of the trailing one-, three-, five- and 10-year periods.

Tax-managed investing addresses the roughly 50 percent of investors who invest in mutual funds outside of qualified retirement plans, such as IRAs and 401(k)s. Investors who are not investing through tax-qualified plans increasingly embrace the goal of maximizing after-tax returns. The Eaton Vance family of tax-managed equity funds is managed to meet the needs of these sophisticated higher-net-worth investors. With $21.5 billion in tax-managed equity fund assets and $6.9 billion in municipal bond fund assets under management, Eaton Vance is the undisputed leader in tax-managed investing. Beyond publicly and privately offered funds, Eaton Vance manages $2.2 billion in separate accounts for taxable individual and institutional clients seeking superior after-tax returns. In total, Eaton Vance manages more than $30 billion under tax-efficient mandates, or 54 percent of the Company's total assets under management.

Shareholder Returns
                                  5-Year        10-Year
                                  Average       Average
                                  Return        Return
-------------------------------------------------------
Eaton Vance Corp.                 40.27%        34.46%
S&P 500 Stock Index               10.04%        12.74%
S&P 400 Midcap Index              14.57%        12.70%

Source: Bloomberg

The above returns are calculated on an October to October basis.

OPEN-END FLOATING-RATE BANK LOAN FUNDS ARE A MAJOR SUCCESS

Fiscal 2001 was challenging for investors in credit-sensitive securities. The weakening economy increased the difficulty some companies faced in meeting their financial obligations, leading to an increase in bank loan default rates. In addition, market prices for many non-defaulted loans fell, reflecting heightened credit market concerns. Nevertheless, the newly launched Eaton Vance Floating-Rate Fund and Eaton Vance Floating-Rate High Income Fund grew to a combined total of $1.5 billion of net assets from $0.2 billion during the fiscal year. The positive total return performance of these funds for the period confirmed the attractiveness of floating-rate assets during times of financial market turmoil.

Eaton Vance manages $9.7 billion of floating-rate assets in publicly and privately offered funds, separately managed institutional accounts and collateralized debt obligation portfolios. Floating-rate bank loans exhibit minimal risk of loss from rising interest rates because the interest paid by the borrower resets every 40 to 60 days according to the prevailing level of short-term interest rates. Furthermore, bank loans are senior and secured in the event of the borrower's defaulting on its obligations. In the weakening economy of the last 18 months, these assets have been susceptible to realized and unrealized losses of principal value due to the difficult business environment. The value of shares of floating-rate funds fluctuates and may decline. However, floating-rate assets are excellent income investments for a strengthening economy, when rising interest rates flow through to holders of bank loans, while fixed-rate bonds generally lose value. Eaton Vance has managed floating-rate assets since 1989 and is the leading manager of this asset class.

MUNICIPAL BOND PORTFOLIOS GREW AS INVESTORS ADJUSTED ASSET ALLOCATION

As equity markets were buffeted by economic uncertainty, many higher-net-worth investors and their advisers became reacquainted with the attractive characteristics of actively managed municipal bond portfolios, which provide tax-exempt income. Eaton Vance offers the broadest array of municipal bond funds in the industry and also manages separate accounts directly for individual investors through broker/dealer-sponsored asset management programs. Eaton Vance managed approximately $7 billion of municipal bond assets at the end of October 2001, an increase of five percent over the previous year. Municipal bond management remains an important part of the Company's tax-managed product offering for higher-net-worth investors and their advisers.

TAXABLE FIXED-INCOME ASSETS GREW

Assets under management in taxable fixed-income funds grew 10 percent to $3.2 billion in spite of declines in the value of high-yield bond assets. Two broad categories of investors were attracted to the Company's taxable bond funds during the fiscal year. Risk-tolerant investors, drawn by the substantial incremental yield over Treasury securities, continued to purchase the Company's high-yield bond funds, particularly Eaton Vance Income Fund of Boston. More conservative investors substantially increased purchases of Eaton Vance Government Obligations Fund, attracted by its consistent long-term performance. According to Lipper Inc., at the end of September 2001, the performance of Government Obligations Fund Class A shares ranked it among the top 20 percent of Short-Intermediate U.S. Government Funds for the trailing 12 months and trailing 10 years and among the top third of such funds for the trailing three- and five-year periods. A successfully managed, broad product line is a source of strength to Eaton Vance, as demonstrated by the Company's success in raising assets in two such dramatically different fixed-income funds. Eaton Vance also added institutional pension plan clients during the year in both investment-grade and high-yield bond accounts.

DISTRIBUTION OF MUTUAL FUNDS AND MANAGED ACCOUNT SERVICES

The strength of the Company's distribution capabilities was evident in fiscal 2001. Long-term fund inflows totaled $12 billion, up four percent, and net inflows (after redemptions) reached $6.1 billion, up 15 percent from fiscal 2000. Eaton Vance distributes its mutual funds, managed accounts, donor-advised funds and pooled-income funds through professional third-party financial advisers, including national and regional broker/dealers, independent fee-based registered investment advisers and other licensed financial consultants. The Company supports these distributors with a team of nearly 100 regional and Boston-based representatives who are dedicated to meeting the needs of the Company's distributors and investment clients. Specialized sales and marketing teams provide the increasingly sophisticated information required for distributing privately placed funds, retirement products and charitable giving vehicles and for understanding the managed account services of Atlanta Capital, Fox Asset Management and Eaton Vance Management.

Broad Distribution
Mutual Fund Sales By Distribution Channel

Independent Broker/Dealers                         28%
Regional Broker/Dealers                            10%
National and International Broker/Dealers          38%
Banks                                              10%
RIAs/Alternative Distribution                       6%
Insurance                                           8%

OUTLOOK FOR CONTINUED GROWTH

The beginning of 2002 is a time of uncertainty for the worldwide economy and for the nation's financial markets. The United States finds itself at war. The terrorist attacks on American civilians within our borders on September 11 have shown the nation and our government that we must adjust how we defend ourselves and maintain our security. The performance of the financial markets inevitably has a tremendous bearing on the near-term success of Eaton Vance. Nevertheless, the Company is optimistic because it is financially strong and positioned for superior growth in the asset management industry -- an industry that is vital to the important life-long financial needs of savers and investors, both in the United States and abroad. Eaton Vance intends to capitalize on its investment market leadership positions. It intends to build on the strength of its distribution relationships and its reputation as a valuable distribution partner, to take advantage of the investment skills of Atlanta Capital and Fox Asset Management as it moves to become a major participant in the managed account business and to broaden its role as a Comprehensive Wealth Manager for higher-net-worth investors. Eaton Vance is well positioned to address the needs of affluent investors and their advisers throughout all stages of their financial lives: creating and growing wealth, protecting and preserving wealth and distributing that wealth, all in the most tax-advantageous way possible.

FIVE YEAR FINANCIAL SUMMARY

                                                                      Years Ended October 31,
(in thousands, except per share figures)                  2001        2000       1999        1998        1997
-------------------------------------------------------------------------------------------------------------
Income Statement Data

REVENUE:
  Investment adviser and administration fees          $252,332    $226,344   $198,644    $152,481    $117,540
  Distribution and underwriter fees                    149,614     156,316    118,676      76,171      70,957
  Service fees                                          82,868      43,517     27,760      15,176       6,319
  Other income                                           1,558       3,389      3,870       6,159       6,094
-------------------------------------------------------------------------------------------------------------
   Total revenue                                       486,372     429,566    348,950     249,987     200,910
-------------------------------------------------------------------------------------------------------------
EXPENSES:
  Compensation of officers and employees                91,428      77,178     68,535      58,343      48,155
  Amortization of deferred sales commissions            74,344      82,809     63,991      64,570      54,464
  Sales commission expense                                 --          --      71,282      29,965          --
  Service fee expense                                   72,939      41,182     26,997      15,387       8,244
  Other expenses                                        56,768      45,733     40,241      33,070      26,142
-------------------------------------------------------------------------------------------------------------
   Total expenses                                      295,479     246,902    271,046     201,335     137,005
-------------------------------------------------------------------------------------------------------------

Operating income                                       190,893     182,664     77,904      48,652      63,905

OTHER INCOME (EXPENSE):
  Interest income                                        6,765       5,668      3,631       5,609       3,571
  Interest expense                                      (2,209)     (2,016)    (2,960)     (3,818)     (3,951)
  Gain (loss) on sale of investments                    (2,649)        226      7,325       2,126       3,561
  Equity in net income of affiliates                       967         637         10         105         384
  Impairment loss on other investments                 (15,101)        --         --       (2,636)         --
-------------------------------------------------------------------------------------------------------------
Income before minority interest, income taxes and
  cumulative effect of change in accounting principle  178,666     187,179     85,910      50,038      67,470
Minority interest                                         (177)        --         --          --           --
-------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of change in accounting principle             178,489     187,179     85,910      50,038      67,470
Income taxes                                            62,469      71,128     33,505      19,515      27,236
-------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change
  in accounting principle                              116,020     116,051     52,405      30,523      40,234
Cumulative effect of change
  in accounting principle, net of income taxes             --          --     (36,607)        --           --
-------------------------------------------------------------------------------------------------------------
Net income                                            $116,020    $116,051   $ 15,798    $ 30,523    $ 40,234
-------------------------------------------------------------------------------------------------------------

Earnings per share before cumulative effect
  of change in accounting principle:
  Basic                                                 $ 1.69      $ 1.65     $ 0.73      $ 0.42      $ 0.54
-------------------------------------------------------------------------------------------------------------
  Diluted                                               $ 1.60      $ 1.58     $ 0.70      $ 0.40      $ 0.52
-------------------------------------------------------------------------------------------------------------
Earnings per share:
  Basic                                                 $ 1.69      $ 1.65     $ 0.22      $ 0.42      $ 0.54
-------------------------------------------------------------------------------------------------------------
  Diluted                                               $ 1.60      $ 1.58     $ 0.21      $ 0.40      $ 0.52
-------------------------------------------------------------------------------------------------------------
Dividends declared, per share                           $ 0.25      $ 0.20     $ 0.16      $ 0.13      $ 0.10
-------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding                     68,750      70,390     71,598      72,580      74,636
-------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding assuming dilution   72,316      73,222     74,494      75,514      77,396
-------------------------------------------------------------------------------------------------------------
Balance Sheet Data
Total assets                                          $675,301    $432,989   $358,229    $380,260    $387,375
Long-term debt                                        $215,488    $ 21,429   $ 28,571    $ 35,714    $ 50,964
Shareholders' equity                                  $301,126    $254,950   $194,268    $211,809    $226,280
Shareholders' equity per share                        $   4.39    $   3.67   $   2.76    $   2.97    $   3.06

MANAGEMENT'S DISCUSSION AND ANALYSIS

General

The Company's principal business is creating, marketing and managing mutual funds and providing investment management and counseling services to institutions and individuals. The Company distributes its funds through third-party broker/dealers, independent financial institutions and investment advisers.

The Company's revenue is primarily derived from investment adviser, administration, distribution and service fees received from the Eaton Vance funds and adviser fees received from separately managed accounts. Generally, these fees are based on the net asset value of the investment portfolios managed by the Company and fluctuate with changes in the total value of the assets under management. The Company's major expenses are the amortization of deferred sales commissions and other marketing costs, employee compensation, occupancy costs and service fees.

Results of Operations Fiscal Year 2001 Compared to Fiscal Year 2000

Eaton Vance Corp. reported earnings of $116.0 million or $1.60 per diluted share in fiscal 2001 compared to $116.1 million or $1.58 per diluted share in 2000. Fiscal 2001 results reflect a $0.14 per share impairment loss and $0.02 per share loss on the sale of investments.

ASSET HIGHLIGHTS

Assets under management of $56.6 billion on October 31, 2001 were 15 percent higher than the $49.2 billion reported a year earlier. Long-term fund assets were stable at $45.0 billion on October 31, 2001 as strong net inflows throughout the year of $6.1 billion were offset by equity and bank loan price declines of $6.4 billion. Despite difficult market conditions, the Company experienced positive net inflows in all asset classes. Separate account assets increased to $10.5 billion on October 31, 2001 from $3.2 billion on October 31, 2000, primarily as a result of the acquisitions of Atlanta Capital and Fox Asset Management. The acquisitions of Atlanta Capital and Fox Asset Management on September 30, 2001 increased total assets under management by $7.9 billion, $7.2 billion in separate accounts and $0.7 billion in long-term fund assets.

ASSET FLOWS

                                                    Twelve Months
                                                       Ended
                                                    October 31,
                                                2001           2000
-------------------------------------------------------------------
(in billions)
Long-term fund
  assets - beginning                           $45.0          $37.6
Sales/Inflows                                   12.0           11.6
Redemptions/Outflows                            (6.0)          (6.3)
Exchanges                                       (0.3)          (0.2)
Atlanta Capital and
  Fox Asset Management
  fund assets acquired                           0.7            --
Appreciation
  (depreciation)                                (6.4)           2.3
-------------------------------------------------------------------
Long-term fund
  assets - ending                              $45.0          $45.0
-------------------------------------------------------------------
Money market fund
  assets - ending                                1.1            1.0
-------------------------------------------------------------------
Separate accounts - ending                      10.5*           3.2
-------------------------------------------------------------------
Total assets under
  management - ending                          $56.6          $49.2
-------------------------------------------------------------------

* Includes $7.6 billion of Atlanta Capital and Fox Asset Management separate account assets.

Equity assets under management comprised 57 percent of total assets under management on October 31, 2001 as compared to 55 percent on October 31, 2000. Fixed-income assets under management increased to 26 percent of total assets under management from 24 percent a year ago and floating-rate income assets decreased to 17 percent from 21 percent a year ago. The change in the composition of total assets under management is primarily due to the inclusion of the Atlanta Capital and Fox Asset Management assets as a result of the September 30, 2001 acquisitions.

ASSETS UNDER MANAGEMENT BY INVESTMENT OBJECTIVE

                                       October 31,
                                     2001       2000
-----------------------------------------------------
(in billions)
Equity                              $32.2       $27.0
Fixed income                         14.7        12.0
Floating-rate income                  9.7        10.2
-----------------------------------------------------
Total                               $56.6       $49.2
-----------------------------------------------------

REVENUE

The Company reported record revenue of $486.4 million in fiscal 2001 compared to $429.6 million in fiscal 2000, an increase of 13 percent. Investment adviser and administration fees increased by 11 percent to $252.3 million in fiscal 2001 from $226.3 million in fiscal 2000 as a result of the growth in average assets under management year over year. Distribution and underwriting fees decreased by four percent to $149.6 million in fiscal 2001 from $156.3 million a year earlier as a result of a modest decline in spread-load commission assets under management year over year. Service fees increased by $39.4 million to $82.9 million in fiscal 2001 from $43.5 million a year earlier primarily due to a structural change in Rule 12b-1 service fee plans for funds sponsored by the Company. Service fees received from the funds and paid to broker/dealers are now included in both the Company's revenue and expenses; previously some of these fees were paid directly to the broker/ dealers by the funds.

EXPENSES

Compensation expense increased 18 percent in fiscal 2001, primarily due to increases in the number of employees and base salaries, as well as an increase in incentive costs associated with strong gross sales. Amortization of deferred sales commissions decreased 10 percent to $74.3 million in fiscal 2001 from $82.8 million in fiscal 2000, primarily due to the adjustment of the amortization period of certain deferred sales commission assets in fiscal 2000 in order to better match amortization expense with projected distribution fee income. This adjustment in fiscal 2000 resulted in an increase in amortization expense of $20.0 million. Service fee expense increased by $31.7 million to $72.9 million in fiscal 2001 from $41.2 million in fiscal 2000 as a result of the structural change in service fee plans. Other expenses increased 24 percent in fiscal 2001, reflecting increased marketing and technology-related expenses.

OTHER INCOME AND EXPENSE

Interest income increased 19 percent to $6.8 million in fiscal 2001 from $5.7 million in fiscal 2000 primarily due to higher average cash and investment balances in fiscal 2001 compared to fiscal 2000. The increase in interest income also reflects interest received related to the Company's minority interest in three collateralized debt obligations managed by the Company.

In fiscal 2001, the Company recognized a $15.1 million impairment loss related to its investment in the three collateralized debt obligations referenced above. The impairment was largely the result of higher than forecasted default rates in the high yield bond market.

Net realized losses of $2.6 million in fiscal 2001 include a $2.6 million loss on the liquidation of two investments in sponsored mutual funds and a $0.3 million loss on the sale of the Company's last remaining real estate property.

INCOME TAXES

The Company reduced its effective tax rate to 35 percent during fiscal 2001 from 38 percent at October 31, 2000 as a result of the phasing in of mutual fund industry state tax incentives. The Company expects to continue to benefit from these state tax incentives.

Results of Operations Fiscal Year 2000 Compared to Fiscal Year 1999

Eaton Vance Corp. reported record earnings of $116.1 million or $1.58 per diluted share in fiscal 2000 compared to $52.4 million or $0.70 per diluted share in 1999. Fiscal 1999 results reflect earnings before the cumulative effect of a change in accounting principle recorded in the first quarter of fiscal 1999.

ASSET HIGHLIGHTS

Assets under management of $49.2 billion on October 31, 2000 were 20 percent higher than the $40.9 billion reported a year earlier as a result of positive net fund inflows and market appreciation. Net fund sales were $3.2 billion in fiscal 2000 compared to $9.0 billion in fiscal 1999. As a result of equity market appreciation, four successful closings of a privately offered equity fund, and strong retail sales of the Company's tax-managed funds, equity assets increased to 55 percent of total assets under management on October 31, 2000 from 44 percent on October 31, 1999. Fixed-income assets decreased to 24 percent of total assets under management on October 31, 2000 from 31 percent on October 31, 1999, and floating-rate income assets decreased to 21 percent of total assets under management from 25 percent a year earlier. Separately managed accounts represented seven percent of total assets under management at both October 31, 2000 and 1999.

REVENUE

The Company reported revenue of $429.6 million in fiscal 2000 compared to $349.0 million in fiscal 1999, an increase of 23 percent. Investment adviser and administration fees increased by 14 percent to $226.3 million in fiscal 2000 from $198.6 million in fiscal 1999, and distribution and underwriting fees increased by 32 percent to $156.3 million in fiscal 2000 from $118.7 million in fiscal 1999. The increases noted in both investment adviser and administration fees and distribution fees can be primarily attributed to the 20 percent growth in assets under management. Service fees increased 56 percent to $43.5 million in fiscal 2000 from $27.8 million in fiscal 1999 due to the increase in the number of funds with service plans in place and the increase in average assets under management.

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

EXPENSES

The fiscal 1999 implementation of the Rule 12b-1 equivalent plans for the Company's bank loan interval funds also had an impact on operating expenses. Prior to the implementation of these plans, sales commissions paid to brokers for the distribution of bank loan interval funds were expensed as incurred. For the first six months of fiscal 1999, these commissions totaled $71.3 million. With the implementation of the Rule 12b-1 equivalent plans, the Company began to capitalize and amortize these sales commissions effective May 1, 1999 in accordance with its stated accounting policy. The nine percent decrease in total operating expenses year over year reflects the decrease in sales commission expense, partially offset by increases in compensation, amortization of deferred sales commissions and other expenses in fiscal 2000. Compensation expense increased 13 percent in fiscal 2000, primarily due to increases in the number of employees, base salaries and incentive costs. Amortization of deferred sales commissions increased by 29 percent to $82.8 million in fiscal 2000 from $64.0 million in fiscal 1999, primarily due to adjustments of amortization periods of certain deferred sales commission assets in order to better match amortization expense with projected distribution fee income. These adjustments resulted in an increase in amortization expense of $20.0 million in fiscal 2000. Service fee expense increased 56 percent to $43.5 million in fiscal 2000 from $27.8 million in fiscal 1999, primarily due to the increase in the number of funds with service plans in place and the increase in average assets under management. Other expenses increased 14 percent in fiscal 2000, reflecting increases in promotion and other marketing expenses, occupancy costs and technology-related expenses.

OTHER INCOME AND EXPENSE

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

Liquidity and Capital Resources

Cash, cash equivalents and short-term investments aggregated $210.7 million at October 31, 2001, an increase of $108.2 million from October 31, 2000.

OPERATING CASH FLOWS

The Company generated $140.3 million of cash from operations in fiscal 2001 compared to $73.9 million in fiscal 2000. Included in cash flows from operations are the payment of capitalized sales commissions primarily associated with the distribution of the Company's spread-load and level-load commission funds. These payments continue to be a significant use of cash and totaled $129.5 million in both fiscal 2001 and fiscal 2000. Effective January 1, 2001, capitalized sales commission payments became deductible for tax purposes over their estimated useful lives. Commission payments made prior to January 1, 2001 were deducted for tax purposes at the time of payment. Although this change in the timing of the deduction of commission payments has had the effect of increasing current income tax payments and reducing deferred income taxes, it has not and will not have an impact on the Company's effective tax rate.

INVESTING CASH FLOWS

In fiscal 2001, the Company made two strategic acquisitions to expand the Company's managed account and institutional business. On September 30, 2001 the Company acquired 70 percent of Atlanta Capital for an aggregate initial payment of $75.0 million, including cash of $60.0 million and Eaton Vance Corp. non-voting common stock valued at $15.0 million. Atlanta Capital's principals will continue to hold 30 percent of the equity of Atlanta Capital through December 31, 2004. Beginning in calendar 2005, Atlanta Capital's principals will have the right to sell and the Company will have the right to purchase the remaining 30 percent of Atlanta Capital over a five-year period. The price for acquiring the remaining 30 percent of Atlanta Capital will be based on a multiple of earnings before taxes (a measure that is intended to approximate fair market value) in those years.

On September 30, 2001 the Company also acquired 80 percent of Fox Asset Management for an aggregate initial payment of $32.0 million, including cash of $22.4 million and Eaton Vance Corp. non-voting common stock valued at $9.6 million. Additional payments in 2005 and 2006 of up to $30.0 million are contingent upon achieving certain financial performance criteria. Fox Asset Management's principals will continue to hold 20 percent of the equity of Fox Asset Management through December 31, 2007. Beginning in calendar 2008, Fox Asset Management's principals will have the right to sell and the Company will have the right to purchase the remaining 20 percent of Fox Asset Management over a four-year period. The price for acquiring the remaining 20 percent of Fox Asset Management will be based on a multiple of earnings before interest and taxes (a measure that is intended to approximate fair market value) in those years.

Consistent with its plan to withdraw from activities not related to the management of financial assets for others, the Company sold its last remaining real estate property in fiscal 2001 resulting in proceeds of $1.2 million.

FINANCING CASH FLOWS

In August 2001, Eaton Vance Management (EVM), the Company's primary operating subsidiary, issued $314 million of zero-coupon exchangeable senior notes due August 13, 2031, resulting in gross proceeds of approximately $200.6 million. Net proceeds were approximately $195.5 million after payment of debt issuance costs. The exchangeable notes were issued in a private placement to qualified institutional buyers at an initial offering price of $638.70 per $1,000 principal amount at maturity, reflecting a 1.5% yield to maturity. Upon certain events, each note is exchangeable into 14.3657 shares of the Company's non-voting common stock, subject to adjustment. EVM may redeem the exchangeable notes for cash on or after August 13, 2006 at their accreted value. At the option of holders, EVM may be required to repurchase the exchangeable notes at their accreted value on the first, third and fifth anniversaries of the issue date, and at five year intervals thereafter until maturity. Such repurchases can be paid in cash, shares of the Company's non-voting common stock or a combination of both. Approximately $85.0 million of the net proceeds were used to finance the acquisitions of Atlanta Capital and Fox Asset Management and related acquisition costs; an additional $52.2 million was used to repurchase
1.5 million shares of the Company's non-voting common stock at the time the notes were issued.

The Company canceled its $50 million senior unsecured revolving credit facility effective August 13, 2001, prior to the private placement of its zero-coupon exchangeable senior notes. In December 2001, the Company executed a revolving credit facility with several banks. This facility, which expires December 2004, provides that the Company may borrow up to $170 million at market rates of interest that may vary depending on level of usage of the facility and the Company's credit ratings. The agreement contains financial covenants with respect to leverage and interest coverage and requires the Company to pay an annual commitment fee on any unused portion. The primary purpose of the credit facility is to provide the Company with additional liquidity in the event that holders of the zero-coupon exchangeable notes exercise their puts on either the first or third anniversary dates and to provide general working capital availability.

The Company repurchased a total of 2.8 million shares of its non-voting common stock for $88.1 million in fiscal 2001 under its authorized repurchase program and increased its dividend in the fourth quarter of fiscal 2001 by 21 percent to an effective annual rate of $0.29.

The Company anticipates that cash flows from operations and available credit arrangements will be sufficient to meet the Company's foreseeable cash requirements and provide the Company with the financial resources to take advantage of strategic growth opportunities.

Accounting Changes

In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations entered into after June 30, 2001 to be accounted for using the purchase method of accounting.

Specifically identifiable intangible assets acquired, other than goodwill, will be amortized over their estimated useful economic lives. Under SFAS No. 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be reviewed at least annually for impairment. Goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the provisions of SFAS No. 142.

The Company has adopted the provisions of SFAS No. 141 and SFAS No. 142 for its two acquisitions completed September 30, 2001 (see Note 3 to the Consolidated Financial Statements). Management intends to adopt the provisions of SFAS No. 142 for intangibles and equity investments purchased prior to July 1, 2001 effective November 1, 2001. The adoption of this standard as it relates to intangibles and equity investments purchased prior to July 1, 2001 will not have a material impact on the results of operations or consolidated financial position of the Company.

Certain Factors That May Affect Future Results

From time to time, information provided by the Company or information included in its filings with the Securities and Exchange Commission may contain statements which are not historical facts, for this purpose referred to as "forward-looking statements." The Company's actual future results may differ significantly from those stated in any forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the factors discussed below.

The Company is subject to substantial competition in all aspects of its business. The Company's ability to market investment products is highly dependent on access to the various distribution systems of national and regional securities dealer firms, which generally offer competing investment products both internally and externally managed. Although the Company has historically been successful at gaining access to these channels, there can be no assurance that it will continue to do so. The inability to have such access could have a material adverse effect on the Company's business.

There are few barriers to entry by new investment management firms. The Company's funds compete against an ever increasing number of investment products sold to the public by investment dealers, banks, insurance companies and others that sell tax-free or tax advantaged investments, taxable income funds, equity funds and other investment products. Many institutions competing with the Company have greater resources than the Company. The Company competes with other providers of investment products on the basis of the products offered, the investment performance of such products, quality of service, fees charged, the level and type of financial intermediary compensation, the manner in which such products are marketed and distributed, and the services provided to investors.

The Company derives almost all of its revenue from investment adviser and administration fees and distribution income received from the Eaton Vance funds, other pooled investment vehicles and separately managed accounts. As a result, the Company is dependent upon management contracts, administration contracts, underwriting contracts or service contracts under which these fees and income are paid. If any of these contracts is not renewed or is amended to reduce fees, the Company's financial results may be adversely affected.

The major sources of revenue for the Company (i.e., investment adviser and administration fees and distribution fees) are calculated as percentages of assets under management. A decline in securities prices or an increase in fund redemptions generally would reduce fee income. Also, financial market declines or adverse changes in interest rates could negatively impact the level of the Company's assets under management and consequently, its revenue and net income. If, as a result of inflation, expenses rise and assets under management decline, lower fee income and higher expenses would generally reduce or eliminate profits. If expenses rise and assets rise, bringing increased fees to offset the increased expenses, profits may not be affected by inflation. There is no predictable relationship between changes in financial assets under management and the rate of inflation. A recession could also adversely impact the Company's revenues if it led to a decreased demand for products, a higher redemption rate, or a decline in securities prices. Like other businesses, the Company's actual results could be affected by the loss of key managerial personnel through competition or retirement.

Market Risk

The Company is routinely subjected to different types of risk, including market risk. Market risk is the risk that the Company will incur losses due to adverse changes in equity prices, interest rates, credit quality, or currency exchange rates.

The Company's primary exposure to equity price risk arises from its investments in sponsored equity mutual funds. Equity price risk as it relates to these investments represents the potential future loss of value that would result from a decline in the fair values of the mutual fund shares. The Company's investments in sponsored equity mutual funds totaled $11.8 million at October 31, 2001 and are carried at fair value on the Company's balance sheet.

The Company's primary exposure to interest rate risk arises from its investment in floating-rate income mutual funds sponsored by the Company. The negative effect on the Company's pre-tax interest income of a 50 basis point decline in interest rates would be approximately $0.3 million based on floating rate investments of $51.7 million as of October 31, 2001. A 50 basis point decline in interest rates is a hypothetical scenario used to demonstrate potential risk and does not represent management's view of future market changes. The Company is not exposed to interest rate risk in its debt instruments as all of the Company's debt instruments carry fixed interest rates.

The Company's primary exposure to credit risk arises from its investment in several collateralized debt obligations that are included in "Other investments" in the Company's Consolidated Balance Sheets. In periods of rising default rates and declining recovery rates, the carrying value of the Company's investments in these securities may be adversely affected by unfavorable changes in cash flow estimates and higher expected returns. The Company's investments in collateralized debt obligations totaled $12.8 million at October 31, 2001.

The Company's primary exposure to foreign currency risk arises from an investment that is denominated in European Currency Units (Euros). Throughout fiscal 2001, the Company utilized foreign currency exchange contracts to hedge this investment. The Company disposed of the majority of this investment in the fourth quarter of fiscal 2001 and had no open foreign currency exchange contracts at October 31, 2001. The Company does not enter into foreign currency transactions for speculative purposes.

In evaluating market risk, it is also important to note that a significant portion of the Company's revenue is based on the market value of assets under management. As noted in "Certain Factors That May Affect Future Results," declines of financial market values will therefore negatively impact revenue and net income.

CONSOLIDATED STATEMENTS OF INCOME

                                                          Years Ended
                                                          October 31,
(in thousands, except per share figures)           2001        2000        1999
-------------------------------------------------------------------------------
REVENUE:
  Investment adviser and administration fees   $252,332    $226,344    $198,644
  Distribution and underwriter fees             149,614     156,316     118,676
  Service fees                                   82,868      43,517      27,760
  Other income                                    1,558       3,389       3,870
-------------------------------------------------------------------------------
   Total revenue                                486,372     429,566     348,950
-------------------------------------------------------------------------------
EXPENSES:
  Compensation of officers and employees         91,428      77,178      68,535
  Amortization of deferred sales commissions     74,344      82,809      63,991
  Sales commission expense (Note 4)                 --          --       71,282
  Service fee expense                            72,939      41,182      26,997
  Other expenses                                 56,768      45,733      40,241
-------------------------------------------------------------------------------
   Total expenses                               295,479     246,902     271,046
-------------------------------------------------------------------------------
Operating income                                190,893     182,664      77,904

OTHER INCOME (EXPENSE):
  Interest income                                 6,765       5,668       3,631
  Interest expense                               (2,209)     (2,016)     (2,960)
  Gain (loss) on sale of investments             (2,649)        226       7,325
  Equity in net income of affiliates                967         637          10
  Impairment loss on other investments          (15,101)        --           --
-------------------------------------------------------------------------------
Income before minority interest, income
  taxes and cumulative effect of change
  in accounting principle                       178,666     187,179      85,910
Minority interest                                  (177)        --           --
-------------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of change in accounting principle      178,489     187,179      85,910
Income taxes                                     62,469      71,128      33,505
-------------------------------------------------------------------------------
Income before cumulative effect of change
  in accounting principle                       116,020     116,051      52,405
Cumulative effect of change
  in accounting principle, net of
  income taxes                                      --          --      (36,607)
-------------------------------------------------------------------------------
Net income                                     $116,020    $116,051    $ 15,798
-------------------------------------------------------------------------------
Earnings per share before cumulative
  effect of change in accounting
  principle:
-------------------------------------------------------------------------------
   Basic                                       $   1.69    $   1.65    $   0.73
-------------------------------------------------------------------------------
   Diluted                                     $   1.60    $   1.58    $   0.70
-------------------------------------------------------------------------------
Cumulative effect of change in
  accounting  principle, per share:
   Basic                                       $     --    $     --    $  (0.51)
-------------------------------------------------------------------------------
   Diluted                                     $     --    $     --    $  (0.49)
-------------------------------------------------------------------------------
Earnings per share:
-------------------------------------------------------------------------------
   Basic                                         $ 1.69      $ 1.65      $ 0.22
-------------------------------------------------------------------------------
   Diluted                                       $ 1.60      $ 1.58      $ 0.21
-------------------------------------------------------------------------------

                                                                             27
See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

                                                                 October 31,
(in thousands)                                                2001         2000
-------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                               $115,681     $ 60,479
  Short-term investments                                    95,028       42,000
  Investment adviser fees and other receivables             22,559        9,576
  Other current assets                                       4,212        8,187
-------------------------------------------------------------------------------
   Total current assets                                    237,480      120,242
-------------------------------------------------------------------------------
OTHER ASSETS:
  Investments:
   Investment in affiliates                                  6,995        7,492
   Investment companies                                     15,565       22,568
   Other investments                                        14,144       23,119
  Other receivables                                          5,829        5,832
  Deferred sales commissions                               266,738      238,956
  Other deferred assets                                      5,131          175
  Equipment and leasehold improvements,
     net of accumulated depreciation and
     amortization of $8,956 and $5,060, respectively        14,938       13,161
  Goodwill                                                  69,212           --
  Intangible assets, net of accumulated amortization
     of $871 and $556, respectively                         39,269        1,444
-------------------------------------------------------------------------------
   Total other assets                                      437,821      312,747
-------------------------------------------------------------------------------
Total assets                                              $675,301     $432,989
-------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                                                 October 31,
(in thousands, except share figures)                          2001         2000
-------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accrued compensation                                    $ 38,358     $ 29,050
  Accounts payable and accrued expenses                     20,879       14,621
  Dividend payable                                           4,955        4,164
  Current portion of long-term debt                          7,143        7,143
  Other current liabilities                                 12,509        6,815
-------------------------------------------------------------------------------
   Total current liabilities                                83,844       61,793
-------------------------------------------------------------------------------
LONG-TERM LIABILITIES:
  6.22% senior notes due 2004                               14,286       21,429
  1.5% zero-coupon exchangeable senior notes due 2031      201,202           --
  Deferred income taxes                                     73,878       94,817
-------------------------------------------------------------------------------
   Total long-term liabilities                             289,366      116,246
-------------------------------------------------------------------------------
   Total liabilities                                       373,210      178,039
-------------------------------------------------------------------------------
  Minority interest                                            965           --
-------------------------------------------------------------------------------
  Commitments and contingencies                                --            --

SHAREHOLDERS' EQUITY:
  Common stock, par value $0.0078125 per share:
   Authorized, 640,000 shares
   Issued and outstanding, 154,880 shares                        1            1
  Non-voting common stock, par value $0.0078125 per
    share:
   Authorized, 95,360,000 shares
   Issued and outstanding, 68,462,051 and 69,388,814
     shares, respectively                                      535          542
  Accumulated other comprehensive income                     4,898        5,193
  Notes receivable from stock option exercises              (2,641)      (2,485)
  Deferred compensation                                     (3,200)      (4,000)
  Retained earnings                                        301,533      255,699
-------------------------------------------------------------------------------
   Total shareholders' equity                              301,126      254,950
-------------------------------------------------------------------------------
  Total liabilities and shareholders' equity              $675,301     $432,989
-------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                                                                                 Non-voting      Additional
                                                                                     Common          Common         Paid-In
(in thousands)                                                        Shares          Stock           Stock         Capital
---------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 1998                                             71,332            $ 1            $556       $      --
  Net income                                                            --               --              --              --
  Dividends declared ($0.16 per share)                                  --               --              --              --
  Issuance of non-voting common stock:
    On exercise of stock options                                       1,436             --              11           5,249
    Under employee stock purchase plan                                   102             --               1           1,036
    Under employee incentive plan                                        158             --               1           1,728
  Tax benefit of stock option exercises                                 --               --              --           1,009
  Repurchase of non-voting common stock                               (2,508)            --             (19)         (9,022)
  Unrealized holding gain on marketable securities, net of tax          --               --              --              --
  Principal repayments                                                  --               --              --              --

---------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 1999                                             70,520              1             550              --
  Net income                                                            --               --              --              --
  Dividends declared ($0.20 per share)                                  --               --              --              --
  Issuance of non-voting common stock:
    On exercise of stock options                                         898             --               7           4,899
    Under employee stock purchase plan                                    87             --               1           1,077
    Under employee incentive plan                                        111             --               1           1,784
    Under restricted stock plan                                          291             --               2           5,000
  Tax benefit of stock option exercises                                 --               --              --             562
  Repurchase of non-voting common stock                               (2,363)            --             (19)        (13,322)
  Unrealized holding gain on marketable securities, net of tax          --               --              --              --
  Principal repayments                                                  --               --              --              --
  Compensation expense related to restricted stock issuance             --               --              --              --

---------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 2000                                             69,544              1             542              --
  Net income                                                            --               --              --              --
  Dividends declared ($0.25 per share)                                  --               --              --              --
  Issuance of non-voting common stock:
    On exercise of stock options                                         918             --               7           5,184
    Under employee stock purchase plan                                    59             --               1           1,219
    Under employee incentive plan                                         97             --               1           2,345
    Under restricted stock plan                                           12             --              --             300
    For acquisitions                                                     801             --               6          24,593
  Tax benefit of stock option exercises                                 --               --              --           1,611
  Repurchase of non-voting common stock                               (2,814)            --             (22)        (35,252)
  Unrealized holding loss on marketable securities, net of tax          --               --              --              --
  Principal repayments                                                  --               --              --              --
  Compensation expense related to restricted stock issuance             --               --              --              --

---------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 2001                                             68,617            $ 1            $535        $     --
---------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

30

                                        Notes
            Accumulated            Receivable
                  Other            from Stock                                                          Total                 Other
          Comprehensive                Option              Deferred            Retained        Shareholders'         Comprehensive
                 Income            Excercises          Compensation            Earnings               Equity                Income
----------------------------------------------------------------------------------------------------------------------------------
                 $1,120               $(2,957)              $    --            $213,089             $211,809
                     --                    --                    --              15,798               15,798              $ 15,798
                     --                    --                    --             (11,456)             (11,456)

                     --                (1,534)                   --                  --                3,726
                     --                    --                    --                  --                1,037
                     --                    --                    --                  --                1,729
                     --                    --                    --                  --                1,009
                     --                    --                    --             (25,523)             (34,564)

                  2,920                   --                     --                  --                2,920                 2,920
                     --                 2,260                    --                  --                2,260
                                                                                                                          --------
                                                                                                                          $ 18,718
                                                                                                                          --------
----------------------------------------------------------------------------------------------------------------------------------
                  4,040                (2,231)                   --             191,908              194,268
                     --                    --                    --             116,051              116,051              $116,051
                     --                    --                    --             (14,226)             (14,226)

                     --                  (677)                   --                  --                4,229
                     --                    --                    --                  --                1,078
                     --                    --                    --                  --                1,785
                     --                    --                (5,000)                 --                    2
                     --                    --                    --                  --                  562
                     --                    --                    --             (38,034)             (51,375)

                  1,153                   --                     --                  --                1,153                 1,153
                     --                   423                    --                  --                  423
                     --                    --                 1,000                  --                1,000
                                                                                                                          --------
                                                                                                                          $117,204
                                                                                                                          --------
----------------------------------------------------------------------------------------------------------------------------------
                  5,193                (2,485)               (4,000)            255,699              254,950
                     --                    --                    --             116,020              116,020              $116,020
                     --                    --                    --             (17,361)             (17,361)

                     --                  (995)                   --                  --                4,196
                     --                    --                    --                  --                1,220
                     --                    --                    --                  --                2,346
                     --                    --                  (300)                 --                   --
                     --                    --                    --                  --               24,599
                     --                    --                    --                  --                1,611
                     --                    --                    --             (52,825)             (88,099)

                   (295)                  --                     --                  --                 (295)                 (295)
                     --                   839                    --                  --                  839
                     --                    --                 1,100                  --                1,100
                                                                                                                          --------
                                                                                                                          $115,725
                                                                                                                          --------
----------------------------------------------------------------------------------------------------------------------------------
                $ 4,898              $ (2,641)              $(3,200)           $301,533            $ 301,126
----------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Years Ended
                                                                                       October 31,
(in thousands)                                                              2001          2000           1999
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year                            $ 60,479      $ 77,395       $ 54,386

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                              116,020       116,051         15,798
 Adjustments to reconcile net income to net cash provided by operating activities:
     Cumulative effect of change in accounting principle,
       net of tax                                                            --            --          36,607
     Impairment loss on other investments                                 15,101           --              --
     (Gain) loss on sale of investments                                    2,844        (1,839)        (7,325)
     Equity in net income of affiliates                                     (967)         (637)           (10)
     Dividend received from affiliate                                      1,688           552            368
     Minority interest                                                       177           --              --
     Interest on long-term debt                                              650           --              --
     Deferred income taxes                                               (20,785)        7,482         26,580
     Compensation related to restricted stock issuance                     1,100         1,000             --
     Depreciation and other amortization                                   2,602         2,134          1,675
     Amortization of deferred sales commissions                           74,344        82,809         63,991
     Payment of capitalized sales commissions                           (129,465)     (129,458)      (147,291)
     Capitalized sales charges received                                   27,340        26,719         17,488
     Proceeds from sale of trading investments                            40,900        45,613             --
     Purchase of trading investments                                      (1,333)      (84,903)            --
     Changes in other assets and liabilities,
       net of acquisitions                                                10,072         8,354         14,185
-------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                        140,288        73,877         22,066
-------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to equipment and leasehold improvements                       (2,862)       (2,670)       (11,823)
  Net (increase) decrease in notes and receivables from affiliates          (154)         (250)           735
  Proceeds from sale of real estate                                        1,196           --          25,170
  Acquisitions of subsidiaries, net of cash acquired                     (81,361)          --              --
  Investment in affiliate                                                    --           (172)            --
  Proceeds from sale of available-for-sale investments                    38,053        22,013         49,991
  Purchase of available-for-sale investments                            (132,317)      (45,549)       (10,673)
-------------------------------------------------------------------------------------------------------------
        Net cash provided by (used for) investing activities            (177,445)      (26,628)        53,400
-------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of short-term debt                                  --            --          12,000
  Proceeds from issuance of long-term debt                               200,552           --              --
  Long-term debt issuance costs                                           (5,069)          --              --
  Repayment of debt                                                       (7,143)       (7,142)       (27,138)
  Proceeds from issuance of non-voting common stock                        8,756         7,771          8,025
  Repurchase of non-voting common stock                                  (88,099)      (51,375)       (34,564)
  Dividends paid                                                         (16,638)      (13,419)       (10,780)
-------------------------------------------------------------------------------------------------------------
        Net cash provided by (used for) financing activities              92,359       (64,165)       (52,457)
-------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                      55,202       (16,916)        23,009
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                 $ 115,681      $ 60,479       $ 77,395
-------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid                                                          $ 1,606       $ 2,068        $ 3,014
-------------------------------------------------------------------------------------------------------------
  Income taxes paid                                                     $ 76,453      $ 65,245        $ 5,477
-------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

32

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

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Eaton Vance Corp. and all of its majority owned subsidiaries. The equity method of accounting is used for investments in affiliates in which the Company's ownership ranges from 20 to 50 percent. The Company provides for minority interests in less than 100 percent owned consolidated companies on its balance sheet. All material intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist principally of short-term, highly liquid investments with maturities of three months or less and are recorded at cost, which is equivalent to market value.

INVESTMENTS

Management determines the appropriate classification of its investments at the time of purchase. Investments classified as available-for-sale are carried at their estimated fair value. Net unrealized holding gains or losses on these investments are reported net of income taxes as a separate component of "Accumulated other comprehensive income" in the Consolidated Balance Sheets. The cost of investments sold is based on the average cost method. Realized gains or losses are reflected as a component of "Gain (loss) on sale of investments."

Investments classified as trading securities are carried at their estimated fair value. Net unrealized holding gains or losses on these investments, as well as realized gains or losses, are reflected as a component of "Other income." Such gains and losses are computed using the average cost assumption.

Investments in investment companies held in connection with the Company's activities as principal underwriter are recorded at market value. Realized and unrealized gains and losses are reflected in "Other income."

Investments in collateralized debt obligations are classified as available-for-sale and recorded in "Other investments." The excess of future cash flows over the initial investment at the date of purchase is recognized as interest income over the life of the investment using the effective yield method.

The Company reviews cash flow estimates throughout the life of each collateralized debt obligation to determine if an impairment charge is required to be taken through current earnings. If the updated estimate of future cash flows (taking into account both timing and amounts) is less than the last revised estimate, an impairment loss is recognized based on the excess of the carrying amount of the investment over its fair value.

Certain other investments are carried at the lower of cost or management's estimate of net realizable value owing primarily to restrictions relative to resale of the investments.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided principally by the straight-line method over the estimated useful lives of the related assets, which range from three to 20 years, or over the terms of the related leases, if shorter.

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

From November 1, 1998 to April 30, 1999, sales commissions paid to brokers and dealers in connection with the sale of bank loan interval funds were expensed as incurred. Subsequent to April 30, 1999, and pursuant to the implementation of new distribution plans, these payments are being capitalized and amortized over one to five years (see Note 4).

The Company periodically reviews the amoritzation period for deferred sales commission assets as events or changes in circumstances indicate that the carrying amount of deferred sales commission assets may not be recoverable over their amortization period.

In fiscal 2000, the Company adjusted the amortization period of certain deferred sales commission assets in order to better match amortization expense with projected distribution fee income. This adjustment resulted in an increase in amortization expense of $20.0 million in fiscal 2000. There was no such adjustment recorded in fiscal 2001.

Sales commissions paid to brokers and dealers in connection with the sale of shares of traditional closed-end funds are expensed as incurred.

GOODWILL AND OTHER INTANGIBLES

Identifiable intangibles generally represent the cost of management contracts acquired. For intangibles acquired prior to June 30, 2001, amortization is provided on a straight-line basis over a period not to exceed 20 years. Any identifiable intangibles acquired after June 30, 2001 are amortized over their useful economic lives.

The Company periodically reviews identifiable intangibles for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. As a result of these periodic reviews, there have been no adjustments to the carrying value of identifiable intangibles in fiscal 2001 or 2000.

Goodwill represents the excess of the cost of the Company's investment in the net assets of acquired companies over the fair value of the underlying identifiable net assets at the dates of acquisition. Goodwill is not amortized but will be tested annually for impairment since it arose in acquisitions subsequent to June 30, 2001.

REVENUE RECOGNITION

Investment advisory, administration, distribution and service fees are accrued as earned. Sales of shares of investment companies in connection with the Company's activities as principal underwriter are accounted for on a settlement date basis, which approximates trade date basis, with the related commission income and expense recorded on a trade date basis.

INCOME TAXES

Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities. Such deferred taxes relate principally to capitalized sales commissions paid to brokers and dealers. Prior to January 1, 2001 these commissions were currently deducted for tax purposes. Effective January 1, 2001, sales commissions are deducted for income tax purposes over their estimated useful lives rather than at the time of payment.

EARNINGS PER SHARE

Basic earnings per share exclude the dilutive effect of outstanding stock options and are computed by dividing net income by the weighted average common shares outstanding of 68.8 million, 70.4 million and 71.6 million in 2001, 2000 and 1999, respectively. Diluted earnings per share reflect the potential dilution that could occur if all outstanding in-the-money stock options were exercised. Diluted earnings per share are computed by increasing the denominator of the basic earnings per share calculation by potentially dilutive common shares of 3.5 million, 2.8 million, and 2.9 million in 2001, 2000 and 1999, respectively.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation awarded to employees in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Pro forma net income and earnings per share information has been presented in Note 9 as required under SFAS No. 123, "Accounting for Stock-Based Compensation," as if the SFAS No. 123 methodology had been applied to employee awards.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into foreign currency exchange contracts for the sole purpose of hedging certain investments denominated in foreign currencies. As a matter of policy, the Company does not engage in currency speculation.

COMPREHENSIVE INCOME

Total comprehensive income is reported in the Consolidated Statements of Shareholders' Equity and Comprehensive Income and includes net income and net unrealized holding gains and losses on investments classified as available-for-sale, net of income taxes.

ACCOUNTING ESTIMATES

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Changes in such estimates may affect amounts reported in future periods.

DEBT ISSUANCE COSTS

Deferred debt issuance costs are amortized over the related term of the debt and are included in "Other deferred assets" on the accompanying Consolidated Balance Sheets.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

2.   Accounting Developments

In June of 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement, effective for the Company's fiscal year beginning November 1, 2000, established accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or a liability measured at its fair value. The adoption of this standard did not have a material impact on the results of operations or consolidated financial position of the Company.

In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations entered into after June 30, 2001 to be accounted for using the purchase method of accounting. Under SFAS No. 142, goodwill and identifiable intangible assets with indefinite lives will no longer be amortized, but will be reviewed at least annually for impairment. Identifiable intangible assets with discrete useful lives will be amortized over their useful lives. Goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the provisions of SFAS No. 142.

The Company has adopted the provisions of SFAS No. 141 for its two acquisitions completed September 30, 2001 (see Note 3). Management intends to adopt the provisions of SFAS No. 142 for intangibles and equity investments purchased prior to July 1, 2001 effective November 1, 2001. The adoption of this standard as it relates to intangibles and equity investments purchased prior to

July 1, 2001 will not have a material impact on the results of operations or consolidated financial position of the Company.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121. SFAS No. 144 is effective for the Company's fiscal year beginning November 1, 2002. Management is currently assessing the impact SFAS No. 144 will have upon adoption.

3.   Acquisitions

In fiscal 2001, the Company acquired a majority interest in two institutional investment management firms in a strategic effort to expand the Company's managed account and institutional business.

On September 30, 2001 the Company acquired 70 percent of Atlanta Capital Management Company, LLC, for an aggregate initial payment of $75.0 million, including cash of $60.0 million and Eaton Vance Corp. non-voting common stock valued at $15.0 million. The value of the 479,359 shares of non-voting common stock issued in conjunction with the acquisition was determined based on the average market price of the Company's non-voting common stock over the 20-day period prior to September 30, 2001. Atlanta Capital's principals will continue to hold 30 percent of the equity of Atlanta Capital through December 31, 2004. Beginning in calendar 2005, Atlanta Capital's principals will have the right to sell and the Company will have the right to purchase the remaining 30 percent of Atlanta Capital over a five-year period. The price for acquiring the remaining 30 percent of Atlanta Capital will be based on a multiple of earnings before taxes (a measure that is intended to approximate fair market value) in those years.

On September 30, 2001, the Company also acquired 80 percent of Fox Asset Management, LLC, for an aggregate initial payment of $32.0 million, including cash of $22.4 million and Eaton Vance Corp. non-voting common stock valued at $9.6 million. The value of the 321,544 shares of non-voting common stock issued in conjunction with the acquisition was determined based on the average market price of the Company's non-voting common stock over the 10-day period prior to September 30, 2001. Additional payments to Fox Asset Management shareholders in 2005 and 2006 of up to $30.0 million are contingent upon achieving certain financial performance criteria. Fox Asset Management's principals will continue to hold 20 percent of the equity of Fox Asset Management through December 31, 2007. Beginning in calendar 2008, Fox Asset Management's principals will have the right to sell and the Company will have the right to purchase the remaining 20 percent of Fox Asset Management over a four-year period. The price for acquiring the remaining 20 percent of Fox Asset Management will be based on a multiple of earnings before interest and taxes (a measure that is intended to approximate fair market value) in those years.

The acquisitions of Atlanta Capital and Fox Asset Management were accounted for using the purchase method of accounting and, accordingly, the excess of purchase price,

including all relevant acquisition costs, over the fair value of the net assets acquired resulted in goodwill of $50.3 million and $18.9 million, respectively. The total amount of goodwill acquired will be deductible for tax purposes and will be tested for impairment annually. Net assets acquired included $24.6 million and $13.4 million of other intangible assets for Atlanta Capital and Fox Asset Mangement respectively, which consisted exclusively of advisory contracts. These assets are being amortized on a straight-line basis over their estimated useful lives of approximately 19 years. The total amount of intangible assets acquired will be deductible for tax purposes.

The operating results of Atlanta Capital and Fox Asset Management have been included in the accompanying Consolidated Statements of Income from September 30, 2001, the date of acquisition. Pro forma combined results of operations for the acquisitions assuming the acquisitions had occurred at the beginning of the Company's fiscal year have not been presented because the accompanying Consolidated Financial Statements of Income would not have been materially different.

4.   Significant Accounting Changes

In October 1998, the Financial Accounting Standards Board (FASB) staff addressed the accounting for offering costs incurred in connection with the distribution of funds when the adviser does not receive both Rule 12b-1 fees and contingent deferred sales charges. In its announcement, the FASB staff concluded that such offering costs, including sales commissions paid, were to be considered start-up costs in accordance with American Institute of Certified Public Accountants Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." Accordingly, the FASB staff concluded offering costs should be expensed as incurred under the provisions of SOP 98-5. Prior to the FASB staff announcement, it had been the Company's policy to capitalize and amortize these costs over a period not to exceed five years.

Closed-end, interval and private fund sales commissions paid and capitalized prior to the Company's adoption of SOP 98-5 were expensed as a cumulative effect of a change in accounting principle, as described in APB Opinion No. 20, "Accounting Changes." The cumulative effect of the change in accounting principle upon adoption on November 1, 1998 was a charge to the Consolidated Statements of Income of $36.6 million, net of income taxes of $23.4 million.

In April of 1999, the bank loan interval funds received shareholder approval and a Securities and Exchange Commission (SEC) exemptive order permitting them, beginning May 1, 1999, to implement Rule 12b-1 equivalent distribution plans. With the implementation of these distribution plans, the Company resumed capitalizing and amortizing sales commissions paid to broker/dealers for sales of its bank loan interval funds effective May 1, 1999, the beginning of the third fiscal quarter of 1999. Closed-end and bank loan interval fund sales commissions expensed from November 1, 1998 to April 30, 1999 totaled $71.3 million.

5.   Investment in Affiliates

The Company has a 21 percent equity interest in Lloyd George Management (BVI) Limited (LGM), an independent investment management company based in Hong Kong that manages or co-manages several emerging market mutual funds sponsored by the Company. The Company's investment in LGM was $6.7 million and $7.5 million at October 31, 2001 and 2000, respectively. At October 31, 2001, the Company's investment exceeded its share of the underlying net assets of LGM by $4.9 million. This excess is being amortized over a 20-year period. Upon the adoption of SFAS No. 142 on November 1, 2001, this excess will no longer be amortized, but will be reviewed annually for impairment.

6.   Real Estate Investments

In November 2000, the Company, through a wholly owned subsidiary, sold a warehouse in Springfield, Massachusetts. The Company recognized a pre-tax loss of $0.3 million based on an aggregate carrying value of $1.5 million at the time of sale. The loss is reported as a component of "Gain (loss) on sale of investments" in the Company's Consolidated Statement of Income. At October 31, 2000, this investment was classified as an "Other current asset" on the Company's Consolidated Balance Sheet.

In fiscal 1999, the Company, through a wholly owned subsidiary, sold a shopping center and office building in Troy, New York. The purchaser agreed to acquire the property for fifty thousand dollars and the related indebtedness. A wholly owned subsidiary of the Company will remain as a guarantor on the related indebtedness until such time as certain net operating income and debt service requirements on the property are met. The Company recognized a pre-tax loss of $1.6 million based on an aggregate carrying value of $3.6 million at the time of sale. The loss is reported as a component of "Gain (loss) on sale of investments" in the Company's Consolidated Statements of Income.

Also in fiscal 1999, the Company, through a wholly owned subsidiary, sold a warehouse in Colonie, New York and two office buildings in Boston, Massachusetts. The Company recognized pretax gains of $1.3 million and $12.4 million on the sales, respectively.

7.   Long-term Debt

ZERO-COUPON EXCHANGEABLE SENIOR NOTES

On August 13, 2001, the Company's operating subsidiary, Eaton Vance Management
(EVM), issued zero-coupon exchangeable senior notes at a principal amount of $314.0 million due August 13, 2031, resulting in gross proceeds of approximately $200.6 million. The net proceeds of the offering were approximately $195.5 million after payment of debt issuance costs. The exchangeable notes were issued in a private placement to qualified institutional buyers at an initial offering price of $638.70 per $1,000 principal amount at maturity. The discounted price reflects a yield to maturity of 1.5% per year. Upon certain events, each note is exchangeable into 14.3657 shares of the Company's non-voting common stock, subject to adjustment. EVM may redeem the exchangeable notes for cash on or after August 13, 2006 at their accreted value. At the option of holders, EVM may be required to repurchase the exchangeable notes at their accreted value on various dates beginning on the first, third and fifth anniversaries of the issue date, and at five year intervals thereafter until maturity. Such repurchases can be paid in cash, shares of the Company's non-voting common stock or a combination of both. Approximately $85.0 million of the net proceeds were used to finance the acquisitions of Atlanta Capital and Fox Asset Management and related acquisitions costs; an additional $52.2 million was used to repurchase shares of the Company's non-voting common stock.

6.22% SENIOR NOTE

The Company has a 6.22% senior note due March 2004 with a remaining balance of $21.4 million at October 31, 2001. Principal payments on the note are due in equal annual installments of approximately $7.1 million. The note may be prepaid in part or in full at any time. Certain covenants in the senior note purchase agreement require specific levels of cash flow and net income and others restrict additional investment and indebtedness.

REVOLVING CREDIT FACILITY

The Company canceled its $50.0 million senior unsecured revolving credit facility effective August 13, 2001, prior to the closing of EVM's private placement of its zero-coupon exchangeable senior notes.

8.   Lease Commitments

The Company leases certain office space and equipment under noncancelable operating leases. Rent expense under these leases in 2001, 2000 and 1999 amounted to $4.6 million, $4.5 million, and $2.4 million, respectively. Future minimum lease commitments are as follows:

Year Ending
October 31                                                Amount
----------------------------------------------------------------
(in thousands)
2002                                                     $ 4,706
2003                                                       4,965
2004                                                       5,282
2005                                                       5,137
2006                                                       4,955
2007-- thereafter                                         12,372
----------------------------------------------------------------
Total                                                    $37,417
----------------------------------------------------------------

9.   Stock Plans

STOCK OPTION PLAN

The Company has a Stock Option Plan (the 1998 Plan) administered by the Option Committee of the Board of Directors under which stock options may be granted to employees of the Company. No stock options may be granted under the plan with an exercise price of less than the fair market value of the stock at the time the stock option is granted. The options expire five to 10 years from the date of grant and vest over a five-year period as stipulated in each grant. The 1998 Plan contains provisions, which, in the event of a change in control of the Company, may accelerate the vesting of awards. A total of 7.2 million shares have been reserved for issuance under the 1998 Plan. Through October 31, 2001,
4.7 million shares have been issued pursuant to this plan.

Stock option transactions under the 1998 Plan and predecessor plans are summarized as follows:

                                                2001                      2000                          1999
----------------------------------------------------------------------------------------------------------------------
                                                  Weighted                      Weighted                      Weighted
                                                   Average                       Average                       Average
                                                  Exercise                      Exercise                      Exercise
                                        Shares       Price            Shares       Price           Shares        Price
----------------------------------------------------------------------------------------------------------------------
(share figures in thousands)
Balance, beginning of period             5,395      $10.04             5,130      $ 7.52             5,212      $ 5.39
Granted                                  2,009       25.44             1,239       17.40             1,412       11.50
Exercised                                 (917)       5.66              (898)       5.46            (1,436)       3.66
Forfeited/Expired                          (34)      18.14               (76)      13.60               (58)       8.51
----------------------------------------------------------------------------------------------------------------------
Balance, end of period                   6,453      $15.42             5,395      $10.04             5,130      $ 7.52
----------------------------------------------------------------------------------------------------------------------

The weighted average grant date fair value of options granted during the years ended October 31, 2001, 2000 and 1999 were $25.44, $17.40 and $11.50 per share, respectively.

Outstanding options to purchase shares of non-voting common stock issued under the 1998 Plan and predecessor plans are summarized as follows:

                                                 Options Outstanding                   Options Exercisable
-------------------------------------------------------------------------------------------------------------
                                                         Weighted
                                                          Average      Weighted          Shares      Weighted
                                           Shares       Remaining       Average     Exercisable       Average
                                   Outstanding as     Contractual      Exercise           as of      Exercise
Range of Exercise Prices              of 10/31/01    Life (Years)         Price        10/31/01         Price
-------------------------------------------------------------------------------------------------------------
(share figures in thousands)
$5.22 - $5.74                               1,184             0.1        $ 5.25           1,184        $ 5.25
$8.92 - $9.81                                 820             1.0          8.95             735          8.92
$10.06 - $12.62                             1,265             4.9         11.45             532         11.43
$17.19 - $18.91                             1,140             7.9         17.22             223         17.22
$21.16 - $21.53                                47             8.2         21.51               9         21.50
$24.03 - $24.53                             1,647             9.0         24.53              18         24.51
$26.98 - $27.13                                39             6.4         27.05              --            --
$30.00 - $33.16                               311             9.9         30.08              --            --
-------------------------------------------------------------------------------------------------------------
                                            6,453             5.4        $15.42           2,701        $ 8.64
-------------------------------------------------------------------------------------------------------------

In November 2001, the Company granted options for the purchase of an additional
1.8 million shares under the 1998 Plan at prices ranging from $28.67 to $31.54.

The measurement principles in APB Opinion No. 25 have resulted in no compensation cost being recognized in the consolidated financial statements for the Company's stock option, stock purchase and stock alternative plans in any year presented. Had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value method as described in SFAS No. 123, the Company's net income and earnings per share for the years ended October 31, 2001, 2000 and 1999 would have been reduced to the following pro forma amounts:

                                2001        2000       1999
-----------------------------------------------------------
(net income figures in thousands)
Net income:
  As reported               $116,020    $116,051    $15,798
  Pro forma                 $110,218    $113,202    $13,627
Earnings per
  Share:
   As reported:
     Basic                  $   1.69    $   1.65    $  0.22
     Diluted                $   1.60    $   1.58    $  0.21
   Pro forma:
     Basic                  $   1.60    $   1.61    $  0.19
     Diluted                $   1.52    $   1.55    $  0.18

The fair value of each option grant included in the pro forma net income shown above is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in fiscal 2001, 2000 and 1999:

                                2001        2000       1999
-----------------------------------------------------------

Dividend yield                 1.03%       0.96%      1.11%
Volatility                       33%         29%        31%
Risk-free
  Interest rate                 4.7%        5.9%       6.4%
Expected life of
  Options                   10 years    10 years    8 years

For purposes of pro forma disclosure, the estimated fair value of each option grant is amortized to expense ratably over the option-vesting period. These pro forma amounts may not be indicative of the future benefit, if any, to be received by the option holder.

The pro forma information reflected on the previous page may not be representative of the amounts to be expected in future years because the fair value method of accounting described in SFAS No. 123 is not applicable to options granted in fiscal years prior to 1996.

RESTRICTED STOCK PLAN

The Company has a Restricted Stock Plan administered by the Compensation Committee of the Board of Directors under which restricted stock may be granted to key employees. Restricted shares granted under the plan are subject to restrictions on transferability and carry the risk of forfeiture, based in each case on such considerations as the Compensation Committee shall determine. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions shall be forfeited upon termination of employment. Restrictions on shares granted lapse in three to seven years from date of grant. A total of 1,000,000 shares has been reserved under the plan.

A total of 12,228 and 290,910 shares was issued pursuant to the plan at a weighted average grant date fair value of $24.53 and $17.19 per share, respectively, in fiscal 2001 and 2000. Because these shares are contingently forfeitable, compensation expense is recorded over the forfeiture period. The Company recorded compensation expense of $1.1 million and $1.0 million for the years ended October 31, 2001 and 2000, respectively, relating to those shares and shares granted in previous years.

EMPLOYEE STOCK PURCHASE PLAN

A total of 4.5 million shares of the Company's non-voting common stock has been reserved for issuance under the Employee Stock Purchase Plan. The plan qualifies under Section 423 of the United States Internal Revenue Code and permits eligible full-time employees to direct up to 15 percent of their salaries to a maximum of $12,500 toward the purchase of Eaton Vance Corp. non-voting common stock at the lower of 90 percent of the market price of the non-voting common stock at the beginning or at the end of each six-month offering period. Through October 31, 2001, 3.2 million shares have been issued pursuant to this plan. No compensation expense has been recorded for the discounted purchase price because such plan qualifies under Section 423.

INCENTIVE PLAN-STOCK ALTERNATIVE

A total of 2.4 million shares of the Company's non-voting common stock has been reserved for issuance under the Incentive Plan-Stock Alternative, a plan that qualifies under Section 423 of the United States Internal Revenue Code. The plan permits employees and officers to direct up to half of their monthly and annual incentive bonuses toward the purchase of non-voting common stock at 90 percent of the average market price of the stock for the five days subsequent to the end of the six-month offering period. Through October 31, 2001, 1.2 million shares have been issued pursuant to this plan. No compensation expense has been recorded for the discounted purchase price because such plan qualifies under
Section 423.

STOCK OPTION INCOME DEFERRAL PLAN

Effective April 19, 2001, the Company established an unfunded, non-qualified Stock Option Income Deferral Plan. The Plan is intended to permit key employees to defer tax recognition of income on exercise of non-qualified stock options previously granted by the Company. As of October 31, 2001, no options have been exercised and placed in trust with the Company.

EXECUTIVE LOAN PROGRAM

The Company has established an Executive Loan Program under which a maximum of $10.0 million is available for loans to key employees for purposes of financing the exercise of stock options for shares of the Company's non-voting common stock. Such loans are written for a seven-year period, at varying fixed interest rates (currently ranging from 4.8 percent to 8.0 percent), are payable in annual installments commencing with the third year in which the loan is outstanding, and are collateralized by the stock issued upon exercise of the option. Loans outstanding under this program amounted to $2.6 million and $2.5 million at October 31, 2001 and 2000, respectively.

10.  Employee Benefit Plans

PROFIT SHARING RETIREMENT PLANS

The Company has two profit sharing retirement plans for the benefit of substantially all employees whereby up to 15 percent of eligible compensation of participants may be contributed. The Company has contributed $4.0 million, $4.3 million and $3.7 million, the maximum amounts permitted under the plans, for the years ended October 31, 2001, 2000 and 1999, respectively.

SAVINGS PLAN AND TRUST

The Company has a Savings Plan and Trust that is qualified under Section 401 of the Internal Revenue Code. All full-time employees who have met certain age and length of service requirements are eligible to participate in the plan. This plan allows participating employees to contribute up to eight percent of their gross salary on a pretax basis to the plan. The Company then matches each participant's contribution on a dollar-for-dollar basis up to a maximum of $1,040. The Company's expense under the plan was $0.3 million for each of the years ended October 31, 2001, 2000 and 1999.

SUPPLEMENTAL PROFIT SHARING PLAN

The Company has an unfunded, non-qualified Supplemental Profit Sharing Plan whereby key employees of the Company may receive profit sharing contributions in excess of the amounts allowed under the profit sharing retirement plans. No employee may receive combined contributions in excess of $30,000 to the Profit Sharing Retirement Plan and the Supplemental Profit Sharing Plan. The Company's expense under the plan for each of the years ended October 31, 2001, 2000 and 1999 was $2,000, $176,000 and $148,000, respectively.

11.  Common Stock Repurchases

On October 17, 2001, the Company's Board of Directors authorized the purchase by the Company of up to 4.0 million shares of the Company's non-voting common stock. Through October 31, 2001, 45,000 shares have been acquired under this authorization. An additional 2,769,000 shares were purchased in fiscal 2001 under a previous authorization. Shares repurchased by the Company are constructively retired.

12.  Income Taxes

The provision for income taxes (before the cumulative effect of a change in accounting principle) for the years ended October 31, 2001, 2000 and 1999 consists of the following:

                              2001        2000       1999
---------------------------------------------------------
(in thousands)
Current:
  Federal                 $ 78,179     $55,954    $ 6,321
  State                      5,075       7,692        604
Deferred:
  Federal                  (16,484)      6,546     23,209
  State                     (4,301)        936      3,371
---------------------------------------------------------
Total                     $ 62,469     $71,128    $33,505
---------------------------------------------------------

Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities. The significant components of deferred income taxes are as follows:

149
                                                      2001       2000
---------------------------------------------------------------------
(in thousands)
Deferred tax assets:
  Tax benefit of stock option awards               $ 1,010    $   269
  Deferred rent                                        716        490
  Differences between book and tax bases
   of investments                                    5,761        683
  Other                                              1,058      1,077
---------------------------------------------------------------------
Total                                              $ 8,545    $ 2,519
---------------------------------------------------------------------
Deferred tax liabilities:
  Deferred sales commissions                       $76,923    $91,943
  Differences between book and tax
    bases of property                                  678        939
  Unrealized net holding gains on investments        2,806      3,044
  Other                                                877      1,096
---------------------------------------------------------------------
Total                                              $81,284    $97,022
---------------------------------------------------------------------
Net deferred tax liability                         $72,739    $94,503
---------------------------------------------------------------------

Deferred tax assets and liabilities are reflected on the Company's Consolidated Balance Sheets at October 31, 2001 and 2000 as follows:

                                                       2001       2000
----------------------------------------------------------------------
(in thousands)
Net current deferred tax asset                      $ 1,139    $   314
Net non-current deferred tax liability               73,878     94,817
----------------------------------------------------------------------
Net deferred tax liability                          $72,739    $94,503
----------------------------------------------------------------------

The Company's effective tax rate was 35 percent, 38 percent and 39 percent in fiscal 2001, 2000 and 1999, respectively. In 2001 there is no difference between the statutory Federal tax rate and the effective tax rate primarily due to the phasing in of mutual fund industry state tax incentives. In 2000 and 1999, the difference between the statutory federal tax rate and the effective tax rate is due primarily to state income taxes.

In addition, the exercise of non-qualified stock options resulted in a reduction of taxes payable of approximately $1.6 million and $0.6 million for the years ended October 31, 2001 and 2000. Such benefit has been reflected in shareholders' equity.

The Massachusetts Department of Revenue (MDOR) has examined the tax returns for the Company and its subsidiaries for the fiscal years 1993 through 1995. In connection with this examination, the MDOR has assessed additional taxes and interest of $5.8 million. In the opinion of management, after consultation with outside tax and legal counsel, there is significant merit to the positions claimed on the tax returns as filed and the Company intends to vigorously contest the assessment. However, Massachusetts general laws required the Company to pay the assessment in advance. At October 31, 2001 and 2000, the payment has been recorded in "Other receivables" on the Company's Consolidated Balance Sheets.

13.  Financial Instruments

The estimated fair values of the Company's financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. The fair value amounts discussed below are not necessarily indicative of either the amounts the Company would realize upon disposition of these instruments or the Company's intent or ability to dispose of these assets.

CASH AND CASH EQUIVALENTS

The estimated fair value of cash and cash equivalents approximates their carrying value due to their short-term maturities.

SHORT-TERM INVESTMENTS AND INVESTMENT IN INVESTMENT COMPANIES

"Short-term investments" and "Investment in investment companies" primarily consist of available-for-sale and trading securities recorded at current market prices. The estimated fair value of these securities approximates their carrying value.

OTHER INVESTMENTS

Included in "Other investments" at October 31, 2001 are the Company's minority equity investments in three structured products (collateralized debt obligations) that are managed by the Company. The carrying value of $12.8 million and $21.8 million at October 31, 2001 and 2000, respectively, for these securities is their estimated fair value. In fiscal 2001, the Company recognized a pre-tax impairment loss of $15.1 million related to these investments. The impairment loss resulted from higher than forecasted default rates in the high yield bond market and the effects of the higher default rates on the value of the Company's equity investments in its collateralized debt obligations.

Also included in "Other investments" are certain investments carried at cost, amounting to $0.9 million at both October 31, 2001 and 2000. Management believes that the fair value of these investments approximates their carrying value.

The remaining securities in "Other investments" primarily consist of available-for-sale securities. The carrying value of $0.5 million and $0.4 million at October 31, 2001 and 2000, respectively, for these securities is their estimated fair value.

FOREIGN CURRENCY CONTRACT

On November 1, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. The Company utilized a foreign currency exchange contract as a fair value hedge of the foreign currency exchange risk resulting from an investment denominated in European Currency Units (Euros). The gain or loss on the derivative instrument (including the ineffective portion of the hedge) as well as any offsetting gain or loss on the hedged item attributable to the hedged risk is recognized currently in earnings in the same accounting period. Prior to the adoption of SFAS No. 133, the foreign currency exchange contract that hedged the Euro-denominated investment was carried at fair value with the unrealized gain or loss associated with the contract reported as a component of Accumulated Other Comprehensive Income in shareholders' equity, consistent with the reporting of the unrealized gain or loss on the related investment. Accordingly, there was no cumulative effect of adjustment upon adoption of SFAS No. 133 on November 1, 2000.

At October 31, 2001, the Company did not have any open forward exchange contracts.

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

ZERO-COUPON EXCHANGEABLE SENIOR NOTES

The estimated fair value of the Company's zero-coupon exchangeable senior notes at October 31, 2001 is $195.6 million, based on discounted future cash flows using a market interest rate available for debt with similar terms.

6.22% SENIOR NOTE

The estimated fair value of the Company's 6.22% senior note at October 31, 2001 and 2000 is $22.5 million and $27.7 million, respectively, based on discounted future cash flows using a market interest rate available for debt with similar terms and remaining maturity.

UNREALIZED SECURITIES HOLDING GAINS AND LOSSES

The Company has classified as available-for-sale investments in sponsored mutual funds included as "Short-term investments," "Investments in investment companies," and "Other investments" on the Company's Consolidated Balance Sheet. Gross unrealized gains and gross unrealized losses have been excluded from earnings and reported in accumulated other comprehensive income as a separate component of shareholders' equity, net of deferred taxes.

                                                  2001       2000
-----------------------------------------------------------------
(in thousands)
Investments in sponsored mutual funds         $122,781    $45,988
Gross unrealized gains                        $  8,290    $ 9,292
Gross unrealized losses                       $    690    $ 1,879

Gross unrealized losses related to securities classified as trading were immaterial for the years-ended October 31, 2001 and 2000.

14.  Regulatory Requirements

Eaton Vance Distributors, Inc., a wholly owned subsidiary of the Company and principal underwriter of the Eaton Vance Funds, is subject to the Securities and Exchange Commission uniform net capital rule (Rule 15c3-1) which requires the maintenance of minimum net capital. For purposes of this rule, the subsidiary had net capital of $46.4 million, which exceeds its minimum net capital requirement of $0.8 million at October 31, 2001. The ratio of aggregate indebtedness to net capital at October 31, 2001 was .27-to-1.

15.  Related Party Transactions

Investment advisory, administration, and distribution income earned from investment companies sponsored by the Company were $470.0 million, $412.8 million and $332.6 million in 2001, 2000 and 1999, respectively.

The portfolios and related funds that provided over 10 percent of the total revenue of the Company are as follows:

                                                                            2001          2000           1999
-------------------------------------------------------------------------------------------------------------
(dollar figures in thousands)
Tax-Managed Growth Portfolio and related funds:

Investment adviser and administration fees,
  underwriting commissions, distribution plan payments,
  contingent deferred sales charges and service fees                    $178,587      $149,545        $96,625

Percent of revenue                                                         36.7%         34.8%          27.7%

Senior Debt Portfolio and related funds:

Investment adviser and administration fees,
  distribution fees, early withdrawal charges
  and service fees                                                      $ 93,181      $118,929        $99,544

Percent of revenue                                                         19.2%         27.7%          28.5%

Investments in sponsored mutual funds that are classified as "Cash and cash equivalents," "Short-term investments" and "Investment in investment companies" in the accompanying consolidated financial statements aggregate approximately $187.2 million and $83.3 million at October 31, 2001 and 2000, respectively. Dividend and interest income earned on these investments aggregated approximately $1.9 million, $3.4 million and $3.1 million in 2001, 2000 and 1999, respectively. The Company recognized net gains (losses) of approximately ($2.6) million, $1.8 million and ($1.0) million in 2001, 2000 and 1999, respectively, resulting from the disposition of sponsored mutual fund investments.

16.  Comparative Quarterly Financial Information (Unaudited)

                                                                         2001
-------------------------------------------------------------------------------------------------------------
                                            First         Second          Third        Fourth            Full
                                          Quarter        Quarter        Quarter        Quarter           Year
-------------------------------------------------------------------------------------------------------------
(in thousands, except per share figures)
Total revenue                            $120,108       $115,470       $124,655      $126,139        $486,372
Operating income                         $ 47,310       $ 44,701       $ 47,389      $ 51,493        $190,893
Net income                               $ 32,040       $ 20,802       $ 31,654      $ 31,524        $116,020
Earnings per share:
  Basic                                  $   0.46       $   0.30       $   0.46      $   0.46        $   1.69
  Diluted                                $   0.44       $   0.29       $   0.44      $   0.44        $   1.60

                                                                         2000
-------------------------------------------------------------------------------------------------------------
                                            First         Second          Third        Fourth            Full
   Quarter                                Quarter        Quarter        Quarter       Quarter            Year
-------------------------------------------------------------------------------------------------------------
(in thousands, except per share figures)
Total revenue                            $102,248       $104,831       $107,983      $114,504        $429,566
Operating income                         $ 45,244       $ 45,071       $ 44,025      $ 48,324        $182,664
Net income                               $ 28,339       $ 29,447       $ 27,728      $ 30,537        $116,051
Earnings per share:
  Basic                                  $   0.40       $   0.41       $   0.39      $   0.44        $   1.65
  Diluted                                $   0.38       $   0.39       $   0.37      $   0.42        $   1.58

17.  Subsequent Event

In December 2001, the Company executed a revolving credit facility with several banks. This facility, which expires December 2004, provides that the Company may borrow up to $170 million at market rates of interest that may vary depending on level of usage of the facility and the Company's credit ratings. The agreement contains financial covenants with respect to leverage and interest coverage and requires the Company to pay an annual commitment fee on any unused portion.

154
INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Eaton Vance Corp.:

We have audited the accompanying consolidated balance sheets of Eaton Vance Corp. and its subsidiaries as of October 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended October 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Eaton Vance Corp. and its subsidiaries as of October 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 4 to the financial statements, the Financial Accounting Standards Board staff addressed the accounting for offering costs incurred in connection with the distribution of closed-end funds in 1998. As a result, in 1999 the Company changed its method of accounting for such costs.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 21, 2001
(December 21, 2001 as to Note 17)

EATON VANCE CORP.

Directors                                 Officers

JOHN G.L. CABOT                           JAMES B. HAWKES
                                          Chairman, President,
THOMAS E. FAUST, JR.                      and Chief Executive Officer

JAMES B. HAWKES                           THOMAS E. FAUST, JR.
                                          Executive Vice President
LEO I. HIGDON, JR.                        and Chief Investment Officer

JOHN M. NELSON                            JEFFREY P. BEALE
                                          Vice President
VINCENT M. O'REILLY                       and Chief Administrative Officer

RALPH Z. SORENSON                         ALAN R. DYNNER
                                          Vice President, Secretary
                                          and Chief Legal Officer

                                          LAURIE G. HYLTON
                                          Vice President
                                          and Chief Accounting Officer

                                          WILLIAM M. STEUL
                                          Vice President, Treasurer
                                          and Chief Financial Officer

                                          WHARTON P. WHITAKER
                                          Vice President
                                          and Chief Sales and Marketing Officer

INVESTOR INFORMATION

Eaton Vance Corp. and Form 10-K           Transfer Agent and Registrar

Eaton Vance Corp. has filed an Annual     EquiServe Trust Company, N.A. is the
Report on Form 10-K with the              Transfer Agent and Registrar for the
Securities and Exchange Commission for    Company's common stock and maintains
the 2001 fiscal year. For a copy of       shareholder accounting records. The
that Report, which is available free      Transfer Agent should be contacted on
of charge to shareholders of Eaton        questions of change in address, name
Vance Corp. upon request, or other        or ownership, lost certificates and
information regarding the Company,        consolidation of accounts. When
please contact:                           corresponding with the Transfer Agent,
                                          shareholders should state the exact
William M. Steul,                         name(s) in which the stock is
Chief Financial Officer                   registered and the certificate number,
Eaton Vance Corp.                         as well as pertinent account
The Eaton Vance Building                  information. Please contact:
255 State Street
Boston, MA 02109                          EquiServe Trust Company, N.A.
(617) 482-8260                            Post Office Box 43010
                                          Providence, RI 02940
                                          (800) 733-5001
                                          www.equiserve.com

                                          Auditors

                                          Deloitte & Touche LLP
                                          200 Berkeley Street
                                          Boston, MA 02116
                                          (617) 437-2000

                                          Eaton Vance Corp.





                                          The Eaton Vance Building
                                          255 State Street
                                          Boston, MA 02109
                                          www.eatonvance.com

Design:  Robert Farrell Associates, Inc.

Eaton Vance Corp. Elsie A. Flaherty Violet Apalakian Dorothy Moskovis Elizabeth
S. Boveroux Janet E. Sanders Catherine M. Harvey Linda A. Davidson Anne M. Morrison Dianne Sillers Patricia M. Shea Julia Balas Jean M. Plante James B. Hawkes Charles A. Brown Jean F. McGoey Constance T. Wagner Kenneth A. Johnston Patricia M. Procopio Linda C. Hanson Stuart B. Strong A. Walker Martin Patricia
A. Andersen Nora B. Bernazzani Wayne R. Saulnier Mark A. Carlson Robert A. Chisholm Linda S. Pingiaro Paula D. Bucciero William J. Austin Anne M. Morgan Theresa S. Thorley Daniel C. Cataldo Jenilde A. Mastrangelo Valeria A. Long Mark
S. Venezia Jean C. Elkins Barbara E. Wagner Jane A. Nussbaum Linda A. Doherty Thomas E. Faust Jennifer J. Kirk Cynthia J. Clemson Susan S. Kiewra Thomas J. Fetter Lauren T. Mannone James L. O'Connor Carolyn A. McMakin Anne M. Gallagher Margaret M. Redmond Wharton Whitaker Stephanie H. Brady Duncan W. Richardson Thomas M. Metzold Mary D. Maestranzi Jill D. Lyons James F. Foley Veth S. Huorn Amarilis DaSilva Mary V. Little R. D. McMahon Louise E. Kelley Diane Brissette David Stokkink William H. Ahern Teresa A. Jones Rosemary Leavitt Scott H. Page Lynn W. Ostberg Garfield S. Cover Michael A. Foster Marie Y. Blaise Christian V. Volf Alice L. Sullivan Kathleen McManus George D. Owen James A. Thebado Lynne M. Hetu David M. Thill Payson F. Swaffield Cornelius J. Sullivan Michael M. Weilheimer William M. Gillen Robert B. Macintosh Karen M. Zemotel Gary R. Mikula Katherine L. Colletti Joanne E. Powers Gregory C. Heller Mark J. Whitehouse Kelley Creedon Barbara Campbell Hugh J. Gilmartin Christopher R. Berg Paul F. Jones Amy B. Ursillo Bonnie B. Ramage Perry D. Hooker Deborah A. Zammuto John W. Gibson Raymond P. Cox Jeffrey P. Beale Gregory P. Parker Hadi C. Mezher Delores
A. Wood Timothy P. Roach Peter D. Stokinger Julie A. Neviera Richard Finelli Morgan C. Mohrman Kara M. Lawler Donna M. D'Addario Paul F. Allwood Albert F. Barbaro Mark D. Nelson Linda D. Newkirk A. J. Murphy Deanna R. Berry Jane A. Rudnick Walter W. Shulits Leighton Young Kevin C. Schrader Geoffrey G. Marshall Robert H. Bortnick Cecilia J. O'Keefe Barclay Tittmann David B. Rubin Louann Penzo-O'Neill Laurie L. Bisio Joanne M. Shea Elizabeth Kenyon Maureen Gemma Anne Strapp David A. Michaud John M. Trotsky John P. Pumphrey Christine M. Johnston David C. Olivieri Kate B. Waugh Laurie G. Hylton Jae Lu Maynard Brandon William
M. Steul William D. Burt Stanley B. Weiland Kathleen Fryer Jonathan G. Isaac Kathleen M. Costello Christopher S. Kitcher Thomas H. Luster Thomas P. Luka James J. Godfrey James Naughton Dana Robinson Charles K. Butler Thomas J. Weyl Carolyn G. Brown Dawn E. Filliatreault Enrique M. Pineda Stefan Thielen Dorothy Bouchard Cynthia M. Beckhusen Mary K. Kreider Maria Reyes Denis J. Hill Marie T. Preston Olympia K. Wheeler William R. Cross Christopher Gaylord Frances Rogell Walter A. Row Dana L. Christensen David McDonald Elizabeth Prall Sean Jost Gretchen Bergstresser Debra S. Wekstein Juliana Riley Edward E. Smiley Alan R. Dynner John Macejka Joseph K. Nelson Marie Y. Charles Brian Dunkley Derek Devine Leanne Parziale Mark D. Burkhard Peter F. Crowley Brian T. King Andrew O. Ogren Craig P. Russ Jerome A. Vainisi James C. Queen Thomas P. Huggins Bree Barletto Michelle Alexander Roseann Sulano Yana Shteyn Michael Botthof Heather Dimella Robert A. O'Neil James C. Bacon Vincent M. Cottone Lisa B. Hill Lorri W. Wheeler Deborah Trachtenberg Martha Locke Tracy A. Lewis John Redding Keith R. Burke Paul M. O'Neil Duke Laflamme Glenn D. Hoff Kristin S. Anagnost Kok W. Chee Sotiria Kourtelidis Tiffany C. Towle Daniel Anaya William J. Delahunty Rex A. Goulding Armin J. Lang Linda B. Carter Scott M. Burg John D. Crowley Michael R. McGurn Heather L. Toce Michael A. Kinahan Daniel J. Ethier Karyn P. Harris Kevin
S. Dyer William D. Barton Thomas C. Chester Maria Cappellano Steven J. O'Brien Noah J. Coons Roman Gold Adam Weigold Daniel M. Puopolo Shannon E. McHugh Simon
C. Mooney Craig R. Brandon Kirsten Ulich Kerry A. Smith Aaron J. Hodgdon Keith
J. Hogan Sandra L. Letourneau Timothy V. Hovey Timothy M. McGee A. S. Jones Scott W. Firth Catherine Gerardi Catherine M. Dinan Scott J. Brady Robin D. Healey David J. Zimmerman Andrew N. Sveen Linda A. Grasso Eric F. Caplinger Elizabeth A. Mashrick Sara E. Chanda Simone N. Santiago Christine Durden Kenneth
C. Kindberg Daniele M. Faylo Scott W. Nelson Jean-Claude Gruet Mark B. Paster Judith A. Saryan Raad Siraj Carolee H. Bongiovi Dennis R. Hart Henry M. Kozowyk Thomas J. Cronin Lewis R. Piantedosi Matthew T. Raynor Edward A. Ciancarelli Mary Arutyunyan Margaret E. Pier Jeanene E. Foster Amanda R. Madison Christopher
R. Harvey Kiersten Christensen Gabriel Grossman Michael A. Morin Neal B. Pearlman Brendon P. Cooper Nathan W. Long Geoffry V. Dailey Gregory P. Walsh Ann
L. Sunderland Jeremiah P. Casey Todd P. Larson James Sarantopoulos Clyde F. Wertz Bruce R. Lewis Donald D. McCaughey Effie Kalantzis Lilly P. Scher Robert
J. Toner Erica L. Reardon Matthew R. Hargrave John W. Vaughan James T. Rush Michael R. Mach Patrick E. Bass David Asdourian Allyson J. Allen Maura A. O'Brien Keith R. Jurczynski Chia-Hung Hsiu Gregory A. Piaseckyj Arieh Coll Jeffrey R. Hesselbein Zhan Yu Courtney H. Murray Tina U. Holmes Marisol Rodriguez Andrew K. Cavanagh Ira G. Baron Jebb G. Tether Cheryl A. Mesropian Coolysha Innocent John F. Dolan Kenneth M. Hughes Timothy P. McEwen William R. Squadroni Adam K. Ferrante Robert R. Curtis Tyler P. Blackwell Bernard G. Sandford Lisa Corsini Ben Moreno Alison J. Galgay Brandon J. Curran Thomas L. Grilli Kathleen T. Tully Philip Pace Russell E. Curtis Linda K. Nishi Lauren B. Kiernan Guy Beaudoin Jane Queenan Jean-Paul Clark Shawn J. Vallee Jennifer M. Krechel Aaron A. Berman Michael A. Allison John D. Gill Phillip P. Parziale Celeste C. Terrell John C. Meadows Robert F. Cuccias Robert L. Hammond Peter C. Jones Elizabeth A. McNamara Michael J. Meli Paul A. Stone John W. Hartley Deborah A. Chlebek Samuel C. Scholz Kimberly Meaney Gregory S. Newman Stephen C. Concannon Christine E. Fitzpatrick Craig Castriano David J. Erwin Sara P. Anderson Nicholas J. Campbell David P. Martin Christine M. Bogossian Megan E. Kiely Andrew B. Wetzel Aamer Khan Andrew W. McClelland Michael D. Nappi Brian D. Yearing Ryan P. Cannon Catherine C. McDermott Tracy J. Alter Susan M. Tillinghast Phyllis E. Mastin Philip W. Restifo Douglas H. Brindle Nicholas M. Kazas Janelle L. Wizda Lisa K. Sullivan William A. Andrews Lawrence M. Sinsimer Stephen N. Soltys Kerry B. LePage Paul D. Venditti David H. Leahy III Michael Busby Kevin J. McAuliffe Kristin L. Heitmann Michael P. Sullivan Sadia A. Girault Amy N. Rubino Randall J. Skarda Alex L. Wong Damaris Rodriquez Joshua S. Fiore Pierre-Andre H. Mayer Kerri A. Valeri Elaine Pereira Laurie A. Garlington Jeffrey M. Kagan James R. Ouellette Erica L. Rivers Kenneth D. Robertson James Antoine Steven G. Leveille Robert A. Schlegel Vincenzo Falbo Kimberly J. Bedard Julie A. Ford Michael D. Nardone Ami S. Dion Kevin A. Sullivan Jolene E. Devlin Patrick J. Cosgrove Brendan M. Daly Douglas R. Rogers Jeffrey M. Ketron Andrew
M. Gullotti James K. McCuddy Joseph F. Lucier Jason C. Karmelek Michael P. Devlin Melissa E. Haskell Deterra Stephanie M. Jacquard Lidia Sheykina Michael
J. Costello Katharine A. Sommer Leon R. Thomas Christopher J. Buckley Jordan K. Haims Victor V. Geyyer Celeste A. Nickas Robert R. Centa Kevin M. Beauchamp Robert C. Mazza Stephen A. Lyons Daniel L. Grover Kyle G. Dussault Scott M. Duberg Martin R. Baker Matthew R. Masciarelli Susan M. Harrison D. B. Deans Glenn D. Vivian Elizabeth Burkhardt Randall A. Clark Gregory J. Murphy Steven J. Widder Kerry S. Doherty Jonathan M. Zadrozny Bradford M. Otis Christina E. Robinson Jason M. Auten Michelle A. Baran Carl D. Carlson Kenneth T. Evans Mark
G. Littlewood Michael D. McLean Charles C. Pascal Kimberly M. Cortese Radylynn
M. Mejia Adrian S. Dalton Christina B. Asaro Jaime L. Viola James M. Wall Charles H. Womack Paul J. Rose Samuel A. Morris Atlanta Capital Management Company, LLC Dallas L. Lundy Daniel W. Boone Walter F. Reames Deborah H. Bishop Marilyn Robinson Irvin Mary K. McTague Gregory L. Coleman Jerry D. DeVore Lara
S. Ratcliff Margaret W. Taylor James A. Womack William R. Hackney Bethany R. Glover R. Kelly Williams Miles R. Hoffman Gillian A. Moore Christopher A. Reynolds Thomas J. Ullman L. Suzanne Marger Melissa L. Davis Mara Fulford Janette E. Andrews Charles B. Reed Jennifer L. Owen Joseph M. Roman Amanda A. Smith Robert R. Walton William O. Bell Elizabeth T. Williams Angela S. LaJesse Paul J. Marshall Jasmin L. Crable Adeline Kim C. Burney Dawkins Meghan A. Dacey Michelle Breig Fox Asset Management, LLC J. Peter Skirkanich Linda L. Barberi Rebecca W. Olson Sandra M. Seibert Cherie L. Weisse George C. Pierides Stuart E. Briskey Donald A. Grella John W. Feaster Kimberly A. Hing Danette M. Kearns Cheryl A. Cowan Norah C. Castillo Lynn M. Ciecwicz Maria Ida Zito Caroline R. Benjamin Julie A. Crolius John R. Sampson James P. O'Mealia Mary J. Sauer Sherri
A. Peterpaul Gregory R. Greene Philip R. Sloan Colette M. Jacobsen Douglas P. Edler Tanvir Ahmed Vicki Dowbnia Janet Schnappauf Peter D. Hartman James P. Kaffen Greg S. Whitehead Christopher J. Marlin Meridith L. McCarthy Constance Barrella Sheri A. Datre David R. Kling 0441-AR-02