Form 10-K, Exhibit 13
period 2002-10-31
EATON VANCE CORP
filed 2003-01-27
CIK 350797

31
                                  EXHIBIT 13.1
                               EATON VANCE CORP.
                               2002 ANNUAL REPORT

                                [Graphic Omitted]

EATON VANCE CORP.
Eaton Vance Corp. plays a leading role in the investment industry today as a Comprehensive Wealth Manager, offering products that address all phases of an investor's lifetime: the creation and growth of wealth, the protection and preservation of its value, and the distribution of wealth--all with an emphasis on tax efficiency. The Company was formed by the 1979 merger of two Boston-based investment firms: Eaton & Howard, founded in 1924, and Vance, Sanders & Company, founded in 1934.


ABOUT THE COVER

Pictured is the Leonard P. Zakim Bunker Hill Bridge, crown jewel of Boston's Central Artery Big Dig Project and already a Bostonlandmark. The bridge's main span is 745 feet in length and is supported by pylons that rise 325 feet above the Charles River. Leonard Zakim was a noted civil rights activist who had a lifelong dream of a world free of discrimination, racism and all forms of hate. He died on December 2, 1999.

[Graphic Omitted}

Photograph: Don Eyles

FINANCIAL HIGHLIGHTS

(in billions of dollars)                                          2002    2001
------------------------------------------------------------------------------
Assets Under Management                                         $ 55.6  $ 56.6
Net Inflows - Long-Term Assets                                     4.9     6.4

(in millions of dollars)
------------------------------------------------------------------------------
Revenue                                                         $523.0  $502.6
Net Income                                                       121.1   116.0
Shareholders' Equity                                             372.3   301.1

(in dollars)
------------------------------------------------------------------------------
Per Common Share
Net Income
  Basic                                                         $ 1.75  $ 1.69
  Diluted                                                         1.70    1.60
Shareholders' Equity                                              5.38    4.39
Dividends                                                         0.30    0.25

Assets Under Management
(in billions)
1996-2002 Compound Annual Growth Rate: 21%

     YEAR            TOTAL ASSETS
     1996                    17.3
     1997                    21.3
     1998                    28.4
     1999                    40.9
     2000                    49.2
     2001                    56.6
     2002                    55.6


Dividends
10 Year Compound Annual Growth Rate: 21%

     YEAR     DIVIDENDS PER SHARE
     1993                  0.0600
     1994                  0.0800
     1995                  0.0800
     1996                  0.0900
     1997                  0.1100
     1998                  0.1300
     1999                  0.1600
     2000                  0.2000
     2001                  0.2525
     2002                  0.2975

TO SHAREHOLDERS

[Photo of James B. Hawkes]

          James B. Hawkes

[callout]
For the 22nd consecutive year, the
Company increased its dividend, this
year by 10 percent to an effective
annual rate of $0.32 per share.

I am pleased to report that Eaton Vance Corp. experienced a successful fiscal 2002. In one of the most challenging years for the asset management industry in decades, the Company gained market share, strengthened its competitive position and made significant progress toward important long-term goals. Our major investment products achieved outstanding investment performance within their peer groups. Asset inflows were strong. We advanced our strategic initiative in the managed accounts business, completing the build-out of our marketing organization and broadening our access to leading broker/dealer managed account programs. And the financial performance of Eaton Vance Corp. remained exemplary.

In fiscal 2002, Eaton Vance earned $1.70 per diluted share, compared to $1.60 per diluted share in fiscal 2001. For the twenty-second consecutive year, the Company increased its dividend, this year by 10 percent to an effective annual rate of $0.32 per share. Funds, institutional separate accounts and managed accounts for broker/dealer clients all experienced net inflows of new assets -- a noteworthy accomplishment in an environment where many asset managers experienced net outflows.

Assets under management at fiscal year end were $55.6 billion, a 2 percent decrease from the $56.6 billion of managed assets at the end of fiscal 2001. Gross inflows into the Company's long-term

Relative Performance
(Percent Change)
                                                     Asset
                                                     Management
                     Eaton Vance    S&P 500          Peer Group
       1/1/1995             0             0                  0
       2/1/1995        6.1406        3.6074             8.7026
       3/1/1995       11.4037        6.4389            12.4115
       4/1/1995       10.9648         9.415            13.9902
       5/1/1995       15.7895        13.388            18.9444
       6/1/1995       13.1581       15.8008            19.9028
       7/1/1995        8.7719       19.4805            25.1237
       8/1/1995       34.2107       19.4422            34.6335
       9/1/1995       35.0877       24.2315            40.2631
      10/1/1995       28.0702       23.6129            38.1588
      11/1/1995       18.2617       28.6871            43.8489
      12/1/1995       16.2049       30.9319            38.5363
       1/1/1996       31.6304       35.2026            44.9769
       2/1/1996       38.8289         36.14            51.5056
       3/1/1996       33.6871       37.2178            48.9175
       4/1/1996       25.4602       39.0608            47.3248
       5/1/1996       34.7155       42.2389            50.3566
       6/1/1996       49.1125       42.5598            55.2858
       7/1/1996       48.0842        36.038            50.6487
       8/1/1996       57.8536       38.5974            56.7786
       9/1/1996       59.9103       46.1141            66.5803
      10/1/1996       79.9634       49.9235             76.531
      11/1/1996       76.8783       60.9243             83.288
      12/1/1996        95.903       57.4635            91.7417
       1/1/1997       85.1052       67.1187            97.6898
       2/1/1997       82.0201       68.1093           112.0142
       3/1/1997       82.0201       60.9455            92.1247
       4/1/1997       82.0201       70.3457           112.0876
       5/1/1997      102.5874        80.324           121.8541
       6/1/1997      128.8147       88.1595           141.7378
       7/1/1997      156.0622      102.8591           167.6832
       8/1/1997       135.495       91.2057           155.6327
       9/1/1997      194.1116       101.369           202.9549
      10/1/1997      197.1967       94.4263           196.3656
      11/1/1997      187.4272      103.0951            197.103
      12/1/1997      210.5654      106.2901           214.7801
       1/1/1998      202.3385       108.384           222.0692
       2/1/1998      241.9305      123.0645           260.1673
       3/1/1998      296.4337      134.2056           277.2466
       4/1/1998       303.118      136.3314           287.7064
       5/1/1998      269.6962      131.8821           267.5021
       6/1/1998      281.0082      141.0272           279.1805
       7/1/1998      264.0403      138.2275           259.3839
       8/1/1998      227.0192      103.4948           172.1346
       9/1/1998      279.4657      116.1919           177.7537
      10/1/1998      268.1537      133.5509           219.7012
      11/1/1998      300.0329      147.3598           242.9324
      12/1/1998       243.473      161.3048           227.7016
       1/1/1999      239.3595      172.0207           239.4379
       2/1/1999      223.9341      163.2392           220.4138
       3/1/1999      231.1326      173.4514           228.5454
       4/1/1999      275.3522      183.8272            253.651
       5/1/1999      403.8975      176.7399           278.9097
       6/1/1999      466.6276      191.8052           288.8513
       7/1/1999      472.7978       182.454            280.341
       8/1/1999      401.8408      180.6875           246.0396
       9/1/1999      426.5215      172.6733           234.5908
      10/1/1999      462.5142      189.7262           253.1196
      11/1/1999      491.3083      195.2489           274.1378
      12/1/1999      525.2443      212.3273           292.0204
       1/1/2000      573.5773      196.4287            302.231
       2/1/2000      581.8042      190.4681            311.677
       3/1/2000      606.4849      218.5621           372.0333
       4/1/2000      596.2012      208.7518           384.6576
       5/1/2000      615.7401      201.9854           379.0818
       6/1/2000      660.9881       209.213           452.3667
       7/1/2000      752.5123      204.1601           483.4179
       8/1/2000      696.9808      222.6223           542.8645
       9/1/2000      739.1436      205.3675           534.7561
      10/1/2000      719.6047      203.8561           580.0467
      11/1/2000      652.7612      179.5268           496.6925
      12/1/2000      961.2698      180.6598           593.1801
       1/1/2001      900.3908      190.3809           606.5178
       2/1/2001      906.6432      163.5815           535.1102
       3/1/2001      921.7807      146.6583           487.5527
       4/1/2001      962.9152      165.6052           543.3063
       5/1/2001      1080.066      166.9572           578.2251
       6/1/2001      1045.184      160.2823           576.0914
       7/1/2001      1023.465      157.4784           578.9544
       8/1/2001      989.2413      140.9791           565.3892
       9/1/2001       931.653      121.2788           489.2298
      10/1/2001      824.7034      125.2838           482.0909
      11/1/2001       962.257      142.2197           538.0755
      12/1/2001      1069.865      144.0542           582.7275
       1/1/2002      1193.268      140.2534           582.9594
       2/1/2002       1157.07      135.2642           574.3225
       3/1/2002      1214.658      143.9076           604.7494
       4/1/2002      1102.114      128.9273            563.272
       5/1/2002       1050.12      126.8483           556.8522
       6/1/2002      926.7169       110.412           506.2531
       7/1/2002      780.6072       93.7885           404.3785
       8/1/2002      848.0677       94.7345           430.2975
       9/1/2002      809.5659        73.309           378.9594
      10/1/2002       844.777       88.2934           396.3215

Source: Baseline

[callout]
Gross inflows into the Company's
long-term funds and separate accounts
were $12.8 billion, the second highest
annual inflows in the Company's history.

Sales/Inflows
(in billions)

     YEAR     SALES/INFLOWS
     1996               3.0
     1997               5.0
     1998               9.5
     1999              14.8
     2000              11.5
     2001              12.4
     2002              12.8

funds and separate accounts were $12.8 billion, an increase of 3 percent over fiscal 2001 and the second highest annual inflows in the Company's history. Net inflows into long-term assets of $4.9 billion offset most of the $5.6 billion reduction in managed assets due to market declines.

Sales of Eaton Vance mutual funds were supported during the year by continued excellent relative investment performance, a broadly diversified product line, and leadership positions in a number of key asset classes, including municipal bonds, mortgage-backed securities and tax-managed equity funds, offered both to retail investors and privately. Our family of products provides financial advisers with attractive investment opportunities for their clients under a variety of market conditions.

Our long-term fund assets declined by 3 percent, compared to a decline of 7 percent for long-term assets of the entire mutual fund industry. Capitalizing on our strength as a leading manager of tax-free bond funds, we raised $2.5 billion in highly successful initial public offerings of three closed-end municipal bond funds. Equity fund assets, aided by net asset inflows of $1.3 billion, declined by only 9 percent compared to a decline of approximately 13 percent for industry equity fund assets. Equity investment performance was outstanding. At fiscal year end, 92 percent of our assets under management in equity funds rated by Morningstar were in funds rated 4 or 5 stars. Reflecting a shift in demand toward more conservative investments, assets in our fixed-income funds increased by 31 percent. Separately managed account assets grew by 3 percent to $10.8 billion, with more than $700 million in sales of broker/dealer sold managed accounts and $1.8 billion in new institutional assets, including new assignments to manage equity, fixed-income and bank loan portfolios.

[callout]
During the year, Eaton Vance raised $2.5 billion in highly successful initial public offerings of three closed-end municipal bond funds.

On September 30, 2001, Eaton Vance acquired 70 percent of Atlanta Capital Management Company, LLC (Atlanta Capital) and 80 percent of Fox Asset Management LLC (Fox). Both companies are highly regarded institutional asset managers with a growing

[callout]
Eaton Vance is positioned to become a
leader in the fast-growing managed
accounts market.

presence in the burgeoning market for managed accounts offered to high-net-worth investors by broker/dealers. The excellent institutional performance records of Fox in value equity products and of Atlanta Capital in growth equity products, together with Eaton Vance's municipal bond products and strong marketing and sales organization, position the Company to become a leader in the managed accounts market. Currently, Eaton Vance participates in approximately 40 broker/dealer managed account programs, compared to only one program 15 months ago.

Atlanta Capital and Fox also broaden and strengthen Eaton Vance's array of mutual funds. During fiscal 2002, we created several new equity funds advised by our new affiliates. These include Eaton Vance Large-Cap Growth, Small-Cap and Tax-Managed Mid-Cap Core Funds, for which Atlanta Capital serves as investment sub-advisor, and Eaton Vance Small-Cap Value and Tax-Managed Small-Cap Value Funds, for which Fox is the investment sub-adviser. The expanded lineup of tax-managed funds made possible by the acquisition of Atlanta Capital and Fox allowed us to create Eaton Vance Tax-Managed Equity Asset Allocation Fund. This innovative new fund invests in seven tax-managed investment portfolios advised by Eaton Vance, Atlanta Capital and Fox, providing investors with asset allocation, diversification, economies of scale and a consistent tax-managed investment approach.

[callout]
The expanded lineup of tax-managed funds made possible by the acquisition of Atlanta Capital and Fox allowed us to create Eaton Vance Equity Asset
Allocation Fund, an innovative new fund
that provides investors with asset
allocation, diversification, economies
of scale and a consistent tax-managed
investment approach.

In recent years, Eaton Vance has increasingly offered products and services that enable financial advisers to meet the Comprehensive Wealth Management needs of their most affluent clients. For all of our investment products, we consistently emphasize risk management and, as appropriate, tax management. We are an industry leader in recognizing that taxpaying investors have investment needs and objectives that are distinct from those of investors in tax-deferred retirement plans. While we have a growing family of funds for retirement plan investors who seek high pre-tax returns, Eaton Vance is the largest manager of tax-managed equity funds and offers the broadest array of municipal bond funds in the industry. As of October 31, 2002, approximately $31 billion, or 55 percent, of Eaton Vance's assets under management were in tax-managed equity funds, municipal bond funds, and separate accounts managed with an objective of superior after-tax returns. The continued growth of this part of our business should be assisted by increasing investor awareness of the benefits of tax efficiency and the recent SEC requirement that funds disclose their investment performance after taking taxes into consideration.

At October 31, 2002, approximately $31
billion, or 55 percent, of assets under
management were in tax-managed equity
funds, municipal bond funds and separate accounts managed with an objective of after-tax returns.

Eaton Vance is well positioned for future growth. Our assets under management are balanced, with 54 percent in equity products and the remainder in fixed-rate and floating-rate income products. We are an industry leader in a number of investment areas with high growth potential, including tax-managed equity funds, exchange funds, bank loan funds, municipal bond funds, and funds for charitable giving. We are developing a leadership position in managed accounts for broker/dealer clients. With continued strong investment performance, we believe that Eaton Vance can remain among the faster-growing and most successful companies in the asset management industry.

With continued strong investment
performance, we believe that we can
remain among the faster-growing and most successful companies in the asset management industry.

Eaton Vance's record of accomplishment in a very challenging year is a credit to its talented and dedicated employees. Each is listed on the back cover of this annual report and is a shareholder of the Company, either directly or beneficially. In this time of hardship and uncertainty, I and indeed all Eaton Vance shareholders owe this remarkable group a particular debt of gratitude. I believe that there is no better team in the asset management industry.

    Sincerely,

/s/ James B. Hawkes

    James B. Hawkes

Stock Price History

Eaton Vance Corp. stock trades on the New York Stock
Exchange under the symbol "EV."
                                       High    Low     Dividend
                                       Price   Price   Per Share
----------------------------------------------------------------
Quarter Ended   January 31, 2001      $32.94  $22.00     $0.0600
                April 30, 2001         33.99   26.50      0.0600
                July 31, 2001          39.22   31.00      0.0600
                October 31, 2001       34.90   27.67      0.0725

Quarter Ended   January 31, 2002      $40.48  $28.10     $0.0725
                April 30, 2002         41.00   36.40      0.0725
                July 31, 2002          37.37   22.55      0.0725
                October 31, 2002       30.20   24.09      0.0800

QUARTERLY HIGH AND LOW STOCK PRICES

Adjusted for two-for-one stock splits on November 11, 1992, May 15, 1997, August 14, 1998 and November 13, 2000, and November 10, 1995 spin-off of Investors Financial Services Corp.

    DATE           HIGH              LOW
   Jan-92         1.942397         1.424424
   Apr-92         1.981245         1.657512
   Jul-92         1.825853         1.618664
   Oct-92         2.460369         1.709309
   Jan-93         3.988388         2.123687
   Apr-93         3.884794         3.004241
   Jul-93         3.755301         3.185531
   Oct-93         4.273273         3.548112
   Jan-94         3.936591         3.159632
   Apr-94         3.884794         3.030139
   Jul-94         3.185531         2.745254
   Oct-94         3.548112         2.641660
   Jan-95         3.340923         2.538065
   Apr-95         3.392720         2.926545
   Jul-95         3.535162         3.107835
   Oct-95         4.066084         3.237328
   Jan-96          4.03125         2.978342
   Apr-96          4.34375           3.8125
   Jul-96          5.03125             3.75
   Oct-96         5.578125           4.5625
   Jan-97          6.21875          5.21875
   Apr-97          6.09375          5.21875
   Jul-97          7.78125              5.5
   Oct-97         9.453125            6.625
   Jan-98          9.59375            7.875
   Apr-98        12.546875         9.015625
   Jul-98         12.40625           10.875
   Oct-98          11.6875           8.8125
   Jan-99         12.46875            9.625
   Apr-99               12          9.34375
   Jul-99               20          11.4375
   Oct-99          17.8125          13.6875
   Jan-00             22.5          16.8125
   Apr-00         22.21875          18.5625
   Jul-00         25.90625         19.96875
   Oct-00          27.4375          21.4375
   Jan-01          32.9375               22
   Apr-01            33.99             26.5
   Jul-01            39.22               31
   Oct-01             34.9            27.67
   Jan-02            40.48             28.1
   Apr-02               41             36.4
   Jul-02            37.37            22.55
   Oct-02             30.2            24.09
6

FISCAL 2002 HIGHLIGHTS

o Eaton Vance's stock price per share appreciated 2 percent in fiscal 2002, from $28.10 at October 31, 2001, to $28.71 at October 31, 2002. During this period, the S&P 500 fell 16 percent and the NASDAQ Composite declined 21 percent.

o Eaton Vance increased its dividend by 10 percent to an effective annual rate of $0.32 per share. The Company has increased its dividend in each of the last 22 years, at a compound annual rate of 19 percent.

o Assets under management declined 2 percent to $55.6 billion from $56.6 billion, due primarily to stock market price depreciation. Over the past five years, assets under management have grown at a compound annual rate of 21 percent.

2002 ASSETS UNDER MANAGEMENT
$55.6 Billion

Equity                          54%
Floating-Rate Income            15%
Fixed-Income                    31%

o Sales and other flows into long-term funds and separately managed accounts increased 3 percent to $12.8 billion.

o At the end of the fiscal year, equity assets represented 54 percent of total assets under management, fixed-income assets were 31 percent of assets and floating-rate assets were 15 percent of assets.

o $31 billion of the Company's assets under management, 55 percent of the total at year end, were in tax-managed equity funds, municipal bond funds and taxable separate accounts, all managed for superior after-tax returns.

o The Company's successful public offerings in August of three closed-end, exchange-traded municipal bond funds added $2.5 billion in assets under management.

o  Flows into the Company's privately offered equity funds totaled $1.5 billion.

o According to industry analyst firm Strategic Insight, as of October 2002, Eaton Vance ranked as the 23rd largest manager of long-term mutual fund assets out of approximately 650 firms in the fund industry.

EATON VANCE'S ASSETS UNDER MANAGEMENT DECLINED ONLY 2 PERCENT, WHILE THE S&P 500 DECLINED 16 PERCENT

In the third consecutive year of weak equity markets, Eaton Vance's favorable relative investment performance and strong marketing and sales efforts combined to hold assets under management nearly flat. Net inflows (after redemptions) of long-term assets totaled $4.9 billion. Asset flows from investors offset most of the loss of assets from market declines ($5.6 billion) and lower money market fund balances. Overall, assets under management fell $1.0 billion, or 2 percent. Eaton Vance's fund assets declined 3 percent, while mutual fund industry assets declined 7 percent. Sales and other inflows of the Company's long-term mutual funds and separate accounts totaled $12.8 billion in fiscal 2002, an increase of 3 percent over the prior year. Redemptions from our funds were approximately 15 percent of average fund assets, continuing to track well below the industry average of more than 25 percent.

In a year in which investors' tastes turned toward more conservative offerings, Eaton Vance's position as a leading fixed-income manager proved to be a major advantage. Our tax-exempt and taxable fixed-income products were extremely attractive to investors and delivered superior performance. Our fixed-income fund assets under management increased 31 percent in fiscal 2002.

Equity Assets
(in billions)

     YEAR         EQUITY ASSETS (IN BILLIONS)
     1997                                 6.4
     1998                                11.0
     1999                                19.5
     2000                                27.0
     2001                                32.0
     2002                                30.2

The Company's position as the leading manager of tax-managed equity products for higher-net-worth investors also aided our fiscal 2002 performance. Although the U.S. stock market, as measured by the S&P 500, declined by 16 percent, Eaton Vance's equity fund assets under

Eaton Vance vs. Industry Redemption Rates

           YEAR        INDUSTRY          EV
           1994         21.2%          13.6%
           1995         17.3%          15.3%
           1996         16.7%          14.1%
           1997         17.6%          16.5%
           1998         19.6%          12.9%
           1999         21.5%          11.7%
           2000         26.0%          15.3%
           2001         23.6%          13.1%
           2002         27.6%          15.3%

Source: Investment Company Institute

management fell only 9 percent, an impressive showing in a difficult environment. The Company's separately managed accounts for institutions and individual investors also had a successful year. Separate account net inflows of $1.5 billion more than offset $1.1 billion of market depreciation of separate account assets.

EATON VANCE FOCUSES ON PRODUCTS AND SERVICES THAT APPEAL TO HIGHER-NET-WORTH INVESTORS

Eaton Vance focuses its investment offerings to appeal primarily to higher-net-worth investors. We have a particular strength in managing taxable assets for after-tax returns. Tax-managed investing can improve long-term, after-tax returns by minimizing the impact of taxes on performance. Since inception, dating back as far as 1996, none of Eaton Vance's publicly offered tax-managed equity funds has made capital gains distributions. This record contrasts with many competing equity funds that have made large taxable distributions in recent years, in many cases even as shareholders experienced negative returns. Investors outside of tax-qualified retirement plans are increasingly embracing the goal of after-tax returns and coming to recognize the advantages of investing in a tax-efficient manner.

Many of the Company's investment products and services also appeal to smaller investors and large institutions. Eaton Vance's business is broadly diversified, allowing the Company to meet the varied needs of investors in all market conditions. At fiscal year end, 41 percent ($22.9 billion) of our assets under management were in equity funds, 24 percent ($13.3 billion) were in fixed-income funds, 14 percent ($7.7 billion) were in floating-rate bank loan funds and 19 percent ($10.8 billion) were in separate accounts. Money market funds, offered primarily as a convenience to investors in the Company's long-term funds, represented less than 2 percent of assets under management.

NEW TAX-MANAGED EQUITY FUNDS BROADEN EATON VANCE'S POPULAR PRODUCT LINE FOR INVESTORS SEEKING SUPERIOR AFTER-TAX RETURNS

Our industry-leading lineup of tax-managed mutual funds was expanded to eight separate investment offerings with the introduction of three new funds in fiscal 2002. New to our tax-managed family are Eaton Vance Tax-Managed Mid-Cap Core, Tax-Managed Small-Cap Value and Tax-Managed Equity Asset Allocation Funds. Eaton Vance Tax-Managed Equity Asset Allocation Fund uses a master-feeder structure to invest in all seven of the portfolios that underlie Eaton Vance's other tax-managed funds. This innovative fund provides investors with convenient diversification, professional asset allocation and a consistent tax-managed investment approach. Our flagship Tax-Managed Growth Funds continued a long record of delivering superior after-tax returns to shareholders. Our second largest tax-managed fund, Eaton Vance Tax-Managed Value Fund, also continued to build an impressive performance record as it neared its third anniversary. The Company's tax-managed equity fund assets totaled $19.4 billion at fiscal year end, down 10 percent from fiscal 2001 due to market depreciation.

EATON VANCE'S MUNICIPAL BOND FUNDS ATTRACTED HIGHER-NET-WORTH INVESTORS

Our tax-advantaged municipal bond fund lineup includes eight open-end and closed-end national funds and 56 open-end and closed-end state-specific municipal bond funds in 29 different states. Yields on municipal bonds have historically been more attractive for higher-income investors than the tax-adjusted yields of other income instruments.

Eaton Vance increased municipal bond fund assets by $2.6 billion, or 38 percent, during fiscal 2002. The increase of municipal bond fund assets during the fiscal year was primarily due to the offerings of three new closed-end funds in August. Eaton Vance's reputation as an effective manager of municipal bond funds and our strong distribution capabilities were important factors in making these three offerings among the industry's most successful in 2002. Eaton Vance managed approximately $9.5 billion of municipal bond fund assets at the end of October 2002.

CONSERVATIVE TAXABLE FIXED-INCOME FUNDS WERE HIGHLY ATTRACTIVE

Eaton Vance Government Obligations Fund, long a top performer among competing funds, emerged as a top seller in 2002. Its income orientation and conservative investment approach are well suited to the current mood of mutual fund investors. Government Obligations Fund was the Company's best selling fund in fiscal 2002, more than doubling in size. During the fiscal year, the Company introduced Eaton Vance Low Duration Fund as a lower duration, less rate-sensitive companion product to Government Obligations Fund. In total, the Company's taxable fixed-income fund assets, which include a mix of conservative and high-yield portfolios, reached $3.7 billion at fiscal year end, an increase of 16 percent.

FLOATING-RATE BANK LOAN FUNDS EXPERIENCED NET OUTFLOWS IN A DIFFICULT ENVIRONMENT, AS SHORT-TERM INTEREST RATES REACHED THE LOWEST LEVELS IN 40 YEARS

During fiscal 2002, assets in the Company's floating-rate bank loan funds declined to $7.7 billion from $9.6 billion a year ago. Our bank loan funds experienced net redemptions as investors sought higher yields and less credit exposure than offered by this type of fund. The interest paid on bank loan assets fell sharply during the year in response to declines in short-term interest rates. Despite this year's outflows, Eaton Vance remains the largest manager of floating-rate bank loan funds for retail investors, as well as a top performer compared to competing funds.

While retail investors were, on balance, moving away from bank loans, institutional investors were increasing their exposure to the category, attracted by higher yields than those offered by other floating-rate instruments and by limited interest rate risk. Floating-rate bank loans can be excellent income investments during periods of economic recovery, when rates tend to rise and credit concerns to diminish. During fiscal 2002, Eaton Vance established a number of important institutional client relationships in the bank loan category. We believe this market has promise as a growth vehicle for the Company.

THE COMPANY LAUNCHED NEW EQUITY FUNDS FOR QUALIFIED PLANS AND TAX-EXEMPT INSTITUTIONS

During fiscal 2002, Eaton Vance introduced four new equity funds suitable for qualified retirement plans, tax-exempt institutions and other tax-free or tax-insensitive investors. Eaton Vance Large-Cap Core Fund is managed by Eaton Vance Management and follows an investment style similar to the Company's Tax-Managed Growth Funds, but without considering the impact of taxes. Given the outstanding pre-tax performance record of the Eaton Vance Tax-Managed Growth Funds and the outstanding reputation of their portfolio manager among financial advisers, we are optimistic about this fund's potential. Atlanta Capital Management Company, LLC (Atlanta Capital) is the investment sub-adviser of the new Eaton Vance Large-Cap Growth Fund. This fund employs Atlanta Capital's quality growth style, used successfully for many years with Atlanta Capital's institutional clients. Atlanta Capital also sub-advises the new Eaton Vance Small-Cap Fund, which invests in small-cap stocks with a blended emphasis on growth and value. Rounding out the lineup of new funds, Fox Asset Management LLC
(Fox) sub-advises the Eaton Vance Small-Cap Value Fund.

SEPARATE ACCOUNT ASSETS UNDER MANAGEMENT ROSE 3 PERCENT

Assets that we managed in separate accounts for institutions and higher-net-worth investors increased by 3 percent to $10.8 billion. Net inflows into institutional and higher-net-worth separate accounts were $0.9 billion in fiscal 2002, compared to $0.2 billion in fiscal 2001. Eaton Vance Management, Atlanta Capital and Fox all achieved net inflows in separate accounts for the year. Atlanta Capital is primarily a manager of high-quality growth stock portfolios. Fox concentrates on value stock portfolios. Eaton Vance Management manages fixed-income and floating-rate assets for institutions, as well as growth and capital preservation portfolios for high-net-worth investors.

DISTRIBUTION OF MUTUAL FUNDS AND MANAGED ACCOUNT SERVICES

Eaton Vance's strong mutual fund marketing and distribution organization was a major factor in our success in maintaining the level of assets under management in fiscal 2002. Long-term fund inflows totaled $10.3 billion. This was a major accomplishment, given the cautious attitude of retail investors in the third straight year of poorly performing equity markets. The Company's net fund inflows (purchases minus redemptions) reached $3.4 billion. Net inflows into the new managed accounts business totaled $0.6 billion. Eaton Vance Distributors, Inc. markets managed account services through a wide variety of broker/dealers for all three of the Company's registered investment advisers: Atlanta Capital, Fox and Eaton Vance Management. During fiscal 2002, Eaton Vance completed the staffing of its 15-person managed accounts marketing team, including a highly experienced sales force in the field calling on

MUTUAL FUND SALES BY DISTRIBUTION CHANNEL

Regional Broker/Dealers                             7%
Banks                                              13%
Independent Broker/Dealers                         25%
National and International Broker/Dealers          41%
Other Channels                                      3%
Financial Adviser Firms                             5%
Insurance Firms                                     6%

brokers and consultants. The Company currently participates in approximately 40 broker/dealer managed account programs and continues to add distribution opportunities. The Company believes it has the pieces in place to become a major presence in the managed account business and to make managed accounts a major contributor to the Company's future growth.

FLOWS BY MARKET SEGMENT
(in billions)

                                     MANAGED            HNW/
                         FUNDS      ACCOUNTS   INSTITUTIONAL           TOTAL
--------------------------------------------------------------------------------
Inflows                  $10.3          $0.7            $1.8           $12.8
Outflows                   6.9           0.1             0.9             7.9
Net Flows                  3.4           0.6             0.9             4.9

Eaton Vance distributes its mutual funds, closed-end funds, managed accounts and charitable donor-advised funds through professional third-party financial advisers, including national and regional broker/dealers, independent fee-based registered investment advisers and licensed financial consultants. The Company supports these distributors with a team of more than 130 regional and Boston-based representatives who are dedicated to meeting the needs of its distributors and investment clients. Specialized sales and marketing teams provide the sophisticated information required for distributing managed accounts, privately placed funds, retirement products and vehicles for charitable giving.

OUTLOOK

Eaton Vance made excellent progress in fiscal 2002, given the year's difficult market conditions. We are optimistic that the Company remains well positioned for future growth. U.S. demographic trends and the ongoing accumulation of wealth favor increased long-term saving, investing, estate planning and charitable giving. The Company's focus on products and services for higher-net-worth investors addresses these opportunities. Investors are increasingly aware of the the importance of tax-efficient investments, and Eaton Vance is the recognized market leader in tax-managed investing. The Company offers leading products and services for third-party financial advisers to offer their clients in all market conditions. Leadership positions in tax-managed equity funds, municipal bond funds, funds for charitable giving, private equity funds and managed accounts enhance the Company's credibility among the financial advisers of higher-net-worth investors. Leadership positions in floating-rate bank loan assets, high-yield bonds and institutional equity management broaden the Company's business opportunities. Based on our strong position and our relatively small market share as the 23rd largest mutual fund manager, with continued strong investment performance we believe that the Company can continue to grow faster than our industry.

SHAREHOLDER RETURNS

                                   5-YEAR             10-YEAR
                                  AVERAGE             AVERAGE
COMPANY                            RETURN              RETURN
--------------------------------------------------------------------------------
EATON VANCE CORP.                  27.27%              31.21%
S&P 500 Stock Index                  .73%               9.87%
S&P 400 Midcap Index                7.22%              11.13%

FIVE YEAR FINANCIAL SUMMARY

                                                                             YEARS ENDED OCTOBER 31,
(in thousands, except per share figures)                     2002         2001         2000         1999         1998
---------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
REVENUE:
  Investment adviser and administration fees            $ 280,794    $ 252,332    $ 226,344    $ 198,644    $ 152,481
  Distribution and underwriter fees                       162,071      170,892      169,786      127,506       81,450
  Service fees                                             77,833       77,777       40,807       24,244       12,555
  Other income                                              2,287        1,558        3,389        3,870        6,159
---------------------------------------------------------------------------------------------------------------------
          Total revenue                                   522,985      502,559      440,326      354,264      252,645
---------------------------------------------------------------------------------------------------------------------

EXPENSES:
  Compensation of officers and employees                  105,331       91,428       77,178       68,535       58,343
  Amortization of deferred sales commissions               83,690       79,997       84,557       63,991       64,570
  Sales commission expense                                   --           --           --         71,282       29,965
  Service fee expense                                      65,424       62,044       27,746       17,653        9,351
  Distribution fee expense                                 31,167       29,819       26,139       17,154       10,300
  Other expenses                                           53,450       48,378       42,042       37,745       31,464
---------------------------------------------------------------------------------------------------------------------
          Total expenses                                  339,062      311,666      257,662      276,360      203,993
---------------------------------------------------------------------------------------------------------------------

Operating income                                          183,923      190,893      182,664       77,904       48,652
OTHER INCOME (EXPENSE):
  Interest income                                           9,019        6,765        5,668        3,631        5,609
  Interest expense                                         (7,098)      (2,209)      (2,016)      (2,960)      (3,818)
  Gain (loss) on investments                                1,344       (2,649)         226        7,325        2,126
  Foreign currency gain                                         8         --           --           --           --
  Equity in net income of affiliates                          389          967          637           10          105
  Impairment loss on long-term investments                   --        (15,101)        --           --         (2,636)
---------------------------------------------------------------------------------------------------------------------
Income before minority interest, income taxes and
  cumulative effect of change in accounting principle     187,585      178,666      187,179       85,910       50,038
Minority interest                                          (1,344)        (177)        --           --           --
---------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of change in accounting principle                186,241      178,489      187,179       85,910       50,038
Income taxes                                               65,184       62,469       71,128       33,505       19,515
---------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change
  in accounting principle                                 121,057      116,020      116,051       52,405       30,523
Cumulative effect of change
  in accounting principle, net of income taxes               --           --           --        (36,607)        --
---------------------------------------------------------------------------------------------------------------------
Net income                                              $ 121,057    $ 116,020    $ 116,051    $  15,798    $  30,523
---------------------------------------------------------------------------------------------------------------------

Earnings per share before cumulative effect
  of change in accounting principle:
  Basic                                                 $    1.75    $    1.69    $    1.65    $    0.73    $    0.42
---------------------------------------------------------------------------------------------------------------------
  Diluted                                               $    1.70    $    1.60    $    1.58    $    0.70    $    0.40
---------------------------------------------------------------------------------------------------------------------
Earnings per share:
  Basic                                                 $    1.75    $    1.69    $    1.65    $    0.22    $    0.42
---------------------------------------------------------------------------------------------------------------------
  Diluted                                               $    1.70    $    1.60    $    1.58    $    0.21    $    0.40
---------------------------------------------------------------------------------------------------------------------
Dividends declared, per share                           $    0.30    $    0.25    $    0.20    $    0.16    $    0.13
---------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding                        69,151       68,750       70,390       71,598       72,580
---------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding assuming dilution      71,412       72,316       73,222       74,494       75,514
---------------------------------------------------------------------------------------------------------------------

Balance Sheet Data
Total assets                                            $ 616,619    $ 675,301    $ 432,989    $ 358,229    $ 380,260
Long-term debt                                          $ 124,118    $ 215,488    $  21,429    $  28,571    $  35,714
Shareholders' equity                                    $ 372,302    $ 301,126    $ 254,950    $ 194,268    $ 211,809
Shareholders' equity per share                          $    5.38    $    4.39    $    3.67    $    2.76    $    2.97

MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

The Company's principal business is creating, marketing and managing investment companies (funds) and providing investment management and counseling services to institutions and individuals. The Company distributes its funds through third-party broker/dealers, independent financial institutions and investment advisers.

The Company's revenue is primarily derived from investment adviser, administration, distribution and service fees received from the Eaton Vance funds and adviser fees received from separate accounts. Generally, these fees are based on the net asset value of the investment portfolios managed by the Company and fluctuate with changes in the total value of the assets under management. Such fees are recognized as earned. The Company's major expenses are the amortization of deferred sales commissions, employee compensation, and distribution and service fee expenses.

The Company's discussion and analysis of its financial condition and results of operations are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to investments, deferred sales commissions, intangible assets, income taxes and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under current circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Sales commissions paid to broker/dealers in connection with the sale of shares of open-end and bank loan interval funds are capitalized and amortized over the period during which the shareholder is subject to a contingent deferred sales charge, none of which exceeds six years. Distribution plan payments received from these funds are recorded in revenue as earned. Contingent deferred sales charges and early withdrawal charges received by the Company from redeeming shareholders of open-end and bank loan interval funds reduce unamortized deferred sales commissions first, with any remaining amount recorded in income. Should the Company lose its ability to recover such sales commissions through distribution plan payments and contingent deferred sales charges, the value of these assets would immediately decline, as would future cash flows. The Company periodically reviews the amortization period for deferred sales commission assets as events or changes in circumstances indicate that the carrying amount of deferred sales commission assets may not be recoverable over their amortization period and makes periodic accounting adjustments as required.

Identifiable intangible assets generally represent the cost of management contracts acquired. The Company periodically reviews identifiable intangibles for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Goodwill represents the excess of the cost of the Company's investment in the net assets of acquired companies over the fair value of the underlying identifiable net assets at the dates of acquisition. Goodwill is not amortized but is tested annually for impairment by comparing the fair values of the companies acquired to their carrying amounts, including goodwill. If the carrying amounts of the companies exceed their respective fair values, additional impairment tests will be performed to measure the amount of the impairment loss, if any.

Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities. Such deferred taxes relate principally to capitalized sales commissions paid to broker/dealers. Prior to January 1, 2001, these commissions were deducted as paid for tax purposes. Since January 1, 2001, sales commissions are deducted for income tax purposes over their estimated useful lives, consistent with guidelines established by the Internal Revenue Service, rather than at the time of payment. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing its taxes, changes in tax laws or the inability of the Company to meet the criteria for mutual fund state tax incentives may result in a change to the Company's tax position and effective tax rate.

Equity investments in companies that issue collateralized debt obligations
(CDOs) are accounted for under Emerging Issues Task Force (EITF) 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets." The excess of future cash flows over the initial investment at the date of purchase is recognized as interest income over the life of the investment using the effective yield method. The Company reviews cash flow estimates throughout the life of each CDO investment pool to determine whether an impairment loss relating to its equity investments should be recognized. Cash flow estimates are based on the underlying pool of collateral securities and take into account the overall credit quality of the issuers of the collateral securities, the forecasted default rate of the collateral securities and the Company's past experience in managing similar securities. If the updated estimate of future cash flows (taking into account both timing and amounts) is less than the last revised estimate, an impairment loss is recognized based on the excess of the carrying amount of the investment over its fair value. In periods of rising credit default rates and declining debt recovery rates, the carrying value of the Company's investments in these equity interests may be adversely affected by unfavorable changes in cash flow estimates and expected returns.

A CDO program involves the issuance by a CDO company of non-recourse debt securities, which are sold in a private offering by an underwriter to institutional and high-net-worth investors. The CDO debt securities are secured by collateral in the form of high-yield bonds and/or floating-rate income instruments. The Company manages the collateral securities for a fee and, in most cases, is a minority investor in the equity interests of the CDO company. An equity interest in a CDO company is subordinated to all other interests in the CDO company and entitles the investor to receive the residual cash flows, if any, from the CDO company. As a result, the Company's equity investment in a CDO company is significantly sensitive to changes in the forecasted default rates and any declines in recovery rates. The Company's financial exposure to the CDO pools it manages is limited to its equity interests in the CDO companies as reflected in the Company's Consolidated Balance Sheets, totaling $13.2 million at October 31, 2002.

The Company continuously reviews any investor, employee or vendor complaints and pending or threatened litigation. The likelihood that a loss contingency exists is evaluated under the criteria of Statement of Financial Accounting Standards (SFAS) No. 5, "Accounting for Contingencies," with legal counsel and a loss contingency is recorded if the contingency is probable and reasonably estimable at the date of the financial statements. No losses of this nature have been recorded in the financial statements included in this report.

RESULTS OF OPERATIONS FISCAL 2002 COMPARED TO FISCAL 2001

The Company reported earnings of $121.1 million or $1.70 per diluted share in fiscal 2002 compared to $116.0 million or $1.60 per diluted share in fiscal 2001.

ASSET HIGHLIGHTS

Assets under management of $55.6 billion on October 31, 2002, were 2 percent less than the $56.6 billion reported a year earlier. Assets under management were negatively impacted by $5.6 billion in market price declines primarily as a result of weak equity markets.

Despite difficult market conditions, the Company had positive net inflows in fiscal 2002 and 2001. Net inflows of long-term fund assets in fiscal 2002 were $3.4 billion compared to $6.1 billion last year. Net fund inflows decreased in fiscal 2002 compared to fiscal 2001 as a result of a decrease in core mutual fund sales, combined with an increase in fund redemptions. Sales of equity and floating-rate funds declined while sales of fixed-income products increased. Net inflows of separate account assets were $1.5 billion in fiscal 2002 compared to $0.3 billion in fiscal 2001. Results for fiscal 2002 reflect the momentum gained in the Company's managed account initiative as a direct result of the acquisitions of Atlanta Capital Management Company, LLC (Atlanta Capital) and Fox Asset Management LLC (Fox) and the establishment of a new managed account sales and marketing organization.

Asset Flows
                                                Twelve
                                                Months Ended
                                                October 31,
                                                2002     2001
-------------------------------------------------------------
(in billions)
Long-term fund assets - beginning              $45.0    $45.0
Sales/inflows                                   10.3     12.1
Redemptions/outflows                            (6.9)    (6.0)
Exchanges                                       (0.1)    (0.3)
Assets acquired with acquisitions               --        0.6
Appreciation (depreciation)                     (4.4)    (6.4)
-------------------------------------------------------------
Long-term fund assets - ending                 $43.9    $45.0
-------------------------------------------------------------

Separate accounts - beginning                  $10.5    $ 3.2
Net flows - institutional and high-net-worth     0.9      0.2
Assets acquired with acquisitions -
   institutional and high-net-worth             --        6.9
Net flows - managed accounts                     0.6      0.1
Assets acquired with acquisitions -
   managed accounts                             --        0.3
Appreciation (depreciation)                     (1.2)    (0.2)
-------------------------------------------------------------
Separate accounts - ending                     $10.8    $10.5
-------------------------------------------------------------

Money market fund assets - ending              $ 0.9    $ 1.1
-------------------------------------------------------------
Total assets under management - ending         $55.6    $56.6
-------------------------------------------------------------

Equity assets under management represented 54 percent of total assets under management on October 31, 2002, compared to 57 percent on October 31, 2001. Fixed-income assets under management increased to 31 percent of total assets under management from 26 percent a year ago, and floating-rate income assets decreased to 15 percent from 17 percent a year ago.

ASSETS UNDER MANAGEMENT BY INVESTMENT OBJECTIVE

                                                 October 31,
                                                2002     2001
-------------------------------------------------------------
(in billions)
Equity                                         $30.2    $32.2
Fixed-income                                    17.3     14.7
Floating-rate income                             8.1      9.7
-------------------------------------------------------------
Total                                          $55.6    $56.6
-------------------------------------------------------------

REVENUE

The Company reported revenue of $523.0 million in fiscal 2002 compared to $502.6 million in fiscal 2001, an increase of 4 percent.

Investment adviser and administration fees are generally calculated under contractual agreements with the Company's sponsored funds and separate accounts, and are based upon a percentage of the market value of assets under management. Shifts in the mix and changes in the market value of managed assets affect the composition and amount of investment adviser and administration fees. Despite the decrease in ending assets under management, investment adviser and administration fees increased by 11 percent to $280.8 million in fiscal 2002 from $252.3 million in fiscal 2001, primarily reflecting the impact of the September 30, 2001, acquisitions of Atlanta Capital and Fox.

For the year ended October 31, 2002, distribution and underwriting fees decreased by $8.8 million, or 5 percent, to $162.1 million. The Company currently sells its registered funds under 5 primary pricing structures: 1) front-end load commission (Class A); 2) spread-load commission (Class B); 3) level-load commission (Class C); 4) modified spread-load commission (Class D); and 5) institutional no-load (Class I). Under certain conditions, the Company waives the sales load on Class A shares. In such cases, the shares are sold at net asset value. Changes in the Company's mix of assets under management alter the composition and amount of distribution income received. Over the past year, the Company has experienced a gradual shift in its registered fund asset mix from spread-load commission (Class B) assets under management to front-end load (Class A) assets under management, resulting in a reduction in distribution income. The decrease in distribution income also reflects a decrease in the market value of the Company's Class B and C share assets under management compared to a year earlier and a decrease in early withdrawal charges received in conjunction with bank loan interval fund redemptions.

Service fee revenue, which is also based upon a percentage of the market value of fund assets under management, was $77.8 million for the years ended October 31, 2002 and 2001, consistent with flat average long-term fund assets under management year over year.

EXPENSES

Compensation expense increased 15 percent in fiscal 2002 compared to 2001, reflecting a full year of compensation expense of Atlanta Capital and Fox (compared to one month in fiscal 2001), incentive costs associated with the offering of new closed-end funds and the completion of the staffing of the managed accounts sales and marketing organization.

Amortization of deferred sales commissions increased 5 percent to $83.7 million in fiscal 2002 from $80.0 million in fiscal 2001, primarily due to ongoing sales of mutual fund Class B shares and equity fund private placements, and the residual effect of accounting changes mandated by the SEC in fiscal 1998 and 1999. For a nine-month period ending April 30, 1999, deferred sales commissions for certain funds were required to be expensed rather than capitalized, extinguishing future amortization charges. Subsequent to April 30, 1999, and pursuant to the implementation of new distribution plans, commission payments on new sales of these funds were once again capitalized and amortized. Although the residual effect of these accounting changes has resulted in an increase in amortization expense year over year, the Company anticipates that the ongoing effect of these accounting changes will diminish over time. As noted above, the Company has experienced an overall shift in sales from Class B shares to Class A shares. As amortization expense is ultimately a function of the Company's product mix, a shift from Class B sales to Class A sales may result in a reduction in amortization expense in the future.

Service fees the Company receives from the funds are retained by the Company in the first year and paid directly to broker/dealers after the first year. Service fee expense increased 5 percent to $65.4 million in fiscal 2002 from $62.0 million a year earlier. The increase in service fee expense can be attributed to the increase in average long-term fund assets retained more than one year.

Distribution fee expense primarily represents additional costs associated with the distribution of Class C shares and is calculated as a percentage of the market value of assets under management. Distribution fee expense increased 5 percent to $31.2 million in fiscal 2002 from $29.8 million a year earlier primarily as a result of a shift in the Company's product mix within the floating-rate income fund category from interval floating-rate bank loan funds to open-end floating-rate bank loan funds with different fee structures. This increase was partially offset by a decrease in average Class C assets under management within other fund categories.

Other operating expenses increased 11 percent to $53.5 million in fiscal 2002 from $48.4 million a year ago, primarily reflecting the September 30, 2001 acquisitions of Atlanta Capital and Fox, increased travel and facilities costs and higher information technology expenditures.

OTHER INCOME AND EXPENSE

Interest income increased 32 percent to $9.0 million in 2002 from $6.8 million in 2001. This increase can be primarily attributed to the receipt of $2.1 million of interest in fiscal 2002 resulting from the settlement of a Massachusetts income tax dispute related to fiscal years 1993 to 1995.

Interest expense increased to $7.1 million in 2002 from $2.2 million a year ago. Fiscal 2002 interest expense reflects the issuance of Eaton Vance Management's (EVM's) 1.5 percent zero-coupon exchangeable senior notes in the fourth quarter of fiscal 2001, the write-off of $2.1 million of previously capitalized debt offering costs associated with the repurchase of $87.0 million of these notes on August 13, 2002, and a one-time interest payment of $0.6 million made to remaining note holders on August 15, 2002.

In fiscal 2001, the Company recognized a $15.1 million impairment loss related to the Company's minority equity investments in three CDO companies whose collateral assets are managed by the Company. The impairment loss resulted from higher than forecasted default rates in the high-yield bond market and the effects of the higher default rates on the value of the Company's equity investments in these CDO companies. The Company anticipates that it will continue to earn management fees on assets collateralizing the CDOs.

INCOME TAXES

The Company's effective tax rate was 35 percent in fiscal 2002 and 2001.

RESULTS OF OPERATIONS FISCAL 2001 COMPARED TO FISCAL 2000

Eaton Vance Corp. reported earnings of $116.0 million or $1.60 per diluted share in fiscal 2001 compared to $116.1 million or $1.58 per diluted share in 2000. Fiscal 2001 results reflect a $0.14 per share impairment loss on the Company's equity investments in CDO companies.

Asset Highlights

Assets under management of $56.6 billion on October 31, 2001, were 15 percent higher than the $49.2 billion reported a year earlier. Long-term fund assets were stable at $45.0 billion on October 31, 2001, as strong net inflows throughout the year of $6.1 billion were offset by equity and floating-rate market price declines of $6.4 billion. Despite difficult market conditions, the Company experienced positive net inflows in all asset classes. Separate account assets increased to $10.5 billion on October 31, 2001, from $3.2 billion on October 31, 2000, primarily as a result of the acquisitions of Atlanta Capital and Fox. The acquisitions of Atlanta Capital and Fox on September 30, 2001, increased total assets under management by $7.9 billion, $7.2 billion in separate accounts and $0.7 billion in long-term fund assets.

ASSET FLOWS
                                                    TWELVE
                                                 MONTHS ENDED
                                                 OCTOBER 31,
                                                2001     2000
(in billions)
--------------------------------------------------------------
Long-term fund assets - beginning              $45.0    $37.6
Sales/inflows                                   12.1     11.6
Redemptions/outflows                            (6.0)    (6.3)
Exchanges                                       (0.3)    (0.2)
Assets acquired with acquisitions                0.6     --
Appreciation (depreciation)                     (6.4)     2.3
--------------------------------------------------------------
Long-term fund assets - ending                  45.0     45.0
--------------------------------------------------------------

Separate accounts - ending                      10.5*     3.2
Money market fund assets - ending                1.1      1.0
--------------------------------------------------------------
Total assets under management - ending         $56.6    $49.2
--------------------------------------------------------------
*Includes $7.6 billion of Atlanta Capital and Fox separate account assets.

Equity assets under management comprised 57 percent of total assets under management on October 31, 2001, as compared to 55 percent on October 31, 2000. Fixed-income assets under management increased to 26 percent of total assets under management from 24 percent a year earlier and floating-rate income assets decreased to 17 percent from 21 percent in the prior year. The change in the composition of total assets under management was primarily due to the inclusion of the Atlanta Capital and Fox assets as a result of the September 30, 2001, acquisitions.

ASSETS UNDER MANAGEMENT BY INVESTMENT OBJECTIVE

                                                  OCTOBER 31,
(in billions)                                   2001     2000
-------------------------------------------------------------
Equity                                         $32.2    $27.0
Fixed-income                                    14.7     12.0
Floating-rate income                             9.7     10.2
-------------------------------------------------------------
Total                                          $56.6    $49.2
-------------------------------------------------------------

REVENUE

The Company reported revenue of $502.6 million in fiscal 2001 compared to $440.3 million in fiscal 2000, an increase of 14 percent. Investment adviser and administration fees increased by 11 percent to $252.3 million in fiscal 2001 from $226.3 million in fiscal 2000 as a result of the growth in average assets under management year over year. Distribution and underwriting fees increased by 1 percent to $170.9 million in fiscal 2001 from $169.8 million a year earlier as a result of flat average spread-load commission assets under management year over year. Service fees increased to $77.8 million in fiscal 2001 from $40.8 million a year earlier primarily due to a structural change in Rule 12b-1 service fee plans for funds sponsored by the Company. Service fees received from the funds and paid to the broker/dealers are now included in both the Company's revenue and expenses; previously some of these fees were paid directly to the broker/dealers by the funds.

EXPENSES

Compensation expense increased 18 percent in fiscal 2001 to $91.4 million from $77.2 million, primarily due to increases in the number of employees and base salaries, as well as an increase in incentive costs associated with strong gross sales. Amortization of deferred sales commissions decreased 5 percent to $80.0 million in fiscal 2001 from $84.6 million in fiscal 2001, primarily due to the adjustment of the amortization period of certain deferred sales commission assets in fiscal 2000 in order to better match amortization expense with projected distribution fee income. This adjustment in fiscal 2000 resulted in an increase in amortization expense of $20.0 million. Service fee expense increased to $62.0 million in fiscal 2001 from $27.7 million in fiscal 2000 as a result of the structural change in service fee plans described in the preceding paragraph. Other expenses increased 15 percent in fiscal 2001, reflecting increased marketing and technology-related expenses.

OTHER INCOME AND EXPENSE

Interest income increased 19 percent to $6.8 million in fiscal 2001 from $5.7 million in fiscal 2000 primarily due to higher average cash and investment balances in fiscal 2001 compared to fiscal 2000. The increase in interest income also reflects interest received related to the Company's minority interest in three CDO companies managed by the Company.

In fiscal 2001, the Company recognized a $15.1 million impairment loss related to its investment in the three CDO companies referenced above. The impairment resulted from higher than forecasted default rates in the high-yield bond market and the effects of the higher default rates on the value of the Company's equity investments in these CDO companies.

Net realized losses on investments of $2.6 million in fiscal 2001 include a $2.6 million loss on the liquidation of two investments in sponsored funds and a $0.3 million loss on the sale of the Company's last remaining real estate property.

INCOME TAXES

The Company reduced its effective tax rate to 35 percent during fiscal 2001 from 38 percent at October 31, 2000 as a result of mutual fund industry state tax incentives.

LIQUIDITY AND CAPITAL RESOURCES

Cash, cash equivalents and short-term investments aggregated $188.0 million at October 31, 2002, a decrease of $22.7 million or 11 percent from October 31, 2001.

OPERATING CASH FLOWS

The Company generated $134.1 million of cash from operations in fiscal 2002 compared to $140.3 million in fiscal 2001. Cash generated from operations decreased in fiscal 2002 from fiscal 2001 primarily as a result of $40.9 million of proceeds received from the sale of trading investments in fiscal 2001 offset by a decrease of $47.2 million in capitalized sales commissions paid year over year associated with the distribution of the Company's Class B and Class C fund shares, as well as the Company's equity fund private placements. These commission payments continue to be a significant use of cash, but decreased to $87.9 million in fiscal 2002 from $135.1 million in fiscal 2001. Effective January 1, 2001, sales commissions are, for tax purposes, required to be capitalized and deducted over their estimated useful lives. Commission payments made prior to January 1, 2001, were deducted for tax purposes at the time of payment. Although this change in the timing of the deduction of commission payments has had the effect of increasing current income tax payments and reducing deferred income taxes, it has not and will not have an impact on the Company's effective tax rate.

INVESTING CASH FLOWS

Investing activities, consisting primarily of the purchase and sale of available-for-sale investments, increased cash and cash equivalents by $42.0 million in fiscal 2002. Investing activities reduced cash and cash equivalents by $177.4 million in fiscal 2001.

In fiscal 2001, the Company made two strategic acquisitions to expand the Company's managed account and institutional business. On September 30, 2001, the Company acquired 70 percent of Atlanta Capital for an aggregate initial payment of $75.0 million, consisting of cash of $60.0 million and Eaton Vance Corp. non-voting common stock valued at $15.0 million. Atlanta Capital's principals will continue to hold 30 percent of the equity of Atlanta Capital through December 31, 2004. Beginning in calendar 2005, Atlanta Capital's principals will have the right to sell and the Company will have the right to purchase the remaining 30 percent of Atlanta Capital over a five-year period. The price for acquiring the remaining 30 percent of Atlanta Capital will be based on a multiple of earnings before taxes (a measure that is intended to approximate fair market value) in those years. Any additional payments made will be treated as additional purchase price for accounting purposes.

On September 30, 2001, the Company also acquired 80 percent of Fox for an aggregate initial payment of $32.0 million, consisting of cash of $22.4 million and Eaton Vance Corp. non-voting common stock valued at $9.6 million. Additional payments in 2005 and 2006 of up to $30.0 million are contingent upon Fox achieving certain financial performance criteria. Fox's principals will continue to hold 20 percent of the equity of Fox through December 31, 2007. Beginning in calendar 2008, Fox's principals will have the right to sell and the Company will have the right to purchase the remaining 20 percent of Fox over a four-year period. The price for acquiring the remaining 20 percent of Fox will be based on a multiple of earnings before interest and taxes (a measure that is intended to approximate fair market value) in those years. Any additional payments made will be treated as additional purchase price for accounting purposes.

Financing Cash Flows

Financing activities, consisting primarily of the issuance and repurchase of the Company's non-voting common stock and the repayment of debt, reduced cash and cash equivalents by $147.7 million in fiscal 2002. In fiscal 2001, financing activities increased cash and cash equivalents by $92.4 million. The Company repurchased a total of 1.6 million shares of its non-voting common stock for $51.4 million in fiscal 2002 under its authorized repurchase program and issued 2.2 million shares or $19.4 million of non-voting common stock in connection with the exercise of stock options and employee stock purchases in fiscal 2002. The Company has authorization to purchase an additional 2.3 million shares under its present share repurchase authorization program and anticipates that future repurchases will be a principal use of cash. The Company's dividend was $0.2975 per share in fiscal 2002 compared to $0.2525 per share in fiscal 2001.

The following table details the Company's contractual obligations under its senior notes and lease arrangements:

Contractual Obligation
                                             Payments Due
--------------------------------------------------------------------------------
(in millions)
                                       Less
                                     than 1    1-3     4-5  After 5
                              Total    year  years   years    years
--------------------------------------------------------------------------------
6.22% senior notes due 2004   $14.3   $ 7.1  $ 7.2    --       --
Operating leases              $33.3   $ 5.2  $10.5   $10.0    $ 7.6

Excluded from the table above are EVM's zero-coupon exchangeable senior notes (Notes). On August 13, 2001, EVM issued the Notes at a principal amount of $314.0 million due August 13, 2031, resulting in gross proceeds of approximately $200.6 million. The net proceeds of the offering were approximately $195.5 million after payment of debt issuance costs. The Notes were issued in a private placement to qualified institutional buyers at an initial offering price of $638.70 per $1,000 principal amount at maturity. The discounted price reflects a yield to maturity of 1.5 percent per year. Upon certain events, each Note is exchangeable into 14.3657 shares of the Company's non-voting common stock, subject to adjustment. EVM may redeem the Notes for cash on or after August 13, 2006, at their accreted value. At the option of Note holders, EVM may be required to repurchase the Notes at their accreted value on various dates beginning on the first, third and fifth anniversaries of the issue date and at five-year intervals thereafter until maturity. At the option of the Note holders, EVM may also be required to repurchase the Notes at their accreted value if the credit rating of the Notes is decreased by three or more rating subcategories below its initial rating by either Moody's or Standard & Poor's. Such repurchases can be paid in cash, shares of the Company's non-voting common stock or a combination of both.

On August 9, 2002, EVM amended the terms of the Notes to permit Note holders, at their option, to require the repurchase of the Notes on November 13, 2002. EVM further amended the terms of the Notes to provide that each holder electing not to require EVM to repurchase the holder's Notes on August 13, 2002, would receive a one-time cash interest payment equal to approximately 0.50 percent of each Note's accreted value. On August 14, 2002, EVM repurchased for cash $87.0 million of the Notes at accreted value ($134.1 million principal amount at maturity). On August 15, 2002, EVM made a one-time cash interest payment totaling $0.6 million to holders of the Notes as of the close of business on August 14, 2002.

The Company expensed approximately $2.1 million of deferred debt issuance costs in conjunction with this repurchase of the Notes in the fourth quarter of fiscal 2002.

On November 12, 2002, EVM further amended the terms of its Notes to provide that each holder electing not to require EVM to repurchase the holder's Notes on November 13, 2002 would receive cash interest payments equal to 1.672 percent per year of each Note's principal amount at maturity for a period of 21 months. The first interest payment due on February 13, 2003, will be paid in arrears for the three-month period ending on that date. The three remaining interest payments will be made on a semiannual basis in arrears on their respective payment dates. No Notes were tendered for repurchase on November 13, 2002. Holders of the Notes may next require EVM to repurchase the Notes on August 13, 2004.

In December 2001, EVM executed a revolving credit facility with several banks. This facility, which expires December 21, 2004, provides that EVM may borrow up to $170 million at market rates of interest that vary depending on the level of usage of the facility and credit ratings of the Notes. The agreement contains financial covenants with respect to leverage and interest coverage and requires EVM to pay an annual commitment fee on any unused portion. During the year ended October 31, 2002, EVM borrowed and repaid $50.0 million under its revolving credit facility. At October 31, 2002, EVM had no borrowings outstanding under its revolving credit facility.

The Company expects the principal uses of cash will be to increase assets under management, pay operating expenses, enhance technology infrastructure, purchase investments, make acquisitions, pay shareholder dividends, repay and service debt and repurchase shares of the Company's non-voting common stock. The Company expects to generate cash through its short-term funding resources including operating cash flows, and its line of credit. Operating cash flows are affected by changes in securities markets. For a further discussion of market risk please see the section regarding "Certain Factors That May Affect Future Results" below. The Company anticipates that cash flows from operations and available debt will be sufficient to meet the Company's foreseeable cash requirements and provide the Company with the financial resources to take advantage of strategic growth opportunities.

The Company does not invest in any off-balance sheet vehicles that provide inancing, liquidity, market or credit risk support or engage in any leasing activities that expose the Company to any liability that is not reflected in the Consolidated Financial Statements.

ACCOUNTING CHANGES

In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses the accounting for business combinations initiated after June 30, 2001, and establishes new criteria for the recognition of intangible assets. Under SFAS No. 141, all business combinations initiated after June 30, 2001, must be accounted for using the purchase method of accounting.

SFAS No. 142 addresses the accounting for goodwill and indefinite-lived intangible assets acquired in a business combination, including those assets acquired before the initial application of the standard. Under SFAS No. 142, goodwill and identifiable intangible assets with indefinite lives will no longer be amortized, but will be reviewed at least annually for impairment. Identifiable intangible assets with discrete useful lives will be amortized over their useful lives.

The Company adopted SFAS Nos. 141 and 142 on July 1, 2001, and November 1, 2001, respectively. The adoption of these standards did not have a material impact on the results of operations or the consolidated financial position of the Company.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for the Company's fiscal year beginning November 1, 2002. The adoption of SFAS No. 144 will not have a material effect on the results of operations or the consolidated financial position of the Company.

In April 2002, the FASB issued SFAS No. 145, "Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 addresses the classification of gains and losses from the early extinguishment of debt and the accounting for certain lease arrangements. The Company elected to adopt the provisions of SFAS No. 145 on August 1, 2002, prior to the Company's required adoption date of November 1, 2002. The adoption of SFAS No. 145 did not have a material effect on the results of operations or the consolidated financial position of the Company.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

From time to time, information provided by the Company or information included in its filings with the Securities and Exchange Commission (SEC) (including this Annual Report and the Company's annual report on Form 10-K) may contain statements, which are not historical facts, for this purpose referred to as "forward-looking statements." The Company's actual future results may differ significantly from those stated in any forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the factors discussed below.

The Company is subject to substantial competition in all aspects of its business. The Company's ability to market investment products is highly dependent on access to the various distribution systems of national and regional securities dealer firms, which generally offer competing internally and externally managed investment products. Although the Company has historically been successful in maintaining access to these channels, there can be no assurance that it will continue to do so. The inability to have such access could have a material adverse effect on the Company's business.

There are few barriers to entry in the investment management business. The Company's funds and separate accounts compete against an ever-increasing number of investment products sold to the public by investment dealers, banks, insurance companies and others that sell tax-free or tax-advantaged investments, taxable income funds, equity funds and other investment products. Many institutions competing with the Company have greater resources than the Company. The Company competes with other providers of investment products on the basis of the products offered, the investment performance of such products, quality of service, fees charged, the level and type of financial intermediary compensation, the manner in which such products are marketed and distributed, and the services provided to investors.

The Company derives almost all of its revenue from investment adviser and administration fees and distribution income received from the Eaton Vance funds, other pooled investment vehicles and separate accounts. As a result, the Company is dependent upon management contracts, administration contracts, underwriting contracts or service contracts under which these fees and income are paid. If any of these contracts is terminated, not renewed, or amended to reduce fees, the Company's financial results may be adversely affected.

The major sources of revenue for the Company (i.e., investment adviser, administration, distribution and service fees) are calculated as percentages of assets under management. A decline in securities prices or in the sale of investment products or an increase in fund redemptions generally would reduce fee income. Financial market declines or adverse changes in interest rates would generally negatively impact the level of the Company's assets under management and consequently its revenue and net income. A recession or other economic or political events could also adversely impact the Company's revenues if it led to a decreased demand for products, a higher redemption rate, or a decline in securities prices. Like other businesses, the Company's actual results could be affected by the loss of key managerial personnel through competition or retirement. The Company's operations and actual results could also be affected by increased expenses due to such factors as greater competition for personnel, higher costs for distribution of mutual funds and other investment products, or costs for insurance and other services by outside providers, or by the disruption of services such as power, communications, information technology, fund transfer agency or fund administration.

The Company's business is subject to substantial governmental regulation. Changes in legal, regulatory, accounting, tax and compliance requirements could have a significant effect on the Company's operations and results, including but not limited to increased expenses and reduced investor interest in certain mutual funds and other investment products offered by the Company. The Company continually monitors legislative, tax, regulatory, accounting, and compliance developments that could impact its business.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is routinely subjected to different types of risk, including market risk. Market risk is the risk that the Company will incur losses due to adverse changes in equity prices, interest rates, credit risk, or currency exchange rates.

The Company's primary exposure to equity price risk arises from its investments in sponsored equity funds. Equity price risk as it relates to these investments represents the potential future loss of value that would result from a decline in the fair values of the fund shares. The Company's investments in sponsored equity funds totaled $13.3 million at October 31, 2002, and are carried at fair value on the Company's Consolidated Balance Sheets.

The Company's primary exposure to interest rate risk arises from its investment in fixed-and floating-rate income funds sponsored by the Company. The negative effect on the Company's pre-tax interest income of a 50 basis point decline in interest rates would be approximately $0.2 million based on fixed-

income and floating-rate income investments of $48.7 million as of October 31, 2002. A 50 basis point decline in interest rates is a hypothetical scenario used to demonstrate potential risk and does not represent management's view of future market changes. The Company is not exposed to interest rate risk in its debt instruments as all of the Company's funded debt instruments carry fixed interest rates.

The Company's primary exposure to credit risk arises from its minority equity interests in several CDO companies that are included in "Long-term investments" in the Company's Consolidated Balance Sheets. As a minority equity investor in a CDO company, the Company is only entitled to a residual interest in the CDO company, making these investments significantly sensitive to the default rates of the underlying issuers of the high-yield bonds or floating-rate income instruments held by the CDO company. The Company's minority equity investments are subject to an impairment loss in the event that the cash flows generated by the collateral securities are not sufficient to allow equity holders to recover their investments. If there is a deterioration in the credit quality of the issuers underlying the collateral securities and a corresponding increase in the number of defaults, cash flows generated by the collateral securities are adversely impacted and the Company may be unable to recover its investment. The Company's total investment in minority equity interests in CDO companies is approximately $13.2 million at October 31, 2002, and represents the total value at risk as of October 31, 2002.

The Company does not enter into foreign currency transactions for speculative purposes and currently has no material investments that would expose it to foreign currency exchange risk.

In evaluating market risk, it is also important to note that a significant portion of the Company's revenue is based on the market value of assets under management. As noted in "Certain Factors That May Affect Future Results," declines of financial market values will negatively impact revenue and net income.

CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEARS ENDED
                                                                    OCTOBER 31,
(in thousands, except per share figures)                2002              2001         2000
-------------------------------------------------------------------------------------------
REVENUE:
   Investment adviser and administration fees      $ 280,794         $ 252,332    $ 226,344
   Distribution and underwriter fees                 162,071           170,892      169,786
   Service fees                                       77,833            77,777       40,807
   Other income                                        2,287             1,558        3,389
-------------------------------------------------------------------------------------------
           Total revenue                             522,985           502,559      440,326
-------------------------------------------------------------------------------------------

EXPENSES:
   Compensation of officers and employees            105,331            91,428       77,178
   Amortization of deferred sales commissions         83,690            79,997       84,557
   Service fee expense                                65,424            62,044       27,746
   Distribution fee expense                           31,167            29,819       26,139
   Other expenses                                     53,450            48,378       42,042
-------------------------------------------------------------------------------------------
           Total expenses                            339,062           311,666      257,662
-------------------------------------------------------------------------------------------
Operating income                                     183,923           190,893      182,664

OTHER INCOME (EXPENSE):
   Interest income                                     9,019             6,765        5,668
   Interest expense                                   (7,098)           (2,209)      (2,016)
   Gain (loss) on investments                          1,344            (2,649)         226
   Foreign currency gain                                   8              --           --
   Equity in net income of affiliates                    389               967          637
   Impairment loss on long-term investments             --             (15,101)        --
-------------------------------------------------------------------------------------------
Income before minority interest and income taxes     187,585           178,666      187,179
Minority interest                                     (1,344)             (177)        --
-------------------------------------------------------------------------------------------
Income before income taxes                           186,241           178,489      187,179
Income taxes                                          65,184            62,469       71,128
-------------------------------------------------------------------------------------------
Net income                                         $ 121,057         $ 116,020    $ 116,051
-------------------------------------------------------------------------------------------
Earnings per share:
   Basic                                           $    1.75         $    1.69    $    1.65
-------------------------------------------------------------------------------------------
   Diluted                                         $    1.70         $    1.60    $    1.58
-------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

                                                              OCTOBER 31,
(in thousands)                                           2002             2001
--------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                        $ 144,078        $ 115,681
   Short-term investments                              43,886           95,028
   Investment adviser fees and other receivables       19,502           22,559
   Other current assets                                 6,101            4,212
--------------------------------------------------------------------------------
           Total current assets                       213,567          237,480
--------------------------------------------------------------------------------

OTHER ASSETS:
   Deferred sales commissions                         239,048          266,738
   Goodwill                                            69,467           69,212
   Other intangible assets, net                        37,296           39,269
   Long-term investments                               39,982           36,704
   Equipment and leasehold improvements, net           13,897           14,938
   Other assets                                         3,362           10,960
--------------------------------------------------------------------------------
          Total other assets                          403,052          437,821
--------------------------------------------------------------------------------
Total assets                                        $ 616,619        $ 675,301
--------------------------------------------------------------------------------

See notes to consolidated financial statements.

61
                                                              October 31,
(in thousands, except share figures)                     2002             2001
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accrued compensation                             $  31,899        $  38,358
   Accounts payable and accrued expenses               16,324           20,879
   Current portion of long-term debt                    7,143            7,143
   Dividend payable                                     5,522            4,955
   Other current liabilities                            7,382           12,509
--------------------------------------------------------------------------------
      Total current liabilities                        68,270           83,844
--------------------------------------------------------------------------------

LONG-TERM LIABILITIES:
   Long-term debt                                     124,118          215,488
   Deferred income taxes                               50,531           73,878
--------------------------------------------------------------------------------
      Total long-term liabilities                     174,649          289,366
--------------------------------------------------------------------------------
      Total liabilities                               242,919          373,210
--------------------------------------------------------------------------------
Minority interest                                       1,398              965

Commitments and contingencies                            --               --

SHAREHOLDERS' EQUITY:
   Common stock, par value $0.0078125 per share:
      Authorized, 640,000 shares
      Issued and outstanding, 154,880 shares                1                1
   Non-voting common stock, par value $0.0078125 per share:
      Authorized, 95,360,000 shares
      Issued and outstanding, 69,102,459 and
      68,462,051 shares, respectively                     540              535
   Notes receivable from stock option exercises        (3,530)          (2,641)
   Deferred compensation                               (2,100)          (3,200)
   Accumulated other comprehensive income               2,585            4,898
   Retained earnings                                  374,806          301,533
--------------------------------------------------------------------------------
      Total shareholders' equity                      372,302          301,126
--------------------------------------------------------------------------------
Total liabilities and shareholders' equity          $ 616,619        $ 675,301
--------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                                                                     NON-VOTING     ADDITIONAL
                                                                             COMMON      COMMON        PAID-IN
(IN THOUSANDS)                                                   SHARES       STOCK       STOCK        CAPITAL
--------------------------------------------------------------------------------------------------------------
Balance, October 31, 1999                                        70,520    $      1    $    550       $   --
   Net income                                                      --          --          --             --
   Other comprehensive income:
     Unrealized gains on investments, net of tax                   --          --          --             --
   Total comprehensive income
   Dividends declared ($0.2000 per share)                          --          --          --             --
   Issuance of non-voting common stock:
      On exercise of stock options                                  898        --             7          4,899
      Under employee stock purchase plan                             87        --             1          1,077
      Under employee incentive plan                                 111        --             1          1,784
      Under restricted stock plan                                   291        --             2          5,000
   Tax benefit of stock option exercises                           --          --          --              562
   Repurchase of non-voting common stock                         (2,363)       --           (19)       (13,322)
   Principal repayments                                            --          --          --             --
   Compensation expense related to restricted stock issuance       --          --          --             --

--------------------------------------------------------------------------------------------------------------
Balance, October 31, 2000                                        69,544           1         542           --
   Net income                                                      --          --          --             --
   Other comprehensive income:
      Unrealized losses on investments, net of tax                 --          --          --             --
   Total comprehensive income Dividends declared
      ($0.2525 per share)                                          --          --          --             --
   Issuance of non-voting common stock:
      On exercise of stock options                                  918        --             7          5,184
      Under employee stock purchase plan                             59        --             1          1,219
      Under employee incentive plan                                  97        --             1          2,345
      Under restricted stock plan                                    12        --          --              300
      For acquisitions                                              801        --             6         24,593
   Tax benefit of stock option exercises                           --          --          --            1,611
   Repurchase of non-voting common stock                         (2,814)       --           (22)       (35,252)
   Principal repayments                                            --          --          --             --
   Compensation expense related to restricted stock issuance       --          --          --             --

--------------------------------------------------------------------------------------------------------------
Balance, October 31, 2001                                        68,617           1         535           --
   Net income                                                      --          --          --             --
   Other comprehensive income:
      Unrealized losses on investments, net of tax                 --          --          --             --
      Foreign currency translation adjustments, net of tax         --          --          --             --
   Total comprehensive income
   Dividends declared ($0.2975 per share)                          --          --          --             --
   Issuance of non-voting common stock:
      On exercise of stock options                                2,109        --            16         15,659
      Under employee stock purchase plan                             70        --             1          1,795
      Under employee incentive plan                                  67        --             1          1,942
   Tax benefit of stock option exercises                           --          --          --            4,787
   Repurchase of non-voting common stock                         (1,606)       --           (13)       (24,183)
   Principal repayments                                            --          --          --             --
   Compensation expense related to restricted stock issuance       --          --          --             --
--------------------------------------------------------------------------------------------------------------
Balance, October 31, 2002                                        69,257    $      1    $    540            $--
--------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

     NOTES
RECEIVABLE       ACCUMULATED
FROM STOCK             OTHER           TOTAL
    OPTION          DEFERRED   COMPREHENSIVE         RETAINED    SHAREHOLDERS'    COMPREHENSIVE
EXCERCISES      COMPENSATION          INCOME         EARNINGS           EQUITY           INCOME
-----------------------------------------------------------------------------------------------
$ (2,231)           $  --           $  4,040         $191,908         $194,268
    --                 --               --            116,051          116,051         $116,051

    --                 --              1,153             --              1,153            1,153
                                                                                       --------
                                                                                       $117,204
                                                                                       --------
    --                 --               --            (14,226)         (14,226)

    (677)              --               --               --              4,229
    --                 --               --               --              1,078
    --                 --               --               --              1,785
    --                (5,000)           --               --                  2
    --                 --               --               --                562
    --                 --               --            (38,034)         (51,375)
     423               --               --               --                423
    --                1,000             --               --              1,000
-----------------------------------------------------------------------------------------------
  (2,485)             (4,000)          5,193          255,699          254,950
    --                 --               --            116,020          116,020         $116,020

    --                 --               (295)            --               (295)            (295)
                                                                                       --------
                                                                                       $115,725
                                                                                       --------
    --                 --               --            (17,361)         (17,361)

    (995)              --               --               --              4,196
    --                 --               --               --              1,220
    --                 --               --               --              2,346
    --                 (300)            --               --               --
    --                 --               --               --             24,599
    --                 --               --               --              1,611
    --                 --               --            (52,825)         (88,099)
     839               --               --               --                839
    --                1,100             --               --              1,100
-----------------------------------------------------------------------------------------------
  (2,641)             (3,200)          4,898          301,533          301,126
    --                 --               --            121,057          121,057         $121,057

    --                 --             (2,314)            --             (2,314)          (2,314)
    --                 --                  1             --                  1                1
                                                                                       --------
                                                                                       $118,744
                                                                                       --------
    --                 --               --            (20,604)         (20,604)

  (1,498)              --               --               --             14,177
    --                 --               --               --              1,796
    --                 --               --               --              1,943
    --                 --               --               --              4,787
    --                 --               --            (27,180)         (51,376)
     609               --               --               --                609
    --                1,100             --               --              1,100
-----------------------------------------------------------------------------------------------
$ (3,530)           $(2,100)        $  2,585         $374,806         $372,302
-----------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        YEARS ENDED OCTOBER 31,
(in thousands)                                                       2002         2001         2000
---------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year                    $ 115,681    $  60,479    $  77,395
Cash Flows From Operating Activities:
   Net income                                                     121,057      116,020      116,051
   Adjustments to reconcile net income to net cash
      provided by operating activities:
   Impairment loss on long-term investments                          --         15,101         --
   (Gain) loss on investments                                      (1,343)       2,844       (1,839)
   Equity in net income of affiliates                                (389)        (967)        (637)
   Dividend received from affiliate                                   375        1,688          552
   Minority interest                                                1,344          177         --
   Interest on long-term debt                                       5,262          650         --
   Deferred income taxes                                          (22,307)     (20,785)       7,482
   Tax benefit of stock option exercises                            5,797          869        1,197
   Compensation related to restricted stock issuance                1,100        1,100        1,000
   Depreciation and other amortization                              5,110        2,602        2,134
   Amortization of deferred sales commissions                      83,690       79,997       84,557
   Payment of capitalized sales commissions                       (87,925)    (135,118)    (131,206)
   Contingent deferred sales charges received                      31,925       27,340       26,719
   Proceeds from sale of trading investments                        1,038       40,900       45,613
   Purchase of trading investments                                   --         (1,333)     (84,903)
Changes in other assets and liabilities, net of acquisitions:
   Investment adviser fees and other receivables                    3,057       (8,199)        (475)
   Other current assets                                            (2,613)       3,872       (4,541)
   Other assets                                                     5,074         (468)          77
   Accrued compensation                                            (6,459)       4,338        8,103
   Accounts payable and accrued expenses                           (4,555)       3,987         (317)
   Other current liabilities                                       (5,127)       5,673        4,310
---------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                   134,111      140,288       73,877
---------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
   Additions to equipment and leasehold improvements               (2,096)      (2,862)      (2,670)
   Net increase in notes and receivables from affiliates             (889)        (154)        (250)
   Proceeds from sale of real estate                                 --          1,196         --
   Acquisitions of subsidiaries, net of cash acquired                --        (81,361)        --
   Investment in affiliate                                           --           --           (172)
   Proceeds from sale of available-for-sale investments           103,351       38,053       22,013
   Purchase of available-for-sale investments                     (58,335)    (132,317)     (45,549)
---------------------------------------------------------------------------------------------------
      Net cash provided by (used for) investing activities         42,031     (177,445)     (26,628)
---------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
   Proceeds from issuance of short-term debt                       50,000         --           --
   Proceeds from issuance of long-term debt                          --        200,552         --
   Long-term debt issuance costs                                     (720)      (5,069)        --
   Distributions to minority shareholders                            (911)        --           --
   Repayment of debt                                             (144,115)      (7,143)      (7,142)
   Proceeds from issuance of non-voting common stock               19,414        8,756        7,771
   Repurchase of non-voting common stock                          (51,376)     (88,099)     (51,375)
   Dividends paid                                                 (20,037)     (16,638)     (13,419)
---------------------------------------------------------------------------------------------------
      Net cash provided by (used for) financing activities       (147,745)      92,359      (64,165)
---------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents               28,397       55,202      (16,916)
---------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                          $ 144,078    $ 115,681    $  60,479
---------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information:
   Interest paid                                                $   1,892    $   1,606    $   2,068
---------------------------------------------------------------------------------------------------
   Income taxes paid                                            $  90,266    $  76,453    $  65,245
---------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

BUSINESS AND ORGANIZATION

Eaton Vance Corp. and subsidiaries (the Company) provide investment advisory and distribution services to mutual funds and other investment funds, and investment management services to high-net-worth and institutional clients. Revenue is largely dependent on the total value and composition of assets under management, which include sponsored funds and other investment portfolios. Accordingly, fluctuations in financial markets and in the composition of assets under management impact revenue and the results of operations.

SEGMENT INFORMATION

Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes disclosure requirements relating to operating segments in annual and interim financial statements. Management has assessed the requirements of SFAS No. 131 and determined that the Company operates in one business segment, namely as an investment adviser managing funds and separate accounts.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Eaton Vance Corp. and its wholly and majority owned subsidiaries. The equity method of accounting is used for investments in affiliates in which the Company's ownership ranges from 20 to 50 percent. The Company consolidates all investments in affiliates in which the Company's ownership exceeds 50 percent.

The Company provides for minority interests in consolidated companies for which the Company's ownership is less than 100 percent. All material intercompany accounts and transactions have been eliminated.

ACCOUNTING ESTIMATES

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the consolidated financial statements. Changes in these estimates may affect amounts reported in future periods.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

CASH EQUIVALENTS

Cash equivalents consist principally of highly liquid investments in sponsored money market mutual funds, which are readily convertible to cash.

INVESTMENTS

Investments classified as available-for-sale consist primarily of investments in sponsored funds and are carried at fair value. Unrealized holding gains or losses are reported net of tax as a separate component of Accumulated other comprehensive income until realized. Realized gains or losses are reflected as a component of Gain (loss) on investments. The average cost method is used to determine the cost of securities sold.

Investments classified as trading or held in connection with the Company's activities as principal underwriter consist primarily of investments in sponsored funds and are carried at fair value. Net unrealized holding gains or losses on these investments, as well as realized gains or losses, are reflected as a component of Other income. The average cost method is used to determine the cost of securities sold.

Investments in collateralized debt obligation funds are classified as available-for-sale and recorded in Long-term investments. The excess of future cash flows over the initial investment at the date of purchase is recognized as interest income over the life of the investment using the effective yield method.

The Company reviews cash flow estimates throughout the life of each collateralized debt obligation fund. If the updated estimate of future cash flows (taking into account both timing and amounts) is less than the last revised estimate, an impairment loss is recognized based on the excess of the carrying amount of the investment over its fair value.

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

The Company periodically reviews the amortization period for deferred sales commission assets as events or changes in circumstances indicate that the carrying amount of deferred sales commission assets may not be recoverable over their amortization period. In fiscal 2000, the Company adjusted the amortization period of certain deferred sales commission assets in order to better match amortization expense with projected distribution fee income. This adjustment resulted in an increase in amortization expense of $20.0 million in fiscal 2000. There was no such adjustment recorded in either fiscal 2002 or 2001.

Sales commissions paid to brokers and dealers in connection with the sale of shares of traditional closed-end funds are expensed as incurred.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of the cost of the Company's investment in the net assets of acquired companies over the fair value of the underlying identifiable net assets at the dates of acquisition. Goodwill is not amortized, but is tested at least annually for impairment.

Identifiable intangible assets generally represent the cost of client relationships and management contracts acquired. Identifiable intangible assets with indefinite useful lives are not amortized, but are tested at least annually for impairment.
34

Identifiable intangible assets with discrete useful lives are amortized on a straight-line basis over their weighted average lives.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and other fixed assets are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, which range from three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the lease.

DEBT ISSUANCE COSTS

Deferred debt issuance costs are amortized over the related term of the debt and are included in Other assets.

REVENUE RECOGNITION

Investment advisory, administration, distribution and service fees for the funds and investment advisory fees for separate accounts managed by the Company are accrued as earned. Sales of shares of investment companies in connection with the Company's activities as principal underwriter are accounted for on a settlement date basis, which approximates trade date basis, with the related commission income and expense recorded on a trade date basis.

INCOME TAXES

Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities. Deferred taxes relate principally to capitalized sales commissions paid to brokers and dealers. Prior to January 1, 2001, these commissions were deducted for tax purposes at the time of payment. Effective January 1, 2001, mutual fund sales commissions are deducted for income tax purposes over their estimated useful lives rather than at the time of payment.

EARNINGS PER SHARE

Earnings per share has been computed in accordance with the provisions of SFAS No. 128, "Earnings Per Share." The following table provides a reconciliation of net income and common shares used in the basic and diluted earnings per share computations for the years ended October 31, 2002, 2001 and 2000:

                     2002             2001           2000
-----------------------------------------------------------
(in thousands, except per share data)
Net income         $121,057        $116,020        $116,051
-----------------------------------------------------------
Weighted-
  average
  shares
  outstanding -
  basic              69,151          68,750          70,390
Incremental
  common
  shares from
  stock options
  and restricted
  stock awards        2,261           3,566           2,832
-----------------------------------------------------------
Weighted-
  average
  shares
  outstanding -
  diluted            71,412          72,316          73,222
-----------------------------------------------------------
Earnings per share:
  Basic            $  1.75         $   1.69        $   1.65
  Diluted          $  1.70         $   1.60        $   1.58

Antidilutive incremental common shares related to stock options excluded from the computation of earnings per share were 45,000, 4,000 and 2,000 for the years ended October 31, 2002, 2001 and 2000, respectively.

STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation," encourages entities to use a fair value-based method in accounting for employee stock-based compensation plans but allows the intrinsic value-based method prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities may continue to apply the provisions of APB No. 25 provided the entity discloses its pro forma net income and earnings per share as if the fair value-based method had been applied in measuring compensation cost. The Company continues to apply APB No. 25 and has provided the pro forma disclosures required by SFAS No. 123 in Note 9.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates as of the end of the accounting period. Related revenue and expenses are translated at average exchange rates in effect during the accounting period. Net translation exchange gains and losses are excluded from income and recorded in Accumulated other comprehensive income. Foreign currency transaction gains and losses are reflected in income currently.

COMPREHENSIVE INCOME

Comprehensive income is reported in the Consolidated Statements of Shareholders' Equity and Comprehensive Income and is comprised of net income and other comprehensive income (loss), net of tax.

The components of other comprehensive income (loss) at October 31, 2002, 2001, and 2000 are as follows:

                                       Tax
                      Gross        (Expense)           Net
                     Amount       or Benefit         Amount
-----------------------------------------------------------
(in thousands)
2002
Unrealized
  gains
  (losses) on
  investments       $(3,641)        $1,327          $(2,314)
Foreign
  currency
  translation
  adjustments             2             (1)               1
-----------------------------------------------------------
Total               $(3,639)        $1,326          $(2,313)
-----------------------------------------------------------
2001
Unrealized
  gains
  (losses) on
  investments       $  (532)        $  237          $  (295)
-----------------------------------------------------------
Total               $  (532)        $  237          $  (295)
-----------------------------------------------------------
2000
Unrealized
  gains
  (losses) on
  investments       $ 1,712         $ (559)         $ 1,153
----------------------------------------------------------
Total               $ 1,712         $ (559)         $ 1,153
----------------------------------------------------------

During the years ended October 31, 2002, 2001, and 2000, the Company reclassified gains and (losses) of $0.9 million, ($1.6) million and $0.1 million, respectively, from other comprehensive income to net income as gains and losses were realized upon the sale of available-for-sale securities.

Accumulated other comprehensive income is also reported in the Consolidated Statements of Shareholders' Equity and Comprehensive Income. The components of Accumulated other comprehensive income at October 31, 2002, and 2001 are as follows:

69

                                       2002            2001
-----------------------------------------------------------
(in thousands)
Unrealized gains (losses)
  on investments                     $2,584          $4,898
Foreign currency
  translation adjustments                 1            --
-----------------------------------------------------------
Total                                $2,585          $4,898
-----------------------------------------------------------

2. Accounting Developments

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses the accounting for business combinations initiated after June 30, 2001, and establishes new criteria for the recognition of intangible assets. Under SFAS No. 141, all business combinations initiated after June 30, 2001, must be accounted for using the purchase method of accounting.

SFAS No. 142 addresses the accounting for goodwill and indefinite-lived intangible assets acquired in a business combination, including those assets acquired before the initial application of the standard. Under SFAS No. 142, goodwill and identifiable intangible assets with indefinite lives are not amortized, but reviewed at least annually for impairment. Identifiable intangible assets with discrete useful lives are amortized over their useful lives.

The Company adopted SFAS Nos. 141 and 142 on July 1, 2001, and November 1, 2001, respectively. The adoption of these standards did not have a material impact on the results of operations or the consolidated financial position of the Company.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for the Company's fiscal year beginning November 1, 2002. The adoption of SFAS No. 144 will not have a material effect on the results of operations or the consolidated financial position of the Company.

In April 2002, the FASB issued SFAS No. 145, "Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 addresses the classification of gains and losses from the early extinguishment of debt and the accounting for certain lease arrangements. The Company elected to adopt the provisions of SFAS No. 145 on August 1, 2002, prior to the Company's required adoption date of November 1, 2002. The adoption of SFAS No. 145 did not have a material effect on the results of operations or the consolidated financial position of the Company.

3. Acquisitions

In fiscal 2001, the Company acquired a majority interest in two institutional investment management firms in a strategic effort to expand the Company's managed account and institutional business.

On September 30, 2001, the Company acquired 70 percent of Atlanta Capital Management Company, LLC (Atlanta Capital) for an aggregate initial payment of $75.0 million, consisting of cash of $60.0 million and Eaton Vance Corp. non-voting common stock valued at $15.0 million. The value of the 479,359 shares of non-voting common stock issued in conjunction with the acquisition was determined based on the average market price of the Company's non-voting common stock over the 20-day period prior to September 30, 2001. Atlanta Capital's principals will continue to hold 30 percent of the equity of Atlanta Capital through December 31, 2004. Beginning in calendar 2005, Atlanta Capital's principals will have the right to sell and the Company will have the right to purchase the remaining 30 percent of Atlanta Capital over a five-year period. The price for acquiring the remaining 30 percent of Atlanta Capital will be based on a multiple of earnings before taxes (a measure that is intended to approximate fair market value) in those years. Any additional payments made will be treated as additional purchase price for accounting purposes.

On September 30, 2001, the Company also acquired 80 percent of Fox Asset Management LLC (Fox) for an aggregate initial payment of $32.0 million, consisting of cash of $22.4 million and Eaton Vance Corp. non-voting common stock valued at $9.6 million. The value of the 321,544 shares of non-voting common stock issued in conjunction with the acquisition was determined based on the average market price of the Company's non-voting common stock over the 10-day period prior to September 30, 2001. Additional payments to Fox's principals in 2005 and 2006 of up to $30.0 million are contingent upon Fox achieving certain financial performance criteria. Fox's principals will continue to hold 20 percent of the equity of Fox through December 31, 2007. Beginning in calendar 2008, Fox's principals will have the right to sell and the Company will have the right to purchase the remaining 20 percent of Fox over a four-year period. The price for acquiring the remaining 20 percent of Fox will be based on a multiple of earnings before interest and taxes (a measure that is intended to approximate fair market value) in those years. Any additional payments made will be treated as additional purchase price for accounting purposes.

The acquisitions of Atlanta Capital and Fox were accounted for using the purchase method of accounting and, accordingly, the excess of purchase price, including acquisition costs, over the fair value of the net assets acquired resulted in goodwill of $50.3 million and $18.9 million, respectively. Net assets acquired included $24.6 million and $13.4 million of other intangible assets for Atlanta Capital and Fox, respectively, which consisted exclusively of client relationships acquired. These assets are being amortized on a straight-line basis over their estimated useful lives of approximately 19 years. Goodwill and intangible assets acquired are deductible for tax purposes.

These financial statements include the operating results of Atlanta Capital and Fox from September 30, 2001, the date of acquisition. Pro forma results of operations for these acquisitions have not been presented because the results of operations would not have been materially different from those reported in the accompanying consolidated statements of income.

Condensed balance sheets disclosing the amount of each major asset and liability category attributable to the acquired entities at acquisition date have not been provided as the net assets of the acquired entities, excluding goodwill and intangible assets, are not material to the consolidated financial statements of the Company.

4. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the year ended October 31, 2002, are as follows:

                                                       2002
-----------------------------------------------------------
(in thousands)
Balance, beginning of period                        $69,212
Adjustments to goodwill                                 255
-----------------------------------------------------------
Balance, end of period                              $69,467
-----------------------------------------------------------

The adjustments to goodwill represent additional direct costs incurred in fiscal 2002 associated with the acquisitions of Atlanta Capital and Fox.

The following is a summary of other intangible assets at October 31, 2002, and 2001:

2002              Weighted-
                    average
               amortization           Gross
                     period        carrying     Accumulated
                 (in years)          amount    amortization
-----------------------------------------------------------
(dollars in thousands)
Amortized
  intangible
  assets:
    Client
    relationships
    acquired           18.2         $38,140          $2,155
Non-amortized
  intangible
  assets:
    Mutual fund
    management
    contract
    acquired            --            1,311             --
-----------------------------------------------------------
Total                               $39,451          $2,155
-----------------------------------------------------------

2001              Weighted-
                    average
               amortization           Gross
                     period        carrying     Accumulated
                 (in years)          amount    amortization
-----------------------------------------------------------
(dollars in thousands)
Amortized
  intangible
  assets:
    Client
    relationships
    acquired           19.2         $38,140            $182
Non-amortized
  intangible assets:
    Mutual fund
    management
    contract
    acquired           10.0           2,000             689
-----------------------------------------------------------
Total                               $40,140            $871
-----------------------------------------------------------

Prior to November 1, 2001, a mutual fund management contract acquired in fiscal 1996 was amortized over a 15-year period. Subsequent to the adoption of SFAS No. 142 on November 1, 2001, this asset is no longer amortized.

Amortization expense was $2.0 million and $182,000 for the years ended October 31, 2002, and 2001, respectively. Estimated amortization expense for the next five years is as follows:

                                                  Estimated
                                               amortization
Year ending October 31,                             expense
-----------------------------------------------------------
(in thousands)
2003                                                 $1,989
2004                                                 $1,989
2005                                                 $1,989
2006                                                 $1,989
2007                                                 $1,989

Operating results adjusted to exclude amortization expense related to goodwill, intangible assets that are no longer being amortized and equity method goodwill have not been presented for the years ending October 31, 2001, and 2000 because the results of operations, as reported in the accompanying consolidated statements of income, would not have been materially different.

5. Investments

The following is a summary of investments at October 31, 2002, and 2001:

                                       2002            2001
-----------------------------------------------------------
(in thousands)
Short-term investments:
  Sponsored funds:
    Available-for-sale              $43,886         $93,991
    Trading                             --            1,037
-----------------------------------------------------------
    Total                           $43,886         $95,028
-----------------------------------------------------------
Long-term investments:
  Sponsored funds:
    Available-for-sale              $18,826         $16,031
  Collateralized debt
    obligation funds                 13,228          12,759
  Investment
    in affiliates                     7,009           6,995
  Other investments                     919             919
-----------------------------------------------------------
  Total                             $39,982         $36,704
-----------------------------------------------------------

INVESTMENTS IN SPONSORED FUNDS

The following is a summary of the cost and fair value of investments in sponsored funds included in both short-term and long-term investments as of October 31, 2002, and 2001:

2002                             Gross Unrealized
                                 ----------------
                                                        Fair
                     Cost     Gains     Losses         Value
------------------------------------------------------------
(in thousands)
Available-
  for-sale       $ 58,690    $4,827      $(805)      $62,712
Trading              --        --          --           --
------------------------------------------------------------
Total            $ 58,690    $4,827      $(805)      $62,712
------------------------------------------------------------

2001                             Gross Unrealized
                                 ----------------
                                                        Fair
                     Cost     Gains     Losses         Value
------------------------------------------------------------
(in thousands)
Available-
  for-sale       $102,349    $8,395      $(722)     $110,022
Trading             1,050      --          (13)        1,037
------------------------------------------------------------
Total            $103,399    $8,395      $(735)     $111,059
------------------------------------------------------------

Gross unrealized gains and losses on investments in sponsored funds classified as available-for-sale have been excluded from earnings and reported as a component of Accumulated other comprehensive income, net of deferred taxes. Gross unrealized gains and losses on investments in sponsored funds classified as trading have been reported in income currently as a component of Other income.

The following is a summary of the Company's realized gains and (losses) upon disposition of sponsored fund investments for the years ended October 31, 2002, 2001, and 2000.

                       2002            2001            2000
-----------------------------------------------------------
(in thousands)
Gains                $1,888         $   --             $239
Losses                 (544)         (2,423)            --
-----------------------------------------------------------
Net realized
  gain (loss)        $1,344         $(2,423)           $239
-----------------------------------------------------------

INVESTMENTS IN COLLATERALIZED
DEBT OBLIGATION FUNDS

The carrying value of $13.2 million and $12.8 million at October 31, 2002 and 2001, respectively, for these securities is their estimated fair value. In fiscal 2001, the Company recognized a pre-tax impairment loss of $15.1 million related to these investments. The impairment loss resulted from higher than forecasted default rates in the high-yield bond market and the effects of the higher default rates on the value of the Company's investments in these collateralized debt obligation funds.

INVESTMENT IN AFFILIATES

The Company has a 21 percent equity interest in Lloyd George Management (BVI) Limited (LGM), an independent investment management company based in Hong Kong that manages or co-manages several international funds sponsored by the Company. The Company's investment in LGM was $6.8 million and $6.7 million at October 31, 2002 and 2001, respectively. At October 31, 2002, the Company's investment exceeded its share of the underlying net assets of LGM by $4.8 million. Amortization of this excess was discontinued on November 1, 2001, as a result of the adoption of SFAS No. 142. The Company's investment in LGM will continue to be reviewed annually for impairment pursuant to APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock."

A subsidiary of the Company invests in certain investment limited partnerships in which the subsidiary is a general partner. The investments are recorded on the equity method of accounting owing to the subsidiary's general partner role. The subsidiary's investment in these partnerships was $0.2 million and $0.3 million at October 31, 2002, and 2001, respectively.

OTHER INVESTMENTS

Included in other investments are certain investments carried at cost, amounting to $0.9 million at both October 31, 2002, and 2001. Management believes that the fair value of these investments approximates their carrying value.

6. Equipment and Leasehold Improvements

The following is a summary of equipment and leasehold improvements at October 31, 2002, and 2001:

                                          2002           2001
-------------------------------------------------------------
(in thousands)
Equipment                              $15,756        $14,519
Leasehold improvements                   9,508          9,375
-------------------------------------------------------------
                                        25,264         23,894
Less: Accumulated
  depreciation and
  amortization                          11,367          8,956
-------------------------------------------------------------
Equipment and leasehold
  improvements, net                    $13,897        $14,938
-------------------------------------------------------------

7. Long-term Debt

The following is a summary of long-term debt at October 31, 2002, and 2001:

                               2002                           2001
                   Carrying            Fair        Carrying            Fair
                      Value           Value           Value           Value
---------------------------------------------------------------------------
(in thousands)
6.22% senior
  notes due
  2004             $ 14,286        $ 14,924        $ 21,429        $ 22,460
1.5% zero-
  coupon
  exchangeable
  senior notes
  due 2031          116,975         116,753         201,202         195,599
---------------------------------------------------------------------------
Total               131,261         131,677         222,631         218,059
Less:  current
  maturities         (7,143)         (7,532)         (7,143)         (7,717)
---------------------------------------------------------------------------
Total long-
  term debt        $124,118        $124,145        $215,488        $210,342
---------------------------------------------------------------------------

6.22% SENIOR NOTES

The Company has 6.22% senior notes due March 2004, with a remaining balance of $14.3 million at October 31, 2002. Principal payments on the notes are due in equal annual installments of approximately $7.1 million. The notes may be prepaid in part or in full at any time. Certain covenants in the purchase agreement require the Company to maintain specific levels of cash flow and net income; other covenants restrict additional investment and indebtedness of the Company.

The senior notes have been fair valued by discounting future cash flows using a market interest rate available for debt with similar terms and remaining maturity.

ZERO-COUPON EXCHANGEABLE SENIOR NOTES

On August 13, 2001, the Company's operating subsidiary, Eaton Vance Management
(EVM), issued zero-coupon exchangeable senior notes (Notes) with a principal amount of $314.0 million due August 13, 2031, resulting in gross proceeds of approximately $200.6 million. The net proceeds of the offering were approximately $195.5 million after payment of debt issuance costs. The Notes were issued in a private placement to qualified institutional buyers at an initial offering price of $638.70 per $1,000 principal amount at maturity. The discounted price reflects a yield to maturity of 1.5 percent per year. Upon certain events, each Note is exchangeable into 14.3657 shares of the Company's non-voting common stock, subject to adjustment. EVM may redeem the Notes for cash on or after August 13, 2006, at their accreted value. At the option of Note holders, EVM may be required to repurchase the Notes at their accreted value on various dates beginning on the first, third and fifth anniversaries of the issue date and at five year intervals thereafter until maturity. At the option of the Note holders, EVM may also be required to repurchase the Notes at their accreted value if the credit rating of the Notes is decreased by three or more rating subcategories below its initial rating by either Moody's or Standard & Poor's. Such repurchases can be paid in cash, shares of the Company's non-voting common stock or a combination of both.

On August 9, 2002, EVM amended the terms of the Notes to permit the Note holders, at their option, to require the repurchase of the Notes on November 13, 2002. EVM further amended the terms of the Notes to provide that each holder electing not to require EVM to repurchase the holder's Notes on August 13, 2002, would receive a one-time cash payment equal to 0.50 percent of each Note's accreted value. On August 14, 2002, EVM repurchased for cash $87.0 million of the Notes at accreted value ($134.1 million principal amount at maturity). On August 15, 2002, EVM made a one-time cash interest payment totaling $0.6 million to holders of the Notes as of the close of business on August 14, 2002.

The Company expensed approximately $2.1 million of deferred debt issuance costs in conjunction with the repurchase of Notes in the fourth quarter of fiscal 2002.

On November 12, 2002, EVM further amended the terms of Notes to provide that each holder electing not to require EVM to repurchase the holder's Notes on November 13, 2002, would receive incremental cash interest payments equal to
1.672 percent per year of each Note's principal amount at maturity for a period of 21 months. The first interest payment due on February 13, 2003, will be paid in arrears for the three-month period ending on that date. The three remaining interest payments will be made on a semiannual basis in arrears on their respective payment dates. No Notes were tendered for repurchase on November 13, 2002. Holders of the Notes may next require EVM to repurchase the Notes on August 13, 2004.

The Notes have been valued by discounting future cash flows using a market interest rate available for debt with similar terms and remaining maturity.

REVOLVING CREDIT FACILITY

In December 2001, EVM executed a revolving credit facility with several banks. This facility, which expires December 2004, provides that EVM may borrow up to $170 million at market rates of interest that vary depending on level of usage of the facility and credit ratings of the Notes. The agreement contains financial covenants with respect to leverage and interest coverage and requires EVM to pay an annual commitment fee on any unused portion. At October 31, 2002, EVM had no borrowings outstanding under its revolving credit facility.

8. Commitments and Contingencies

The Company leases certain office space and equipment under noncancelable operating leases. Rent expense under these leases in 2002, 2001 and 2000 amounted to $5.2 million, $4.6 million and $4.5 million, respectively. Future minimum lease commitments are as follows:

Year Ending
October                                              Amount
-----------------------------------------------------------
(in thousands)
2003                                                $ 5,157
2004                                                  5,340
2005                                                  5,202
2006                                                  5,021
2007                                                  5,008
2008 - thereafter                                     7,534
-----------------------------------------------------------
Total                                               $33,262
-----------------------------------------------------------

In fiscal 1999, the Company, through a wholly owned subsidiary, sold a shopping center and office building in Troy, New York. At the time of the sale, the purchaser agreed to assume the related indebtedness. A wholly owned subsidiary of the Company will remain as a guarantor on the related indebtedness (amounting to $1.7 million) until such time as certain net operating income and debt service requirements on the property are met.

The Company and its subsidiaries are subject to various legal proceedings. In the opinion of management, after discussions with legal counsel, the ultimate resolution of these matters will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

9. Stock Plans

STOCK OPTION PLAN

The Company has a Stock Option Plan (the 1998 Plan) administered by the Option Committee of the Board of Directors under which options to purchase shares of the Company's non-voting common stock may be granted to all eligible employees of the Company. No stock options may be granted under the plan with an exercise price of less than the fair market value of the stock at the time the stock option is granted. The options expire five to ten years from the date of grant and vest over a five-year period as stipulated in each grant. The 1998 Plan contains provisions which, in the event of a change in control of the Company, may accelerate the vesting of awards. A total of 12.0 million shares has been reserved for issuance under the 1998 Plan. Through October 31, 2002, 6.5 million shares have been issued pursuant to this plan.

Stock option transactions under the 1998 Plan and predecessor plans are summarized as follows:

                                              2002                    2001                    2000
                                                   Weighted                Weighted                Weighted
                                                    Average                 Average                  Average
                                                   Exercise                Exercise                Exercise
                                        Shares        Price       Shares      Price       Shares      Price
-----------------------------------------------------------------------------------------------------------
(share figures in thousands)
Balance, beginning of period             6,453      $ 15.42        5,395     $10.04        5,130     $ 7.52
Granted                                  1,881        28.88        2,009      25.44        1,239      17.40
Exercised                               (2,109)        7.43         (918)      5.66         (898)      5.46
Forfeited/Expired                          (98)       22.81          (33)     18.14          (76)     13.60
-----------------------------------------------------------------------------------------------------------
Balance, end of period                   6,127      $ 22.18        6,453     $15.42        5,395     $10.04
-----------------------------------------------------------------------------------------------------------

Outstanding options to purchase shares of non-voting common stock issued under the 1998 Plan and predecessor plans are summarized as follows:

                                        Options Outstanding                 Options Exercisable
-----------------------------------------------------------------------------------------------------------
                                                   Weighted
                                      Shares        Average         Weighted           Shares      Weighted
                                Outstanding       Remaining          Average     Exerciseable       Average
                                      as of     Contractual         Exercise            as of      Exercise
Range of Exercise Prices           10/31/02            Life            Price         10/31/02         Price
-----------------------------------------------------------------------------------------------------------
(share figures in thousands)
$ 8.92  - $11.56                      1,215             3.6           $11.22              807        $11.11
$12.62                                   17             1.0            12.62              --            --
$17.19  - $18.91                      1,059             6.9            17.22              377         17.22
$21.16  - $24.03                         50             7.3            21.67               20         21.62
$24.53  - $28.13                      1,644             8.0            24.63              326         24.57
$28.67  - $31.54                      2,088             8.9            28.89               49         29.99
$33.16  - $35.65                         38             9.0            35.13                1         31.16
$37.09  - $40.32                         16             9.3            37.91                1         37.09
-----------------------------------------------------------------------------------------------------------
                                      6,127             7.2           $22.18            1,581        $16.09
-----------------------------------------------------------------------------------------------------------

In November 2002, the Company granted options for the purchase of an additional 2.4 million shares under the 1998 Plan at prices ranging from $29.10 to $32.01.

RESTRICTED STOCK PLAN

The Company has a Restricted Stock Plan administered by the Compensation Committee of the Board of Directors under which restricted stock may be granted to key employees. Shares of the Company's non-voting common stock granted under the plan are subject to restrictions on transferability and carry the risk of forfeiture, based in each case on such considerations as the Compensation Committee shall determine. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions upon termination of employment shall be forfeited. Restrictions on shares granted lapse in three to seven years from date of grant. A total of 1,000,000 shares has been reserved under the plan.

In fiscal 2001 and 2000, 12,228 and 290,910 shares, respectively, were issued pursuant to the plan at a weighted average grant date fair value of $24.53 and $17.19 per share, respectively. No such shares were issued in fiscal 2002. Because these shares are contingently forfeitable, compensation expense is recorded over the forfeiture period. The Company recorded compensation expense of $1.1 million, $1.1 million and $1.0 million for the years ended October 31, 2002, 2001, and 2000, respectively, relating to those shares.

EMPLOYEE STOCK PURCHASE PLAN

A total of 4.5 million shares of the Company's non-voting common stock has been reserved for issuance under the Employee Stock Purchase Plan. The plan qualifies under Section 423 of the United States Internal Revenue Code and permits eligible employees to direct up to 15 percent of their salaries to a maximum of $12,500 toward the purchase of Eaton Vance Corp. non-voting common stock at the lower of 90 percent of the market price of the non-voting common stock at the beginning or at the end of each six-month offering period. Through October 31, 2002, 3.3 million shares have been issued pursuant to this plan. No compensation expense has been recorded for the discounted purchase price because the Company's plan qualifies under Section 423.

INCENTIVE PLAN-STOCK ALTERNATIVE

A total of 2.4 million shares of the Company's non-voting common stock has been reserved for issuance under the Incentive Plan-Stock Alternative, a plan that qualifies under Section 423 of the United States Internal Revenue Code. The plan permits employees and officers to direct up to half of their monthly and annual incentive bonuses toward the purchase of non-voting common stock at 90 percent of the average market price of the stock for the five days subsequent to the end of the six-month offering period. Through October 31, 2002, 1.2 million shares have been issued pursuant to this plan. No compensation expense has been recorded for the discounted purchase price because the plan qualifies under
Section 423.

STOCK OPTION INCOME DEFERRAL PLAN

The Company has established an unfunded, non-qualified Stock Option Income Deferral Plan. The Plan is intended to permit key employees to defer recognition of income on exercise of non-qualified stock options previously granted by the Company. As of October 31, 2002, 609,346 options have been exercised and placed in trust with the Company.

EXECUTIVE LOAN PROGRAM

The Company has established an Executive Loan Program under which a program maximum of $10.0 million is available for loans to directors and key employees for purposes of financing the exercise of employee stock options. Loans are written for a seven-year period, at varying fixed interest rates (currently ranging from 3.8 percent to 7.1 percent), are payable in annual installments commencing with the third year in which the loan is outstanding, and are collateralized by the stock issued upon exercise of the option. The Company ceased making new loans under the Executive Loan Program to directors or executive officers in conformity with a federal law effective July 30, 2002. Other key employees remain eligible for new loans under the program. Loans outstanding under this program are reflected as Notes receivable from stock option exercises in shareholders' equity and amounted to $3.5 million and $2.6 million at October 31, 2002 and 2001, respectively.

Loans receivable have been valued by discounting expected future cash flows using management's estimates of current market interest rates for such receivables. The fair value of these receivables approximates their carrying value (see Note 13).

PRO FORMA DISCLOSURE

The Company continues to apply APB Opinion No. 25 in accounting for stock-based compensation arrangements. Had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value method as described in SFAS No. 123, the Company's net income and earnings per share for the years ended October 31, 2002, 2001, and 2000 would have been reduced to the following pro forma amounts:

                       2002            2001            2000
-----------------------------------------------------------
(net income figures in thousands)
Net income:
   As reported     $121,057        $116,020        $116,051
   Pro forma       $110,957        $109,189        $112,232
Earnings per share:
   As reported:
      Basic        $   1.75        $   1.69        $   1.65
      Diluted      $   1.70        $   1.60        $   1.58
   Pro forma:
      Basic        $   1.60        $   1.59        $   1.59
      Diluted      $   1.55        $   1.51        $   1.53

The weighted average fair value of options granted on the date of grant using the Black-Scholes option pricing model was as follows:

                       2002            2001            2000
-----------------------------------------------------------
Weighted average
   fair value of
   options granted   $28.88         $ 25.44         $ 17.40
Assumptions:
Dividend yield        1.11%           1.03%           0.96%
Volatility              30%             33%             29%
Risk-free
   interest rate       4.0%            4.7%            5.9%
Expected life of
   options          8 years        10 years        10 years

For purposes of pro forma disclosure, the estimated fair value of each option grant is amortized to expense ratably over the option-vesting period.

10. Employee Benefit Plans

PROFIT SHARING RETIREMENT PLANS

The Company has two profit sharing retirement plans for the benefit of substantially all employees. The Company has contributed $5.6 million, $4.0 million and $4.3 million, for the years ended October 31, 2002, 2001, and 2000, respectively, representing 15 percent of eligible compensation for each of the three years.

SAVINGS PLAN AND TRUST

The Company has a Savings Plan and Trust that is qualified under Section 401 of the Internal Revenue Code. All full-time employees who have met certain age and length of service requirements are eligible to participate in the plan. This plan allows participating employees to make elective deferrals up to the plan's annual limitations. The Company then matches each participant's contribution on a dollar-for-dollar basis up to a maximum of $1,040. The Company's expense under the plan was $0.4 million,

$0.3 million and $0.3 million for each of the years ended October 31, 2002, 2001, and 2000, respectively.

SUPPLEMENTAL PROFIT SHARING PLAN

The Company has an unfunded, non-qualified Supplemental Profit Sharing Plan whereby certain key employees of the Company may receive profit sharing contributions in excess of the amounts allowed under the profit sharing retirement plans. No employee may receive combined contributions in excess of $30,000 to the Profit Sharing Retirement Plans and the Supplemental Profit Sharing Plan. The Company's expense under the supplemental plan for each of the years ended October 31, 2002, 2001, and 2000 was $47,000, $2,000 and $176,000,
respectively.

11. Common Stock Repurchases

On October 17, 2001, the Company's Board of Directors authorized the purchase by the Company of up to 4.0 million shares of the Company's non-voting common stock. Through October 31, 2002, 1.6 million shares have been acquired under this authorization. An additional 2.4 million shares were purchased in fiscal 2001 under a previous authorization. Shares repurchased by the Company are constructively retired.

12. Income Taxes

The provision for income taxes for the years ended October 31, 2002, 2001, and 2000 consists of the following:

                       2002            2001            2000
-----------------------------------------------------------
(in thousands)
Current:
   Federal         $ 82,442       $  78,179       $  55,954
   State              5,049           5,075           7,692
Deferred:
   Federal          (18,679)        (16,484)          6,546
   State             (3,628)         (4,301)            936
-----------------------------------------------------------
Total             $  65,184       $  62,469       $  71,128
-----------------------------------------------------------

Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities. The significant components of deferred income taxes are as follows:
                                                              2002      2001
----------------------------------------------------------------------------
(in thousands)
Deferred tax assets:
   Tax benefit of stock option awards                      $  --     $ 1,010
   Deferred rent                                               852       716
   Differences between book and tax bases of investments     5,404     5,761
   Other                                                     1,004     1,058
----------------------------------------------------------------------------
Total                                                      $ 7,260   $ 8,545
----------------------------------------------------------------------------
Deferred tax liabilities:
   Deferred sales commissions                              $51,380   $76,923
   Differences between book and tax bases of property        2,924       678
   Unrealized net holding gains on investments               1,479     2,806
Other                                                        1,593       877
----------------------------------------------------------------------------
Total                                                      $57,376   $81,284
----------------------------------------------------------------------------
Net deferred tax liability                                 $50,116   $72,739
----------------------------------------------------------------------------

Deferred tax assets and liabilities are reflected on the Company's Consolidated Balance Sheets at October 31, 2002, and 2001 as follows:

                                                              2002      2001
----------------------------------------------------------------------------
(in thousands)
Net current deferred tax asset                             $   415   $ 1,139
Net non-current deferred tax liability                      50,531    73,878
----------------------------------------------------------------------------
Net deferred tax liability                                 $50,116   $72,739
----------------------------------------------------------------------------

The Company's effective tax rate was 35 percent, 35 percent and 38 percent in fiscal 2002, 2001 and 2000, respectively. In 2002 and 2001, there is no difference between the statutory federal tax rate and the effective tax rate primarily due to mutual fund industry state tax incentives. In 2000, the difference between the statutory federal tax rate and the effective tax rate is due primarily to state income taxes.

The exercise of non-qualified stock options resulted in a reduction of taxes payable of approximately $4.8 million and $1.6 million for the years ended October 31, 2002, and 2001. Such benefit has been reflected in equity.

The Massachusetts Department of Revenue (MDOR) examined the tax returns for the Company and its subsidiaries for the fiscal years 1993 through 1995. In connection with this examination, the MDOR assessed additional taxes and interest of $5.8 million. Massachusetts general laws required the Company to pay the assessment in advance. At October 31, 2001, the payment was recorded in Other assets. The Company contested this assessment and recovered the $5.8 million plus interest of $2.1 million in the third quarter of fiscal 2002.


13. Fair Value of Financial Instruments

The following is a summary of the carrying amounts and estimated fair values of the Company's financial instruments as of October 31, 2002, and 2001:

                                               2002                  2001
                                      Carrying      Fair    Carrying       Fair
                                         Value      Value      Value      Value
-------------------------------------------------------------------------------
(in thousands)
Investments:
   Sponsored funds                    $ 58,690   $ 62,712   $103,399   $111,059
   Collateralized debt obligation
     funds                              13,228     13,228     12,759     12,759
   Other investments                     7,928      7,928      7,914      7,914
-------------------------------------------------------------------------------
Total                                 $ 79,846   $ 83,868   $124,072   $131,732
-------------------------------------------------------------------------------
Notes receivable from stock option
  exercises                           $  3,530   $  3,530   $  2,641   $  2,641
-------------------------------------------------------------------------------
Debt                                  $124,118   $124,145   $215,488   $210,342
-------------------------------------------------------------------------------

Assumptions used in the determination of fair value have been described in Notes 5, 7 and 9.

14. Regulatory Requirements

Eaton Vance Distributors, Inc., a wholly owned subsidiary of the Company and principal underwriter of the Eaton Vance Funds, is subject to the Securities and Exchange Commission uniform net capital rule (Rule 15c3-1), which requires the maintenance of minimum net capital. For purposes of this rule, the subsidiary had net capital of $54.1 million, which exceeds its minimum net capital requirement of $0.9 million at October 31, 2002. The ratio of aggregate indebtedness to net capital at October 31, 2002 was .24-to-1.

15. Concentration of Credit Risk and Significant Relationships

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains cash and cash equivalents with various financial institutions. Cash deposits maintained at a financial institution may exceed the federally insured limit.

The portfolios and related funds that provided over 10 percent of the total revenue of the Company are as follows:

                                                                    2002          2001          2000
----------------------------------------------------------------------------------------------------
(dollar figures in thousands)

Tax-Managed Growth Portfolio and related funds:
   Investment adviser and administration fees,
      underwriting commissions, distribution plan payments,
      contingent deferred sales charges and service fees      $  180,244    $  188,484    $  157,415
   Percent of revenue                                               34.5%         37.5%         35.7%

Senior Debt Portfolio and related funds:
   Investment adviser and administration fees, distribution
      fees, early withdrawal charges and service fees         $   65,885    $   93,181    $  118,929
   Percent of revenue                                               12.6%         18.5%         27.0%

16. Comparative Quarterly Financial Information (Unaudited)

                                                                 2002
------------------------------------------------------------------------------------------------
                                               First     Second      Third     Fourth       Full
                                             Quarter    Quarter    Quarter    Quarter       Year
------------------------------------------------------------------------------------------------
(in thousands, except per share figures)
Total revenue                               $135,670   $132,824   $130,673   $123,818   $522,985
Operating income                            $ 49,518   $ 49,926   $ 46,406   $ 38,073   $183,923
Net income                                  $ 33,193   $ 32,835   $ 31,181   $ 23,848   $121,057
Earnings per share:
   Basic                                    $   0.48   $   0.47   $   0.45   $   0.35   $   1.75
   Diluted                                  $   0.46   $   0.46   $   0.44   $   0.34   $   1.70

                                                                 2001
------------------------------------------------------------------------------------------------
                                               First     Second      Third     Fourth       Full
                                             Quarter    Quarter    Quarter    Quarter       Year
-----------------------------------------------------------------------------------------------
(in thousands, except per share figures)
Total revenue                               $123,554   $119,299   $128,966   $130,740   $502,559
Operating income                            $ 47,310   $ 44,701   $ 47,389   $ 51,493   $190,893
Net income                                  $ 32,040   $ 20,802   $ 31,654   $ 31,524   $116,020
Earnings per share:
   Basic                                    $   0.46   $   0.30   $   0.46   $   0.46   $   1.69
   Diluted                                  $   0.44   $   0.29   $   0.44   $   0.44   $   1.60

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Eaton Vance Corp.:

We have audited the accompanying consolidated balance sheets of Eaton Vance Corp. and its subsidiaries as of October 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended October 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Eaton Vance Corp. and its subsidiaries as of October 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, effective November 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 25, 2002

EATON VANCE CORP.

Directors                     Officers

JOHN G.L. CABOT               JAMES B. HAWKES
                              Chairman, President,
THOMAS E. FAUST JR.           and Chief Executive Officer

JAMES B. HAWKES               THOMAS E. FAUST JR.
                              Executive Vice President
LEO I. HIGDON, JR.            and Chief Investment Officer

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

                              WILLIAM M. STEUL
                              Vice President, Treasurer
                              and Chief Financial Officer

                              WHARTON P. WHITAKER
                              Vice President
                              and Chief Sales and Marketing Officer

INVESTOR INFORMATION

Eaton Vance Corp. and Form 10-K         Transfer Agent and Registrar

Eaton Vance Corp. has filed an          EquiServe Trust Company, N.A. is the
Annual Report on Form 10-K with the     Transfer Agent and Registrar for the
Securities and Exchange Commission      Company's common stock and maintains
for the 2002 fiscal year. For a copy    shareholder accounting records. The
of that Report, which is available      Transfer Agent should be contacted
free of charge to shareholders of       about questions of change in
Eaton Vance Corp. upon request, or      address, name or ownership, lost
other information regarding the         certificates and consolidation of
Company, please contact:                accounts. When corresponding with
                                        the Transfer Agent, shareholders
William M. Steul,                       should state the exact name(s) in
Chief Financial Officer                 which the stock is registered and
Eaton Vance Corp.                       the certificate number, as well as
The Eaton Vance Building                pertinent account information.
255 State Street                        Please contact:
Boston, MA 02109
(617) 482-8260                          EquiServe Trust Company, N.A.
                                        Post Office Box 43010
The foregoing Report and other          Providence, RI 02940
financial information about Eaton       (800) 733-5001
Vance Corp. are also available on       www.equiserve.com
the Company's website:
www.eatonvance.com.                     Auditors

                                        Deloitte & Touche LLP
                                        200 Berkeley Street
                                        Boston, MA 02116
                                        (617) 437-2000

Eaton Vance Corp. Elsie A. Flaherty Violet Apalakian Elizabeth S. Boveroux Janet E. Sanders Catherine M. Harvey Anne M. Morrison Dianne Sillers Patricia
M. Shea Julia Balas Jean M. Plante James B. Hawkes Charles A. Brown Jean F. McGoey Constance T. Wagner Kenneth A. Johnston Patricia M. Procopio Linda C. Hanson Stuart B. Strong A. Walker Martin Patricia A. Andersen Nora B. Bernazzani Wayne R. Saulnier Mark A. Carlson Robert A. Chisholm Linda S. Pingiaro Paula D. Bucciero William J. Austin Anne M. Morgan Theresa S. Thorley Daniel C. Cataldo Jenilde A. Mastrangelo Valeria A. Long Mark S. Venezia Jean
C. Elkins Barbara E. Wagner Jane A. Nussbaum Linda A. Doherty Thomas E. Faust Jennifer J. Kirk Cynthia J. Clemson Susan S. Kiewra Thomas J. Fetter Marlo-Jean Tulis Lauren T. Mannone James L. O'Connor Anne Marie Gallagher Margaret M. Redmond Wharton Whitaker Stephanie H. Brady Duncan W. Richardson Thomas M. Metzold Mary D. Maestranzi Jill D. Lyons James F. Foley Veth S. Huorn Amarilis DaSilva Mary V. Little R. D. McMahon Louise E. Kelley Diane Brissette David L. Stokkink William H. Ahern Teresa A. Jones Rosemary Leavitt Scott H. Page Lynn
W. Ostberg Garfield S. Cover Michael A. Foster Marie Y. Blaise Christian V. Volf Kathleen McManus George D. Owen James A. Thebado Lynne M. Hetu David M. Thill Payson F. Swaffield Cornelius J. Sullivan Michael M. Weilheimer William
M. Gillen Robert B. MacIntosh Karen M. Zemotel Gary R. Mikula Katherine L. Colletti Joanne E. Powers Mark J. Whitehouse Kelley Creedon Barbara Campbell Hugh J. Gilmartin Christopher R. Berg Paul F. Jones Amy B. Ursillo Bonnie B. Ramage Perry D. Hooker Deborah A. Zammuto John W. Gibson Raymond P. Cox Jeffrey
P. Beale Gregory P. Parker Hadi C. Mezher Delores A. Wood Timothy P. Roach Peter D. Stokinger Julie A. Neviera Richard Finelli Morgan C. Mohrman Kara M. Lawler Donna M. D'Addario Paul F. Allwood Mark D. Nelson Linda D. Newkirk A. J. Murphy Deanna R. Berry Jane A. Rudnick Walter W. Shulits Leighton Young Geoffrey G. Marshall Robert H. Bortnick Cecilia J. O'Keefe Barclay Tittmann David B. Rubin Louann Penzo-O'Neill Laurie L. Bisio Joanne M. Shea Elizabeth Kenyon Maureen Gemma Anne S. Flynn David A. Michaud John M. Trotsky John P. Pumphrey Christine M. Johnston David C. Olivieri Kate B. Waugh Laurie G. Hylton Jae Lu Maynard Brandon William M. Steul Stanley B. Weiland Kathleen Fryer Jonathan G. Isaac Kathleen M. Costello Christopher S. Kitcher Thomas H. Luster Thomas P. Luka James J. Godfrey James Naughton Dana Robinson Charles K. Butler Thomas J. Weyl Carolyn G. Brown Dawn E. Filliatreault Enrique M. Pineda Stefan Thielen Dorothy Bouchard Cynthia M. Beckhusen Mary K. Kreider Maria Reyes Denis
J. Hill Marie T. Preston Olympia K. Wheeler William R. Cross Christopher Gaylord Frances M. Rogell Walter A. Row Dana L. Christensen David McDonald Elizabeth Prall Sean Jost Gretchen Bergstresser Debra S. Wekstein Edward E. Smiley Alan R. Dynner John Macejka Joseph K. Nelson Marie Y. Charles Brian Dunkley Derek Devine Leanne Parziale Mark D. Burkhard Peter F. Crowley Brian T. King Andrew O. Ogren Craig P. Russ Jerome A. Vainisi James C. Queen Thomas P. Huggins Bree Barletto Michelle Alexander Roseann Sulano Yana Shteyn Michael Botthof Heather Dimella Robert A. O'Neil Vincent M. Cottone Lisa B. Hill Lorri
W. Wheeler Deborah Trachtenberg Martha Locke Tracy A. Lewis Roberto Crugnale John Redding Keith R. Burke Paul M. O'Neil Duke Laflamme Kristin S. Anagnost Sotiria Kourtelidis Tiffany T. Cayarga Daniel Anaya William J. Delahunty Rex A. Goulding Armin J. Lang Linda B. Carter Scott M. Burg John D. Crowley Michael R. McGurn Heather L. Griffin Michael A. Kinahan Daniel J. Ethier Karyn P. Harris Kevin S. Dyer William D. Barton Thomas C. Chester Maria Cappellano Steven J. O'Brien Noah J. Coons Roman Gold Adam Weigold Daniel M. Puopolo Shannon E. McHugh Simon C. Mooney Craig R. Brandon Kirsten Ulich Kerry A. Smith Aaron J. Hodgdon Keith J. Hogan Sandra L. Letourneau Timothy V. Hovey Timothy M. McGee
A. S. Jones Scott W. Firth Catherine Gerardi Catherine M. Dinan Scott J. Brady David J. Zimmerman Andrew N. Sveen Linda A. Grasso Eric F. Caplinger Elizabeth
A. Mashrick Sara E. Chanda Simone N. Santiago Christine Durden Kenneth C. Kindberg Scott W. Nelson Jean-Claude Gruet Mark B. Paster Judith A. Saryan Ra'ad Siraj Carolee H. Bongiovi Dennis R. Hart Henry M. Kozowyk Thomas J. Cronin Lewis R. Piantedosi Matthew T. Raynor Edward A. Ciancarelli Mary Arutyunyan Margaret E. Pier Jeanene E. Foster Amanda R. Madison Christopher R. Harvey Kiersten Christensen Gabriel Grossman Michael A. Morin Neal B. Pearlman Brendon P. Cooper Nathan W. Long Geoffry V. Dailey Gregory P. Walsh Ann L. Ross Jeremiah P. Casey Todd P. Larson James Sarantopoulos Clyde F. Wertz Bruce R. Lewis Donald D. McCaughey Effie Kalantzis Lilly P. Scher Robert J. Toner Erica
L. Reardon Matthew R. Hargrave John W. Vaughan James T. Rush Michael R. Mach Patrick E. Bass Allyson J. Allen Maura A. O'Brien Keith R. Jurczynski Chia-Hung Hsiu Gregory A. Piaseckyj Arieh Coll Jeffrey R. Hesselbein Zhan Yu Courtney H. Murray Tina U. Holmes Andrew K. Cavanagh Ira G. Baron Jebb G. Tether Cheryl A. Mesropian John F. Dolan Timothy P. McEwen William R. Squadroni Adam K. Ferrante Robert R. Curtis Tyler P. Blackwell Bernard G. Sandford Lisa Corsini Ben Moreno Alison J. Galgay Philip Pace Russell E. Curtis Linda K. Nishi Lauren B. Kiernan Guy Beaudoin Jane Queenan Jean-Paul Clark Shawn J. Vallee Jennifer M. Krechel Aaron A. Berman Michael A. Allison John D. Gill Phillip P. Parziale Celeste C. Terrell John C. Meadows Robert F. Cuccias Robert L. Hammond Peter C. Jones Elizabeth A. McNamara Michael J. Meli Paul A. Stone John W. Hartley Deborah A. Chlebek Samuel C. Scholz Kimberly Meaney Gregory S. Newman Stephen C. Concannon Christine E. Fitzpatrick Craig Castriano Sara P. Anderson Nicholas J. Campbell Christine M. Bogossian Megan E. Kiely Aamer Khan Andrew W. McClelland Michael
D. Nappi Ryan P. Cannon Catherine C. McDermott Tracy J. Alter Phyllis E. Mastin Philip W. Restifo Douglas H. Brindle Nicholas M. Kazas Janelle L. Wizda Lisa K. Sullivan William A. Andrews Lawrence M. Sinsimer Stephen N. Soltys Kerry B. LePage Paul D. Venditti David Leahy III Michael Busby Kevin J. McAuliffe Kristin L. Heitmann Michael P. Sullivan Sadia A. Girault Amy N. Rubino Randall
J. Skarda Alex L. Wong Damaris Rodriguez Joshua S. Fiore Kerri A. Valeri Elaine Pereira Jeffrey M. Kagan James Antoine Steven G. Leveille Robert A. Schlegel Vincenzo Falbo Kimberly J. Bedard Julie A. Ford Michael D. Nardone Ami S. Dion Kevin A. Sullivan Patrick J. Cosgrove Brendan M. Daly Douglas R. Rogers Andrew
M. Gullotti James K. McCuddy Joseph F. Lucier Jason C. Karmelek Michael P. Devlin Melissa E. Haskell Deterra Lidia Sheykina Michael J. Costello Katharine
A. Sommer Leon R. Thomas Jordan K. Haims Victor V. Geyyer Celeste A. Nickas Robert R. Centa Kevin M. Beauchamp Robert C. Mazza Stephen A. Lyons Daniel L. Grover Kyle G. Dussault Scott M. Duberg Matthew R. Masciarelli Susan M. Harrison D. B. Deans Glenn D. Vivian Elizabeth Burkhardt Randall A. Clark Gregory J. Murphy Steven J. Widder Kerry S. Doherty Jonathan M. Zadrozny Bradford M. Otis Jason M. Auten Michelle A. Baran Carl D. Carlson Kenneth T. Evans Mark G. Littlewood Michael D. McLean Charles C. Pascal Radylynn M. Mejia Adrian S. Dalton Jaime L. Viola James M. Wall Charles H. Womack Paul J. Rose Samuel A. Morris Judith H. May Leah J. Marcheselli Donald M. Murphy Michelle L. Timmins James R. Durocher Callie J. Gauzer Rachel B. Singal Courtney J. Bercini Jared L. Lamey Peter D. Hartman Greg S. Whitehead Barret T. Elliot Thomas J. Hughes Brendan B. Hall John E. Thompson Joseph Staszkiw James R. Putman Danielle J. Mierz Kristen R. Straubel Coleen M. Lynch Nikos Vasilakos Kevin M. Bilenchi Elizabeth P. Johnson Kenneth W. Schlupp Amy L. Villa John J. Santoro Faye L. Hurwitz Kristen R. White Patricia Higase Divino L. Ramirez John B. Stiles Sarah E. Schiavoni Christine E. Aquilino William J. McKenney Christopher
P. Berry Linda A. Bailey Kerry M. O'Neill Debra A. LeBlanc Timothy D. Breer Robert B. Ellerbeck Donna M. Smith Matthew B. Shafer Michael J. Tordone Qiang Cui Lindsey L. Kidder Eric A. Stein Michele A. Mulligan Deborah W. Porter Ryan
C. Lenhart Daniel Yifru Ann Marie Monticello Jason A. McGrath Matthew P. Buma Colin P. Kennedy Timothy R. Kretz Jennifer L. Fong Karen A. Boland James M. Gavin Laura M. Blatt Dana C. Rowen Christopher J. Mason Brian C. Brelinsky Brian J. Herbert Atlanta Capital Management Company LLC Dallas L. Lundy Daniel
W. Boone Walter F. Reames Deborah H. Bishop Marilyn Robinson Irvin Mary K. McTague Gregory L. Coleman Jerry D. DeVore Lara S. Ratcliff Margaret W. Taylor James A. Womack William R. Hackney Bethany R. Glover R. Kelly Williams Miles R. Hoffman Gillian A. Moore Christopher A. Reynolds Thomas J. Ullman L. Suzanne Marger Melissa L. Davis Mara Fulford Janette E. Andrews Charles B. Reed Jennifer L. Owen Joseph M. Roman Amanda A. Smith Robert R. Walton William O. Bell Elizabeth T. Williams Paul J. Marshall Adeline Kim Meghan A. Dacey Michelle Breig Tanya A. Lyn Glenn H. Shaw Terrilyn L. Smith James S. Skesavage Sharon T. Pinkston John R. Trotter Deborah L. Henry Joseph P. Ward Fox Asset Management LLC J. Peter Skirkanich Linda L. Barberi Rebecca W. Olson Sandra M. Seibert Cherie L. Weisse George C. Pierides Stuart E. Briskey Donald A. Grella John W. Feaster Kimberly A. Hing Danette M. Kearns Cheryl A. Cowan Norah C. Castillo Lynn M. Ciecwicz Maria Ida Zito Caroline R. Benjamin Julie A. Crolius John R. Sampson James P. O'Mealia Mary J. Sauer Sherri A. Peterpaul Gregory R. Greene Philip R. Sloan Colette M. Jacobsen Douglas P. Edler Tanvir Ahmed Janet Schnappauf Christopher J. Marlin Meridith L. McCarthy Constance Barrella Sheri
A. Datre David R. Kling Michael Dellipaoli Rosemary A. Byrne 0441-AR-02